As filed with the Securities and Exchange Commission on February 7, 2017

Registration No. 333-215162

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Porto Holdco B.V.

(Exact Name of Registrant as Specified in its Articles of Association)

The Netherlands	7011	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Strawinskylaan 1209

1077 XX Amsterdam, the Netherlands

Tel: +31 20 808108

(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)

Pedro Gouveia Fernandes das Neves

Managing Director

Porto Holdco B.V.

Strawinskylaan 1209

1077 XX Amsterdam, the Netherlands

Tel: +31 20 808108

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Clive D. Bode, Esq. General Counsel Pace Holdings Corp. 301 Commerce Street Suite 3300 Fort Worth, TX 76102 (212) 405-8458	Kyle C. Krpata, Esq. James R. Griffin, Esq. Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065 (650) 802-3000	Christopher R. Machera, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000	Bruce W. Gilchrist, Esq. Michael E. McTiernan, Esq. Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 (202) 637-5600	David Camhi, Esq. General Counsel Playa Hotels & Resorts 1560 Sawgrass Corporate Parkway, Suite 310 Fort Lauderdale, FL, 33323

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This proxy statement/prospectus relates to a Transaction Agreement, dated as of December 13, 2016 (as amended on February 6, 2017, and as it may be further amended from time to time, the “Transaction Agreement”), by and among Pace Holdings Corp., a Cayman Islands exempted company (“Pace”), Playa Hotels & Resorts B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Playa”), Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Holdco”) and New PACE Holdings Corp., a Cayman Islands exempted company (“New Pace”). The corporate form of Holdco will be converted to a Dutch public limited liability company (naamloze vennootschap) prior to consummation of the Business Combination described below. Upon the terms and subject to the conditions of the Transaction Agreement, Pace and Playa have agreed to effect a transaction that would replicate the economics of a merger of Pace and Playa. Pursuant to and in connection with the Transaction Agreement, among other things and subject to the terms and conditions contained therein:

•	Pace will enter into a warrant agreement with TPACE Sponsor Corp., a Cayman Islands exempted company and the sponsor of Pace (“Pace Sponsor”), pursuant to which it will issue warrants (a “Pace Earnout Warrant”) to acquire Class A ordinary shares, par value $0.0001 per share, of Pace (each, a “Class A Share”), which warrants will, pursuant to the Pace Merger (defined below), be exchanged for warrants (a “Holdco Earnout Warrant”) to acquire ordinary shares, par value € 0.10 per share, of Holdco (each, a “Holdco Share”), in each case, upon the occurrence of certain events;

•	Pace will enter into certain securities purchase agreements (the “Securities Purchase Agreements”) with the holders of Playa’s preferred shares (the “Playa Preferred Shareholders”) to acquire all of the preferred shares, par value $0.01 per share, of Playa (the “Playa Preferred Shares”) for an aggregate consideration value of approximately $346,000,000 (which includes accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016) plus additional arrearages and any accrued but unpaid dividends after December 31, 2016 through the closing of the Business Combination, subject to, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, adjustment if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the Securities Purchase Agreement entered into with HI Holdings Playa which, following the Playa Preferred Share Acquisition, will be held by Holdco as Pace’s successor in interest under the Securities Purchase Agreements;

•	Pace Sponsor will surrender for no consideration (i) 3,750,000 Class F ordinary shares, par value $0.0001 per share, of Pace issued to it prior to Pace’s initial public offering (the “Founder Shares”) and (ii) 7,333,333 of the warrants issued to it at the time of Pace’s initial public offering, each of which is exercisable for one-third of one Class A Share (the “Private Placement Warrants”);

•	Pace will merge with and into New Pace, with New Pace being the surviving company in such merger (the “Pace Merger”);

•	Following the consummation of the Pace Merger, Holdco, as Pace’s successor in interest by means of assignment under the Securities Purchase Agreements with the Playa Preferred Shareholders, will acquire all of the Playa Preferred Shares from the Playa Preferred Shareholders; and

•	Playa will merge with and into Holdco, with Holdco being the surviving company in such merger (the “Playa Merger” and, collectively with the Pace Merger and the other transactions contemplated by the Transaction Agreement, the “Business Combination”).

As a result of the Business Combination, among other things,

•	Holdco will be the ultimate parent company of New Pace (following the Pace Merger) and Playa’s direct and indirect subsidiaries;

•	At the effective time of the Pace Merger, (i) each Pace unit will be cancelled in exchange for consideration consisting of (A) the right to receive one validly issued, fully paid and non-assessable Class A ordinary share, par value $0.0001 per share, of New Pace (each, a “New Pace Class A Share”), which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco, and (B) on substantially equivalent terms and conditions as the Pace public warrant, one public warrant of New Pace (each, a “New Pace Public Warrant”), which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one public warrant of Holdco on substantially equivalent terms and conditions as the New Pace Public Warrant (each, a “Holdco Public Warrant”); (ii) each Class A Share will be converted into the right to receive one validly issued, fully paid and non-assessable New Pace Class A Share, which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco; (iii) each Founder Share will be converted into the right to receive one validly issued, fully paid and non-assessable Class F ordinary share, par value $0.0001 per share, of New Pace (each, a “New Pace Class F Share”), which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco; (iv) each Pace public warrant will be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Pace public warrants, one New Pace Public Warrant, which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one Holdco Public Warrant on substantially equivalent terms and conditions as the New Pace Public Warrants; (v) each Private Placement Warrant will be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Private Placement Warrants, one private placement warrant of New Pace (each, a “New Pace Private Placement Warrant”), which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one private placement warrant of Holdco (each, a “Holdco Private Placement Warrant”) on substantially equivalent terms and conditions as the New Pace Private Placement Warrants; and (vi) each Pace Earnout Warrant will be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Pace Earnout Warrants, one Holdco Earnout Warrant.

•	At the effective time of the Playa Merger, (i) each Playa ordinary share held by the Playa common shareholders will be exchanged for (A) the number of validly issued, fully paid and non-assessable Holdco Shares calculated in accordance with the principles set forth in the Transaction Agreement, (B) the number of Holdco Private Placement Warrants calculated in accordance with the principles set forth in the Transaction Agreement and (C) a number of warrants (each, a “Playa Earnout Warrant”) to acquire Holdco Shares, calculated in accordance with the principles set forth in the warrant agreements to be executed by Holdco and the holders of Playa Common Shares as of immediately prior to the closing of the Business Combination, upon the occurrence of certain events, and (ii) the consideration to be paid to the Playa Preferred Shareholders in connection with the Playa Preferred Share acquisition will be calculated based on an aggregate amount equal to $8.40 for each outstanding Playa Preferred Share (plus any arrearages and accrued and unpaid dividends thereon through December 31, 2016), for an aggregate consideration value of approximately $346,000,000 (which includes accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016), plus any additional arrearages and additional accrued but unpaid dividends thereon after December 31, 2016 through the closing of the Business Combination, subject to adjustment, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the Securities Purchase Agreement entered into with HI Holdings Playa which, following the Playa Preferred Share Acquisition, will be held by Holdco as Pace’s successor in interest under the Securities Purchase Agreements.

In connection with the foregoing and concurrently with the execution of the Transaction Agreement, Pace entered into subscription agreements with certain investors, including certain members of Pace management and affiliates, pursuant to which such investors agreed to subscribe for and purchase, and Pace agreed to issue and sell to such investors, newly issued Class A Shares for gross proceeds of approximately $50,000,000 (the “Private Placement”). At the effective time of the Pace Merger, each Class A Share purchased in the Private Placement will be exchanged for an equivalent number of New Pace Class A Shares upon consummation of the Pace Merger, which such shares will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, will be exchanged for an equivalent number of Holdco Shares. The Class A Shares to be issued pursuant to the subscription agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Private Placement is contingent upon, among other things, the closing of the Business Combination.

In addition, prior to the consummation of the Business Combination, Holdco intends to offer up to $1,000,000 of Holdco Shares to Playa employees, their family members and persons with business relationships with Playa. The offer price will equal the effective price per Class A Share paid by investors unaffiliated with Pace in the Private Placement. This offering and any sales of Holdco Shares made pursuant to this offering will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The closing of this offering is contingent upon, among other things, the closing of the Business Combination and is expected to occur after the closing of the Business Combination. The number of shares sold pursuant to this offering will reduce by an equivalent number of Holdco Shares the commitment of certain members of Pace management and affiliates to purchase Class A Shares in the Private Placement.

With respect to Pace and the holders of its ordinary shares, this proxy statement/prospectus serves as:

•	A proxy statement for the extraordinary general meeting of Pace shareholders being held on [●], 2017, where Pace shareholders will vote on, among other things, a proposal to approve the Pace Merger and a proposal to adopt and approve the Transaction Agreement and the Business Combination; and

•	A prospectus for the Holdco Shares and Holdco Public Warrants that Pace shareholders and warrant holders (in each case, other than Pace Sponsor) will receive in the Business Combination.

This proxy statement/prospectus does not serve as a prospectus for the Holdco Shares that Playa shareholders, Pace Sponsor and Pace’s independent directors will receive in the Business Combination, as such shares will be offered to such holders in a private offering. In addition, this proxy statement/prospectus does not serve as a prospectus for (i) the Holdco Private Placement Warrants or Holdco Earnout Warrants that Pace Sponsor will receive in the Business Combination, as such warrants will also be offered to Pace Sponsor in a private offering, and (ii) the Holdco Private Placement Warrants or Playa Earnout Warrants that Playa shareholders will receive in the Business Combination, as such warrants will be offered to Playa shareholders in a private offering.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2017

LETTER TO SHAREHOLDERS OF PACE HOLDINGS CORP.

Pace Holdings Corp.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Dear Pace Holdings Corp. Shareholder:

You are cordially invited to attend an extraordinary general meeting of the shareholders of Pace Holdings Corp., a Cayman Islands exempted company (“Pace”), which will be held on [●] at [●] local time at [●] (the “Extraordinary General Meeting”).

On December 13, 2016, Pace, Playa Hotels & Resorts B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Playa”), Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) which prior to consummation of the Business Combination, will be converted to a Dutch public limited liability company (naamloze vennootschap) and will change its name to Playa Hotels & Resorts N.V. (“Holdco”), and New PACE Holdings Corp., a Cayman Islands exempted company (“New Pace”), entered into a Transaction Agreement (as amended on February 6, 2017, and as it may be further amended from time to time, the “Transaction Agreement”), pursuant to which, and in connection therewith, among other things, (i) Pace will issue to TPACE Sponsor Corp., a Cayman Islands exempted company and the sponsor of Pace (“Pace Sponsor”), warrants (a “Pace Earnout Warrant”) to acquire Class A ordinary shares, par value $0.0001 per share, of Pace (each, a “Class A Share”), which warrants will, pursuant to the Pace Merger (as defined below), be exchanged for warrants (each, a “Holdco Earnout Warrant”) to acquire ordinary shares, par value € 0.10 per share, of Holdco (each, a “Holdco Share”), in each case, upon the occurrence of certain events; (ii) Pace will enter into certain securities purchase agreements (the “Securities Purchase Agreements”) with the holders of Playa’s preferred shares (the “Playa Preferred Shareholders”) to acquire all of the preferred shares, par value $0.01 per share, of Playa (the “Playa Preferred Shares”); (iii) Pace Sponsor will surrender for no consideration (a) 3,750,000 Class F ordinary shares, par value $0.0001 per share, of Pace issued to it prior to Pace’s initial public offering (the “Founder Shares”) and (b) 7,333,333 of the warrants issued to it at the time of Pace’s initial public offering, each of which is exercisable for one-third of one Class A Share (the “Private Placement Warrants”); (iv) Pace will merge with and into New Pace, with New Pace being the surviving company in such merger (the “Pace Merger”); (v) Holdco, as Pace’s successor in interest under the Securities Purchase Agreements with the Playa Preferred Shareholders following the consummation of the Pace Merger, will acquire all of the Playa Preferred Shares from the Playa Preferred Shareholders; and (vi) Playa will merge with and into Holdco, with Holdco being the surviving company in such merger (the “Playa Merger” and, collectively with the Pace Merger and the other transactions contemplated by the Transaction Agreement, the “Business Combination”). The effect of the foregoing would replicate the economics of a merger of Pace and Playa.

At the Extraordinary General Meeting, Pace shareholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal” or “Proposal No. 1”) to adopt the Transaction Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including the Business Combination.

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As further described in the accompanying proxy statement/prospectus, upon consummation of the Business Combination, among other things:

•	Holdco will be the surviving company in the Playa Merger and will be the ultimate parent company of New Pace (following the Pace Merger) and Playa’s direct and indirect subsidiaries;

•	At the effective time of the Pace Merger, (i) each Pace unit will be cancelled in exchange for consideration consisting of (A) the right to receive one validly issued, fully paid and non-assessable Class A ordinary share, par value $0.0001 per share, of New Pace (each, a “New Pace Class A Share”), which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco, and (B) on substantially equivalent terms and conditions as the Pace public warrants, one public warrant of New Pace (each, a “New Pace Public Warrant”), which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one public warrant of Holdco on substantially equivalent terms and conditions as the New Pace Public Warrants (each, a “Holdco Public Warrant”); (ii) each Class A Share will be converted into the right to receive one validly issued, fully paid and non-assessable New Pace Class A Share, which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco; (iii) each Founder Share will be converted into the right to receive one validly issued, fully paid and non-assessable Class F ordinary share, par value $0.0001 per share, of New Pace (each, a “New Pace Class F Share”), which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco; (iv) each Pace public warrant will be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Pace public warrants, one New Pace Public Warrant, which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one Holdco Public Warrant on substantially equivalent terms and conditions as the New Pace Public Warrants; (v) each Private Placement Warrant will be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Private Placement Warrants, one private placement warrant of New Pace (each, a “New Pace Private Placement Warrant”), which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one private placement warrant of Holdco (each, a “Holdco Private Placement Warrant”) on substantially equivalent terms and conditions as the New Pace Private Placement Warrants; and (vi) each Pace Earnout Warrant will be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Pace Earnout Warrants, one Holdco Earnout Warrant; and

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At the effective time of the Playa Merger, (i) each Playa ordinary share held by the Playa common shareholders will be exchanged for (A) the number of validly issued, fully paid and non-assessable Holdco Shares calculated in accordance with the principles set forth in the Transaction Agreement, (B) the number of Holdco Private Placement Warrants calculated in accordance with the principles set forth in the Transaction Agreement and (C) a number of warrants (each, a “Playa Earnout Warrant”) to acquire Holdco Shares, calculated in accordance with the principles set forth in the warrant agreements to be executed by Holdco and the holders of Playa Common Shares as of immediately prior to the closing of the Business Combination, upon the occurrence of certain events, and (ii) the consideration to be paid to the Playa Preferred Shareholders in connection with the Playa Preferred Share acquisition will be calculated based on an aggregate amount equal to $8.40 for each outstanding Playa Preferred Share, for an aggregate consideration value of approximately $346,000,000 (which includes accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016), plus any additional arrearages and additional accrued but unpaid dividends thereon after December 31, 2016 through the

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closing of the Business Combination, subject to, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, adjustment if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the Securities Purchase Agreement entered into with HI Holdings Playa which, following the Playa Preferred Share Acquisition, will be held by Holdco as Pace’s successor in interest under the Securities Purchase Agreements.

In connection with the foregoing and concurrently with the execution of the Transaction Agreement, Pace entered into subscription agreements with certain investors, including certain members of Pace management and affiliates, pursuant to which such investors agreed to subscribe for and purchase, and Pace agreed to issue and sell to such investors, newly issued Class A Shares for gross proceeds of approximately $50,000,000 (the “Private Placement”). At the effective time of the Pace Merger, each Class A Share purchased in the Private Placement will be exchanged for an equivalent number of New Pace Class A Shares upon consummation of the Pace Merger, which such shares will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, will be exchanged for an equivalent number of Holdco Shares. The Class A Shares to be issued pursuant to the subscription agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Private Placement is contingent upon, among other things, the closing of the Business Combination.

In addition, prior to the consummation of the Business Combination, Holdco intends to offer up to $1,000,000 of Holdco Shares to Playa employees, their family members and persons with business relationships with Playa. The offer price will equal the effective price per Class A Share paid by investors unaffiliated with Pace in the Private Placement. This offering and any sales of Holdco Shares made pursuant to this offering will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The closing of this offering is contingent upon, among other things, the closing of the Business Combination and is expected to occur after the closing of the Business Combination. The number of Holdco Shares sold pursuant to this offering will reduce by an equivalent number of shares the commitment of certain members of Pace management and affiliates to purchase Class A Shares in the Private Placement.

In connection with the foregoing and concurrently with the execution of the Transaction Agreement, Pace, Playa and certain shareholders of Playa entered into a Voting Agreement dated as of December 13, 2016, whereby such shareholders have agreed to vote their shares in favor of the transactions contemplated by the Transaction Agreement, including the proposed Business Combination, at any meeting of Playa’s shareholders or action by written consent in lieu thereof, subject to certain limitations.

In addition to the Business Combination Proposal, Pace shareholders are being asked to (i) consider and vote upon a proposal to approve the Pace Merger and authorize, approve and confirm the Plan of Merger, independently of the proposal to approve the Business Combination (the “Pace Merger Proposal”) (“Proposal No. 2”); (ii) consider and vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions in the Holdco Articles of Association (the “Holdco Articles of Association Proposal”) (“Proposal No. 3”); and (iii) to consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Pace shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Pace Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (B) in order to solicit additional proxies from Pace shareholders in favor of the Business Combination Proposal or the Pace Merger Proposal, or (C) if Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied (the “Adjournment Proposal” or “Proposal No. 4”). The Adjournment Proposal will only be presented to Pace shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the

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Business Combination Proposal and the Pace Merger Proposal, or in the event that Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied.

Each of these proposals is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to read carefully.

Pace’s publicly-traded ordinary shares, units and warrants are currently listed on the NASDAQ Capital Market under the symbols “PACE,” “PACEU” and “PACEW,” respectively. Upon the closing of the Business Combination, the Pace securities will be delisted from NASDAQ. The Holdco Shares and Holdco Public Warrants will trade under the symbols “PLYA” and “PLYAW,” respectively, following the consummation of the Business Combination.

Pursuant to its amended and restated memorandum and articles of association, Pace is providing its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, Class A Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest, which shall be net of taxes payable) of the Pace IPO. Redemptions referred to herein shall take effect as repurchases under Pace’s amended and restated memorandum and articles of association. The per-share amount Pace will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $15,750,000 that Pace will pay to the underwriters of the Pace IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $450,783,729 as of December 31, 2016, the estimated per share redemption price would have been approximately $10.01. Public shareholders may elect to redeem their shares even if they vote for the Business Combination. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the Pace IPO (i.e., in excess of 6,750,000 Class A Shares). Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by Pace’s public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $450,783,729 as of December 31, 2016. The Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any Pace shareholder redemptions) and the proceeds from the Private Placement, equaling or exceeding $375,000,000 (subject to a reduction to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment (as defined below)). The conditions to closing in the Transaction Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by Pace’s public shareholders, this condition is not met or is not waived, then each of Pace and Playa may elect not to consummate the Business Combination. In addition, in no event will Pace redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in Pace’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Transaction Agreement. Holders of outstanding Pace public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of Pace’s public shareholders exercise their redemption rights with respect to their Class A Shares.

Pace Sponsor and the current independent directors of Pace (the “Pace Initial Shareholders”), as well as Pace’s officers and other current directors, have agreed to waive their redemption rights with respect to any of Pace’s ordinary shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

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Currently, the Pace Initial Shareholders own 20% of Pace’s issued and outstanding ordinary shares, including all of the Founder Shares. The Pace Initial Shareholders, and the other directors and officers of Pace have agreed to vote any of Pace’s ordinary shares owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions. The amended and restated memorandum and articles of association of Pace includes a conversion adjustment which provides that the Founder Shares will automatically convert at the time of the Business Combination into a number of Class A Shares one day after the closing of the transactions contemplated by the Transaction Agreement, at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of Pace’s issued and outstanding ordinary shares after giving effect to the Private Placement. However, the Pace Initial Shareholders have agreed to waive such conversion adjustment. As a result, each remaining Founder Share will be exchanged for one New Pace Class F Share, which will be exchanged for one Holdco Share at the closing of the Business Combination, such that, the Pace Initial Shareholders will hold, after giving effect to the surrender for no consideration of 3,750,000 Founder Shares held by Pace Sponsor, approximately 7% of the total number of Holdco Shares outstanding after the consummation of the Business Combination.

Pace is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments or postponements of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination and other related business to be considered by Pace’s shareholders at the Extraordinary General Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, all Pace shareholders are urged to read carefully this proxy statement/prospectus, including the Annexes and the accompanying financial statements of Holdco, Pace and Playa carefully and in their entirety. In particular, you are urged to read carefully the section entitled “Risk Factors” beginning on page 51 of this proxy statement/prospectus.

After careful consideration, the Pace Board has unanimously approved the Transaction Agreement and the transactions contemplated therein, and unanimously recommends that Pace shareholders vote “FOR” adoption of the Transaction Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Pace shareholders in the accompanying proxy statement/prospectus. When you consider the Pace Board’s recommendation of these proposals, you should keep in mind that certain Pace directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information.

Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the ordinary shares of Pace that are entitled to vote and are voted at the Extraordinary General Meeting. Approval of the Pace Merger Proposal requires the affirmative vote of holders of at least two-thirds of the ordinary shares of Pace that are entitled to vote and are voted at the Extraordinary General Meeting. Approval of the Holdco Articles of Association Proposal requires the affirmative vote of holders of a majority of the ordinary shares of Pace that are entitled to vote and are voted at the Extraordinary General Meeting. Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the ordinary shares of Pace that are entitled to vote and are voted at the Extraordinary General Meeting.

Your vote is very important. Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to ensure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. The transactions contemplated by the Transaction Agreement will be consummated only if the Business Combination Proposal and the Pace Merger Proposal are approved at the Extraordinary General Meeting. The closing of the Business Combination is conditioned upon the

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approval of the Business Combination Proposal and the Pace Merger Proposal. The Holdco Articles of Association Proposal is non-binding and is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT PACE REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the Pace Board, I would like to thank you for your support of Pace Holdings Corp. and look forward to a successful completion of the Business Combination.

Sincerely,

[●], 2017

David Bonderman
Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], 2017, and is expected to be first mailed or otherwise delivered to Pace shareholders on or about [●], 2017.

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ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by Holdco, Pace or Playa. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Holdco, Pace or Playa since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

OF PACE HOLDINGS CORP.

TO BE HELD [●], 2017

To the Shareholders of Pace Holdings Corp.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders of Pace Holdings Corp., a Cayman Islands exempted company (“Pace”), will be held on [●] at [●] at [●] (the “Extraordinary General Meeting”). You are cordially invited to attend the Extraordinary General Meeting to conduct the following items of business:

1.	Business Combination Proposal — To consider and vote upon a proposal to adopt the Transaction Agreement, dated as of December 13, 2016 (as amended on February 6, 2017, and as it may be further amended from time to time, the “Transaction Agreement”), by and among Pace, Playa Hotels & Resorts B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Playa”), Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) which, at or prior to consummation of the Business Combination, will be converted to a Dutch public limited liability company (naamloze vennootschap) and will change its name to Playa Hotels & Resorts N.V. (“Holdco”) and New PACE Holdings Corp., a Cayman Islands exempted company (“New Pace”), a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including, among other things: (i) the issuance by Pace to TPACE Sponsor Corp., a Cayman Islands exempted company and the sponsor of Pace (“Pace Sponsor”), of warrants (each, a “Pace Earnout Warrant”) to acquire Class A ordinary shares, par value $0.0001 per share, of Pace (each, a “Class A Share”), which warrants will, pursuant to the Pace Merger (defined below) be exchanged for certain warrants (each, a “Holdco Earnout Warrant”) to acquire ordinary shares, par value € 0.10 per share, of Holdco (each, a “Holdco Share”), in each case, upon the occurrence of certain events; (ii) the entry by Pace into certain securities purchase agreements (the “Securities Purchase Agreements”) with the holders of Playa’s preferred shares (the “Playa Preferred Shareholders”); (iii) the surrender for no consideration by Pace Sponsor of (i) 3,750,000 Class F shares issued to it prior to Pace’s initial public offering (the “Founder Shares”) and (ii) 7,333,333 of the warrants issued to it at the time of Pace’s initial public offering, each of which is exercisable for one-third of one Class A Share (the “Private Placement Warrants”); (iv) the merger of Pace with and into New Pace, with New Pace being the surviving company in such merger (the “Pace Merger”); (v) following the consummation of the Pace Merger, the acquisition by Holdco, as Pace’s successor in interest under the Securities Purchase Agreements with the Playa Preferred Shareholders, of the preferred shares, par value $0.01 per share, of Playa (the “Playa Preferred Shares”) from the Playa Preferred Shareholders; and (vi) the merger of Playa with and into Holdco, with Holdco being the surviving company in such merger (the “Playa Merger” and, collectively with the Pace Merger and the other transactions contemplated by the Transaction Agreement, the “Business Combination”) (Proposal No. 1);

2.	Pace Merger Proposal — To consider and vote upon a proposal to (i) approve the Pace Merger, whereby Pace will be authorized to merge with New Pace, so that Pace be the merging company and all the undertaking, property and liabilities of Pace vest in New Pace by virtue of such merger pursuant to the provisions of Part XVI of the Companies Law (2016 Revision) (the “Pace Merger”) and (ii) authorize, approve and confirm, in all respects, the Plan of Merger, in the form attached hereto as Annex K (the “Plan of Merger”), to effect the Pace Merger (the Pace Merger and the Plan of Merger being collectively referred to herein as the “Pace Merger Proposal”) (Proposal No. 2);

3.	Holdco Articles of Association Proposal — To consider and vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Holdco Articles of Association that are not required by Dutch law and materially affect shareholder rights (Proposal No. 3); and

4.

Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required

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supplement or amendment to this proxy statement/prospectus is provided to Pace shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Pace Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (ii) in order to solicit additional proxies from Pace shareholders in favor of the Business Combination Proposal and the Pace Merger Proposal, or (iii) if Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied. The Adjournment Proposal will only be presented to Pace shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Pace Merger Proposal, or in the event that Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied (Proposal No. 4).

The above matters are more fully described in this proxy statement/prospectus, which also includes, as Annex A, a copy of the Transaction Agreement. You are urged to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of Holdco, Pace and Playa.

The record date for the Extraordinary General Meeting is [●]. Only Pace shareholders of record at the close of business on that date may vote at the Extraordinary General Meeting or any adjournment thereof.

Pace Sponsor and the current independent directors of Pace (the “Pace Initial Shareholders”) and the officers and other current directors of Pace have agreed to vote any Founder Shares held by them and any public shares purchased during or after Pace’s initial public offering (the “Pace IPO”) in favor of the Business Combination. Currently, the Pace Initial Shareholders own 20% of Pace’s issued and outstanding ordinary shares, including all of the Founder Shares.

Pursuant to its amended and restated memorandum and articles of association, Pace is providing its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, Class A Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest, which shall be net of taxes payable) of the Pace IPO. Redemptions referred to herein shall take effect as repurchases under Pace’s amended and restated memorandum and articles of association. The per-share amount Pace will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $15,750,000 that Pace will pay to the underwriters of the Pace IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $450,783,729 as of December 31, 2016, the estimated per share redemption price would have been approximately $10.01. Public shareholders may elect to redeem their shares even if they vote for the Business Combination. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the Pace IPO (i.e., in excess of 6,750,000 Class A Shares). Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by Pace’s public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $450,783,729 as of December 31, 2016. The Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any Pace shareholder redemptions) and the proceeds from the Private Placement, equaling or exceeding $375,000,000 (subject to a reduction to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment). The conditions to closing in the Transaction Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by Pace’s public shareholders, this condition is not met or is not waived, then each of Pace and

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Playa may elect not to consummate the Business Combination. In addition, in no event will Pace redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in Pace’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Transaction Agreement. Holders of outstanding Pace public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of Pace’s public shareholders exercise their redemption rights with respect to their Class A Shares.

The Pace Initial Shareholders, as well as Pace’s officers and other current directors, have agreed to waive their redemption rights with respect to any of Pace’s ordinary shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Pace Initial Shareholders own 20% of Pace’s issued and outstanding ordinary shares, including all of the Founder Shares. The Pace Initial Shareholders, and the other directors and officers of Pace have agreed to vote any of Pace’s ordinary shares owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions. The amended and restated memorandum and articles of association of Pace includes a conversion adjustment which provides that the Founder Shares will automatically convert at the time of the Business Combination into a number of Class A Shares one day after the closing of the transactions contemplated by the Transaction Agreement, at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of Pace’s issued and outstanding ordinary shares after giving effect to the Private Placement. However, the Pace Initial Shareholders have agreed to waive such conversion adjustment. As a result, each Founder Share other than those cancelled pursuant to the letter agreement entered by Pace Sponsor, will be exchanged for one New Pace Class F Share, which will be exchanged for one Holdco Share at the closing of the Business Combination, such that the Pace Initial Shareholders will hold, after giving effect to the surrender for no consideration of 3,750,000 Founder Shares held by Pace Sponsor, approximately 7% of the total number of Holdco Shares outstanding after the consummation of the Business Combination. Pace Sponsor has also agreed to the surrender for no consideration of 7,333,333 of the warrants issued to it at the time of the Pace IPO.

In connection with the foregoing and concurrently with the execution of the Transaction Agreement, Pace entered into subscription agreements with certain investors, including certain members of Pace management and affiliates, pursuant to which such investors agreed to subscribe for and purchase, and Pace agreed to issue and sell to such investors, newly issued Class A Shares for gross proceeds of approximately $50,000,000 (the “Private Placement”). At the effective time of the Pace Merger, each Class A Share purchased in the Private Placement will be exchanged for an equivalent number of New Pace Class A Shares upon consummation of the Pace Merger, which such shares shall be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, will be exchanged for an equivalent number of Holdco Shares. The Class A Shares to be issued pursuant to the subscription agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Private Placement is contingent upon, among other things, the closing of the Business Combination.

In addition, prior to the consummation of the Business Combination, Holdco intends to offer up to $1,000,000 of Holdco Shares to Playa employees. The offer price will equal the effective price per Class A Share paid by investors unaffiliated with Pace in the Private Placement. This offering and any sales of Holdco Shares made pursuant to this offering will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The closing of this offering is contingent upon, among other things, the closing of the Business Combination and is expected to occur after the closing of the Business Combination. The number of Holdco Shares sold pursuant to this offering will reduce by an equivalent number of shares the commitment of certain members of Pace management and affiliates to purchase Class A Shares in the Private Placement.

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The Business Combination is conditioned on the approval of the Business Combination Proposal and the Pace Merger Proposal. The Holdco Articles of Association Proposal is non-binding and is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

The approval of the proposal to adopt the Transaction Agreement and approve the transactions contemplated thereunder, including the Business Combination, requires the affirmative vote of holders of a majority of the ordinary shares of Pace that are entitled to vote and are voted at the Extraordinary General Meeting. The approval of the Pace Merger Proposal requires the affirmative vote of holders of at least two-thirds of the ordinary shares of Pace that are entitled to vote and are voted at the Extraordinary General Meeting. The approval of the Holdco Articles of Association Proposal requires the affirmative vote of holders of a majority of the ordinary shares of Pace that are entitled to vote and are voted at the Extraordinary General Meeting. The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the ordinary shares of Pace that are entitled to vote and are voted at the Extraordinary General Meeting. The Pace Board unanimously recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

David Bonderman
Chairman of the Board of Directors

Fort Worth, Texas

[●], 2017

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FREQUENTLY USED TERMS

In this proxy statement/prospectus:

“amended and restated memorandum and articles of association” means the amended and restated memorandum and articles of association of Pace, effective September 10, 2015.

“Business Combination” means all of the transactions contemplated by the Transaction Agreement, including (i) the issuance of Pace Earnout Warrants by Pace to Pace Sponsor; (ii) Pace entering into the Securities Purchase Agreements with the Playa Preferred Shareholders; (iii) Pace Sponsor canceling a portion of its Founder Shares and Private Placement Warrants; (iv) Pace Sponsor and the other holders of the Founder Shares waiving certain adjustments to the conversion ratio of such securities set forth in Pace’s Articles of Association resulting from the Private Placement; (v) the Pace Merger; (vi) Holdco acquiring the Playa Preferred Shares from the Playa Preferred Shareholders; and (vii) the Playa Merger.

“Cabana” means, collectively, Cabana Investors B.V., a Dutch private limited liability company, and Playa Four Pack, L.L.C., a Delaware limited liability company.

“Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of Pace.

“Class F Shares” means the Class F ordinary shares, par value $0.0001 per share, of Pace.

“DCGC” means the Dutch Corporate Governance Code, as of 1 January 2009 and as amended from time to time.

“Distribution” means the distribution by New Pace to Holdco of an amount equal to the sum of (i) the aggregate amount of cash held by New Pace immediately following the consummation of the Playa Merger (including funds from the Trust Account, net of redemptions and the payment of the deferred underwriting commissions to the underwriters in the Pace IPO) and (ii) the aggregate amount paid by the Private Placement Investors pursuant to and in accordance with the Subscription Agreements.

“Earnout Warrants” means, collectively, the Pace Earnout Warrants and the Playa Earnout Warrants.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Extraordinary General Meeting” means the extraordinary general meeting of the shareholders of Pace that is the subject of this proxy statement/prospectus.

“FCM” means Farallon Capital Management, L.L.C.

“Founder Shares” means the 11,250,000 Class F Shares that are currently owned by the Pace Initial Shareholders, of which 11,090,000 shares are held by Pace Sponsor and 40,000 shares are held by each of Mr. Chad Leat, Mr. Robert Suss, Mr. Paul Walsh and Mr. Kneeland Youngblood.

“HI Holdings Playa” means HI Holdings Playa B.V.

“Holdco” means Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that will, at or prior to consummation of the Business Combination, be converted into a Dutch public limited liability company (naamloze vennootschap) and will change its name to Playa Hotels & Resorts N.V., and, unless the context otherwise requires, includes its consolidated subsidiaries for periods following the Business Combination.

“Holdco Articles of Association” means the articles of association of Holdco, effective as of the closing of the Business Combination, which are attached hereto as Annex B.

“Holdco Board” means the board of directors of Holdco.

“Holdco Board Rules” means the board rules of Holdco, effective as of the closing of the Business Combination, which are attached hereto as Annex C.

“Holdco Special Warrants” means warrants to acquire Holdco Shares.

“Holdco Private Placement Warrants” means warrants to acquire Holdco Shares on substantially equivalent terms and conditions as set forth in the New Pace Private Placement Warrants.

“Holdco Public Warrants” means warrants to acquire Holdco Shares on substantially equivalent terms and conditions as set forth in the New Pace Public Warrants.

“Holdco Shares” means the ordinary shares, par value EUR 0.10 per share, of Holdco.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hyatt” means Hyatt Hotels Corporation and its affiliates.

“Hyatt Preferred Share Adjustment” means an adjustment to the condition that the Trust Account (net of the amount of any Pace shareholder redemptions) and the proceeds from the Private Placement and the Playa Employee Offering, if any, equal or exceed $375,000,000. As provided for under the terms of the Securities Purchase Agreement with HI Holdings Playa, in the event Pace shareholder redemptions exceed $125,000,000, HI Holdings Playa will convert into Playa Common Shares an amount of Playa Preferred Shares equal to the amount of such excess up to $50,000,000. The number of Playa Common Shares to be issued upon such conversion will be equal to the quotient of (A) the amount by which Pace shareholder redemptions exceed $125,000,000, up to $50,000,000, divided by (B) the sum of (i) $8.40 and, (ii) any accumulated and unpaid dividends on each of the Playa Preferred Shares to be converted (on a per-share basis), subject to certain adjustments to the treatment of the Playa Preferred Shares owned by HI Holdings Playa. Accordingly, as a result of this adjustment, the $375,000,000 requirement may be reduced to an amount no less than $325,000,000.

“Indenture” means that certain indenture, dated as of August 9, 2013, among Playa Resorts Holding B.V., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, governing Playa’s Senior Notes due 2020, as amended through the date hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Subscription Agreements” means those certain subscription agreements entered into on December 13, 2016, among Pace, Holdco and the Investors named therein relating to a portion of the Private Placement.

“Investors” means the investors named in the Investor Subscription Agreements.

“IRS” means the U.S. Internal Revenue Service.

“KPMG” means KPMG LLP, an independent registered public accounting firm.

“Morrow” means Morrow Sodali, proxy solicitor to Pace.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations Capital Market.

“New Pace” means New PACE Holdings Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco.

“New Pace Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of New Pace.

“New Pace Class F Shares” means the Class F ordinary shares, par value $0.0001 per share, of New Pace.

“New Pace Private Placement Warrants” means warrants to acquire New Pace Class A Shares on substantially equivalent terms and conditions as set forth in the Private Placement Warrants.

“New Pace Public Warrants” means warrants to acquire New Pace Class A Shares on substantially equivalent terms and conditions as set forth in the public warrants.

“Pace” means Pace Holdings Corp. (f/k/a Paceline Holdings Corp.), a Cayman Islands exempted company.

“Pace Board” means the board of directors of Pace.

“Pace Earnout Warrants” means warrants to acquire 2,000,000 Class A Shares or common shares of Pace, or its successor or assign, upon the occurrence of a Trigger Event.

“Pace Initial Shareholders” means Pace Sponsor and Mr. Chad Leat, Mr. Robert Suss, Mr. Paul Walsh and Mr. Kneeland Youngblood, Pace’s independent directors.

“Pace IPO” means Pace’s initial public offering, consummated on September 16, 2015, through the sale of 45,000,000 public units (including 5,000,000 units sold pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per unit.

“Pace Merger” means the merger of Pace with and into New Pace, with New Pace being the surviving company in such merger.

“Pace Ordinary Shares” means the Class A Shares and the Class F Shares.

“Pace Sponsor” means TPACE Sponsor Corp., a Cayman Islands exempted company and an affiliate of TPG.

“PHC Investors” means certain members of Pace management and affiliates.

“PHC Subscription Agreements” means those certain subscription agreements entered into on December 13, 2016, among Pace, Holdco and the PHC Investors relating to a portion of the Private Placement.

“Playa” means Playa Hotels & Resorts B.V., a Dutch private limited liability company, and, unless the context otherwise requires, its consolidated subsidiaries.

“Playa Common Shares” means the ordinary shares, par value $0.01 per share, of Playa.

“Playa Common Shareholders” means the holders of Playa Common Shares as of immediately prior to the consummation of the transactions contemplated by the Transaction Agreement.

“Playa Earnout Warrants” means warrants to acquire 1,000,000 Holdco Shares upon the occurrence of a Trigger Event.

“Playa Employee Offering” means the private offering of up to $1,000,000 of Holdco Shares that Holdco intends to make to certain Playa employees, their family members and persons with business relationships with

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Playa prior to the consummation of the Business Combination, the closing of which is contingent upon, among other things, the closing of the Business Combination and is expected to occur after the closing of the Business Combination.

“Playa Shareholders” means the Playa Common Shareholders and the Playa Preferred Shareholders.

“Playa Merger” means the merger of Playa with and into Holdco, with Holdco being the surviving company in such merger.

“Playa Preferred Shareholders” means the holders of Playa Preferred Shares as of immediately prior to the consummation of the transactions contemplated by the Transaction Agreement.

“Playa Preferred Shares” means the preferred shares, par value $0.01 per share, of Playa.

“Playa Preferred Share Acquisition” means the acquisition of the Playa Preferred Shares from the Playa Preferred Shareholders.

“Private Placement” means the private placement of 5,144,654 Class A Shares with a limited number of accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act, for gross proceeds to Pace in an aggregate amount of approximately $50,000,000.

“Private Placement Investors” means the PHC Investors and the Investors in the Private Placement pursuant to the Subscription Agreements.

“Private Placement Shares” means the Class A Shares subscribed for by the Private Placement Investors pursuant to the Subscription Agreements.

“Private Placement Warrants” means the warrants held by Pace Sponsor that were issued to Pace Sponsor at the time of the Pace IPO, each of which is exercisable for one-third of one Class A Share, in accordance with its terms.

“public shares” means Class A Shares included in the units issued in the Pace IPO.

“public shareholders” means holders of public shares, including the Pace Initial Shareholders and the Pace officers and directors to the extent they hold public shares, provided, that the Pace Initial Shareholders and the Pace officers and directors will be considered a “public shareholder” only with respect to any public shares held by them.

“public units” or “units” means one Class A Share and one public warrant of Pace, whereby each public warrant entitles the holder thereof to purchase one-third of one Class A Share at an exercise price of $11.50 per Class A Share, sold in the Pace IPO.

“public warrants” means the warrants included in the units issued in the Pace IPO, each of which is exercisable for one-third of one Class A Share, in accordance with its terms.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by and among Holdco, Pace Sponsor, Cabana, HI Holdings Playa and the other holders named therein, which shall be effective as of the closing of the Business Combination and which shall be in substantially the form attached hereto as Annex E.

“Related Agreements” means, collectively, the Registration Rights Agreement, Shareholder Agreement, Subscription Agreements and the Voting Agreement.

“Restricted Shareholders” means Pace Sponsor, the Pace Initial Shareholders and all holders of Playa Common Shares immediately prior to the consummation of the Playa Merger.

“Revolving Credit Facility” means the revolving credit facility of Playa and Playa Resorts Holding B.V., initially entered into on August 9, 2013, with the lenders and agents party thereto and the guarantors named therein, as amended through the date hereof, permitting borrowings by Playa of up to $50.0 million and which matures on August 9, 2018, which Playa expects to increase from $50.0 million to $125.0 million and extend the maturity of the Revolving Credit Facility to August 9, 2021 in connection with the closing of the Business Combination.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreements” means the securities purchase agreements to be entered into by Pace with each of the Playa Preferred Shareholders, pursuant to which Pace will agree that Pace or its successor or assign will acquire from the Playa Preferred Shareholders all of the Playa Preferred Shares.

“Senior Secured Credit Facility” means the Term Loan and the Revolving Credit Facility.

“Senior Notes due 2020” means the senior unsecured notes issued by Playa under the Indenture, which mature on August 15, 2020.

“Shareholder Agreement” means that certain Shareholder Agreement to be entered into by and among Holdco, Pace, Cabana and HI Holdings Playa, which shall be effective as of the closing of the Business Combination and which shall be substantially the form attached hereto as Annex D.

“Sponsor Letter Agreement” means the letter agreement, dated as of December 13, 2016, by and between Pace Sponsor and Pace.

“Subscription Agreements” means the PHC Subscription Agreements and the Investor Subscription Agreements.

“Term Loan” means Playa’s $375.0 million term loan facility of Playa and Playa Resorts Holding B.V., entered into on August 9, 2013, with the lenders and agents party thereto and the guarantors named therein, as amended through the date hereof, which matures on August 9, 2019.

“TPG” means TPG Global, LLC and its affiliates.

“Transaction Agreement” means that certain Transaction Agreement, dated as of December 13, 2016, by and among Pace, Playa, Holdco and New Pace, which is attached hereto as Annex A, as amended by that certain Amendment No. 1 to Transaction Agreement, dated as of February 6, 2017, which is attached hereto as Annex A-1.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trigger Event” means the price per share of ordinary shares of the issuer of the Pace Earnout Warrants or Playa Earnout Warrants, as applicable, on the NASDAQ (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source manually selected by the parties) as of 4:00 p.m., New York, New York time, being greater than $13.00 (as adjusted for stock splits and reverse stock splits) for a period of more than twenty days out of thirty consecutive trading days after the closing date but within five years after the closing date.

“Trust Account” means the trust account of Pace that holds the proceeds from the Pace IPO.

“Trustee” means Continental Stock Transfer & Trust Company.

“U.S. Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Voting Agreement” means that certain Voting Agreement dated as of December 13, 2016, by and among Pace, Playa, HI Holdings Playa and Cabana.

“Weil” means Weil, Gotshal & Manges LLP, counsel to Pace.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Extraordinary General Meeting and the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Pace shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting, which will be held on [●], 2017 at [●] local time at [●].

Q:	Why am I receiving this proxy statement/prospectus?

A:	Pace shareholders are being asked to consider and vote upon a proposal to adopt the Transaction Agreement and approve the transactions contemplated thereby, among other proposals. Pace has entered into the Transaction Agreement, providing for, among other things: (i) the issuance by Pace of the Pace Earnout Warrants to Pace Sponsor; (ii) the entry by Pace into the Securities Purchase Agreements with the Playa Preferred Shareholders; (iii) the Pace Merger; (iv) the Distribution; (v) the Playa Preferred Share Acquisition; and (vi) the Playa Merger, which is referred to herein as the “Business Combination.” You are being asked to vote on the Business Combination involving Pace and Playa. A copy of the Transaction Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:	When and where is the Extraordinary General Meeting?

A:	The Extraordinary General Meeting will be held on [●], 2017 at [●] local time at [●].

Q:	What are the specific proposals on which I am being asked to vote at the Extraordinary General Meeting?

A:	Pace shareholders are being asked to approve the following proposals:

1.	Business Combination Proposal — To adopt the Transaction Agreement and approve the transactions contemplated thereby, including the Business Combination (Proposal No. 1);

2.	Pace Merger Proposal — To consider and vote upon a proposal to approve the Pace Merger and authorize, approve and confirm the Plan of Merger (the “Pace Merger Proposal”) (Proposal No. 2);

3.	Holdco Articles of Association Proposal — To consider and vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Holdco Articles of Association that are not required by Dutch law and materially affect shareholder rights (the “Holdco Articles of Association Proposal”) (Proposal No. 3); and

4.	Adjournment Proposal — To approve the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Pace shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Pace Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (ii) in order to solicit additional proxies from Pace shareholders in favor of the Business Combination Proposal and the Pace Merger Proposal, or (iii) if Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied. The Adjournment Proposal will only be presented to Pace shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Pace Merger Proposal, or in the event that Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied. (Proposal No. 4).

Q:	Are the proposals conditioned on one another?

A:	The Business Combination is conditioned on the approval of the Business Combination Proposal and the Pace Merger Proposal. The Holdco Articles of Association Proposal is non-binding and is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal and the Pace Merger Proposal do not receive the requisite vote for approval, then Pace will not consummate the Business Combination. If Pace does not consummate the Business Combination and fails to complete an initial business combination by September 16, 2017, Pace will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such Trust Account to its public shareholders.

Q:	Why is Pace proposing the Business Combination?

A:	Pace is a blank check company incorporated as a Cayman Islands exempted company on June 3, 2015 and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. Pace’s acquisition plan is not limited to a particular industry, geographic region or minimum transaction value for purposes of consummating an initial business combination, except that it is not, under its amended and restated memorandum and articles of association, permitted to effect a business combination with a blank check company or a similar type of company with nominal operations.

Pace has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. These criteria and guidelines include, among others: attractive risk-adjusted equity returns for Pace shareholders; significant embedded and/or underexploited expansion opportunities; unrecognized value or other characteristics that Pace believes have been misevaluated by the marketplace; and being at an inflection point, such as requiring additional management expertise, innovation and development of new products or services or where Pace believes it can drive improved financial performance and where an acquisition may help facilitate growth. Based on its due diligence investigations of Playa and the industry in which it operates, including the financial and other information provided by Playa in the course of negotiations, Pace believes that Playa meets the criteria and guidelines listed above. Please see the section entitled “The Business Combination — The Pace Board’s Reasons for the Business Combination” for additional information.

Q:	Why is Pace providing shareholders with the opportunity to vote on the Business Combination?

A:

Under its amended and restated memorandum and articles of association, Pace must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of its initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, Pace has elected to provide its shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, Pace is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its public shareholders to effectuate redemptions of their public shares in connection with the closing of the Business Combination. The approval of the Business Combination is required under Pace’s amended and restated memorandum and articles of association, and the Pace Merger requires the approval of Pace shareholders under Cayman Islands law. In addition, such approvals are also conditions to the closing of the Business Combination under the Transaction Agreement.

Q:	What revenues and profits/losses has Playa generated in the last two years?

A:	For the fiscal years ended December 31, 2015 and December 31, 2014, Playa had total net revenue of $408,345,000 and $367,237,000, and net income (loss) of $9,711,000 and ($38,216,000), respectively. At the end of fiscal year 2015, Playa’s total assets were $1,644,024,000 and its total liabilities were $1,098,034,000. For additional information, please see the sections entitled “Selected Historical Financial Data of Playa” and “Playa Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Q:	What will happen in the Business Combination?

A:	Pursuant to the Transaction Agreement, and upon the terms and subject to the conditions set forth therein, Pace and Playa will effect a transaction that would replicate the economics of a merger of Pace and Playa through a series of mergers, distributions and equity purchases, which is collectively referred to as the “Business Combination.” To effect the Business Combination, among other things, (i) Pace will issue the Pace Earnout Warrants to Pace Sponsor; (ii) Pace will enter into the Securities Purchase Agreements with the Playa Preferred Shareholders; (iii) the Pace Merger will be effected; (iv) the Distribution will be effected; (v) the Playa Preferred Share Acquisition will be effected; and (vi) the Playa Merger will be effected. As a result of the Business Combination, Holdco will be the ultimate parent company of New Pace (following the Pace Merger) and Playa’s direct and indirect subsidiaries. Please see the section entitled “The Business Combination” for additional information.

Q:	How has the announcement of the Business Combination affected the trading price of Pace’s Class A Shares?

A:	On December 12, 2016, the last trading date before the public announcement of the Business Combination, Pace’s public units, Class A Shares and warrants closed at $10.30, $9.95 and $0.4985, respectively. On [●], 2017, the trading date immediately prior to the date of this proxy statement/prospectus, Pace’s public units, Class A Shares and warrants closed at $[●], $[●] and $[●], respectively.

Q:	Following the Business Combination, will Pace’s securities continue to trade on a stock exchange?

A:	No. Pace anticipates that, following consummation of the Business Combination, Pace Ordinary Shares, public units and public warrants will be delisted from NASDAQ and Pace will be deregistered under the Exchange Act. However, the Holdco Shares and Holdco Public Warrants will be listed on the NASDAQ under the symbols “PLYA” and “PLYAW,” respectively, following the consummation of the Business Combination.

Q:	Is the Business Combination the first step in a “going private” transaction?

A:	No. Pace does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Playa to access the U.S. public markets.

Q:	Will the management of Playa change in the Business Combination?

A:	The current executive officers of Playa, including Mr. Bruce D. Wardinski, the Chairman and Chief Executive Officer, Mr. Alexander Stadlin, the Chief Operating Officer, Mr. Larry Harvey, the Chief Financial Officer, and Mr. Kevin Froemming, the Chief Marketing Officer, will serve as Holdco’s executive officers upon consummation of the Business Combination. The Holdco Board will initially consist of ten directors, including four directors identified by Playa, two directors identified by Farallon, one director identified by Hyatt and three directors identified by Pace Sponsor.

Please see the section entitled “Management of Holdco After the Business Combination” for additional information.

Q:	What will Pace shareholders receive in the Business Combination?

A:	At the Pace Merger Effective Time, each (i) Class A Share will be converted into the right to receive one New Pace Class A Share, and (ii) Class F Share will be converted into the right to receive one New Pace Class F Share. Immediately following the Pace Merger Effective Time, each New Pace Class A Share and New Pace Class F Share will be exchanged for an equivalent number of Holdco Shares.

Q:	What will Pace warrant holders receive in the Business Combination?

A:	At the Pace Merger Effective Time, each Pace public warrant will be cancelled in exchange for one New Pace Public Warrant. Immediately following the Pace Merger Effective Time, each New Pace Public Warrant will be cancelled and an equivalent number of Holdco Public Warrants will be issued to Pace’s public shareholders.

At the Pace Merger Effective Time, each Private Placement Warrant held by Pace Sponsor will be cancelled in exchange for one New Pace Private Placement Warrant. Immediately following the Pace Merger Effective Time, each New Pace Private Placement Warrant will be cancelled and an equivalent number of Holdco Private Placement Warrants will be issued to Pace Sponsor.

Q:	What will Pace unitholders receive in the Business Combination?

A:	Each Pace unit will be cancelled in exchange for consideration consisting of (i) the right to receive one validly issued, fully paid and non-assessable New Pace Class A Share, which will immediately be exchanged for one validly issued, fully paid and non-assessable Holdco Share, and (ii) on substantially equivalent terms and conditions as the Pace public warrants, one New Pace Public Warrant, which warrant will immediately be exchanged for one Holdco Public Warrant on substantially equivalent terms and conditions as the New Pace Public Warrants.

Q:	What will Playa shareholders receive in the Business Combination?

A:

At the effective time of the Playa Merger, the (i) Playa Common Shares held by the Playa Common Shareholders will lapse and will be exchanged for (A) Holdco Shares, (B) Holdco Special Warrants and (C) Playa Earnout Warrants, and (ii) consideration to be paid to the Playa Preferred Shareholders in connection with the Playa Preferred Share Acquisition will be calculated based on an aggregate amount equal to $8.40 for each outstanding Playa Preferred Share (plus any arrearages and accrued and unpaid dividends thereon through December 31, 2016), for an aggregate consideration value of approximately $346,000,000 (which includes accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016), plus any additional arrearages and additional accrued but unpaid dividends thereon after December 31, 2016 through the closing of the Business Combination, subject to adjustment, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the

Securities Purchase Agreement entered into with HI Holdings Playa which, following the Playa Preferred Share Acquisition, will be held by Holdco as Pace’s successor in interest under the Securities Purchase Agreements.

Q:	What is the Private Placement?

A:	In connection with the Business Combination and concurrently with the execution of the Transaction Agreement, Pace and Holdco entered into the Subscription Agreements with the Private Placement Investors for gross proceeds of approximately $50,000,000. Pursuant to the PHC Subscription Agreements, the PHC Investors agreed to purchase from Pace an aggregate of 1,015,000 Class A Shares at a purchase price of $10.00 per share, and, pursuant to the Investor Subscription Agreements, the Investors agreed to purchase from Pace an aggregate of 3,985,000 Class A Shares at a purchase price of $10.00 per share, and an additional 144,654 Class A Shares in the aggregate in consideration of the payment of the purchase price and the other agreements of the Investors contained therein. As part of the Business Combination, the Class A Shares issued to the Private Placement Investors in the Private Placement will be exchanged for an equivalent number of New Pace Class A Shares, which will immediately be exchanged for an equivalent number of Holdco Shares in the Business Combination. In this proxy statement/prospectus, it is assumed that the proceeds from the Private Placement will be used to fund a portion of the cash consideration payable to purchase the Playa Preferred Shares outstanding at the closing of the Business Combination and the payment of certain transaction expenses. The number of Class A Shares the PHC Investors are committed to purchase in the Private Placement will be reduced by the number of Holdco Shares sold by Holdco in the Playa Employee Offering.

Q:	What equity stake will the current shareholders of Pace, the Private Placement Investors and the current shareholders of Playa hold in Holdco after the closing of the Business Combination?

A:	It is anticipated that, upon completion of the Business Combination: (i) Pace’s public shareholders (other than the Private Placement Investors) will own approximately 41.9% of Holdco; (ii) the Investors will own approximately 3.8% of Holdco; (iii) the PHC Investors will own approximately 1.0% of Holdco (such that public shareholders, including the Private Placement Investors, will own approximately 46.7% of Holdco); (iv) the Pace Initial Shareholders (including Pace Sponsor) will own approximately 7.0% of Holdco, after giving effect to the surrender for no consideration of approximately 3,750,000 Founder Shares held by Pace Sponsor; and (v) Playa Common Shareholders will own approximately 46.3% of Holdco. These levels of ownership interests assume that no Class A Shares are elected to be redeemed by Pace’s public shareholders.

The ownership percentages with respect to Holdco following the Business Combination do not take into account the warrants to purchase Holdco Shares that will remain outstanding immediately following the Business Combination, but do include Founder Shares, which will immediately be exchanged for an equivalent number of New Pace Class F Shares, which will be exchanged for an equivalent number of Holdco Shares at the closing of the Business Combination (after giving effect to the surrender for no consideration of approximately 3,750,000 of such shares and even though such Holdco Shares will be subject to transfer restrictions). If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pace’s existing shareholders in Holdco will be different. For more information, please see the sections entitled “The Business Combination — Impact of the Business Combination on Holdco’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.

Q:	Will Pace obtain new financing in connection with the Business Combination?

A:

Yes. Pace will obtain new equity financing through a private placement of Class A Shares in the Private Placement. The Class A Shares issued to the Private Placement Investors will be exchanged for an equivalent number of New Pace Class A Shares upon consummation of the Pace Merger, which such shares shall be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for an equivalent number of Holdco Shares. Pace will use the proceeds from the Private Placement, together with a portion of the funds in the Trust Account, to fund the cash consideration payable to purchase all Playa Preferred Shares outstanding at the closing of the Business Combination and the payment of certain transaction expenses. The Private Placement is contingent upon, among other things, the closing of the Business Combination.

Q:	Are there any arrangements to help ensure that Pace will satisfy the condition in the Transaction Agreement relating to the availability of sufficient funds?

A:	Unless waived by Pace or Playa, the Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account and the proceeds from the Private Placement and the Playa Employee Offering, if any, equaling or exceeding $375,000,000 (net of the aggregate amount of cash required to satisfy any exercise by Pace shareholders of their right to have Pace redeem their Class A Shares in connection with a Business Combination (as such term is defined in Pace’s articles of association) and subject to a reduction to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment).

Q:	Why is Pace proposing the Pace Merger Proposal?

A:	As part of the Business Combination, Pace will merge with and into New Pace, with New Pace continuing as the surviving company in such merger. Under its amended and restated memorandum and articles of association, Pace must obtain the affirmative vote of holders of at least two-thirds of the Pace Ordinary Shares that are entitled to vote and are voted on such merger to effect the Pace Merger. Therefore, Pace is seeking to obtain the approval of its shareholders of the Pace Merger Proposal. The approval of the Pace Merger Proposal is also a condition to the closing of the Business Combination under the Transaction Agreement. For additional information, please see the section entitled “Proposal No. 2 — The Pace Merger Proposal” for more information.

Q:	Why is Pace proposing the Holdco Articles of Association Proposal?

A:	As required by applicable SEC rules, Pace is requesting that its shareholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Holdco Articles of Association that are not required by Dutch law and materially affect shareholder rights. Pursuant to SEC guidance, Pace is required to submit the Holdco Articles of Association Proposal to its shareholders for approval. However, the shareholder vote regarding this proposal is an advisory vote, and is not binding on Holdco, Pace, Playa or their respective board of directors. Furthermore, the Business Combination is not conditioned on the approval of the Holdco Articles of Association Proposal. For additional information, please see the sections entitled “Proposal No. 3 — Holdco Articles of Association Proposal.”

Q:	Why is Pace proposing the Adjournment Proposal?

A:

Pace is proposing the Adjournment Proposal to allow the Pace Board to adjourn the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Pace shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Pace Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (ii) in order to solicit additional proxies from Pace shareholders in favor of the Business Combination Proposal and the Pace Merger Proposal, or (iii) if Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied. The Adjournment Proposal will only be presented to Pace shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Pace Merger Proposal, or in the event that Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied. Please see the section entitled “Proposal No. 4 — The Adjournment Proposal” for additional information.

Q:	What happens if I sell my Class A Shares before the Extraordinary General Meeting?

A:	The record date for the Extraordinary General Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Class A Shares after the record date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be able to seek redemption of your Class A Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your Class A Shares prior to the record date, you will have no right to vote those shares at the Extraordinary General Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	What vote is required to approve the proposals presented at the Extraordinary General Meeting?

A:	The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Business Combination Proposal. The Pace Initial Shareholders have agreed to vote their Founder Shares and any public shares purchased by them during or after the Pace IPO in favor of the Business Combination Proposal.

The approval of the Pace Merger Proposal requires the affirmative vote of holders of at least two-thirds of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Pace Merger Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Pace Merger Proposal.

The approval of the Holdco Articles of Association Proposal requires the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Holdco Articles of Association Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Holdco Articles of Association Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Adjournment Proposal.

Q:	What happens if the Business Combination Proposal is not approved?

A:	If the Business Combination Proposal is not approved and Pace does not consummate a business combination by September 16, 2017, Pace will be required to dissolve and liquidate the Trust Account.

Q:	How many votes do I have at the Extraordinary General Meeting?

A:	Pace shareholders are entitled to one vote on each proposal presented at the Extraordinary General Meeting for each Pace Ordinary Share held of record as of [●], the record date for the Extraordinary General Meeting. As of the close of business on the record date, there were 56,250,000 outstanding Pace Ordinary Shares.

Q:	What constitutes a quorum at the Extraordinary General Meeting?

A:	A majority of the issued and outstanding Pace Ordinary Shares entitled to vote as of the record date at the Extraordinary General Meeting must be present, in person or represented by proxy, at the Extraordinary General Meeting to constitute a quorum and in order to conduct business at the Extraordinary General Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The Pace Initial Shareholders, who currently own 20% of the issued and outstanding Pace Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the Extraordinary General Meeting has power to adjourn the Extraordinary General Meeting. As of the record date for the Extraordinary General Meeting, [●] Pace Ordinary Shares would be required to achieve a quorum.

Q:	How will the Pace Initial Shareholders and Pace’s other current directors and officers vote?

A:	Prior to the Pace IPO, Pace entered into agreements with the Pace Initial Shareholders and each of its other directors and officers, pursuant to which each agreed to vote any Pace Ordinary Shares owned by them in favor of the Business Combination Proposal. None of the Pace Initial Shareholders nor any of Pace’s other current directors or officers has purchased any Pace Ordinary Shares during or after the Pace IPO and, as of the date of this proxy statement/prospectus, neither Pace nor the Pace Initial Shareholders or any of Pace’s other directors or officers have entered into agreements and are not currently in negotiations to purchase Pace Ordinary Shares prior to the consummation of the Business Combination. Currently, the Pace Initial Shareholders own 20% of the issued and outstanding Pace Ordinary Shares, including all of the Founder Shares, and will be able to vote all of such shares at the Extraordinary General Meeting.

Q:	What interests do the Pace Initial Shareholders and Pace’s other current officers and directors have in the Business Combination?

A:	The Pace Initial Shareholders and certain members of the Pace Board and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•	the fact that the Pace Initial Shareholders and Pace directors and officers have agreed not to redeem any Pace Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that Pace Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $75,748,800 after giving effect to the cancellations, but, given the restrictions on such shares, Pace believes such shares have less value;

•	the fact that the Pace Initial Shareholders and Pace directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Pace fails to complete an initial business combination by September 16, 2017;

•	the fact that Pace Sponsor paid an aggregate of $11,000,000 for its 22,000,000 Private Placement Warrants to purchase Class A Shares and that such Private Placement Warrants will expire worthless if a business combination is not consummated by September 16, 2017;

•	the fact that, at the option of Pace Sponsor, any amounts outstanding under any loan made by Pace Sponsor or any of its affiliates to Pace in an aggregate amount up to $1,500,000 may be converted into warrants to purchase Class A Shares;

•	the right of the Pace Initial Shareholders to hold Holdco Shares and the Holdco Shares to be issued to the Pace Sponsor upon exercise and exchange of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•	the fact that Pace Sponsor agreed to loan Pace up to $1,250,000 to fund its operating costs, which will only be repaid upon the earlier of (i) consummation of the Business Combination or (ii) September 15, 2017;

•	the anticipated designation of Mr. Karl Peterson, Pace’s President and Chief Executive Officer, as a director of Holdco following the Business Combination;

•	the continued indemnification of Pace existing directors and officers and the continuation of Pace’s directors’ and officers’ liability insurance after the Business Combination;

•	the fact that Pace Sponsor and Pace’s officers and directors may not participate in the formation of, or become directors or officers of, any other blank check company until Pace (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by September 16, 2017;

•	the fact that Pace Sponsor and Pace’s officers and directors will lose their entire investment in Pace and will not be reimbursed for any out-of-pocket expenses (of which approximately $300 is owed as of the date hereof) if an initial business combination is not consummated by September 16, 2017;

•	if the Trust Account is liquidated, including in the event Pace is unable to complete an initial business combination within the required time period, Pace Sponsor has agreed to indemnify Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pace has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pace, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•	the fact that the PHC Investors have entered into the PHC Subscription Agreements with Pace and Holdco, pursuant to which the PHC Investors are entitled to purchase 1,015,000 Class A Shares for a purchase price of $10.00 per share.

These interests may influence the Pace Board in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	Did the Pace Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:	No. The Pace Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. Pace’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Pace’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Pace’s officers and directors and its advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Pace Board in valuing Playa’s business and assuming the risk that the Pace Board may not have properly valued such business.

Q:	What happens if I vote against the Business Combination Proposal?

A:	If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting, then the Business Combination Proposal will be approved and, assuming the approval of the Pace Merger Proposal and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Transaction Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting, then the Business Combination Proposal will fail and Pace will not consummate the Business Combination. If Pace does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until September 16, 2017. If Pace fails to complete an initial business combination by September 16, 2017, then it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to its public shareholders.

Q:	Do I have redemption rights?

A:	If you are a holder of Pace public shares, you may redeem your public shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), by (ii) the total number of then-outstanding public shares; provided that Pace will not redeem any Class A Shares issued in the Pace IPO to the extent that such redemption would result in Pace having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the Pace IPO. Holders of outstanding Pace public warrants do not have redemption rights in connection with the Business Combination. The Pace Initial Shareholders, officers and directors have agreed to waive their redemption rights with respect to any Pace Ordinary Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $450,783,729 as of December 31, 2016, the estimated per share redemption price would have been approximately $10.01. Additionally, Class A Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable) in connection with the liquidation of the Trust Account, unless Pace completes an alternative business combination prior to September 16, 2017.

Q:	Can the Pace Initial Shareholders redeem their Founder Shares in connection with consummation of the Business Combination?

A:	No. The Pace Initial Shareholders, officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:	Yes. A public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the Pace IPO. Accordingly, all shares in excess of 15% owned by a holder will not be redeemed for cash. On the other hand, a public shareholder who holds less than 15% of the public shares may redeem all of the public shares held by such shareholder for cash.

In no event is your ability to vote all of your shares (including those shares held by you in excess of 15% of the shares sold in the Pace IPO) for or against the Business Combination restricted.

Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by Pace public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $450,783,729 as of December 31, 2016. The Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any Pace shareholder redemptions) and the proceeds from the Private Placement and the Playa Employee Offering, if any, equaling or exceeding $375,000,000 (net of the aggregate amount of cash required to satisfy any exercise by Pace shareholders of their right to have Pace redeem their Class A Shares in connection with a Business Combination (as such term is defined in Pace’s articles of association) and subject to a reduction to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment). The conditions to closing in the Transaction Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by Pace’s public shareholders, this condition is not met or is not waived, then each of Pace and Playa may elect not to consummate the Business Combination. In addition, in no event will Pace redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in Pace’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Transaction Agreement.

Q:	Is there a limit on the total number of Pace public shares that may be redeemed?

A:

Yes. The amended and restated memorandum and articles of association of Pace provides that it may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (such that Pace is not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Transaction Agreement. Other than this limitation, the amended and restated memorandum and articles of association of Pace does not provide a specified maximum redemption threshold. The Transaction Agreement provides that, as a condition to each party’s obligation to consummate the Business Combination, Pace may not have net tangible assets less than $5,000,001 at the closing date of the transactions contemplated by the Transaction Agreement. In addition, the Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account and the proceeds from the Private Placement and the Playa Employee Offering, if any, equaling or exceeding $375,000,000 (net of the aggregate amount of cash required to satisfy any exercise by Pace shareholders of their right to have Pace redeem their Class A Shares in connection with a Business Combination (as such term is defined in Pace’s articles of association) and subject to a reduction to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment). In the event the aggregate cash consideration Pace would be required to pay for all Class A Shares that are validly submitted for redemption plus the amounts required to satisfy closing cash conditions pursuant to the terms of the Transaction Agreement exceeds the aggregate amount of cash available to Pace, it may not complete the Business Combination or redeem any shares, all Class A Shares submitted for redemption will be returned to the holders thereof, and Pace instead may search for an alternate business combination.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your Class A Shares for or against, or whether you abstain from voting on, the Business Combination Proposal, the Pace Merger Proposal, the Holdco Articles of Association Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Transaction Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of NASDAQ.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must (i) check the box on the enclosed proxy card to elect redemption, (ii) check the box on the enclosed proxy card marked “Shareholder Certification,” (iii) if you hold public units, separate the underlying public shares and public warrants, and (iv) prior to [●] on [●] (two business days before the Extraordinary General Meeting), tender your shares physically or electronically and submit a request in writing that Pace redeem your public shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to the Class A Shares. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the Class A Shares included in the units sold in the Pace IPO, which is referred to herein as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a Pace public shareholder or group will not be redeemed for cash.

Pace shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Pace’s understanding that Pace shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Pace does not have any control over this process and it may take longer than two weeks. Pace shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Pace shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Extraordinary General Meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Extraordinary General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not shareholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	The receipt of cash by a U.S. holder of Class A Shares in redemption of such shares will be a taxable transaction for U.S. federal income tax purposes. Please see the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	If I am a Pace warrant holder, can I exercise redemption rights with respect to my public warrants?

A:	No. The holders of Pace public warrants have no redemption rights with respect to such public warrants.

Q:	Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A:	With respect to the Pace Merger, the Cayman Islands Companies Law provides for a right of dissenting Pace shareholders, in certain situations, to be paid the fair value of their shares upon their dissenting to the merger if they follow a prescribed procedure set out in such law. However, because Pace shareholders currently hold Pace Ordinary Shares that are listed on NASDAQ and will receive Holdco Shares that will be listed on NASDAQ, Pace does not believe that dissenters’ rights are available to Pace shareholders in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the Trust Account (together with the proceeds from the Private Placement) will be used to: (i) pay the cash consideration payable to purchase Playa Preferred Shares outstanding upon the closing of the Business Combination; (ii) pay Pace public shareholders who properly exercise their redemption rights; (iii) pay $15,750,000 in deferred underwriting commissions to the underwriters of the Pace IPO, in connection with the Business Combination; and (iv) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by Pace and other parties to the Transaction Agreement in connection with the transactions contemplated by the Transaction Agreement, including the Business Combination, and pursuant to the terms of the Transaction Agreement. Any remaining funds will be used by Holdco for general corporate purposes.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	There are a number of closing conditions in the Transaction Agreement, including the approval by Pace shareholders of the Business Combination Proposal and the Pace Merger Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Transaction Agreement and Related Agreements.”

Q:	What happens if the Business Combination is not consummated?

A:	There are certain circumstances under which the Transaction Agreement may be terminated. Please see the section entitled “The Transaction Agreement and Related Agreements” for information regarding the parties’ specific termination rights.

If Pace does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until September 16, 2017. If Pace fails to complete an initial business combination by September 16, 2017, then Pace will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem Pace public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish Pace public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Pace’s remaining shareholders and the Pace Board, dissolve and liquidate, subject in each case to Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Pace IPO. Please see the section entitled “Risk Factors — Risks Related to Pace” for additional information.

Holders of Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, there will be no redemption rights or liquidating distributions with respect to the Pace public warrants and Private Placement Warrants, which will expire worthless if Pace fails to complete an initial business combination by September 16, 2017.

Q:	When is the Business Combination expected to be completed?

A:	The closing of the Business Combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection entitled “The Transaction Agreement and Related Agreements — Conditions to Closing of the Business Combination.” The closing is expected to occur in the first quarter of 2017. The Transaction Agreement may be terminated by Pace or Playa if the closing of the Business Combination has not occurred by March 31, 2017 (the “Outside Date”) (unless mutually extended), provided that if this registration/proxy statement has been declared effective by the SEC by March 31, 2017, the Outside Date will be extended to April 21, 2017.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Transaction Agreement and Related Agreements — Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were a holder of record of Pace Ordinary Shares on [●], the record date for the Extraordinary General Meeting, you may vote with respect to the proposals in person at the Extraordinary General Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Extraordinary General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Extraordinary General Meeting so that your shares will be voted if you are unable to attend the Extraordinary General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by [●] on [●], 2017.

Voting in Person at the Meeting. If you attend the Extraordinary General Meeting and plan to vote in person, you will be provided with a ballot at the Extraordinary General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Extraordinary General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person, you will need to bring to the Extraordinary General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section entitled “Extraordinary General Meeting of Pace Shareholders” beginning on page 100 of this proxy statement/prospectus.

Q:	What will happen if I abstain from voting or fail to vote at the Extraordinary General Meeting?

A:	At the Extraordinary General Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will be counted as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have no effect on the Business Combination Proposal, the Pace Merger Proposal, the Holdco Articles of Association Proposal and the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Pace without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Extraordinary General Meeting.

Q:	If I am not going to attend the Extraordinary General Meeting in person, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the Extraordinary General Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Pace believes that all of the proposals presented to the shareholders at this Extraordinary General Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Extraordinary General Meeting. If you do not provide instructions with your proxy card, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Extraordinary General Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to Pace’s Secretary at the address listed below so that it is received by Pace’s Secretary prior to the Extraordinary General Meeting or attend the Extraordinary General Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Pace’s Secretary, which must be received by Pace’s Secretary prior to the Extraordinary General Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A:	Pace will pay the cost of soliciting proxies for the Extraordinary General Meeting. Pace has engaged Morrow to assist in the solicitation of proxies for the Extraordinary General Meeting. Pace has agreed to pay Morrow a fee of $25,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Pace will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Pace Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Pace Ordinary Shares and in obtaining voting instructions from those owners. The directors, officers and employees of Pace may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Pace Holdings Corp.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

(212) 405-8458

Attention: Clive D. Bode

Email: Pace@tpg.com

You may also contact the proxy solicitor for Pace at:

Morrow Sodali

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: PACE.info@morrowsodali.com

To obtain timely delivery, Pace shareholders must request the materials no later than [●], 2017, or five business days prior to the Extraordinary General Meeting.

You may also obtain additional information about Pace from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your public shares (either physically or electronically) to the Transfer Agent prior to the Extraordinary General Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your public shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of Holdco, Pace and Playa, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Extraordinary General Meeting (as described below). Please see the section entitled “Where You Can Find More Information” beginning on page 354 of this proxy statement/prospectus.

Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by Pace’s public shareholders; (ii) no inclusion of any Class A Shares issuable upon the exercise of Pace’s warrants; and (iii) an equity raise of approximately $50,000,000 of gross proceeds from the Private Placement will fund a portion of the cash consideration payable to the holders of Playa Preferred Shares pursuant to the Transaction Agreement for the Business Combination and related transactions.

Parties to the Business Combination

Holdco

Holdco is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and a direct wholly-owned subsidiary of Pace that was incorporated on December 9, 2016. To date, Holdco has not conducted any material activities other than those incident to its formation and the Business Combination. Prior to consummation of the Business Combination, Holdco’s corporate form will be converted to a Dutch public limited liability company (naamloze vennootschap) and its name will be changed to Playa Hotels & Resorts N.V. Upon the closing of the Business Combination, the Holdco Shares and Holdco Public Warrants will be registered under the Exchange Act and listed on NASDAQ under the symbols “PLYA” and “PLYAW,” respectively.

The mailing address of Holdco’s principal executive office prior to the closing of the Business Combination is at WTC, Tower A, 12th Floor, Strawinskylaan 1209, 1077 XX Amsterdam, the Netherlands. The mailing address of Holdco’s principal executive office after the closing of the Business Combination will be at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

Pace

Pace is a blank check company incorporated as a Cayman Islands exempted company on June 3, 2015 and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. Pace consummated the Pace IPO on September 16, 2015, generating gross proceeds of approximately $461,000,000, which includes proceeds from the private placement of the Private Placement Warrants to Pace Sponsor.

Pace’s securities are traded on NASDAQ under the ticker symbols “PACE,” “PACEU” and “PACEW.” Upon the closing of the Business Combination, the Pace securities will be delisted from NASDAQ.

The mailing address of Pace’s principal executive office is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

Playa

Playa was incorporated on March 28, 2013 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law. Playa is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns a portfolio consisting of 13 resorts (6,142 rooms) located in Mexico, the Dominican Republic and Jamaica. All-inclusive resorts provide guests with an integrated experience through prepaid packages of room accommodations, food and beverage services and entertainment activities. Playa believes that its properties are among the finest all-inclusive resorts in the markets they serve. All of Playa’s resorts offer guests luxury accommodations, noteworthy architecture, extensive on-site activities and multiple food and beverage options. Playa believes that its resorts have a competitive advantage due to their location, extensive amenities, scale and guest-friendly design. Playa’s portfolio is comprised of all-inclusive resorts that share the following characteristics: (i) prime beachfront locations; (ii) convenient air access from a number of North American and other international gateway markets; (iii) strategic locations in popular vacation destinations in countries with strong government commitments to tourism; (iv) high quality physical condition; and (v) capacity for further revenues and earnings growth through incremental renovation or repositioning opportunities.

Playa focuses on the all-inclusive resort business because Playa believes it is a rapidly growing segment of the lodging industry that provides its guests and it with compelling opportunities. Playa’s all-inclusive resorts provide guests with an attractive vacation experience that offers value and a high degree of cost certainty, as compared to traditional resorts, where the costs of discretionary food and beverage services and other amenities can be unpredictable and significant. Playa believes that the all-inclusive model provides it with more predictable revenue, expenses and occupancy rates as compared to other lodging industry business models because, among other reasons, guests at all-inclusive resorts often book and pay for their stays further in advance than guests at traditional resorts. Since stays are generally booked and paid for in advance, customers are less likely to cancel, which allows Playa to manage on-site expenses and protect operating margins accordingly. These characteristics of the all-inclusive model allow Playa to more accurately adjust certain operating costs in light of expected demand, as compared to other lodging industry business models. Playa also has the opportunity to generate incremental revenue by offering upgrades, premium services and amenities not included in the all-inclusive package.

Playa’s portfolio consists of resorts marketed under a number of different all-inclusive brands. Hyatt Ziva, Gran and Dreams are all-ages brands. Hyatt Zilara, THE Royal and Secrets are adults-only brands. Playa has also entered into an exclusive agreement with Panama Jack that provides Playa with the right to develop and own, and/or manage all-inclusive resorts under the Panama Jack brand in certain regions. Playa has agreed to rebrand two of its resorts under the Panama Jack brand. Playa believes that these brands enable it to differentiate its resorts and attract a loyal guest base.

Playa has a strategic relationship with Hyatt, a global lodging company with widely recognized brands, pursuant to which Playa jointly developed the standards for the operation of the all-ages Hyatt Ziva and adults-only Hyatt Zilara brands (together, the “Hyatt All-Inclusive Resort Brands”). Playa currently is the only Hyatt-approved operator of the Hyatt All-Inclusive Resort Brands and Playa has rebranded five of its resorts under the Hyatt All-Inclusive Resort Brands since 2013. In addition to creating potential future opportunities to expand Playa’s business, Playa believes that its strategic relationship with Hyatt will further establish Playa as a leader in the all-inclusive resort business by providing its Hyatt All-Inclusive Resort Brand resorts access to Hyatt’s distribution channels and guest base that includes leisure travelers. Playa believes that its strategic relationship with Hyatt and the increasing awareness of Playa’s all-inclusive resort brands among potential guests will enable Playa to increase the number of bookings made through lower cost sales channels, such as direct bookings through Hyatt, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts, and Playa’s company and resort websites.

The mailing address of Playa’s principal executive office is at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

New Pace

New Pace is a Cayman Islands exempted company and a direct wholly-owned subsidiary of Holdco that was incorporated on December 7, 2016 to consummate the Business Combination. In the Business Combination, Pace will merge with and into New Pace, with New Pace continuing as the surviving entity.

The mailing address of New Pace’s principal executive office is c/o Pace Holdings Corp., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

The Business Combination

General

On December 13, 2016, Pace, Playa, Holdco and New Pace entered into a Transaction Agreement (as amended on February 6, 2017, and as it may be further amended from time to time, the “Transaction Agreement”), which provides for, among other things: (i) the issuance by Pace of the Pace Earnout Warrants to Pace Sponsor; (ii) the entry by Pace into the Securities Purchase Agreements with the Playa Preferred Shareholders; (iii) the Pace Merger; (iv) the Distribution; (v) the Playa Preferred Share Acquisition; and (vi) the Playa Merger. For more information about the transactions contemplated in the Transaction Agreement, please see the sections entitled “The Business Combination” and “The Transaction Agreement and Related Agreements.” A copy of the Transaction Agreement is attached to this proxy statement/prospectus as Annex A.

Structure of the Business Combination

In connection with the closing of the Business Combination contemplated by the Transaction Agreement, the parties will undertake the following transactions:

•	the issuance by Pace of the Pace Earnout Warrants to Pace Sponsor;

•	the issuance by Holdco of Holdco Shares to Pace, the conversion of Holdco into a Dutch public limited liability company (naamloze vennootschap) and the amendment of the articles of association of Holdco;

•	the Pace Merger;

•	the distribution by New Pace to Holdco of an amount equal to the sum of (x) the aggregate amount of cash held by New Pace at such time and (y) the aggregate amount paid by the Private Placement Investors pursuant to and in accordance with the Subscription Agreements (the “Distribution”); and

•	the acquisition of all of the Playa Preferred Shares from the Playa Preferred Shareholders by Holdco, as Pace’s successor in interest under the Securities Purchase Agreements, in consideration for an aggregate amount equal to $8.40 for each outstanding Playa Preferred Share plus the amount of any accrued but unpaid dividends thereon, subject to adjustment, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the Securities Purchase Agreement entered into with HI Holdings Playa.

The Playa Merger will become effective at midnight (24:00 hours) CET on the date of execution of the notarial deed of merger effecting the Playa Merger (the “Playa Merger Effective Time”). At the Playa Merger Effective Time, (i) each Playa Common Share issued and outstanding immediately prior to the Playa Merger Effective Time will (A) be exchanged for the number of validly issued, fully paid and non-assessable Holdco

Shares calculated in accordance with the principles set forth in the Transaction Agreement, (B) entitle the holder thereof to receive the number of Holdco Private Placement Warrants calculated in accordance with the principles set forth in the Transaction Agreement and (C) entitle the holder thereof to receive the number of Playa Earnout Warrants calculated in accordance with the principles set forth in the warrant agreements to be executed by Holdco and the holders of Playa Common Shares as of immediately prior to closing; and (ii) the consideration to be paid to the Playa Preferred Shareholders in connection with the Playa Preferred Share Acquisition will be calculated based on an aggregate amount equal to $8.40 for each Playa Preferred Share, for an aggregate consideration value of approximately $346,000,000 (which includes accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016), plus any additional arrearages and additional accrued but unpaid dividends thereon after December 31, 2016 through the closing of the Business Combination, subject to adjustment, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the Securities Purchase Agreement entered into with HI Holdings Playa which, following the Playa Preferred Share Acquisition, will be held by Holdco as Pace’s successor in interest under the Securities Purchase Agreements.

Organizational Structure

The following diagram illustrates the organizational structure of Pace, Playa and Holdco immediately prior to the Business Combination:

The following diagram illustrates the structure of Holdco immediately following the Business Combination. This diagram assumes that the Business Combination is consummated on January 31, 2017 and further assumes that no Pace shareholders exercise their redemption rights. If these assumptions are not correct, then the shareholdings set forth in the diagram below would change.

Consideration in the Business Combination

Consideration to Pace Shareholders and Pace Warrant Holders in the Business Combination

Subject to the terms and conditions of the Transaction Agreement, the consideration to be paid to the Pace shareholders in connection with the Pace Merger shall consist of: (i) Holdco Shares, (ii) Holdco Private Placement Warrants, (iii) Holdco Public Warrants and (iv) Holdco Earnout Warrants. The number of Holdco Shares, Holdco Private Placement Warrants, Holdco Public Warrants and Holdco Earnout Warrants to be received by the Pace shareholders will be determined as follows:

•	each Pace unit will be cancelled in exchange for consideration consisting of (A) the right to receive one validly issued, fully paid and non-assessable New Pace Class A Share, which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco, and (B) on substantially equivalent terms and conditions as the public warrants, one New Pace Public Warrant, which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one Holdco Public Warrant on substantially equivalent terms and conditions as the New Pace Public Warrants;

•	each Class A Share will be converted into the right to receive one validly issued, fully paid and non-assessable New Pace Class A Share, which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco;

•	each Founder Share will be converted into the right to receive one validly issued, fully paid and non-assessable New Pace Class F Share, which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco;

•	each Pace public warrant will be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the public warrants, one New Pace Public Warrant, which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one Holdco Public Warrant on substantially the terms and conditions as the New Place Public Warrants;

•	each Private Placement Warrant will be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Private Placement Warrants, one New Pace Private Placement Warrant, which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one Holdco Private Placement Warrant on substantially equivalent terms and conditions as the New Pace Private Placement Warrants; and

•	each Pace Earnout Warrant will, immediately after the Pace Merger and prior to consummation of the Playa Merger, be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Pace Earnout Warrants, one Holdco Earnout Warrant.

Immediately following the Pace Merger Effective Time, the exchange agent, acting as exchange agent and solely for the account and benefit of the former holders of Class A Shares and Founder Shares, will contribute to Holdco, for the account and benefit of the former holders of Class A Shares and Founder Shares, all of the issued and outstanding New Pace Class A Shares and New Pace Class F Shares that were issued to the exchange agent, as a contribution in kind and, in consideration of these contributions in kind, Holdco will issue and deliver to the exchange agent an equivalent number of Holdco Shares for the account and benefit of the former holders of Class A Shares and Founder Shares.

Consideration Payable to Playa Shareholders in the Business Combination

Subject to the terms and conditions of the Transaction Agreement, the consideration to be paid to the Playa Preferred Shareholders in connection with the Playa Preferred Share Acquisition will be calculated based on an aggregate amount equal to $8.40 for each outstanding Playa Preferred Share (plus any arrearages and accrued and unpaid dividends thereon through December 31, 2016), for an aggregate consideration value of approximately $346,000,000 (which includes accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016), plus any additional arrearages and accrued but unpaid dividends thereon after December 31, 2016 through the closing of the Business Combination, subject to adjustment, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the Securities Purchase Agreement entered into with HI Holdings Playa which, following the Playa Preferred Share Acquisition, will be held by Holdco as Pace’s successor in interest under the Securities Purchase Agreements.

Subject to the terms and conditions of the Transaction Agreement, certain adjustments pursuant to and in accordance with the terms of the Transaction Agreement and the ancillary agreements and assuming none of Pace’s public shareholders exercise their redemption rights, the consideration to be paid to the Playa Common

Shareholders in connection with the Playa Merger shall consist of: (i) 49,731,029 Holdco Shares valued at approximately $497,310,290 based on a $10.00 share price, (ii) 7,333,333 Holdco Private Placement Warrants and (iii) 1,000,000 Playa Earnout Warrants.

Conditions to Closing of the Business Combination

The respective obligations of Playa, Pace, Holdco and New Pace to consummate the transactions contemplated by the Transaction Agreement, including the Business Combination, are subject to the satisfaction, or written waiver by both Playa and Pace, of each of the following conditions:

•	there must not be in effect any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) by a governmental entity of competent jurisdiction enjoining, restraining or otherwise prohibiting the consummation of the Business Combination, any creditor opposition proceedings that have been timely initiated in relation to the Business Combination which have subsequently not been revoked or dismissed, or any law or regulations that make the consummation of the Business Combination illegal or otherwise prohibited;

•	the waiting period for approval under the HSR Act shall have expired or such approval shall have otherwise been obtained;

•	approval from the Mexican Antitrust Commission (Comisión Federal de Competencia Económica) must have been obtained;

•	the required vote of Pace’s shareholders to approve the Business Combination Proposal and the Pace Merger Proposal must have been obtained, the shareholders of Playa must have adopted and approved the Transaction Agreement and both Pace’s shareholders and Playa’s shareholders must have approved any other proposals reasonably agreed upon to complete the Business Combination;

•	this proxy statement/prospectus must have become effective in accordance with the Securities Act and no stop order issued by the SEC may be in effect or threatened;

•	the amount in the Trust Account and the proceeds from the Private Placement and the Playa Employee Offering, if any, must equal or exceed $375,000,000 (subject to reduction to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment); and

•	Pace must have at least $5,000,001 of net tangible assets remaining.

The obligations of Pace, Holdco and New Pace to effect the Business Combination are subject to fulfillment, on or prior to the closing date, of certain conditions (any or all of which may be waived in writing by Pace), including that, among others, Playa must have performed and complied in all material respects with all obligations required to be performed or complied with by Playa under the Transaction Agreement at or prior to closing.

The obligations of Playa to effect the Business Combination are subject to fulfillment, on or prior to the closing date, of certain conditions (any or all of which may be waived in writing by Playa), including, among others:

•	Pace, Holdco and New Pace must have performed and complied in all material respects with all obligations required to be performed or complied with by it under the Transaction Agreement at or prior to closing; and

•	the Holdco Shares to be issued pursuant to the Transaction Agreement shall have been approved for listing on NASDAQ.

Related Agreements

Shareholder Agreement

Pursuant to the Transaction Agreement and at or prior to the closing of the Business Combination, Holdco, Pace Sponsor, HI Holdings Playa and Cabana will enter into a Shareholder Agreement that will be effective as of the closing of the Business Combination. The Shareholder Agreement provides that the Holdco Board, as of the closing of the Business Combination, will be comprised of ten directors, consisting of nine non-executive directors and Bruce W. Wardinski, as the initial CEO Director. As of the closing of the Business Combination, three of the non-executive directors will be designated by Pace Sponsor (at least one of whom will not be employed by, or have any other material financial relationship with, the Pace Sponsor or any of its affiliates) (each, a “Pace Director”), two of the non-executive directors will be designated by Cabana (each, a “Cabana Director”), and one non-executive director will be designated by HI Holdings Playa (as defined below) (the “Hyatt Director”). The Shareholder Agreement will further provide that each of the directors, other than the CEO Director, will be an “Independent Director” within the meaning of the listing rules of NASDAQ. The initial composition of the Holdco Board will be as set forth in “Management of Holdco After the Business Combination–Directors and Executive Officers.”

Under the Shareholder Agreement, after the expiration of the initial one-year term, Pace Sponsor, HI Holdings Playa and Cabana will have certain rights to designate directors to the Holdco Board.

•	Pace Directors: Pace Sponsor will have the right to designate (i) three directors to the Holdco Board for as long as Pace Sponsor holds more than 7,500,000 Holdco Shares, (ii) two directors to the Holdco Board for as long as Pace Sponsor holds 7,500,000 or fewer but more than 5,625,000 Holdco Shares, and (iii) one director to the Holdco Board for as long as Pace Sponsor holds 5,625,000 or fewer but more than 3,750,000 Holdco Shares.

•	Hyatt Director: HI Holdings Playa will have the right to designate one director to the Holdco Board for as long as HI Holdings Playa holds more than 7,500,000 Holdco Shares.

•	Cabana Directors: Cabana will have the right to designate (i) two directors to the Holdco Board for so long as Cabana holds more than 15,000,000 Holdco Shares and (ii) one director to the Holdco Board for so long as Cabana holds 15,000,000 or fewer but more than 7,500,000 Holdco Shares.

The three remaining directors will be designated by the Holdco Board in accordance with the Holdco Articles of Association.

The Shareholder Agreement provides that Holdco will, subject to certain conditions, nominate the respective director designees as provided for above. In addition, each of Pace Sponsor, HI Holdings Playa and Cabana (the “Designating Shareholders”) have agreed to vote to elect the designees of the other shareholder signatories designated in accordance with the Shareholder Agreement to the Holdco Board for the term of the Shareholder Agreement, unless such shareholder ceases to hold the minimum number of Holdco Shares needed for such person to be entitled to designate at least one such director.

The Shareholder Agreement also provides that the Holdco Board shall at all times maintain a Capital Allocation Committee consisting of one Pace Director, one Cabana Director and the CEO Director. For as long as Pace Sponsor or Farallon is entitled to appoint any director to the Holdco Board, any vacancy on the Capital

Allocation Committee resulting from the resignation, removal, or death of the applicable Pace Director or Cabana Director, as applicable, must be promptly filled by the Holdco Board following prompt nomination of such replacement director by Pace Sponsor or Cabana. Any action by the Capital Allocation Committee will require the affirmative vote of two committee members. See “Management of Holdco After the Business Combination — Holdco Board — Board Committees — Capital Allocation Committee” for more information on the purpose, duties and authority of the Capital Allocation Committee.

Registration Rights Agreement

Certain persons who will be holders of the Holdco Shares immediately after the Playa Merger, including HI Holdings Playa, Cabana, the other shareholders of Playa immediately prior to consummation of the Business Combination, Pace Sponsor, Chad Leat, Robert Suss, Paul Walsh and Kneeland Youngblood (the “Holders”), will be entitled to registration rights pursuant to the Registration Rights Agreement effective as of the closing of the Business Combination. At any time, and from time to time, after the six month anniversary of the closing of the Business Combination, HI Holdings Playa, Cabana or Pace Sponsor may demand that Holdco register for resale some or all of their Holdco Shares for so long as they continue to meet certain ownership thresholds.

Subscription Agreements

Concurrently with the execution of the Transaction Agreement, Pace and Holdco entered into the Subscription Agreements, providing an aggregate commitment amount of approximately $50,000,000.

Pursuant to the PHC Subscription Agreements, the PHC Investors agreed to purchase from Pace an aggregate of 1,015,000 Class A Shares at a purchase price of $10.00 per share, or an aggregate of $10,150,000. The PHC Investors may assign their rights under the PHC Subscription Agreements to one or more parties, subject to compliance with the securities laws.

Pursuant to the Investor Subscription Agreements, the Investors agreed to purchase from Pace an aggregate of 3,985,000 Class A Shares at a purchase price of $10.00 per share, and an additional 144,654 Class A Shares in the aggregate in consideration of the payment of the purchase price and the other agreements of the Investors contained therein.

The Class A Shares issued pursuant to the Subscription Agreements will be exchanged for an equivalent number of New Pace Class A Shares, which will immediately be exchanged for an equivalent number of Holdco Shares in the Business Combination (the “Exchange Shares”). Holdco has agreed to register the resale of such Holdco Shares issued to the Investors pursuant to a registration statement that must be filed within 30 calendar days after the consummation of the Business Combination. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.

The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Business Combination and are conditioned on such closing and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Transaction Agreement in accordance with its terms, (ii) the mutual written agreement of the parties thereto and (iii) if any of the conditions to the closing are not satisfied on or prior to the closing date.

The Class A Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

In addition, prior to the consummation of the Business Combination, Holdco intends to offer in the Playa Employee Offering up to $1,000,000 of Holdco Shares to Playa employees, their family members and persons with business relationships with Playa. The offer price in the Playa Employee Offering will equal the effective price per Class A Share paid by investors unaffiliated with Pace in the Private Placement. The Playa Employee Offering and any sales of Holdco Shares made pursuant to this offering will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The closing of the Playa Employee Offering is contingent upon, among other things, the closing of the Business Combination and is expected to occur after the closing of the Business Combination. The number of Holdco Shares sold pursuant to the Playa Employee Offering will reduce by an equivalent number of shares the commitment of the PHC Investors to purchase Class A Shares in the Private Placement.

Voting Agreement

Substantially concurrently with the execution of the Transaction Agreement, Playa and Pace entered into a Voting Agreement with Cabana and HI Holdings Playa, pursuant to which, subject to certain limitations, each of Cabana and HI Holdings Playa agreed to exercise all of their rights as shareholders of Playa, including the voting rights attached to all of the shares that they hold in Playa, to approve and support the Business Combination, and take all such actions reasonably requested by Playa and Pace in connection therewith, including by voting their shares in favor the proposed Business Combination at any meeting of Playa’s shareholders or by action by written consent in lieu thereof.

Impact of the Business Combination on Holdco’s Public Float

It is anticipated that, upon completion of the Business Combination: (i) Pace’s public shareholders (other than the Private Placement Investors) will own approximately 41.9% of Holdco; (ii) the Investors will own approximately 3.8% of Holdco; (iii) the PHC Investors will own approximately 1.0% (such that public shareholders, including the Private Placement Investors, will own approximately 46.7% of Holdco); (iv) the Pace Initial Shareholders (including Pace Sponsor) will own approximately 7.0% of Holdco, after giving effect to the surrender for no consideration of approximately 3,750,000 Founder Shares held by Pace Sponsor; and (v) Playa Common Shareholders will own approximately 46.3% of Holdco. These levels of ownership interests assume that no Class A Shares are elected to be redeemed by Pace’s public shareholders and that none of the Private Placement Warrants are exercised.

The ownership percentages with respect to Holdco following the Business Combination do not take into account the warrants to purchase Holdco Shares that will remain outstanding immediately following the Business Combination, but do include Founder Shares, which will be exchanged for Holdco Shares at the closing of the Business Combination on a one-for-one basis (after giving effect to the surrender for no consideration of approximately 3,750,000 of such shares and even though such Holdco Shares will be subject to transfer restrictions). If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pace’s existing shareholders in Holdco will be different.

Pace Board’s Reasons for Approval of the Business Combination

Pace was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Pace Board sought to do this by utilizing the networks and industry experience of both the Pace Sponsor and the Pace Board to identify, acquire and operate one or more businesses.

In particular, the Pace Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination:

•	Premier Collection of Resorts. Playa’s portfolio of owned resorts represents a premier collection of all-inclusive resorts located in prime beachfront locations in popular vacation destinations throughout Mexico and the Caribbean.

•	Business and Financial Condition and Prospects. The knowledge and familiarity of the Pace Board with Playa’s business, financial condition, results of operations and future growth prospects. The Pace Board discussed Playa’s current prospects for growth in executing upon and achieving Playa’s business plans, and noted that Playa achieved significant revenue growth following the rebranding and renovation of several resorts. The Pace Board also noted that the all-inclusive resort segment of the lodging industry is highly fragmented and presents a significant opportunity for further consolidation. In addition, the Pace Board believed that there is expected market growth overall in the lodging industry and that Playa is in a premium position to capitalize on such growth with its brand power and market position. Finally, the Pace Board also considered factors such as Playa’s historical financial results, 2017 outlook, financial plan, debt structure and owned asset base, as well as valuations and trading of publicly traded companies and valuations of precedent merger and acquisition targets in similar and adjacent sectors.

•	Integrated and Scalable Operating Platform. The Pace Board noted that Playa has developed a scalable resort management platform designed to improve operating efficiency and enable Playa to own and manage additional resorts in Playa’s portfolio. The integrated platform allows managers to analyze and share trends throughout Playa’s portfolio.

•	Profit Improvement Opportunities. The Pace Board considered the opportunities to expand Playa’s operating margins as its newly redeveloped assets stabilize, and the possibility to assume management of its externally managed resorts. Additionally, the Pace Board noted that the constraints imposed on Playa management from Playa’s highly leveraged capital structure restricted Playa’s ability to pursue attractive investment opportunities and the Pace Board believed that providing excess cash should enable Playa management to accelerate the deployment of capital into high return projects.

•	Sales Channels Optimization Opportunity. The Pace Board noted that for the nine months ended September 30, 2016, approximately 67% of Playa’s bookings were through wholesale channels, compared to 68% for the nine months ended September 30, 2015. The costs of wholesale bookings are typically higher than those of direct guest bookings. Given Pace management’s experience in travel distribution, the Pace Board believes there is a significant opportunity to improve Playa’s operating margins by increasing the number of direct bookings through Playa’s resort websites and through Hyatt.

•	Playa’s Strategic Relationship with Hyatt. Playa maintains a strategic relationship with Hyatt which provides a range of benefits, including the right to operate certain resorts under the Hyatt All-Inclusive Resort Brands in certain countries and, through 2018, certain rights with respect to the development and management of future Hyatt All-Inclusive Resort Brands in Mexico, Costa Rica, the Dominican Republic, Jamaica and Panama.

•	Exclusive Focus on All-Inclusive. Playa’s focus on an all-inclusive model provides advantages over other lodging business models through relatively higher occupancy predictability and stability, and the ability to more accurately forecast resort utilization levels, which allows Playa to adjust certain operating costs in pursuit of guest satisfaction and more efficient operations.

•	Experienced and Proven Management Team. The Pace Board considered the fact that the post-Business Combination company will be led by the senior management team of Playa which, with an average of 28 years of industry experience, has successfully led the business and delivered industry leading profitability margins. In addition, the Pace Board considered the fact that Mr. Wardinski, who has extensive leadership experience at lodging companies and upscale properties, would continue as the Chief Executive Officer of the post-Business Combination company.

•	Other Alternatives. The Pace Board’s belief, after a thorough review of other business combination opportunities reasonably available to Pace, that the proposed Business Combination represents the best potential business combination for Pace and the most attractive opportunity for Pace management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the Pace Board’s belief that such processes had not presented a better alternative.

•	Terms of the Transaction Agreement. The Pace Board considered the terms and conditions of the Transaction Agreement and the transactions contemplated thereby, including the Business Combination.

•	Independent Director Role. The Pace Board is comprised of a majority of independent directors who are not affiliated with Pace Sponsor and its affiliates, including TPG. In connection with the Business Combination, Pace’s independent directors, Messrs. Chad Leat, Robert Suss, Paul Walsh and Kneeland Youngblood, took an active role in evaluating and guiding Pace management on the proposed terms of the Business Combination, including the Transaction Agreement, the related agreements and governance of Holdco following the Business Combination. Pace’s independent directors evaluated and unanimously approved, as members of the Pace Board, the Transaction Agreement and the transactions contemplated therein, including the Business Combination.

For more information about the Pace Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination — The Pace Board’s Reasons for the Business Combination.”

Independent Director Oversight

The Pace Board is comprised of a majority of independent directors who are not affiliated with Pace Sponsor and its affiliates, including TPG. In connection with the Business Combination, Pace’s independent directors, Messrs. Chad Leat, Robert Suss, Paul Walsh and Kneeland Youngblood, took an active role in evaluating and negotiating the proposed terms of the Business Combination, including the Transaction Agreement, the Related Agreements and the governance of Holdco post-Business Combination, including the Holdco Articles of Association. As part of their evaluation of the Business Combination, Pace’s independent directors were aware of the potential conflicts of interest with Pace Sponsor and its affiliates, including TPG, that could arise with regard to the proposed terms of the Transaction Agreement, the Private Placement and Holdco Articles of Association and the governance of Holdco following the Business Combination. The independent directors of Pace reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Pace Board, the Transaction Agreement and the transactions contemplated therein, including the Business Combination.

Satisfaction of 80% Test

It is a requirement under Pace’s amended and restated memorandum and articles of association and NASDAQ listing requirements that the business or assets acquired in Pace’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of December 13, 2016, the date of the execution of the Transaction Agreement, the fair value of marketable securities held in the Trust Account was approximately $435,000,000 (excluding $15,750,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $348,000,000. In reaching its conclusion that the Business Combination meets the 80% asset test, the Pace Board reviewed the enterprise value of Playa of approximately $1.75 billion that was negotiated and agreed to by the parties to the Transaction Agreement. The parties to the Transaction Agreement considered factors such as Playa’s historical financial results, 2017 outlook, financial plan, debt structure and owned asset base, as well as valuations and trading of publicly traded companies and valuations of precedent merger and acquisition targets in similar and adjacent sectors. The enterprise value consists of a common equity value of approximately $1,074,000,000 and $679,000,000 of net debt. In determining whether the enterprise value described above represents the fair market value of Playa, the Pace Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Transaction Agreement and Related Agreements” and the fact that the purchase price for Playa was the result of an arm’s length negotiation. As a result, the Pace Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

The Extraordinary General Meeting of Pace Shareholders

Date, Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting of Pace shareholders will be held on [●], 2017, at [●] local time at [●].

Proposals

At the Extraordinary General Meeting, Pace shareholders will be asked to consider and vote on:

1.	Business Combination Proposal — To consider and vote upon a proposal to adopt the Transaction Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and Annex A-1, and approve the transactions contemplated thereby, including the Business Combination (Proposal No. 1);

2.	Pace Merger Proposal — To consider and vote upon a proposal to approve the Pace Merger and authorize, approve and confirm the Plan of Merger (Proposal No. 2);

3.	Holdco Articles of Association Proposal — To consider and vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Holdco Articles of Association that are not required by Dutch law and materially affect shareholder rights (Proposal No. 3) (the “Holdco Articles of Association Proposal”); and

4.

Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Pace shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Pace Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (ii) in order to solicit additional proxies from Pace shareholders in favor of the Business Combination Proposal and the Pace Merger

Proposal, or (iii) if Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied. The Adjournment Proposal will only be presented to Pace shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Pace Merger Proposal, or in the event that Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied (Proposal No. 4).

Please see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Pace Merger Proposal,” “Proposal No. 3 — The Holdco Articles of Association Proposal” and “Proposal No. 4 — The Adjournment Proposal.”

Voting Power; Record Date

Only Pace shareholders of record at the close of business on [●], 2017, the record date for the Extraordinary General Meeting, will be entitled to vote at the Extraordinary General Meeting. Each Pace shareholder is entitled to one vote for each Pace Ordinary Share that such shareholder owned as of the close of business on the record date. If a Pace shareholder’s shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly counted. On the record date, there were 56,250,000 Pace Ordinary Shares outstanding, of which 45,000,000 are public shares and 11,250,000 are Founder Shares held by the Pace Initial Shareholders.

Vote of the Pace Initial Shareholders and Pace’s Other Directors and Officers

Prior to the Pace IPO, Pace entered into agreements with the Pace Initial Shareholders and the other current directors and officers of Pace, pursuant to which each agreed to vote any Pace Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to the Pace Initial Shareholders, including the Pace Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination Proposal and for all other proposals presented to Pace shareholders in this proxy statement/prospectus. As of the record date, the Pace Initial Shareholders and the other current directors and officers own 11,250,000 Founder Shares, representing 20% of the Pace Ordinary Shares then outstanding and entitled to vote at the Extraordinary General Meeting.

The Pace Initial Shareholders and the other current directors and officers of Pace have waived any redemption rights, including with respect to Class A Shares purchased in the Pace IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by the Pace Initial Shareholders have no redemption rights upon the liquidation of Pace and will be worthless if no business combination is effected by Pace by September 16, 2017. However, the Pace Initial Shareholders, officers and directors are entitled to redemption rights upon the liquidation of Pace with respect to any public shares they may own.

Quorum and Required Vote for Proposals at the Extraordinary General Meeting

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Business Combination Proposal. The Pace

Initial Shareholders have agreed to vote their Founder Shares and any public shares purchased by them during or after the Pace IPO in favor of the Business Combination Proposal.

The approval of the Pace Merger Proposal requires the affirmative vote of holders of at least two-thirds of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Pace Merger Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Pace Merger Proposal.

The approval of the Holdco Articles of Association Proposal requires the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Holdco Articles of Association Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Holdco Articles of Association Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Adjournment Proposal.

The Business Combination is conditioned on the approval of the Business Combination Proposal and the Pace Merger Proposal at the Extraordinary General Meeting. The Holdco Articles of Association Proposal is non-binding and is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal and the Pace Merger Proposal do not receive the requisite vote for approval, Pace will not consummate the Business Combination. If Pace does not consummate the Business Combination and fails to complete an initial business combination by September 16, 2017, Pace will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.

Recommendation to Pace Shareholders

The Pace Board believes that each of the Business Combination Proposal, the Pace Merger Proposal, the Holdco Articles of Association Proposal and the Adjournment Proposal to be presented at the Extraordinary General Meeting is in the best interests of Pace and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

Interests of Certain Persons in the Business Combination

Interests of the Pace Initial Shareholders and Pace’s Other Current Officers and Directors

In considering the recommendation of the Pace Board to vote in favor of the Business Combination, Pace shareholders should be aware that aside from their interests as shareholders, the Pace Initial Shareholders and certain members of the Pace Board and officers have interests in the Business Combination that are different from, or in addition to, those of other Pace shareholders generally. The Pace Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Pace shareholders that they approve the Business Combination. Pace shareholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

•	the fact that the Pace Initial Shareholders and Pace directors and officers have agreed not to redeem any Pace Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that Pace Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $75,748,800 after giving effect to the cancellations, but given the restrictions on such shares, Pace believes such shares have less value;

•	the fact that the Pace Initial Shareholders and Pace directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Pace fails to complete an initial business combination by September 16, 2017;

•	the fact that Pace Sponsor paid an aggregate of $11,000,000 for its 22,000,000 Private Placement Warrants to purchase Class A Shares and that such Private Placement Warrants will expire worthless if a business combination is not consummated by September 16, 2017;

•	the fact that, at the option of Pace Sponsor, any amounts outstanding under any loan made by Pace Sponsor or any of its affiliates to Pace in an aggregate amount up to $1,500,000 may be converted into warrants to purchase Class A Shares;

•	the right of the Pace Initial Shareholders to hold Holdco Shares and the Holdco Shares to be issued to the Pace Sponsor upon exercise and exchange of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•	the fact that Pace Sponsor agreed to loan Pace up to $1,250,000 to fund its operating costs, which will only be repaid upon consummation of the Business Combination;

•	the anticipated designation of Mr. Karl Peterson, Pace’s President and Chief Executive Officer, as a director of Holdco following the Business Combination;

•	the continued indemnification of Pace existing directors and officers and the continuation of Pace’s directors’ and officers’ liability insurance after the Business Combination;

•	the fact that Pace Sponsor and Pace’s officers and directors may not participate in the formation of, or become directors or officers of, any other blank check company until Pace (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by September 16, 2017;

•	the fact that Pace Sponsor and Pace’s officers and directors will lose their entire investment in Pace and will not be reimbursed for any out-of-pocket expenses (of which approximately $300 is owed as of the date hereof) if an initial business combination is not consummated by September 16, 2017;

•	if the Trust Account is liquidated, including in the event Pace is unable to complete an initial business combination within the required time period, Pace Sponsor has agreed to indemnify Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pace has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pace, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•	the fact that the PHC Investors have entered into the PHC Subscription Agreements with Pace and Holdco, pursuant to which the PHC Investors are entitled to purchase 1,015,000 Class A Shares for a purchase price of $10.00 per share.

Redemption Rights

Pursuant to Pace’s amended and restated memorandum and articles of association, holders of Pace public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Pace’s amended and restated memorandum and articles of association. As of December 13, 2016, this would have amounted to approximately $10.01 per share. If a holder of Pace public shares exercises its redemption rights, then such holder will be exchanging its Class A Shares for cash and will not own shares of Holdco following the closing of the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than fifteen percent (15%) of the Class A Shares included in the public units sold in the Pace IPO. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by Pace public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $450,783,729 as of December 31, 2016. The Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any Pace shareholder redemptions) and the proceeds from the Private Placement and the Playa Employee Offering, if any, equaling or exceeding $375,000,000 (net of the aggregate amount of cash required to satisfy any exercise by Pace shareholders of their right to have Pace redeem their Class A Shares in connection with a Business Combination (as such term is defined in Pace’s articles of association) and subject to a reduction to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment). The conditions to closing in the Transaction Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by Pace’s public shareholders, this condition is not met or is not waived, then each of Pace and Playa may elect not to consummate the Business Combination. In addition, in no event will Pace redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in Pace’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Transaction Agreement. Pace shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of Pace Shareholders — Redemption Rights” in order to properly redeem their public shares.

Certain Information Relating to Holdco

Holdco Board and Executive Officers Before the Business Combination

Prior to the Business Combination, the following individuals serve as directors or executive officers of Holdco:

Jan Hendrik Siemssen	54	Director
Pedro Emanuel Gouveia Fernandes Das Neves	42	Director
Karl Peterson	46	Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

Holdco Board and Executive Officers Following the Business Combination

Pursuant to the Shareholder Agreement, as of the closing of the Business Combination, the board will consist of ten directors, including Bruce W. Wardinski, as the initial CEO Director, three Pace Directors, two Cabana Directors and one Hyatt Director. Following the expiration of the initial one-year term, Pace Sponsor, Hyatt and Cabana will continue to have certain rights to designate directors based on their respective ownership of outstanding Holdco Shares.

Holdco’s directors and executive officers upon consummation of the Business Combination will be as follows:

Bruce D. Wardinski	56	Director, Chairman and Chief Executive Officer
Paul Hackwell	36	Director
Stephen G. Haggerty	49	Director
Daniel J. Hirsch	43	Director
Hal Stanley Jones	64	Director
Thomas Klein	54	Director
Elizabeth Lieberman	66	Director
Stephen L. Millham	48	Director
Karl Peterson	46	Director
Arturo Sarukhan	53	Director
Alexander Stadlin	63	Chief Operating Officer
Larry K. Harvey	52	Chief Financial Officer
Kevin Froemming	54	Chief Marketing Officer
David Camhi	44	General Counsel

Each of the Holdco directors, other than Mr. Wardinski, the Chairman and Chief Executive Officer, will serve as non-executive directors of the Holdco Board. In addition, Ms. Elizabeth Lieberman will serve as the Lead Independent Director of the Holdco Board. Each of the Holdco directors will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death.

For more information on the directors and management of Holdco, please see the section entitled “Management of Holdco After the Business Combination.”

Listing of Holdco Shares and Holdco Public Warrants on NASDAQ

Holdco Shares and Holdco Public Warrants currently are not traded on a stock exchange. It is anticipated that the Holdco Shares and the Holdco Public Warrants will be listed on the NASDAQ upon the closing of the Business Combination under the symbols “PLYA” and “PLYAW,” respectively.

Delisting of Pace Ordinary Shares and Deregistration of Pace

Pace and Playa anticipate that, following consummation of the Business Combination, Pace Ordinary Shares, Pace public units and Pace public warrants will be delisted from NASDAQ, and Pace will be deregistered under the Exchange Act.

Comparison of Shareholder Rights

Until consummation of the Pace Merger, Cayman Islands law and the amended and restated memorandum and articles of association of Pace will continue to govern the rights of Pace shareholders. After consummation of the Pace share exchange following the Pace Merger, Dutch law and the Holdco Articles of Association will govern the rights of Holdco shareholders.

There are certain differences in the rights of Pace shareholders prior to the Business Combination and the rights of Holdco shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights” beginning on page 314 of this proxy statement/prospectus for additional information.

Regulatory Matters

The approval of the Business Combination by the Mexican Commission of Economic Competition (“COFECE”) under Mexican Federal Law of Economic Competition and its Regulations (“Mexican Antitrust Law”) is a required condition to consummation of the Business Combination. Under Mexican Antitrust Law, transactions exceeding certain monetary thresholds cannot be completed until they are reviewed and approved by COFECE.

Material U.S. Tax Consequences

The Business Combination is intended to be tax-free to U.S. holders of Pace Class A Shares and public warrants for U.S. federal income tax purposes, except to the extent that the holders of Pace Class A Shares receive cash pursuant to the exercise of redemption rights.

Holders of Pace Class A Shares and public warrants should read carefully the information included under the section entitled “Material Tax Considerations — Material U.S. Federal IncomeTax Considerations” beginning on page 132 of this document for a more detailed discussion of material U.S. federal tax consequences of the Business Combination. Holders of Pace Class A Shares and public warrants should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination.

Material Dutch Tax Consequences

Holders and prospective holders of Holdco Shares and Holdco Public Warrants should read carefully the information included under the section entitled “Material Tax Considerations — Material Dutch Tax

Considerations — Holdco Shares and Holdco Public Warrants” beginning on page 142 of this document for a more detailed discussion of the principal Dutch tax consequences of the acquisition, holding, redemption and disposal of the Holdco Shares and the acquisition, holding, exercise, and disposal of the Holdco Public Warrants. Holders and prospective holders of Holdco Shares and Holdco Public Warrants should consult their tax advisors to determine the tax consequences to them regarding the tax consequences of any acquisition, holding, redemption and disposal of Holdco Shares or acquisition, holding, exercise, or disposal of Holdco Public Warrants.

Accounting Treatment of the Business Combination

The Business Combination is made up of the series of transactions within the Transaction Agreement as defined elsewhere within this prospectus. For accounting and financial reporting purposes, this series of transactions will be accounted for as a recapitalization. No step-up in basis of intangible assets or goodwill will be recorded in this transaction. Subsequent to the completion of these series of transactions, the existing Playa shareholders will hold approximately 46.3% equity interest in the combined company, Playa will be designated with the majority of the Holdco board of directors, Playa will be designated with all of the senior executive positions of Holdco and Playa will be the reporting entity with its historical and future financial information being the financial information of the public registrant.

Appraisal Rights

With respect to the Pace Merger, the Cayman Islands Companies Law provides for a right of dissenting Pace shareholders, in certain situations, to be paid the fair value of their shares upon their dissenting to the merger if they follow a prescribed procedure set out in such law. However, because Pace shareholders currently hold Pace Ordinary Shares that are listed on NASDAQ and will receive Holdco Shares that will be listed on NASDAQ, Pace does not believe that dissenters’ rights are available to Pace shareholders in connection with the Business Combination.

Appraisal rights are not available to holders of Playa Common Shares in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. Pace has engaged Morrow to assist in the solicitation of proxies.

If a Pace shareholder grants a proxy, such shareholder may still vote its shares in person if it revokes its proxy before the Extraordinary General Meeting. A Pace shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Extraordinary General Meeting of Pace Shareholders — Revoking Your Proxy.”

Risk Factor Summary

In evaluating the Business Combination and the proposals to be considered and voted on at the Extraordinary General Meeting, you should carefully review and consider the risk factors set forth under “Risk Factors” beginning on page 51 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of Holdco, Pace and Playa to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of Holdco following consummation of the Business Combination.

Summary Financial Data

Porto Holdco B.V.

(a wholly owned subsidiary of Pace Holdings Corp.)

Consolidated Balance Sheet

December 9, 2016
Assets
Total assets	$—

Liabilities and Shareholder’s Equity
Total liabilities	—
Commitments and contingencies
Shareholder’s equity:
Ordinary shares, $0.11 par value; 100 shares issued and outstanding	$11
Additional paid-in capital	47,689
Due from shareholder	(11)
Accumulated deficit	(47,689)

Total shareholder’s equity	—
Total liabilities and shareholder’s equity	$—

Note: Porto Holdco B.V. was formed on December 9, 2016 as a wholly owned subsidiary of Pace Holdings Corp., a Cayman Islands exempted company. Porto Holdco B.V. was formed in contemplation of the Transaction Agreement, dated as of December 13, 2016, by and among Pace Holdings Corp., Playa Hotels & Resorts B.V., Porto Holdco B.V. and New PACE Holdings Corp. Thus, Porto Holdco B.V. does not have Statement of Operations Data.

Summary Historical Financial Data of Pace

The following table contains summary historical financial data for Pace as of and for the nine months ended September 30, 2016, for the period from June 3, 2015 (inception) through September 30, 2015, and as of and for the period from June 3, 2015 (inception) through December 31, 2015. Such data for the period from June 3, 2015 (inception) through December 31, 2015 and as of December 31, 2015 have been derived from the audited financial statements of Pace included elsewhere in this proxy statement/prospectus. Such data as of and for the nine months ended September 30, 2016, and for the period from June 3, 2015 (inception) through September 30, 2015 have been derived from the unaudited financial statements of Pace included elsewhere in this proxy statement/prospectus. The data derived from the unaudited interim financial statements of Pace for the nine month period ended September 30, 2016 has been prepared assuming that Pace will continue as a going concern. As discussed in the notes to those unaudited interim financial statements, Pace has no shareholder’s equity and has not yet effected a business combination, the purpose for which Pace was established, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in the notes to the unaudited interim financial statements. The data derived from the unaudited interim financial statements does not include any adjustments that might result from the outcome of this uncertainty. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with the sections entitled “Pace Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Pace’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

Statement of Operations Data:

		For the Period
	For the Nine	from June 3, 2015	For the Period
	Months Ended September 30, 2016 (unaudited)	(inception) to September 30, 2015 (unaudited)	from June 3, 2015 (inception) to December 31, 2015
Revenue	$—	$—	—
Professional fees and other expenses	1,151,600	81,341	192,622
Organizational costs	—	59,789	66,105

Loss from operations	(1,151,600)	(141,130)	(258,727)
Interest income	628,095	—	—

Net income (loss) attributable to ordinary shares	$(523,505)	$(141,130)	(258,727)

Net income (loss) per ordinary share:
Basic and diluted	$(0.04)	$(0.02)	(0.04)

Weighted average ordinary shares outstanding (excluding shares subject to possible redemption):
Basic and diluted	13,330,922	8,187,268	6,228,213

Condensed Balance Sheet Data:

	As of September 30, 2016 (unaudited)	As of December 31, 2015 (audited)
Assets
Current assets:
Cash	$83,714	$1,117,746
Prepaid expenses	40,215	152,339

Total current assets	123,929	1,270,085
Investments held in Trust Account	450,628,095	450,000,000

Total assets	$450,752,024	$451,270,085

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued professional fees and other expenses	$598,328	$52,010
Accrued offering costs	24,930	565,804

Total current liabilities(1)	623,258	617,814
Deferred underwriting compensation	15,750,000	15,750,000

Total liabilities	16,373,258	16,367,814
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 42,937,876 and 42,990,227 shares at September 30, 2016 and December 31, 2015, respectively, at a redemption value of $10.00 per share	429,378,760	429,902,270
Shareholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 2,062,124 shares issued and outstanding (excluding 42,937,876 shares subject to possible redemption) at September 30, 2016, and 2,009,773 shares issued and outstanding (excluding 42,990,227 shares subject to possible redemption) at December 31, 2015	206	201
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 shares issued and outstanding	1,125	1,125
Additional paid-in capital	5,780,907	5,257,402
Accumulated deficit	(782,232)	(258,727)

Total shareholders’ equity	5,000,006	5,000,001

Total liabilities and shareholders’ equity	$450,752,024	$451,270,085

(1)	Subsequent to September 30, 2016, Pace issued a non-interest bearing unsecured promissory note to Pace Sponsor that provides for Pace Sponsor to advance to Pace up to $1,250,000.

Summary Historical Financial Data of Playa

The following tables set forth summary historical financial information and operating data for Playa as of and for the nine months ended September 30, 2016 and for the nine months ended September 30, 2015, and as of and for years ended December 31, 2015 and 2014 and for the year ended December 31, 2013. You should read the following summary historical financial information and operating data in conjunction with the sections entitled “Playa Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Playa’s consolidated financial statements and related notes, all included elsewhere in this proxy statement/prospectus. Playa derived the summary statements of operations data and other financial data for the years ended December 31, 2015, 2014 and 2013, and the summary balance sheet data as of December 31, 2015 and 2014 from Playa’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Playa derived the summary statements of operations data and other financial data for the nine months ended September 30, 2016 and 2015, and the summary balance sheet data as of September 30, 2016 from Playa’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus. The unaudited consolidated financial statements have been prepared on the same basis as Playa’s audited consolidated financial statements included elsewhere in this prospectus and, in Playa’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. Playa’s historical results may not be indicative of the results that may be achieved in the future.

Statement of Operations Data:

($ in thousands, except share and per share data)

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
Revenue:
Package	$348,808	$260,756	$352,820	$312,130	$234,212
Non-package	52,562	40,500	55,525	55,107	45,624

Total revenue	401,370	301,256	408,345	367,237	279,936

Direct and selling, general and administrative expenses:
Direct	214,039	179,463	247,080	233,841	198,513
Selling, general and administrative	66,237	48,298	70,461	62,176	49,571
Pre-opening	—	10,962	12,440	16,327	2,638
Depreciation and amortization	38,809	33,915	46,098	65,873	31,295
Impairment loss	—	—	—	7,285	—
Insurance proceeds	(309)	(27,005)	(27,654)	(3,000)	—

Direct and selling, general and administrative expenses	318,776	245,633	348,425	382,502	282,017

Operating income (loss)	82,594	55,623	59,920	(15,265)	(2,081)

Interest expense	(40,619)	(37,233)	(49,836)	(41,210)	(29,864)
Loss on extinguishment of debt	—	—	—	—	(5,101)
Other (expense) income, net	(2,414)	(775)	(2,128)	(10,777)	3,732

Net income (loss) before tax	39,561	17,615	7,956	(67,252)	(33,314)

Income tax benefit	5,270	5,239	1,755	29,036	(5,194)

Net income (loss)	44,831	22,854	9,711	(38,216)	(38,508)

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
Other comprehensive (loss) income, net of taxes:
Cash flow hedges	—	—	—	—	1,922
Benefit obligation gain (loss)	44	(613)	(484)	630	178

Other comprehensive income (loss)	44	(613)	(484)	630	2,100

Total comprehensive income (loss)	$44,875	$22,241	$9,227	$(37,586)	$(36,408)

Accretion and dividends of cumulative redeemable preferred shares	(33,164)	(29,175)	(39,657)	(35,991)	(13,380)

Net income (loss) available to ordinary shareholders	$11,667	$(6,321)	$(29,946)	$(74,207)	$(51,888)

Earnings (losses) per share — Basic	$0.11	$(0.10)	$(0.50)	$(1.18)	$(0.83)

Earnings (losses) per share — Diluted	$0.11	$(0.10)	$(0.50)	$(1.18)	$(0.83)

Weighted average number of shares outstanding during the period — Basic	60,249,330	60,249,330	60,249,330	62,791,324	62,809,833
Weighted average number of shares outstanding during the period — Diluted	60,249,330	60,249,330	60,249,330	62,791,324	62,809,833

The following is a reconciliation of our net income (loss) to EBITDA and Adjusted EBITDA and Comparable Adjusted EBITDA for the nine months ended September 30, 2016 and 2015 and the years ended December 31, 2015, 2014, and 2013 (for discussions of Adjusted EBITDA and Comparable Adjusted EBITDA, see “Playa Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Indicators of Financial and Operating Performance”):

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
Net income (loss)	$44,831	$22,854	$9,711	$(38,216)	$(38,508)

Interest expense	40,619	37,233	49,836	41,210	29,864
Income tax benefit (provision)	(5,270)	(5,239)	(1,755)	(29,036)	5,194
Depreciation and amortization	38,809	33,915	46,098	65,873	31,295

EBITDA	$118,989	$88,763	$103,890	$39,381	$27,845
Other expense (income), net (a)	2,414	775	2,128	10,777	(3,732)
Impairment loss (b)	—	—	—	7,285	—
Management termination fees (c)	—	—	—	340	12,843
Pre-opening expense (d)	—	2,627	4,105	12,880	2,638
Transaction expense (e)	3,874	5,139	5,353	12,347	7,271
Severance expense (f)	—	—	—	2,914	—
Other tax expense (g)	971	1,599	1,949	1,190	2,466
Jamaica delayed opening accrual (h)	—	(48)	(1,458)	2,269	—
Insurance proceeds (i)	(309)	(14,286)	(14,286)	—	—
Loss on extinguishment of debt (j)	—	—	—	—	5,101
Brand conversion expenses (k)	—	—	—	—	455

Adjusted EBITDA	$125,939	$84,569	$101,681	$89,833	$54,887

Less: non-comparable Adjusted EBITDA	(26,932)	(5,401)	(9,607)	(13,807)	(31,492)

Comparable Adjusted EBITDA (l)	$99,007	$79,168	$92,074	$76,026	$23,395

(a)	Represents changes in foreign exchange and other miscellaneous expenses or income.
(b)	Impairment loss attributable to Hyatt Ziva Los Cabos following Hurricane Odile.
(c)	Represents expenses incurred in connection with terminating the third-party management contracts pursuant to which Playa’s resorts located in Los Cabos, Cancún and Puerto Vallarta were previously managed.
(d)	Represents pre-opening expenses incurred in connection with the expansion, renovation, repositioning and rebranding of Hyatt Ziva Cancún, Hyatt Ziva Puerto Vallarta, and Hyatt Ziva and Hyatt Zilara Rose Hall. Excludes pre-opening expenses incurred at Hyatt Ziva Los Cabos following Hurricane Odile, as those expenses were offset with proceeds from business interruption insurance.
(e)	Represents expenses incurred in connection with the Business Combination, including corporate initiatives, such as: the redesign and build-out of Playa’s internal controls; other capital raising efforts; and strategic initiatives, such as possible expansion into new markets. Playa eliminates these expenses from Adjusted EBITDA because they are not attributable to its core operating performance. Certain of these expenses are infrequent and unusual and are not expected to recur in future years.
(f)	Represents expenses incurred in connection with the termination of employees at Dreams Cancún (now Hyatt Ziva Cancún) and Dreams Puerto Vallarta (now Hyatt Ziva Puerto Vallarta) in connection with the closure of these resorts for renovations in May 2014.
(g)	Relates primarily to a Dominican Republic asset tax, which is an alternative tax to income tax in the Dominican Republic. Playa eliminates this expense from Adjusted EBITDA because it is substantially similar to the income tax expense we eliminate from our calculation of EBITDA.
(h)	Represents an expense accrual recorded in 2014 related to Playa’s future stay obligations provided to guests affected by the delayed reopening of Hyatt Ziva and Hyatt Zilara Rose Hall. The reversal of this accrual occurred throughout 2015.
(i)	Represents a portion of the insurance proceeds related to property insurance, including proceeds received in connection with Hurricane Odile in 2015, and not business interruption insurance proceeds. The business interruption insurance proceeds associated with Hurricane Odile were offset by the expenses incurred while Hyatt Ziva Los Cabos was closed and are included in net income (loss).

(j)	Represents loss recorded for the extinguishment of a loan that was repaid in connection with Playa’s formation transactions.
(k)	Represents expenses associated with the conversion to the Hyatt All-Inclusive Resort Brands.
(l)	Excludes Adjusted EBITDA contribution from Hyatt Ziva Los Cabos and Hyatt Ziva Cancún for the nine months ended September 30, 2016 and 2015. Excludes Adjusted EBITDA contribution from Hyatt Ziva Puerto Vallarta, Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún for the years ended December 31, 2015 and 2014. Excludes Adjusted EBITDA contribution from Hyatt Ziva Puerto Vallarta, Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Los Cabos, Hyatt Ziva Cancún, Hyatt Zilara Cancún, THE Royal Playa del Carmen, Gran Caribe Resort, and Gran Porto Resort for the year ended December 31, 2013.

Condensed Balance Sheet Data:

($ in thousands, except share and per share data)
	As of September 30,	As of December 31,
	2016	2015	2014

ASSETS
Cash and cash equivalents	$35,120	$35,460	$39,146
Restricted cash	6,383	6,383	6,383
Trade and other receivables, net	31,497	43,349	32,014
Accounts receivable from related parties	2,562	3,457	3,009
Insurance recoverable	—	—	1,244
Inventories	10,759	10,062	8,648
Prepayments and other assets	56,919	52,675	53,254
Property, plant and equipment, net	1,406,192	1,432,855	1,338,997
Investments	860	844	689
Goodwill	51,731	51,731	51,731
Other intangible assets	2,055	2,505	2,833
Deferred tax assets	4,703	4,703	7,193

Total assets	$1,608,781	$1,644,024	$1,545,121

LIABILITIES, CUMULATIVE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$110,033	$152,035	$125,885
Payables to related parties	7,968	5,930	6,344
Income tax payable	79	4,510	1,300
Debt	747,409	780,646	705,120
Debt to related party	47,565	47,792	47,985
Deferred consideration	2,491	4,145	6,127
Other liabilities	9,445	10,050	7,628
Deferred tax liabilities	92,926	92,926	107,969

Total liabilities	1,017,916	1,098,034	1,008,358

Commitments and contingencies
Cumulative redeemable preferred shares (par value $0.01; 32,738,094 shares authorized, issued and outstanding as of September 30, 2016 and December 31, 2015; aggregate liquidation preference of $385,439 and $352,275 as of September 30, 2016 and December 31, 2015, respectively)	385,439	352,275	312,618
Shareholders’ equity
Ordinary shares (par value $0.01; 65,623,214 shares authorized and issued and 60,249,330 shares outstanding as of September 30, 2016 and December 31, 2015)	656	656	656
Treasury shares (at cost; 5,373,884 shares as of September 30, 2016 and December 31, 2015)	(23,108)	(23,108)	(23,108)
Paid-in capital	387,708	420,872	460,529
Accumulated other comprehensive loss	(4,023)	(4,067)	(3,583)
Accumulated deficit	(155,807)	(200,638)	(210,349)

Total shareholders’ equity	205,426	193,715	224,145

Total liabilities, cumulative redeemable preferred shares and shareholders’ equity	$1,608,781	$1,644,024	$1,545,121

Summary Financial Data of Holdco on a Pro Forma Basis

The summary unaudited pro forma condensed combined financial information for the year ended December 31, 2015 and the nine months ended September 30, 2016 combines the historical consolidated statement of operations of Pace and Playa, giving effect to the transactions in the Transaction Agreement as if they had been completed on January 1, 2015. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2016 combines the historical unaudited consolidated balance sheets of Pace and Playa, giving effect to the transactions in the Transaction Agreement as if they had been completed on September 30, 2016. The summary unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under “Unaudited Pro Forma Condensed Combined Financial Statements.”

The summary unaudited pro forma condensed combined financial information is presented for informational purposes only. The summary unaudited pro forma condensed combined financial information does not purport to represent what the combined company’s results of operations or financial condition would have been had the transactions in the Transaction Agreement actually occurred on the dates indicated, and does not purport to project the combined company’s results of operations or financial condition for any future period or as of any future date. The summary unaudited pro forma condensed combined financial information does not reflect any cost savings that may be realized as a result of the transactions in the Transaction Agreement or any potential changes in compensation plans. Additionally, the unaudited pro forma adjustments made in the summary unaudited pro forma condensed combined financial information, which are described in those notes, are preliminary and may be revised.

	Pro Forma Assuming None of the Outstanding Pace Common Stock is Redeemed	Pro Forma Assuming 17.5 million shares of the Outstanding Pace Common Stock is Redeemed	Pro Forma Assuming None of the Outstanding Pace Common Stock is Redeemed	Pro Forma Assuming 17.5 million shares of the Outstanding Pace Common Stock is Redeemed
	Year Ended December 31, 2015		Nine Months Ended September 30, 2016
($ in thousands)
Condensed Combined Statement of Operations Data:
Total revenue	$408,345	$408,345	$401,370	$401,370
Operating income	$59,661	$59,661	$81,442	$81,442
Net income available to ordinary shareholders	$9,452	$9,452	$44,307	$44,307
Earnings per share — Basic and diluted	$0.09	$0.10	$0.41	$0.46
Weighted average number of shares outstanding during the period — Basic and diluted	108,028,300	95,510,800	108,028,300	95,510,800

	Pro Forma Assuming None of the Outstanding Pace Common Stock is Redeemed	Pro Forma Assuming 17.5 million shares of the Outstanding Pace Common Stock is Redeemed
	As of September 30, 2016
($ in thousands)
Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$122,257	$—
Property, plant and equipment	$1,406,192	$1,406,192
Total assets	$1,693,994	$1,571,737
Total debt	$794,974	$797,892
Total liabilities	$1,018,539	$1,021,457
Total stockholders’ equity	$675,455	$550,280

Selected Comparative Per Share Information and Exchange Rates

Comparative Per Share Data of Pace

The following table sets forth the closing market prices per share of Pace’s public units, Class A Shares and public warrants as reported by NASDAQ on December 12, 2016, the last trading day before the Business Combination was publicly announced, and on [●], 2017, the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Units (PACEU)		Class A Shares (PACEU)		Warrants (PACEW)
December 12, 2016		$10.30		$9.95		$0.4985
[●], 2017	$	[●]	$	[●]	$	[●]

The market prices of Pace securities could change significantly and may not be indicative of the market prices of Holdco Shares once they start trading. Because the Pace conversion / exchange ratio will not be adjusted for changes in the market prices of the Class A Shares, the value of the Holdco Shares that Pace shareholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Class A Shares on the date of the Transaction Agreement, the date of this proxy statement/prospectus, and the date on which Pace shareholders vote on adoption of the Transaction Agreement. Pace shareholders are urged to obtain current market quotations for Pace securities before making their decision with respect to the adoption of the Transaction Agreement.

Comparative Per Share Data of Playa

Historical market price information regarding Playa is not provided because there is no public market for Playa’s securities. For information about distributions paid by Playa to its equityholders, please see the sections entitled “Playa Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Comparative Historical and Pro Forma Per Share Data

The following table sets forth:

•	historical per share information of Pace for the year ended December 31, 2015;

•	historical per share information of Playa for the year ended December 31, 2015; and

•	unaudited pro forma per share information of Holdco for the fiscal year ended December 31, 2015, after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This scenario assumes that no Class A Shares are redeemed; and

•	Assuming Maximum Redemptions: This scenario assumes that 17,500,000 Class A Shares, or 39% of the outstanding Class A Shares, are redeemed, resulting in an aggregate payment of $175,200,000 out of the Trust Account, and that the fair value of the marketable securities held in the Trust Account following such redemption along with the proceeds from the Private Placement are sufficient to satisfy closing cash condition pursuant to the terms of the Transaction Agreement. If, as a result of redemptions of Class A Shares by Pace public shareholders, this closing cash condition is not met or is not waived, then Pace may elect not to consummate the Business Combination or redeem any shares and all Class A Shares submitted for redemption will be returned to the holders thereof.

The pro forma net income (loss) and cash dividends per share information reflect the Business Combination contemplated by the Transaction Agreement as if it had occurred on January 1, 2015.

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of Holdco, Pace and Playa, and the accompanying notes to such financial statements, that has been presented in Pace’s filings with the SEC that are included in this proxy statement/prospectus. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Please see the section entitled “Where You Can Find More Information” beginning on page 354 of this proxy statement/prospectus. Uncertainties that could impact Holdco’s financial condition include risks that effect Playa’s operations and outlook such as economic recessions, inflation, fluctuations in interest and currency exchange rates, and changes in the fiscal or monetary policies of the United States government. For more information on the risks, please see the section entitled “Risk Factors.” You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements ” beginning on page 175 of this proxy statement/prospectus.

	Historical
(in thousands, except per share amounts)	Pace 12 Months Ended 12/31/15	Playa 12 Months Ended 12/31/15	Holdco Pro Forma Combined (Assuming No Redemptions)	Holdco Pro Forma Combined (Assuming Max Redemptions)
Book value per share(1)	$0.09	$3.22	$6.25	$5.76
Basic net income (loss) per common share	$(0.04)	$(0.50)	$0.09	$0.10
Diluted net income (loss) per common share	$(0.04)	$(0.50)	$0.09	$0.10
Cash dividends per share	$—	$—	$—	$—

(1)	Book value per share = (Total equity)/shares outstanding as of December 31, 2015 for the historical information and as of September 30, 2016 for the pro forma.

Exchange Rates

Playa’s reporting currency is the U.S. dollar. Playa has determined that the U.S. dollar is the functional currency of all of its international operations. Following consummation of the Business Combination, with respect to financial reporting of Holdco’s financial statements, foreign currency denominated monetary asset and liability amounts will be re-measured into U.S. dollars at end-of-period exchange rates. Foreign currency non-monetary assets, such as inventories, prepaid expenses, fixed assets and intangible assets, will be recorded in U.S. dollars at historical exchange rates. Foreign currency denominated income and expense items will be recorded in U.S. dollars at the applicable daily exchange rates in effect during the relevant period. For purposes of calculating tax liability in certain foreign jurisdictions, Holdco will index its depreciable tax bases in certain assets for the effects of inflation based upon statutory inflation factors. The effects of these indexation adjustments will be reflected in the income tax benefit line of Holdco’s Consolidated Statements of Operations and Comprehensive Income (Loss). The re-measurement of gains and losses related to deferred tax assets and liabilities will be reported in the income tax provision. Foreign exchange gains and losses will be presented in Holdco’s Consolidated Statements of Operations and Comprehensive Income (Loss) within other (expense) income, net.

Market Prices and Dividends

Holdco

Historical market price information regarding Holdco is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the Holdco Shares or Holdco Public Warrants.

Holdco has not paid any cash dividends on the Holdco Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Holdco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Holdco Board.

Pace

Pace’s public units, Class A Shares and public warrants trade on NASDAQ, under the symbols “PACEU,” “PACE” and “PACEW,” respectively. Each of Pace’s public units consist of one Class A Share and one warrant to purchase one-third of one Class A Share. Pace’s public units commenced trading on September 11, 2015, and the Class A Shares and public warrants began trading on October 28, 2015.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Pace public unit, Class A Share and Pace public warrant as reported on the NASDAQ for the periods presented:

	Units (PACEU)				Class A Shares (PACE)				Warrants (PACEW)
	High		Low		High		Low		High		Low
Fiscal Year 2017:
Quarter ended March 31, 2017(1)	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]
Fiscal Year 2016:
Quarter ended March 31, 2016		$10.17		$9.20		$9.90		$9.50		$0.50		$0.11
Quarter ended June 30, 2016		$10.05		$9.80		$9.88		$9.50		$0.50		$0.18
Quarter ended September 30, 2016		$10.50		$9.94		$9.93		$9.75		$0.50		$0.21
Quarter ended December 31, 2016		$10.75		$10.70		$10.16		$9.97		$0.64		$0.59
Fiscal Year 2015:
Quarter ended March 31, 2015		N/A		N/A		N/A		N/A		N/A		N/A
Quarter ended June 30, 2015		N/A		N/A		N/A		N/A		N/A		N/A
Quarter ended September 30, 2015 (2)		$10.30		$10.03		N/A		N/A		N/A		N/A
Quarter ended December 31, 2015 (3)		$10.90		$9.90		$10.25		$9.60		$0.60		$0.45

(1)	Through [●], 2017.

(2)	Beginning on September 11, 2015 with respect to PACEU.
(3)	Beginning on October 28, 2015 with respect to PACE and PACEW.

On December 12, 2016, the last trading date before the public announcement of the Business Combination, Pace’s public units, Class A Shares and Pace public warrants closed at $10.30, $9.95 and $0.4985, respectively.

Pace has not paid any cash dividends on its Class A Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Playa

There is no established public trading market for Playa’s ordinary shares. Playa has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Extraordinary General Meeting. Certain of the following risk factors apply to the business and operations of Playa and will also apply to the business and operations of Holdco following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Holdco following the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “General Information.” The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Holdco, Pace and Playa which later may prove to be incorrect or incomplete. Holdco, Pace and Playa may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to the Business Combination

Holdco has no operating or financial history and its results of operations may differ significantly from the unaudited pro forma financial data included in this document.

Holdco has been recently incorporated and has no operating history and no revenues. This document includes unaudited pro forma condensed combined financial statements for Holdco. The unaudited pro forma condensed combined statement of operations of Holdco combines the historical audited results of operations of Pace for the year ended December 31, 2015 and unaudited results of Pace for the nine months ended September 30, 2016 with the historical audited results of operations of Playa for the year ended December 31, 2015 and the unaudited results of Playa for the nine months ended September 30, 2016, respectively, and gives pro forma effect to the Business Combination as if it had been consummated as of January 1, 2015. The unaudited pro forma condensed combined balance sheet of Holdco combines the historical balance sheets of Pace and Playa as of September 30, 2016 and gives pro forma effect to the Business Combination as if it had been consummated on such date.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Holdco. Accordingly, Holdco’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document.

During the pre-closing period, Pace and Playa are prohibited from entering into certain transactions that might otherwise be beneficial to Pace, Playa or their respective stockholders.

Until the earlier of consummation of the Business Combination or termination of the Transaction Agreement, Pace and Playa are subject to certain limitations on the operations of their businesses, each as summarized under the “The Transaction Agreement and Related Agreements — Covenants of the Parties,” including, subject to specified exceptions, limitations on:

•	soliciting, negotiating or entering into transactions alternative to the Business Combination;

•	acquiring other entities and assets (whether by merger, asset purchase or other methods) or, in the case of Playa, disposing of any assets by any means (including through licenses) that would result in costs in excess of certain thresholds or that would be outside the ordinary course of business;

•	operating outside the ordinary course of business;

•	paying dividends (other than, in the case of Playa, any dividends accrued or accruing on the Playa Preferred Shares, including any arrearages);

•	reclassifying, repurchasing and, in the case of Pace, issuing any of its securities; and

•	certain other business activities.

The limitations on Pace’s and Playa’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

The need to obtain required regulatory approvals may delay or prevent consummation of the Business Combination or reduce the estimated benefits of the Business Combination.

Consummation of the Business Combination is conditioned upon, among other things, the receipt of any material governmental authorizations, consents, orders and approvals, as further described under “Regulatory Approvals Related to the Business Combination.” These regulatory conditions may not be satisfied for an extended period of time after the Extraordinary General Meeting, which may delay or prevent consummation of the Business Combination. If governmental bodies seek to impose conditions, lengthy negotiations may ensue among such governmental bodies, Pace and Playa. Such negotiations may delay or prevent consummation of the Business Combination and could result in additional costs.

Uncertainties about the Business Combination during the pre-closing period may cause a loss of key management personnel and other key employees.

Playa is dependent on the experience and industry knowledge of its key management personnel and other key employees to operate their businesses and execute their business plans. Holdco’s success following the Business Combination will depend in part upon its ability to retain Playa’s existing key management personnel and other key employees and attract new management personnel and other key employees. During the pre-closing period, current and prospective employees of Playa may experience uncertainty about their roles with Holdco after the Business Combination, which may adversely affect the ability of Holdco to retain or attract management personnel and other key employees.

Uncertainties about the Business Combination during the pre-closing period may cause suppliers to delay or defer decisions concerning Playa or seek to change existing arrangements.

There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause suppliers to delay or defer decisions concerning Playa, which could negatively affect Playa’s business. Suppliers may seek to change existing agreements with Playa as a result of the Business Combination for these or other reasons.

Holdco may be a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors.

If Holdco is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of the Holdco Shares or Holdco Public Warrants who or that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia or (iii) an estate or trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source (a “U.S. holder”), such U.S. holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Due to the Pace Merger’s qualification as an F Reorganization (See “Material Income Tax Considerations—U.S. Holders”), Holdco should be treated as the same corporation as Pace for purposes of the PFIC provisions. Accordingly, Holdco’s PFIC status may depend on whether Pace has qualified for the PFIC start-up exception which generally provides that a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “Start-Up Year”), if (i) no predecessor of the corporation was a PFIC, (ii) the corporation satisfies the U.S. IRS that it will not be a PFIC for either of the first two taxable years following the Start-Up Year and (iii) the corporation is not in fact a PFIC for either of those years. Depending on the particular circumstances the application of the start-up exception may be subject to uncertainty, and there cannot be any assurance that Pace has qualified for the start-up exception. Accordingly, there can be no assurances with respect to Holdco’s status as a PFIC. Moreover, Pace did not provide a PFIC annual information statement for 2015 and does not expect to provide such statement for 2016. Holdco does not expect to provide such statement for 2017 or going forward. Please see the section entitled “Material Income Tax Considerations—U.S. Holders” for a more detailed discussion with respect to Holdco’s PFIC status. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the Holdco Shares and Holdco Public Warrants.

Risks Related to Ownership of Holdco Shares

The rights of Holdco’s shareholders and the duties of Holdco’s directors are governed by (i) Dutch law, (ii) the Holdco Articles of Association and (iii) internal rules and policies adopted by the Holdco Board, and differ in some important respects from the rights of shareholders and the duties of members of a board of directors of a Cayman Islands exempted company.

Holdco’s corporate affairs, as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) or a Dutch public limited liability company (naamloze vennootschap), are governed by (i) the Holdco Articles of Association, (ii) internal rules and policies adopted by the Holdco Board and (iii) the laws governing companies incorporated in the Netherlands. The rights of Holdco shareholders and the duties of Holdco directors under Dutch law are different from the rights of shareholders and/or the duties of directors of a corporation organized under the laws of the Cayman Islands. In the performance of its duties, the Holdco Board is required by Dutch law to consider Holdco’s interests and the interests of Holdco’s shareholders, its employees and other stakeholders (e.g., Holdco’s creditors, guests and suppliers) as a whole and not only those of Holdco’s shareholders, which may negatively affect the value of your investment. For more information, see the section entitled “Comparison of Shareholder Rights.”

In addition, the rights of Holdco’s shareholders, including the rights of shareholders as they relate to the exercise of shareholder rights, are governed by Dutch law and Holdco’s articles of association and such rights differ from the rights of shareholders under Cayman Island law. See “Comparison of Shareholder Rights.”

Holdco is organized and existing under the laws of the Netherlands, and, as such, the rights of Holdco shareholders and the civil liability of Holdco directors and executive officers will be governed in certain respects by the laws of the Netherlands.

Holdco is organized and existing under the laws of the Netherlands, and, as such, the rights of Holdco’s shareholders and the civil liability of Holdco’s directors and executive officers will be governed in certain respects by the laws of the Netherlands. The ability of Holdco’s shareholders in certain countries other than the Netherlands to bring an action against Holdco, its directors and executive officers may be limited under applicable law. In addition, substantially all of Holdco’s assets are located outside the United States. As a result, it may not be possible for shareholders to effect service of process within the United States upon Holdco or its directors and executive officers or to enforce judgments against Holdco or them in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on Holdco or any of its directors and executive officers in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

As of the date of this proxy statement/prospectus, the United States and the Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a judgment rendered by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a court in the United States that is enforceable in the United States and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to such foreign judgment insofar as it finds that (i) the jurisdiction of the U.S. court has been based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the U.S. court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging) and (iii) the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands and except to the extent that the foreign judgment contravenes Dutch public policy (openbare orde).

Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against Holdco or its directors, representatives or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Under the Holdco Articles of Association, and certain other contractual arrangements between Holdco and its directors, Holdco indemnifies and holds its directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such indemnity provisions in an action brought against one of Holdco’s directors in the United States under U.S. securities laws.

Holdco does not anticipate paying dividends on Holdco Shares.

Holdco’s articles of association prescribe that some or all of Holdco’s profits or reserves appearing from its annual accounts adopted by the General Meeting may be distributed as dividends to the holders of Holdco Shares, subject to the appropriate record date, by the General Meeting at the proposal of the Holdco Board or with at least two-thirds of the votes cast. Holdco will have power to make distributions to shareholders only to the extent that its equity exceeds the sum of the paid and called-up portion of its share capital and the reserves that must be maintained in accordance with provisions of Dutch law or its articles of association. Holdco may not make any distribution of profits on shares held by Holdco as treasury shares and such treasury shares will not be taken into account when determining the profit entitlement of Holdco’s shareholders. The Holdco Board determines whether and how much of the profit shown in the adopted annual accounts it will reserve and the manner and date of any dividend. All calculations to determine the amounts available for dividends will be based on Holdco’s company-only annual accounts, which may be different from its consolidated financial statements, such as those included in this proxy statement/prospectus. In addition, the Holdco Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders. Holdco may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution Holdco is not able to pay its due and collectable debts, then its shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to Holdco’s creditors. Holdco has never declared or paid any cash dividends and Holdco has no plan to declare or pay any dividends in the foreseeable future on Holdco Shares. Holdco currently intends to retain any earnings for future operations and expansion.

Since Holdco is a holding company, its ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and Holdco’s receipt of dividends, loans or other funds from, its subsidiaries. Holdco’s subsidiaries are separate and distinct legal entities and have no obligation to make funds available to Holdco. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which Holdco’s subsidiaries may pay dividends, make loans or otherwise provide funds to Holdco.

Each of Pace Sponsor, Farallon and HI Holdings Playa will own a significant portion of Holdco Shares and will have representation on the Holdco Board. Pace Sponsor, Farallon and Hyatt may have interests that differ from those of other shareholders.

Upon the completion of the Business Combination, approximately 7% of Holdco Shares will be beneficially owned by Pace Sponsor. In addition, three of Holdco’s director nominees were designated by Pace Sponsor. As a result, Pace Sponsor may be able to significantly influence the outcome of matters submitted for director action, subject to Holdco’s directors’ obligation to act in the interest of all of Holdco’s stakeholders, and for shareholder action, including the designation and appointment of the Holdco Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. Following the Business Combination, so long as Pace Sponsor continues to directly or indirectly own a significant amount of Holdco’s outstanding equity interests and one or more individuals affiliated with Pace Sponsor are members of the Holdco Board and/or one or more committees thereof, Pace Sponsor may be able to exert substantial influence on Holdco and may be able to exercise its influence in a manner that is not in the interests of Holdco’s other stakeholders. Pace Sponsor’s influence over Holdco’s management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Holdco, which could cause the market price of Holdco Shares to decline or prevent Holdco’s shareholders from realizing a premium over the market price for Holdco Shares. Additionally, Pace Sponsor is in the business of making investments in companies and owning real estate, and Pace Sponsor may from time to time acquire and hold interests in businesses that compete directly or indirectly with Holdco or that supply Holdco with goods and services. Pace Sponsor may also pursue acquisition opportunities that may be complementary to (or competitive with) Holdco’s business, and as a result those acquisition opportunities may not be available to Holdco. Prospective investors in Holdco Shares should consider that the interests of Pace Sponsor may differ from their interests in material respects.

Upon the completion of the Business Combination, approximately 28% of Holdco Shares will be beneficially owned by Cabana. In addition, two of Holdco’s director nominees were designated by Cabana and one of these directors is currently a managing member of FCM. As a result, Cabana may be able to significantly influence the outcome of matters submitted for director action, subject to Holdco’s directors’ obligation to act in the interest of all of Holdco’s stakeholders, and for shareholder action, including the designation and appointment of the Holdco Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. Following the Business Combination, so long as Cabana and/or its affiliates continues to directly or indirectly own a significant amount of Holdco’s outstanding equity interests and one or more individuals affiliated with Farallon are members of the Holdco Board and/or one or more committees thereof, Farallon may be able to exert substantial influence on Holdco and may be able to exercise its influence in a manner that is not in the interests of Holdco’s other stakeholders. Farallon’s concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Holdco, which could cause the market price of Holdco Shares to decline or prevent Holdco’s shareholders from realizing a premium over the market price for Holdco Shares. Additionally, Farallon is in the business of making investments in companies and owning other hotels, and Farallon may from time to time acquire and hold interests in businesses that compete directly or indirectly with Holdco or that supply Holdco with goods and services. Farallon may also pursue acquisition opportunities that may be complementary to (or competitive with) Holdco’s business, and as a result those acquisition opportunities may not be available to Holdco. Prospective investors in Holdco Shares should consider that the interests of Farallon may differ from their interests in material respects.

Upon the completion of the Business Combination, approximately 11% of Holdco Shares will be beneficially owned by HI Holdings Playa. In addition, one of Holdco’s director nominees was designated by HI Holdings Playa and is currently an employee of Hyatt. As a result, HI Holdings Playa may be able to influence the outcome of matters submitted for director action, subject to Holdco’s directors’ obligation to act in the interest of all of Holdco’s stakeholders, and for shareholder action, including the designation of the Holdco Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. HI Holdings Playa’s concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Playa, which could cause the market price of Holdco Shares to decline or prevent Holdco’s shareholders from realizing a premium over the market price for Holdco Shares. Additionally, Hyatt owns and franchises other hotels, and Hyatt may from time to time acquire and hold interests in, subject to the Hyatt Strategic Alliance Agreement, businesses that compete directly or indirectly with Holdco or that supply Holdco and/or its subsidiaries with goods and services. Hyatt may also pursue acquisition opportunities that may be complementary to or competitive with Holdco’s business, and as a result those acquisition opportunities may not be available to Holdco. Also, the loss of any Hyatt Resort Agreement or the Hyatt Strategic Alliance Agreement is likely to have a material adverse effect on Holdco. Prospective investors in Holdco Shares should consider that the interests of Hyatt may differ from their interests in material respects. See For more information, see “The Transaction Agreement and Related Agreements–Related Agreements–Shareholder Agreement” and “Certain Relationships and Related Transactions — Playa Relationships and Related Party Transactions — Hyatt Agreements.”

Provisions of the Holdco Articles of Association or Dutch corporate law might deter acquisition bids for Holdco that shareholders might consider to be favorable and prevent or frustrate any attempt to replace or remove the Holdco Board at the time of such acquisition bid.

Certain provisions of Holdco’s articles of association may make it more difficult for a third party to acquire control of Holdco or effect a change in the Holdco Board. These provisions include:

•	A provision that Holdco directors are appointed by Holdco’s General Meeting at the binding nomination of the Holdco Board. Such binding nomination may only be overruled by the General Meeting by a resolution adopted by at least a majority of the votes cast, if such votes represent more than 50% of Holdco’s issued share capital. If all directors are no longer in office or unable to act, the General Meeting can appoint one or more directors without a binding nomination by the Holdco Board with a majority of the votes cast if such votes represent more than 50% of Holdco’s issued share capital.

•	A provision that Holdco’s shareholders at a General Meeting may suspend or remove directors at any time. A resolution of Holdco’s General Meeting to suspend or remove a director may be passed by a majority of the votes cast, provided that the resolution is based on a proposal by the Holdco Board. In the absence of a proposal by the Holdco Board, a resolution of Holdco’s General Meeting to suspend or remove a director shall require a vote of at least a majority of the votes cast, if such votes represent more than 50% of Holdco’s issued share capital.

•

A requirement that certain actions can only be taken by the General Meeting with at least two-thirds of the votes cast, unless such resolution is passed at the proposal by the Holdco Board, including an amendment of Holdco’s articles of association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of Holdco’s issued share capital, the application for bankruptcy, the making of a distribution from Holdco’s profits or reserves on Holdco’s ordinary shares, the making of a distribution in the form of shares in Holdco’s capital or in the form of assets, instead of cash, the entering into of a merger or demerger, Holdco’s dissolution and the designation or granting of authorizations such as the authorization to issue shares and to limit or exclude preemptive rights. Holdco’s General Meeting adopted a resolution to grant such authorizations to the Holdco Board. See “Description of Holdco Securities.”

•	A provision prohibiting (a) a “Brand Owner” (which generally means a franchisor, licensor or owner of a hotel concept or brand that has at least 12 all-inclusive resorts and that competes with any Hyatt All-Inclusive Resort Brand resort) from acquiring Holdco Shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of Holdco’s outstanding shares, or (b) a “Restricted Brand Company” (defined as each of Marriott International, Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group, Accor Hotels Worldwide or any of their respective affiliates or successors) from acquiring Holdco’s shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of Holdco’s outstanding shares. Upon becoming aware of either share cap being exceeded, Holdco will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess ordinary shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the right to attend Holdco’s General Meeting and voting rights (together, “Shareholder Rights”) of the shares exceeding the cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) Holdco will be irrevocably authorized under its articles of association to transfer the excess shares to a foundation until sold to an unaffiliated third party.

Such provisions could discourage a takeover attempt and impair the ability of shareholders to benefit from a change in control and realize any potential change of control premium. This may adversely affect the market price of the ordinary shares.

Prior to and subject to the consummation of the Business Combination, Holdco’s General Meeting will authorize its Board to issue and grant rights to subscribe for Holdco Shares, up to the amount of the authorized share capital (from time to time) and limit or exclude preemptive rights on those shares, in each case for a period of five years from the date of the resolution. Accordingly, an issue of Holdco Shares may make it more difficult for a shareholder or potential acquirer to obtain control over Holdco’s General Meeting or Holdco.

Provisions of Playa’s franchise agreements with Hyatt, which Holdco will assume in connection with the Playa Merger, might deter acquisition bids for Holdco that shareholders might consider to be favorable and/or give Hyatt the right to terminate such agreements if certain persons obtain and retain more than a specified percentage of Holdco’s shares.

Certain provisions of Playa’s franchise agreements with Hyatt, which Holdco will assume in connection with the Playa Merger, may make it more difficult for certain third parties to acquire more than a specified percentage of issued Holdco Shares. Playa’s franchise agreements with Hyatt and the Holdco Articles of Association both contain a provision prohibiting (a) a Brand Owner from acquiring issued Holdco Shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of issued and outstanding Holdco Shares, and (b) a Restricted Brand Company from acquiring issued Holdco Shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of issued and outstanding Holdco Shares. Upon becoming aware of either share cap being exceeded, Holdco must send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess Holdco Shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the Shareholder Rights of Holdco Shares exceeding the share cap. If such excess Holdco Shares are not disposed by such time, (i) the Shareholder Rights on all Holdco

Shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) Holdco will be irrevocably authorized under Holdco Articles of Association to transfer the excess Holdco Shares to a foundation until sold to an unaffiliated third party. Playa’s franchise agreements provide that, if the excess Holdco Shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date Playa becomes aware of either share cap being exceeded, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with Playa by providing the notice specified in the franchise agreement to Playa and Playa will be subject to liquidated damage payments to Hyatt. In the event that any Brand Owner or Restricted Brand Company acquires any ownership interest in Holdco, Holdco will be required to establish and maintain controls to protect the confidentiality of certain Hyatt information and will provide Hyatt with a detailed description and evidence of such controls. See “Certain Relationships and Related Transactions — Playa Relationships and Related Party Transactions — Hyatt Agreements — Hyatt Resort Agreements.”

If Holdco fails to maintain an effective system of internal control over financial reporting, Holdco may not be able to accurately report its financial results or prevent fraud. As a result, shareholders could lose confidence in Holdco’s financial and other public reporting, which is likely to negatively affect Holdco’s business and the market price of Holdco Shares.

Effective internal control over financial reporting is necessary for Holdco to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in Holdco’s implementation could cause Holdco to fail to meet its reporting obligations. In addition, any testing conducted by Holdco, or any testing conducted by Holdco’s independent registered public accounting firm, may reveal deficiencies in Holdco’s internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to Holdco’s financial statements or identify other areas for further attention or improvement. In fact, such testing has revealed deficiencies in Playa’s internal control over financial reporting that are deemed to be material weaknesses. Inferior internal controls could also cause investors to lose confidence in Holdco’s reported financial information, which is likely to negatively affect Holdco’s business and the market price of Holdco Shares.

Holdco will be required to disclose changes made in its internal controls and procedures on a quarterly basis and its management will be required to assess the effectiveness of these controls annually. However, for as long as Holdco is an “emerging growth company” under the JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of Holdco’s internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. Holdco could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of Holdco’s internal controls could detect problems that Holdco’s management’s assessment might not. Undetected material weaknesses in Holdco’s internal controls could lead to financial statement restatements and require Holdco to incur the expense of remediation.

The market price and trading volume of Holdco Shares may be volatile and could decline significantly following the Business Combination.

The stock markets, including the NASDAQ on which Holdco intends to list the Holdco Shares under the symbol “PLYA” have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for Holdco Shares following the Business Combination, the market price of Holdco Shares may be volatile and could decline significantly. In addition, the trading volume in Holdco Shares may fluctuate and cause significant price variations to occur. If the market price of Holdco Shares declines significantly, you may be unable to resell your shares at or above the market price of Holdco Shares as of the date of the consummation of the Business Combination. Holdco cannot assure you that the market price Holdco Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	actual or anticipated differences in Holdco’s estimates, or in the estimates of analysts, for Holdco’s revenues, Adjusted EBITDA, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of the NASDAQ;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales or resales, or anticipated issuances, sales or resales, of Holdco Shares;

•	publication of research reports about Holdco, its resorts, the all-inclusive segment of the lodging industry or the lodging industry generally;

•	the performance and market valuations of other similar companies;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems; and

•	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert Holdco’s management’s attention and resources, which could have a material adverse effect on Holdco.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about Holdco, its share price and trading volume could decline significantly.

The market for Holdco Shares will depend in part on the research and reports that securities or industry analysts publish about Holdco or its business. Securities and industry analysts do not currently, and may never, publish research on Holdco. If no securities or industry analysts commence coverage of Holdco, the market price and liquidity for Holdco Shares could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Holdco downgrade their opinions about Holdco Shares, publish inaccurate or unfavorable research about Holdco, or cease publishing about Holdco regularly, demand for Holdco Shares could decrease, which might cause its share price and trading volume to decline significantly.

Future issuances of debt securities and equity securities may adversely affect Holdco, including the market price of Holdco Shares and may be dilutive to existing shareholders.

In the future, Holdco may incur debt or issue equity ranking senior to Holdco Shares. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that Holdco issues in the future may have rights, preferences and privileges more favorable than those of Holdco Shares. Because Holdco’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond Holdco’s control, it cannot predict or estimate the amount, timing, nature or success of Holdco’s future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Holdco Shares and be dilutive to existing shareholders.

Holdco’s shareholders may not have any preemptive rights in respect of future issuances of Holdco Shares.

In the event of an increase in Holdco’s share capital, Holdco’s ordinary shareholders are generally entitled under Dutch law to full preemptive rights, unless these rights are limited or excluded either by a resolution of the General Meeting or by a resolution of the Holdco Board (if the Holdco Board has been authorized by the General Meeting for this purpose), or where shares are issued to Holdco’s employees or a group company (i.e., certain affiliates, subsidiaries or related companies) or where shares are issued against a non-cash contribution, or in case of an exercise of a previously acquired right to subscribe for shares. The same preemptive rights apply when rights to subscribe for shares are granted.

Preemptive rights may be excluded by the Holdco Board on the basis of the irrevocable authorization of the General Meeting to the Holdco Board for a period of five years from the date of this authorization with respect to the issue of Holdco Shares up to the amount of the authorized share capital (from time to time). The General Meeting has delegated the authority to issue Holdco Shares and grant rights to subscribe for Holdco Shares up to the amount of Holdco’s authorized share capital (from time to time) to the Holdco Board for that same period.

Accordingly, holders of Holdco Shares may not have any preemptive rights in connection with, and may be diluted by an issue of Holdco Shares and it may be more difficult for a shareholder to obtain control over Holdco’s General Meeting. See “Description of Holdco Securities — Share Capital,” “— Issuance of Shares” and “— Preemptive Rights.” Certain of Holdco’s shareholders outside the Netherlands, in particular, U.S. shareholders, may not be allowed to exercise preemptive rights to which they are entitled, if any, unless a registration statement under the Securities Act is declared effective with respect to Holdco Shares issuable upon exercise of such rights or an exemption from the registration requirements is available.

Holdco is not obligated to and does not comply with all the best practice provisions of the DCGC. This could adversely affect your rights as a shareholder.

As Holdco has its registered office in the Netherlands and will have its Holdco Shares listed on an equivalent third (non-EU) country market to a regulated market (e.g., the NASDAQ), Holdco is subject to the DCGC. The DCGC contains both principles and best practice provisions for the Holdco Board, shareholders and the General Meeting, financial reporting, auditors, disclosure compliance and enforcement standards.

The DCGC is based on a “comply or explain” principle. Accordingly, Holdco is required to disclose in its management report publicly filed in the Netherlands, whether or not it is complying with the various provisions of the DCGC. If Holdco does not comply with one or more of those provisions (e.g., because of a conflicting NASDAQ requirement or U.S. market practice), Holdco is required to explain the reasons for such non-compliance in its management report.

Holdco acknowledges the importance of good corporate governance. However, Holdco does not comply with all the provisions of the DCGC, to a large extent because such provisions conflict with or are inconsistent with the corporate governance rules of the NASDAQ and U.S. securities laws that will apply to Holdco upon the completion of the Business Combination, or because Holdco believes such provisions do not reflect customary practices of global companies listed on the NASDAQ. This could adversely affect your rights as a shareholder and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

Holdco is an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Holdco Shares less attractive to investors, which could have a material and adverse effect on Holdco, including its growth prospects.

Holdco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Holdco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following September 16, 2020, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Holdco Shares that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Holdco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that Holdco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. However, Holdco has chosen to “opt out” of this extended transition period and, as a result, Holdco will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. Holdco’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. Holdco cannot predict if investors will find Holdco Shares less attractive because Holdco intends to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find Holdco Shares less attractive as a result, there may be a less active, liquid and/or orderly trading market for Holdco Shares and the market price and trading volume of Holdco Shares may be more volatile and decline significantly.

If, based on Mexican law, the accounting value of Holdco Shares is derived more than 50% from property in Mexico, it could result in the imposition of tax on a selling shareholder who is not eligible to claim benefits under the income tax treaty between Mexico and the United States or under any other favorable income tax treaty with Mexico.

According to article 161 of the Income Tax Law of Mexico, the transfer by a nonresident of Mexico of shares in an entity where the accounting value of the transferred shares is derived, directly or indirectly, from more than 50% from immovable property located in Mexico could be subject to Mexican income tax. The applicable Mexican law does not provide for the method to be followed in making this calculation. The income tax rate in Mexico for the disposal of shares by nonresidents is currently either 25% of the gross sale proceeds or, if certain conditions are met, 35% of the net gain. Withholding of 25% of gross sale proceeds is required of the buyer only if the latter is a Mexican resident. A nonresident subject to tax under article 161 may be eligible to claim exemption from taxation or a reduced tax rate under an applicable income tax treaty with Mexico, such as the income tax treaty between Mexico and the United States. A determination of whether the accounting value of Holdco Shares is derived, directly or indirectly, more than 50% from immovable property located in Mexico is subject to interpretations of the applicable law and will be affected by various factors with regard to Holdco that may change over time. If, at the time of a transfer of Holdco Shares, the accounting value of Holdco Shares is derived, directly or indirectly, from more than 50% from immovable property located in Mexico and article 161 were applied to such transfer, it could result in the imposition of the above mentioned tax on a selling shareholder who is not eligible to claim benefits under the income tax treaty between Mexico and the United States or under any other favorable income tax treaty with Mexico.

Risks Related to Holdco’s Business following the Business Combination

Unless the context requires otherwise, references to “Holdco” in this section are to Holdco as directly or indirectly affected by, acting through, or having attributes of Playa and its direct and indirect subsidiaries by virtue of Holdco’s direct or indirect ownership of Playa and its direct and indirect subsidiaries following the Business Combination.

General economic uncertainty and weak demand in the lodging industry could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Holdco’s business strategy depends significantly on demand for vacations generally and, more specifically, on demand for all-inclusive vacation packages. Weak economic conditions in the United States, elsewhere in North America, Europe and much of the rest of the world, and the uncertainty over the duration of these conditions, have had and could continue to have a negative impact on the lodging industry. Holdco cannot provide any assurances that demand for all-inclusive vacation packages will remain consistent with or increase from current levels. If demand weakens, Holdco’s operating results and growth prospects could be adversely affected. As a result, any delay in, or a weaker than anticipated, economic recovery will adversely affect Holdco’s future results of operations and cash flows, potentially materially. Furthermore, a significant percentage of Holdco’s guests originate in the United States and elsewhere in North America and, if travel from the United States or elsewhere in North America was disrupted and Holdco was not able to replace those guests with guests from other geographic areas, it could have a material adverse effect on its business, financial condition, liquidity, results of operations and prospects. Additionally, most of Holdco’s resorts are located in Mexico and a portion of its guests originate from Mexico and, as a result, its business is exposed to economic conditions in Mexico. If the economy of Mexico weakens or experiences a downturn, it could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Adverse changes in the economic climate, such as high levels of unemployment and underemployment, fuel price increases, declines in the securities and real estate markets, and perceptions of these conditions decrease the level of disposable income of consumers or consumer confidence and could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

The demand for vacation packages is dependent upon prospective travelers having access to, and believing they will continue to have access to, disposable income, and is therefore affected by international, national and local economic conditions. Adverse changes in the actual or perceived economic climate, such as high levels of unemployment and underemployment, higher interest rates, stock and real estate market declines and/or volatility, more restrictive credit markets, higher taxes, and changes in governmental policies could reduce the level of discretionary income or consumer confidence in the countries from which Holdco sources its guests. For example, the United Kingdom’s vote to leave the European Union (“EU”) in its “Brexit” referendum on June 23, 2016 has created global economic uncertainty, which may cause Holdco’s customers to curtail their vacation spending. Further, the recent worldwide economic downturn had an adverse effect on consumer confidence and discretionary income, resulting in decreased demand and price discounting in the resort sector, including in the markets Holdco services. Holdco cannot predict whether the recent economic recession will return or when, and the extent to which, economic conditions in the future will be favorable. As a result of the foregoing, Holdco could experience a prolonged period of decreased demand and price discounting in its markets, which would negatively affect its revenues and could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Terrorist acts, armed conflict, civil unrest, criminal activity and threats thereof, and other international events impacting the security of travel or the perception of security of travel could adversely affect the demand for travel generally and demand for vacation packages at Holdco’s resorts, which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Past acts of terrorism have had an adverse effect on tourism, travel and the availability of air service and other forms of transportation. The threat or possibility of future terrorist acts, an outbreak, escalation and/or continuation of hostilities or armed conflict abroad, civil unrest or the possibility thereof, the issuance of travel advisories by sovereign governments, and other geo-political uncertainties have had and may have an adverse impact on the demand for vacation packages and consequently the pricing for vacation packages. Decreases in demand and reduced pricing in response to such decreased demand would adversely affect Holdco’s business by reducing its profitability.

Nine of the thirteen resorts in Holdco’s portfolio are located in Mexico, and Mexico has experienced criminal violence for years, primarily due to the activities of drug cartels and related organized crime. These activities and the possible escalation of violence associated with them in regions where Holdco’s resorts are located, or an increase in the perception among Holdco’s prospective guests of an escalation of such violence, could instill and perpetuate fear among prospective guests and may lead to a loss in business at its resorts in Mexico because these guests may choose to vacation elsewhere or not at all. In addition, increases in violence, crime or civil unrest in the Dominican Republic, Jamaica, or any other location where Holdco may own a resort in the future, may also lead to decreased demand for its resorts and negatively affect its business, financial condition, liquidity, results of operations and prospects.

Holdco is exposed to significant risks related to the geographic concentration of its resorts, including weather-related emergencies such as hurricanes, which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Holdco’s resorts located in Mexico accounted for 57.8% of its revenue for the year ended December 31, 2015 and 63.2% of its revenue for the nine months ended September 30, 2016. In addition to the matters referred to in the preceding risk factor, damage to these resorts or a disruption of their operations or a reduction of travel to them due to a hurricane or other weather-related or other emergency could reduce its revenue, which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects. Holdco cannot assure you that any property or business interruption insurance will adequately address all losses, liabilities and damages. In addition, all of its resorts are located on beach front properties in Mexico and the Caribbean and are susceptible to weather-related emergencies, such as hurricanes. For example, Holdco’s Hyatt Ziva Los Cabos resort, located in Los Cabos, Mexico was closed until September 2015 in order to repair damage caused by Hurricane Odile in September 2014.

The all-inclusive model may not be desirable to prospective guests in the luxury segment of the resort market, which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Holdco’s portfolio is composed predominantly of luxury all-inclusive resorts. The all-inclusive resort market has not traditionally been associated with the high-end and luxury segments of the lodging industry and there is a risk that Holdco’s target guests, many of whom have not experienced an all-inclusive model, will not find the all-inclusive model appealing. A failure to attract Holdco’s target guests could result in decreased revenue from its portfolio and could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Holdco’s relationship with Hyatt may deteriorate and disputes between Hyatt and Holdco may arise. The Hyatt relationship is important to Holdco’s business and, if it deteriorates, the value of Holdco’s portfolio could decline significantly, and it could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Holdco will be the only operator of resorts operating under the Hyatt All-Inclusive Resort Brands when the Business Combination occurs. However, except for the Hyatt franchise agreements, Holdco will have no contractual right to operate any resort in its current or future portfolio under the Hyatt All-Inclusive Resort Brands or any other Hyatt-sponsored brands. In addition, in the future, Hyatt, in its sole discretion and subject to its obligations under the Hyatt Strategic Alliance Agreement in the Market Area, may designate other third parties as authorized operators of resorts, or Hyatt may decide to directly operate resorts, under the Hyatt All-Inclusive Resort Brands or any other Hyatt brand, whether owned by third parties or Hyatt itself.

Also, and as described in the section entitled “Certain Relationships and Related Transactions — Playa Relationships and Related Party Transactions — Hyatt Agreements — Hyatt Resort Agreements,” subject to its obligations under the Hyatt Strategic Alliance Agreement, Hyatt is free to develop or license other all-inclusive resorts in the Market Area, even under the Hyatt All-Inclusive Resort Brands. Additionally, outside of the Market Area, Hyatt is free to develop or license other all-inclusive resorts under the Hyatt All-Inclusive Resort Brands and other Hyatt brands at any time.

Under the terms of Holdco’s Hyatt Resort Agreements, Holdco will be required to meet specified operating standards and other terms and conditions. Holdco expects that Hyatt will periodically inspect its resorts that carry a Hyatt All-Inclusive Resort Brand to ensure that Holdco follows Hyatt’s standards. If Holdco fails to maintain brand standards at one or more of its Hyatt All-Inclusive Resort Brand resorts, or otherwise fails to comply with the terms and conditions of the Hyatt Resort Agreements, then Hyatt could terminate the agreements related to those resorts and potentially all of Holdco’s Hyatt resorts. Under the terms of the Hyatt franchise agreements, if, among other triggers, (i) the Hyatt franchise agreements for a certain number of Hyatt All-Inclusive Resort Brand resorts are terminated or (ii) certain persons acquire Holdco Shares in excess of specified percentage of Holdco Shares and certain mechanisms in Holdco’s articles of association fail to operate to reduce such percentage within 30 days, Hyatt has the right to terminate the Hyatt franchise agreements for all (but not less than all) of Holdco’s resorts by providing the notice specified in the franchise agreement to Holdco and Holdco will be subject to liquidated damage payments to Hyatt, even for those resorts that are in compliance with their Hyatt franchise agreements. For details regarding the calculation of liquidated damage payments under the Hyatt franchise agreements, please see the section entitled “Certain Relationships and Related Transactions — Playa Relationships and Related Party Transactions — Hyatt Agreements — Hyatt Resort Agreements.” If one or more Hyatt franchise agreements are terminated, the underlying value and performance of Holdco’s related resort(s) could decline significantly from the loss of associated name recognition, participation in the Hyatt Gold Passport® guest loyalty program, Hyatt’s reservation system and website, and access to Hyatt group sales business, as well as from the costs of “rebranding” such resorts and the payment of liquidated damages to Hyatt.

Hyatt may, in its discretion and subject to its obligations under the Hyatt Strategic Alliance Agreement, decline to enter into Hyatt franchise agreements for other all-inclusive resort opportunities that Holdco brings to Hyatt, whether Holdco owns the properties or manage them for third-party owners.

If any of the foregoing were to occur, it could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects and the market price of Holdco Shares, and could divert the attention of its senior management from other important activities. For more detailed information regarding the Hyatt Resort Agreements, please see the section entitled “Certain Relationships and Related Transactions — Playa Relationships and Related Party Transactions — Hyatt Agreements — Hyatt Resort Agreements.”

Holdco’s right of first offer in the Hyatt Strategic Alliance Agreement will expire on December 31, 2018 and certain provisions of its Hyatt franchise agreements will impose certain restrictions on Holdco, and such agreements are terminable under certain circumstances, any of which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Pursuant to the Hyatt Strategic Alliance Agreement, which will expire on December 31, 2018, Holdco and Hyatt will provide each other the right of first offer with respect to any proposed offer or arrangement to acquire a property on which a resort under the Hyatt All-Inclusive Resort Brands would operate (a “Development Opportunity”) in Mexico, Costa Rica, the Dominican Republic, Jamaica and Panama (together, the “Market Area”) and the right to receive an introduction to any third party with respect to any management or franchising opportunity in the Market Area. Please see the section entitled “Certain Relationships and Related Transactions — Playa Relationships and Related Party Transactions — Hyatt Agreements — The Hyatt Strategic Alliance Agreement.”

Subject to its obligations under the Hyatt Strategic Alliance Agreement, Hyatt is free to develop or license other all-inclusive resorts in the Market Area, even under the Hyatt All-Inclusive Resort Brands. Additionally, outside of the Market Area, Hyatt is free to develop or license other all-inclusive resorts under the Hyatt All-Inclusive Resort Brands and other Hyatt brands at any time. Similarly, subject to Holdco’s obligations under the Hyatt Strategic Alliance Agreement and Hyatt franchise agreements, Holdco will be allowed to operate any all-inclusive resort under a Playa-Developed Brand (as defined in “Certain Relationships and Related Transactions — Playa Relationships and Related Party Transactions — Hyatt Agreements — Hyatt Resort Agreements”), such as the Panama Jack brand developed with Panama Jack International, Inc., a consumer products company that focuses on resort clothes and furnishings and sun care products (“Panama Jack”), provided that Holdco implements strict informational and operational barriers between its operations with respect to the Playa-Developed Brand and its operations with respect to the Hyatt All-Inclusive Resort Brands.

In addition, subject to certain exceptions, under the Hyatt franchise agreements, Holdco will be generally prohibited from owning, investing in, acquiring, developing, managing, leasing or operating, or becoming a licensee or franchisee with respect to, any all-inclusive resort anywhere in the world under any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company, until Holdco has less than three franchise agreements in effect for the operation of Hyatt All-Inclusive Resort Brand resorts and Hyatt owns less than 15% (on a fully-diluted, as-converted basis) of Holdco Shares. If any such Restricted Brand Company acquires any ownership interest in Holdco, Holdco is required to implement strict informational and operational barriers between Holdco’s operations with respect to such brand and Holdco’s operations with respect to the Hyatt All-Inclusive Resort Brands.

If Holdco violates the aforementioned prohibitions and restrictions under the Hyatt franchise agreements, Hyatt may terminate all (but not less than all) of its franchise agreements with Holdco by providing the notice specified in the franchise agreement to Holdco and Holdco will be subject to liquidated damage payments to Hyatt. These prohibitions and restrictions limit Holdco’s ability to expand its business through the use of a Playa-Developed Brand, such as the Panama Jack brand, or hotel concepts and brands owned by or licensed to the Restricted Brand Companies now or in the future. As a result, such prohibitions or violations could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

The success of five of Holdco’s resorts will depend substantially on the success of the recently developed Hyatt All-Inclusive Resort Brands, which exposes Holdco to risks associated with concentrating a significant portion of its portfolio in a family of two recently developed related brands. There is a risk that Holdco and Hyatt may not succeed in marketing the Hyatt All-Inclusive Resort Brands and that Holdco may not receive the anticipated return on the investment incurred in connection with rebranding the five resorts under the Hyatt All-Inclusive Resort Brands, which could have a material adverse effect on Holdco.

Five of the resorts in Holdco’s portfolio will bear the name of one or both of the Hyatt All-Inclusive Resort Brands. As a result of this concentration, Holdco’s success will depend, in part, on the continued success of these recently developed brands. Holdco believes that building brand value is critical to increase demand and build guest loyalty. Consequently, if market recognition or the positive perception of Hyatt and its brands is reduced or compromised, the goodwill associated with Hyatt All-Inclusive Resort Brand resorts in Holdco’s portfolio would likely be adversely affected. Under the Hyatt Resort Agreements, Hyatt provides (or causes to be provided) various marketing services to the relevant resorts, and Holdco may conduct local and regional marketing, advertising and promotional programs, subject to compliance with Hyatt’s requirements. Holdco cannot assure you that Hyatt and Holdco will be successful in Holdco’s marketing efforts to grow either Hyatt All-Inclusive Resort Brand. Additionally, Holdco is not permitted under the Hyatt franchise agreements to change the brands of Holdco’s resorts operating under the Hyatt All-Inclusive Resort Brands for fifteen years (plus any additional years pursuant to Hyatt’s renewal options) after the opening of the relevant resorts as Hyatt All-Inclusive Resort Brand resorts, even if the brands are not successful. As a result, Holdco could be materially and adversely affected if these brands do not succeed. Please see the section entitled “Certain Relationships and Related Transactions — Playa Relationships and Related Party Transactions — Hyatt Agreements — Hyatt Resort Agreements.”

Holdco will agree to indemnify Hyatt for losses related to a broad range of matters and if Holdco is required to make payments to Hyatt pursuant to these obligations, its business, financial condition, liquidity, results of operations and prospects may be materially and adversely affected.

Pursuant to the subscription agreement entered into between Playa and Hyatt in connection with Playa’s formation transactions, Playa has agreed to indemnify, and after the Business Combination Holdco will agree to indemnify, Hyatt for any breaches of its representations, warranties and agreements in the subscription agreement, generally subject to (i) a deductible of $10 million and (ii) a cap of $50 million (other than for breaches of certain representations, for which indemnification is capped at $325 million). In addition, Playa has agreed to indemnify, and after the Business Combination Holdco will agree to indemnify, Hyatt for certain potential losses relating to the lack of operating licenses, noncompliance with certain environmental regulations, tax deficiencies, any material misstatements or omissions in the offering documentation relating to Playa’s Senior Notes due 2020 and certain indemnity obligations to Playa’s prior parent. The representations and warranties Playa made and its related indemnification obligations survive for varying periods of time from the closing date of Playa’s formation transactions in 2013 (some of which have already elapsed) and some survive indefinitely. If Holdco is required to make future payments to Hyatt pursuant to these obligations, however, Holdco’s business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. Please see the section entitled “Certain Relationships and Related Transactions — Playa Relationships and Related Party Transactions — Hyatt Agreements — Hyatt Resort Agreements.”

In addition to the Hyatt All-Inclusive Resort Brands, deterioration of Holdco’s other resort brands’ strengths could have a material adverse effect on Holdco.

In addition to the Hyatt All-Inclusive Resort Brands, maintaining and enhancing Holdco’s other resort brands is critical to increasing demand, building guest loyalty and expanding its customer base. Holdco cannot assure you that Holdco will continue to be successful in marketing such brands. If the reputation or perceived quality of such brands declines, Holdco could be materially and adversely affected.

New brands, such as the Panama Jack resort brand, or services that Holdco launches in the future may not be successful, which could have a material adverse effect on its business, financial condition, liquidity and results of operations.

Holdco cannot assure you that any new brands, such as the Panama Jack brand, amenities or services Holdco launches will be successful, or that Holdco will recover the costs Playa or Holdco incurred in developing the brands, amenities and services. If new brands, amenities and services are not as successful as Holdco anticipates, it could have a material adverse effect on its business, financial condition, liquidity and results of operations.

Holdco will be exposed to fluctuations in currency exchange rates, including fluctuations in (a) the value of the local currencies, in which Holdco incurs its costs at each resort, relative to the U.S. dollar, in which the revenue from each of its resorts is generally denominated, (b) the currency of its prospective guests, who may have a reduced ability to pay for travel to its resorts, relative to their ability to pay to travel to destinations with more attractive exchange rates, and (c) the value of local currencies relative to the U.S. dollar, which could impact its ability to meet its U.S. dollar-denominated obligations, including its debt service payments, any of which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

The majority of Holdco’s operating expenses will be incurred locally at its resorts and are denominated in Mexican Pesos, the Dominican Peso or the Jamaican dollar. The net proceeds from Playa’s outstanding debt borrowings were received and after the Business Combination will be payable by Holdco’s subsidiary Playa Resorts Holding B.V., in U.S. dollars and Holdco’s functional reporting currency will be U.S. dollars. An increase in the relative value of the local currencies, in which Holdco incurs its costs at each resort, relative to the U.S. dollar, in which its revenue from each resort is denominated, would adversely affect its results of operations for those resorts. Playa’s current policy is not to hedge against changes in foreign exchange rates and Holdco therefore may be adversely affected by appreciation in the value of other currencies against the U.S. dollar, or to prolonged periods of exchange rate volatility. These fluctuations may negatively impact Holdco’s financial condition, liquidity and results of operations to the extent Holdco is unable to adjust its pricing accordingly.

Additionally, in the event that the U.S. dollar increases in value relative to the currency of the prospective guests living outside the United States, Holdco’s prospective guests may have a reduced ability to pay for travel to Holdco’s resorts and this may lead to lower occupancy rates and revenue, which could have a material adverse effect on Holdco, including its financial results. An increase in the value of the Mexican Peso, the Dominican Peso or the Jamaican dollar compared to the currencies of other potential destinations may disadvantage the tourism industry in Mexico, the Dominican Republic or Jamaica, respectively, and result in a corresponding decrease in the occupancy rates and revenue of Holdco’s resorts as consumers may choose destinations in countries with more attractive exchange rates. In the event that this appreciation occurs, it could lead to an increase in the rates Holdco charges for rooms in Holdco’s resorts, which could result in a decrease in occupancy rates and revenue and, therefore, negatively impact Holdco’s business, financial condition, liquidity, results of operations and prospects.

Furthermore, appreciation of local currencies relative to the U.S. dollar could make fulfillment of Holdco’s (and its subsidiaries after the Business Combination) U.S. dollar denominated obligations, including Playa Resorts Holding B.V.’s debt service payments, more challenging and could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

The departure of any of Holdco’s key personnel, including Bruce D. Wardinski, Alexander Stadlin, Larry Harvey and Kevin Froemming, who have significant experience and relationships in the lodging industry, could have a material adverse effect on Holdco.

Holdco will depend on the experience and relationships of its senior management team, especially Bruce D. Wardinski, the Chairman and Chief Executive Officer, Alexander Stadlin, the Chief Operating Officer, Larry

Harvey, the Chief Financial Officer, and Kevin Froemming, the Chief Marketing Officer, to manage Holdco’s strategic business direction. The members of Holdco’s senior management team will have an average of 28 years of experience owning, operating, acquiring, repositioning, rebranding, renovating and financing hotel, resort and all-inclusive properties. In addition, Holdco’s senior management team after the Business Combination has developed an extensive network of industry, corporate and institutional relationships. Other than the Chairman and Chief Executive Officer, Bruce D. Wardinski, the Chief Financial Officer, Larry Harvey, the Chief Operating Officer, Alexander Stadlin, and the Chief Marketing Officer, Kevin Froemming (see the section entitled “Management of Holdco After the Business Combination — Holdco Executive Compensation After the Business Combination”), Holdco’s senior management team will not have employment agreements with Holdco or its subsidiaries and Holdco can provide no assurances that any of Holdco’s key personnel identified above will continue their employment with Holdco. The loss of services of any of Mr. Wardinski, Mr. Stadlin, Mr. Harvey, Mr. Froemming or another member of Holdco’s senior management team after the Business Combination, or any difficulty attracting and retaining other talented and experienced personnel, could have a material adverse effect on Holdco, including, among others, Holdco’s ability to source potential investment opportunities, Holdco’s relationship with global and national industry brands and other industry participants or the execution of Holdco’s business strategy.

Holdco will rely on a third party, AMResorts, to manage five of its resorts and Holdco can provide no assurance that AMResorts will manage these resorts successfully or that AMResorts will not be subject to conflicts harmful to its interests.

Pursuant to management agreements with AMResorts, five of Holdco’s 13 resorts will continue to be managed by AMResorts until the earlier of the sale of each such resort or the expiration date of each agreement. Other than the agreement for Dreams La Romana, which may be terminated at any time (and without termination fees after December 2017), these agreements do not expire until 2022. Therefore, absent payment by Holdco of significant termination fees, until the expiration of the management agreements, Holdco will not be able to terminate AMResorts and self-manage these resorts. Holdco can provide no assurance that AMResorts will manage these resorts successfully. Failure by AMResorts to fully perform the duties agreed to in the management agreements or the failure of AMResorts to adequately manage the risks associated with resort operations could materially and adversely affect Holdco. Holdco may have differences with AMResorts and other third-party service providers over their performance and compliance with the terms of the management agreements and other service agreements. In these cases, if Holdco is unable to reach satisfactory results through discussions and negotiations, Holdco may choose to litigate the dispute or submit the matter to third-party dispute resolution. In addition, AMResorts currently owns and/or manages and may in the future own and/or manage other resorts, including all-inclusive resorts in Holdco’s markets that may compete with Holdco’s resorts. AMResorts and its affiliates may have interests that conflict with Holdco’s interests, such as incentives to favor these other resorts over Holdco’s resorts as a result of more favorable compensation arrangements or by ownership interests in these resorts.

Holdco may not execute its business and growth strategy successfully which could have a material adverse effect on Holdco, including its financial results.

Holdco’s ability to grow its business depends upon the business contacts of Holdco’s senior management team and their ability to successfully hire, train, supervise and manage additional personnel. Holdco may not be able to hire and train sufficient personnel or develop management, information and operating systems suitable for Holdco’s expected growth. If Holdco is unable to execute its business and growth strategy successfully, Holdco could be materially and adversely affected, including its financial results.

Holdco’s strategy to opportunistically acquire, develop and operate in new geographic markets may not be successful, which could have a material adverse effect on Holdco, including its financial condition, liquidity, results of operations and prospects.

In the future, Holdco may acquire or develop and operate resorts in geographic markets in which its management has little or no operating experience and in which potential guests are not familiar with a particular brand with which the resort is affiliated or do not associate the geographic market as an all-inclusive resort destination. As a result, Holdco may incur costs relating to the opening, operation and promotion of such resorts that are substantially greater than those incurred in other geographic areas, and such resorts may attract fewer guests than other resorts Holdco may acquire. Consequently, demand at any resorts that Holdco may acquire in unfamiliar markets may be lower than those at resorts that Playa currently operates or that Holdco may acquire in its existing markets. Unanticipated expenses at and insufficient demand for resorts that Holdco acquires in new geographic markets, therefore, could materially and adversely affect Holdco, including its financial condition, liquidity, results of operations and prospects.

Holdco’s resort development, acquisition, expansion, repositioning and rebranding projects will be subject to timing, budgeting and other risks, which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Holdco may develop, acquire, expand, reposition or rebrand resorts (such as the two resorts Playa has agreed to rebrand under the Panama Jack brand) from time to time as suitable opportunities arise, taking into consideration general economic conditions. To the extent that Holdco determines to develop, acquire, expand, reposition or rebrand resorts, Holdco could be subject to risks associated with, among others:

•	construction delays or cost overruns that may increase project costs;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	strikes or other labor issues;

•	development costs incurred for projects that are not pursued to completion;

•	investment of substantial capital without, in the case of developed or repositioned resorts, immediate corresponding income;

•	results that may not achieve Holdco’s desired revenue or profit goals;

•	acts of nature such as earthquakes, hurricanes, floods or fires that could adversely impact a resort;

•	ability to raise capital, including construction or acquisition financing; and

•	governmental restrictions on the nature or size of a project.

As a result of the foregoing, Holdco cannot assure you that any development, acquisition, expansion, repositioning and rebranding project will be completed on time or within budget. If Holdco is unable to complete a project on time or within budget, the resort’s projected operating results may be adversely affected, which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Holdco’s insurance may not be adequate to cover Holdco potential losses, liabilities and damages and Holdco may not be able to secure insurance to cover all of its risks, which could have a material adverse effect on Holdco, including its financial results.

The business of owning and managing resorts is subject to a number of risks, hazards, adverse environmental conditions, labor disputes, changes in the regulatory environment and natural phenomena such as floods, hurricanes, earthquakes and earth movements. Such occurrences could result in damage or impairment to, or destruction of, Holdco’s resorts, personal injury or death, environmental damage, business interruption, monetary losses and legal liability.

While insurance is not commonly available for all these risks, Holdco will maintain customary insurance against risks that Holdco believes are typical and reasonably insurable in the lodging industry and in amounts that Holdco believes to be reasonable but that contain limits, deductibles, exclusions and endorsements. However, Holdco may decide not to insure against certain risks because of high premiums compared to the benefit offered by such insurance or for other reasons. In the event that costs or losses exceed Holdco’s available insurance or additional liability is imposed on Holdco for which Holdco is not insured or are otherwise unable to seek reimbursement, Holdco could be materially and adversely affected, including its financial results. Holdco may not be able to continue to procure adequate insurance coverage at commercially reasonable rates in the future or at all, and some claims may not be paid. There can be no assurance that the coverage and amounts of Holdco’s insurance will be sufficient for Holdco’s needs.

Labor shortages could restrict Holdco’s ability to operate Holdco’s properties or grow Holdco’s business or result in increased labor costs that could adversely affect Holdco’s results of operations.

Holdco’s success depends in large part on Holdco’s ability to attract, retain, train, manage, and engage skilled employees. As of September 30, 2016, Playa directly and indirectly employed approximately 9,523 employees worldwide at both its corporate offices and on-site at its resorts. If Holdco is unable to attract, retain, train, manage, and engage skilled employees, its ability to manage and staff its resorts could be impaired, which could reduce guest satisfaction. Staffing shortages in places where Holdco’s resorts are located also could hinder Holdco’s ability to grow and expand Holdco’s businesses. Because payroll costs will be a major component of the operating expenses at Holdco’s resorts, a shortage of skilled labor could also require higher wages that would increase labor costs, which could adversely affect Holdco’s results of operations.

A significant number of Holdco’s employees are unionized, and if labor negotiations or work stoppages were to disrupt Holdco’s operations, it could have a material adverse effect on Holdco, including its results of operations.

In excess of half of Holdco’s full-time equivalent work force will be unionized. As a result, Holdco will be required to negotiate the wages, salaries, benefits, staffing levels and other terms with many of its employees collectively and Holdco will be exposed to the risk of disruptions to its operations. Holdco’s results could be adversely affected if future labor negotiations were to disrupt Holdco’s operations. If Holdco was to experience labor unrest, strikes or other business interruptions in connection with labor negotiations or otherwise, or if Holdco was unable to negotiate labor contracts on reasonable terms, Holdco could be materially and adversely affected, including Holdco’s results of operations. In addition, Holdco’s ability to make adjustments to control compensation and benefits costs, rebalance Holdco’s portfolio or otherwise adapt to changing business needs may be limited by the terms and duration of Holdco’s collective bargaining agreements.

Many of Holdco’s guests will rely on a combination of scheduled commercial airline services and tour operator services for passenger connections, and price increases or service changes by airlines or tour operators could have a material adverse effect on Holdco, including reducing its occupancy rates and revenue and, therefore, its liquidity and results of operations.

Many of Holdco’s guests will depend on a combination of scheduled commercial airline services and tour operator services to transport them to airports near Holdco’s resorts. Increases in the price of airfare, due to increases in fuel prices or other factors, would increase the overall vacation cost to Holdco’s guests and may adversely affect demand for Holdco’s vacation packages. Changes in commercial airline services or tour operator services as a result of strikes, weather or other events, or the lack of availability due to schedule changes or a high level of airline bookings, could have a material adverse effect on Holdco, including its occupancy rates and revenue and, therefore, its liquidity and results of operations.

Holdco’s industry will be highly competitive, which may impact Holdco’s ability to compete successfully with other hotel and resort brands and operators for guests, which could have a material adverse effect on Holdco, including its operating margins, market share and financial results.

Holdco will generally operate in markets that contain numerous competitors. Each of its resort brands competes with major chains in national and international venues and with independent companies in regional markets, including with recent entrants into the all-inclusive segment of the lodging industry in the regions in which Holdco will operate. Holdco’s ability to remain competitive and to attract and retain guests will depend on Holdco’s success in establishing and distinguishing the recognition and reputation of Holdco’s brands, Holdco’s locations, Holdco’s guest satisfaction, Holdco’s room rates, quality of service, amenities and quality of accommodations and Holdco’s overall value from offerings by others. If Holdco is unable to compete successfully in these countries, it could have a material adverse effect on Holdco, including its operating margins, market share and financial results.

Any joint venture investments that Holdco makes in the future could be adversely affected by Holdco’s lack of sole decision-making authority, Holdco’s reliance on co-venturers’ financial condition and liquidity and disputes between Holdco and Holdco’s co-venturers.

Holdco may co-invest in resorts in the future with third parties through partnerships or other joint ventures, acquiring non-controlling interests in or sharing responsibility for any such ventures. In this event, Holdco would not be in a position to exercise sole decision-making authority regarding the joint venture and, in certain cases, may have little or no decision-making authority. Investments through partnerships or other joint ventures may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt, fail to fund their share of required capital contributions, make dubious business decisions or block or delay necessary decisions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with Holdco’s business interests or goals, and may be in a position to take actions contrary to Holdco’s policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither Holdco nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between Holdco and partners or co-venturers may result in litigation or arbitration that would increase Holdco’s expenses and prevent Holdco’s executive officers, senior management and/or directors from focusing their time and effort on Holdco’s business. Consequently, action by, or disputes with, partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, Holdco may in certain circumstances be liable for the actions of Holdco’s third-party partners or co-venturers.

Holdco’s concentration in a particular segment of a single industry limits its ability to offset the risks of a downturn in that segment, which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

All of Holdco’s assets will be resorts and resort-related assets and Holdco expects that all of its business will be resort-related. Furthermore, Holdco’s business will be focused primarily on, and its acquisition strategy will target the acquisition of resorts in, the all-inclusive segment of the lodging industry (and properties that Holdco believes can be converted into all-inclusive resorts in a manner consistent with its business strategy). This concentration will expose Holdco to the risk of economic downturns in the lodging industry and in the all-inclusive segment of the lodging industry to a greater extent than if its portfolio also included assets from other segments of the real estate industry or other sectors of the lodging industry. As a result, Holdco will be susceptible to a downturn in the lodging industry and, in particular, to a downturn affecting the all-inclusive segment thereof. If market conditions adversely affect the lodging industry, in general, and the all-inclusive segment thereof, in particular, it could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

The ongoing need for capital expenditures at Holdco’s resorts could have a material adverse effect on Holdco, including its financial condition, liquidity and results of operations.

Holdco’s resorts will have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. In addition, Hyatt also will require periodic capital improvements by Holdco as a condition of maintaining the two Hyatt All-Inclusive Resort Brands. These capital improvements may give rise to the following risks:

•	possible environmental liabilities;

•	construction cost overruns and delays;

•	the decline in revenues while rooms or restaurants are out of service due to capital improvement projects;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to Holdco on favorable terms, or at all;

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun;

•	disputes with Hyatt regarding compliance with the Hyatt Resort Agreements or the Hyatt Strategic Alliance Agreement; and

•	bankruptcy or insolvency of a contracted party during a capital improvement project or other situation that renders them unable to complete their work.

The costs of all these capital improvements or any of the above noted factors could have a material adverse effect on Holdco, including its financial condition, liquidity and results of operations.

Holdco has substantial indebtedness and may incur additional debt in the future. The principal, premium, if any, and interest payment obligations of such debt may restrict Holdco’s future operations and impair Holdco’s ability to invest in its business.

As of September 30, 2016, on a pro forma basis assuming consummation of the Business Combination, Holdco would have had approximately $805,800,000 aggregate principal amount of outstanding debt obligations on a consolidated basis (which represents the principal amounts outstanding under the Senior Secured Credit Facility and the Senior Notes due 2020, and excludes a $900,000 issuance discount on the Term Loan, a $3,900,000 issuance premium on the Senior Notes due 2020 and $13,800,000 of unamortized debt issuance costs). In connection with the closing of the Business Combination, Holdco expects to increase the size of the revolver element of the Senior Secured Credit Facility from $50,000,000 to $125,000,000. In addition, the terms of the Senior Secured Credit Facility and the Indenture governing the Senior Notes due 2020 will permit Holdco to incur additional indebtedness, subject to Holdco’s ability to meet certain borrowing conditions.

Holdco’s substantial debt may have important consequences to you. For instance, it could:

•	make it more difficult for Holdco to satisfy its financial obligations;

•	require Holdco to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under its debt, which would reduce funds available for other business purposes, including capital expenditures and acquisitions;

•	place Holdco at a competitive disadvantage compared to some of its competitors that may have less debt and better access to capital resources;

•	limit Holdco’s ability to respond to changing business, industry and economic conditions and to withstand competitive pressures, which may adversely affect its operations;

•	cause Holdco to incur higher interest expense in the event of increases in interest rates on Holdco’s borrowings that have variable interest rates or in the event of refinancing existing debt at higher interest rates;

•	limit Holdco’s ability to make investments or acquisitions, dispose of assets, pay cash dividends or redeem or repurchase shares; and/or

•	limit Holdco’s ability to obtain additional financing required to fund working capital and capital expenditures and for other business purposes.

Holdco’s ability to service its significant financial obligations will depend on its ability to generate significant cash flow, which is partially subject to general economic, financial, competitive, legislative, regulatory, and other factors beyond its control, and Holdco cannot assure you that its business will generate cash flow from operations, that future borrowings will be available to Holdco under the Revolving Credit Facility, or that Holdco will be able to complete any necessary financings, in amounts sufficient to enable Holdco to fund its operations, engage in acquisitions, capital improvements or other development activities, pay its debts and other obligations and fund its other liquidity needs. If Holdco is not able to generate sufficient cash flow, it may need to refinance or restructure its debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. Additional debt or equity financing may not be available in sufficient amounts, at times or on terms acceptable to Holdco, or at all, and any additional debt financing Holdco does obtain may significantly increase its leverage on unfavorable terms. If Holdco is unable to implement one or more of these alternatives, it may not be able to service its debt or other obligations, which could result in Holdco being in default thereon, in which circumstances Holdco’s lenders could cease making loans to it, lenders or other holders of Holdco’s debt could accelerate and declare due all outstanding obligations due under the respective agreements and secured lenders could foreclose on their collateral, any of which could have a material adverse effect on Holdco. In addition, the current volatility in the capital markets may also impact Holdco’s ability to obtain additional financing, or to refinance its existing debt, on terms or at times favorable to it.

The agreements which govern Holdco’s various debt obligations impose restrictions on its business and limit its ability to undertake certain actions.

The agreements which govern Holdco’s various debt obligations, including the Indenture and the Senior Secured Credit Facility, include covenants imposing significant restrictions on Holdco’s business. These restrictions may affect Holdco’s ability to operate its business and may limit its ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on Holdco’s ability to, among other things:

•	incur additional debt;

•	pay dividends, redeem or repurchase shares or make other distributions to shareholders;

•	make investments or acquisitions;

•	create liens or use assets as security in other transactions;

•	issue guarantees;

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of its assets;

•	amend its articles of association or bylaws;

•	engage in transactions with affiliates; and

•	purchase, sell or transfer certain assets.

The Indenture and the Senior Secured Credit Facility also require Holdco to comply with a number of financial ratios and/or covenants. Holdco’s ability to comply with these agreements may be affected by events beyond Holdco’s control, including prevailing economic, financial and industry conditions. These covenants could have an adverse effect on Holdco’s business by limiting its ability to take advantage of financing, merger and acquisition or other corporate opportunities. The breach of any of these covenants could result in a default under the Indenture and/or the Senior Secured Credit Facility. An event of default under any of Holdco’s debt agreements could permit such lenders to declare all amounts borrowed from them, together with accrued and unpaid interest, to be immediately due and payable, which could, in turn, trigger defaults under other debt obligations and could result in the termination of commitments of the lenders to make further extensions of credit under the Revolving Credit Facility. If Holdco is unable to repay debt to its lenders, or is otherwise in default under any provision governing any secured debt obligations, Holdco’s secured lenders could proceed against Holdco and against any collateral securing that debt.

Holdco’s variable rate indebtedness subjects it to interest rate risk, which could cause its annual debt service obligations to increase significantly.

Borrowings under the Senior Secured Credit Facility are at variable rates of interest and expose Holdco to interest rate risk. If interest rates increase, Holdco’s debt service obligations on its existing and any future variable rate indebtedness would also increase and its cash available to service its other obligations and invest in its business would decrease. Furthermore, rising interest rates would likely increase Holdco’s interest obligations on future fixed or variable rate indebtedness, which could materially and adversely affect its financial condition and liquidity.

Any mortgage debt obligations Holdco incur will expose it to increased risk of property losses due to foreclosure, which could have a material adverse effect on Holdco, including its financial condition, liquidity and results of operations.

Incurring mortgage debt increases Holdco’s risk of property losses because any defaults on indebtedness secured by Holdco’s resorts may result in foreclosure actions initiated by lenders and ultimately Holdco’s loss of the property securing the loan for which it is in default. For tax purposes, a foreclosure of any nonrecourse mortgage on any of Playa’s resorts may be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. In certain of the jurisdictions in which Holdco will operate, if any such foreclosure is treated as a sale of the property and the outstanding balance of the debt secured by the mortgage exceeds Holdco’s tax basis in the property, Holdco could recognize taxable income upon foreclosure but may not receive any cash proceeds.

In addition, any default under Holdco’s mortgage debt obligations may increase the risk of its default on its other indebtedness, including other mortgage debt. If this occurs, Holdco may not be able to satisfy its obligations under its indebtedness, which could have a material adverse effect on Holdco, including its financial condition, liquidity (including Holdco’s future access to borrowing) and results of operations.

Holdco may become subject to disputes or legal, regulatory or other proceedings that could involve significant expenditures by Holdco, which could have a material adverse effect on Holdco, including its financial results.

The nature of Holdco’s business after the Business Combination will expose Holdco to the potential for disputes or legal, regulatory or other proceedings from time to time relating to tax matters, environmental matters, government regulations, including licensing and permitting requirements, personal injury, labor and employment matters, contract disputes and other issues. For example, the Mexican tax authorities have issued an assessment to one of Playa’s Mexican subsidiaries for approximately $8.7 million. Please see the section entitled “Business of Playa and Certain Information about Playa — Legal Proceedings.” In addition, amenities at Holdco’s resorts, including restaurants, bars and swimming pools, will be subject to significant regulations, and government authorities may disagree with Holdco’s interpretations of these regulations, or may enforce regulations that historically have not been enforced. Such disputes, individually or collectively, could adversely affect Holdco’s business by distracting Holdco’s management from the operation of Holdco’s business or impacting Holdco’s market reputation with Holdco’s guests. If these disputes develop into proceedings or judgments, these proceedings or judgments, individually or collectively, could distract Holdco’s senior management, disrupt Holdco’s business or involve significant expenditures and Holdco’s reserves relating to ongoing proceedings, if any, may ultimately prove to be inadequate, any of which could have a material adverse effect on Holdco, including its financial results.

Some of the resorts which will be in Holdco’s portfolio located in Mexico were constructed and renovated without certain approvals. The authority granted to the Mexican government is plenary and Holdco can give no assurance it will not exercise its authority to impose fines, remediation measures or close part or all of the related resort(s), which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Some of the resorts which will be in Holdco’s portfolio were constructed and renovated without certain approvals at the time the construction and renovation work was carried out, as the prior owners of such resorts determined that such approvals were not required under the Mexican law. Holdco can give no assurance that the Mexican authorities will have the same interpretation of Mexican law as the prior owners. The authority granted to the Mexican government in this regard is plenary and Holdco can give no assurance the Mexican government will not exercise its authority to impose fines, to require Holdco to perform remediation/restoration activities and/or to contribute to environmental trusts, and/or to close part or all of the related resort(s), which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

As of 1988, Mexican environmental laws were amended in order to establish that, among other things, any new hotel construction and certain renovations require the preparation of an environmental impact statement (“MIA”) in order to obtain an Environmental Impact Authorization (Resolutivo de Impacto Ambiental). Furthermore, since 2003 depending on each specific project, a supporting technical report (“ETJ”) is required to obtain an Authorization to Change the Use of Soil of Forestal Land (Autorización de Cambio de Uso de Suelo en Terrenos Forestales).

With respect to Real Resorts:

•	Two of the acquired resorts, Gran Caribe Resort and Hyatt Zilara Cancún, were built prior to implementation of the MIA in 1988 and, therefore, required no such authorization. However, certain renovations to these resorts were carried out after 1988 without an MIA because the prior owner determined that no authorization was needed pursuant to an exception in the Mexican law. Holdco can give no assurance that the Mexican authorities will have the same interpretation of the applicability of the exception as the prior owner.

•	The remaining two resorts, Royal Playa del Carmen and Gran Porto Resort, were constructed after 1988 without the required MIA and ETJ authorizations. Notwithstanding the foregoing, those resorts were operated by the prior owner, and since Playa’s acquisition have been operated by Playa, with no interference in the normal course of business.

The consequences of failing to obtain the MIA and/or ETJ, as applicable, could result in fines of up to approximately $300,000, obligations to perform remediation/restoration activities and/or contribute to environmental trusts, and, in the case of a severe violation, a partial or total closing or a demolition of the relevant resort(s). Although Holdco is not aware of closings or demolitions due to the failure to obtain the MIA and/or ETJ, no assurance can be given that such action will not be taken in the future.

After the Business Combination Holdco will wholly-own Playa Resorts Holding B.V. which may be required to obtain a banking license and/or an exemption from the prohibition to attract repayable funds as a result of issuing Playa’s Senior Notes due 2020 and borrowing under Playa’s Senior Secured Credit Facility, which could have a material adverse effect on Holdco.

Under the Regulation (EU) No 575/2013 of the European Parliament and of the Council of June 26, 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (the “CRR”), which took effect on January 1, 2014, there is uncertainty regarding how certain key terms in the CRR are to be interpreted.

If such terms are not interpreted in a manner that is consistent with current Dutch national guidance on which Playa Resorts Holding B.V. (Holdco’s wholly-owned subsidiary after the Business Combination) relies, Playa Resorts Holding B.V. could be categorized as a “credit institution” as a consequence of issuing Playa’s Senior Notes due 2020 and borrowing under Playa’s Senior Secured Credit Facility if it is deemed to be “an undertaking the business of which is to receive deposits or other repayable funds from the public and to grant credits for its own account.” This would require it to obtain a banking license and it could be deemed to be in violation of the prohibition on conducting the business of a bank without such a license. With respect to the borrowing under Playa’s Senior Secured Credit Facility, Playa Resorts Holding B.V. could also be deemed to be in violation of the prohibition on attracting repayable funds from the public. In each such case, it could, as a result, be subject to certain enforcement measures such as a warning and/or instructions by the regulator, incremental penalty payments (last onder dwangsom) and administrative fines (bestuurlijke boete), which all may be disclosed publicly by the regulator.

There is limited official guidance at the EU level as to the key elements of the definition of “credit institution,” such as the terms “repayable funds” and “the public.” The Netherlands legislature has indicated that, as long as there is no clear guidance at the EU level, it is to be expected that the current Dutch national interpretation of these terms will continue to be taken into account for the use and interpretation thereof. Playa Resorts Holding B.V. relies on this national interpretation to reach the conclusion that a requirement to obtain a banking license is not triggered, and that the prohibitions on conducting the business of a bank without such a license and on attracting repayable funds from the public have not been violated, on the basis that (i) each lender under Playa’s Senior Secured Credit Facility has extended loans to Playa Resorts Holding B.V. for an initial amount of at least the U.S. dollar equivalent of €100,000 or has assumed rights and/or obligations vis-à-vis Playa Resorts Holding B.V. the value of which is at least the U.S. dollar equivalent of €100,000 and (ii) all Senior Notes due 2020 issued by Playa Resorts Holding B.V. were in denominations which equal or are greater than the U.S. dollar equivalent of €100,000.

If European guidance is published on what constitutes “the public” as referred to in the CRR, and such guidance does not provide that the holder of a note of $150,000 or more, such as is the case with Playa’s Senior Notes due 2020, or the lenders under Playa’s Senior Secured Credit Facility, each providing a loan the initial amount of which exceeds the U.S. dollar equivalent of €100,000, are excluded from being considered part of “the public” and the current Dutch national interpretation of these terms is not considered to be “grandfathered,” then Playa Resorts Holding B.V. may be required to obtain a banking license, and/or may be deemed to be in violation of the prohibition on conducting the business of a bank without such a license and, with respect to Playa’s Senior Secured Credit Facility, the prohibition on attracting repayable funds from the public and, as a result may, in each case, be subject to certain enforcement measures as described above. If Playa Resorts Holding B.V. is required to obtain a banking license or becomes subject to such enforcement measures, Holdco could be materially adversely affected.

Playa has identified, and its independent registered public accounting firm has communicated, four material weaknesses in Playa’s internal control over financial reporting as of December 31, 2015. Accordingly, Playa’s internal control over financial reporting and its monitoring controls and processes were not effective as of such date. These material weaknesses have not been remediated, and it will take time for Holdco to develop, implement and test additional financial processes and controls. Accordingly, Holdco may not be able to accurately report its financial results or prevent fraud, which may cause investors to lose confidence in Holdco’s reported financial information and may lead to a decline in Holdco’s market price of Holdco Shares.

Playa has identified, and Deloitte & Touche LLP, the independent registered public accounting firm that audited Playa’s combined and consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 included in this proxy statement/prospectus, has communicated material weaknesses in Playa’s internal control over financial reporting as of December 31, 2015. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in Playa’s annual or interim financial statements will not be prevented or detected on a timely basis. The four material weaknesses Playa identified relate to: (1) the operating effectiveness of Playa’s internal controls relating to Playa’s review of its consolidated financial statements and the underlying accounting analyses and journal entries, due to the fact that Playa does not have formalized accounting policies and procedures, segregation of duties, and sufficient resources with the requisite level of experience and technical expertise for the timely preparation and review of the financial information required for accurate financial reporting in accordance with U.S. GAAP; (2) insufficient design and implementation of Playa’s information technology controls, including system access, change management, segregation of duties, backups and disaster recovery plans, which are insufficient to address certain information technology risks and, as a result, could expose Playa’s systems and data to unauthorized use, alteration or destruction; (3) the design and operating effectiveness of management’s reviews of Playa’s current and deferred tax provision workbooks to verify that all calculations are complete, accurate and in accordance with U.S. GAAP, and Playa’s lack of the technical competence, as well as systems and processes, to ensure Playa’s compliance with Accounting Standards Codification 740 “Income Taxes” (“ASC 740 “Income Taxes”); and (4) Playa’s lack of monitoring processes to ensure that internal controls are designed and implemented appropriately and are operating effectively, which applies to both Playa’s internal controls and the internal controls of third-party service providers, such as AMResorts (which manages five of Playa’s resorts). These material weaknesses increase the risk of a material misstatement in Holdco’s financial statements after the Business Combination.

Although Playa has taken steps to improve its internal control over financial reporting since the identification of these material weaknesses, including hiring an experienced Director of Financial Reporting and developing plans to implement improved processes and internal controls, Playa is still in the process of developing and implementing additional process and other controls. Moreover, once additional processes and other controls have been developed and implemented, they will need to be monitored and their effectiveness will need to be successfully tested over several quarters before Holdco can conclude that the material weaknesses have been remediated. There can be no assurance that Playa or Holdco will be successful in making these improvements in a timely manner, or at all, and in remediating Playa’s material weaknesses. If Playa and Holdco are not successful in making these improvements, Holdco may not be able to accurately report its financial results in accordance with U.S. GAAP or prevent fraud, which may expose Holdco to legal and regulatory liabilities and may cause investors to lose confidence in its reported financial information and may lead to a decline in the market price of Holdco Shares. In addition, implementing changes to Holdco’s internal controls may distract its executive officers and employees, entail substantial costs to evaluate and modify its existing processes and implement new processes, and take significant time to complete, monitor and test. For additional information, please see the section entitled “Playa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control over Financial Reporting.”

The results of operations of Holdco’s resorts may be adversely affected by various operating risks common to the lodging industry, including competition, over-supply and dependence on tourism, which could have a material adverse effect on Holdco, including Holdco’s business, financial condition, liquidity, results of operations and prospects.

Holdco’s resorts will be subject to various operating risks common to the lodging industry, many of which are beyond Holdco’s control, including, among others, the following:

•	the availability of and demand for hotel and resort rooms;

•	over-building of hotels and resorts in the markets in which Holdco operates, which results in increased supply and may adversely affect occupancy and revenues at Holdco’s resorts;

•	pricing strategies of Holdco’s competitors;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates or other income;

•	international, national, and regional economic and geopolitical conditions;

•	the impact of war, crime, actual or threatened terrorist activity and heightened travel security measures instituted in response to war, terrorist activity or threats (including Travel Advisories issued by the U.S. Department of State) and civil unrest;

•	the impact of any economic or political instability in Mexico due to unsettled political conditions, including civil unrest, widespread criminal activity, acts of terrorism, force majeure, war or other armed conflict, strikes and governmental actions;

•	the desirability of particular locations and changes in travel patterns;

•	the occurrence of natural or man-made disasters, such as earthquakes, tsunamis, hurricanes, and oil spills;

•	events that may be beyond Holdco s control that could adversely affect the reputation of one or more of Holdco’s resorts or that may disproportionately and adversely impact the reputation of Holdco’s brands or resorts;

•	taxes and government regulations that influence or determine wages, prices, interest rates, construction procedures, and costs;

•	adverse effects of a downturn in the lodging industry, especially leisure travel and tourism spending;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	necessity for periodic capital reinvestment to maintain, repair, expand, renovate and reposition Holdco’s resorts;

•	the costs and administrative burdens associated with compliance with applicable laws and regulations, including, among others, those associated with privacy, marketing and sales, licensing, labor, employment, the environment, and the U.S. Department of the Treasury’s Office of Foreign Asset Control and the U.S. Foreign Corrupt Practices Act (“FCPA”);

•	the availability, cost and other terms of capital to allow Holdco to fund investments in its portfolio and the acquisition of new resorts;

•	regional, national and international development of competing resorts;

•	increases in wages and other labor costs, energy, healthcare, insurance, transportation and fuel, and other expenses central to the conduct of Holdco’s business or the cost of travel for Holdco’s guests, including recent increases in energy costs and any resulting increase in travel costs or decrease in airline capacity;

•	availability, cost and other terms of insurance;

•	organized labor activities, which could cause the diversion of business from resorts involved in labor negotiations, loss of group business, and/or increased labor costs;

•	currency exchange fluctuations;

•	trademark or intellectual property infringement; and

•	risks generally associated with the ownership of hotels, resorts and real estate, as Holdco discusses in detail below.

Any one or more of these factors could limit or reduce the demand for Holdco’s resorts or the prices Holdco’s resorts are able to obtain or could increase Holdco’s costs and therefore reduce the operating results of Holdco’s resorts. Even where such factors do not reduce demand, resort-level profit margins may suffer if Holdco is unable to fully recover increased operating costs from its guests. These factors could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

The seasonality of the lodging industry could have a material adverse effect on Holdco, including its revenues.

The lodging industry is seasonal in nature, which can be expected to cause quarterly fluctuations in Holdco’s revenues. The seasonality of the lodging industry and the location of Holdco’s resorts in Mexico and the Caribbean will generally result in the greatest demand for Holdco’s resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations and liquidity, which are consistently higher during the first quarter of each year than in successive quarters. Holdco can provide no assurances that these seasonal fluctuations will, in the future, be consistent with its historical experience or whether any shortfalls that occur as a result of these fluctuations will not have a material adverse effect on Holdco.

The cyclical nature of the lodging industry may cause fluctuations in Holdco’s operating performance, which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

The lodging industry is highly cyclical in nature. Fluctuations in operating performance are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel and resort room supply is an important factor that can affect the lodging industry’s performance, and over-building has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus Net Package RevPAR, tend to increase when demand growth exceeds supply growth. A decline in lodging demand, or increase in lodging supply, could result in returns that are substantially below expectations, or result in losses, which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects. Further, the costs of running a resort tend to be more fixed than variable. As a result, in an environment of declining revenue, the rate of decline in earnings is likely to be higher than the rate of decline in revenue.

The increasing use of Internet travel intermediaries by consumers could have a material adverse effect on Holdco, including its financial results.

Some of Holdco’s vacation packages will be booked through Internet travel intermediaries, including, but not limited to, Travelocity.com, Expedia.com and Priceline.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from Holdco. Moreover, some of these Internet travel intermediaries are attempting to offer lodging as a commodity, by increasing the importance of price and general indicators of quality, such as “three-star downtown hotel,” at the expense of brand identification or quality of product or service. If consumers develop brand loyalties to Internet reservations systems rather than to the Hyatt All-Inclusive Resort Brands and the other brands under which Holdco’s resorts are operated, the value of Holdco’s resorts could deteriorate and Holdco could be materially and adversely affected, including its financial results.

Cyber risk and the failure to maintain the integrity of internal or guest data could harm Holdco’s reputation and result in a loss of business and/or subject Holdco to costs, fines, investigations, enforcement actions or lawsuits.

Holdco, Hyatt and Holdco’s third-party resort manager will collect, use and retain large volumes of guest data, including credit card numbers and other personally identifiable information, for business, marketing, and other purposes in Holdco’s, Hyatt’s and Holdco’s third-party resort manager’s various information technology systems, which enter, process, summarize and report such data. Holdco will also maintain personally identifiable information about its employees. Holdco, Hyatt and Holdco’s third-party resort manager will store and process such internal and guest data both at on-site facilities and at third-party owned facilities including, for example, in a third-party hosted cloud environment. The integrity and protection of Holdco’s guest, employee and company data, as well as the continuous operation of Holdco’s, Hyatt’s and Holdco’s third-party resort manager’s systems, will be critical to Holdco’s business. Holdco’s guests and employees will expect that Holdco will adequately protect their personal information. The regulations and contractual obligations applicable to security and privacy are increasingly demanding, both in the United States and in other jurisdictions where Holdco will operate, and cyber-criminals have been recently targeting the lodging industry. Holdco will develop and enhance controls and security measures to protect against the risk of theft, loss or fraudulent or unlawful use of guest, employee or company data, and Holdco will maintain an ongoing process to re-evaluate the adequacy of its controls and measures. Notwithstanding Holdco’s efforts, because of the scope and complexity of their information technology structure, its reliance on third parties to support and protect its structure and data, and the constantly evolving cyber-threat landscape, Holdco’s systems may be vulnerable to disruptions, failures, unauthorized access, cyber-terrorism, employee error, negligence, fraud or other misuse. These or similar occurrences, whether accidental or intentional, could result in theft, unauthorized access or disclosure, loss, fraudulent or unlawful use of guest, employee or company data which could harm Holdco’s reputation or result in a loss of business, as well as remedial and other costs, fines, investigations, enforcement actions, or lawsuits. As a result, future incidents could have a material impact on Holdco’s business and adversely affect Holdco’s financial condition, liquidity and results of operations.

Holdco will face risks related to pandemic diseases, including avian flu, H1N1 flu, H7N9 flu, Ebola virus and Zika virus, which could materially and adversely affect travel and result in reduced demand for its resorts and could have a material adverse effect on Holdco.

Holdco’s business could be materially and adversely affected by the effect of, or the public perception or a risk of, a pandemic disease on the travel industry. For example, the outbreaks of severe acute respiratory syndrome (“SARS”) and avian flu in 2003 had a severe impact on the travel industry, and the outbreaks of H1N1 flu in 2009 threatened to have a similar impact. Recently, cases of the Zika virus have been reported in regions in which Holdco’s resorts are located. Additionally, the public perception of a risk of a pandemic or media coverage of these diseases, particularly if focused on regions in which Holdco’s resorts are located, may adversely affect Holdco by reducing demand for its resorts. A prolonged occurrence of SARS, avian flu, H1N1 flu, H7N9 flu,

Ebola virus, Zika virus or another pandemic disease also may result in health or other government authorities imposing restrictions on travel. Any of these events could result in a significant drop in demand for Holdco’s resorts and could have a material adverse effect on Holdco.

Holdco may be subject to unknown or contingent liabilities related to its existing resorts or resorts that Holdco acquires, which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

After the Business Combination Holdco’s resorts or resorts that Holdco may in the future acquire may be subject to unknown or contingent liabilities for which Holdco may have no recourse, or only limited recourse, against the sellers. In general, the representations and warranties provided under the transaction agreements related to Playa’s existing resorts and any future acquisitions of resorts by Holdco may not survive the closing of the transactions. Furthermore, indemnification under such agreements may not exist or be limited and subject to various exceptions or materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that Holdco will recover any amounts with respect to losses due to breaches by the transferors or sellers of their representations and warranties or other prior actions by the sellers. In addition, the total amount of costs and expenses that may be incurred with respect to liabilities associated with these resorts may exceed Holdco’s expectations, and Holdco may experience other unanticipated adverse effects, all of which may materially and adversely affect Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Conducting business internationally may result in increased risks and any such risks could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Holdco will operate its business internationally and plans to continue to develop an international presence. Operating internationally will expose Holdco to a number of risks, including political risks, risks of increase in duties and taxes, risks relating to anti-bribery laws, such as the FCPA, as well as changes in laws and policies affecting vacation businesses, or governing the operations of foreign-based companies. Because some of Holdco’s expenses will be incurred in foreign currencies, Holdco will be exposed to exchange rate risks. Additional risks include interest rate movements, imposition of trade barriers and restrictions on repatriation of earnings. Any of these risks could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Holdco could be exposed to liabilities under the FCPA and other anti-corruption laws and regulations, including non-U.S. laws, any of which could have a material adverse impact on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Holdco will have international operations, and as a result will be subject to compliance with various laws and regulations, including the FCPA and other anti-corruption laws in the jurisdictions in which Holdco will do business, which generally prohibit companies and their intermediaries or agents from engaging in bribery or making improper payments to foreign officials or their agents or other entities. The FCPA also requires companies to make and keep books and records and accounts which, in reasonable detail, reflect their transactions, including the disposition of their assets. Playa has implemented, and Holdco will continue to evaluate and improve, safeguards and policies designed to prevent violations of various anti-corruption laws that prohibit improper payments or offers of payments to foreign officials or their agents or other entities for the purpose of conducting business, and Playa is in the process of expanding its training program which Holdco will continue. The countries in which Holdco will own resorts have experienced governmental corruption to some degree and, in certain circumstances, compliance with anti-corruption laws may conflict with local customs and practices. Despite existing safeguards and any future improvements to its policies and training, Holdco will be exposed to risks from deliberate, reckless or negligent acts committed by Holdco’s employees or agents for which Holdco might be held responsible. Failure to comply with these laws or Holdco’s internal policies could lead to criminal and civil penalties and other legal and regulatory liabilities and require Holdco to undertake remedial measures, any of which could have a material adverse impact on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

After the Business Combination Holdco’s resorts or resorts that Holdco may acquire may contain or develop harmful mold that could lead to liability for adverse health effects and costs of remediating the problem, either of which could have a material adverse effect on Holdco, including its results of operations.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. Some of the resorts which will be in Holdco’s portfolio or resorts that Holdco may acquire may contain microbial matter, such as mold and mildew, which could require Holdco to undertake a costly remediation program to contain or remove the mold from the affected resort. Furthermore, Holdco can provide no assurances that Holdco will be successful in identifying harmful mold and mildew at resorts that Holdco seeks to acquire, which could require Holdco to take remedial action at acquired resorts. The presence of significant mold could expose Holdco to liability from guests, employees and others if property damage or health concerns arise, which could have a material adverse effect on Holdco, including its results of operations.

Climate change may adversely affect Holdco’s business, which could materially and adversely affect Holdco, including its financial condition, liquidity and results of operations.

To the extent that climate change does occur, Holdco may experience changes in the frequency, duration and severity of extreme weather events and changes in precipitation and temperature, which may result in physical damage or a decrease in demand for its properties, all of which are located in coastal beachfront locations that are vulnerable to significant property damage from severe weather events, including hurricanes. Should the impact of climate change be material in nature, Holdco could be materially and adversely affected, including its financial condition, liquidity and results of operations. In addition, changes in applicable legislation and regulation on climate change could result in increased capital expenditures to improve the energy efficiency of the properties in order to comply with such regulations. Actual or anticipated losses resulting from the consequences of climate change could also impact the cost or availability of insurance.

Illiquidity of real estate investments could significantly impede Holdco’s ability to sell resorts or otherwise respond to adverse changes in the performance of Holdco’s resorts, which could have a material adverse effect on Holdco, including its financial results.

Because real estate investments are relatively illiquid, Holdco’s ability to sell one or more resorts promptly for reasonable prices in response to changing economic, financial and investment conditions will be limited. The real estate market is affected by many factors beyond Holdco’s control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest and tax rates and in the availability and cost and other terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, widespread criminal activity, and acts of nature, including hurricanes, earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism.

Holdco may decide to sell resorts in the future. Holdco cannot predict whether Holdco will be able to sell any resort for the price or on the terms set by Holdco, or whether any price or other terms offered by a prospective purchaser would be acceptable to Holdco. Holdco also cannot predict the length of time needed to find a willing purchaser and to close the sale of a resort.

During the recent economic recession, the availability of credit to purchasers of hotels and resorts and financing structures, such as commercial mortgage-backed securities, which had been used to finance many hotel and resort acquisitions in prior years, was reduced. Subsequent to such economic recession, such credit availability and financing structures have been inconsistent from time to time. If financing for hotels and resorts is not available on attractive terms or at all, it will adversely impact the ability of third parties to buy Holdco’s resorts. As a result, Holdco may hold its resorts for a longer period than Holdco would otherwise desire and may sell resorts at a loss.

In addition, Holdco may be required to expend funds to correct defects or to make improvements before a resort can be sold. Holdco can provide no assurances that Holdco will have funds available, or access to such funds, to correct those defects or to make those improvements. In acquiring a resort, Holdco may agree to lock-out provisions or tax protection agreements that materially restrict Holdco from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede Holdco’s ability to respond to adverse changes in the performance of Holdco’s resorts or a need for liquidity could materially and adversely affect Holdco, including its financial results.

Holdco could incur significant costs related to government regulation and litigation with respect to environmental matters, which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Holdco’s resorts will be subject to various international, national, regional and local environmental laws that impose liability for contamination. Under these laws, governmental entities will have the authority to require Holdco, as the then-current owner of property, to perform or pay for the clean-up of contamination (including hazardous substances, waste, or petroleum products) at, on, under or emanating from Holdco’s property and to pay for natural resource damages arising from such contamination. Such laws often impose liability without regard to whether the owner or operator or other responsible party knew of, or caused, such contamination, and the liability may be joint and several. Because these laws also impose liability on persons who owned a property at the time it was or became contaminated, it is possible Holdco could incur cleanup costs or other environmental liabilities even after Holdco sells resorts. Contamination at, on, under or emanating from Holdco’s resorts also may expose Holdco to liability to private parties for costs of remediation and/or personal injury or property damage. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. If contamination is discovered on Holdco’s resorts, environmental laws also may impose restrictions on the manner in which Holdco’s property may be used or Holdco’s business may be operated, and these restrictions may require substantial expenditures. Moreover, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property on favorable terms or at all. Furthermore, persons who sent waste to a waste disposal facility, such as a landfill or an incinerator, may be liable for costs associated with cleanup of that facility.

In addition, Holdco’s resorts will be subject to various international, national, regional and local environmental, health and safety regulatory requirements that address a wide variety of issues. Some of Holdco’s resorts will routinely handle and use hazardous or regulated substances and wastes as part of their operations, which are subject to regulation (e.g., swimming pool chemicals). Holdco’s resorts will incur costs to comply with these environmental, health and safety laws and regulations and could be subject to fines and penalties for non-compliance with applicable laws.

Liabilities and costs associated with contamination at, on, under or emanating from Holdco’s properties, defending against claims, or complying with environmental, health and safety laws could be significant and could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects. Holdco can provide no assurances that (i) changes in current laws or regulations or future laws or regulations will not impose additional or new material environmental liabilities or (ii) the current environmental condition of its resorts will not be affected by its operations, by the condition of the resorts in the vicinity of its resorts, or by third parties unrelated to Holdco. The discovery of material environmental liabilities at Holdco’s resorts could subject Holdco to unanticipated significant costs, which could result in significant losses. Please see “Risk Factors — Risks Related to Holdco’s Business following the Business Combination — Holdco may become subject to disputes or legal, regulatory or other proceedings that could involve significant expenditures by Holdco, which could have a material adverse effect on Holdco, including its financial results” as to the possibility of disputes or legal, regulatory or other proceedings that could adversely affect Holdco.

The tax laws, rules and regulations (or interpretations thereof) in the jurisdictions in which Holdco will operate may change, which could have a material adverse effect on Holdco, including its financial results.

Holdco will generally seek to structure its business activities in the jurisdictions in which it will operate in a manner that is tax-efficient, taking into account the relevant tax laws, rules and regulations. However, tax laws, rules and regulations in these jurisdictions are complex and are subject to change as well as subject to interpretation by local tax authorities and courts. There can be no assurance that these tax laws, rules and regulations (or interpretations thereof) will not change, possibly with retroactive effect, or that local tax authorities may not otherwise successfully assert positions contrary to those taken by Holdco. In any such case, Holdco may be required to operate in a less tax-efficient manner, incur costs and expenses to restructure its operations and/or it owe past taxes (and potentially interest and penalties), which in each case could negatively impact Holdco’s operations. For example, an increase in the value-added tax (“VAT”) rate in certain regions of Mexico at the end of 2013 negatively impacted Playa’s financial results, and Playa is currently appealing an $8,700,000 tax assessment in Mexico. Please see the section entitled “Business of Playa and Certain Information About Playa — Legal Proceedings.” Moreover, there can be no assurance that any reserves Holdco may establish in the future for any potential liabilities related to Holdco’s tax positions will be sufficient.

Increases in property taxes would increase Holdco’s operating costs, which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Each of Holdco’s resorts will be, and have historically been, subject to real and personal property taxes. These taxes may increase as tax rates change and as Holdco’s resorts are assessed or reassessed by taxing authorities. If property taxes increase, Holdco would incur a corresponding increase in its operating expenses, which could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects.

Risks Related to Pace

The Pace Initial Shareholders and other officers and directors of Pace have agreed to vote in favor of the Business Combination, regardless of how Pace’s public shareholders vote.

Unlike many other blank check companies in which the founders agree to vote their Founder Shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Pace Initial Shareholders and the other officers and directors of Pace have agreed, and their permitted transferees will agree, pursuant to the terms of a letter agreement entered into with Pace, to vote any Founder Shares held by them, as well as any public shares owned by them, in favor the Business Combination. As of the date hereof, the Pace Initial Shareholders and their permitted transferees own shares equal to 20% of the issued and outstanding Pace Ordinary Shares. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if the Pace Initial Shareholders agreed to vote any Pace Ordinary Shares owned by them in accordance with the majority of the votes cast by Pace’s public shareholders.

The Pace Initial Shareholders, certain other members of the Pace Board and Pace’s officers have interests in the Business Combination that are different from or are in addition to other Pace shareholders in recommending that Pace shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the Pace Board’s recommendation that Pace shareholders vote in favor of the approval of the Business Combination Proposal, Pace shareholders should be aware that aside from their interests as shareholders, the Pace Initial Shareholders and certain members of the Pace Board and officers have interests in the Business Combination that are different from, or in addition to, those of other Pace shareholders generally. These interests include:

•	the fact that the Pace Initial Shareholders and Pace directors and officers have agreed not to redeem any Pace Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that Pace Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $75,748,800 after giving effect to the cancellations, but, given the restrictions on such shares, Pace believes such shares have less value;

•	the fact that the Pace Initial Shareholders and Pace directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Pace fails to complete an initial business combination by September 16, 2017;

•	the fact that Pace Sponsor paid an aggregate of $11,000,000 for its 22,000,000 Private Placement Warrants to purchase Class A Shares and that such Private Placement Warrants will expire worthless if a business combination is not consummated by September 16, 2017;

•	the fact that, at the option of Pace Sponsor, any amounts outstanding under any loan made by Pace Sponsor or any of its affiliates to Pace in an aggregate amount up to $1,500,000 may be converted into warrants to purchase Class A Shares;

•	the right of the Pace Initial Shareholders to hold Holdco Shares and the Holdco Shares to be issued to the Pace Sponsor upon exercise and exchange of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•	the fact that Pace Sponsor agreed to loan Pace up to $1,250,000 to fund its operating costs, which will only be repaid upon the earlier of (i) consummation of the Business Combination or (ii) September 15, 2017;

•	the anticipated designation of Mr. Karl Peterson, Pace’s President and Chief Executive Officer, as a director of Holdco following the Business Combination;

•	the continued indemnification of Pace existing directors and officers and the continuation of Pace’s directors’ and officers’ liability insurance after the Business Combination;

•

the fact that Pace Sponsor and Pace’s officers and directors may not participate in the formation of, or become directors or officers of, any other blank check company until Pace (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by September 16, 2017;

•	the fact that Pace Sponsor and Pace’s officers and directors will lose their entire investment in Pace and will not be reimbursed for any out-of-pocket expenses (of which approximately $300 is owed as of the date hereof) if an initial business combination is not consummated by September 16, 2017;

•	if the Trust Account is liquidated, including in the event Pace is unable to complete an initial business combination within the required time period, Pace Sponsor has agreed to indemnify Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pace has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pace, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•	the fact that the PHC Investors have entered into the PHC Subscription Agreements with Pace and Holdco, pursuant to which the PHC Investors are entitled to purchase 1,015,000 Class A Shares for a purchase price of $10.00 per share.

The Pace Initial Shareholders, including Pace Sponsor and Pace’s independent directors, hold a significant number of Pace Ordinary Shares. They will lose their entire investment in Pace if a business combination is not completed.

The Pace Initial Shareholders hold in the aggregate 11,250,000 Founder Shares, representing 20% of the total outstanding Pace Ordinary Shares upon completion of the Pace IPO. The Founder Shares will be worthless if Pace does not complete a business combination by September 16, 2017. In addition, Pace Sponsor holds an aggregate of 22,000,000 Private Placement Warrants that will also be worthless if Pace does not complete a business combination by September 16, 2017.

The Founder Shares are identical to the Class A Shares included in the public units, except that (i) holders of the Founder Shares have the exclusive right to vote on the election of Pace directors prior to an initial business combination, (ii) the Founder Shares are subject to certain transfer restrictions, and (iii) the Pace Initial Shareholders, officers and directors have entered into a letter agreement with Pace, pursuant to which they have agreed (A) to waive their redemption rights with respect to their Founder Shares and any public shares owned in connection with the completion of a business combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Pace fails to complete a business combination by September 16, 2017 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Pace fails to complete an initial business combination by September 16, 2017), and (iv) the Founder Shares are automatically convertible into Class A Shares at the time of a business combination, as described herein.

The personal and financial interests of Pace’s officers and directors may have influenced their motivation in identifying and selecting Playa, completing a business combination with Playa and may influence their operation of Holdco following the Business Combination.

Since Pace Sponsor and Pace’s executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if a business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for a business combination.

At the closing of Pace’s initial business combination, Pace Sponsor and Pace’s executive officers and directors, and any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Pace’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Pace’s behalf. These financial interests of Pace Sponsor and Pace’s executive officers and directors may influence their motivation in identifying and selecting a target business combination and completing the Business Combination.

Pace is not required to obtain an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price Pace is paying for the business is fair to Pace from a financial point of view.

Pace is not required to, and did not, obtain an opinion from an independent investment banking firm that is a member of FINRA, or from an independent accounting firm, that the price Pace is paying under the Transaction Agreement is fair to Pace from a financial point of view. Pace’s public shareholders are therefore relying on the judgment of the Pace Board, who determined fair market value based generally accepted by the financial community. The Pace Initial Shareholders and certain members of the Pace Board and officers have interests in the Business Combination that are different from, or in addition to, those of other Pace shareholders generally. The Pace Board was aware of and considered those interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to Pace shareholders that they approve the Business Combination. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for more information.

Pace may not hold an annual meeting of shareholders until after the consummation of the Business Combination. Pace’s public shareholders will not have the right to elect directors prior to the consummation of the Business Combination.

In accordance with NASDAQ corporate governance requirements, Pace is not required to hold an annual meeting until no later than December 31, 2016. There is no requirement under the Companies Law of the Cayman Islands for Pace to hold annual or general meetings or elect directors. Until Pace holds an annual meeting of shareholders, public shareholders may not be afforded the opportunity to discuss company affairs with management. In addition, the holders of Class F Shares have the exclusive right prior to Pace’s initial business combination to elect Pace’s directors. Accordingly, as holders of the Class A Shares, Pace public shareholders will not have the right to vote on the election of directors prior to consummation of the Business Combination.

In light of the announcement of the proposed Business Combination and the limited availability of shareholders at the end of the year, Pace intends to defer compliance with the annual meeting requirement until 2017 when management believes it can communicate more effectively with shareholders regarding the proposed Business Combination. As a result, Pace expects to receive a notice of deficiency from NASDAQ with respect to its noncompliance. Pace also expects that NASDAQ will provide Pace with an opportunity to submit a plan of compliance for staff review. Pace intends to submit such a plan to NASDAQ promptly following receipt of the deficiency notice and to regain compliance with the listing rules within the time frame allotted by NASDAQ.

The Pace Initial Shareholders will control the election of the Pace Board until consummation of a business combination and hold a substantial interest in Pace. As a result, they will elect all of Pace’s directors and may exert a substantial influence on actions requiring shareholder vote, potentially in a manner that you do not support.

The Pace Initial Shareholders own 20% of the issued and outstanding Pace Ordinary Shares. In addition, the Founder Shares, all of which are held by the Pace Initial Shareholders, entitle the holders thereof to elect all of Pace’s directors prior to the initial business combination. Holders of Pace public shares will have no right to vote on the election of directors during such time. These provisions of Pace’s amended and restated memorandum and articles of association may only be amended by a special resolution passed by a majority of at least 90% of the issued and outstanding Pace Ordinary Shares voting in a general meeting. As a result, holders of Pace public shares will not have any influence over the election of directors of Pace prior to an initial business combination.

In addition, as a result of their substantial ownership in Pace, the Pace Initial Shareholders may exert a substantial influence on other actions requiring a shareholder vote, potentially in a manner that Pace shareholders do not support, including amendments to Pace’s amended and restated memorandum and articles of association and approval of major corporate transactions, including the Business Combination. If the Pace Initial Shareholders purchase any additional Class A Shares in the aftermarket or in privately negotiated transactions, this would increase their influence over these actions. Accordingly, the Pace Initial Shareholders will exert significant influence over actions requiring a shareholder vote at least until the completion of a business combination.

Pace Sponsor and Pace’s other directors, executive officers, advisors and their affiliates may elect to purchase shares from Pace public shareholders, which may influence a vote on the Business Combination.

Pace Sponsor or Pace’s other directors, executive officers, advisors or their affiliates may purchase Class A Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of the Class A Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Pace Sponsor or Pace’s other directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases would be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy a closing condition in the Transaction Agreement regarding amounts in the Trust Account and the proceeds from the Private Placement equaling or exceeding a certain threshold or requiring Pace to have a minimum net worth at the closing of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

Pace will issue additional Class A Shares to complete the Business Combination. Such issuance will dilute the interest of Pace’s public shareholders and likely present other risks.

The issuance of the Class A Shares in the Private Placement will dilute the equity interest of existing Pace shareholders and may adversely affect prevailing market prices for the Pace public units, Pace Ordinary Shares and/or public warrants.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Pace’s public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of an initial business combination; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance or timing of Pace’s obligation to redeem 100% of the public shares if Pace does not complete a business combination by September 16, 2017; and (iii) the redemption of all of the public shares if Pace is unable to complete a business combination by September 16, 2017, subject to applicable law and as further described herein. In no other circumstances will a public shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or public warrants, potentially at a loss.

If Pace is unable to complete a business combination by September 16, 2017, Pace will cease all operations except for the purpose of winding up and Pace will redeem the public shares and liquidate.

Pace Sponsor and Pace’s executive officers and directors have agreed that Pace must complete a business combination by September 16, 2017. If Pace has not completed an initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of tax (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Pace’s remaining shareholders and the Pace Board, dissolve and liquidate, subject in each case to Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per public unit in the Pace IPO. In addition, if Pace fails to complete an initial business combination by September 16, 2017, there will be no redemption rights on liquidating distributions with respect to Pace public warrants or the Private Placement Warrants, which will expire worthless.

If the Business Combination is not completed, potential target businesses may have leverage over Pace in negotiating a business combination and Pace’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, which could undermine Pace’s ability to complete a business combination on terms that would produce value for Pace’s shareholders.

Any potential target business with which Pace enters into negotiations concerning a business combination will be aware that Pace must complete an initial business combination by September 16, 2017. Consequently, if Pace is unable to complete this Business Combination, a potential target may obtain leverage over Pace in negotiating a business combination, knowing that Pace may be unable to complete a business combination with another target business by September 16, 2017. This risk will increase as Pace gets closer to the timeframe described above. In addition, Pace may have limited time to conduct due diligence and may enter into a business combination on terms that Pace would have rejected upon a more comprehensive investigation.

Because of Pace’s limited resources and the significant competition for business combination opportunities, if this Business Combination is not completed, it may be more difficult for Pace to complete an initial business combination. In addition, resources could be wasted in researching acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If Pace is unable to complete an initial business combination by September 16, 2017, Pace’s public shareholders may receive only approximately $10.00 per share, on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against Pace that Pace Sponsor is unable to indemnify), and Pace’s public warrants will expire worthless.

If Pace is unable to complete this Business Combination, Pace would expect to encounter intense competition from other entities having a business objective similar to its business objective, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses Pace could acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than Pace does and Pace’s financial resources will be relatively limited when contrasted with those of many of these competitors. While Pace believes there are numerous target businesses Pace could potentially acquire with the net proceeds of the Pace IPO and the sale of the Private Placement Warrants, Pace’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by Pace’s available financial resources. This inherent competitive limitation may give others an advantage in pursuing the acquisition of certain target businesses. Furthermore, if Pace is obligated to pay cash for the public shares redeemed and, in the event Pace seeks shareholder approval of a business combination, Pace makes purchases of its public shares, potentially reducing the resources available to Pace for a business combination. Any of these obligations may place Pace at a competitive disadvantage in successfully negotiating a business combination.

Pace anticipates that, if Pace is unable to complete this Business Combination, the investigation of other specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If Pace decides not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if Pace reaches an agreement relating to a specific target business, Pace may fail to complete such business combination (including the Business Combination described in this proxy statement/prospectus) for any number of reasons including those beyond Pace’s control. Any such event will result in a loss to Pace of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

If Pace does not complete this Business Combination and is unable to complete an initial business combination by September 16, 2017, Pace’s public shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against Pace that Pace Sponsor is unable to indemnify) and Pace’s public warrants will expire worthless.

Pace may waive one or more of the conditions to the Business Combination.

Pace may agree to waive, in whole or in part, one or more of the conditions to Pace’s obligations to complete the Business Combination, to the extent permitted by its amended and restated memorandum and articles of association and applicable laws. For example, it is a condition to each party’s obligations to close the Business Combination that there be an amount from the Trust Account and the proceeds of the Private Placement and the Playa Employee Offering, if any, that exceeds $375,000,000 (net of the aggregate amount of cash required to satisfy any exercise by Pace shareholders of their right to have Pace redeem their Class A Shares in connection with a Business Combination (as such term is defined in Pace’s articles of association) and subject to a reduction to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment). However, if Pace determines that a breach of this obligation is not material, then Pace may elect to waive that condition and close the Business Combination. Pace may not waive the condition that Pace public shareholders approve the Business Combination. Please see the section entitled “The Transaction Agreement and Related Agreements — Conditions to Closing of the Business Combination” for additional information.

The exercise of discretion by Pace’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Transaction Agreement may result in a conflict of interest when determining whether such changes to the terms of the Transaction Agreement or waivers of conditions are appropriate and in the best interests of the public shareholders of Pace.

In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Transaction Agreement, would require Pace to agree to amend the Transaction Agreement, to consent to certain actions or to waive rights that Pace is entitled to under those agreements. Such events could arise because of changes in the course of Playa’s business, a request by the Playa shareholders or Playa to undertake actions that would otherwise be prohibited by the terms of the Transaction Agreement or the occurrence of other events that would have a material adverse effect on Playa’s business and would entitle Pace to terminate the Transaction Agreement. In any of such circumstances, it would be in the discretion of Pace, acting through the Pace Board, to grant its consent or waive its rights. The existence of the financial and personal interests of Pace’s directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for Pace and the public shareholders of Pace and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Pace does not believe there will be any changes or waivers that Pace’s directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the shareholders, Pace will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of the Pace public shareholders with respect to the Business Combination Proposal.

Pace will incur significant transaction and transition costs in connection with the Business Combination.

Pace has incurred and expects to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Transaction Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

Pace’s transaction expenses as a result of the Business Combination are currently estimated at approximately $20,000,000, including $15,750,000 in deferred underwriting commissions to the underwriters of the Pace IPO.

If third parties bring claims against Pace, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

Pace’s placing of funds in the Trust Account may not protect those funds from third-party claims against Pace. Although Pace will seek to have all vendors, service providers (other than Pace’s independent auditors), prospective target businesses or other entities with which Pace does business execute agreements with Pace waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of Pace’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Pace’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, Pace’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Pace than any alternative.

Examples of possible instances where Pace may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Pace and will not seek recourse against the Trust Account for any reason. Upon redemption of Pace’s public shares, if Pace is unable to complete the Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, Pace will be required to provide for payment of claims of creditors that were not waived that may be brought against Pace within the ten years following redemption. Accordingly, the per-share redemption amount received by Pace’s public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Pace Sponsor has agreed that it will be liable to Pace if and to the extent any claims by a vendor for services rendered or products sold to Pace, or a prospective target business with which Pace has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Pace’s indemnity of the underwriters of the

Pace IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Pace Sponsor will not be responsible to the extent of any liability for such third-party claims. Pace has not independently verified whether Pace Sponsor has sufficient funds to satisfy its indemnity obligations and believes that Pace Sponsor’s only assets are securities of Pace. Pace Sponsor may not have sufficient funds available to satisfy those obligations. Pace has not asked Pace Sponsor to reserve for such eventuality, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for a business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Pace may not be able to complete a business combination, and Pace shareholders would receive such lesser amount per share in connection with any redemption of public shares.

Pace’s directors may decide not to enforce the indemnification obligations of Pace Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Pace’s public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share or (ii) other than due to the failure to obtain such waiver, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and Pace Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Pace’s independent directors would determine whether to take legal action against Pace Sponsor to enforce its indemnification obligations. While Pace currently expects that its independent directors would take legal action on its behalf against Pace Sponsor to enforce its indemnification obligations to Pace, it is possible that Pace’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Pace’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Pace’s public shareholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to Pace public shareholders, Pace files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pace that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Pace’s shareholders and the per-share amount that would otherwise be received by Pace’s shareholders in connection with Pace’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Pace public shareholders, Pace files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pace that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Pace’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Pace’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Pace’s shareholders in connection with its liquidation may be reduced.

Pace’s public shareholders may be held liable for claims by third parties against Pace to the extent of distributions received by them upon redemption of their public shares.

If Pace is forced to enter into an insolvent liquidation, any distributions received by public shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Pace was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Pace’s shareholders. Furthermore, Pace’s directors may be viewed as having breached their fiduciary duties to Pace or its creditors and/or may have acted in bad faith, and thereby exposing themselves and Pace to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Pace cannot assure you that claims will not be brought against it for these reasons. Pace and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of Pace’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $15,000 and to imprisonment for five years in the Cayman Islands.

If, after Pace distributes the proceeds in the Trust Account to its public shareholders, Pace files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pace that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Pace Board may be viewed as having breached their fiduciary duties to Pace’s creditors, thereby exposing the members of the Pace Board and Pace to claims of punitive damages.

If, after Pace distributes the proceeds in the Trust Account to its public shareholders, Pace files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pace that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Pace’s shareholders. In addition, the Pace Board may be viewed as having breached its fiduciary duty to Pace’s creditors and/or having acted in bad faith, thereby exposing itself and Pace to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

Because Pace is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Pace is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for Pace public shareholders to effect service of process within the United States upon Pace’s directors or executive officers, or enforce judgments obtained in the United States courts against Pace’s directors or officers.

Pace’s corporate affairs will be governed by its amended and restated memorandum and articles of association, the Companies Law of the Cayman Islands (as may be supplemented or amended from time to time) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Pace’s directors to Pace under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Pace’s shareholders and the fiduciary responsibilities of Pace’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pace judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state, and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pace predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, Pace public shareholders may have more difficulty in protecting their interests in the face of actions taken by Pace management, members of the Pace Board or controlling shareholders of Pace than they would as public shareholders of a United States company.

Pace shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination.

Any shareholders who choose to remain shareholders following a business combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Pace’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement relating to a business combination contained an actionable material misstatement or material omission.

Risks Related to the Redemption

Pace does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Pace to complete a business combination with which a substantial majority of its shareholders do not agree.

Pace’s amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that in no event will Pace redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that Pace is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Transaction Agreement. In addition, the Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any Pace shareholder redemptions) and the proceeds from the Private Placement and the Playa Employee Offering, if any, equaling or exceeding $375,000,000 (net of the aggregate amount of cash required to satisfy any exercise by Pace shareholders of their right to have Pace redeem their Class A Shares in connection with a Business Combination (as such term is defined in Pace’s articles of association) and subject to a reduction to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment). As a result, Pace may be able to complete the Business Combination even though a substantial portion of its public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Pace Sponsor or Pace’s officers, directors, advisors or their affiliates.

In the event the aggregate cash consideration Pace would be required to pay for all Class A Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Transaction Agreement exceed the aggregate amount of cash available to Pace, Pace will not complete the Business Combination or redeem any shares, all Class A Shares submitted for redemption will be returned to the holders thereof, and Pace instead may search for an alternate business combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than fifteen percent (15%) of the Class A Shares issued in the Pace IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Class A Shares issued in the Pace IPO.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the Pace IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Pace will require each public shareholder seeking to exercise redemption rights to certify to Pace whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to Pace at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Pace makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Pace’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Pace if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Pace consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the Pace IPO and, in order to dispose of such excess shares, would be required to sell your Class A Shares in open market transactions, potentially at a loss. There is no assurance that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the Class A Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Pace’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Pace’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a Pace shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a shareholder of Pace might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Shareholders of Pace who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A Shares for a pro rata portion of the funds held in the Trust Account.

Pace public shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to the Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the Extraordinary General Meeting. In order to obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because Pace does not have any control over this process or over the brokers, which is referred to herein as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Shareholders electing to redeem their shares will receive their pro rata portion of the Trust Account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of Pace Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of Pace’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Pace will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite Pace’s compliance with these rules, if a public shareholder fails to receive Pace’s tender offer or proxy materials, as applicable, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials, as applicable, that Pace will furnish to holders of its public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

The ability of Pace’s public shareholders to exercise redemption rights with respect to a large number of Pace’s shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

Each party’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any Pace shareholder redemptions) and the proceeds from the Private Placement and the Playa Employee Offering, if any, equaling or exceeding $375,000,000 (net of the aggregate amount of cash required to satisfy any exercise by Pace shareholders of their right to have Pace redeem their Class A Shares in connection with a Business Combination (as such term is defined in Pace’s articles of association) and subject to a reduction to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment). In the event that Pace’s public shareholders exercise redemption rights with respect to a number of Pace’s public shares such that this minimum cash condition is not met, the Business Combination is not likely to be successful. If the Business Combination is not completed in the required time set forth in the Transaction Agreement and Pace is unable to complete an initial business combination by September 16, 2017, you would not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time Pace shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with the redemption until Pace liquidates or you are able to sell your shares in the open market.

If Pace is unable to consummate a business combination by September 16, 2017, the public shareholders may be forced to wait beyond such date before redemption from the Trust Account.

If Pace is unable to consummate a business combination by September 16, 2017, Pace will distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the earned interest, net of taxes, thereon to pay dissolution expenses), pro rata to the public shareholders by way of redemption and cease all operations except for the purposes of winding up of Pace’s affairs, as further described herein. Any redemption of public shareholders from the Trust Account shall be effected automatically by function of the amended and restated memorandum and articles of association prior to any voluntary winding up. If Pace is required to windup, liquidate the Trust Account and distribute such amount therein, pro rata, to the public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Law of the Cayman Islands. In that case, Pace shareholders may be forced to wait beyond the initial 24 months before the redemption proceeds of the Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from the Trust Account. Pace has no obligation to return funds to shareholders prior to the date of the redemption or liquidation unless it consummates a business combination prior thereto and only then in cases where shareholders have sought to redeem their Class A Shares. Only upon the redemption or any liquidation will public shareholders be entitled to distributions if Pace is unable to complete a business combination.

GENERAL INFORMATION

Presentation of Financial Information

This proxy statement/prospectus contains:

•	the audited balance sheet of Holdco as of December 9, 2016 prepared in accordance with U.S. GAAP;

•	the unaudited pro forma condensed combined financial statements of Holdco for the year ended December 31, 2015 and as of and for the nine months ended September 30, 2016, prepared in accordance with U.S. GAAP;

•	the audited consolidated financial statements of Pace as of and for the period from June 3, 2015 (inception) to December 31, 2015, prepared in accordance with U.S. GAAP;

•	the unaudited condensed consolidated financial statements of Pace as of and for the nine months ended September 30, 2016 and for the period from June 3, 2015 (inception) to September 30, 2015, prepared in accordance with U.S. GAAP;

•	the unaudited condensed consolidated financial statements of Playa as of and for the nine months ended September 30, 2016 and for the nine months ended September 30, 2015, prepared in accordance with U.S. GAAP; and

•	the audited consolidated financial statements of Playa as of and for the fiscal years ended December 31, 2015 and December 31, 2014 and for the fiscal year ended December 31, 2013, prepared in accordance with U.S. GAAP.

Unless indicated otherwise, financial data presented in this document has been taken from the audited and unaudited consolidated financial statements of Pace included in this document, and the audited and unaudited consolidated financial statements of Playa included in this document. Where information is identified as “unaudited,” it has not been subject to an audit.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements contained in this proxy statement/prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect Holdco’s current views with respect to, among other things, Holdco’s capital resources, portfolio performance and results of operations. Likewise, Holdco’s consolidated financial statements and all of Holdco’s statements regarding anticipated growth in its operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this proxy statement/prospectus reflect Holdco’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. Holdco does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	possible delays in closing the Business Combination, whether due to the inability to obtain Pace shareholder or regulatory approval, Pace not having at least $375,000,000 of cash from the proceeds from the Private Placement and the Playa Employee Offering, if any, and the Trust Account (net of the aggregate amount of cash required to satisfy any exercise by Pace shareholders of their right to have Pace redeem their Class A Shares in connection with a Business Combination (as such term is defined in Pace’s articles of association) and subject to a reduction to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment), or failure to satisfy any of the other conditions to closing the Business Combination, as set forth in the Transaction Agreement;

•	any waivers of the conditions to closing the Business Combination as may be permitted in the Transaction Agreement;

•	general economic uncertainty and the effect of general economic conditions on the lodging industry in particular;

•	the popularity of the all-inclusive resort model, particularly in the luxury segment of the resort market;

•	the success and continuation of Holdco’s relationship with Hyatt;

•	the volatility of currency exchange rates;

•	the success of Holdco’s branding or rebranding initiatives with its current portfolio and resorts that may be acquired in the future, including the rebranding of two Playa resorts under the new all-inclusive “Panama Jack” brand;

•	Holdco’s failure to successfully complete its expansion, repair and renovation projects in the timeframes and at the costs anticipated;

•	significant increases in construction and development costs;

•	Holdco’s ability to obtain and maintain financing arrangements on attractive terms;

•	the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, accounting guidance and similar matters in regions in which Holdco operates;

•	the effectiveness of Holdco’s internal controls and its corporate policies and procedures and the success and timing of the remediation efforts for the material weaknesses Playa identified in its internal control over financial reporting;

•	changes in personnel and availability of qualified personnel;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	dependence on third parties to provide Internet, telecommunications and network connectivity to Holdco data centers;

•	the volatility of the market price and liquidity of Holdco Shares and other securities of Holdco; and

•	the increasingly competitive environment in which Holdco will operate.

While forward-looking statements reflect Holdco’s good faith beliefs, they are not guarantees of future performance. Holdco disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus, except as required by applicable law. For a further discussion of these and other factors that could cause Holdco’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

Exchange Rates

Playa’s reporting currency is the U.S. dollar. Playa has determined that the U.S. dollar is the functional currency of all of its international operations. Following consummation of the Business Combination, with respect to financial reporting of Holdco’s financial statements, foreign currency denominated monetary asset and liability amounts will be re-measured into U.S. dollars at end-of-period exchange rates. Foreign currency non-monetary assets, such as inventories, prepaid expenses, fixed assets and intangible assets, will be recorded in U.S. dollars at historical exchange rates. Foreign currency denominated income and expense items will be recorded in U.S. dollars at the applicable daily exchange rates in effect during the relevant period. For purposes of calculating tax liability in certain foreign jurisdictions, Holdco will index its depreciable tax bases in certain assets for the effects of inflation based upon statutory inflation factors. The effects of these indexation adjustments will be reflected in the income tax benefit line of Holdco’s Consolidated Statements of Operations and Comprehensive Income (Loss). The re-measurement of gains and losses related to deferred tax assets and liabilities will be reported in the income tax provision. Foreign exchange gains and losses will be presented in Holdco’s Consolidated Statements of Operations and Comprehensive Income (Loss) within other (expense) income, net.

EXTRAORDINARY GENERAL MEETING OF PACE SHAREHOLDERS

This proxy statement/prospectus is being provided to Pace shareholders as part of a solicitation of proxies by the Pace Board for use at the Extraordinary General Meeting of Pace Shareholders to be held on [●], 2017, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the Extraordinary General Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about [●], 2017 to all shareholders of record of Pace as of [●], 2017, the record date for the Extraordinary Meeting. Shareholders of record who owned Pace Ordinary Shares at the close of business on the record date are entitled to receive notice of, attend and vote at the Extraordinary General Meeting. On the record date, there were 56,250,000 Pace Ordinary Shares outstanding.

Date, Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be held at [●], on [●], 2017 at [●], or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Proposals at the Extraordinary General Meeting

At the Extraordinary General Meeting, Pace shareholders will vote on the following proposals:

•	Business Combination Proposal — To adopt the Transaction Agreement and to approve the transactions contemplated thereby, including the Business Combination (Proposal No. 1).

•	Pace Merger Proposal — To consider and vote upon a proposal to approve the Pace Merger and authorize, approve and confirm the Plan of Merger (Proposal No. 2).

•	Holdco Articles of Association Proposal — To consider and vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Holdco Articles of Association that are not required by Dutch law and materially affect shareholder rights (Proposal No. 3).

•	Adjournment Proposal — To approve the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Pace shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Pace Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (ii) in order to solicit additional proxies from Pace shareholders in favor of the Business Combination Proposal and the Pace Merger Proposal, or (iii) if Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied. The Adjournment Proposal will only be presented to Pace shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Pace Merger Proposal, or in the event that Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied (Proposal No. 4).

THE PACE BOARD UNANIMOUSLY RECOMMENDS THAT

YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Voting Power; Record Date

As a shareholder of Pace, you have a right to vote on certain matters affecting Pace. The proposals that will be presented at the Extraordinary General Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if you owned Pace Ordinary Shares at the close of business on [●], 2017, which is the record date for the Extraordinary General Meeting. You are entitled to one vote for each Pace Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 56,250,000 Pace Ordinary Shares outstanding, of which 45,000,000 are public shares and 11,250,000 are Founder Shares held by the Pace Initial Shareholders.

Vote of the Pace Initial Shareholders and Pace’s Other Directors and Officers

Prior to the Pace IPO, Pace entered into agreements with the Pace Initial Shareholders and the other current directors and officers of Pace, pursuant to which each agreed to vote any Pace Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to the Pace Initial Shareholders, including the Pace Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination and Pace Merger. As of the record date, the Pace Initial Shareholders and the other current directors and officers own 11,250,000 Founder Shares, representing 20% of the Pace Ordinary Shares then outstanding and entitled to vote at the Extraordinary General Meeting.

The Pace Initial Shareholders and the other current directors and officers of Pace have waived any redemption rights, including with respect to Class A Shares purchased in the Pace IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by the Pace Initial Shareholders have no redemption rights upon the liquidation of Pace and will be worthless if no business combination is effected by Pace by September 16, 2017. However, the Pace Initial Shareholders, officers and directors are entitled to redemption rights upon the liquidation of Pace with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no the Business Combination Proposal. The Pace Initial Shareholders have agreed to vote their Founder Shares and any public shares purchased by them during or after the Pace IPO in favor of the Business Combination Proposal.

The approval of the Pace Merger Proposal requires the affirmative vote of holders of at least two-thirds of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Pace Merger Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Pace Merger Proposal.

The approval of the Holdco Articles of Association Proposal requires the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Holdco Articles of Association Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Holdco Articles of Association Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Adjournment Proposal.

The Business Combination is conditioned on the approval of the Business Combination Proposal and the Pace Merger Proposal at the Extraordinary General Meeting. The Holdco Articles of Association Proposal is non-binding and is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal and the Pace Merger Proposal do not receive the requisite vote for approval, Pace will not consummate the Business Combination. If Pace does not consummate the Business Combination and fails to complete an initial business combination by September 16, 2017, Pace will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.

Recommendation to Pace Shareholders

The Pace Board believes that each of the Business Combination Proposal, the Pace Merger Proposal, the Holdco Articles of Association Proposal and the Adjournment Proposal to be presented at the Extraordinary General Meeting is in the best interests of Pace and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of the Pace Board in favor of approval of the Business Combination Proposal, you should keep in mind that Pace Sponsor and certain members of the Pace Board and officers of Pace have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal. These interests include, among other things:

•	the fact that the Pace Initial Shareholders and Pace directors and officers have agreed not to redeem any of the Pace Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that Pace Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $75,748,800 after giving effect to the cancellations, but, given the restrictions on such shares, Pace believes such shares have less value;

•	the fact that the Pace Initial Shareholders and Pace directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Pace Ordinary Shares held by them if Pace fails to complete an initial business combination by September 16, 2017;

•	the fact that Pace Sponsor paid an aggregate of $11,000,000 for its 22,000,000 Private Placement Warrants to purchase Class A Shares and that such Private Placement Warrants will expire worthless if a business combination is not consummated by September 16, 2017;

•	the fact that, at the option of Pace Sponsor, any amounts outstanding under any loan made by Pace Sponsor or any of its affiliates to Pace in an aggregate amount up to $1,500,000 may be converted into warrants to purchase Class A Shares;

•	the right of the Pace Initial Shareholders to hold Holdco Shares and the Holdco Shares to be issued to the Pace Sponsor upon exercise and exchange of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•	the fact that Pace Sponsor agreed to loan Pace up to $1,250,000 to fund its operating costs, which will only be repaid upon consummation of the Business Combination;

•	the anticipated election of Mr. Karl Peterson, Pace’s President and Chief Executive Officer, as a director of Holdco following the Business Combination;

•	the continued indemnification of Pace existing directors and officers and the continuation of Pace’s directors’ and officers’ liability insurance after the Business Combination;

•	the fact that Pace Sponsor and Pace’s officers and directors may not participate in the formation of, or become directors or officers of, any other blank check company until Pace (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by September 16, 2017;

•	the fact that Pace Sponsor and Pace’s officers and directors will lose their entire investment in Pace and will not be reimbursed for any out-of-pocket expenses (of which approximately $300 is owed as of the date hereof) if an initial business combination is not consummated by September 16, 2017;

•	if the Trust Account is liquidated, including in the event Pace is unable to complete an initial business combination within the required time period, Pace Sponsor has agreed to indemnify Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pace has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pace, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•	that the PHC Investors have entered into the PHC Subscription Agreements with Pace, pursuant to which the PHC Investors have committed to purchase 1,015,000 Class A Shares for a purchase price of $10.00 per share, or an aggregate of $10,150,000. The PHC Investors may assign their rights under the PHC Subscription Agreements to one or more parties, subject to compliance with the securities laws.

Broker Non-Votes and Abstentions

Broker non-votes and abstentions are considered present for the purposes of establishing a quorum, but will have no effect on the Business Combination Proposal, the Pace Merger Proposal, the Holdco Articles of Association Proposal and the Adjournment Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Extraordinary General Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Extraordinary General Meeting.

Voting Your Shares — Shareholders of Record

If you are a Pace shareholder of record, you may vote by mail or in person at the Extraordinary General Meeting. Each Pace Ordinary Share that you own in your name entitles you to one vote on each of the proposals for the Extraordinary General Meeting. Your one or more proxy cards show the number of Pace Ordinary Shares that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Extraordinary General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Extraordinary General Meeting so that your shares will be voted if you are unable to attend the Extraordinary General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Pace Ordinary Shares will be voted as recommended by the Pace Board. The Pace Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Pace Merger Proposal, “FOR” the Holdco Articles of Association Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by [●] on [●], 2017.

Voting in Person at the Meeting. If you attend the Extraordinary General Meeting and plan to vote in person, you will be provided with a ballot at the Extraordinary General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Extraordinary General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person, you will need to bring to the Extraordinary General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way Pace can be sure that the broker, bank or nominee has not already voted your Pace Ordinary Shares.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the Extraordinary General Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Extraordinary General Meeting, you will need to bring to the Extraordinary General Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. Please see “— Attending the Extraordinary General Meeting” below for more details.

Attending the Extraordinary General Meeting

Only Pace shareholders on the record date or their legal proxy holders may attend the Extraordinary General Meeting. To be admitted to the Extraordinary General Meeting, you will need a form of photo identification and valid proof of ownership of Pace Ownership Shares or a valid legal proxy. If you have a legal proxy from a shareholder of record, you must bring a form of photo identification and the legal proxy to the Extraordinary General Meeting. If you have a legal proxy from a “street name” shareholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the bank, broker or other holder of record) to the “street name” shareholder that is assignable, and the legal proxy from the “street name” shareholder to you. Shareholders may appoint only one proxy holder to attend on their behalf.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Extraordinary General Meeting or at the Extraordinary General Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Pace’s Secretary in writing to Pace Holdings Corp., 301 Commerce Street, Suite 3300, Fort Worth, Texas 776102, before the Extraordinary General Meeting that you have revoked your proxy; or

•	you may attend the Extraordinary General Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters

The Extraordinary General Meeting has been called only to consider the approval of the Business Combination Proposal, the Pace Merger Proposal, the Holdco Articles of Association Proposal and the Adjournment Proposal. Under the amended and restated memorandum and articles of association of Pace, other than procedural matters incident to the conduct of the Extraordinary General Meeting, no other matters may be considered at the Extraordinary General Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Extraordinary General Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your Pace Ordinary Shares, you may call Morrow, Pace’s proxy solicitor, at (800) 662-5200 (toll free), or banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Pursuant to Pace’s amended and restated memorandum and articles of association, any holders of Pace public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds a portion of the proceeds of the Pace IPO and the sale of the Private Placement Warrants (calculated as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $450,783,729 as of December 31, 2016, the estimated per share redemption price would have been approximately $10.01.

In order to exercise your redemption rights, you must:

•	if you hold public units, separate the underlying public shares and public warrants;

•	check the box on the enclosed proxy card to elect redemption;

•	check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to Class A Shares;

•	prior to [●] on [●], 2017 (two business days before the Extraordinary General Meeting), tender your shares physically or electronically and submit a request in writing that Pace redeem your public shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

and

•	deliver your public shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the Extraordinary General Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Extraordinary General Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Extraordinary General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

Holders of outstanding public units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold public units registered in your own name, you must deliver the certificate for such public units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such public units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the public units.

If a broker, dealer, commercial bank, trust company or other nominee holds your public units, you must instruct such nominee to separate your public units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of public units to be split and the nominee holding such public units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the public units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of Class A Share by Pace’s public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $450,628,095 as of September 30, 2016. The Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any Pace shareholder redemptions) and the proceeds from the Private Placement and the Playa Employee Offering, if any, equaling or exceeding $375,000,000 (net of the aggregate amount of cash required to satisfy any exercise by Pace shareholders of their right to have Pace redeem their Class A Shares in connection with a Business Combination (as such term is defined in Pace’s articles of association) and subject to a reduction to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment). The conditions to closing in the Transaction Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by Pace’s public shareholders, this condition is not met or is not waived, then each of Pace and Playa may elect not to consummate the Business Combination. In addition, in no event will Pace redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in Pace’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Transaction Agreement.

Prior to exercising redemption rights, Pace shareholders should verify the market price of the Class A Shares, as shareholders may receive higher proceeds from the sale of their Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Shares when you wish to sell your shares.

If you exercise your redemption rights, your Class A Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares and you will not receive any Holdco Shares in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of Holdco, if any. You will be entitled to receive cash for your Class A Shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Pace does not consummate an initial business combination by September 16, 2017, Pace will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders and all of Pace’s warrants will expire worthless.

Appraisal Rights

With respect to the Pace Merger, the Cayman Islands Companies Law provides for a right of dissenting shareholders, in certain situations, to be paid the fair value of their shares upon their dissenting to the merger if they follow a prescribed procedure. That procedure is as follows:

•	the shareholder must give their written objection to the merger or consolidation to the exempted company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for their shares if the merger or consolidation is authorized by the vote;

•	within 20 days following the date on which the merger or consolidation is approved by the shareholders, the exempted company must give written notice to each shareholder who made a written objection;

•	a shareholder must within 20 days following receipt of such notice from the exempted company, give the exempted company a written notice of their intention to dissent including, among other details, a demand for payment of the fair value of their shares;

•	within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the exempted company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase their shares at a price that the company determines is the fair value and if the exempted company and the shareholder agree the price within 30 days following the date on which the offer was made, the exempted company must pay the shareholder such amount;

•	if the exempted company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the exempted company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the exempted company.

At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the exempted company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the exempted company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any exempted company listed on a national securities exchange or shares of the surviving or consolidated company. However, because Pace shareholders currently hold Pace Ordinary Shares that are listed on NASDAQ and will receive Holdco Shares that will be listed on NASDAQ, Pace does not believe that dissenters rights are available to Pace shareholders in connection with the Business Combination.

Appraisal rights are not available to holders of Playa Common Shares in connection with the Business Combination.

Proxy Solicitation Costs

Pace is soliciting proxies on behalf of the Pace Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Pace has engaged Morrow to assist in the solicitation of proxies for the Extraordinary General Meeting. Pace and its directors, officers and employees may also solicit proxies in person. Pace will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

Pace will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. Pace will pay Morrow a fee of $25,000, plus disbursements, reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as Pace’s proxy solicitor. Pace will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Pace shareholders. Directors, officers and employees of Pace who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION

General

On December 13, 2016, Pace, Playa, Holdco and New Pace entered into a Transaction Agreement (as amended on February 6, 2017, and as it may be further amended from time to time, the “Transaction Agreement”), which provides for, among other things: (i) the issuance by Pace of the Pace Earnout Warrants to Pace Sponsor; (ii) the entry by Pace into the Securities Purchase Agreements with the Playa Preferred Shareholders; (iii) the Pace Merger; (iv) the Distribution; (v) the Playa Preferred Share Acquisition; and (vi) the Playa Merger. For more information about the transactions contemplated in the Transaction Agreement, please see the section entitled “The Transaction Agreement and Related Agreements.” A copy of the Transaction Agreement is attached to this proxy statement/prospectus as Annex A.

Structure of the Business Combination

In connection with the closing of the Business Combination contemplated by the Transaction Agreement, the parties will undertake the following transactions:

•	the issuance by Pace of the Pace Earnout Warrants to Pace Sponsor;

•	the issuance by Holdco of Holdco Shares to Pace, the conversion of Holdco into a Dutch public limited liability company (naamloze vennootschap) and the amendment of the articles of association of Holdco;

•	the Pace Merger;

•	the distribution by New Pace to Holdco of an amount equal to the sum of (x) the aggregate amount of cash held by New Pace at such time and (y) the aggregate amount paid by the Private Placement Investors pursuant to and in accordance with the Subscription Agreements (the “Distribution”); and

•	the acquisition of all of the Playa Preferred Shares from the Playa Preferred Shareholders by Holdco, as Pace’s successor in interest under the Securities Purchase Agreements, in consideration for an aggregate amount calculated based on an aggregate amount equal to $8.40 for each outstanding Playa Preferred Share, for an aggregate consideration value equal to approximately $346,000,000 (which includes accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016), plus any additional arrearages and additional accrued but unpaid dividends thereon after December 31, 2016 through the closing of the Business Combination, subject to adjustment, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the Securities Purchase Agreement entered into with HI Holdings Playa.

The Playa Merger will become effective at midnight (24:00 hours) CET on the date of execution of the notarial deed of merger effecting the Playa Merger (the “Playa Merger Effective Time”). At the Playa Merger Effective Time, (i) each Playa Common Share issued and outstanding immediately prior to the Playa Merger Effective Time will (A) be exchanged for the number of validly issued, fully paid and non-assessable Holdco Shares calculated in accordance with the principles set forth in the Transaction Agreement, (B) entitle the holder thereof to receive the number of Holdco Private Placement Warrants calculated in accordance with the principles set forth in the Transaction Agreement and (C) entitle the holder thereof to receive the number of Playa Earnout Warrants calculated in accordance with the principles set forth in the Transaction Agreement; and (ii) the consideration to be paid to the Playa Preferred Shareholders in connection with the Playa Preferred Share Acquisition will be calculated based on an aggregate amount equal to $8.40 for each outstanding Playa Preferred Share (plus any arrearages and accrued and unpaid dividends thereon through December 31, 2016), for an aggregate consideration value of approximately $346,000,000 (which includes accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016), plus any additional arrearages and additional accrued but unpaid dividends thereon after December 31, 2016 through the closing of the Business Combination, subject to adjustment, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the Securities Purchase Agreement entered into with HI Holdings Playa which, following the Playa Preferred Share Acquisition, will be held by Holdco as Pace’s successor in interest under the Securities Purchase Agreements.

Consideration in the Business Combination

Consideration to Pace Shareholders and Warrant Holders in the Business Combination

Subject to the terms and conditions of the Transaction Agreement, the consideration to be paid to the Pace shareholders and warrantholders in connection with the Pace Merger will consist of: (i) Holdco Shares, (ii) Holdco Private Placement Warrants, (iii) Holdco Public Warrants and (iv) Holdco Earnout Warrants. The number of Holdco Shares, Holdco Private Placement Warrants, Holdco Public Warrants and Holdco Earnout Warrants to be received by the Pace securitiesholders will be determined as follows:

•	each Pace unit will be cancelled in exchange for consideration consisting of (A) the right to receive one validly issued, fully paid and non-assessable New Pace Class A Share, which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco, and (B) on substantially equivalent terms and conditions as the Pace public warrants, one New Pace Public Warrant, which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one Holdco Public Warrant on substantially equivalent terms and conditions as the New Pace Public Warrants;

•	each Class A Share will be converted into the right to receive one validly issued, fully paid and non-assessable New Pace Class A Share, which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco;

•	each Founder Share will be converted into the right to receive one validly issued, fully paid and non-assessable New Pace Class F Share, which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco;

•	each Pace public warrant will be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the public warrants, one New Pace Public Warrant, which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one Holdco Public Warrant on substantially the terms and conditions as the New Place Public Warrants;

•	each Private Placement Warrant will be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Private Placement Warrants, one New Pace Private Placement Warrant, which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one Holdco Private Placement Warrant on substantially equivalent terms and conditions as the New Pace Private Placement Warrants; and

•	each Pace Earnout Warrant will, immediately after the Pace Merger prior to the consummation of the Playa Merger, be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Pace Earnout Warrants, one Holdco Earnout Warrant.

Immediately following the Pace Merger Effective Time, the exchange agent, acting as exchange agent and solely for the account and benefit of the former holders of Class A Shares and Founder Shares, will contribute, for the account and benefit of the former holders of Class A Shares and Founder Shares, all of the issued and outstanding New Pace Class A Shares and New Pace Class F Shares that were issued to the exchange agent, as a contribution in kind and, in consideration of these contributions in kind, Holdco will issue and deliver to the exchange agent an equivalent number of Holdco Shares for the account and benefit of the former holders of Class A Shares and Founder Shares.

Consideration to Playa Shareholders in the Business Combination

Subject to the terms and conditions of the Transaction Agreement, the consideration to be paid to the Playa Preferred Shareholders in connection with the Playa Preferred Share Acquisition will be an aggregate amount calculated based on an aggregate amount equal to $8.40 for each outstanding Playa Preferred Share (plus any arrearages and accrued and unpaid dividends thereon through December 31, 2016), for an aggregate consideration value equal to approximately $346,000,000 (which includes accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016), plus any additional arrearages and additional accrued but unpaid dividends thereon after December 31, 2016 through the closing of the Business Combination, subject to adjustment, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the Securities Purchase Agreement entered into with HI Holdings Playa.

Subject to the terms and conditions of the Transaction Agreement, certain adjustments pursuant to and in accordance with the terms of the Transaction Agreement and the ancillary agreements and assuming none of Pace’s public shareholders exercise their redemption rights, the consideration to be paid to the Playa Common Shareholders in connection with the Playa Merger will consist of: (i) 49,731,029 Holdco Shares valued at approximately $497,310,290 based on a $10.00 share price, (ii) 7,333,333 Holdco Private Placement Warrants and (iii) 1,000,000 Playa Earnout Warrants.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of Playa, Pace, Holdco and New Pace to consummate the transactions contemplated by the Transaction Agreement, including the Business Combination, are subject to the satisfaction, or written waiver by both Playa and Pace, of each of the following conditions:

•	there must not be in effect any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) by a governmental entity of competent jurisdiction enjoining, restraining or otherwise prohibiting the consummation of the Business Combination, any creditor opposition proceedings that have been timely initiated in relation to the Business Combination which have subsequently not been revoked or dismissed, or any law or regulations that make the consummation of the Business Combination illegal or otherwise prohibited;

•	approval from the Mexican Antitrust Commission (Comisión Federal de Competencia Económica) must have been obtained;

•	the required vote of Pace’s shareholders to approve the Business Combination Proposal and the Pace Merger Proposal must have been obtained, the shareholders of Playa must have adopted and approved the Transaction Agreement and both Pace’s shareholders and Playa’s shareholders must have approved any other proposals reasonably agreed upon to complete the Business Combination;

•	this proxy statement/prospectus must have become effective in accordance with the Securities Act and no stop order issued by the SEC may be in effect or threatened;

•	the amount in the Trust Account and the proceeds from the Private Placement and the Playa Employee Offering, if any, must equal or exceed $375,000,000 (subject to reduction by up to $50,000,000 to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment); and

•	Pace must have at least $5,000,001 of net tangible assets remaining.

Conditions to Pace, Holdco and New Pace’s Obligations

The obligations of Pace, Holdco and New Pace to effect the Business Combination are subject to fulfillment, on or prior to the closing date, of each of the following conditions (any or all of which may be waived in writing by Pace):

•	the representations and warranties of Playa, in most instances disregarding qualifications contained therein relating to materiality or Playa Material Adverse Effect, must be true and correct as of the closing date as if made on and as of the closing date (or, if given as of a specified date, as of such specified date), except where the failure of such representations and warranties of Playa to be so true and correct would not be reasonably likely to have a Playa Material Adverse Effect;

•	Playa must have performed and complied in all material respects with all obligations required to be performed or complied with by Playa under the Transaction Agreement at or prior to closing;

•	Pace must have received a certificate executed by the chief executive officer or chief financial officer of Playa, dated as of the closing date, confirming that the conditions set forth in the two immediately preceding bullet points have been satisfied; and

•	Playa must have executed and delivered copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered to Pace by Playa pursuant to the terms of the Transaction Agreement.

Conditions to Playa’s Obligations

The obligations of Playa to effect the Business Combination are subject to fulfillment, on or prior to the closing date, of each of the following conditions (any or all of which may be waived in writing by Playa):

•	the representations and warranties of Pace, Holdco and New Pace, in most instances disregarding qualifications contained therein relating to materiality or Pace Material Adverse Effect, must be true and correct as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties of Pace, Holdco or New Pace to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Pace Material Adverse Effect;

•	Pace, Holdco and New Pace must have performed and complied in all material respects with all obligations required to be performed or complied with by it under the Transaction Agreement at or prior to closing;

•	Playa must have received a certificate executed by the chief executive officer or chief financial officer of Pace, dated as of the closing date, confirming that the conditions set forth in the two immediately preceding bullet points have been satisfied;

•	the Holdco Shares to be issued pursuant to the Transaction Agreement shall have been approved for listing on NASDAQ; and

•	Pace must have executed and delivered copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered to Playa by Pace pursuant to the terms of the Transaction Agreement.

Impact of the Business Combination on Holdco’s Public Float

It is anticipated that, upon completion of the Business Combination: (i) Pace’s public shareholders (other than the Private Placement Investors) will own approximately 41.9% of Holdco; (ii) the Investors will own approximately 3.8% of Holdco; (iii) the PHC Investors will own approximately 1.0% (such that public shareholders, including the Private Placement Investors, will own approximately 46.7% of Holdco); (iv) the Pace Initial Shareholders (including Pace Sponsor) will own approximately 7.0% of Holdco, after giving effect to the surrender for no consideration of approximately 3,750,000 Founder Shares held by Pace Sponsor; and (v) Playa Common Shareholders will own approximately 46.3% of Holdco. These levels of ownership interests assume that no Class A Shares are elected to be redeemed by Pace’s public shareholders and that none of the Private Placement Warrants are exercised.

The ownership percentages with respect to Holdco following the Business Combination do not take into account the warrants to purchase Holdco Shares that will remain outstanding immediately following the Business Combination, but do include Founder Shares, which will be exchanged for Holdco Shares at the closing of the Business Combination on a one-for-one basis (after giving effect to the surrender for no consideration of approximately 3,750,000 of such shares and even though such Holdco Shares will be subject to transfer restrictions). If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pace’s existing shareholders in Holdco will be different. For more information, please see the sections entitled “The Business Combination — Impact of the Business Combination on Holdco’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.

Background of the Business Combination

Pace is a blank check company incorporated as a Cayman Islands exempted company on June 3, 2015 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of the Pace management team, Pace Board and its affiliate TPG. The terms of the Business Combination were the result of extensive arms-length negotiations between the Pace Board (including Pace’s independent directors) and management team, Pace Sponsor, select members of TPG’s private equity arm and the Playa board of directors, the Playa management team and the Playa shareholders. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

On September 16, 2015, Pace completed its initial public offering of 45,000,000 public units, with each unit consisting of one Class A Share and one warrant to purchase one-third of one Class A Share, including 5,000,000 units sold pursuant to the underwriters’ partial exercise of their over-allotment option), raising gross proceeds of $450,000,000. Simultaneously with the closing of the Pace IPO, Pace completed the private placement of 22,000,000 Private Placement Warrants to Pace Sponsor for gross proceeds of $11,000,000.

Prior to the consummation of the Pace IPO, neither Pace, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Pace.

Promptly following the Pace IPO, Pace’s officers and directors commenced an active search for prospective businesses and assets to acquire in North America and Europe using Pace and TPG’s network of investment bankers, private equity firms, consulting firms, legal and accounting firms, and numerous other business relationships. Representatives of Pace, Pace Sponsor and TPG contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities. As part of this process, Pace management considered and conducted an analysis of over one hundred potential acquisition targets (other than Playa) in a wide variety of industry sectors.

By August 2016, Pace had engaged in significant due diligence and detailed discussions directly with the senior executives and/or shareholders of five target businesses (other than Playa), including target businesses in the education, industrial, leisure and technology industries (the “Other Potential Targets”). As part of its acquisition strategy, Pace did not pursue potential transactions in competitive or auction situations, but instead focused on bilateral discussions with the key decision makers of each of the Other Potential Targets regarding a potential transaction. Both Pace and the Pace Board reviewed each of the Other Potential Targets and analyzed the benefits of proceeding with a transaction with each of the Other Potential Targets. During this review and analysis by Pace and the Pace Board, several of the Other Potential Targets decided to pursue alternative transactions. With the approval of the Pace Board, Pace submitted a non-binding letter of intent to one of the Other Potential Targets, which was never executed. However, due to the progression of the discussions with Playa and the Pace Board’s conclusion that a transaction with Playa would present the most attractive opportunity for Pace management to accelerate its business plan, the Pace Board ultimately unanimously determined that the Business Combination with Playa was the most attractive potential transaction for Pace and the Other Potential Target and Pace mutually agreed not to execute the submitted non-binding letter of intent.

Beginning in July 2016, Mr. Paul Hackwell, a principal at TPG, and Mr. Bruce Wardinski, the Chairman and Chief Executive Officer of Playa, discussed telephonically the all-inclusive resort market. These discussions stemmed from the historical relationship between TPG and Mr. Wardinski, during which the parties had expressed numerous times the desire to work together on a hospitality transaction. Following this discussion, Messrs. Hackwell, Wardinski and select representatives of TPG and Playa met in person on August 1, 2016 at TPG’s offices in San Francisco, California to continue such discussions about the various ways the parties could work together, including by evaluating potential transactions in the all-inclusive resort market and by providing growth capital to Playa, as well as evaluating a possible business combination between Pace and Playa. On several occasions throughout July 2016, Mr. Hackwell and Mr. Karl Peterson, the President and Chief Executive Officer of Pace, discussed advisors in TPG’s travel and leisure network that could be helpful in assessing an opportunity with Playa, and also the possibility of a transaction involving Pace.

Later on August 1, 2016, TPG and Playa executed a non-disclosure agreement, following which Pace was provided with significant information about Playa, including internal and external presentations, 2016 and 2017 fiscal year budget details, a detailed business plan and other financial information. Following execution of the non-disclosure agreement, Pace’s management team, led by Mr. Peterson, commenced diligence efforts on Playa based on information provided by Playa and Playa’s Form S-1 filing, as well as materials prepared by Deutsche Bank Securities (“Deutsche Bank”), one of the underwriters in Playa’s potential initial public offering, relating to Playa. Pace’s management team also conducted research on Playa, the industry in which Playa operates and comparable companies in the same sector as Playa. This diligence review continued up through the execution of the Transaction Agreement on December 13, 2016.

From August 1, 2016 through September 23, 2016, TPG and Playa continued to work together to evaluate potential transactions in the all-inclusive resort market, in addition to evaluating a potential business combination between Pace and Playa.

On August 5, 2016, TPG and Playa submitted a preliminary joint bid to acquire another all-inclusive business (the “Joint Bid”).

From September 12, 2016 through September 14, 2016, Mr. Hackwell and other representatives of TPG and advisors including representatives of Deutsche Bank and Bank of America Merrill Lynch (“BAML”) met with Mr. Wardinski, Mr. Alexander Stadlin, the Chief Operating Officer of Playa, Mr. Kevin Froemming, the Executive Vice President and Chief Marketing Officer of Playa, and Mr. Fernando Mulet, the Vice President of

Development of Playa in Cancun, Mexico regarding the Joint Bid, as well as another potential joint bid between the parties. The individuals also toured a number of assets in the Cancun market, including Playa’s largest resorts in Cancun. During this timeframe, Mr. Peterson shared materials with Mr. Wardinski outlining the Pace IPO and key considerations for a potential business combination with Pace.

On September 20, 2016, TPG and Playa submitted a revised Joint Bid.

On September 29, 2016, TPG and Playa mutually decided not to continue to pursue the Joint Bid over concerns regarding the process dynamic and the delays that it would create for Playa to become a publicly listed company, and informed the target company’s financial advisor that they would be withdrawing from that process.

In late September, Pace briefed Weil, Gotshal & Manges LLP (“Weil”), its legal counsel, on the potential business combination between Pace and Playa.

On October 12, 2016, Mr. Peterson contacted Mr. Wardinski by telephone to discuss a potential transaction between Pace and Playa, including the process of aligning the parties on a revised business plan for Playa to reflect the primary capital proceeds and how to evaluate the opportunity to improve Playa’s direct distribution capabilities.

On October 14, 2016, Playa shared its detailed corporate budgets and multi-year outlook and other corporate presentation materials with representatives of Pace.

On October 17, 2016, representatives of Pace including Eduardo Tamraz, a Vice President at TPG assigned to Pace, discussed with Mr. Ryan Hymel, the Vice President of Treasury and Planning of Playa, the corporate budgets and multi-year outlook provided by Playa on October 14, 2016.

On October 19, 2016 and October 20, 2016, Messrs. Peterson, Tamraz, and Mr. Wardinski met in Scottsdale, Arizona to discuss a potential transaction involving Pace and Playa. During these meetings, Mr. Peterson and Mr. Wardinski discussed various aspects of the potential transaction, including preliminary valuation expectations, potential transaction structures and Playa shareholders’ interest in retaining a significant portion of their ownership in Playa following the transaction, as well as insights on the business plan and budget outlook for Playa. Mr. Peterson further discussed with Mr. Wardinski a framework of a potential transaction with Playa, including a transaction contemplating a total enterprise value for Playa of $1.75 billion, the concept of a modest reduction of Founder Shares held by Pace Sponsor and the potential for the Private Placement to be secured prior to announcement of the potential transaction, which would raise gross proceeds of approximately $50,000,000 and which would be used to further strengthen Playa’s balance sheet. In connection with these discussions, the parties started to develop a revised business plan reflecting a greater amount of proceeds compared to Playa’s contemplated IPO. Mr. Peterson and Mr. Wardinski also agreed that Pace could contact a limited number of the firms selected as underwriters for Playa’s initial public offering as part of Pace’s due diligence.

On October 20, 2016, as part of Pace’s continuing due diligence on Playa, representatives of Pace met with representatives of Deutsche Bank, who were involved in Playa’s IPO discussions, to discuss Playa. This discussion led to several additional calls between Pace and Deutsche Bank in the following days.

On October 24, 2016, representatives of Pace met with representatives of BAML to discuss Playa as part of Pace’s continuing due diligence on Playa.

On October 26, 2016 and October 27, 2016, Mr. Peterson and Mr. Wardinski discussed telephonically a valuation and structure framework for the potential transaction. On October 27, 2016, after the initial call on October 26, 2016, Mr. Peterson outlined a transaction structure, including the proposed cancellation of approximately 3,750,000 Founder Shares and 7,333,333 Private Placement Warrants by Pace Sponsor and, a potential earn-out opportunity equal to 3,000,000 earn-out shares subject to Holdco’s share price reaching $13.00 per share to be split two-thirds to Pace Sponsor and one-third to Playa shareholders.

On October 31, 2016 and November 1, 2016, Messrs. Peterson, Tamraz and other representatives of Pace discussed telephonically with Messrs. Hymel and Froemming the distribution structure of Playa, as well as a number of other operational improvement opportunities, such as the opportunity to improve the Hyatt branded resorts operated by Playa and the opportunity to improve the marketing approach of Playa.

On November 3, 2016, the Pace Board held a meeting in which Mr. Peterson, Tamraz and Mr. Martin Davidson, the Chief Accounting Officer of TPG, were in attendance. During this meeting, Mr. Peterson updated the Pace Board on the status of the potential transaction with Playa, as well as the contemplated transaction terms and other key considerations, including the contemplated Private Placement. Mr. Peterson also reviewed with the Pace Board Playa’s business model. Following this discussion, the Pace Board directed management to continue to explore the potential transaction with Playa and to update the Pace Board as the discussions progressed.

Later that day, Messrs. Peterson, Tamraz and other representatives of Pace met with Mr. Wardinski, Mr. Daniel Hirsch, a managing member of FCM and a member of the board of directors of Playa, in San Francisco, California to discuss the potential transaction, including Playa’s draft business plan in the context of a potential business combination with Pace. Following such discussions, Pace and Playa continued to align on a revised business plan reflecting greater capital access.

On November 4, 2016, following a phone call with Mr. Wardinski which resulted in a high level agreement on the general transaction terms for a potential transaction with Playa, Mr. Peterson submitted a letter of intent (the “LOI”) to Playa, which included an exclusivity period until December 31, 2016.

Between November 4, 2016 and November 15, 2016, Weil and Hogan Lovells US LLP (“Hogan Lovells”), counsel to Playa, negotiated the terms of the LOI. Also on November 4, 2016, Pace engaged KPMG LLP (“KPMG”) to assist with financial diligence on Playa.

On November 8, 2016, Messrs. Peterson and Tamraz met with Mr. Froemming in person in London, England to discuss the marketing and distribution strategy of Playa’s business.

On November 9, 2016, Mr. Tamraz, Messrs. Wardinski and Hymel of Playa, Mr. Larry Harvey, the Chief Financial Officer of Playa, Mr. Hirsch of FCM, as well as representatives from Citi, Deutsche Bank, BAML, Weil and Hogan Lovells met telephonically to discuss the required steps, accounting and structuring considerations and a proposed timeline for completing a business combination with Playa. Following this telephonic meeting, representatives of Weil and KPMG started their legal and financial diligence on Playa.

On November 11, 2016, Messrs. Peterson and Tamraz met with Mr. Jack Vissicchio, Mr. Matthew Warren and Mr. Kevin Morrison of BAML at TPG’s offices in New York, New York to discuss the proposed transaction between Pace and Playa.

On November 14, 2016, Messrs. Peterson and Tamraz met telephonically with Mr. Wardinski to continue Pace’s diligence on Playa and to further align on the updated business plan.

On November 15, 2016, Mr. Peterson of Pace and Mr. Hackwell of TPG met with Mr. Froemming in Los Angeles, California to discuss potential distribution improvement opportunities.

On November 16, 2016, Messrs. Peterson, Tamraz and representatives of Pace discussed telephonically with Messrs. Wardinski, Froemming and Harvey certain diligence items, including Playa’s historical performance and outlook.

On November 18, 2016, the Pace Board held a meeting in which Messrs. Peterson and Davidson, Mr. Dirk Eller, the Chief Financial Officer of Pace, and Mr. Clive Bode, the General Counsel and Secretary of Pace, were in attendance. During this meeting, Mr. Peterson updated the Pace Board on the then-current status of the potential transaction with Playa, including the then-current transaction terms and the due diligence process.

Following this discussion, the Pace Board approved the execution of the LOI and directed management to continue to explore the potential transaction with Playa and to update the Pace Board as the discussions progressed.

Later that day, Weil provided an initial draft of the Transaction Agreement to Hogan Lovells. Between November 18, 2016 and December 13, 2016, representatives of Pace, representatives of Playa, Weil and Hogan Lovells negotiated the terms of the definitive Transaction Agreement and Related Agreements.

On November 21, 2016, Messrs. Peterson and Tamraz of Pace, Messrs. Wardinski and Hymel of Playa, Mr. Hirsch of FCM, as well as representatives from Citi, Deutsche Bank, BAML, Weil and Hogan Lovells met telephonically to align on the timing to an executable transaction agreement for the potential business combination with Playa and to discuss marketing strategy.

On November 23, 2016, the LOI was executed by each of Pace and Playa, following which Messrs. Peterson, Tamraz and representatives of Pace met telephonically with Mr. Wardinski and Mr. David Camhi, the General Counsel of Playa, to discuss the confirmatory legal diligence work stream.

On November 28, 2016, Messrs. Peterson, Tamraz and representatives of Pace and Messrs. Wardinski, Froemming and Hymel met telephonically to discuss Playa’s budget for the 2017 fiscal year.

On November 29, 2016, Messrs. Peterson, Tamraz and representatives of Pace, Messrs. Wardinski, Hymel and Hirsch and representatives from Citi, Deutsche Bank and BAML met telephonically to discuss communication and investor strategy.

On December 1, 2016, the Pace Board held a meeting in which Messrs. Peterson, Tamraz, Davidson, Eller and Bode were in attendance as well as representatives of Weil, Maples and Calder and KPMG. During this meeting, Mr. Peterson updated the Pace Board on the investor strategy and the Pace Board was updated by the advisors on the legal and accounting diligence. In addition, representatives of Maples gave a presentation to the Pace Board including an over of their duties in connection with the potential business combination. Following this discussion, the Pace Board directed management to continue to explore the potential transaction with Playa and to update the Pace Board as the discussions progressed.

On December 9, 2016, the Pace Board held a meeting in which Messrs. Peterson, Tamraz, Davidson, Eller and Bode, were in attendance as well as representatives of Weil. During this meeting, Mr. Peterson updated the Pace Board on the investor approach, the status of the PIPE raise and the Pace Board was updated by Weil on the transaction structure and the status of the legal documentation. Following this discussion, the Pace Board recommended to continue the work to the transaction.

From December 9, 2016 through the morning of December 13, 2016, representatives of Weil and Hogan Lovells exchanged several drafts of the definitive agreements for the potential business combination, including the Transaction Agreement, and conducted various telephonic conferences to discuss and resolve the remaining open issues. Pace and representatives of Weil also negotiated subscription agreements and other documentation with the participants in the Private Placement.

Later on December 9, 2016, Messrs. Peterson, Tamraz representatives of Pace, Messrs. Wardinski, Hymel and Hirsch and representatives from Citi, Deutsche Bank and BAML met telephonically to discuss the investor strategy.

On December 12, 2016, the Pace Board held a meeting in which Messrs. Peterson, Tamraz, Davidson and Bode, were in attendance as well as representatives of Weil. During this meeting, Mr. Peterson updated the Pace Board on the status of the Private Placement raise and the remaining open issues among the parties. Thereafter, representatives of Weil reviewed with the Pace Board the terms of the Business Combination, including the

Transaction Agreement and the other definitive agreements, copies of all of which were provided to the Pace Board in advance of the meeting. The Board concluded, after a thorough review of other business combination opportunities reasonably available to Pace, that the proposed Business Combination represented the best potential business combination for Pace based upon the process utilized to evaluate and assess other potential acquisition targets, and the Pace Board’s and management’s belief that such processes had not presented a better alternative. After discussion and upon a motion duly made and seconded, the Pace Board unanimously resolved that the following be approved: (i) the Transaction Agreement, each of the Related Agreements, the Business Combination and the Pace Merger (including authorization, approval and confirmation of the Plan of Merger) and each of the transactions contemplated by the Transaction Agreement, the Related Agreements, the Business Combination and the Pace Merger; and (ii) the Private Placement.

On December 13, 2016, the parties executed the Transaction Agreement and the Private Placement Investors executed the Subscription Agreements and other documentation related thereto. On the morning of December 13, 2016, before the stock market opened, Pace and Playa jointly announced the execution of the Transaction Agreement and the Business Combination.

The Pace Board’s Reasons for the Business Combination

The Pace Board, in evaluating the transaction with Playa, consulted with its legal counsel and accounting advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Transaction Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Pace and its shareholders and (ii) to recommend that the shareholders adopt and approve the Transaction Agreement and approve the transactions contemplated thereby, including the Business Combination, the Pace Merger (including authorization, approval and confirmation of the Plan of Merger) and the Holdco Articles of Association Proposal, the Pace Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Pace Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Pace Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Pace’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “General Information – Cautionary Note Regarding Forward-Looking Statements” beginning on page 97 of this document.

The Pace Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Transaction Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•	Premier Collection of Resorts. Playa’s portfolio of owned resorts represents a premier collection of all-inclusive resorts located in prime beachfront locations in popular vacation destinations throughout Mexico and the Caribbean. Recently, Playa renovated and rebranded several properties to generate revenue growth as the leading owner of all-inclusive resorts.

•

Business and Financial Condition and Prospects. The knowledge and familiarity of the Pace Board with Playa’s business, financial condition, results of operations and future growth prospects. The Pace Board discussed Playa’s current prospects for growth in executing upon and achieving Playa’s business plans, and noted that Playa achieved significant revenue growth following the rebranding and renovation of several resorts. The Pace Board also noted that the all-inclusive resort segment of the lodging industry is highly fragmented and presents a significant opportunity for further consolidation. In addition, the Pace Board believed that there is expected market growth overall in the lodging industry and that Playa is in a premium position to capitalize on such growth with its brand power and market position. Finally, the Pace Board also considered factors such as Playa’s historical financial results, 2017 outlook, financial plan, debt structure and owned asset base, as well as valuations and trading of publicly traded companies and valuations of precedent merger and acquisition targets in similar and adjacent sectors.

•	Integrated and Scalable Operating Platform. The Pace Board noted that Playa has developed a scalable resort management platform designed to improve operating efficiency and enable Playa to own and manage additional resorts in Playa’s portfolio. The integrated platform allows managers to analyze and share trends throughout Playa’s portfolio.

•	Profit Improvement Opportunities. The Pace Board considered the opportunities to expand Playa’s operating margins as its newly redeveloped assets stabilize, and the possibility to assume management of its externally managed resorts. Additionally, the Pace Board noted that the constraints imposed on Playa management from Playa’s highly leveraged capital structure restricted Playa’s ability to pursue attractive investment opportunities and the Pace Board believed that providing excess cash should enable Playa management to accelerate the deployment of capital into high return projects.

•	Sales Channels Optimization Opportunity. The Pace Board noted that for the nine months ended September 30, 2016, approximately 67% of Playa’s bookings were through wholesale channels, compared to 68% for the nine months ended September 30, 2015. The costs of wholesale bookings are typically higher than those of direct guest bookings. Given Pace management’s experience in travel distribution, the Pace Board believes there is a significant opportunity to improve Playa’s operating margins by increasing the number of direct bookings through Playa’s resort websites and through Hyatt.

•	Playa’s Strategic Relationship with Hyatt. Playa maintains a strategic relationship with Hyatt which provides a range of benefits, including the right to operate certain resorts under the Hyatt All-Inclusive Resort Brands in certain countries and, through 2018, certain rights with respect to the development and management of future Hyatt All-Inclusive Resort Brands in Mexico, Costa Rica, the Dominican Republic, Jamaica and Panama.

•	Exclusive Focus on All-Inclusive. Playa’s focus on an all-inclusive model provides advantages over other lodging business models through relatively higher occupancy, predictability and stability, and the ability to more accurately forecast resort utilization levels, which allows Playa to adjust certain operating costs in pursuit of guest satisfaction and more efficient operations.

•	Experienced and Proven Management Team. The Pace Board considered the fact that the post-Business Combination company will be led by the senior management team of Playa which, with an average of 28 years of industry experience, has successfully led the business and delivered industry leading profitability margins. In addition, the Pace Board considered the fact that Mr. Wardinski, who has extensive leadership experience at lodging companies and upscale properties, would continue on as the Chief Executive Officer of the post-Business Combination company.

•	Other Alternatives. The Pace Board’s belief, after a thorough review of other business combination opportunities reasonably available to Pace, that the proposed Business Combination represents the best potential business combination for Pace and the most attractive opportunity for Pace management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the Pace Board’s belief that such processes had not presented a better alternative.

•	Terms of the Transaction Agreement. The Pace Board considered the terms and conditions of the Transaction Agreement and the transactions contemplated thereby, including the Business Combination.

•

Independent Director Role. The Pace Board is comprised of a majority of independent directors who are not affiliated with Pace Sponsor and its affiliates, including TPG. In connection with the Business Combination, Pace’s independent directors, Messrs. Chad Leat, Robert Suss, Paul Walsh and Kneeland

Youngblood, took an active role in evaluating and guiding Pace management on the proposed terms of the Business Combination, including the Transaction Agreement, the Related Agreements and governance of Holdco following the Business Combination. Pace’s independent directors evaluated and unanimously approved, as members of the Pace Board, the Transaction Agreement and the transactions contemplated therein, including the Business Combination.

The Pace Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•	Liquidation of Pace. The risks and costs to Pace if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Pace being unable to effect a business combination by September 16, 2017 and force Pace to liquidate.

•	Exclusivity. The fact that the Transaction Agreement includes an exclusivity provision that prohibits Pace from soliciting other business combination proposals, which restricts Pace’s ability, so long as the Transaction Agreement is in effect, to consider other potential business combinations prior to September 16, 2017.

•	Shareholder Vote. The risk that Pace’s shareholders may fail to provide the respective votes necessary to effect the Business Combination, including approvals of the Pace Merger and the Holdco Articles of Association Proposal.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Pace’s control.

•	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Other Risks. Various other risks associated with the Business Combination, the business of Pace and the business of Playa described under the section entitled “Risk Factors” beginning on page 51 of this document.

In addition to considering the factors described above, the Pace Board also considered that:

•	Interests of Certain Persons. Some officers and directors of Pace may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Pace’s shareholders (see “The Business Combination – Interests of Certain Persons in the Business Combination – Interests of the Pace Initial Shareholders and Pace’s Other Current Officers and Directors” beginning on page 125 of this document). Pace’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Pace Board, the Transaction Agreement and the transactions contemplated therein, including the Business Combination.

The Pace Board concluded that the potential benefits that it expected Pace and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business

Combination. Accordingly, the Pace Board unanimously determined, based on its consideration of the specific factors listed above, that the Transaction Agreement and the transactions contemplated thereby, including the Business Combination and the consideration to be paid by Pace to the Playa shareholders in the Business Combination, were advisable, fair to, and in the best interests of, Pace and its shareholders.

The Playa Board’s Reasons for the Business Combination

In reaching its unanimous resolution to approve the transaction with Pace, the Playa board of directors considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Playa board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Playa board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Playa board of directors’ reasons for approving the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “General Information – Cautionary Note Regarding Forward-Looking Statements” beginning on page 97 of this document.

The Playa board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Transaction Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•	Access to Capital and Liquidity for Playa’s Shareholders. Playa is currently a privately-held company and its shares are not listed on any stock exchange. Upon consummation of the Business Combination and the other transactions contemplated by the Transaction Agreement, the common shares of the post-combination company will trade on the NASDAQ. This will permit the post-combination company to potentially access the public capital markets and facilitate the growth of the business. In addition, this will provide Playa’s current shareholders liquidity, in that the Holdco Shares they receive in the Business Combination will be publicly traded.

•	Advantages Over a Traditional IPO. Prior to executing the Transaction Agreement, Playa had been pursuing a traditional IPO and had filed a registration statement with the SEC with respect to a potential IPO. The Playa board of directors considered that the transaction with Pace provided certain advantages over a traditional IPO. In particular, the Playa board of directors considered that, based on available information at the time, including with respect to the conditions of the IPO market for companies with Playa’s characteristics, the transaction with Pace was likely to provide for greater speed and certainty of execution, higher proceeds, and less dilution to Playa’s existing shareholders. In addition, the Playa board of directors considered Pace’s strong and diverse shareholder base.

•	Benefits of Relationship with TPG. The Playa board of directors considered the benefits of the post-combination company’s relationship with TPG. TPG will initially have the right to appoint three directors to the post-combination company’s board and will hold a significant investment in the company. The Playa board of directors considered the benefit to the post-combination company from this relationship, including operational expertise, particularly with respect to direct marketing, as well as TPG’s access to potential transactional opportunities that could benefit the post-combination company.

The Playa board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•	Impact on IPO Plans and Business Operations. The risks and costs to Playa if the Business Combination is not completed, including the potentially negative impact on its ability to pursue a traditional IPO and the risk of diverting management focus and resources from Playa’s business operations.

•	Advantages of a Traditional IPO. The Playa board of directors considered the fact that in a traditional IPO, Playa’s shareholders would not be diluted by the Holdco Shares issued to the Investors, the PHC Investors and the Pace Initial Shareholders and Holdco Private Placement Warrants. In addition, the Playa board of directors considered that a traditional IPO is less complex than the transaction with Pace, and the extent of the work Playa had already completed on pursuing a traditional IPO.

•	Shareholder Vote. The risk that Pace’s shareholders may fail to provide the respective votes necessary to effect the Business Combination, including approvals of the Pace Merger Proposal and the Holdco Articles of Association Proposal.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Playa’s control.

•	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Other Risks. Various other risks associated with the Business Combination, the business of Pace and the business of Playa described under the section entitled “Risk Factors” beginning on page 51 of this document.

The Playa board of directors concluded that the potential benefits that it expected Playa and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Playa board unanimously determined that the Transaction Agreement and the transactions contemplated thereby, including the Business Combination, were advisable and in the best interests of Playa and its shareholders.

Independent Director Oversight

The Pace Board is comprised of a majority of independent directors who are not affiliated with Pace Sponsor and its affiliates, including TPG. In connection with the Business Combination, Pace’s independent directors, Messrs. Chad Leat, Robert Suss, Paul Walsh and Kneeland Youngblood, took an active role in evaluating and negotiating the proposed terms of the Business Combination, including the Transaction Agreement, the Related Agreements and the governance of Holdco post-Business Combination, including the Holdco Articles of Association. As part of their evaluation of the Business Combination, Pace’s independent directors were aware of the potential conflicts of interest with Pace Sponsor and its affiliates, including TPG, that could arise with regard to the proposed terms of the Transaction, the Private Placement and Holdco Articles of Association and the governance of Holdco following the Business Combination. The independent directors of Pace reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Pace Board, the Transaction Agreement and the transactions contemplated therein, including the Business Combination.

Satisfaction of 80% Test

It is a requirement under Pace’s amended and restated memorandum and articles of association and NASDAQ listing requirements that the business or assets acquired in Pace’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of December 13, 2016, the date of the execution of the Transaction Agreement, the fair value of marketable securities held in the Trust Account was approximately $435,000,000 (excluding $15,750,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $348,000,000. In reaching its conclusion that the Business Combination meets the 80% asset test, the Pace Board reviewed the enterprise value of Playa of approximately $1.75 billion that was negotiated and agreed to by the parties to the Transaction Agreement. The parties to the Transaction Agreement considered factors such as Playa’s historical financial results, 2017 outlook, financial plan, debt structure and owned asset base, as well as valuations and trading of publicly traded companies and valuations of precedent merger and acquisition targets in similar and adjacent sectors. The enterprise value consists of a common equity value of approximately $1,074,000,000 and $679,000,000 of net debt. In determining whether the enterprise value described above represents the fair market value of Playa, the Pace Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Transaction Agreement and Related Agreements” and the fact that the purchase price for Playa was the result of an arm’s length negotiation. As a result, the Pace Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Certain Financial Projections Provided to the Pace Board

Playa provided Pace with its internally prepared projections for the fiscal year ended December 31, 2016, and Playa and Pace prepared projections for the fiscal year ended December 31, 2017. Playa does not as a matter of course make public projections as to future sales, earning, or other results. However management of Playa has provided the internally prepared projections to Pace to present the projected total net revenue, Adjusted EBITDA, and capital expenditures of Holdco for 2016 and 2017. The prospective financial information provided by Playa management to Pace was not prepared with a view towards public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but in the view of Playa’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Playa. These projections were prepared solely for internal use, and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. However, this information is not fact and should not be relied upon as begin necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on prospective financial information.

The projections reflect numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Playa’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The projections reflect the consistent application of the accounting policies of Playa and should be read in conjunction with the accounting policies included in Note 2 accompanying the historical audited consolidated financial statement of Playa included in this proxy statement/prospectus.

The financial projections are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Playa’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Playa or its representatives considered or consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.

The projections provided to Pace by Playa were used by Pace as a component in its overall evaluation of Playa, and are included in this proxy statement/prospectus on that account. Playa has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to Pace. Neither Playa’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Playa compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Holdco will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

Neither Playa’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information provided to Pace or contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The key elements of the projections are summarized below (in millions of dollars)(1):

	Fiscal Year Ending December 31,
($ in millions)	2017E	2016E
Total Net Revenue	$553	$510

Adjusted EBITDA(2)	$180	$153

Capital Expenditures – Maintenance	$22	$19

Additional Discretionary Capital Expenditures(3)	$28	—

(1)	The projections set forth above assume an exchange rate of one U.S. Dollars to 18.5 Mexican Pesos. The actual exchange rate at any point in time between these currencies may be materially different than the exchange rate assumed by these projections and as a result may impact such projections. Some figures may not add up exactly due to rounding.
(2)	Playa defines Adjusted EBITDA as net income (loss), determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax benefit (provision), and depreciation and amortization expense, further adjusted to exclude the following items: (a) other expense (income), net; (b) impairment loss, (c) management termination fees, (d) pre-opening expenses; (e) transaction expenses; (f) severance expenses; (g) other tax expense, (h) Jamaica delayed opening, and (i) insurance proceeds.
(3)	Amount of additional discretionary capital expenditures may be materially different depending on a number of contingencies, including the completion of the acquisition of a project.

The reconciliation of estimated Total Net Revenue to estimated Total Revenue as computed in accordance with U.S. GAAP for the fiscal years ended December 31, 2017 and 2016 is summarized below (in millions of dollars):

($ in millions)	2017E	2016E
Total Net Revenue	$553	$510

Plus: Compulsory Tips	$17	$15

Total Revenue	$570	$525

The reconciliation of estimated Adjusted EBITDA to estimated Net income as computed in accordance with U.S. GAAP for the fiscal years ended December 31, 2017 and 2016 is summarized below (in millions of dollars):

	2017E	2016E
Net income (loss)	$50	$37

Interest expense	57	55
Income tax benefit (provision)	14	(4)
Depreciation and amortization	48	51

EBITDA	170	139
Adjustments(1)	10	14

Adjusted EBITDA	$180	$153

(1)	Includes adjustments for transaction expenses, insurance proceeds, foreign exchange expenses and a Dominican Republic asset tax which is substantially similar to the income tax expense eliminated from the calculation of EBITDA.

Interests of Certain Persons in the Business Combination

Interests of the Pace Initial Shareholders and Pace’s Other Current Officers and Directors

In considering the recommendation of the Pace Board to vote in favor of the Business Combination, Pace shareholders should be aware that aside from their interests as shareholders, the Pace Initial Shareholders and certain members of the Pace Board and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. The Pace Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Pace shareholders that they approve the Business Combination. Pace shareholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

•	the fact that the Pace Initial Shareholders and Pace directors and officers have agreed not to redeem any Pace Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that Pace Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have, after giving effect to the cancellations, a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $75,748,800, but, given the restrictions on such shares, Pace believes such shares have less value;

•	the fact that the Pace Initial Shareholders and Pace directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Pace fails to complete an initial business combination by September 16, 2017;

•	the fact that Pace Sponsor paid an aggregate of $11,000,000 for its 22,000,000 Private Placement Warrants to purchase Class A Shares and that such Private Placement Warrants will expire worthless if a business combination is not consummated by September 16, 2017;

•	the fact that, at the option of Pace Sponsor, any amounts outstanding under any loan made by Pace Sponsor or any of its affiliates to Pace in an aggregate amount up to $1,500,000 may be converted into warrants to purchase Class A Shares;

•	the right of the Pace Initial Shareholders to hold Holdco Shares and the Holdco Shares to be issued to the Pace Sponsor upon exercise and exchange of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•	the fact that Pace Sponsor agreed to loan Pace up to $1,250,000 to fund its operating costs which will only be repaid upon consummation of the Business Combination;

•	the anticipated election of Mr. Karl Peterson, Pace’s President and Chief Executive Officer, as a director of Holdco following the Business Combination;

•	the continued indemnification of Pace existing directors and officers and the continuation of Pace’s directors’ and officers’ liability insurance after the Business Combination;

•	the fact that Pace Sponsor and Pace’s officers and directors may not participate in the formation of, or become directors or officers of, any other blank check company until Pace (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by September 16, 2017;

•	the fact that Pace Sponsor and Pace’s officers and directors will lose their entire investment in Pace and will not be reimbursed for any out-of-pocket expenses (of which approximately $300 is owed as of the date hereof) if an initial business combination is not consummated by September 16, 2017;

•	if the Trust Account is liquidated, including in the event Pace is unable to complete an initial business combination within the required time period, Pace Sponsor has agreed to indemnify Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pace has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pace, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•	the fact that the PHC Investors have entered into the PHC Subscription Agreements with Pace and Holdco, pursuant to which the PHC Investors have committed to purchase 1,015,000 Class A Shares for a purchase price of $10.00 per share.

These interests may influence Pace’s directors in making their recommendation that Pace Shareholders vote in favor of the approval of the Business Combination.

Redemption Rights

Pursuant to Pace’s amended and restated memorandum and articles of association, holders of Pace public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Pace’s amended and restated memorandum and articles of association. As of September 30, 2016, this would have amounted to approximately $10.01 per share. If a holder of Pace public shares exercises its redemption rights, then such holder will be exchanging its Class A Shares for cash and will not own shares of Holdco following the closing of the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than fifteen percent (15%) of the Class A Shares included in the public units sold in the Pace IPO. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by Pace public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $450,783,729 as of December 31, 2016. The Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any Pace shareholder redemptions) and the proceeds from the Private Placement and the Playa Employee Offering, if any, equaling or exceeding $375,000,000 (subject to a reduction to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment). The conditions to closing in the Transaction Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by Pace’s public shareholders, this condition is not met or is not waived, then each of Pace and Playa may elect not to consummate the Business Combination. In addition, in no event will Pace redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in Pace’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Transaction Agreement. Pace shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of Pace Shareholders —Redemption Rights” in order to properly redeem their public shares.

Sources and Uses for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination (all numbers in millions)(1):

Sources & Uses

(No Redemption Scenario — Assuming No Redemptions of the Outstanding Class A Shares

by Pace Shareholders)

Sources			Uses
Pace Trust Account	$451		Purchase (and cancellation) of Playa Preferred Shares	$346
Private Placement	$50		Transaction Expenses	$28
			Additional Cash on Balance Sheet	$127
Rollover of Playa Common Shares	$497		Rollover of Playa Common Shares	$497
Rollover of Playa Debt	$838		Rollover of Playa Debt	$838
Rollover of Playa Cash(2)	$32		Rollover of Playa Cash(2)	$32
Pace Founder Shares	$75		Pace Founder Shares	$75

Total Sources	$1,943	(3)	Total Uses	$1,943	(3)

(1)	The following tables assume numbers based on estimated December 31 cash and debt balances as well as transaction fees.
(2)	Amount of Playa cash rolled over includes the amount of cash held in the escrow account related to Playa’s potential development at Cap Cana.
(3)	Totals may differ due to rounding.

Sources & Uses

(Maximum Redemption Scenario — Assuming Redemptions of 17.5 million of the Outstanding Class A Shares by Pace Shareholders)(1)

Sources			Uses
Pace Trust Account	$451		Purchase (and cancellation) of Playa Preferred Shares	$296
Private Placement	$50		Transaction Expenses	$28
Conversion of Hyatt Preferred Shares	$50		Conversion of Hyatt Preferred Shares	$50
			Additional Cash on Balance Sheet	$1
			Payment to Pace public shareholders for redemption of Class A Shares	$175
Rollover of Playa Common Shares	$497		Rollover of Playa Common Shares	$497
Rollover of Playa Debt	$838		Rollover of Playa Debt	$838
Rollover of Playa Cash(2)	$32		Rollover of Playa Cash(2)	$32
Pace Founder Shares	$75		Pace Founder Shares	$75

Total Sources	$1,993	(3)	Total Uses	$1,993	(3)

(1)	This table assumes numbers based on estimated December 31, 2016 cash and debt balances as well as transaction fees.
(2)	Amount of Playa cash rolled over includes the amount of cash held in the escrow account related to Playa’s potential development at Cap Cana.
(3)	Totals may differ due to rounding.

Certain Information Relating to Holdco

Holdco Board and Executive Officers Before the Business Combination

Prior to the Business Combination, the following individuals serve as directors or executive officers of Holdco:

Name	Age	Position
Jan Hendrik Siemssen	54	Director
Pedro Emanuel Gouveia Fernandes Das Neves	42	Director
Karl Peterson	46	Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

Holdco Board and Executive Officers Following the Business Combination

Pursuant to the Shareholder Agreement, as of the closing of the Business Combination, the board will consist of ten directors, including Bruce W. Wardinski, as the initial CEO Director, three Pace Directors, two Cabana Directors and one Hyatt Director. Following the expiration of the initial one-year term, Pace Sponsor, Hyatt and Cabana will continue to have certain rights to designate directors based on their respective ownership of outstanding Holdco Shares.

Holdco’s directors and executive officers upon consummation of the Business Combination will be as follows:

Name	Age	Position
Bruce D. Wardinski	56	Director, Chairman and Chief Executive Officer
Paul Hackwell	36	Director
Stephen G. Haggerty	49	Director
Daniel J. Hirsch	43	Director
Hal Stanley Jones	64	Director
Thomas Klein	54	Director
Elizabeth Lieberman	66	Director
Stephen L. Millham	48	Director
Karl Peterson	46	Director
Arturo Sarukhan	53	Director
Alexander Stadlin	63	Chief Operating Officer
Larry K. Harvey	52	Chief Financial Officer
Kevin Froemming	54	Chief Marketing Officer
David Camhi	44	General Counsel

Each of the Holdco directors, other than Mr. Wardinski, the Chairman and Chief Executive Officer, will serve as a non-executive director of the Holdco Board. In addition, Ms. Elizabeth Lieberman will serve as the Lead Independent Director of the Holdco Board. Each of the Holdco directors will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death.

For more information on the directors and management of Holdco following the Business Combination, please see the section entitled “Management of Holdco After the Business Combination.”

Employment and Compensation Arrangements

Following the closing of the Business Combination, Holdco intends to develop employment and compensation arrangements that are consistent with Playa’s existing employment and compensation arrangements, which are described in additional detail in “Business of Playa and Certain Information About Playa – Executive Compensation” and “Management of Holdco After the Business Combination – Holdco Executive Compensation After the Business Combination.”

Indemnification and Insurance Obligations of Holdco Following the Business Combination

Following the closing of the Business Combination, Holdco intends to carry appropriate levels of insurance coverage for a business operating in the lodging industry in Mexico, the Dominican Republic and Jamaica, which Holdco intends to be consistent with Playa’s existing insurance coverage described in “Business of Playa and Certain Information About Playa–Insurance.”

Effective upon the completion of the Business Combination, Holdco’s Articles of Association will provide for certain indemnification rights for Holdco’s directors and executive officers, and Holdco will enter into an indemnification agreement with each of Holdco’s executive officers and directors providing for procedures for indemnification and advancements by Holdco of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Holdco or, at Holdco’s request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law.

Listing of Holdco Shares and Holdco Public Warrants on NASDAQ

Holdco Shares and Holdco Public Warrants currently are not traded on a stock exchange. It is anticipated that the Holdco Shares and the Holdco Public Warrants will be listed on the NASDAQ upon the closing of the Business Combination under the symbols “PLYA” and “PLYAW,” respectively.

Restrictions on Resales

All Holdco Shares and Holdco Public Warrants received by Pace public shareholders in the Business Combination are expected to be freely tradable, except that Holdco Shares and Holdco Public Warrants received in the Business Combination by persons who become affiliates of Holdco for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Holdco generally include individuals or entities that control, are controlled by or are under common control with, Holdco and may include the directors and executive officers of Holdco as well as its principal shareholders.

All Holdco Shares, Holdco Earnout Warrants, Playa Earnout Warrants and Holdco Special Warrants received by Pace Sponsor and by Playa Common Shareholders will be received in a private offering and will be subject to certain resale restrictions. See “The Transaction Agreement and Related Agreements – Related Agreements – Registration Rights Agreement” for more information.

Delisting of Pace Ordinary Shares and Deregistration of Pace

Pace and Playa anticipate that, following consummation of the Business Combination, Pace Ordinary Shares, Pace public units and Pace public warrants will be delisted from NASDAQ, and Pace will be deregistered under the Exchange Act.

Comparison of Shareholder Rights

Until consummation of the Pace Merger, Cayman Islands law and the amended and restated memorandum and articles of association of Pace will continue to govern the rights of Pace shareholders. After consummation of the Pace Merger and Pace Share Exchange, Dutch law and the Holdco Articles of Association will govern the rights of Holdco shareholders.

There are certain differences in the rights of Pace shareholders prior to the Business Combination and the rights of Holdco shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights” beginning on page 314 of this proxy statement/prospectus for additional information.

Regulatory Matters

Please see the section entitled “Regulatory Approvals Related to the Business Combination” beginning on page 167 of this proxy statement/prospectus.

Certain Tax Consequences of the Business Combination

Please see the section entitled “Material Tax Considerations” beginning on page 132 of this proxy statement/prospectus.

Accounting Treatment of the Business Combination

The Business Combination is made up of the series of transactions within the Transaction Agreement as defined elsewhere within this prospectus. For accounting and financial reporting purposes, this series of transactions will be accounted for as a recapitalization. No step-up in basis or intangible assets or goodwill will be recorded in this transaction. Subsequent to the completion of these series of transactions, the existing Playa shareholders will hold, in the aggregate, approximately 46.3% of the equity in the combined company, Playa will be designated with the majority of the Holdco board of directors, Playa will be designated with all of the senior executive positions of Holdco and Playa will be the reporting entity with its historical and future financial information being the financial information of the public registrant.

Appraisal Rights

With respect to the Pace Merger, the Cayman Islands Companies Law provides for a right of dissenting shareholders, in certain situations, to be paid the fair value of their shares upon their dissenting to the merger if they follow a prescribed procedure. That procedure is as follows:

•	the shareholder must give their written objection to the merger or consolidation to the exempted company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for their shares if the merger or consolidation is authorized by the vote;

•	within 20 days following the date on which the merger or consolidation is approved by the shareholders, the exempted company must give written notice to each shareholder who made a written objection;

•	a shareholder must within 20 days following receipt of such notice from the exempted company, give the exempted company a written notice of their intention to dissent including, among other details, a demand for payment of the fair value of their shares;

•	within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the exempted company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase their shares at a price that the company determines is the fair value and if the exempted company and the shareholder agree the price within 30 days following the date on which the offer was made, the exempted company must pay the shareholder such amount;

•	if the exempted company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the exempted company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the exempted company.

At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the exempted company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the exempted company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any exempted company listed on a national securities exchange or shares of the surviving or consolidated company. However, because Pace shareholders currently hold Pace Ordinary Shares that are listed on NASDAQ and will receive Holdco Shares that will be listed on NASDAQ, Pace does not believe that dissenters rights are available to Pace shareholders in connection with the Business Combination.

Appraisal rights are not available to holders of Playa Common Shares in connection with the Business Combination.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations for beneficial owners of Pace Class A Shares and Pace public warrants (collectively, the “Pace securities”) relating to the Business Combination (including the Pace Merger) and the ownership and disposition of Holdco Shares and Holdco Public Warrants (collectively, the “Holdco securities”) acquired pursuant to the Pace Merger. This discussion only applies to Pace securities and Holdco securities held as capital assets for U.S. federal income tax purposes, and does not describe all of the tax consequences that may be relevant to beneficial owners of Pace securities and Holdco securities in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or beneficial owners who are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Pace securities or Holdco securities;

•	persons holding the Pace securities or Holdco securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	holders who are controlled foreign corporations and passive foreign investment companies;

•	U.S. holders owning or considered as owning 10 percent or more of the Pace Class A Shares or the Holdco Shares; or

•	tax-exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the U.S. Tax Code, and administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Because Pace public units (each unit consisting of one Pace Class A Share and one Pace public warrant) can be separated into their component parts at the option of the holder, a beneficial owner of a Pace public unit should be treated as the owner of the underlying Pace securities for U.S. federal income tax purposes. The discussion below with respect to Pace securities should also apply to holders of Pace public units (as the deemed owner of the underlying Pace securities). References in this discussion to “ordinary shares” refer to Pace Class A Shares or Holdco Shares and references to “warrants” refer to Pace public warrants or Holdco Public Warrants, as the context may require.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of Pace securities or Holdco securities who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

ALL HOLDERS OF PACE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION (INCLUDING THE PACE MERGER) TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Consequences of the Pace Merger

F Reorganization. The discussion under this heading “Consequences of the Pace Merger—F Reorganization” constitutes the opinion of Weil, Gotshal & Manges LLP, counsel to Pace (“Weil”), as to the material U.S. federal income tax consequences of the Pace Merger to U.S. holders of Pace securities. In the opinion of Weil, the Pace Merger should qualify as a “reorganization” within the meaning of section 368(a)(1)(F) of the U.S. Tax Code (an “F Reorganization”). As an F Reorganization, the tax consequences of the Pace Merger to U.S. holders of Pace securities might depend on whether Pace is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes (discussed in detail below). If Pace is not treated as a PFIC, a U.S. holder that exchanges its Pace securities in the merger for Holdco securities should not recognize any gain or loss on such exchange. The aggregate adjusted tax basis of the Holdco Shares received in the Pace Merger by a U.S. holder should be equal to the adjusted tax basis of the Pace Class A Shares surrendered in the Pace Merger in exchange therefor, and the aggregate adjusted tax basis of the Holdco public warrants received in the Pace Merger by a U.S. holder should be equal to the adjusted tax basis of the Pace Public Warrants surrendered in the merger in exchange therefor. The holding period of the Holdco securities should include the period during which the Pace securities surrendered in the merger in exchange therefor were held, although the running of the holding period for the Pace Class A Shares may be suspended as a result of the redemption rights with respect thereto (as described above in this proxy statement/prospectus).

If Pace is treated as a PFIC, the tax consequences of the Pace Merger to U.S. holders of Pace securities should generally be similar to those described above. Under proposed U.S. Treasury regulations, if the Pace Merger otherwise qualifies as an F Reorganization, the treatment of Pace as a PFIC would not adversely impact the tax consequences of the Pace Merger to U.S. holders of Pace securities. The regulations, when finalized, are proposed to be effective as of April 1, 1992. Although not entirely clear, in the absence of any final regulations, it appears that generally applicable tax rules should apply, which would lead to consequences similar to those described above, even if Pace is a PFIC.

Possible Alternatives. The opinion described above under the heading “—F Reorganization” is based on customary assumptions and representations from Pace and Holdco. If any of the assumptions or representations is incorrect, incomplete or inaccurate, the validity of the opinion described above may be affected and the tax consequences of the Pace Merger could differ from those described above. Further, an opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusion reflected above or that a court would not sustain such a challenge. Pace does not intend to obtain a ruling from the IRS regarding the qualification of the Pace Merger as an F Reorganization.

If the Pace Merger does not qualify as an F Reorganization, it is not clear how the transactions would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. In such case, the tax consequences of the Pace Merger to U.S. holders may depend, among other things, on whether the Pace Merger would otherwise qualify, respectively, for tax-free treatment under sections 351 or 368 of the U.S. Tax Code and whether Holdco and/or Pace are treated as PFICs, and U.S. holders might be required to recognize any gain realized, although possibly not any loss realized. If Pace is treated as a PFIC, the nature and character of any gain that would be required to be recognized would be similar to those described below.

The tax matters described above are very complicated and U.S. holders are urged to consult their tax advisors regarding the potential tax consequences to them if the Pace Merger were to fail to qualify as an F Reorganization.

Redemption of Pace Class A Shares

Subject to the PFIC rules discussed below, in the event that a U.S. holder’s Pace Class A Shares are redeemed pursuant to the redemption provisions described in this registration statement under “The Business Combination—Redemption Rights”, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Pace Class A Shares under section 302 of the U.S. Tax Code. If the redemption qualifies as a sale of the Pace Class A Shares, the U.S. holder will be treated in the same manner as described under “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Shares and Holdco Public Warrants” below. If the redemption does not qualify as a sale of Pace Class A Shares, the U.S. holder will be treated as receiving a corporate distribution with similar tax consequences to those described below under “—U.S. Holders—Taxation of Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of Pace Ordinary Shares treated as held by the U.S. holder (including any shares constructively owned by the U.S. holder as a result of owning public warrants) relative to all of the Pace Ordinary Shares outstanding both before and after the redemption (for this purpose, the shares outstanding after the redemption should include shares issued by Holdco in the Playa Merger). The redemption of Pace Class A Shares generally will be treated as a sale of the Pace Class A Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of the U.S. holder’s interest in Pace or (ii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only shares actually owned by the U.S. holder, but also Pace Ordinary Shares (or Holdco Shares) that are constructively owned by it. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would generally include Pace Class A Shares or Holdco Shares which could be acquired pursuant to the exercise of the public warrants. There will be a complete termination of a U.S. holder’s interest if either (i) all of the Pace Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or (ii) all of the Pace Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. holder does not constructively own any other shares. The redemption of the Pace Class A Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Pace (for this purpose, the shares outstanding after the redemption should include shares issued by Holdco in the Playa Merger). Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Pace will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “—U.S. Holders—Taxation of Distributions,” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Pace Class A Shares will be added to the U.S. holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. holder’s adjusted tax basis in its public warrants or possibly in other shares constructively owned by it.

U.S. holders who actually or constructively own five percent (or, if the Pace Class A Shares are not then publicly traded, one percent) or more of Pace Ordinary Shares (by vote or value) may be subject to special reporting requirements with respect to a redemption of Pace Class A Shares, and such holders should consult with their tax advisors with respect to their reporting requirements.

Passive Foreign Investment Company Rules

General. A foreign corporation will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Pace believes that Pace met the PFIC asset test for 2015 and, consequently, unless Pace qualifies under the start-up exception, discussed below, it will be a PFIC at least for 2015. Moreover, if the Pace Merger does not qualify as an F Reorganization, Pace will not qualify for the start-up exception, and Pace will be a PFIC in 2015 and 2016.

Based on the expected operations, and composition of assets and income of Holdco and its subsidiaries after the Business Combination and Holdco’s market capitalization (which will fluctuate from time to time), Pace does not expect that Holdco will meet the PFIC asset test or income test in 2017 or 2018, or for the foreseeable future. Holdco’s PFIC status is uncertain and will depend upon the application of the start-up exception, discussed below (assuming the Pace Merger qualifies as an F Reorganization).

Start-up Exception. Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

Assuming F Reorganization qualification, Pace believes that Holdco should be treated as the same corporation as Pace for purposes of the PFIC provisions including start-up exception (in this “Start-up Exception” section, references to “Pace” include Holdco for periods after the Business Combination closes). The net proceeds from the Pace IPO were held in a non-interest bearing trust account until January 2016 and, consequently, Pace did not have any gross income in 2015. Pace believes, although subject to uncertainty, the start-up year under the startup exception will be 2016, and Pace should not be treated as a PFIC for 2015 or 2016 assuming Pace qualifies for the start-up exception in 2016, which requires that Holdco does not meet the PFIC asset test or income test in either 2017 or 2018. Based on the expected operations, and composition of assets and income of Holdco and its subsidiaries after the Business Combination and Holdco’s market capitalization (which will fluctuate from time to time), Pace does not expect that Holdco will meet the PFIC asset test or income test in 2017 or 2018, or for the foreseeable future. Pace’s actual PFIC status for any taxable year will not be determinable until after the end of such year, and in the case of the application of the start-up exception to 2016, until after the end of Holdco’s 2018 taxable year. Accordingly, there can be no assurance with respect to Pace’s status as a PFIC for 2015 or 2016, and, there can be no assurances with respect to Holdco’s status as a PFIC for the current or any future taxable year.

Consequences if a PFIC. If Holdco is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Holdco’s ordinary shares or public warrants (or Pace did not qualify under the start-up exception, as described above) and, in the case of ordinary shares, the U.S. holder did not make either a timely qualified electing fund (“QEF”) election for Pace’s or Holdco’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) such ordinary shares, or did not make a timely mark-to-market election as discussed below, then as described below, such holder generally will be subject to special rules with respect to: (i) any gain recognized by the U.S. holder on the sale or other disposition of its Holdco Shares or Holdco Public Warrants; and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the ordinary shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Holdco Shares).

Under these rules:

•	the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which Pace or Holdco are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

QEF Election. In general, if Holdco is a PFIC, a U.S. holder could avoid the PFIC tax consequences described above in respect of the Holdco Shares by making a timely QEF election to include in income its pro rata share of Pace’s and Holdco’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. holder in which or with which Pace’s (or Holdco’s) taxable year ends. However, in order to comply with the requirements of a QEF election, a U.S. holder must receive a PFIC annual information statement from Holdco (and/or from Pace if it is determined to be a PFIC for 2015 or 2016). Pace did not provide a PFIC annual information statement for 2015 and does not expect to provide such statement for 2016. Holdco does not expect to provide such statement for 2017 and beyond. Without such statements a U.S. holder would not be able to make a QEF election with respect to Pace (for 2015 or 2016) or Holdco.

Mark-to-Market Election. Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) ordinary shares in Pace or Holdco and for which Pace or Holdco is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ Capital Market (on which Pace Class A Shares have been listed and Holdco intends to list its ordinary shares), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

Lower-Tier PFICs. If Holdco is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Pace receives a distribution from, or dispose of all or part of Pace’s interest in, the lower-tier PFIC or the U.S. holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. Holdco will endeavor to cause any lower-tier PFIC to provide to a U.S. holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that Holdco will have timely knowledge of the status of any such lower-tier PFIC. In addition, Holdco may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance Holdco will be able to cause the lower-tier PFIC to provide the required information. In addition, a mark-to-market election is not available with respect to lower tier PFICs. U.S. holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

Reporting. A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder, may have to file an IRS Form 8621 (whether or not a QEF or market-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of the Pace securities and the Holdco securities should consult their tax advisors concerning the application of the PFIC rules to such securities under their particular circumstances.

Taxation of Distributions

Subject to PFIC rules discussed above, a U.S. holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on the Holdco Shares. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Holdco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by Holdco will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. holder’s basis in its shares (but not below zero) and any excess, will be treated as gain from the sale or exchange of such shares as described below under “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Shares and Warrants.”

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. holder’s individual facts and circumstances, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on the Holdco Shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes.

The rules governing the foreign tax credit are complex and the outcome of their application depends in large part on the U.S. holder’s individual facts and circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

With respect to non-corporate U.S. holders, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Shares and Warrants” below) only if Holdco’s shares are readily tradable on an established securities market in the United States, or Holdco is eligible for the benefits of the United States-Netherlands Income Tax Treaty, and certain other requirements are met. U.S. holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to Holdco’s shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Shares and Warrants

Upon a sale or other taxable disposition of Holdco Shares or Holdco Public Warrants and subject to the PFIC rules discussed above, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Holdco Shares or Holdco Public Warrants.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Holdco Shares or Holdco Public Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Pace Class A Shares described in this registration statement may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its shares or public warrants so disposed of. A U.S. holder’s adjusted tax basis in its Holdco Shares or Holdco Public Warrants generally will equal the U.S. holder’s acquisition cost of the Pace Class A Shares or Pace public warrants exchanged therefor (see “—U.S. Holders—Consequences of Pace Merger” above or, as discussed below, the U.S. holder’s initial basis for Holdco Shares received upon exercise of Holdco Public Warrants, less, in the case of a Holdco Share, any prior distributions treated as a return of capital.

Exercise or Lapse of a Public Warrant

Subject to the PFIC rules discussed above and except as discussed below with respect to the cashless exercise of a Holdco public warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a Holdco Share on the exercise of a public warrant for cash. A U.S. holder’s tax basis in a Holdco Share received upon exercise of the public warrant generally will be an amount equal to the sum of the U.S. holder’s tax basis in the Pace public warrant exchange therefor and the exercise price. The U.S. holder’s holding period for a Holdco Share received upon exercise of the Holdco Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Holdco Public Warrants and will not include the period during which the U.S. holder held the Holdco Public Warrants. If a public warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the public warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Holdco Shares received would equal the holder’s basis in the Holdco Public Warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Holdco Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Holdco Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Holdco Shares would include the holding period of the Holdco Public Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised public warrants treated as surrendered to pay the exercise price of the public warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Holdco Shares that would have been received with respect to the surrendered warrants in a regular exercise of the Holdco Public Warrants and (ii) the sum of the U.S. holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the Holdco Shares received would equal the U.S. holder’s tax basis in the Holdco Public Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the Holdco Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Holdco Public Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each Holdco Public Warrant provide for an adjustment to the number of Holdco Shares for which the Holdco Public Warrant may be exercised or to the exercise price of the Holdco Public Warrant in certain events, as discussed in the section of this registration statement captioned “Description of Holdco Securities—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from Holdco if, for example, the adjustment increases the warrant holders’ proportionate interest in Holdco’s assets or earnings and profits (e.g., through an increase in the number of Holdco Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of the Holdco Shares which is taxable to the U.S. holders of such shares as described under “Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the warrants received a cash distribution from Holdco equal to the fair market value of such increased interest.

Tax Reporting

Individuals and certain domestic entities that are U.S. holders will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938, subject to certain exceptions. An interest in Holdco constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. holders are urged to consult with their tax advisors regarding the foreign financial asset reporting obligations and their application to Holdco securities.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of Pace securities or Holdco securities who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of our securities.

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. holder in respect to Holdco’s shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of Holdco Shares or Holdco Public Warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States).

Dividends and gains that are effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a public warrant, or the lapse of a public warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “—U.S. Holders—Exercise or Lapse of a Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. holder’s gain on the sale or other disposition of the Holdco Shares and Holdco Public Warrants.

Reporting and Backup Withholding

Dividend payments with respect to the Holdco Shares and proceeds from the sale, exchange or redemption of the Holdco Shares or Holdco Public Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly-executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Material Cayman Islands Tax Considerations

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in shares of a Cayman Islands company which constitutes an opinion from Pace’s Cayman Islands legal counsel Maples and Calder. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of shares, as the case may be, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect to the issue of shares or on an instrument of transfer in respect of a share.

Pace has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Law

(2011 Revision)

Undertaking as to Tax Concessions

In accordance with Section 6 of the Tax Concessions Law (2011 Revision) the Governor in Cabinet undertakes with Pace Holdings Corp. (the “Company”).

(a)	that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of the Company; or

(ii)	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (2011 Revision).

These concessions shall be for a period of TWENTY years from 16 June 2015.

Material Dutch Tax Considerations—Holdco Shares and Holdco Public Warrants

Taxation in the Netherlands

The discussion under this heading “Material Dutch Tax Considerations — Holdco Shares and Holdco Public Warrants” constitutes the opinon of De Brauw Blackstone Westbroek N.V., counsel to Pace, as to the principal Dutch tax consequences of the acquisition, holding, redemption and disposal of the Holdco Shares and the acquisition, holding, exercise, and disposal of the Holdco Public Warrants. It does not present a comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a holder of Holdco Shares (a “Shareholder”) or the holder of Holdco Public Warrants. For Dutch tax purposes, a Shareholder or holder of Holdco Public Warrants may include an individual who, or an entity that, does not hold the legal title to the Holdco Shares or Holdco Public Warrants, but to whom nevertheless the Holdco Shares or Holdco Public Warrants, or the income thereof, are attributed based either on such individual or entity owning a beneficial interest in the Holdco Shares or Holdco Public Warrants or based on specific statutory provisions. These include statutory provisions pursuant to which Holdco Shares or Holdco Public Warrants are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the Holdco Shares or Holdco Public Warrants.

This section is intended as general information only. A prospective Shareholder or prospective holder of Holdco Public Warrants should consult his own tax adviser regarding the tax consequences of any acquisition, holding, redemption and disposal of Holdco Shares or acquisition, holding, exercise, or disposal of Holdco Public Warrants.

Except as otherwise provided, this section is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date of this proxy statement/prospectus, including, for the avoidance of doubt, the tax rates applicable on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

Any reference in this section made to Dutch taxes, Dutch tax or Dutch tax law must be construed as a reference to taxes of whatever nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

Any reference hereafter made to a treaty for the avoidance of double taxation concluded by the Netherlands includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulation Netherlands Curacao (Belastingregeling Nederland Curaçao), the Tax Regulation Netherlands Sint Maarten (Belastingregeling Nederland Sint Maarten), the Tax Regulation for the country of the Netherlands (Belastingregeling voor het land Nederland) and the Agreement between the Taipei Representative Office in the Netherlands and the Netherlands Trade and Investment Office in Taipei for the avoidance of double taxation.

This chapter does not describe the possible Dutch tax considerations or consequences that may be relevant to a Shareholder or holder of Holdco Public Warrants:

(i)	who is an individual and for whom the income or capital gains derived from the Holdco Shares or Holdco Public Warrants are attributable to employment activities, the income from which is taxable in the Netherlands;

(ii)	who has, or that has, a substantial interest (aanmerkelijk belang) or a fictitious substantial interest (fictief aanmerkelijk belang) in Holdco within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001).

Generally, a Shareholder or holder of Holdco Public Warrants has a substantial interest if such Shareholder or holder of Holdco Public Warrants, alone or together with his partner, directly or indirectly:

1.	owns, or holds certain rights on, shares representing five percent or more of the total issued and outstanding capital of Holdco, or of the issued and outstanding capital of any class of shares of Holdco;

2.	holds rights, including Holdco Public Warrants, to, directly or indirectly, acquire shares, whether or not already issued, representing five percent or more of the total issued and outstanding capital of Holdco, or of the issued and outstanding capital of any class of shares of Holdco; or

3.	owns, or holds certain rights on, profit participating certificates that relate to five percent or more of the annual profit of Holdco or to five percent or more of the liquidation proceeds of Holdco.

A Shareholder or holder of Holdco Public Warrants who is an individual will also have a substantial interest if his partner or one of certain relatives of the partner of the Shareholder or holder of Holdco Public Warrants has a substantial interest.

(iii)	that is an entity which is, pursuant to the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”), not subject to Dutch corporate income tax or is in full or in part exempt from Dutch corporate income tax (such as a qualifying pension fund);

(iv)	that is an investment institution (beleggingsinstelling) as described in clause 6a or 28 CITA;

(v)	that is entitled to the participation exemption (deelnemingsvrijstelling) with respect to the Holdco Shares, Holdco Public Warrants, or a combination thereof (as defined in clause 13 CITA). Generally, a holding of Holdco Shares or Holdco Public Warrants is considered to qualify as a participation for the participation exemption if it represents a holding of , or right to acquire, an interest of 5% or more of the nominal paid-up share capital in Holdco.

Withholding Tax on Dividend Payments

Shareholders

A Shareholder is generally subject to Dutch dividend withholding tax at a rate of 15% on dividends distributed by Holdco. Generally, Holdco is responsible for the withholding of such dividend withholding tax at source; the dividend withholding tax is for the account of the Shareholder.

Dividends distributed by Holdco include, but are not limited to:

(i)	distributions of profits in cash or in kind, whatever they be named or in whatever form;

(ii)	proceeds from the liquidation of Holdco or proceeds from the repurchase of Holdco Shares by Holdco or an affiliate of Holdco, other than as a temporary portfolio investment (tijdelijke belegging), in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

(iii)	the par value of Holdco Shares issued to a Shareholder or an increase in the par value of Holdco Shares, to the extent that no related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

(iv)	partial repayment of paid-in capital, that is

•	not recognized for Dutch dividend withholding tax purposes, or

•	recognized for Dutch dividend withholding tax purposes, to the extent that Holdco has “net profits” (zuivere winst), unless (a) the general meeting of shareholders has resolved in advance to make such repayment and (b) the par value of the Holdco Shares concerned has been reduced with an equal amount by way of an amendment to the articles of association of Holdco. The term “net profits” includes anticipated profits that have yet to be realized.

Subject to certain exceptions under Dutch domestic law, Holdco may not be required to transfer to the Dutch tax authorities the full amount of Dutch dividend withholding tax withheld in respect of dividends distributed by Holdco, if Holdco has received a profit distribution from a qualifying foreign subsidiary (as described in clause 11 of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965, “DWTA”)), which distribution (i) is exempt from Dutch corporate income tax and (ii) has been subject to a foreign withholding tax of at least 5%. The amount that does not have to be transferred to the Dutch tax authorities can generally not exceed the lesser of (a) 3% of the dividends distributed by Holdco and (b) 3% of the profit distributions Holdco received from qualifying foreign subsidiaries in the calendar year in which Holdco distributes the dividends (up to the moment of such dividend distribution) and the two previous calendar years; further limitations and conditions apply.

If a Shareholder is resident or deemed to be resident in the Netherlands, such Shareholder is generally entitled to an exemption or a full credit for any Dutch dividend withholding tax against his Dutch (corporate) income tax liability and to a refund of any residual Dutch dividend withholding tax.

Depending on his specific circumstances, a Shareholder resident in a country other than the Netherlands, may be entitled to exemptions from, reduction of, or full or partial refunds of, Dutch dividend withholding tax pursuant to Dutch law, EU law or treaties for avoidance of double taxation.

Pursuant to the Decree of 25 April 2016, nr. DGB 2016/1731M (the “Decree”), a Shareholder that is a resident of a Member State of the European Union, of a state that is a party to the agreement regarding the European Economic Area or of a third state as mentioned in clause 1a, paragraph 2 Implementing regulation dividend withholding tax 1965 (Uitvoeringsbeschikking dividendbelasting 1965) is entitled to a full or partial refund of Dutch dividend withholding tax incurred in respect of Holdco Shares if the final tax burden in respect of the dividends distributed by Holdco of a comparable Dutch resident shareholder is lower than the withholding tax incurred by the non-Dutch resident Shareholder. The refund is granted upon request, and is subject to conditions and limitations. No entitlement to a refund exists if the disadvantage for the non-Dutch resident Shareholder is entirely compensated in its state of residence pursuant to the provisions of a treaty for the avoidance of double taxation. A proposal or law codifying the Decree, except with respect to entities having a function comparable to an investment institution (beleggingsinstelling) as described in clause 6a or 28 CITA, has been submitted to the Dutch Parliament. If enacted, the proposal would be effective as of 1 January 2017.

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch (corporate) income tax, exemption from, reduction in or refund of, Dutch dividend withholding tax will be granted if the recipient of the dividends paid by Holdco is not considered to be the beneficial owner (uiteindelijk gerechtigde) of such dividends.

Holders of Holdco Public Warrants

The exercise of a Holdco Public Warrant does not give rise to Dutch dividend withholding tax, except to the extent the exercise price is below the par value of a Holdco Share (currently, par value EUR 0.10 per Holdco Share), including a cashless exercise of the Holdco Public Warrant, in which case an amount equal to 100/85th of the difference between the exercise price and the par value of a Holdco Share will be subject to Dutch dividend withholding tax at a rate of 15%, except insofar as the amount equal to the difference between the exercise price and the par value of a Holdco Share is charged to Holdco’s share premium reserve recognized for purposes of Dutch dividend withholding tax.

Taxes on Income and Capital Gains

Residents of the Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following Shareholders or holders of Holdco Public Warrants:

(i)	individuals who are resident or deemed to be resident in the Netherlands for Dutch income tax purposes (“Dutch Individuals”); and

(ii)	entities that are subject to the CITA and are resident or deemed to be resident in the Netherlands for corporate income tax purposes (“Dutch Corporate Entities”).

Dutch Individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Dutch Individuals engaged or deemed to be engaged in an enterprise or who derive income from miscellaneous activities (resultaat uit overige werkzaamheden) are generally subject to income tax at statutory progressive rates with a maximum of 52% with respect to any benefits derived or deemed to be derived from the Holdco Shares or Holdco Public Warrants, including any capital gains realized on the disposal thereof or on the exercise of Holdco Public Warrants, that are either attributable to:

(i)	an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement (medegerechtigde) to the net worth of such enterprise other than as an entrepreneur or a shareholder; or

(ii)	the benefits of which are attributable to miscellaneous activities, including, without limitation, activities which are beyond the scope of active portfolio investment activities (meer dan normal vermogensbeheer).

Dutch Individuals not engaged or deemed to be engaged in an enterprise or in miscellaneous activities

The Holdco Shares or Holdco Public Warrants held by a Dutch Individual who is not engaged in an enterprise or miscellaneous activities, will be taxed under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income and capital gains realized, including the Holdco Shares received upon the exercise of a Holdco Public Warrant, the annual taxable benefit of all the assets and liabilities of a Dutch Individual that are taxed under this regime, including the Holdco Shares and Holdco Public Warrants, is set at a deemed return based on the fair market value of the assets reduced by the liabilities on 1 January of each year. Depending on the aggregate amount of the fair market value of the assets reduced by the liabilities, the deemed return ranges from 2.87 per cent up to 5.39 per cent (2017). This deemed return is subject to income tax at a flat rate of 30 per cent. Taxation only occurs if and to the extent the fair market value of the assets reduced by the liabilities exceeds a threshold (heffingvrij vermogen) of EUR 25,000 (2017).

Dutch Corporate Entities

Dutch Corporate Entities are generally subject to corporate income tax at statutory rates up to 25% with respect to any benefits derived or deemed to be derived from the Holdco Shares or Holdco Public Warrants, including any capital gains realized on the disposal thereof or on the exercise of Holdco Public Warrants. A reduced rate of 20% applies to the first €200,000 of taxable profits.

Non-residents of the Netherlands

The description of certain Dutch tax consequences in the following statement is only intended for the following Shareholders or holders of Holdco Public Warrants:

•	individuals not resident in the Netherlands for Dutch income tax purposes (“Non-Dutch Individuals”); or

•	entities not resident in the Netherlands for Dutch corporate income tax purposes (“Non-Dutch Corporate Entities”).

A Non-Dutch Individual or a Non-Dutch Corporate Entity will not be subject to any Dutch taxes on income or capital gains in respect of the acquisition, holding, redemption and disposal of Holdco Shares and the acquisition, holding, exercise, and disposal of Holdco Public Warrants, other than withholding tax as described above, except if:

(i)	the Non-Dutch Individual or the Non-Dutch Corporate Entity derives profits from an enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the Holdco Shares or Holdco Public Warrants are attributable;

(ii)	the Non-Dutch Individual derives benefits from miscellaneous activities carried out in the Netherlands in respect of the Holdco Shares or Holdco Public Warrants, including (without limitation) activities which are beyond the scope of active portfolio investment activities;

(iii)	the Non-Dutch Corporate Entity is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the Holdco Shares or Holdco Public Warrants are attributable; or

(iv)	the Non-Dutch Individual is entitled to a share in the profits of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the Holdco Shares or Holdco Public Warrants are attributable.

Dutch Gift Tax or Inheritance Tax

No Dutch gift tax or inheritance tax is due in respect of any gift of the Holdco Shares or Holdco Public Warrants by, or inheritance of the Holdco Shares or Holdco Public Warrants on the death of, a Shareholder or holder of Holdco Public Warrants, except if:

•	at the time of the gift or death of the Shareholder or holder of Holdco Public Warrants, the Shareholder or holder of Holdco Public Warrants is resident, or is deemed to be resident, in the Netherlands;

•	the Shareholder or holder of Holdco Public Warrants passes away within 180 days after the date of the gift of the Holdco Shares or Holdco Public Warrants and is not, or not deemed to be, at the time of the gift, but is, or deemed to be resident in the Netherlands at the time of his death; or

•	the gift of the Holdco Shares or Holdco Public Warrants is made under a condition precedent and the Shareholder or holder of Holdco Public Warrants is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

For purposes of Dutch gift tax or inheritance tax, an individual who is of Dutch nationality will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the 10 years preceding the date of the gift or his death. For purposes of Dutch gift tax, any individual, irrespective of his nationality, will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the 12 months preceding the date of the gift.

Other Taxes and Duties

No other Dutch taxes, including turnover or value added taxes and taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by or on behalf of the Shareholder or holder of Holdco Public Warrants by reason only of the purchase, ownership and disposal of the Holdco Shares or the purchase, ownership, exercise and disposal of the Holdco Public Warrants.

Residency

A Shareholder or holder of Holdco Public Warrants will not become resident, or deemed resident, in the Netherlands for tax purposes by reason only of holding the Holdco Shares or Holdco Public Warrants.

THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS

This section of the proxy statement/prospectus describes the material provisions of the Transaction Agreement, but does not purport to describe all of the terms of the Transaction Agreement. The following summary is qualified in its entirety by reference to the complete text of the Transaction Agreement, which is attached as Annex A and Annex A-1 hereto. You are urged to read carefully the Transaction Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Transaction Agreement are governed by the specific language of the Transaction Agreement, and not this summary.

The Transaction Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Transaction Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Transaction Agreement. The representations, warranties and covenants in the Transaction Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Holdco, Pace, Playa and New Pace do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Transaction Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Transaction Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Holdco, Pace, Playa or New Pace or any other matter.

General Description of the Transaction Agreement

On December 13, 2016, Pace entered into the Transaction Agreement with Holdco, Playa and New Pace. Pursuant to the Transaction Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein, (i) Pace will enter into a warrant agreement with Pace Sponsor, pursuant to which it will issue certain warrants to acquire Class A Shares, which warrants will, pursuant to the Pace Merger, be exchanged for certain warrants to acquire Holdco Shares, in each case, upon the occurrence of certain events; (ii) Pace will enter into the Securities Purchase Agreements with the Playa Preferred Shareholders; (iii) Pace Sponsor entered into the Sponsor Letter Agreement, pursuant to which it will surrender for no consideration 3,750,000 Class F Shares and 7,333,333 Private Placement Warrants; (iv) Pace Sponsor and the other holders of Class F Shares entered into a waiver agreement, pursuant to which such holders agreed to waive any adjustment to the conversion ratio set forth in Pace’s Articles of Association resulting from the Private Placement; (v) Pace will merge with and into New Pace, with New Pace being the surviving company in such merger; (vi) Holdco, as Pace’s successor in interest under the Securities Purchase Agreements with the Playa Preferred Shareholders following the consummation of the Pace Merger, will acquire all of the Playa Preferred Shares from the Playa Preferred Shareholders; and (vii) Playa will merge with and into Holdco, with Holdco being the surviving company in such merger. The effect of the foregoing would replicate the economics of a merger of Pace and Playa, and result in Holdco becoming the ultimate parent company to New Pace (following the Playa Merger) and Playa’s direct and indirect subsidiaries.

The Pace Merger will become effective at the time that the plan of merger with respect to the Pace Merger and all other ancillary documents required in connection with the Pace Merger are filed and accepted by the Registrar of Companies of the Cayman Islands (the “Pace Merger Effective Time”). At the Pace Merger Effective Time, (i) each unit will be cancelled in exchange for consideration consisting of (A) the right to receive one validly issued, fully paid and non-assessable New Pace Class A Share, which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco, and (B) on substantially equivalent terms and conditions as the public warrants, one New Pace Public Warrant, which warrant shall be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one Holdco Public Warrant on substantially equivalent terms and conditions as the New Pace Public Warrants; (ii) each Class A Share will be converted into the right to receive one validly issued, fully paid and non-assessable New Pace Class A Share, which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco; (iii) each Founder Share will be converted into the right to receive one validly issued, fully paid and non-assessable New Pace Class F Share, which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco; (iv) each Pace public warrant will be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the public warrants, one New Pace Public Warrant, which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one Holdco Public Warrant on substantially the terms and conditions as the New Place Public Warrants; (v) each Private Placement Warrant will be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Private Placement Warrants, one New Pace Private Placement Warrant, which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one Holdco Private Placement Warrant on substantially equivalent terms and conditions as the New Pace Private Placement Warrants; and (vi) each Pace Earnout Warrant will, immediately after the Pace Merger and prior to the consummation of the Playa Merger, be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Pace Earnout Warrants, one warrant to acquire Holdco Shares (the “Holdco Earnout Warrants”).

The Playa Merger will become effective at midnight (24:00 hours) CET on the date of execution of the notarial deed of merger effecting the Playa Merger (the “Playa Merger Effective Time”). At the Playa Merger Effective Time, (i) each Playa Common Share issued and outstanding immediately prior to the Playa Merger Effective Time will (A) be exchanged for the number of validly issued, fully paid and non-assessable Holdco Shares calculated in accordance with the principles set forth in the Transaction Agreement, (B) entitle the holder thereof to receive the number of Holdco Private Placement Warrants calculated in accordance with the principles set forth in the Transaction Agreement and (C) entitle the holder thereof to receive the number of Playa Earnout Warrants calculated in accordance with the principles set forth in the Transaction Agreement; and (ii) the consideration to be paid to the Playa Preferred Shareholders in connection with the Playa Preferred Share Acquisition will be calculated based on an aggregate amount equal to $8.40 for each outstanding Playa Preferred Share (plus accrued and unpaid dividends through December 31, 2016), for an aggregate consideration value of approximately $346,000,000 (which includes accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016), plus any additional arrearages and additional accrued but unpaid dividends thereon after December 31, 2016 through the closing of the Business Combination, subject to adjustment, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the Securities Purchase Agreement entered into with HI Holdings Playa which, following the Playa Preferred Share Acquisition, will be held by Holdco as Pace’s successor in interest under the Securities Purchase Agreements.

Structure of the Business Combination

In connection with the closing of the Business Combination contemplated by the Transaction Agreement, the parties will undertake the following transactions:

•	the issuance by Pace of the Pace Earnout Warrants to Pace Sponsor;

•	the issuance by Holdco of Holdco Shares to Pace, the conversion of Holdco into a Dutch public limited liability company (naamloze vennootschap) and the amendment of the articles of association of Holdco;

•	the Pace Merger;

•	the distribution by New Pace to Holdco of an amount equal to the sum of (x) the aggregate amount of cash held by New Pace at such time and (y) the aggregate amount paid by the Private Placement Investors pursuant to and in accordance with the Subscription Agreements (the “Distribution”); and

•	the acquisition of all of the Playa Preferred Shares from the Playa Preferred Shareholders by Holdco, as Pace’s successor in interest under the Securities Purchase Agreements, in consideration for an aggregate amount calculated based on an aggregate amount equal to $8.40 for each outstanding Playa Preferred Share (plus any arrearages and accrued and unpaid dividends thereon through December 31, 2016), for an aggregate consideration value equal to approximately $346,000,000 (which includes accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016), plus any additional arrearages and additional accrued but unpaid dividends thereon after December 31, 2016 through the closing of the Business Combination, subject to, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, adjustment if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the Securities Purchase Agreement entered into with HI Holdings Playa.

As a result of the foregoing transactions, all of the Playa Common Shares will then be owned by the Playa Common Shareholders and all of the Playa Preferred Shares will then be owned by Holdco. Following the consummation of the foregoing transactions, the Playa Merger will be effected. The Playa Merger Effective Time will be at midnight (24:00) hours CET on the date of execution of the notarial deed of merger effecting the Playa Merger. At the Playa Merger Effective Time, (i) each Playa Common Share issued and outstanding immediately prior to the Playa Merger Effective Time will (A) be exchanged for the number of validly issued, fully paid and non-assessable Holdco Shares calculated in accordance with the principles set forth in the Transaction Agreement, (B) entitle the holder thereof to receive the number of Holdco Private Placement Warrants calculated in accordance with the principles set forth in the Transaction Agreement and (C) entitle the holder thereof to receive the number of Playa Earnout Warrants calculated in accordance with the principles set forth in the warrant agreements to be executed by Holdco and the holders of Playa Common Shares as of immediately prior to closing; (ii) the consideration to be paid to the Playa Preferred Shareholders in connection with the Playa Preferred Share Acquisition will be calculated based on an aggregate amount equal to $8.40 for each outstanding Playa Preferred Share (plus any arrearages and accrued and unpaid dividends thereon through December 31, 2016), for an aggregate consideration value of approximately $346,000,000 (which includes accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016), plus any additional arrearages and additional accrued but unpaid dividends thereon after December 31, 2016 through the closing of the Business Combination, subject to adjustment, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the Securities Purchase Agreement entered into with HI Holdings Playa which, following the Playa Preferred Share Acquisition, will be held by Holdco as Pace’s successor in interest under the Securities Purchase Agreements.

Consideration Payable to Playa Shareholders in the Business Combination

Subject to the terms and conditions of the Transaction Agreement, the consideration to be paid to the Playa Preferred Shareholders in connection with the Playa Preferred Share Acquisition will be calculated based on an aggregate amount equal to $8.40 for each outstanding Playa Preferred Share (plus any arrearages and accrued and unpaid dividends thereon through December 31, 2016) , for an aggregate consideration value equal to approximately $346,000,000 (which includes accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016), plus any additional arrearages and additional accrued but unpaid dividends thereon after December 31, 2016 through the closing of the Business Combination, subject to adjustment, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the Securities Purchase Agreement entered into with HI Holdings Playa.

Subject to the terms and conditions of the Transaction Agreement, the consideration to be paid to the Playa Common Shareholders in connection with the Playa Merger will consist of: (i) Holdco Shares, (ii) Holdco Private Placement Warrants and (iii) Playa Earnout Warrants.

Consideration to Pace Shareholders and Warrant Holders in the Business Combination

Subject to the terms and conditions of the Transaction Agreement, the consideration to be paid to the Pace shareholders in connection with the Pace Merger will consist of: (i) Holdco Shares, (ii) Holdco Private Placement Warrants, (iii) Holdco Public Warrants and (iv) Holdco Earnout Warrants. The number of Holdco Shares, Holdco Private Placement Warrants, Holdco Public Warrants and Holdco Earnout Warrants to be received by the Pace shareholders will be determined as follows:

•	each Pace unit will be cancelled in exchange for consideration consisting of (A) the right to receive one validly issued, fully paid and non-assessable New Pace Class A Share, which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco, and (B) on substantially equivalent terms and conditions as the public warrants, one New Pace Public Warrant, which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one Holdco Public Warrant on substantially equivalent terms and conditions as the New Pace Public Warrants;

•	each Class A Share will be converted into the right to receive one validly issued, fully paid and non-assessable New Pace Class A Share, which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco;

•	each Founder Share will be converted into the right to receive one validly issued, fully paid and non-assessable New Pace Class F Share, which will be issued to the exchange agent and, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one validly issued, fully paid and non-assessable Holdco Share to be issued to the exchange agent against a contribution in kind to Holdco;

•	each Pace public warrant will be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the public warrants, one New Pace Public Warrant, which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one Holdco Public Warrant on substantially the terms and conditions as the New Place Public Warrants;

•	each Private Placement Warrant will be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Private Placement Warrants, one New Pace Private Placement Warrant, which warrant will be, immediately after the Pace Merger and prior to the consummation of the Playa Merger, exchanged for one Holdco Private Placement Warrant on substantially equivalent terms and conditions as the New Pace Private Placement Warrants; and

•	each Pace Earnout Warrant will, immediately after the Pace Merger and prior to consummation of the Playa Merger, be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Pace Earnout Warrants, one Holdco Earnout Warrant.

Immediately following the Pace Merger Effective Time, the exchange agent, acting as exchange agent and solely for the account and benefit of the former holders of Class A Shares and Founder Shares, will contribute, for the account and benefit of the former holders of Class A Shares and Founder Shares, all of the issued and outstanding New Pace Class A Shares and New Pace Class F Shares that were issued to the exchange agent, as a contribution in kind and, in consideration of these contributions in kind, Holdco will issue and deliver to the exchange agent an equivalent number of Holdco Shares for the account and benefit of the former holders of Class A Shares and Founder Shares.

Material Adverse Effect

Under the Transaction Agreement, certain representations and warranties of Playa are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations or warranties has occurred. Pursuant to the Transaction Agreement, a Playa “Material Adverse Effect” (which is referred to in the Transaction Agreement as a “Company Material Adverse Effect” and is referred to in this proxy statement/prospectus as a “Playa Material Adverse Effect”) means any occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Playa and its subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of Playa to consummate the transactions contemplated by the Transaction Agreement; provided, however, that in no event will any of the following constitute a “Company Material Adverse Effect”: (i) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States, the markets where Playa and its subsidiaries operate or worldwide capital markets; (ii) any occurrence, condition, change, development, event or effect that affects the industries in which Playa and its subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (iii) the outbreak or escalation of hostilities, the declaration of a national emergency or war, the issuance of health advisories or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (iv) any change in applicable law, or the interpretation or enforcement policy thereof after the date hereof; (v) any occurrence, condition, change, development, event or effect resulting from the announcement or pendency of the transactions contemplated by the Transaction Agreement (provided that, this clause (v) will not be applicable with respect to Playa’s representations and warranties in Section 3.1(c)(ii) of the Transaction Agreement and to the extent related thereto, the condition in Section 6.2(a) of the Transaction Agreement); and (vi) any change in accounting requirements or principles imposed upon Playa, its subsidiaries or their respective businesses after December 13, 2016; provided that the exceptions in clauses (i) through (iv) will only apply so long as Playa and/or its subsidiaries are not, or would not reasonably be expected to be, adversely affected in a disproportionate manner relative to other participants in the markets or industries in which Playa and its subsidiaries operate.

Under the Transaction Agreement, certain representations and warranties of Pace are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations or warranties has occurred. Pursuant to the Transaction Agreement, a Pace “Material Adverse Effect” (which is referred to in the Transaction Agreement as a “Parent Material Adverse Effect” and is referred to in this proxy statement/prospectus as a “Pace Material Adverse Effect”) means any occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Pace and its subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of Pace to consummate the transactions contemplated by the Transaction Agreement; provided, however, that in no event will any of the following constitute a “Parent Material Adverse Effect”: (i) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (ii) any occurrence, condition, change, development, event or effect that affects the industries in which Pace and its subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (iv) any change in applicable law, or the interpretation or enforcement policy thereof; (v) any occurrence, condition, change, development, event or effect resulting from the announcement or pendency of the transactions contemplated by the Transaction Agreement (provided that, this clause (v) will not be applicable with respect to Pace’s representations and warranties in Section 3.2(c)(ii) of the Transaction Agreement and to the extent related thereto, the condition in Section 6.3(a) of the Transaction Agreement); and (vi) any change in accounting requirements or principles imposed upon Pace, its subsidiaries or their respective businesses after December 13, 2016; provided that the exceptions in clauses (i) through (iv) will only apply so long as Pace and/or its subsidiaries are not, or would not reasonably be expected to be, adversely affected in a disproportionate manner relative to other participants in the markets or industries in which Pace and its subsidiaries operate.

Closing and Effective Time of the Business Combination

General

The closing of the Business Combination is expected to take place remotely by the exchange of closing deliverables and the taking of the closing actions contemplated by the Transaction Agreement at midnight (24:00 hours) CET on the date of execution of the notarial deed of merger by Playa and Holdco (except in the case of the payments contemplated by the Transaction Agreement, which shall be made as promptly as practicable after such time), which shall occur on the third business day after the satisfaction (or waiver in accordance with the Transaction Agreement) of the last to occur of the conditions to closing, unless another date or place is agreed to in writing by the parties, but in no event shall closing occur before March 10, 2017 unless the parties agree otherwise.

Pace Earnout Warrants

Concurrently with the execution of the Transaction Agreement, Pace entered into a warrant agreement with respect to the Pace Earnout Warrants. Pursuant to such warrant agreement, Pace Sponsor will, from and after such time as common shares of Pace or its successor or assign are listed on the NASDAQ, have the right to acquire 2,000,000 common shares of Pace or its successor or assign if the price per common share of the issuer of the warrant agreement on the NASDAQ (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative sources manually selected by the parties) as of 4:00 p.m., New York, New York time, is greater than $13.00 (as adjusted for stock splits and reverse stock splits) for a period of more than twenty days out of thirty consecutive trading days after the closing date but within five years after the closing date.

Effective Time and Effect of Pace Merger

Pace will enter into the Securities Purchase Agreements with each of the Playa Preferred Shareholders. Prior to the closing of the Business Combination and before the consummation of the Playa Merger, Pace and New Pace will enter into an agreement and plan of merger, which will set out the terms and conditions for effecting the Pace Merger and will appoint and engage an exchange agent for the purpose of the exchanges described in “—Consideration to Pace Shareholders and Warrant Holders in the Business Combination” above. The Pace Merger Effective Time will be at the time that the plan of merger with respect to the Pace Merger and all other ancillary documents required in connection with the Pace Merger are filed and accepted by the Registrar of Companies of the Cayman Islands. At the Pace Merger Effective Time, Pace shareholders will receive the amount and kind of consideration set forth in “—Consideration to Pace Shareholders and Warrant Holders in the Business Combination” above.

Distribution

Immediately following the consummation of the Pace Merger, the board of directors of New Pace will adopt resolutions authorizing the Distribution to Holdco.

Playa Preferred Share Acquisition

Prior to the closing of the Business Combination and following the consummation of the Pace Merger, Holdco, as Pace’s successor in interest under the Securities Purchase Agreements, will acquire from the Playa Preferred Shareholders all of the Playa Preferred Shares in consideration for an aggregate amount equal to $8.40 for each outstanding Playa Preferred Share plus arrearages and the amount of any accrued but unpaid dividends thereon, subject to, in the case of the acquisition of Playa Preferred Shares from HI Holdings Playa, adjustment if any of the Playa Preferred Shares are converted into Playa Common Shares following the date of the Transaction Agreement pursuant to the securities purchase agreement entered into with HI Holdings Playa.

Playa Earnout Warrants

At the closing of the Business Combination and following the consummation of the Pace Merger, Holdco will enter into warrant agreements with respect to the Playa Earnout Warrants. Pursuant to such warrant agreements, the holders of Playa Common Shares as of immediately prior to closing will, from and after such time as Holdco Shares are listed on the NASDAQ, have the right to acquire, in the aggregate, ratably based upon the outstanding Playa Common Shares they own as of the closing, 1,000,000 Holdco Shares if the price per Holdco Share on the NASDAQ (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative sources manually selected by the parties) as of 4:00 p.m., New York, New York time is greater than $13.00 (as adjusted for stock splits and reverse stock splits) for a period of more than twenty days out of thirty consecutive trading days after the closing date but within five years after the closing date.

Effective Time and Effect of Playa Merger

Prior to the closing of the Business Combination and following the consummation of the Pace Merger, Playa and Holdco will enter into a plan of merger and, at the closing of the Business Combination, Playa and Holdco will enter into a notarial deed of merger, pursuant to which, following the Pace Merger and Playa Preferred Share Acquisition, the Playa Merger will be effected. The Playa Merger Effective Time will be at midnight (24:00) hours CET on the date of execution of the notarial deed of merger effecting the Playa Merger. At the Playa Merger Effective Time, (i) Playa Common Shares held by the Playa Common Shareholders will be exchanged for (A) Holdco Shares, (B) Holdco Private Placement Warrants and (C) Playa Earnout Warrants, and (ii) Playa Preferred Shares held by Holdco, as Pace’s successor in interest under the Securities Purchaser Agreements, will lapse without conversion thereof and no cash or other consideration will be delivered or deliverable in exchange therefor.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of Playa, Pace, Holdco and New Pace to consummate the transactions contemplated by the Transaction Agreement, including the Business Combination, are subject to the satisfaction, or written waiver by both Playa and Pace, of each of the following conditions:

•

there must not be in effect any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) by a governmental entity of competent jurisdiction enjoining, restraining or otherwise prohibiting the consummation of the Business Combination, any creditor opposition proceedings that have been timely initiated in relation to the Business

Combination which have subsequently not been revoked or dismissed, or any law or regulations that make the consummation of the Business Combination illegal or otherwise prohibited;

•	the waiting period for approval under the HSR Act shall have expired or such approval shall have otherwise been obtained;

•	approval from the Mexican Antitrust Commission (Comisión Federal de Competencia Económica) must have been obtained;

•	the required vote of Pace’s shareholders to approve the Business Combination Proposal and the Pace Merger Proposal must have been obtained, the shareholders of Playa must have adopted and approved the Transaction Agreement and both Pace’s shareholders and Playa’s shareholders must have approved any other proposals reasonably agreed upon to complete the Business Combination;

•	this proxy statement/prospectus must have become effective in accordance with the Securities Act and no stop order issued by the SEC may be in effect or threatened;

•	the amount in the Trust Account and the proceeds from the Private Placement and the Playa Employee Offering, if any, must equal or exceed $375,000,000 (subject to reduction to an amount no less than $325,000,000 in connection with any Hyatt Preferred Share Adjustment); and

•	Pace must have at least $5,000,001 of net tangible assets remaining.

Conditions to Pace, Holdco and New Pace’s Obligations

The obligations of Pace, Holdco and New Pace to effect the Business Combination are subject to fulfillment, on or prior to the closing date, of each of the following conditions (any or all of which may be waived in writing by Pace):

•	the representations and warranties of Playa, in most instances disregarding qualifications contained therein relating to materiality or Playa Material Adverse Effect, must be true and correct as of the closing date as if made on and as of the closing date (or, if given as of a specified date, as of such specified date), except where the failure of such representations and warranties of Playa to be so true and correct would not be reasonably likely to have a Playa Material Adverse Effect;

•	Playa must have performed and complied in all material respects with all obligations required to be performed or complied with by Playa under the Transaction Agreement at or prior to closing;

•	Pace must have received a certificate executed by the chief executive officer or chief financial officer of Playa, dated as of the closing date, confirming that the conditions set forth in the two immediately preceding bullet points have been satisfied; and

•	Playa must have executed and delivered copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered to Pace by Playa pursuant to the terms of the Transaction Agreement.

Conditions to Playa’s Obligations

The obligations of Playa to effect the Business Combination are subject to fulfillment, on or prior to the closing date, of each of the following conditions (any or all of which may be waived in writing by Playa):

•	the representations and warranties of Pace, Holdco and New Pace, in most instances disregarding qualifications contained therein relating to materiality or Pace Material Adverse Effect, must be true and correct as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties of Pace, Holdco or New Pace to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Pace Material Adverse Effect;

•	Pace, Holdco and New Pace must have performed and complied in all material respects with all obligations required to be performed or complied with by it under the Transaction Agreement at or prior to closing;

•	Playa must have received a certificate executed by the chief executive officer or chief financial officer of Pace, dated as of the closing date, confirming that the conditions set forth in the two immediately preceding bullet points have been satisfied;

•	the Holdco Shares to be issued pursuant to the Transaction Agreement shall have been approved for listing on NASDAQ; and

•	Pace must have executed and delivered copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered to Playa by Pace pursuant to the terms of the Transaction Agreement.

Representations and Warranties

Under the Transaction Agreement, Playa made customary representations and warranties relating to: organization, standing and power; capital structure; authority, no violations and consents and approvals; information supplied; absence of certain changes and events; financial statements and no undisclosed liabilities; absence of defaults; compliance with applicable laws; international trade matters; anti-corruption matters; litigation; taxes; compensation and benefits; labor matters; intellectual property; owned and leased real properties; environmental matters; insurance; affiliate transactions; brokers; and certain contracts and arrangements.

Under the Transaction Agreement, Pace, Holdco and New Pace made customary representations and warranties relating to: organization, standing and power; capital structure; authority, no violations and consents and approvals; SEC documents; information supplied; absence of certain changes and events; absence of defaults; compliance with applicable laws; litigation; certain contracts and arrangements; listing of the Class A Shares; the Trust Account; absence of business conduct with respect to Pace, Holdco and New Pace; absence of indebtedness; absence of employees; absence of real property; brokers; and taxes.

Covenants of the Parties

Covenants of Playa

Playa made certain covenants under the Transaction Agreement, including, among others, the following:

•	Subject to certain exceptions, prior to the effective time of the Business Combination, Playa will:

•	conduct its businesses in the ordinary course and shall use reasonable best efforts to preserve its present business organization and material permits, maintain all of the assets and properties of, or used by, it and its subsidiaries, in all material respects, in their current condition, ordinary wear and tear excepted, retain its current officers and key employees, and preserve its relationships with its key customers and suppliers, including to the extent necessary to preserve its goodwill and ensure that its and its subsidiaries’ ongoing business shall not be impaired in any material respect;

•	except for transactions solely among Playa and its subsidiaries, Playa will not and will not permit any of its subsidiaries to after December 31, 2016 (other than with respect to dividends accrued and accruing on the Playa Preferred Shares): (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in (other than in relation to the Playa Preferred Shares), Playa or its subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, Playa; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in, Playa, except as contemplated by any existing director compensation plan, employee benefit plan or employment agreement of Playa;

•	not amend or propose to amend Playa’s articles of association and will not permit any of its subsidiaries to amend or propose to amend its certificate of incorporation or bylaws or other similar organizational documents;

•	not, and will not permit any of its subsidiaries to, (i) merge, consolidate, combine or amalgamate with any person, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any person other than Playa or any wholly owned subsidiary or joint venture investment of Playa except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, in each case (A) existing as of the date of the Transaction Agreement or (B) in the ordinary course of business consistent with past practice and not in excess of $1,000,000 individually or $10,000,000 in the aggregate;

•	not, and will not permit any of its subsidiaries to, sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, any portion of its assets or properties, other than any sale, lease or disposition in the ordinary course of business consistent with past practice or pursuant to certain existing agreements;

•	not, and will not permit any of its subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

•	will not, and will not permit any of its subsidiaries to, change in any material respect their material accounting methods or policies, except as required under applicable U.S. accounting policies;

•	will not (i) except in the ordinary course of business consistent with past practice, make or rescind any material express or deemed election or change any annual accounting period or method of accounting relating to taxes, (ii) except in the ordinary course of business consistent with past practice, amend any tax return or take any position on any tax return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the tax liability or materially reducing any tax asset of the Pace, Holdco, or New Pace in respect of any post-closing tax period or (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

•	will not, and will not permit its subsidiaries to, enter into or amend any contract, agreement or commitment with any former or present director or officer of Playa or any of its subsidiaries or with any affiliate of any of the foregoing;

•	will not, and will not permit any of its subsidiaries to after December 31, 2016 (other than draws under its existing credit agreement: (i) incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or rights to acquire any debt securities of Playa or any of its subsidiaries or guarantee any debt securities of another person (other than draws under Playa’s Senior Secured Credit Facility or incurred in the ordinary course of business) or (ii) except in the ordinary course of business consistent with past practice, create any material encumbrances on any material property or assets of Playa or any of its subsidiaries other than permitted encumbrances;

•	will not, and will not permit any of its subsidiaries to, enter into, modify, amend or terminate any lease, except in the ordinary course of business consistent with past practice;

•	will not, and will not permit its subsidiaries to, settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to Playa or any of its subsidiaries, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event (i) do not exceed, in any individual case, $1,000,000 and (ii) would not prohibit or materially restrict Playa or its subsidiaries from operating their respective businesses as currently conducted;

•	will not, and will not permit any of its subsidiaries to, pay or reimburse the selling equityholders for any costs or expenses incurred by the selling equityholders arising out of the negotiation and preparation of the Transaction Agreement and the other ancillary documents contemplated by the Transaction Agreement; and

•	not, after the date of the Transaction Agreement until the earlier of the closing and the termination of the Transaction Agreement and will cause its subsidiaries not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to, any person (other than Pace, its subsidiaries and their respective representatives) or other entity or group, concerning any proposal, transaction or offer proposal to acquire equity interests in Playa or its subsidiaries or all or any material portion of the assets of Playa or its subsidiaries or any transaction involving a change in ownership, or a debt or equity financing, of Playa (“Alternative Proposal”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any non-public information with respect to any Alternative Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Proposal.

Covenants of Pace

Pace made certain covenants under the Transaction Agreement, including, among others, the following:

•	Subject to certain exceptions, prior to the effective time of the Business Combination, Pace shall:

•	conduct its businesses in the ordinary course;

•

except for transactions solely among Pace and its subsidiaries, Pace will not and will not permit any of its subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any issued and outstanding shares of, or other equity interests in, Pace or its subsidiaries; (ii) split, combine or reclassify any shares of, or other equity interests in, Pace; or (iii) other than in connection with any ancillary agreements or as otherwise required by Pace’s organizational documents in order to consummate the transactions contemplated by the Transaction Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of, or other equity interests in, Pace, except as required by the terms of any shares of, or other equity interests in, Pace or any of its subsidiaries outstanding on the date of the Transaction Agreement or as contemplated by any existing director compensation plan, employee benefit plan or employment agreement of Pace;

•	will not, and will not permit any of its subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares of, or other equity interests in, Pace or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests;

•	other than pursuant to the Transaction Agreement, will not amend or propose to amend the organizational documents of Pace and shall not permit any of its subsidiaries to amend or propose to amend its organizational documents;

•	will not, and will not permit any of its subsidiaries to, (i) merge, consolidate, combine or amalgamate with any person other than another wholly owned subsidiary of Pace; (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or (iii) make any loans, advances or capital contributions to, or investments in, any person other than Pace or any wholly owned subsidiary;

•	will not amend the trust agreement or any other agreement related to the trust account;

•	will not, and will not permit any of its subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

•	will not, and will not permit any of its subsidiaries to, change in any material respect their material accounting methods or policies, except as required under applicable U.S. accounting policies;

•	and will cause its subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice;

•	will not enter into or amend any contract, agreement or commitment with any former or present director or officer of Pace or any of its subsidiaries or with any affiliate of any of the foregoing persons;

•	will not, and will not permit any of its subsidiaries to, (i) incur, create or assume any indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such indebtedness of another person or issue or sell any debt securities or rights to acquire any debt securities of Pace or any of its subsidiaries or guarantee any debt securities of another person; or (ii) create any material encumbrances on any material property or assets of Pace or any of its subsidiaries in connection with any indebtedness thereof other than permitted encumbrances; and

•

will not, after the date of the Transaction Agreement until the earlier of the closing and the termination of the Transaction Agreement and will cause its affiliates not to directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any person concerning any Business Combination Proposal; (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any Business Combination Proposal; or (iii) commence, continue or renew any due diligence investigation regarding any Business Combination Proposal.

Securities Law Filings and Listing Applications

Pace and Playa agreed that Pace and Playa will cause Holdco to file with the SEC, this registration statement on Form S-4 relating to the transactions contemplated by the Transaction Agreement. Both Pace and Playa agreed to use their reasonable best efforts to: (i) cause this registration statement to comply in all material respects with the applicable rules and regulations set out by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have this registration statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) keep this registration statement effective until closing of the Transaction Agreement in order to permit the consummation of the transactions contemplated by the Transaction Agreement.

Antitrust and Other Regulatory Approvals

As promptly as practicable following the execution of the Transaction Agreement, but no later than 20 business days following the date of the Transaction Agreement, the parties are required to make all pre-merger notification filings required under the HSR Act, as well as any filings required to obtain approval from the Mexican Antitrust Commission (Comisión Federal de Competencia Económica).

Survival of Representations and Warranties; Indemnification

The representations and warranties given by Playa to Pace, Holdco and New Pace, and the representations and warranties given by Pace, Holdco and New Pace to Playa, will generally terminate and be of no further force and effect as of the effective time of the Playa Merger and any liability for breach or violation thereof will generally terminate absolutely.

Consent Solicitation

Playa agreed to, as promptly as practicable following the date of the Transaction Agreement, use its reasonable best efforts to commence a consent solicitation under the Indenture to amend the Indenture to exclude the transactions contemplated under the Transaction Agreement from triggering a “Change of Control” (as defined in the Indenture). The form and substance of any amendments to the Indenture must be mutually agreed by Playa and Pace and will take effect as promptly as practicable following receipt of the required consents of noteholders under the Indenture and become operative immediately prior to closing of the Business Combination. Playa will pay any consent fee as contemplated by the consent solicitation.

Termination

The Transaction Agreement may be terminated and the Business Combination may be abandoned any time prior to the closing, whether before or after shareholder approval of the Transaction Agreement, as follows:

•	by mutual written consent of Playa and Pace;

•	by either Playa or Pace:

•	if (i) any governmental entity having jurisdiction over any party to the Transaction Agreement shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any law that makes consummation of the transactions contemplated under the Transaction Agreement illegal or otherwise prohibited; provided, however, that the right to terminate the Transaction Agreement shall not be available to any party whose failure to fulfill any obligation or condition under Transaction Agreement proximately caused certain conditions set forth in the Transaction Agreement to not be or not be able to be satisfied on or prior to the Closing, or (ii) the Pace shareholder approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the Pace shareholders meeting;

•	if the Business Combination shall not have been consummated by March 31, 2017 (“Termination Date”); provided, however, that if the registration statement (i) has not been declared effective by the SEC by March 31, 2017, then the Termination Date may be extended by mutual written consent of Playa and Pace and (ii) has been declared effective by the SEC by March 31, 2017, then the Termination Date shall be automatically extended to April 21, 2017; or

•	in the event of a breach by the other party of any representation or warranty, covenant or other agreement contained in the Transaction Agreement which (i) would give rise to the failure of a condition to Playa’s or Pace’s obligation to close the Transaction, as applicable, and (ii) cannot be cured by the earlier of 30 days after the giving of written notice to the breaching party of such breach and the Termination Date (“Terminable Breach”); provided, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in the Transaction Agreement; or

•	by Playa if the Pace Board shall have publicly withdrawn, modified or changed, in any manner that is adverse to Playa, its approval or recommendation to the shareholders of Pace with respect to any of the transitions proposed pursuant to the Transaction Agreement.

Expenses

Under the Transaction Agreement, unless otherwise provided, each party to the Transaction Agreement will pay its own expenses incident to preparing for entering into and carrying out the Transaction Agreement and the consummation of the transactions contemplated thereby. Notwithstanding the foregoing, (i) if Pace terminates the Transaction Agreement due to a breach of the Transaction Agreement by Playa (which breach would give rise to a failure of a condition to Pace’s obligation to close) and Playa enters into a transaction within 120 days of the termination date, then Playa will pay to Pace 75% of the Pace transaction expenses up to a maximum of $3,750,000; (ii) if (A) Playa terminates the Transaction Agreement due to (x) a breach of the Transaction Agreement by Pace (which breach would give rise to a failure of a condition to Playa’s obligation to close) or (y) a withdrawal or change by the Pace board of its recommendation, and (B) Pace consummates a business combination within 120 days of the termination date, then Pace will pay to Playa 75% of the Playa transaction expenses up to a maximum of $3,750,000; and (iii) the Transaction Agreement provides that Holdco will pay any transfer, documentary, sales, use, stamp, registration and other similar taxes and fees incurred in connection with the Business Combination. If the Transaction Agreement is terminated in a scenario where an expense reimbursement is payable, then the expense reimbursement will be the parties’ sole and exclusive remedy.

Transfer Taxes

The Transaction Agreement provides that Holdco will pay any transfer, documentary, sales, use, stamp, registration and other similar taxes and fees incurred in connection with the Business Combination.

Further Assurances

Each of Playa, Pace, Holdco, and New Pace will use their commercially reasonable efforts (except where a different efforts standard is specifically contemplated by the Transaction Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Transaction Agreement.

At any time and from time to time after the closing of the Business Combination, at a party’s reasonable request and without further consideration, the other parties will execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as required in order to consummate the transactions contemplated by the Transaction Agreement.

From the date of the Transaction Agreement until the earlier of the termination of the Transaction Agreement in accordance with its terms and the closing of the Business Combination, Playa will give prompt notice to Pace, Holdco and New Pace, and Pace, Holdco and New Pace will give prompt notice to Playa, of (i) any notice or other communication received by such party from any governmental entity in connection with the transactions contemplated by the Transaction Agreement or from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Transaction Agreement, (ii) any actions, suits, claims, investigations or other legal proceeding commenced or threatened against, relating to or involving or otherwise affecting such party or its subsidiaries which relate to the transactions contemplated by the Transaction Agreement, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused any representation or warranty made by such party contained in the Transaction Agreement to be untrue or inaccurate in any material respect, and (iv) any failure of such party to comply with or satisfy, in all material respects, any covenant or agreement to be complied with or satisfied by it thereunder.

Choice of Law; Specific Performance

The Transaction Agreement, and any claim or cause of action thereunder based upon, arising out of or related to the Transaction Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of the Transaction Agreement, is governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof; provided, that the Playa Merger and the organizational documents of Holdco as the surviving company in the Playa Merger, such as the Holdco Articles of Association, the Holdco Board Rules and charters of standing committees, will be governed by Dutch law.

In the event of any breach or threatened breach by Playa, on the one hand, or Pace, Holdco or New Pace, on the other hand, of any of their respective covenants or obligations set forth in the Transaction Agreement, Playa, on the one hand, or Pace, Holdco or New Pace, on the other hand, are entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of the Transaction Agreement, and to specifically enforce the terms and provisions of the Transaction Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the Transaction Agreement, in addition to any other remedy to which it is entitled at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of the Transaction Agreement or to enforce specifically the terms and provisions of this Agreement are not required to provide any bond or other security in connection with any such order or injunction.

Amendments

The Transaction Agreement may be amended only by a written instrument signed (including by electronic means) by Pace, Playa, Holdco and New Pace, except that no amendment may be made which by law would require the approval by the shareholders of Pace or Playa (in addition to the approval of the Pace shareholders contemplated by this proxy statement/prospectus) without first obtaining such further approval.

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Transaction Agreement, which are referred to herein as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. A form of the Shareholder Agreement is attached hereto as Annex D, a form of the Registration Rights Agreement is attached hereto as Annex E and a form of the Subscription Agreements is attached hereto as Annexes F-1 and F-2. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Extraordinary General Meeting.

Shareholder Agreement

Pursuant to the Transaction Agreement and at or prior to the closing of the Business Combination, Holdco, Pace Sponsor, HI Holdings Playa and Cabana will enter into a Shareholder Agreement that will be effective as of the closing of the Business Combination. The Shareholder Agreement provides that the Holdco Board, as of the closing of the Business Combination, will be comprised of ten directors, consisting of nine non-executive directors and Bruce W. Wardinski, as the initial CEO Director. As of the closing of the Business Combination, three of the non-executive directors will be designated by Pace Sponsor (at least one of whom will not be employed by, or have any other material financial relationship with, the Pace Sponsor or any of its affiliates) (each, a “Pace Director”), two of the non-executive directors will be designated by Cabana (each, a “Cabana Director”), and one non-executive director will be designated by Hyatt (the “Hyatt Director”). The Shareholder Agreement will further provide that each of the directors, other than the CEO Director, will be an “Independent Director” within the meaning of the listing rules of NASDAQ. The initial composition the Holdco Board will be as set forth in “Management of Holdco After the Business Combination—Directors.”

Under the Shareholder Agreement, after the expiration of the initial one-year term, Pace, Hyatt and Cabana will have certain rights to designate directors to the Holdco Board.

•	Pace Directors: Pace Sponsor will have the right to designate (i) three directors to the Holdco Board for as long as Pace Sponsor holds more than 7,500,000 Holdco Shares, (ii) two directors to the Holdco Board for as long as Pace Sponsor holds 7,500,000 or fewer but more than 5,625,000 Holdco Shares, and (iii) one director to the Holdco Board for as long as Pace Sponsor holds 5,625,000 or fewer but more than 3,750,000 Holdco Shares.

•	Hyatt Director: HI Holdings Playa will have the right to designate one director to the Holdco Board for as long as Hyatt holds more than 7,500,000 Holdco Shares.

•	Cabana Directors: Cabana will have the right to designate (i) two directors to the Holdco Board for so long as Cabana holds more than 15,000,000 Holdco Shares, and (ii) one director to the Holdco Board for so long as Cabana holds 15,000,000 or fewer but more than 7,500,000 Holdco Shares.

The three remaining directors will be designated by the Holdco Board in accordance with the Holdco Articles of Association.

The Shareholder Agreement provides that Holdco will, subject to certain conditions, designate the respective director designees as provided for above. In addition, each of Pace Sponsor, HI Holdings Playa and Cabana (the “Designating Shareholders”) have agreed to vote to elect the designees of the other shareholder signatories designated in accordance with the Shareholder Agreement to the Holdco Board for the term of the Shareholder Agreement unless such shareholder ceases to hold the minimum number of Holdco Shares needed for such person to be entitled to designate at least one such director.

The Shareholder Agreement also provides that the Holdco Board will at all times maintain a Capital Allocation Committee consisting of one Pace Director, one Cabana Director and the CEO Director. For as long as Pace Sponsor or Cabana is entitled to appoint any director to the Holdco Board, any vacancy on the Capital Allocation Committee resulting from the resignation, removal, or death of the applicable Pace Director or Cabana Director, as applicable, must be promptly filled by the Holdco Board following prompt nomination of such replacement director by Pace Sponsor or Cabana. Any action by the Capital Allocation Committee will require the affirmative vote of two committee members. See “Management of Holdco After the Business Combination—Holdco Board–Board Committees—Capital Allocation Committee” for more information on the purpose, duties and authority of the Capital Allocation Committee.

After the closing of the Business Combination, all provisions of the Shareholder Agreement will terminate on the earlier to occur of (i) the fifth anniversary of the closing date of the Business Combination or, if later, the expiration of the term or the death, resignation or removal of the Pace Directors, Hyatt Director or Cabana Directors, as applicable, appointed at the last shareholder meeting of Holdco held prior to the fifth anniversary of the closing date of the Business Combination and (ii) the expiration of the term or the death, resignation or removal of the Pace Directors, Hyatt Director or Cabana Directors, as applicable, appointed at the last shareholder meeting of Holdco held prior to such date on which no Designating Shareholder is entitled to nominate directors pursuant to the Shareholder Agreement. With respect to each Designating Shareholder, if the ownership of outstanding Holdco Shares by such Designating Shareholder falls below the number of Holdco Shares set forth above, as applicable, required for such Designating Shareholder to be entitled to nominate at least one director, the Shareholder Agreement shall immediately terminate with respect to such Designating Shareholder and such Designating Shareholder shall no longer have any future rights, duties or obligations under the Shareholder Agreement.

Registration Rights Agreement

Certain persons who will be holders of the Holdco Shares immediately after the Playa Merger, including HI Holdings Playa, Cabana, the other shareholders of Playa immediately prior to consummation to the Business Combination, Pace Sponsor, Chad Leat, Robert Suss, Paul Walsh and Kneeland Youngblood (the “Holders”), will be entitled to registration rights pursuant to the Registration Rights Agreement effective as of the closing of the Business Combination. At any time, and from time to time, after the six month anniversary of the closing of the Business Combination, HI Holdings Playa, Cabana or Pace Sponsor may demand that Holdco register for resale some or all of their Holdco Shares for so long as they continue to meet certain ownership thresholds.

If HI Holdings Playa, Cabana or Pace Sponsor intends to distribute the registrable Holdco Shares by means of an underwritten offering, they must so advise Holdco as a part of their demand registration notice. HI Holdings Playa, Cabana and Pace Sponsor also may request that a demand registration be made on a form of registration permitting the offer and sale of registrable securities under Rule 415 of the Securities Act or that the applicable registration statement be filed on Form S-3 if Holdco is eligible to file a registration on Form S-3. Each Holder, together with all permitted transferees of such Holder, are entitled, collectively, to continue to exercise the registration rights under the Registration Rights Agreement until such Holder no longer holds registrable Holdco Shares representing at least $10,000,000 (based on the valuation of Holdco) of the outstanding registrable Holdco Shares, and each exercise of a registration right under Registration Rights Agreement must be with respect to a minimum of $10,000,000 of the outstanding registrable Holdco Shares (or all of the registrable Holdco Shares of such Holder or Holders, if less than $10,000,000 of the outstanding registrable Holdco Shares are held by such Holder or Holders). In addition, all Holders of Holdco Shares party to the Registration Rights Agreement have “piggy-back” registration rights to include such securities in other registration statements filed by Holdco.

The Holders have agreed not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any registrable Holdco Shares or any other securities of Holdco during the applicable lock-up period. The lock-up period occurs, (a) for the 180 calendar days after the closing of the Business

Combination, (b) during the seven calendar days prior to the closing date of the underwritten sale of such securities pursuant to an effective registration statement, except as part of such registration and (c) during such period after the closing date of the underwritten sale of securities pursuant to an effective registration statement as is set by the managing underwriter (not to exceed 90 calendar days), except as part of such registration. In the event the lock-up is waived with respect to any of Mr. Wardinski, HI Holdings Playa, Cabana or Pace Sponsor, the lock-up will also be waived with respect to all such Holders.

The Registration Rights Agreement includes customary indemnification and confidentiality provisions. Holdco will bear the expenses of filing any such registration statements. The Registration Rights Agreement replaces certain provisions of the Investors Agreement dated August 13, 2013, among the investors in Playa prior to the consummation of the Business Combination (the “Investors Agreement”), that survive the termination of the Investors Agreement by its terms upon the closing of the Business Combination.

Subscription Agreements

Concurrently with the execution of the Transaction Agreement, Pace and Holdco entered into the Subscription Agreements, providing an aggregate commitment amount of approximately $50,000,000.

Pursuant to the PHC Subscription Agreements, the PHC Investors agreed to purchase from Pace an aggregate of 1,015,000 Class A Shares at a purchase price of $10.00 per share, or an aggregate of $10,150,000. The PHC Investors may assign their rights under the PHC Subscription Agreements to one or more parties, subject to compliance with the securities laws. The number of Class A Shares the PHC Investors are committed to purchase in the Private Placement will be reduced by the number of shares sold by Holdco in the Playa Employee Offering.

Pursuant to the Investor Subscription Agreements, the Investors agreed to purchase from Pace an aggregate of 3,985,000 Class A Shares at a purchase price of $10.00 per share, and an additional 144,654 Class A Shares in the aggregate in consideration of the payment of the purchase price and the other agreements of the Investors contained therein.

The Class A Shares issued pursuant to the Subscription Agreements will be exchanged for an equivalent number of New Pace Class A Shares, which will immediately be exchanged for an equivalent number of Holdco Shares in the Business Combination. Holdco has agreed to register the resale of such Holdco Shares issued to the Investors pursuant to a registration statement that must be filed within 30 calendar days after the consummation of the Business Combination. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.

The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Business Combination and are conditioned thereon and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Transaction Agreement in accordance with its terms, (ii) the mutual written agreement of the parties and (iii) if any of the conditions to the closing are not satisfied on or prior to the closing date.

The Class A Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

In addition, prior to the consummation of the Business Combination, Holdco intends to offer up to $1,000,000 of Holdco Shares to Playa employees, their family members and persons with business relationships with Playa in the Playa Employee Offering. The offer price in the Playa Employee Offering will equal the effective price per Class A Share paid by investors unaffiliated with Pace in the Private Placement. This offering and any sales of Holdco Shares made pursuant to this offering will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The closing of the Playa Employee Offering is contingent upon, among other things, the closing of the Business Combination and is expected to occur after the closing of the Business Combination. The number of Holdco Shares sold pursuant to the Playa Employee Offering will reduce by an equivalent number of shares the commitment of the PHC Investors to purchase Class A Shares in the Private Placement.

Voting Agreement

Substantially concurrently with the execution of the Transaction Agreement, Playa and Pace entered into a Voting Agreement with Cabana and HI Holdings Playa, pursuant to which, subject to certain limitations, each of Cabana and HI Holdings Playa agreed to exercise all of their rights as shareholders of Playa, including the voting rights attached to all of the shares that they hold in Playa, to approve and support the Business Combination, and take all such actions reasonably requested by Playa and Pace in connection therewith, including by voting their shares in favor the proposed Business Combination at any meeting of Playa’s shareholders or by action by written consent in lieu thereof.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION

The transactions contemplated by the Transaction Agreement, including the Business Combination, are not presently believed to be subject to any additional federal or state regulatory requirement or approval, except for approval of the Mexican Antitrust Commission (Comisión Federal de Competencia Económica).

Competition and Antitrust

General

At any time before or after the consummation of the Business Combination, the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), non-U.S. competition authorities or others could take action under antitrust laws with respect to the Business Combination, including seeking to enjoin consummation of the Business Combination, or to condition approval of the Business Combination on the divestiture of assets of Pace, Playa or their respective subsidiaries or to impose restrictions on the operations of Holdco or its subsidiaries that would apply after the consummation of the Business Combination. Private parties may also bring objections or legal actions under antitrust laws under certain circumstances.

There can be no assurance that the Business Combination will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful. Similarly, there can be no assurance that the antitrust approvals necessary to consummate the Business Combination and the other transactions contemplated by the Transaction Agreement will be obtained or that the granting of these approvals will not involve the imposition of conditions to such consummation. These conditions or changes could result in the conditions to each party’s obligations to consummate the Business Combination not being satisfied prior to the Business Combination end date (which is summarized above in the section entitled “The Transaction Agreement and Related Agreements—Termination” beginning on page 160 of this proxy statement/prospectus) or any extensions thereof, which would give any party to the Transaction Agreement the right to terminate the Transaction Agreement without consummating the Business Combination.

Please see the sections entitled “The Transaction Agreement and Related Agreements—Covenants of the Parties,” “The Transaction Agreement and Related Agreements—Antitrust and other Regulatory Approvals” beginning on page 160 of this proxy statement/prospectus, and “The Transaction Agreement and Related Agreements—Conditions to Closing of the Business Combination—Conditions to Each Party’s Obligations” beginning on page 154 of this proxy statement/prospectus for information concerning Pace’s and Playa’s covenants and closing conditions related to antitrust filings and approvals.

United States Antitrust Clearance

The transactions contemplated by the Transaction Agreement, including the Business Combination, are not presently believed to be subject to reporting under the HSR Act, which prevents transactions meeting certain size tests, and not otherwise exempt, from being completed until required information and materials are furnished to the Antitrust Division and the FTC and the related waiting period expires or is terminated early. Among other grounds for believing the transactions to be non-reportable under the HSR Act, the parties believe that Playa’s assets consist almost exclusively of assets the acquisition of which is exempt from filing under the HSR Act, which should enable the parties to establish that the transactions are presently exempt from HSR filing requirements.

Although it is not anticipated that circumstances will change in such a way that prior to the closing any HSR filings would be required, it is possible that a change could occur and thereby trigger filing requirements. If that were to occur, the parties would, at that time, be required to file notifications with the Antitrust Division and the FTC and wait for the termination or expiration of the waiting period before closing the transactions. The initial waiting period under the HSR Act is 30 days, beginning on the date that both parties complete their filings. The waiting period can be terminated early by action of the Antitrust Division and the FTC. Either agency can extend the waiting period by issuing a request for additional information or a second request. Such a request extends the waiting period until 30 days after each of the parties has substantially complied with the second request.

Whether or not the parties are subject to the notice and waiting period requirements of the HSR Act, and if so, even if the waiting period has been terminated or expired, the Antitrust Division or the FTC, as well as a foreign regulatory agency or government, state or private person, may challenge the transactions at any time before or after its completion. The parties cannot assure you that the Antitrust Division or the FTC will not try to prevent the transactions or seek to impose restrictions or conditions on one or more of the parties as a condition of not challenging the transactions. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the transactions, or lessen the anticipated benefits of the transactions.

Antitrust Clearance in Other Jurisdictions

The approval of the Business Combination by the COFECE under Mexican Antitrust Law is a required condition to consummation of the Business Combination. Under Mexican Antitrust Law, transactions exceeding certain monetary thresholds cannot be completed until they are reviewed and approved by COFECE. Pace and Playa have not yet submitted formal notification to Mexican Antitrust Commission. Holiday Recess of COFECE will start at the end of business on December 16, 2016 and will continue through January 2, 2017. Pace and Playa are working cooperatively to file with the Mexican Antitrust Commission within the first business days of 2017.

Stock Exchange Listings

Pace and Playa anticipate that, following consummation of the Business Combination, Pace Ordinary Shares, Pace public units and Pace public warrants will be delisted from NASDAQ, and Pace will be deregistered under the Exchange Act. It is anticipated that Holdco Shares and Holdco Public Warrants will be listed on the NASDAQ upon the closing of the Business Combination under the symbols “PLYA” and “PLYAW,” respectively.

SELECTED HISTORICAL FINANCIAL DATA OF HOLDCO

Porto Holdco B.V.

(a wholly owned subsidiary of Pace Holdings Corp.)

Consolidated Balance Sheet

December 9, 2016
Assets
Total assets	$—

Liabilities and Shareholder’s Equity
Total liabilities	—
Commitments and contingencies
Shareholder’s equity:
Ordinary shares, $0.11 par value; 100 shares issued and outstanding	$11
Additional paid-in capital	47,689
Due from shareholder	(11)
Accumulated deficit	(47,689)

Total shareholder’s equity	—

Total liabilities and shareholder’s equity	$—

SELECTED HISTORICAL FINANCIAL DATA OF PACE

The following table contains summary historical financial data for Pace as of and for the nine months ended September 30, 2016, for the period from June 3, 2015 (inception) through September 30, 2015, and as of and for the period from June 3, 2015 (inception) through December 31, 2015. Such data for the period from June 3, 2015 (inception) through December 31, 2015 and as of December 31, 2015 have been derived from the audited financial statements of Pace included elsewhere in this proxy statement/prospectus. Such data as of and for the nine months ended September 30, 2016, and for the period from June 3, 2015 (inception) through September 30, 2015 have been derived from the unaudited financial statements of Pace included elsewhere in this proxy statement/prospectus. The data derived from the unaudited interim financial statements of Pace for the nine month period ended September 30, 2016 has been prepared assuming that Pace will continue as a going concern. As discussed in the notes to those unaudited interim financial statements, Pace has no shareholder’s equity and has not yet effected a business combination, the purpose for which Pace was established, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in the notes to the unaudited interim financial statements. The data derived from the unaudited interim financial statements does not include any adjustments that might result from the outcome of this uncertainty. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with the sections entitled “Pace Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Pace’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

Statement of Operations Data:

	For the Nine Months Ended September 30, 2016 (unaudited)	For the Period from June 3, 2015 (inception) to September 30, 2015 (unaudited)	For the Period from June 3, 2015 (inception) to December 31, 2015
Revenue	$—	$—	$—
Professional fees and other expenses	1,151,600	81,341	192,622
Organizational costs	—	59,789	66,105

Loss from operations	(1,151,600)	(141,130)	(258,727)
Interest income	628,095	—	—

Net income (loss) attributable to ordinary shares	$(523,505)	$(141,130)	$(258,727)

Net income (loss) per ordinary share:
Basic and diluted	$(0.04)	$(0.02)	$(0.04)

Weighted average ordinary shares outstanding (excluding shares subject to possible redemption):
Basic and diluted	13,330,922	8,187,268	6,228,213

Condensed Balance Sheet Data:

	As of September 30, 2016 (unaudited)	As of December 31, 2015 (audited)
Assets
Current assets:
Cash	$83,714	$1,117,746
Prepaid expenses	40,215	152,339

Total current assets	123,929	1,270,085
Investments held in Trust Account	450,628,095	450,000,000

Total assets	$450,752,024	$451,270,085

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued professional fees and other expenses	$598,328	$52,010
Accrued offering costs	24,930	565,804

Total current liabilities(1)	623,258	617,814
Deferred underwriting compensation	15,750,000	15,750,000

Total liabilities	16,373,258	16,367,814
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 42,937,876 and 42,990,227 shares at September 30, 2016 and December 31, 2015, respectively, at a redemption value of $10.00 per share	429,378,760	429,902,270
Shareholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 2,062,124 shares issued and outstanding (excluding 42,937,876 shares subject to possible redemption) at September 30, 2016, and 2,009,773 shares issued and outstanding (excluding 42,990,227 shares subject to possible redemption) at December 31, 2015	206	201
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 shares issued and outstanding	1,125	1,125
Additional paid-in capital	5,780,907	5,257,402
Accumulated deficit	(782,232)	(258,727)

Total shareholders’ equity	5,000,006	5,000,001

Total liabilities and shareholders’ equity	$450,752,024	$451,270,085

(1)	Subsequent to September 30, 2016, Pace issued a non-interest bearing unsecured promissory note to Pace Sponsor that provides for Pace Sponsor to advance to Pace up to $1,250,000.

SELECTED HISTORICAL FINANCIAL DATA OF PLAYA

The following tables set forth selected financial information and operating data. You should read the following selected financial information and operating data in conjunction with the section entitled “Playa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Playa’s consolidated financial statements and related notes, all included elsewhere in this proxy statement/prospectus. Playa derived the summary statements of operations data and other financial data for the years ended December 31, 2015 and 2014 and for the year ended December 31, 2013, and the summary balance sheet data as of December 31, 2015 and 2014 from Playa’s audited consolidated financial statements and included elsewhere in this proxy statement/prospectus. Playa derived the summary statements of operations data and other financial data for the nine months ended September 30, 2016 and for the nine months ended September 30, 2015, and the summary balance sheet data as of September 30, 2016 from Playa’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus. The unaudited consolidated financial statements have been prepared on the same basis as Playa’s audited consolidated financial statements included elsewhere in this prospectus and, in Playa’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. Playa’s historical results may not be indicative of the results that may be achieved in the future.

Statement of Operations Data:

($ in thousands, except share and per share data)	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013

Revenue:
Package	$348,808	$260,756	$352,820	$312,130	$234,212
Non-package	52,562	40,500	55,525	55,107	45,624

Total revenue	401,370	301,256	408,345	367,237	279,936

Direct and selling, general and administrative expenses:
Direct	214,039	179,463	247,080	233,841	198,513
Selling, general and administrative	66,237	48,298	70,461	62,176	49,571
Pre-opening	—	10,962	12,440	16,327	2,638
Depreciation and amortization	38,809	33,915	46,098	65,873	31,295
Impairment loss	—	—	—	7,285	—
Insurance proceeds	(309)	(27,005)	(27,654)	(3,000)	—

Direct and selling, general and administrative expenses	318,776	245,633	348,425	382,502	282,017

Operating income (loss)	82,594	55,623	59,920	(15,265)	(2,081)

Interest expense	(40,619)	(37,233)	(49,836)	(41,210)	(29,864)
Loss on extinguishment of debt	—	—	—	—	(5,101)
Other (expense) income, net	(2,414)	(775)	(2,128)	(10,777)	3,732

Net income (loss) before tax	39,561	17,615	7,956	(67,252)	(33,314)

Income tax benefit	5,270	5,239	1,755	29,036	(5,194)

Net income (loss)	44,831	22,854	9,711	(38,216)	(38,508)

Other comprehensive (loss) income, net of taxes:
Cash flow hedges	—	—	—	—	1,922
Benefit obligation gain (loss)	44	(613)	(484)	630	178

Other comprehensive income (loss)	44	(613)	(484)	630	2,100

Total comprehensive income (loss)	$44,875	$22,241	$9,227	$(37,586)	$(36,408)

Accretion and dividends of cumulative redeemable preferred shares	(33,164)	(29,175)	(39,657)	(35,991)	(13,380)

Net income (loss) available to ordinary shareholders	$11,667	$(6,321)	$(29,946)	$(74,207)	$(51,888)

Earnings (losses) per share – Basic	$0.11	$(0.10)	$(0.50)	$(1.18)	$(0.83)

Earnings (losses) per share – Diluted	$0.11	$(0.10)	$(0.50)	$(1.18)	$(0.83)

Weighted average number of shares outstanding during the period – Basic	60,249,330	60,249,330	60,249,330	62,791,324	62,809,833
Weighted average number of shares outstanding during the period – Diluted	60,249,330	60,249,330	60,249,330	62,791,324	62,809,833

Condensed Balance Sheet Data:

($ in thousands, except share data)	As of September 30,	As of December 31,
	2016	2015	2014
ASSETS
Cash and cash equivalents	$35,120	$35,460	$39,146
Restricted cash	6,383	6,383	6,383
Trade and other receivables, net	31,497	43,349	32,014
Accounts receivable from related parties	2,562	3,457	3,009
Insurance recoverable	—	—	1,244
Inventories	10,759	10,062	8,648
Prepayments and other assets	56,919	52,675	53,254
Property, plant and equipment, net	1,406,192	1,432,855	1,338,997
Investments	860	844	689
Goodwill	51,731	51,731	51,731
Other intangible assets	2,055	2,505	2,833
Deferred tax assets	4,703	4,703	7,193

Total assets	$1,608,781	$1,644,024	$1,545,121

LIABILITIES, CUMULATIVE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$110,033	$152,035	$125,885
Payables to related parties	7,968	5,930	6,344
Income tax payable	79	4,510	1,300
Debt	747,409	780,646	705,120
Debt to related party	47,565	47,792	47,985
Deferred consideration	2,491	4,145	6,127
Other liabilities	9,445	10,050	7,628
Deferred tax liabilities	92,926	92,926	107,969

Total liabilities	1,017,916	1,098,034	1,008,358

Commitments and contingencies
Cumulative redeemable preferred shares (par value $0.01; 32,738,094 shares authorized, issued and outstanding as of September 30, 2016 and December 31, 2015; aggregate liquidation preference of $385,439 and $352,275 as of September 30, 2016 and December 31, 2015, respectively)	385,439	352,275	312,618
Shareholders’ equity
Ordinary shares (par value $0.01; 65,623,214 shares authorized and issued and 60,249,330 shares outstanding as of September 30, 2016 and December 31, 2015)	656	656	656
Treasury shares (at cost; 5,373,884 shares as of September 30, 2016 and December 31, 2015)	(23,108)	(23,108)	(23,108)
Paid-in capital	387,708	420,872	460,529
Accumulated other comprehensive loss	(4,023)	(4,067)	(3,583)
Accumulated deficit	(155,807)	(200,638)	(210,349)

Total shareholders’ equity	205,426	193,715	224,145

Total liabilities, cumulative redeemable preferred shares and shareholders’ equity	$1,608,781	$1,644,024	$1,545,121

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of September 30, 2016 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 and for the year ended December 31, 2015 are based on the historical financial statements of Pace and Playa after giving effect to the transactions in the Transaction Agreement as if they had been completed on January 1, 2015. The following unaudited pro forma condensed combined balance sheet as of September 30, 2016 gives pro forma effect to the transactions in the Transaction Agreement as if they had been completed on September 30, 2016.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 is derived from Pace’s unaudited statement of operations for the nine months ended September 30, 2016 and from Playa’s unaudited statement of operations for the nine months ended September 30, 2016. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 is derived from Pace’s audited statement of operations for the period from June 3, 2015 (inception) to December 31, 2015 and Playa’s audited consolidated statement of operations, for the year ended December 31, 2015.

The pro forma adjustments are based on information currently available. The unaudited pro forma condensed combined statement of operations does not purport to represent, and is not necessarily indicative of, what the actual results of operations of the combined company would have been had the transactions in the Transaction Agreement taken place on January 1, 2015, nor is it indicative of the consolidated results of operations of the combined company for any future period.

The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the transactions in the Transaction Agreement taken place on September 30, 2016, nor is it indicative of the consolidated financial condition of the combined company as of any future date. The unaudited pro forma condensed combined financial information should be read in conjunction with the sections entitled “Pace Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Playa Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Pace and Playa included herein.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the transactions in the Transaction Agreement. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the transactions in the Transaction Agreement, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

The following unaudited pro forma condensed combined financial information gives effect to a Business Combination. The Business Combination is made up of the series of transactions within the Transaction Agreement as defined elsewhere within this prospectus. For accounting and financial reporting purposes, this series of transactions will be accounted for as a recapitalization. No step-up in basis or intangible assets or goodwill will be recorded in this transaction. Subsequent to the completion of these series of transactions, the existing Playa shareholders will hold a 46.6% equity interest in the combined company, Playa will be designated with the majority of the Holdco board of directors, Playa will be designated with all of the senior executive positions of Holdco and Playa will be the reporting entity with its historical and future financial information being the financial information of the public registrant.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions of Pace common stock:

•	Assuming No Redemptions: This presentation assumes that no Pace stockholders exercise redemption rights with respect to their public shares.

•	Assuming Redemption of 17.5 Million Pace Public Shares: This presentation assumes that Pace public stockholders exercise their redemption rights with respect to a maximum of 17.5 million public shares, which is $175.0 million. The maximum redemption is derived from the $375.0 million minimum cash consideration (amount in the Trust Account and proceeds from the Private Placement) per the Transaction Agreement and assumes that $50.0 million of Preferred Shares will be converted into Playa ordinary shares prior to the acquisition of all the Playa Preferred Shares from the Playa Preferred Shareholders.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2016

($ in thousands, except share data)

			Scenario 1 — Assuming None of the Outstanding Pace Common Stock is Redeemed			Scenario 2 — Assuming 17.5 million shares of the Outstanding Pace Common Stock is Redeemed
	Playa Hotels & Resorts B.V.	Pace Holdings Corp.	Pro Forma Adjustments		Porto Holdco B.V.	Pro Forma Adjustments			Porto Holdco B.V.
ASSETS
Cash and cash equivalents[1]	$35,120	$84	$450,628	(2a)	$122,257		2,918	(2j)	$—
			50,000	(2b)			$(175,175)	(2h)
			(385,439)	(2c)			50,000	(2i)
			(12,386)	(2d)
			(15,750)	(2e)
Restricted cash	6,383	—	—		6,383		—		6,383
Trade and other receivables, net	31,497	—	—		31,497		—		31,497
Accounts receivable from related parties	2,562	—	—		2,562		—		2,562
Insurance recoverable	—	—	—		—		—		—
Inventories	10,759	—	—		10,759		—		10,759
Prepayments and other assets	56,919	40	(1,964)	(2g)	54,995		—		54,995
Property, plant and equipment, net	1,406,192	—	—		1,406,192		—		1,406,192
Investments	860	—	—		860		—		860
Investments held in Trust Account	—	450,628	(450,628)	(2a)	—		—		—
Goodwill	51,731	—	—		51,731		—		51,731
Other intangible assets	2,055	—	—		2,055		—		2,055
Deferred tax assets	4,703	—	—		4,703		—		4,703

Total assets	$1,608,781	$450,752	$(365,539)		$1,693,994		$(122,257)		$1,571,737

LIABILITIES, CUMULATIVE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$110,033	$623	$—		$110,656	$			$110,656
Accounts payable to related parties	7,968	—	—		7,968		—		7,968
Income tax payable	79	—	—		79		—		79
Debt	747,409	—	—		747,409		2,918	(2j)	750,327
Debt to related party	47,565	—	—		47,565		—		47,565
Deferred consideration	2,491	—	—		2,491		—		2,491
Deferred underwriting compensation		15,750	(15,750)	(2e)	—		—		—
Other liabilities	9,445	—	—		9,445		—		9,445
Deferred tax liabilities	92,926	—	—		92,926		—		92,926

Total liabilities	1,017,916	16,373	(15,750)		1,018,539		2,918		1,021,457

			Scenario 1 — Assuming None of the Outstanding Pace Common Stock is Redeemed			Scenario 2 — Assuming 17.5 million shares of the Outstanding Pace Common Stock is Redeemed
	Playa Hotels & Resorts B.V.	Pace Holdings Corp.	Pro Forma Adjustments		Porto Holdco B.V.	Pro Forma Adjustments		Porto Holdco B.V.
Commitments and contingencies
Cumulative redeemable preferred shares	385,439	—	(385,439)	(2c)	—	—		—
Class A ordinary shares subject to possible redemption; 42,937,876 shares at redemption value of $10.00 per share (Par value $0.0001)	—	429,379	(429,379)	(2b)	—	—		—
Shareholders’ equity								—
Ordinary shares	656	1	(657)	(2b)	11,883	(1,927)	(2h)	10,506
	—		11,883	(2b)		550	(2i)	—
			—	(2f)				—
Treasury shares	(23,108)		23,108	(2b)	—			—
Paid-in capital	387,708	5,781	444,263	(2b)	837,752	(173,248)	(2h)	713,954
			—	(2f)		49,450	(2i)
Accumulated other comprehensive loss	(4,023)	—	—		(4,023)	—		(4,023)
Accumulated deficit	(155,807)	(782)	782	(2b)	(170,157)	—		(170,157)
			(12,386)	(2d)				—
			(1,964)	(2g)				—

Total shareholders’ equity	205,426	5,000	465,029		675,455	(125,175)		550,280

Total liabilities, cumulative redeemable preferred shares and shareholders’ equity	$1,608,781	$450,752	$(365,539)		$1,693,994	$(122,257)		$1,571,737

See accompanying notes to unaudited pro forma condensed combined financial information.

[1]	Subsequent to September 30, 2016, we redeemed $50.0 million of the Preferred Shares (see Note 16 in the Combined and Consolidated Financial Statements) using $50.0 million in proceeds from an additional issuance of our 2020 Notes due 2020. Ending cash balance under the maximum redemption scenario (Scenario 2) does not reflect additional facts and circumstances that occurred subsequent to September 30, 2016, which were used to determine Scenario 2 and would result in an ending pro forma cash balance of approximately $47.3 million in Scenario 2 after removing the impact of the cash deficit.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2015

($ in thousands, except share data)

			Scenario 1 — Assuming None of the Outstanding Pace Common Stock is Redeemed			Scenario 2 — Assuming 17.5 million shares of the Outstanding Pace Common Stock is Redeemed
	Playa Hotels & Resorts B.V.	Pace Holdings Corp.	Pro Forma Adjustments		Porto Holdco B.V.	Pro Forma Adjustments		Porto Holdco B.V.
Revenue:
Package	$352,820	$—	$—		$352,820	$—		$352,820
Non-package	55,525	—	—		55,525	—		55,525

Total revenue	408,345	—	—		408,345	—		408,345

Direct and selling, general and administrative expenses:
Direct	247,080	—	—		247,080	—		247,080
Selling, general and administrative	70,461	259	—		70,720	—		70,720
Pre-opening	12,440	—	—		12,440	—		12,440
Depreciation and amortization	46,098	—	—		46,098	—		46,098
Insurance proceeds	(27,654)	—	—		(27,654)	—		(27,654)

Direct and selling, general and administrative expenses	348,425	259	—		348,684	—		348,684

Operating income (loss)	59,920	(259)	—		59,661	—		59,661
Interest expense	(49,836)	—	—		(49,836)	—		(49,836)
Other expense, net	(2,128)	—	—		(2,128)	—		(2,128)

Net income (loss) before tax	7,956	(259)	—		7,697	—		7,697

Income tax benefit	1,755	—	—		1,755			1,755

Net income (loss)	9,711	(259)	—		9,452	—		9,452

Other comprehensive loss, net of taxes:
Benefit obligation (loss) gain	(484)	—	—		(484)	—		(484)

Other comprehensive loss	(484)	—	—		(484)	—		(484)

Total comprehensive income (loss)	$9,227	$(259)	$—		$8,968	$—		$8,968

Accretion and dividends of cumulative redeemable preferred shares	(39,657)	—	39,657	(3a)	—	—		—

Net (loss) income available to ordinary shareholders	$(29,946)	$(259)	$39,657		$9,452	$ —		$9,452

(Losses) earnings per share — Basic	$(0.50)	$(0.04)	$—		$0.09	$—		$0.10

(Losses) earnings per share — Diluted	$(0.50)	$(0.04)	$—		$0.09	$—		$0.10

Weighted average number of shares outstanding during the period — Basic	60,249,330	6,228,213	41,550,757	(3b)	108,028,300	(12,517,500	)(3b)	95,510,800
Weighted average number of shares outstanding during the period — Diluted	60,249,330	6,228,213	41,550,757	(3b)	108,028,300	(12,517,500	)(3b)	95,510,800

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2016

($ in thousands, except share data)

			Scenario 1 — Assuming None of the Outstanding Pace Common Stock is Redeemed			Scenario 2 — Assuming 17.5 million shares of the Outstanding Pace Common Stock is Redeemed
	Playa Hotels & Resorts B.V.	Pace Holdings Corp.	Pro Forma Adjustments		Porto Holdco B.V.	Pro Forma Adjustments		Porto Holdco B.V.
Revenue:
Package	$348,808	$—	$—		$348,808	$—		$348,808
Non-package	52,562	—	—		52,562	—		52,562

Total revenue	401,370	—	—		401,370	—		401,370

Direct and selling, general and administrative expenses:
Direct	214,039	—	—		214,039	—		214,039
Selling, general and administrative	66,237	1,152	—		67,389	—		67,389
Pre-opening	—	—	—		—	—		—
Depreciation and amortization	38,809	—	—		38,809	—		38,809
Insurance proceeds	(309)	—	—		(309)	—		(309)

Direct and selling, general and administrative expenses	318,776	1,152	—		319,928	—		319,928

Operating income (loss)	82,594	(1,152)	—		81,442	—		81,442
Interest expense	(40,619)	—	—		(40,619)	—		(40,619)
Interest income	—	628	—		628	—		628
Other expense, net	(2,414)	—	—		(2,414)	—		(2,414)

Net income (loss) before tax	39,561	(524)	—		39,037	—		39,037

Income tax benefit	5,270	—	—		5,270			5,270

Net income (loss)	44,831	(524)	—		44,307	—		44,307

Other comprehensive income, net of taxes:
Benefit obligation gain	44	—	—		44	—		44

Other comprehensive income	44	—	—		44	—		44

Total comprehensive income (loss)	$44,875	$(524)	$—		$44,351	$—		$44,351

Accretion and dividends of cumulative redeemable preferred shares	(33,164)	—	33,164	(3a)	—	—		—

Net income (loss) available to ordinary shareholders	$11,667	$(524)	$33,164		$44,307	$—		$44,307

Earnings (losses) per share — Basic	$0.11	$(0.04)	$—		$0.41	$—		$0.46

Earnings (Losses) per share — Diluted	$0.11	$(0.04)	$—		$0.41	$—		$0.46

Weighted average number of shares outstanding during the period — Basic	60,249,330	13,330,992	34,447,978	(3b)	108,028,300	(12,517,500	)(3b)	95,510,800
Weighted average number of shares outstanding during the period —Diluted	60,249,330	13,330,992	34,447,978	(3b)	108,028,300	(12,517,500	)(3b)	95,510,800

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Description of transaction

Pursuant to the Transaction Agreement, the following transactions will occur:

•	Pace will issue to TPACE Sponsor Corp., a Cayman Islands exempted company and the sponsor of Pace, certain warrants to acquire Holdco Shares, par value € 0.10 per share, upon the occurrence of certain events;

•	Pace will enter into the Securities Purchase Agreements with the Playa Preferred Shareholders;

•	Pace will merge with and into New Pace, with New Pace being the surviving company in the Pace Merger;

•	New Pace will distribute to Holdco a certain amount of cash held by New Pace (including $450.6 million held in trust and $50.0 million raised through the Private Placement);

•	Holdco, as Pace’s successor in interest under the Securities Purchase Agreements with the Playa Preferred Shareholders, will acquire all of Playa’s preferred shares from the Playa Preferred Shareholders; and

•	Holdco will merge with and into Playa through the issuance of stock to Playa’s shareholders. Playa’s shares will be retired with Holdco being the surviving company in the Playa Merger.

Note 2. Unaudited pro forma condensed combined balance sheet adjustments

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2016 consist of the following:

(a)	Represents release of cash held in the Trust Account, assuming no redemptions.

(b)	Elimination of historical accumulated deficit of Pace and close out of the equity of Playa and Pace, which is replaced by Holdco shares (par value of EUR 0.10) immediately after the transactions in the Transaction Agreement, which includes $50.0 million raised through the Private Placement and all issued warrants described in the Transaction Agreement ($ in thousands, except for share data):

	Scenario 1 — Assuming None of the Outstanding Pace Common Stock is Redeemed	Scenario 2 — Assuming 17.5 million shares of the Outstanding Pace Common Stock is Redeemed
Reconciliation of ordinary shares:
Contracted enterprise value	$1,753,000	$1,753,000
Cash and cash equivalents	122,257	—
Debt	(794,974)	(797,892)

Net enterprise value	$1,080,283	$955,108
Holdco contracted enterprise value per share	$10.00	$10.00

Holdco shares outstanding	108,028,300	95,510,800
Par value(1)	$11,883	$10,506
Reconciliation of paid-in capital
Private Placement	$50,000	$50,000
Initial Playa and Pace paid-in capital	393,489	393,489
Holdco shares outstanding — par value	(11,883)	(10,506)
Conversion of Playa Preferred Shares	—	50,000
Elimination of Playa and Pace equity:
Redemption of Pace shares	—	(175,175)
Class A ordinary shares	429,379	429,379
Ordinary shares	657	657
Treasury shares	(23,108)	(23,108)
Pace accumulated deficit	(782)	(782)

Holdco paid-in capital	$837,752	$713,954

Total ordinary shares (par value and paid-in capital)	$849,635	$724,460

(1)	Holdco shares outstanding multiplied by the par value of $0.11 (EUR 0.10 converted to USD using an exchange rate of 1:1.122)

(c)	Represents the acquisition of all of the Playa Preferred Shares from the Playa Preferred Shareholders.

(d)	Represents an adjustment to record the payment of estimated costs related to the transactions outlined in the Transaction Agreement, which are nonrecurring.

(e)	To record payment of deferred underwriters fees from the Pace IPO, payable at the consummation of the Playa Merger.

(f)	Surrender of 3,750,000 of Founder Shares.

(g)	Represents the costs capitalized related to Playa’s previously planned IPO as of September 30, 2016, which will be expensed upon the execution of the transaction in the Transaction Agreement.

(h)	Represents the assumed redemption of $17.5 million of Pace Ordinary Shares at the estimated per share redemption price of $10.01, which is derived by the value of the Trust Account ($450.6 million) divided by the 45,000,000 shares held by Pace public shareholders prior to redemption.

(i)	Represents the conversion of $50.0 million Hyatt Preferred Shares into Playa ordinary shares prior to Holdco’s acquisition of all the Playa Preferred Shares from the Playa Preferred Shareholders.

(j)	Reclass of cash deficit to debt.

Note 3. Unaudited pro forma condensed combined statement of operations adjustments

The pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 and for the year ended December 31, 2015 consist of the following:

(a)	Represents an adjustment to remove the accretion and dividends related to the Playa Preferred Shares, which will be purchased by Holdco immediately prior to completion of the Playa Merger, as if the transactions in the Transaction Agreement occurred on January 1, 2015.

(b)	As transactions in the Transaction Agreement are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the transactions in the Transaction Agreement have been outstanding for the period presented.

Weighted average common shares outstanding - basic and diluted is calculated as follows:

	Combined (Assuming No Redemptions)	Combined (Assuming 17.5 million shares of Pace Common Stock are Redeemed)
PACE public shareholders	45,000,000	27,500,000
PACE Sponsor	7,500,000	7,500,000
Private Placement Investors	5,144,654	5,144,654
Playa common shareholders	50,383,646	55,366,146

Total outstanding at Playa Merger closing	108,028,300	95,510,800

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Selected Comparative Per Share Information and Exchange Rates

Comparative Per Share Data of Pace

The following table sets forth the closing market prices per share of Pace’s public units, Class A Shares and public warrants as reported by NASDAQ on December 12, 2016, the last trading day before the Business Combination was publicly announced, and on [●], 2017, the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Units (PACEU)		Class A Shares (PACEU)		Warrants (PACEW)
December 12, 2016		$10.30		$9.95		$0.4985
[●], 2017	$	[●]	$	[●]	$	[●]

The market prices of Pace securities could change significantly and may not be indicative of the market prices of Holdco Shares and other securities once they start trading. Because the Pace conversion / exchange ratio will not be adjusted for changes in the market prices of the Class A Shares, the value of the Holdco Shares and other securities that Pace shareholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Class A Shares and other Pace securities on the date of the Transaction Agreement, the date of this proxy statement/prospectus, and the date on which Pace shareholders vote on adoption of the Transaction Agreement. Pace shareholders are urged to obtain current market quotations for Pace securities before making their decision with respect to the adoption of the Transaction Agreement.

Comparative Per Share Data of Playa

Historical market price information regarding Playa is not provided because there is no public market for Playa’s securities. For information about distributions paid by Playa to its equityholders, please see the sections entitled “Playa Management’s Discussion and Analysis of Financial Condition and Results of Operations –Liquidity and Capital Resources.”

Comparative Historical and Pro Forma Per Share Data

The following table sets forth:

•	historical per share information of Pace for the period from June 3, 2015 (inception) to December 31, 2015;

•	historical per share information of Playa for the year ended December 31, 2015; and

•	unaudited pro forma per share information of Holdco for the fiscal year ended December 31, 2015, after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This scenario assumes that no Class A Shares are redeemed; and

•	Assuming Maximum Redemptions: This scenario assumes that 17,500,000 Class A Shares, or 39% of the outstanding Class A Shares, are redeemed, resulting in an aggregate payment of $175,200,000 out of the Trust Account, and that the fair value of the marketable securities held in the Trust Account following such redemption along with the proceeds from the Private Placement are sufficient to satisfy closing cash condition pursuant to the terms of the Transaction Agreement. If, as a result of redemptions of Class A Shares by Pace public shareholders, this closing cash condition is not met or is not waived, then Pace may elect not to consummate the Business Combination or redeem any shares and all Class A Shares submitted for redemption will be returned to the holders thereof.

The pro forma net income (loss) and cash dividends per share information reflect the Business Combination contemplated by the Transaction Agreement as if it had occurred on January 1, 2015.

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of Pace and Playa, and the accompanying notes to such financial statements, that are included in this proxy statement/prospectus. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Uncertainties that could impact Holdco’s financial condition include risks that effect Playa’s operations and outlook such as economic recessions, inflation, fluctuations in interest and currency exchange rates, and changes in the fiscal or monetary policies of the United States government. For more information on the risks, please see the section entitled “Risk Factors.” You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 175 of this proxy statement/prospectus.

	Historical
(in thousands, except per share amounts)	Period from June 3, 2015 (inception) to 12/31/15	Playa 12 Months Ended 12/31/15	Holdco Pro Forma Combined (Assuming No Redemptions)	Holdco Pro Forma Combined (Assuming Max Redemptions)
Book value per share(1)	$0.09	$3.22	$6.25	$5.76
Basic net (loss) income per common share	$(0.04)	$(0.50)	$0.09	$0.10
Diluted net (loss) income per common share	$(0.04)	$(0.50)	$0.09	$0.10
Cash dividends per share	$—	$—	$—	$—

(1)	Book value per share = (Total equity)/shares outstanding as of December 31, 2015 for the historical information and as of September 30, 2016 for the pro forma.

BUSINESS OF HOLDCO BEFORE THE BUSINESS COMBINATION

The information provided below pertains to Holdco prior to the Business Combination. As of the date of this proxy statement/prospectus, Holdco has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Transaction Agreement, such as the making of certain required securities law filings and the preparation of this proxy statement/prospectus. Upon the terms and subject to the conditions of the Transaction Agreement, Pace and Playa will effect a transaction, the result of which Holdco will become the ultimate parent of Pace, and the surviving entity in a merger with Playa. After the Business Combination, Holdco will continue the business of Playa, and New Pace will remain a wholly-owned subsidiary of Holdco. For information about Holdco’s management, stock ownership and corporate governance following the Business Combination, please see the section entitled “Management of Holdco After the Business Combination” beginning on page 280 of this proxy statement/prospectus.

Incorporation

Holdco is a wholly-owned subsidiary of Pace and was incorporated as a Dutch private limited liability corporation (besloten vennootschap met beperkte aansprakelijkheid) on December 9, 2016 with an issued share capital of EUR 10, divided in 100 shares of EUR 0.10. Prior to consummation of the Business Combination, Holdco’s general meeting of shareholders will resolve to convert Holdco’s corporate form into a Dutch public limited liability company (naamloze vennootschap).

Articles of Association

Holdco’s current articles of association are currently in a form customary for a wholly-owned subsidiary. Prior to or simultaneously with consummation of the Business Combination, Holdco’s current articles of association will be amended and restated in their entirety to be in the form of the Holdco Articles of Association contemplated by the Transaction Agreement and attached as Annex B to this proxy statement/prospectus. Holdco’s current articles of association may be amended at any time prior to consummation of the Business Combination by mutual agreement of Playa and Pace or after consummation of the Business Combination by amendment in accordance with their terms. Please see the section entitled “Description of Holdco Securities” beginning on page 303 of this proxy statement/prospectus for additional information.

Name

Holdco is registered with the Commercial Register of the Netherlands Chamber of Commerce under the registration number 67450628 and the legal name Porto Holdco B.V. Prior to consummation of the Business Combination, Holdco’s legal name will be changed to Playa Hotels & Resorts N.V.

Official Seat

Holdco’s official seat (statutaire zetel) is in Amsterdam, the Netherlands and its business address is WTC, Tower A, 12th Floor, Stawinskylaan 1209 1077 XX Amsterdam, the Netherlands. The mailing address of Holdco’s principal executive office after the closing of the Business Combination will be at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

Financial Year

Holdco’s fiscal year is currently the calendar year. In connection with the Business Combination, Playa and Pace may change the fiscal year of Holdco.

Subsidiaries

New Pace, a newly formed Cayman Islands exempted company, is a wholly-owned subsidiary of Holdco. As of the date of this proxy statement/prospectus, New Pace has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Transaction Agreement.

Sole Shareholder

Pace is currently the sole shareholder of Holdco. In connection with the Business Combination, Pace shareholders will become shareholders of Holdco pursuant to the Pace Merger and the subsequent Pace share exchange, and Playa Common Shareholders will become shareholders of Holdco pursuant to the Playa Merger.

Management Board and Principal Officers

Holdco is currently managed by a management board with two managing directors. Currently, the managing directors of Holdco are J.H. Siemssen and Mr. P.E. Gouveia Fernandes Das Neves. Currently, Karl Peterson is the sole officer at Holdco, serving as the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Holdco.

Jan Hendrik Siemssen has served as Director of Porto Holdco BV since its date of incorporation in December 2016. Mr. Siemssen has worked in the financial service industry for over 25 years and has a broad range of experience covering corporate banking, structured finance and fiduciary services.

Mr. Siemssen is senior vice president at Maples Fiduciary and heads MaplesFS’ Netherlands office. Before he joined MaplesFS in 2014, he was managing partner and co-founder of the Netherlands office of the United Trust Group for 6 constructive years from 2008 to 2014 where his responsibilities included advising boards and family offices on corporate governance. From 2004-2008 Mr. Siemssen served as Global Head of Fortis Private Banking Credit Risk Management in Brussels. Prior to this, Mr. Siemssen held various management positions at Intertrust and Dresdner Kleinwort Benson in London. He is specialised in structured finance products, commercial real estate including leisure and hotels and worked within risk management.

Mr. Siemssen has a Masters Degree in Dutch Civil Law of the Leiden University, Netherlands (1988) and a Post Graduate Law Degree, tax and corporation law of the Grotius Academy, Netherlands (1989). In 2012 he completed the Nijenrode Business University, Netherlands, Corporate Governance Executive Program.

Mr. Siemssen also serves or has served on the board of various companies involving commercial Real Estate and Hotels and serves as board member on various structured finance vehicles. Mr. Siemssen is well qualified to serve as a director due to his long standing directorship experience in the finance sector and his broad experience as director in the commercial real estate, leisure and hotel sector.

P.E. Gouveia Fernandes Das Neves joined TPG Capital Luxembourg in 2006 as the Managing Director of the Luxembourg office responsible for the international investment vehicles. Prior to joining TPG Capital and from 2004 to 2005, Mr. Fernandes das Neves was the Chief Financial Officer for Gruppo Cremonini (“GC”) in Africa (based in Luanda, Angola) where he was responsible for the financial reporting, audit and tax functions of the firms. From 2004 to 2005, he was with Deloitte (in Lisbon, Portugal) and, from 1999 to 2004, he was with KPMG (in Lisbon, Portugal), in both firms as a certified public accountant and as international tax advisor on the Banking & Finance Group covering the inbound and outbound investments for the financial sector. Mr. Fernandes das Neves received his executive MBA in 2009 from the Louvain Business School (Belgium) as well as B.S. in 2000 from the Catholic University of Lisbon (Portugal). Mr. Fernandes das Neves currently serves on the board of directors of TPG Capital’s investment vehicles in Luxembourg, Ireland and the Netherlands.

Karl Peterson has served as the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Holdco since January 2017 and as President and CEO of Pace Holdings since its inception. Mr. Peterson is a Senior Partner of TPG and is the Managing Partner of TPG Permanent Capital Solutions. From 2010-2016 he was Managing Partner of TPG Europe LLP and sits on the Executive Committee of TPG. Since joining TPG in 2004, Mr. Peterson has led investments for TPG in technology, media, financial services and travel sectors. Prior to 2004, he was a co-founder and the president and chief executive officer of Hotwire.com, a disruptive travel distribution company. He led the business from its launch through its sale to IAC/ InterActiveCorp for $685 million in 2003. Before founding Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor’s of Business Administration Degree with High Honors.

Employees

Holdco currently has one employee, Mr. Karl Peterson, who serves as Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer.

BUSINESS OF PACE AND CERTAIN INFORMATION ABOUT PACE

General

Pace is a blank check company incorporated on June 3, 2015 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Pace also has neither engaged in any operations nor generated any revenue to date. Based on its business activities, Pace is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Prior to the Pace IPO, on June 30, 2015, Pace Sponsor purchased 10,062,500 Class F Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. On September 4, 2015, Pace Sponsor transferred 35,000 Class F Shares to each of Pace’s four independent directors at their original purchase price. Immediately prior to the pricing of the Pace IPO on September 10, 2015, Pace effected a capitalization of 1,437,500 Class F Shares to the Pace Initial Shareholders, resulting in an aggregate issuance of 11,500,000 Class F Shares, of which 1,500,000 shares were subject to forfeiture by Pace Sponsor if the underwriters’ over-allotment option was not exercised in full by a specified date. On October 25, 2015, Pace Sponsor forfeited 250,000 Founder Shares on the expiration of the unexercised portion of the underwriters’ over-allotment option so that the Founder Shares would represent 20% of the total ordinary shares outstanding. Following the capitalization and forfeiture, Pace Sponsor held 11,090,000 Founder Shares and each of Pace’s four independent directors held 40,000 Founder Shares.

On September 16, 2015, Pace consummated the Pace IPO of 45,000,000 units (which included the purchase of 5,000,000 units subject to the underwriters’ 6,000,000 unit over-allotment option) at a price of $10.00 per unit, generating gross proceeds of $450,000,000 before underwriting discounts and expenses. Each unit consists of one Class A Share and one warrant to purchase one-third of one Class A Share for one-third of $11.50 per one-third share. Prior to the closing of the Pace IPO, Pace completed the private sale of an aggregate of 22,000,000 Private Placement Warrants to Pace Sponsor, each exercisable to purchase one-third of one Class A Share for one-third of $11.50 per one-third share at a price of $0.50 per Private Placement Warrant.

Pace received gross proceeds from the Pace IPO and the sale of the Private Placement Warrants of $450,000,000 and $11,000,000, respectively, for an aggregate of $461,000,000. $450,000,000 of the gross proceeds was deposited in the Trust Account with the Trustee. At the closing of the Pace IPO, the remaining $11,000,000 was held outside of the Trust Account, of which $9,000,000 was used to pay underwriting discounts and $300,000 was used to repay notes payable to Pace Sponsor, with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In the future, a portion of interest income on the funds held in the Trust Account may be released to Pace to pay tax obligations. On January 4, 2016, Pace invested the funds held in the Trust Account in a money market account invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. At December 31, 2016, the Trust Account held $450,783,729.

On October 27, 2015, Pace announced that, commencing October 28, 2015, holders of the 45,000,000 units sold in the Pace IPO may elect to separately trade the Class A Shares and public warrants included in the public units. Those units not separated will continue to trade on the NASDAQ under the symbol “PACEU,” and the Class A Shares and public warrants that are separated will trade on the NASDAQ under the symbols “PACE” and “PACEW,” respectively.

Initial Business Combination

The NASDAQ rules require that the business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account, net of any deferred underwriting discounts and taxes payable on interest earned, at the time of Pace’s signing a definitive agreement in connection an initial business combination. The Pace Board has determined that the fair market value of the Business Combination meets the test.

Submission of Pace’s Initial Business Combination to a Shareholder Vote

The Extraordinary General Meeting of the shareholders of Pace to which this proxy statement/prospectus relates is to solicit your approval of, among other things, the Business Combination. The Pace public shareholders may exercise their redemption rights whether they vote for, against or abstain from voting on the Business Combination. If the Business Combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments. The Pace Initial Shareholders, including the Pace Sponsor, directors and officers, have agreed to vote any Founder Shares and any public shares purchased during or after the Pace IPO in favor of the Business Combination.

Redemption Rights for Public Shareholders

Pace is providing its public shareholders with the opportunity to redeem all or a portion of their Class A Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest, which interest shall be net of taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10.01 per public share as of December 13, 2016. The per-share amount Pace will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that Pace will pay to the underwriters. Redemptions referred to herein shall take effect as repurchases under Pace’s amended and restated memorandum and articles of association. The Pace Initial Shareholders, officers and directors of Pace have entered into a letter agreement with Pace, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any public shares they may hold in connection with the completion of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, Pace’s amended and restated memorandum and articles of association provide that any individual public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group,” as defined under Section 13 of the Exchange Act, will be restricted from seeking redemption rights with respect to public shares held in excess of 15% of the total public shares issued as part of the public units sold in the Pace IPO (“Excess Shares”), or 6,750,000 public shares. However, Pace has not restricted public shareholders’ ability to vote all of their shares, including Excess Shares, for or against a business combination. Pace Initial Shareholders, officers and directors have, pursuant to a letter agreement entered into with Pace, waived their right to have any Founder Shares or public shares held by them redeemed in connection with a business combination. Unless any of Pace’s other affiliates acquires Founder Shares through a permitted transfer from a Pace Initial Shareholder, and thereby becomes subject to the letter agreement, no such affiliate is subject to this waiver. However, to the extent any such affiliate acquires public shares, such affiliate would be a public shareholder and restricted from seeking redemption rights with respect to any Excess Shares.

Redemption of Public Shares and Liquidation if No Business Combination

Pace has until September 16, 2017 to complete a business combination. If Pace is unable to complete a business combination prior to September 16, 2017, Pace will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust

Account, including interest, net of taxes (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders, including the right to receive further liquidation distributions, if any, subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Pace remaining shareholders and board of directors, dissolve and liquidate, subject in each case to Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the public warrants and Private Placement Warrants, which will expire worthless if Pace fails to complete a business combination by September 16, 2017.

The Pace Initial Shareholders, officers and directors have entered into a letter agreement with Pace, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Pace fails to complete a business combination by September 16, 2017. However, to the extent the Pace Initial Shareholders, directors or officers own public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Pace fails to complete a business combination within the allotted 24-month time period.

The Pace Sponsor, executive officers and directors have agreed, pursuant to a written letter agreement with Pace, that they will not propose any amendment to Pace’s amended and restated memorandum and articles of association that would affect the substance or timing of Pace’s obligation to redeem 100% of public shares if Pace does not complete a business combination prior to September 16, 2017, unless Pace provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of taxes (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares. However, Pace may not redeem its public shares in an amount that would cause Pace’s net tangible assets to be less than $5,000,001 so that Pace is not subject to the SEC’s “penny stock” rules.

Pace expects that all costs and expenses associated with implementing a plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of the Pace IPO held outside the Trust Account, although Pace cannot assure that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing a plan of dissolution, to the extent that there is any earned interest in the Trust Account, net of any funds required to pay taxes, Pace may request the Trustee to release to Pace an additional amount of up to $50,000 of such earned interest to pay those costs and expenses.

If Pace were to expend all proceeds of the Pace IPO held outside of the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by public shareholders upon Pace’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Pace creditors which would have higher priority than the claims of Pace public shareholders. Pace cannot assure that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. While Pace intends to pay such amounts, if any, it cannot assure that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Pace will seek to have all vendors, service providers other than Pace’s independent auditors, prospective target businesses or other entities with which Pace does business execute agreements with Pace waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Pace assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Pace’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Pace than any alternative. Examples of possible instances where Pace may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by Pace management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Pace and will not seek recourse against the Trust Account for any reason. Upon redemption of Pace public shares, if Pace is unable to complete a business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with a business combination, Pace will be required to provide for payment of claims of creditors that were not waived that may be brought against Pace within the 10 years following redemption. In order to protect the amounts held in the Trust Account, the Pace Sponsor has agreed that it will be liable to Pace if and to the extent any claims by a vendor for services rendered or products sold to Pace, or a prospective target business with which Pace has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Pace’s indemnity of the underwriters of the Pace IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Pace Sponsor will not be responsible to the extent of any liability for such third-party claims. Pace cannot assure, however, that the Pace Sponsor would be able to satisfy those obligations. None of Pace’s other officers will indemnify Pace for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Pace Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Pace’s independent directors would determine whether to take legal action against the Pace Sponsor to enforce its indemnification obligations. While Pace currently expects that its independent directors would take legal action on Pace’s behalf against the Pace Sponsor to enforce its indemnification obligations to Pace, it is possible that Pace’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Pace cannot assure that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share.

Pace will seek to reduce the possibility that the Pace Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers other than Pace’s independent auditors, prospective target businesses or other entities with which Pace does business execute agreements with Pace waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Pace Sponsor will also not be liable as to any claims under Pace’s indemnity of the underwriters of the Pace IPO against certain liabilities, including liabilities under the Securities Act. At September 30, 2016, Pace had access to up to $83,714 from the proceeds of the Pace IPO and the sale of the Private Placement Warrants, with which to pay any such potential claims (including costs and expenses incurred in connection with Pace’s liquidation, currently estimated to be no more than approximately $50,000). In the event that Pace liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors.

If Pace files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pace that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Pace’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Pace’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, Pace cannot assure that it will be able to return $10.00 per share to public shareholders. Additionally, if Pace files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pace that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Pace shareholders. Furthermore, the Pace Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and Pace to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Pace cannot assure that claims will not be brought against Pace for these reasons.

Amended and Restated Memorandum and Articles of Association

Pace’s amended and restated memorandum and articles of association contain certain requirements and restrictions that apply to Pace until the consummation of a business combination. If Pace seeks to amend any provisions of its amended and restated memorandum and articles of association relating to shareholders’ rights or pre-business combination activity, Pace will provide public shareholders with the opportunity to redeem their public shares in connection with any such vote. The Pace Initial Shareholders, officers and directors have agreed to waive any redemption rights with respect to their Founder Shares and any public shares held in connection with the completion of a business combination. Specifically, the amended and restated memorandum and articles of association provide, among other things, that:

•	prior to the consummation of a business combination, Pace shall either (i) seek shareholder approval of the business combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against the proposed business combination, into their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest, which interest shall be net of taxes payable, or (ii) provide public shareholders with the opportunity to tender their shares to Pace by means of a tender offer, and thereby avoid the need for a shareholder vote, for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest, which interest shall be net of taxes payable, in each case subject to the limitations described herein;

•	Pace will consummate a business combination only if it has net tangible assets of at least $5,000,001 upon such consummation and, solely if Pace seeks shareholder approval, a majority of the outstanding Pace Ordinary Shares voted are voted in favor of the business combination;

•	if Pace’s business combination is not consummated by September 16, 2017, then Pace will liquidate and distribute all funds held in the Trust Account to its public shareholders; and

•	prior to a business combination, Pace may not issue additional ordinary shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any business combination.

These provisions cannot be amended without the approval of holders of at least two thirds of Pace’s ordinary shares. Pace’s amended and restated memorandum and articles of association provide that Pace may consummate a business combination only if approved by holders of a majority of Pace Ordinary Shares voted, voting at a duly held shareholders meeting.

Annual Meeting

The NASDAQ listing rules require that Pace hold an annual meeting of shareholders on or prior to December 31, 2016. In light of the recent announcement of the proposed Business Combination and the limited availability of shareholders at the end of the year, Pace intends to defer compliance with the annual meeting requirement until 2017 when management believes it can communicate more effectively with shareholders regarding the proposed Business Combination. As a result, Pace expects to receive a notice of deficiency from NASDAQ with respect to its noncompliance. Pace also expects that NASDAQ will provide Pace with an opportunity to submit a plan of compliance for staff review. Pace intends to submit such a plan to NASDAQ promptly following receipt of the deficiency notice and to regain compliance with the listing rules within the time frame allotted by NASDAQ.

Conflicts of Interest

TPG manages several investment vehicles. Funds managed by TPG or its affiliates may compete with Pace for acquisition opportunities in the same industries and sectors as Pace may target for a business combination. If these funds decide to pursue any such opportunity, Pace may be precluded from procuring such opportunities. In addition, investment ideas generated within TPG, including by Mr. Peterson and other persons who may make decisions for Pace, may be suitable for both Pace and for a current or future TPG fund, and may be directed to such investment vehicle rather than to Pace, subject to applicable fiduciary duties. Neither TPG nor members of Pace’s management team who are also employed by TPG have any obligation to present Pace with any opportunity for a potential business combination of which they become aware solely in their capacities as officers or managing directors of TPG. TPG and/or Pace’s management, in their capacities as officers or managing directors of TPG or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future TPG investment vehicles, or third parties, before they present such opportunities to Pace.

Each of Pace’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of Pace’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such a business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Pace does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors will materially affect Pace’s ability to complete a business combination.

The Pace Sponsor has agreed that it will be liable to Pace if and to the extent any claims by a vendor for services rendered or products sold to Pace, or a prospective target business with which Pace has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. Claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account are also an exception to this agreement with the Pace Sponsor, as are any claims under Pace’s indemnity of the underwriters of the Pace IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Pace Sponsor will not be responsible to the extent of any liability for such third-party claims. Pace has not independently verified whether the Pace Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Pace Sponsor’s only assets are securities of Pace and, therefore, the Pace Sponsor may not be able to satisfy those obligations. Pace has not asked the Pace Sponsor to reserve for such eventuality. Pace believes the likelihood of the Pace Sponsor having to indemnify the Trust Account is limited because Pace will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with Pace waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Employees

Pace currently has three executive officers. Members of the Pace management team are not obligated to devote any specific number of hours to Pace matters but they intend to devote as much of their time as they deem necessary to Pace’s affairs until it has completed an initial business combination. The amount of time that Mr. Peterson or any other members of Pace management will devote in any time period will vary based on whether a target business has been selected for the initial business combination and the current stage of the business combination process.

Directors, Executive Officers and Corporate Governance.

The current directors and executive officers of Pace are as follows:

Name	Age	Title
David Bonderman	73	Chairman
James Coulter	56	Director
Chad Leat	59	Director
Robert Suss	45	Director
Paul Walsh	60	Director
Kneeland Youngblood	60	Director
Karl Peterson	46	President, Chief Executive Officer and Director
Dirk Eller	43	Chief Financial Officer
Clive Bode	72	General Counsel and Secretary

David Bonderman has served as Chairman of the Pace Board since September 2015. Mr. Bonderman is a founding partner of TPG. In 1993, Mr. Bonderman served as the chairman of Continental Airlines, Inc. in order to lead its emergence from bankruptcy. In addition, he has played a leading role in many of TPG’s turnaround investments including its investments in Ducati Motor Holdings, S.p.A., Armstrong World Industries, Inc., Burger King Holdings, Inc. and Seagate Technology plc, among others. In 2009, the United States Treasury Department appointed him to serve as a director of General Motors Company. He also has a track record of working with and investing in growth companies. Since 1996, Mr. Bonderman has served as Chairman of Ryanair Holdings, plc, one of the largest airlines in Europe. In addition, he was a co-founder of both Hotwire.com and CoStar Group, Inc., a leading data company for commercial real estate. He is currently active in working with high-growth companies through his service on the boards of directors of Kite Pharma, Inc. and Uber Technologies, Inc.

Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (“RMBG”), now doing business as Keystone Group, L.P., in Fort Worth, Texas. Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington, D.C. where he specialized in corporate, securities, bankruptcy and antitrust litigation. From 1969 to 1970, Mr. Bonderman was a Fellow in Foreign and Comparative Law in conjunction with Harvard University and from 1968 to 1969 he was Special Assistant to the U.S. Attorney General in the Civil Rights Division. From 1967 to 1968, Mr. Bonderman was Assistant Professor at Tulane University School of Law in New Orleans, Louisiana. Mr. Bonderman graduated Magna Cum Laude from Harvard Law School where he was a member of the Harvard Law Review and a Sheldon Fellow. He is a graduate of the University of Washington in Seattle, Washington.

Mr. Bonderman also serves or has served as a member of numerous boards including: Caesars Entertainment Corporation; Boston Championship Basketball, LLC; China International Capital Corporation Limited; XOJET, Inc.; The Wilderness Society; the Grand Canyon Trust; the American Himalayan Foundation; and the Harvard Dean’s Advisory Board. Historical boards include Armstrong World Industries, Inc.; Beringer Wine Estates; Burger King Holdings, Inc.; Continental Airlines Inc.; Co-Star Group, Inc.; Ducati Motor Holding,

S.p.A; General Motors Corporation; Hotwire.com; and Univision Communications Inc. Mr. Bonderman is well-qualified to serve as a director because of his significant directorship experience and his broad experience in the technology, media and business services sectors.

James Coulter has served as a director since September 2015. Mr. Coulter is a founding partner of TPG, one of the world’s largest private equity firms which was founded in 1992 and has overseen its expansion from a single fund to a diversified investment firm with an aggregate of $75 billion in assets under management as of December 31, 2015 with numerous funds across the private equity spectrum. Mr. Coulter began his career at Lehman Brothers, Kuhn, Loeb Inc. in 1982. In 1986, he joined Keystone Inc., a private equity firm formerly known as the Robert M. Bass Group. Mr. Coulter is a 1982 Phi Beta Kappa, summa cum laude graduate of Dartmouth College. He went on to receive his MBA from the Stanford Graduate School of Business where he was named an Arjay Miller Scholar. He serves on the Board of Trustees for both Dartmouth College and Stanford University. In addition, Mr. Coulter is a Co-Chair of the Leading Education by Advancing Digital (“LEAD”) Commission. The LEAD Commission is answering a challenge from the Federal Communications Commission and the U.S. Department of Education to develop a blueprint detailing the opportunity for using technology as a catalyst to transform and improve American education.

Mr. Coulter serves as a member on numerous corporate and charitable boards; including J. Crew Group, Inc., Creative Artists Agency, LLC, Chobani, LLC, Cirque du Soleil Inc., Evolution Media Growth Partners and Common Sense Media, Inc. Historical boards include America West Holdings Corporation, Northwest Airlines, Inc., Lenovo Group Ltd., Oxford Health Plans Inc., Alltel Corporation, The Neiman Marcus Group, Inc., IMS Health Inc., Genesis Health Ventures, Inc., GlobespanVirata Inc., the Vincraft Group, the San Francisco Zoological Society, the Bay Area Discovery Museum, San Francisco Day School, and the San Francisco University High School. Mr. Coulter is well-qualified to serve as a director because of his significant directorship experience and his broad experience in the retail, media and technology sectors.

Chad Leat has served as a director since September 2015. Mr. Leat is a retired Vice Chairman of Global Banking at Citigroup Inc., and has nearly thirty years of markets and banking experience on Wall Street. He is a leader and innovator in corporate credit and M&A finance. Mr. Leat joined Salomon Brothers in 1997 as a partner in High Yield Capital Markets and then joined Citigroup in 1998 from where he retired in 2013 as Vice Chairman of Global Investment Banking. Over the years he served on the firm’s Investment Banking Management Committee, the Fixed Income Management Committee and the Capital Markets Origination Committee. From 1998 until 2005 he served as the Global Head of Loans and Leveraged Finance. He grew this business from a small second-tier position to one of the largest loan and high-yield businesses on Wall Street. During the financial crisis, Mr. Leat helped Citigroup work through many challenging risk, regulatory and client issues.

Mr. Leat began his career on Wall Street at The Chase Manhattan Corporation in their Capital Markets Group in 1985 where he ultimately became the head of their highly successful Syndications, Structured Sales and Loan Trading businesses. This group was on the cutting edge of the fast-developing loan market and Mr. Leat was one of a handful of market professionals associated with the development and creation of this now vibrant capital market.

Mr. Leat serves on the Supervisory Board of Directors of BAWAG P.S.K. and is the Chairman of the Audit Committee. He is Chairman of the Board of MidCap Financial, PLC, a middle-market direct commercial lending business. He is Chairman of the Board of HealthEngine LLC, a healthcare technology company that provides platforms for consumers to better understand and directly control their healthcare spending. Previously, Mr. Leat served on the Board of Directors of Global Indemnity, PLC, a Dublin-based provider of property and casualty insurance from 2009 to 2015.

Mr. Leat is dedicated to many civic and philanthropic organizations. He is a member of the Economic Club of New York and has served on the boards of several charitable organizations. Currently, he is a member of the

Board of Directors of The Hampton Classic Horse Show and is a Trustee of the Parrish Museum of Art. Mr. Leat is a graduate of the University of Kansas, where he received his Bachelors of Science degree. Mr. Leat is well-qualified to serve as a director because of his significant directorship experience and his broad experience in the finance sector.

Robert Suss has served as a director since September 2015. Mr. Suss recently retired from his position as a Managing Director of Goldman Sachs & Co. where he spent the last 18 years building and turning around a number of businesses in their Investment Management Division. His last role was as Head of Private Wealth Management in London from 2012 to 2015 where his responsibilities included managing UK, Ireland, Belgium, the Netherlands, Luxembourg, Scandinavia, South Africa, Turkey, Israel, NRI and their Charities’ business and developing growth strategies. Prior to this, Mr. Suss was the Head of UK and Ireland Private Wealth Management from 2008 to 2012 when his unit received the prestigious Euromoney peer voted award for Ultra High Net Worth Services for three consecutive years from 2009 to 2011. From 2006 to 2008, Mr. Suss served as the Head of Wealth Management Solutions.

Mr. Suss is deeply involved with the Royal Academy of the Arts, serving as a trustee of the institution, and as chair of both its patron committee and its schools’ annual auction and dinner. Mr. Suss also sits on the advisory board of Global Angels and is a trustee of J.K. Rowling’s endeavor Lumos – both charity organizations work to aid and empower disadvantaged children. Mr. Suss received the accolade of being one of GQ’s best Connected People in the UK in 2014. Mr. Suss graduated from the University of Leeds with a Joint Honours in Economics and Management. Mr. Suss is well-qualified to serve as a director because of his significant directorship experience and his broad experience in the finance sector.

Paul Walsh has served as a director since September 2015. Mr. Walsh is Chairman of Compass Group PLC, having been appointed to the role in 2014, and he recently served as Chairman of Ontex Group NV where he helped prepare the company for its initial public offering in 2014. Mr. Walsh also serves as an advisor for LEK Consultants and TPG Capital LLP, positions he has held since 2014.

Previously, Mr. Walsh had a long career with Diageo plc where he served as an advisor from 2013 through 2014 and as Chief Executive Officer from 2000 to 2013. Before Diageo plc was formed by the merger of Guinness PLC and Grand Metropolitan plc. Mr. Walsh joined Grand Metropolitan plc’s brewing division in 1982 and became its Finance Director in 1986. Mr. Walsh has also held financial and commercial positions with InterContinental Hotels Group and in Grand Metropolitan’s food business, becoming CEO of the Pillsbury Company, LLC in 1992. He was appointed to the Grand Metropolitan’s Board in 1995 and to the Diageo Board in 1997. Mr. Walsh is Chairman of Avanti Communications Group PLC and a non-executive director of FedEx Corporation, Rm2 International Sa and Simpsons Malt Limited. Mr. Walsh previously served as a non-executive director of Unilever PLC and United Spirits Limited. Mr. Walsh is a member of the Prime Minister’s Business Advisory Group and also a UK Business Ambassador. Mr. Walsh is well-qualified to serve as a director because of his significant directorship experience and his broad experience in the retail and services sectors.

Kneeland Youngblood has served as a director since September 2015. Mr. Youngblood has served as a founding partner of Pharos Capital Group, LLC since 1998, a private equity firm that invests in the healthcare service sector, business service sector and selective opportunistic investments.

Previously, Mr. Youngblood served for six years on the board of trustees of the Teacher Retirement System of Texas, the pension fund to which he was appointed by Governor Ann Richards and confirmed by Governor George W. Bush, from 1993 to 1999. In his capacity as a trustee, he was actively involved in hiring investment advisors, determining asset allocations and formulating investment/benefit policies. He served as chairman of the fund’s Real Estate Committee, where he directed a major restructuring of the portfolio. He also served on the board of directors of the Texas Growth Fund, a private equity fund focused on Texas-based companies. Mr. Youngblood was Chairman of the American Beacon Funds, a mutual fund company that is managed by

American Beacon Advisors, an investment affiliate of American Airlines. He was a director of Starwood Hotels and Lodging, one of the largest hotel companies in the world. He has also served on the boards of directors of Gap Inc., Burger King Worldwide Inc. and the Dallas Employee Retirement System. He is a former director of the U.S. Enrichment Corporation, a global energy services company taken public in 1998 in a government privatization. He served as a Presidential appointee with Senate confirmation in his role on the Board. He currently serves on the boards of Energy Future Holdings Corporation and Mallinckrodt Pharmaceuticals, a UK based company, which is listed on the New York Stock Exchange.

Mr. Youngblood is a member of the Council on Foreign Relations and graduated from Princeton University in 1978 with an A.B in Politics/Science in Human Affairs and earned an M.D. degree from the University of Texas, Southwestern Medical School in 1982. Mr. Youngblood is well-qualified to serve as a director because of his significant directorship experience and his broad experience in the real estate, retail and energy sectors.

Karl Peterson has served as the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Holdco since January 2017 and as President and CEO of Pace Holdings since its inception. Mr. Peterson is a Senior Partner of TPG and is the Managing Partner of TPG Permanent Capital Solutions. From 2010-2016 he was Managing Partner of TPG Europe LLP and sits on the Executive Committee of TPG. Since joining TPG in 2004, Mr. Peterson has led investments for TPG in technology, media, financial services and travel sectors. Prior to 2004, he was a co-founder and the president and chief executive officer of Hotwire.com, a disruptive travel distribution company. He led the business from its launch through its sale to IAC/ InterActiveCorp for $685 million in 2003. Before founding Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson currently serves on the board of Sabre Corporation, Caesars Acquisition Company, Victoria Plum Ltd, TSL Education Group Ltd, and Saxo Bank A/S. Mr. Peterson also served on the board of Caesars Entertainment Corporation from 2008 to 2013 and Norwegian Cruise Line Holdings Ltd. from 2008 to 2016. Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor’s of Business Administration Degree with High Honors. Mr. Peterson’s significant investment and financial expertise make him well-qualified to serve as a director of the Holdco Board.

Dirk Eller has been Pace’s Chief Financial Officer since Pace’s inception. Mr. Eller is a Partner in the Operations Group of TPG Capital, based in London. In this role, he partners with management of existing portfolio companies to identify and drive key revenue, cost and capital initiatives designed to deliver top and bottom line improvements. He is presently active in driving operational efficiencies across one of TPG’s current portfolio companies, Prezzo Holdings Limited, one of the leading casual dining operators in the UK, while also serving on its board. In addition, Mr. Eller also focuses on identifying and underwriting new potential investment opportunities across various sectors, including media, technology and business services.

Prior to joining TPG in 2015, Mr. Eller served as Chief Financial Officer and Group Finance Director of Clear Channel Outdoor, a leading global outdoor advertiser with operations in the United States, Europe, Asia and Latin America, from 2012 to 2014 and as Chief Financial Officer of Clear Channel International from 2010 to 2012. In these roles he directed worldwide finance, procurement and information technology, and also was instrumental in driving the company’s global change management program targeting revenue outperformance, transformational cost reduction, and stringent capital allocation across a number of developed and emerging market countries.

Mr. Eller also served as Senior Vice President, Corporate Development and Strategic Planning of Clear Channel Communications, Inc., now iHeartCommunications, Inc., from 2005 to 2010, where he directed global acquisition, divestiture, capital investment, and strategic planning for the company’s radio broadcasting, outdoor advertising, live entertainment, and television business.

Prior to joining Clear Channel Communications, Inc. in 2005, Mr. Eller worked with Private Equity Partners in Fort Worth, Texas and Bowles Hollowell Conner, a mergers and acquisition firm based in Charlotte, North

Carolina. He received a Bachelor of Business Administration, magna cum laude, from Texas A&M University and a Masters of Business Administration from Harvard Business School.

Clive Bode has been Pace’s General Counsel and Secretary since Pace’s inception. Mr. Bode is a Partner of TPG. Previously, Mr. Bode was General Counsel of TPG and is currently serving as the interim General Counsel. Prior to joining TPG in 2006, Mr. Bode was a Senior Advisor to certain members of the Bass family of Fort Worth, Texas and prior to that he was a partner with Vinson & Elkins, LLP, a law firm headquartered in Houston, Texas. Mr. Bode earned his JD, cum laude, from the University of Michigan Law School, and graduated summa cum laude from Oakland University. Mr. Bode currently serves as a director of FESCO and has previously served as a director of Petro Harvester Oil & Gas, LLC.

Number and Terms of Office of Officers and Directors

The Pace Board consists of seven members. Holders of Founder Shares have the right to elect all of Pace’s directors prior to the consummation of a business combination and holders of public shares will not have the right to vote on the designation of directors during such time. These provisions of Pace’s amended and restated memorandum and articles of association may only be amended by a special resolution passed by a majority of at least 90% of Pace’s ordinary shares voting in a general meeting. Each of Pace’s directors holds office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on the Pace Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the Pace Board or by a majority of the holders of Founder Shares.

Pace’s officers are elected by the Pace Board and serve at the discretion of the Pace Board, rather than for specific terms of office. The Pace Board is authorized to appoint persons to the offices set forth in its amended and restated memorandum and articles of association as it deems appropriate. Pace’s amended and restated memorandum and articles of association provide that Pace’s officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the Pace Board.

Committees of the Board of Directors

The Pace Board has two standing committees: an audit committee and a compensation committee. Both the audit committee and the compensation committee are composed solely of independent directors.

Audit Committee

The Pace Board has established an audit committee of the Pace Board. Audit committee members include Messrs. Leat, Suss and Youngblood. Mr. Leat serves as chairman of the audit committee.

Each member of the audit committee is financially literate and the Pace Board has determined that Mr. Leat qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Pace has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by Pace;

•	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by Pace, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with Pace in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Pace entering into such transaction; and

•	reviewing with management, the independent auditors, and Pace’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Pace’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The Pace Board has established a compensation committee of the Pace Board. Compensation committee members include Messrs. Walsh and Youngblood. Mr. Walsh serves as chairman of the compensation committee.

The compensation committee has adopted a compensation committee charter which details the principal functions of the compensation committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to Pace’s Chief Executive Officer’s compensation, evaluating Pace’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration, if any, of Pace’s Chief Executive Officer’s based on such evaluation;

•	reviewing and approving the compensation of all of Pace’s other executive officers;

•	reviewing Pace’s executive compensation policies and plans;

•	adopting Pace’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with Pace’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Pace’s executive officers and employees;

•	producing a report on executive compensation to be included in Pace’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Director Nominations

Pace does not have a standing nominating committee, though Pace intends to form a corporate governance and nominating committee as and when required to do so by law or NASDAQ rules. In accordance with Rule 5605(e)(2) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by the Pace Board. The Pace Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, all such directors are independent. As there is no standing nominating committee, Pace does not have a nominating committee charter in place.

Prior to a business combination, the Pace Board will also consider director candidates recommended for nomination by holders of Founder Shares during such times as they are seeking proposed nominees to stand for election at an annual general meeting of shareholders (or, if applicable, an extraordinary general meeting of shareholders). Prior to a business combination, holders of public shares will not have the right to recommend director candidates for nomination to the Pace Board.

Pace has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Pace Board considers educational background, diversity of professional experience, knowledge of Pace’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Pace’s shareholders.

Compensation Committee Interlocks and Insider Participation

None of Pace’s executive officers currently serves, and in the past year has not served, as a member of the Pace Board or compensation committee of any entity that has one or more executive officers serving on the Pace Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Pace’s officers, directors and persons who beneficially own more than ten percent of Pace’s ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish Pace with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, Pace believes that during the year ended December 31, 2015 there were no delinquent filers.

Code of Ethics

Pace has adopted a Code of Ethics that applies to all of its directors, executive officers and employees that complies with the rules and regulations of the NASDAQ. The Code of Ethics codifies the business and ethical principles that govern all aspects of Pace’s business. Pace has previously filed copies of its form of Code of Ethics, its form of Audit Committee Charter and its form of Compensation Committee Charter as exhibits to its registration statement in connection with the Pace IPO. You may review these documents by accessing Pace’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to Pace in writing at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 or by telephone at (212) 405-8458.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of Pace’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of Pace’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Pace does not believe, however, that the fiduciary duties or contractual obligations of its officers and directors will materially affect its ability to complete a business combination.

The Pace Sponsor, executive officers and directors may become involved with subsequent blank check companies similar to Pace, although they have agreed not to participate in the formation of, or become an officer or director of, any blank check company until Pace has entered into a definitive agreement regarding a business combination or Pace has failed to complete a business combination by September 16, 2017. Potential investors should also be aware of the following other potential conflicts of interest:

•	None of the Pace officers or directors is required to commit his or her full time to Pace’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•	In the course of their other business activities, Pace’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to Pace as well as the other entities with which they are affiliated. Pace’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•	The Pace Initial Shareholders, officers and directors have agreed to waive their redemption rights with respect to Founder Shares and any public shares held in connection with the consummation of a business combination. Additionally, the Pace Initial Shareholders, officers and directors have agreed to waive their redemption rights with respect to their Founder Shares if Pace fails to consummate a business combination by September 16, 2017. If Pace does not complete a business combination within such applicable time period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of public shares, and the Private Placement Warrants will expire worthless. With certain limited exceptions, the Founder Shares will not be transferable, assignable or salable by the Pace Sponsor until the earlier of (1) one year after the completion of a business combination and (2) the date on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction after a business combination that results in all of Pace’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of Pace’s ordinary shares equal or exceed $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, the Founder Shares will be released from the lock-up. With certain limited exceptions, the Private Placement Warrants and the underlying ordinary shares, will not be transferable, assignable or salable by the Pace Sponsor until 30 days after the completion of a business combination. Since the Pace Sponsor and officers and directors directly or indirectly own 20% of Pace’s ordinary shares and all of the Private Placement Warrants, Pace’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate a business combination.

•	Pace’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to a business combination.

The conflicts described above may not be resolved in Pace’s favor.

Accordingly, as a result of multiple business affiliations, Pace’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Below is a table summarizing the entities to which Pace’s executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
David Bonderman	TPG Global, LLC and certain affiliates	Alternative Investment Manager	Officer and/or Director
	Caesars Entertainment Corporation	Entertainment	Director
	Energy Future Holdings Corp.	Energy	Director
	Ryanair Holdings, plc	Airline	Chairman
	Kite Pharma, Inc.	Pharmaceutical	Director
	China International Capital Corporation	Financial	Director
	Evolution Media Growth Partners	Media	Director
	STX Filmworks, LLC	Media	Director
	Uber Technologies, Inc.	Software	Director
	XOJET, Inc.	Aviation	Director

James Coulter	TPG Global, LLC and certain affiliates	Alternative Investment Manager	Officer and/or Director
	Creative Artists Agency, LLC	Entertainment	Director
	Cirque du Soleil Inc.	Entertainment	Director
	Chobani, LLC	Food	Director
	Evolution Media Growth Partners	Media	Director
	J. Crew Group, Inc.	Retail	Director

Chad Leat	BAWAG P.S.K.	Banking	Director
	HealthEngine LLC	Healthcare Technology	Director
	MidCap Financial, PLC	Commercial Lending	Director

Robert Suss	None	None	None

Paul Walsh	Compass Group PLC	Food and Support Services	Director
	Avanti Communications Group PLC	Telecommunications	Director
	Rm2 International Sa	Shipping	Director
	FedEx Corporation	Shipping	Director
	Simpsons Malt Limited	Food Supplier	Director

Kneeland Youngblood	Pharos Capital Group, LLC	Alternative Investment Manager	Officer
	EnergyFuture Holdings Corporation	Energy	Director
	Reel FX, Inc.	Entertainment	Director
	Mallinckrodt Pharmaceuticals	Pharmaceutical	Director

Karl Peterson	TPG Capital, LLP	Alternative Investment Manager	Partner
	Sabre Corporation and related entities	Technology	Officer and/or Director
	Caesars Acquisition Company and related entities	Entertainment	Officer and/or Director
	Victoria Plum Ltd and related entities	Retail	Director
	TSL Education Group Ltd. and related entities	Education Publisher	Director
	Saxo Bank A/S and related entities	Financial	Officer and Director

Dirk Eller	TPG Capital, LLP	Alternative Investment Manager	Officer and/or Director
	Prezzo Holdings Limited	Restaurant Chain	Director

Clive Bode	TPG Global, LLC and certain affiliates	Alternative Investment Manager	Officer and/or Director
	Far-Eastern Shipping Company Plc and related entities	Shipping	Officer and/or Director

Accordingly, if any of the above executive officers or directors become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to Pace if such entity rejects the opportunity, subject to their fiduciary duties under Cayman Islands law. Pace does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect Pace’s ability to complete a business combination.

Pace is not prohibited from pursuing a business combination with a company that is affiliated with the Pace Sponsor, officers or directors. In the event Pace seeks to complete a business combination with such a company, Pace, or a committee of independent directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA, or from an independent accounting firm, that such a business combination is fair to Pace from a financial point of view.

The Pace Initial Shareholders, officers and directors have agreed, pursuant to the terms of a letter agreement entered into with Pace, to vote any Founder Shares held by them, and their permitted transferees will agree, and any public shares held by them in favor of the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Pace’s amended and restated memorandum and articles of association provide for indemnification of Pace’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. Pace has purchased a policy of directors’ and officers’ liability insurance that insures Pace’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Pace against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Pace pursuant to the foregoing provisions, Pace has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Compensation

None of Pace’s executive officers or directors have received any cash compensation for services rendered to Pace. Commencing on September 10, 2015, through the earlier of the consummation of a business combination or Pace’s liquidation, Pace pays monthly recurring expenses of $10,000 to an affiliate of the Pace Sponsor for office space, administrative and support services. The Pace Sponsor, executive officers, directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on Pace’s behalf (of which approximately $300 is owed as of the date hereof) such as identifying potential target businesses and performing due diligence on suitable business combinations. Pace’s independent directors will review on a quarterly basis all payments that were made to the Pace Sponsor, executive officers, directors and Pace’s or their affiliates. Pace notes that some named executive officers have economic interests in the Pace Sponsor. For more information about the interests of the Pace Sponsor in the Business Combination, please see the section entitled “The Business Combination – Interests of Certain Persons in the Business Combination.”

Pace is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment. After the completion of a business combination, directors or members of Pace’s management team who remain with Pace may be paid consulting, management or other fees from the combined company. For a discussion of executive compensation arrangements after the closing of the Business Combination, please see the section entitled “Management of Holdco After the Business Combination.”

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.

Pace has no compensation plans under which equity securities are authorized for issuance.

The following table sets forth information available to Pace at January 19, 2017 with respect to Pace Ordinary Shares held by:

•	each person known by Pace to be the beneficial owner of more than 5% of Pace’s outstanding ordinary shares;

•	each of Pace’s executive officers and directors that beneficially own ordinary shares; and

•	all Pace’s executive officers and directors as a group.

Unless otherwise indicated, Pace believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the Private Placement Warrants Holdco Earnout Warrants or Pace Earnout Warrants, as they are not exercisable within 60 days of January 19, 2017, or the Class A Shares to be issued to the Private Placement Investors in the Private Placement.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Outstanding Ordinary Shares
TPACE Sponsor Corp.(3)	11,090,000	19.7%
TPG Group Holdings (SBS) Advisors, Inc.(3)	11,090,000	19.7%
David Bonderman(3)	11,090,000	19.7%
James Coulter(3)	11,090,000	19.7%
Karl Peterson(3)	11,090,000	19.7%
Alyeska Investment Group, L.P. (4)	4,000,000	8.7%
Alyeska Investment Group, LLC(5)	4,000,000	8.7%
Alyeska Fund 2 GP, LLC(6)	4,000,000	8.7%
Anand Parekh(7)	4,000,000	8.7%
Highbridge International LLC(8)	3,275,589	5.8%
Arrowgrass Capital Partners (US) LP(9)	2,567,728	5.7%
Arrowgrass Capital Services (US) Inc. (10)	2,567,728	5.7%
Chad Leat	40,000	*
Robert Suss	40,000	*
Paul Walsh	40,000	*
Kneeland Youngblood	40,000	*
Dirk Eller	—	*
Clive Bode	—	*
All directors and executive officers as a group (9 individuals)(3)	11,250,000	20.0%

*	Less than 1%.
(1)	This table is based on 56,250,000 ordinary shares outstanding at January 19, 2017, of which 45,000,000 were Class A ordinary shares and 11,250,000 were Class F ordinary shares. Except as described in the footnotes below and subject to applicable community property laws and similar laws, Pace believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 301 Commerce Street, Suite 3300, Fort Worth, Texas, 76102.

(2)	This table does not reflect record or beneficial ownership of the 22,000,000 Private Placement Warrants as they are not exercisable within 60 days of January 19, 2017.
(3)	The Pace Sponsor holds an aggregate of 11,090,000 Class F ordinary shares. The sole shareholders of the Pace Sponsor are TPG Holdings III, L.P. and Karl Peterson. The general partner of TPG Holdings III, L.P. is TPG Holdings III-A, L.P., whose general partner is TPG Holdings III-A, Inc., whose sole shareholder is TPG Group Holdings (SBS), L.P., whose general partner is TPG Group Holdings (SBS) Advisors, Inc. David Bonderman and James Coulter are officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc., and may therefore be deemed to be the beneficial owners of the securities held by the Pace Sponsor. Karl Peterson is the sole director and a shareholder of the Pace Sponsor and may therefore be deemed to be the beneficial owner of the securities held by the Pace Sponsor. Messrs. Bonderman, Coulter and Peterson disclaim beneficial ownership of the securities held by the Pace Sponsor except to the extent of their pecuniary interest therein.
(4)	According to the Schedule 13G filed on February 2, 2016. The business address of Alyeska Investment Group, L.P. is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.
(5)	According to the Schedule 13G filed on February 2, 2016. The business address of Alyeska Investment Group, LLC is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.
(6)	According to the Schedule 13G filed on February 2, 2016. The business address of Alyeska Fund 2 GP, LLC is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.
(7)	According to the Schedule 13G filed on February 2, 2016. The business address of Anand Parekh is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.
(8)	According to the Schedule 13G filed on September 21, 2015. The business address of Highbridge International LLC is c/o Highbridge Capital Management, LLC, 40 West 57th Street, 33rd Floor, New York, New York, 10019.
(9)	According to the Schedule 13G filed on February 16, 2016. The business address of Arrowgrass Capital Partners (US) LP is 1330 Avenue of the Americas, 32nd Floor, New York, New York 10019.
(10)	According to the Schedule 13G filed on February 16, 2016. The business address of Arrowgrass Capital Services (US) Inc. is 1330 Avenue of the Americas, 32nd Floor, New York, New York 10019.

The Pace Initial Shareholders beneficially own 20% of Pace’s issued and outstanding ordinary shares and have the right to elect all of Pace’s directors prior to a business combination as a result of holding all of the Founder Shares. Holders of public shares will not have the right to elect any directors to the Pace Board prior to a business combination. In addition, because of their ownership block, the Pace Initial Shareholders may be able to effectively influence the outcome of all other matters requiring approval by Pace’s shareholders, including amendments to Pace’s amended and restated memorandum and articles of association and approval of significant corporate transactions.

Prior to the Pace IPO, on June 30, 2015, the Pace Sponsor purchased 10,062,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. On September 4, 2015, the Pace Sponsor transferred 35,000 Founder Shares to each of Pace’s four independent directors at their original purchase price. Immediately prior to the pricing of the Pace IPO on September 10, 2015, Pace effected a capitalization of 1,437,500 Founder Shares to Pace’s Initial Shareholders, resulting in an aggregate issuance of 11,500,000 Founder Shares of which 1,500,000 shares were subject to forfeiture by the Pace Sponsor if the underwriters’ over-allotment option was not exercised in full by a specified date. On October 25, 2015, the Pace Sponsor forfeited 250,000 Founder Shares on the expiration of the unexercised portion of the underwriters’ over-allotment option so that the Founder Shares would represent 20% of the total ordinary shares outstanding. Following the capitalization and forfeiture, the Pace Sponsor held 11,090,000 Founder Shares and each of Pace’s four independent directors held 40,000 Founder Shares.

On September 16, 2015, Pace consummated the Pace IPO of 45,000,000 Units (which included the purchase of 5,000,000 Units subject to the underwriters’ 6,000,000 unit over-allotment option) at a price of $10.00 per unit generating gross proceeds of $450,000,000 before underwriting discounts and expenses. Each unit consists of one Class A ordinary share, par value $0.0001 per share, and one public warrant. Prior to September 16, 2015, Pace completed the sale of the Private Placement Warrants.

The Pace Sponsor and Pace’s executive officers and directors are deemed to be Pace’s “promoters” as such term is defined under the federal securities laws. Please see the section entitled “Certain Relationships and Related Transactions – Pace Relationships and Related Party Transactions” for additional information regarding Pace’s relationships with its promoters.

Director Independence

NASDAQ listing standards require that a majority of the Pace Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Pace Board has determined that Messrs. Leat, Suss, Walsh and Youngblood are “independent directors” as defined in Rule 10A-3 of the Exchange Act and the rules of the NASDAQ. The Pace independent directors have regularly scheduled meetings at which only independent directors are present.

PACE MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Pace included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Pace’s current expectations, estimates and assumptions concerning events and financial trends that may affect Pace’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “General Information – Cautionary Note Regarding Forward-Looking Statements.”

Overview

Pace is a blank check company incorporated as a Cayman Islands exempted company on June 3, 2015 and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses.

Pace intends to consummate an initial business combination using cash from the proceeds of the Pace IPO that closed on September 16, 2015 (the “Close Date”) and the private placement of Private Placement Warrants that occurred at the Close Date, and from additional issuances of, if any, Pace’s capital stock and its debt, or a combination of cash, stock and debt.

At September 30, 2016, Pace held cash of $83,714, current liabilities of $623,258 and deferred underwriting compensation of $15,750,000. Further, Pace expects to continue to incur significant costs in the pursuit of its acquisition plans. Pace cannot assure you that its plans to complete an initial business combination will be successful.

Results of Operations

For the three and nine months ended September 30, 2016, Pace earned net income of $13,775 and incurred a net loss of $523,505, respectively. For the three months ended September 30, 2015 and the period from June 3, 2015 (inception) to September 30, 2015, Pace incurred net losses of $86,630 and $141,130, respectively. Pace’s business activities since the Pace IPO have consisted solely of identifying and evaluating prospective acquisition targets for an initial business combination.

Liquidity and Capital Resources

On June 30, 2015, Pace Sponsor purchased 10,062,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. On September 4, 2015, Pace Sponsor transferred 35,000 Founder Shares to each of Pace’s four independent directors at their original purchase price. Immediately prior to the pricing of the Pace IPO, on September 10, 2015, the board of directors of Pace effected a capitalization of 1,437,500 Founder Shares to the Pace Initial Shareholders, resulting in an aggregate issuance of 11,500,000 Founder Shares, of which 1,500,000 shares were subject to forfeiture by Pace Sponsor if the underwriters’ over-allotment option was not exercised in full by a specified date. On October 25, 2015, Pace Sponsor forfeited 250,000 Founder Shares on the expiration of the unexercised portion of the underwriters’ over-allotment option so that the Founder Shares would represent 20% of the total Pace Ordinary Shares outstanding. Following the capitalization and forfeiture, Pace Sponsor held 11,090,000 Founder Shares and each of Pace’s four independent directors held 40,000 Founder Shares.

On September 16, 2015, Pace consummated the Pace IPO of 45,000,000 public units (which included the purchase of 5,000,000 public units subject to the underwriters’ 6,000,000 public unit over-allotment option) at a price of $10.00 per unit, generating gross proceeds of $450,000,000 before underwriting discounts and expenses.

Each “unit” consists of one Class A Share and one public warrant. Each “warrant” entitles the holder thereof to purchase one-third of one Class A Share at a price of one-third of $11.50 per one-third share. Prior to the Close Date, Pace completed the private sale of an aggregate of 22,000,000 Private Placement Warrants, each exercisable to purchase one-third of one Class A Share for one-third of $11.50 per one-third share, to Pace Sponsor, at a price of $0.50 per Private Placement Warrant.

Pace received gross proceeds from the Pace IPO and the sale of the Private Placement Warrants of $450,000,000 and $11,000,000, respectively, for an aggregate of $461,000,000. $450,000,000 of the gross proceeds were deposited in the Trust Account with Continental Stock Transfer and Trust Company. At the Close Date, the remaining $11,000,000 was held outside of the Trust Account, of which $9,000,000 was used to pay underwriting discounts and $300,000 was used to repay notes payable to Pace Sponsor, with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In the future, a portion of interest income on the funds held in the Trust Account may be released to Pace to pay tax obligations.

On January 4, 2016, Pace invested the funds held in the Trust Account in a money market account invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act (“Money Market Investments”).

At September 30, 2016, Pace had cash held outside of the Trust Account of $83,714, which is available to fund its working capital requirements.

At September 30, 2016, Pace had current liabilities of $623,258, largely due to costs associated with identifying and evaluating potential business combinations. The identification and evaluation of potential business combinations is continuing after September 30, 2016 and Pace therefore expects to incur additional expenses, which may be significant. Subsequent to September 30, 2016, Pace Sponsor agreed to loan Pace up to $1.25 million to fund its operating costs (the “Sponsor Loan”). The Sponsor Loan is non-interest bearing and matures on the earlier of September 15, 2017 and the consummation of an initial business combination. Pace expects some portion of these expenses to be paid upon consummation of an initial business combination. Pace may, however, need to raise additional funds in order to meet the expenditures required for operating its business prior to a business combination. Pace may request loans from Pace Sponsor, affiliates of Pace Sponsor or certain of its executive officers and directors to fund its working capital requirements prior to completing an initial business combination. Pace may use working capital to repay such loans, but no proceeds from the Trust Account will be utilized for such repayment. Additional funds could also be raised through a private offering of debt or equity. There can be no assurance that Pace will be able to raise such funds. These conditions raise substantial doubt about Pace’s ability to continue as a going concern.

Pace may also need to obtain additional financing either to complete an initial business combination or because Pace becomes obligated to redeem a significant number of its Class A Shares upon completion of an initial business combination, in which case Pace may issue additional securities or incur debt in connection with such business combination.

Pace has 24 months after the Close Date to complete an initial business combination. If Pace does not complete an initial business combination within this time period, Pace shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Class A Shares issued as part of the units in the Pace IPO, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of tax (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the shareholder rights of owners of Class A Shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors of Pace, dissolve and liquidate, subject in each case to Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Pace intends to use substantially all of the funds held in the Trust Account, including earned interest (which interest shall be net of taxes payable) to consummate an initial business combination. To the extent that Pace’s capital stock or debt is used, in whole or in part, as consideration to consummate an initial business combination, the remaining proceeds held in the Trust Account after completion of the initial business combination and redemptions of Class A Shares, if any, will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue Pace’s growth strategy.

Off-Balance Sheet Financing Arrangements

Pace has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. Pace does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Pace has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual Obligations

At September 30, 2016, Pace does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to pay monthly recurring expenses of $10,000 for office space, administrative and support services to an affiliate of Pace Sponsor. The agreement terminates upon the earlier of the completion of an initial business combination or the liquidation of Pace. Subsequent to September 30, 2016, Pace entered into the Sponsor Loan providing for borrowings of up to $1.25 million.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires Pace management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Pace has identified the following as its critical accounting policies:

Offering Costs

Pace complies with the requirements of Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Pace incurred offering costs in connection with the Pace IPO of $1,114,002, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. These costs, along with paid and deferred underwriter discounts totaling $24,750,000, were charged to additional paid-in capital at the Close Date.

Redeemable Pace Ordinary Shares

The 45,000,000 Class A Shares sold as part of the units in the Pace IPO contain a redemption feature under which holders of the Class A Shares may redeem all or a portion of their public shares upon completion of an initial business combination for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial business combination (including interest, net of taxes payable). In accordance with ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), redemption provisions not solely within an entity’s control require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of an entity’s equity instruments, are excluded from the provisions of ASC 480. Although Pace did not specify a maximum redemption threshold, its amended and restated memorandum and articles of association provide that in no event will Pace redeem its Class A Shares in an amount that would cause its net tangible assets, or total shareholders’ equity, to fall below $5,000,001. Accordingly, at September 30, 2016 and December 31, 2015, 42,937,876 and 42,990,227, respectively, of Pace’s 45,000,000 Class A Shares were classified outside of permanent equity.

Net Loss per Pace Ordinary Share

Net loss per Pace Ordinary Share is computed by dividing net loss attributable to Pace Ordinary Shares by the weighted average number of Pace Ordinary Shares outstanding during the period, plus to the extent dilutive the incremental number of Pace Ordinary Shares to settle warrants, as calculated using the treasury stock method. At September 30, 2016, Pace had outstanding warrants for the purchase of up to 22,333,333 Class A Shares. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted net loss per Pace Ordinary Share because its inclusion would have been anti-dilutive. As a result, diluted net loss per Pace Ordinary Share is equal to basic net loss per Pace Ordinary Share.

Recent Accounting Pronouncements

Pace management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Pace financial statements.

Quantitative and Qualitative Disclosures About Market Risk.

To date, Pace’s efforts have been limited to organizational activities and activities relating to the Pace IPO and the identification and evaluation of prospective acquisition targets for an initial business combination. Pace has neither engaged in any operations nor generated any revenues. As the net proceeds from the Pace IPO and the sale of the Private Placement Warrants held in the Trust Account have been invested in Money Market Investments, Pace does not believe there will be any material exposure to interest rate risk. For both the three months and nine months ended September 30, 2016, the effective annualized interest rate earned on the Money Market Investments was 0.2%.

At September 30, 2016, $450,628,095 was held in the Trust Account for the purposes of consummating an initial business combination. If Pace completes an initial business combination within 24 months after the Close Date, funds in the Trust Account will be used to pay for the initial business combination, redemptions of Class A Shares, if any, the deferred underwriting compensation of $15,750,000 and accrued expenses related to the initial business combination. Any funds remaining will be made available to Pace to provide working capital to finance its operations.

Pace has not engaged in any hedging activities since its inception on June 3, 2015. Pace does not expect to engage in any hedging activities with respect to the market risk to which it is exposed.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in Pace’s reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer of Pace, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, the Chief Executive Officer and Chief Financial Officer of Pace carried out an evaluation of the effectiveness of the design and operation of Pace’s disclosure controls and procedures as of September 30, 2016. Based upon their evaluation, the Chief Executive Officer and Chief Financial Officer of Pace concluded that Pace’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective.

During the most recently completed fiscal quarter, there has been no change in Pace’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting.

BUSINESS OF PLAYA AND CERTAIN INFORMATION ABOUT PLAYA

Unless otherwise stated, references in this section to “Playa,” “we” and “us” generally refer to Playa Hotels & Resorts B.V. and its consolidated subsidiaries.

Overview

Playa is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns a portfolio consisting of 13 resorts (6,142 rooms) located in Mexico, the Dominican Republic and Jamaica. All-inclusive resorts provide guests with an integrated experience through prepaid packages of room accommodations, food and beverage services and entertainment activities. Playa believes that its properties are among the finest all-inclusive resorts in the markets they serve. All of Playa’s resorts offer guests luxury accommodations, noteworthy architecture, extensive on-site activities and multiple food and beverage options. Playa’s guests also have the opportunity to purchase upgrades from Playa such as premium rooms, dining experiences, wines and spirits and spa packages. For the year ended December 31, 2015, Playa generated net income of $9.7 million, total revenue of $408.3 million, Net Package RevPAR of approximately $179 and Adjusted EBITDA of $101.7 million. For the nine months ended September 30, 2016, Playa generated net income of $44.8 million, total revenue of $401.4 million, Net Package RevPAR of approximately $202 and Adjusted EBITDA of $125.9 million. This represents increases from the nine months ended September 30, 2015, during which Playa generated net income of $22.9 million, total revenue of $301.3 million, Net Package RevPAR of approximately $184 and Adjusted EBITDA of $84.6 million. For the nine months ended September 30, 2016, Playa’s guest origin based on number of room nights in 2016 consisted of approximately 58% from the United States, 9% from Canada, 15% from Europe and 18% from other origins.

Playa believes that its resorts have a competitive advantage due to their location, extensive amenities, scale and guest-friendly design. Playa’s portfolio is comprised of all-inclusive resorts that share the following characteristics: (i) prime beachfront locations; (ii) convenient air access from a number of North American and other international gateway markets; (iii) strategic locations in popular vacation destinations in countries with strong government commitments to tourism; (iv) high quality physical condition; and (v) capacity for further revenues and earnings growth through incremental renovation or repositioning opportunities.

Playa focuses on the all-inclusive resort business because Playa believes it is a rapidly growing segment of the lodging industry that provides its guests and it with compelling opportunities. Playa’s all-inclusive resorts provide guests with an attractive vacation experience that offers value and a high degree of cost certainty, as compared to traditional resorts, where the costs of discretionary food and beverage services and other amenities can be unpredictable and significant. Playa believes that the all-inclusive model provides it with more predictable revenue, expenses and occupancy rates as compared to other lodging industry business models because, among other reasons, guests at all-inclusive resorts often book and pay for their stays further in advance than guests at traditional resorts. Since stays are generally booked and paid for in advance, customers are less likely to cancel, which allows Playa to manage on-site expenses and protect operating margins accordingly. These characteristics of the all-inclusive model allow Playa to more accurately adjust certain operating costs in light of expected demand, as compared to other lodging industry business models. Playa also has the opportunity to generate incremental revenue by offering upgrades, premium services and amenities not included in the all-inclusive package. For the year ended December 31, 2015, approximately 53% of Playa’s guests came from the United States. Playa believes that guests from the United States purchase upgrades, premium services and amenities that are not included in the all-inclusive package more frequently than guests from other markets.

Playa’s portfolio consists of resorts marketed under a number of different all-inclusive brands. Hyatt Ziva, Gran and Dreams are all-ages brands. Hyatt Zilara, THE Royal and Secrets are adults-only brands. Playa has also entered into an exclusive agreement with Panama Jack that provides Playa with the right to develop and own, and/or manage all-inclusive resorts under the Panama Jack brand in certain regions. Playa has agreed to rebrand two of its resorts under the Panama Jack brand. Playa believes that these brands enable it to differentiate its resorts and attract a loyal guest base.

Playa has a strategic relationship with Hyatt, a global lodging company with widely recognized brands, pursuant to which Playa jointly developed the standards for the operation of the Hyatt All-Inclusive Resort Brands. Playa currently is the only Hyatt-approved operator of the Hyatt All-Inclusive Resort Brands and Playa has rebranded five of its resorts under the Hyatt All-Inclusive Resort Brands since 2013. Pursuant to the Hyatt Strategic Alliance Agreement, Playa and Hyatt have provided each other a right of first offer through 2018 with respect to any Development Opportunity in the Market Area. Specifically, if Playa intends to accept a Development Opportunity in the Market Area (and if Hyatt exercises the right of first offer), Playa must negotiate in good faith with Hyatt the terms of franchise agreement and related documents with respect to such property, provided that Playa acquires such property on terms acceptable to it within 60 days of offering such opportunity to Hyatt, and if Hyatt intends to accept a Development Opportunity in the Market Area (and if Playa exercises the right of first offer), Hyatt must negotiate in good faith with Playa the terms of a management agreement and other documents under which Playa would manage the resort (subject to a franchise agreement between Hyatt and the affiliate of Hyatt that would own such property), provided that Hyatt acquires such property on terms acceptable to it within 60 days of offering such opportunity to Playa. The Hyatt Strategic Alliance Agreement also provides that if either party is approached by a third party with respect to the management or franchising of an all-inclusive resort in the Market Area, and such third party has not identified a manager or franchisor for the resort, the parties will notify each other and provide an introduction to the third party for the purposes of negotiating a management agreement or a franchise agreement, as the case may be.

In addition to creating potential future opportunities to expand Playa’s business, Playa believes that its strategic relationship with Hyatt will further establish Playa as a leader in the all-inclusive resort business by providing its Hyatt All-Inclusive Resort Brand resorts access to Hyatt’s distribution channels and guest base that includes leisure travelers. Playa believes that its strategic relationship with Hyatt and the increasing awareness of Playa’s all-inclusive resort brands among potential guests will enable Playa to increase the number of bookings made through lower cost sales channels, such as direct bookings through Hyatt, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts, and Playa’s company and resort websites. For the nine months ended September 30, 2016, 35% of the bookings at Playa’s Hyatt All-Inclusive Resort Brand resorts came from direct, group and Gold Passport sources, as compared to 10% of the bookings at Playa’s other resorts. In connection with the Business Combination, pursuant to the terms of the Securities Purchase Agreement between Pace, Playa and HI Holdings Playa B.V., in the event Pace shareholders redeem in excess of $125,000,000 of Class A Shares, Hyatt has committed to convert up to $50 million of its preferred shares currently owned by Hyatt into Holdco Shares on the Closing Date of the Business Combination and the purchase by Holdco of the remaining portion of Hyatt’s preferred shares that it has not committed to convert. Assuming no such conversion, Hyatt will beneficially own approximately 11% of Holdco’s ordinary shares upon completion of the Business Combination.

Playa’s Competitive Strengths

Playa believes the following competitive strengths distinguish Playa from other owners, operators, developers and acquirers of all-inclusive resorts:

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Premier Collection of All-Inclusive Resorts in Highly Desirable Locations. Playa’s goal is to be the leading owner, operator and developer of all-inclusive resorts in the markets it serves and to generate attractive risk-adjusted returns and provide long-term value appreciation to its shareholders. In pursuit of this goal, Playa will seek to leverage its senior management team’s operational expertise and experience in acquiring, expanding, renovating, repositioning, rebranding and managing resorts. In addition, upon the completion of the Business Combination, as the only publicly-traded company focusing exclusively on the all-inclusive segment of the lodging industry, Playa believes that Holdco will be well-positioned to acquire additional all-inclusive resorts and traditional resorts or hotels that it can convert to the all-inclusive model, as it seeks to aggregate an increasingly larger portfolio in the highly fragmented all-inclusive segment of the lodging industry. Playa believes that its portfolio represents a premier collection of all-inclusive resorts. Playa’s resorts, a number of which have received public recognitions for excellence, are located in prime beachfront locations in popular vacation destinations, including Cancún, Playa del Carmen, Puerto Vallarta and Los Cabos in Mexico, Punta Cana in the Dominican Republic and Montego Bay in Jamaica. Guests may conveniently access Playa’s resorts from a number of North American and other international gateway markets. Playa’s portfolio has been well-maintained and, in some cases, recently renovated and is in excellent physical condition. Since January 2014, Playa has made $228.5 million, or approximately $109,200 per room, of development capital improvements at four of its resorts, which included the addition of 362 rooms. Certain of Playa’s resorts have received public recognitions for excellence, including the Royal Playa del Carmen, which was named one of TripAdvisor Travelers’ Choice Top 25 All-Inclusive Resorts in the World for 2015, the Hyatt Zilara Cancún, which was ranked twelfth of all hotels in the world by TripAdvisor Travelers’ Choice in 2015, and the Hyatt Ziva Cancún, which was awarded AAA Four Diamond status and was named the Best All-Inclusive Resort for 2016 by Destination Wedding & Honeymoons.

•	Recently Renovated Portfolio with Significant Embedded Growth Opportunities. Playa believes there are significant opportunities within its portfolio to increase revenue and Adjusted EBITDA from the recently completed expansion, renovation, repositioning and rebranding of certain of its resorts. By redeveloping and rebranding Playa’s properties and offering additional amenities to its guests, Playa endeavors to increase both occupancy and Net Package ADR at these properties in order to achieve attractive risk-adjusted returns on its invested capital. For example, in late 2014, Playa completed the process of expanding, renovating, repositioning and rebranding its Jamaica resort, which was formerly operated as a Ritz-Carlton hotel by the previous owner. The property was rebranded under both the all-ages Hyatt Ziva brand and the adults-only Hyatt Zilara brand. For the nine months ended September 30, 2016, Playa’s Hyatt Ziva and Hyatt Zilara Rose Hall resort in Jamaica generated net income of $6.3 million and Adjusted EBITDA of $11.8 million. In addition, in late 2015 Playa completed the expansion and renovation of the resort formerly known as Dreams Cancún, and Playa rebranded it as Hyatt Ziva Cancún. Playa also renovated the resort formerly known as Dreams Puerto Vallarta, and rebranded it as Hyatt Ziva Puerto Vallarta. In conjunction with these two rebrandings, Playa also internalized management and eliminated the management fees that it previously paid to a third-party manager with respect to these resorts. While all three rebranded resorts registered a combined revenue growth of 112.5% in the nine months ended September 30, 2016, compared to the corresponding 2015 period, Playa believes these resorts are still in their ramp-up phase and there is room for future growth in their operational results. Playa believes that these initiatives, which favorably impacted revenue in 2015 and the nine months ended September 30, 2016, will be significant drivers of future growth. For the nine months ended September 30, 2016, Playa’s Hyatt Ziva Cancún, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Zilara Cancún resorts generated a $75 increase in Net Package ADR and a $51 increase in Net Package RevPAR compared to the corresponding period in 2013. In late 2013, Playa converted the former THE Royal Cancún resort to the Hyatt Zilara Cancún, which generated a $37 increase in Net Package RevPAR for the year ended December 31, 2015, as compared to the year ended December 31, 2013 with limited investment to convert the resort. Playa also believes that Playa can generate earnings growth by internalizing, over time, resort management functions at the five resorts in its portfolio that it currently does not manage. Playa may also seek additional growth at these and other resorts through targeted, smaller investments where Playa believes it can achieve attractive risk-adjusted returns on its invested capital. For example, over the last two years, Playa has converted 128 rooms at Dreams La Romana and 120 rooms at Dreams Palm Beach to the preferred and premium categories, which generated a $25 and $24 increase in Net Package ADR for the rooms that were converted at Dreams La Romana and Dreams Palm Beach, respectively, for the year ended December 31, 2015, as compared to the year ended December 31, 2014. These increases in Net Package ADR, and thus incremental revenue, ultimately produced a return on investment from 2014 to 2015 for these projects of approximately 29%.

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First Mover Advantage in a Highly Fragmented Industry. Playa believes that it is well-positioned to pursue acquisitions in the all-inclusive segment of the lodging industry and further establish it as a leading owner and operator of all-inclusive resorts. The all-inclusive resort segment is highly fragmented and includes numerous resorts owned and managed by smaller operators who often lack capital resources to maintain their competitive position. Playa believes that its management team’s experience with executing and integrating resort acquisitions, track record of renovating, repositioning and rebranding resorts, and relationships with premier all-inclusive resort brands, together with its developed and scalable resort management platform and strong brands, position it to grow Playa’s portfolio of all-inclusive resorts through targeted acquisitions. Playa believes that its ability to offer potential resort sellers the option of receiving Holdco’s publicly-traded securities (instead of or in combination with cash) may provide Holdco a competitive advantage over private buyers, as such securities can provide sellers potential appreciation from an investment in a diversified portfolio of assets. Playa’s senior management team’s proven track record of sourcing and executing complex acquisitions has helped establish an international network of resort industry contacts, including resort owners, financiers, operators, project managers and contractors. For example, Playa’s August 2013 acquisition of Real Resorts included the purchase of four resorts located in Cancún with a total of 1,577 rooms and a resort management company for consideration consisting of cash, debt and Playa’s preferred shares.

•	Exclusive Focus on the All-Inclusive Model. Playa believes the all-inclusive resort model is increasing in popularity as more people come to appreciate the benefits of a vacation experience that offers value and a high degree of cost certainty without sacrificing quality. Playa also believes that the all-inclusive model provides it with advantages over other lodging business models through relatively higher occupancy predictability and stability, and the ability to more accurately forecast resort utilization levels, which allows Playa to adjust certain operating costs in pursuit of both guest satisfaction and more efficient operations. Because Playa’s guests have pre-purchased their vacation packages, Playa also has the opportunity to earn incremental revenue if its guests purchase upgrades, premium services and amenities that are not included in the all-inclusive package. For the nine months ended September 30, 2016, Playa generated $52.6 million of this incremental revenue, representing an increase of 29.8% over the comparable period in the prior year.

•	Integrated and Scalable Operating Platform. Playa believes it has developed a scalable resort management platform designed to improve operating efficiency at the eight resorts Playa currently manages and enables it to potentially internalize the management of additional resorts Playa owns or may acquire, as well as to proficiently manage hotels owned by third parties. Playa’s integrated platform enables managers of each of its key functions, including sales, marketing and resort management, to observe, analyze, share and respond to trends throughout its portfolio. As a result, Playa is able to implement management initiatives on a real-time and portfolio-wide basis. Playa’s resort management platform is scalable and designed to allow it to efficiently and effectively operate a robust and diverse portfolio of all-inclusive resorts, including resorts owned by it, resorts it may acquire and resorts owned by third parties that Playa may manage for a fee in the future.

•

Strategic Relationship with Hyatt to Develop All-Inclusive Resorts. Playa’s strategic relationship with Hyatt, which will beneficially own approximately 11% of Playa’s ordinary shares upon the completion of the Business Combination, provides Playa with a range of benefits, including the right to operate certain of its existing resorts under the Hyatt All-Inclusive Resort Brands in certain countries and, through 2018, certain rights with respect to the development and management of future Hyatt All-Inclusive Resort Brand resorts in the Market Area. The Hyatt Ziva brand is marketed as an all-inclusive resort brand for all-ages and the Hyatt Zilara brand is marketed as an all-inclusive resort brand for adults-only. These brands are currently Hyatt’s primary vehicle for all-inclusive resort growth and demonstrate Hyatt’s commitment to the all-inclusive model. Playa also has, with respect to its Hyatt All-Inclusive Resort Brand resorts, access to Hyatt’s lower cost distribution channels, such as Hyatt guests using the Hyatt Gold Passport® guest loyalty program (which had in excess of twenty million members as of December 31, 2015), Hyatt’s recently updated reservation system and website and Hyatt’s group sales business. Playa believes that its strategic relationship with Hyatt and the increasing awareness of its all-inclusive resort brands among potential guests will enable Playa to increase the number of bookings made through lower cost sales channels, such as direct bookings through Hyatt, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts, and Playa’s company and resort websites. For the nine months ended September 30, 2016, 35% of the bookings at Playa’s Hyatt All-Inclusive Resort Brand resorts came from direct, group and Gold Passport sources, as compared to 10% of the bookings at Playa’s other resorts.

•	Experienced Leadership with a Proven Track Record. Playa’s senior management team has an average of 28 years of experience in the lodging industry, including significant experience with all-inclusive resorts. Mr. Wardinski, Playa’s Chief Executive Officer and beneficial owner of approximately % of Playa’s ordinary shares upon the completion of the Business Combination, founded Playa’s prior parent and previously was the Chief Executive Officer of two lodging companies: Barceló Crestline, an independent hotel owner, lessee and manager; and Crestline Capital Corporation (NYSE: CLJ), a then-NYSE-listed hotel owner, lessee and manager. Mr. Wardinski was also the non-executive chairman of the board of directors of Highland Hospitality Corporation, a then-NYSE-listed owner of upscale full-service, premium limited-service and extended-stay properties. Mr. Wardinski held other leadership roles within the industry including Senior Vice President and Treasurer of Host Marriott Corporation (now Host Hotels and Resorts (NYSE: HST)), and various roles with Marriott International. Mr. Stadlin, Playa’s Chief Operating Officer and Chief Executive Officer of Playa’s resort management company, was employed by Marriott International for 33 years and spent 12 years working on Marriott International’s expansion into Latin America. Mr. Harvey, Playa’s Chief Financial Officer, has over 22 years of experience in finance and capital markets. Prior to joining Playa, Mr. Harvey was the Chief Financial Officer of Host Hotels and Resorts and currently serves as Audit Committee Chairman for American Capital Agency Corp. (NASDAQ: AGNC) and American Capital Senior Floating, Ltd. (NASDAQ: ACSF). Mr. Froemming, Playa’s Chief Marketing Officer, spent 10 years as the sales and marketing leader of Sandals Resorts International, leading the growth of its two well-known all-inclusive brands, Sandals and Beaches.

Playa’s Business and Growth Strategies

Playa’s goal is to be the leading owner, operator and developer of all-inclusive resorts in the markets it serves and to generate attractive risk-adjusted returns and provide long-term value appreciation to Holdco’s shareholders by implementing the following business and growth strategies:

•	Selectively Pursue Strategic Growth Opportunities. The all-inclusive segment of the lodging industry is highly fragmented. Playa believes that it is well positioned to grow its portfolio through acquisitions in the all-inclusive segment of the lodging industry. Playa believes that its extensive experience in all-inclusive resort operations, brand relationships, acquisition, expansion, renovation, repositioning and rebranding, established and scalable management platform and ability to offer NASDAQ-listed ordinary shares to potential resort sellers will make Playa a preferred asset acquirer. Playa intends to pursue acquisitions, either alone or with partners, of all-inclusive resorts that Playa believes are undermanaged or inappropriately branded, traditional resorts that can be renovated, repositioned and rebranded as all-inclusive resorts (as illustrated by Playa’s renovation, repositioning and rebranding of Playa’s Jamaica resort, which was formerly operated as a Ritz-Carlton hotel, under both the Hyatt Ziva and Hyatt Zilara brands that was completed in late 2014) and selected development projects that Playa believes will generate attractive risk-adjusted returns. Playa intends to continue to focus on the Latin American and Caribbean markets, where the all-inclusive model is well established, and Playa also intends to opportunistically pursue acquisitions in Europe and Asia over time. In addition, in an effort to strengthen its portfolio, Playa may consider selling resorts that it no longer regards as “core” resorts over time and reinvesting the net proceeds from any such sales in resorts that Playa believes offers greater growth potential or reduce its overall risk.

•	Capitalize on Internal Growth Opportunities. An important element of Playa’s strategy is to capitalize on opportunities to seek revenue and earnings growth through its existing portfolio and resort management platform. With respect to Playa’s existing portfolio, these opportunities may include resort expansions, renovations, repositionings or rebrandings. For example, in the last three years, Playa has completed three major expansion, renovation, repositioning and/or rebranding projects at Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Cancún and Hyatt Ziva Puerto Vallarta.

•	Hyatt Ziva and Hyatt Zilara Rose Hall: Playa acquired the former Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica in August 2013 for $66.2 million. As of December 31, 2015, Playa invested approximately $87.3 million to expand, renovate and reposition this property as an all-inclusive, internally-managed resort that Playa rebranded under both the all-ages Hyatt Ziva and the adults-only Hyatt Zilara brands. Upon completion of such activities, the resort included an additional 193 luxury suites, 16 food and beverage outlets, a new 50,000 square foot food and beverage village, a renovated lobby and lobby bar and a refurbished spa. Playa commenced its repositioning activities in November 2013, and it reopened the resort in December 2014, while continuing ongoing renovation activities throughout 2015.

•	Hyatt Ziva Cancún: As of December 31, 2015, Playa invested approximately $80.8 million to expand the former Dreams Cancún to add 169 rooms and rebrand the resort under the Hyatt Ziva brand as Hyatt Ziva Cancún. In addition, Playa comprehensively renovated all of the existing rooms, fully renovated the grounds, and added new pools, a spa, food and beverage outlets, and additional public areas. Amenities include gourmet dinners in showcase venues, swim-up suites and experienced on-site event planning professionals who can organize upgrades that are responsive to a guest’s needs. Playa commenced its repositioning activities in May 2014 and completed this project and reopened the resort in the fourth quarter of 2015. Playa has also internalized the management of this resort.

•	Hyatt Ziva Puerto Vallarta: As of December 31, 2014, Playa invested approximately $15.9 million to renovate the former Dreams Puerto Vallarta. The scope of renovation included a new lobby and public areas, significant room upgrades, three new food and beverage outlets and a new spa. The property was rebranded as the Hyatt Ziva Puerto Vallarta, and upon completion, amenities included gourmet dinners in showcase venues, swim-up suites and experienced on-site event planning professionals who can organize upgrades that are responsive to a guest’s needs. Playa commenced repositioning activities in May 2014 and completed this project and reopened the resort in December 2014. Playa has also internalized the management of this resort.

Playa has also entered into an exclusive agreement with Panama Jack that provides Playa with the right to develop and own, and/or manage all-inclusive resorts under the Panama Jack brand in certain regions, and has agreed to rebrand two of its resorts under this brand – i.e. the Gran Caribe and Gran Porto resorts. In addition, Playa intends to pursue opportunities to capitalize on its scalable and integrated resort management platform and its expertise and experience with managing all-inclusive resorts, by seeking to manage all-inclusive resorts owned by third parties for a fee and to potentially, over time, internalize the management of resorts it owns that are currently managed by a third party.

•

Seek Increased Operating Margins by Optimizing Sales Channels. For the year ended December 31, 2015, approximately 66% of Playa’s bookings were through wholesale channels, compared to 78% for the year ended December 31, 2014. For the nine months ended September 30, 2016, approximately 67% of Playa’s bookings were through wholesale channels, compared to 68% for the nine months ended September 30, 2015. Playa bears the costs of wholesale bookings (i.e., commissions), which are typically higher than those of direct guest bookings. Playa believes that its strategic relationship with Hyatt and the increasing awareness of its all-inclusive resort brands among potential guests will enable

Playa to increase the number of bookings made through lower cost sales channels, such as direct bookings through Hyatt, with respect to its Hyatt All-Inclusive Resort Brand resorts, and Playa’s company and resort websites. For the nine months ended September 30, 2016, 35% of the bookings at Playa’s Hyatt All-Inclusive Resort Brand resorts came from direct, group and Gold Passport sources, as compared to 10% of the bookings at Playa’s other resorts.

Playa’s Portfolio

The following table presents an overview of Playa’s resorts, each of which Playa owns in its entirety. Playa manages eight of its resorts, and a third party, AMResorts, manages five of Playa’s resorts. No resort in Playa’s portfolio contributed more than 11.9% of its total revenue or 17.1% of its Adjusted EBITDA for the nine months ended September 30, 2016. The table below is organized by Playa’s three geographic business segments: the Yucatán Peninsula, the Pacific Coast and the Caribbean Basin.

Name of Resort	Location	Brand and Type	Operator	Year Built; Significant Renovations	Rooms
Yucatán Peninsula
Hyatt Ziva Cancún	Cancún, Mexico	Hyatt Ziva (all-ages)	Playa	1975; 1980; 1986; 2002; 2015	547
Hyatt Zilara Cancún	Cancún, Mexico	Hyatt Zilara (adults-only)	Playa	2006; 2009; 2013	307
THE Royal Playa del Carmen	Playa del Carmen, Mexico	THE Royal (adults-only)	Playa	2002; 2009	513
Gran Caribe Resort	Cancún, Mexico	Gran (all-ages) (1)	Playa	1985; 2009	470
Gran Porto Resort	Playa del Carmen, Mexico	Gran (all-ages) (1)	Playa	1996; 2006; 2012	287
Secrets Capri	Riviera Maya, Mexico	Secrets (adults-only)	AMResorts	2003	291
Dreams Puerto Aventuras	Riviera Maya, Mexico	Dreams (all-ages)	AMResorts	1991; 2009	305

Pacific Coast
Hyatt Ziva Los Cabos	Cabo San Lucas, Mexico	Hyatt Ziva (all-ages)	Playa	2007; 2009; 2015	591
Hyatt Ziva Puerto Vallarta	Puerto Vallarta, Mexico	Hyatt Ziva (all-ages)	Playa	1969; 1990; 2002; 2009; 2014	335
Caribbean Basin
Dreams La Romana	La Romana, Dominican Republic	Dreams (all-ages)	AMResorts	1997; 2008	756
Dreams Palm Beach	Punta Cana, Dominican Republic	Dreams (all-ages)	AMResorts	1994; 2008	500
Dreams Punta Cana	Punta Cana, Dominican Republic	Dreams (all-ages)	AMResorts	2004	620
Hyatt Ziva and Hyatt Zilara Rose Hall(2)	Montego Bay, Jamaica	Hyatt Ziva (all-ages) and Hyatt Zilara (adults-only)	Playa	2000; 2014	620
Total Rooms					6,142

(1)	Pursuant to an agreement with Panama Jack, Playa has agreed to rebrand this resort under the Panama Jack brand. Playa expects the rebranding to be completed in 2017.
(2)	Our Jamaica property is treated as a single resort operating under both of the Hyatt All-Inclusive Resort Brands, rather than two separate resorts

Description of Playa’s Resorts

Playa’s Resorts in Mexico

Hyatt Ziva Cancún

Hyatt Ziva Cancún is a uniquely located all-ages resort on the Yucatán peninsula at the shore point known as Punta Cancún. The resort received the AAA Four Diamond award for both 2015 and 2016 since opening. The resort is surrounded on three sides by water and offers on-site dolphin adventures and direct access to pristine beaches. Designed by award-winning Mexican architect Ricardo Legorreta, the resort is approximately 15 minutes by car from the Cancún International Airport. The Hyatt Ziva Cancún, after an extensive $80.8 million expansion and renovation, reopened in November 2015. This resort features 547 suites ranging in size from 452 to 2,885 square feet and offers over 10,700 square feet of state-of-the-art meeting and convention space, including a ballroom that can accommodate groups of up to 500 people. The surrounding grounds have been renovated and Playa added a new pool, spa, food and beverage outlets and additional public areas. Other new amenities include gourmet dinners in showcase venues, swim-up suites and experienced on-site event planning professionals who can organize upgrades that are responsive to a guest’s needs.

Hyatt Zilara Cancún

Hyatt Zilara Cancún is an adults-only luxury resort situated in Cancún’s resort zone that was voted the twelfth best all-inclusive resort in the world by TripAdvisor’s Travelers’ Choice in 2015 and the twelfth best hotel in Mexico by TripAdvisor’s Travelers’ Choice in 2016. It has also received the AAA Four Diamond Award every year since 2011. This resort, formerly THE Royal Cancún, offers 600 feet of beach frontage and is close to Cancún’s shopping areas and nightlife. It offers swim-up suites and a recently renovated full-service spa. This 307-room resort also offers nine restaurants, seven bars, fitness center, beauty salon, gift shops, tennis court, volleyball, billiards and an Olympic-size ocean-front infinity pool. With 6,781 square feet of meeting space, the resort can accommodate groups of up to 700 people.

THE Royal Playa del Carmen

THE Royal Playa del Carmen is an adults-only luxury resort situated in the Riviera Maya, Playa del Carmen, Mexico that was voted the third best all-inclusive resort in the world by USA Today Travel Readers’ Choice for 2013 and named one of Mexico’s top 10 resorts in Cancún/Yucatán for 2013 by Condé Nast Traveler. It has also received the AAA Four Diamond Award every year since 2011. Additionally, it was named one of Travelers’ Choice top 25 All-Inclusive Resorts in The World by TripAdvisor in 2016. The resort is located near Playa del Carmen’s “Fifth-Avenue,” which is home to nightclubs, retail shops and cafes. The resort is within walking distance from the port which provides ferry services to Cozumel. This 513-room resort offers a fitness center, a full-service spa, tennis court and an Olympic-size pool. The resort offers 500 feet of beach frontage and has ten food and beverage outlets with diverse international themes, and six bars and lounges. With 6,781 square feet of meeting space, the resort can accommodate groups of up to 800 people.

Gran Caribe Resort

Gran Caribe Resort is an all-ages, Mediterranean-style resort situated in Cancún’s resort zone that received TripAdvisor’s Certificate of Excellence in 2013 and 2016. The resort features 650 feet of beach frontage and is approximately 15 minutes by car from Cancún International Airport. This 470-room resort offers a fitness center with paddle tennis courts, two pools, full-service spa, gift shop and business center. The resort also offers both a children’s club and a teens’ club. Among the offerings for guests are a water park and supervised recreational activities. The resort offers a variety of restaurants with eight food and beverage outlets and eight bars and lounges. With 9,720 square feet of meeting space, the resort can accommodate groups of up to 800 people. Pursuant to an agreement with Panama Jack, Playa has agreed to rebrand this resort under the Panama Jack brand. Playa expects the rebranding to be completed in 2017.

Gran Porto Resort

Gran Porto Resort is an all-ages resort situated in the Riviera Maya, Playa del Carmen, Mexico, which was named RCI Gold Crown Resort in 2012 and 2013 and has also received TripAdvisor’s Certificate of Excellence in 2012 and 2016. The resort features 650 feet of beach frontage and is approximately 30 minutes by car from Cancún International Airport. It is located near the Mayan Riviera eco-archaeological theme park and Playa del Carmen’s “Fifth-Avenue Shops” and is within walking distance from the port that provides ferry services to Cozumel. This 287-room resort offers a fitness center, full-service spa, two pools, teens’ club, children’s club and wedding gazebo and services. The resort offers eight food and beverage outlets and seven bars and lounges. With 1,755 square feet of meeting space, the resort can accommodate groups of up to 150 people. Pursuant to an agreement with Panama Jack, Playa has agreed to rebrand this resort under the Panama Jack brand. Playa expects the rebranding to be completed in 2017.

Secrets Capri

Secrets Capri is an adults-only luxury resort situated in the Riviera Maya, Playa del Carmen, Mexico, which has been identified twice as one of the top 30 resorts in Cancún/Yucatán by Condé Nast Traveler in 2012 through 2014. It also received TripAdvisor’s Certificate of Excellence in 2015. It features 650 feet of beach frontage and is located five minutes by car from the shops at Playa del Carmen and 35 minutes by car from Cancún International Airport. The 291-room resort offers a fitness center, spa, beauty salon, deep sea fishing, private tennis clinics and a music lounge. The resort has six food and beverage outlets, with diverse international themes, and four bars and lounges. The resort also features complimentary golf at Playa Mujeres Golf Club and Cancún Golf Club at Pok-ta-Pok. With 4,134 square feet of meeting space, the resort can accommodate groups of up to 350 people.

Dreams Puerto Aventuras

Dreams Puerto Aventuras is an all-ages resort located within a gated marina community situated close to Playa del Carmen on the Mexican coast of the Yucatán Peninsula. It received TripAdvisor’s 2014 Travelers’ Choice Award and TripAdvisor’s Certificate of Excellence in 2016. The resort features 800 feet of beach frontage. This 305-room resort offers one of the largest dolphinariums in the Riviera Maya, fitness center, spa and beauty salon, indoor theater, kids club, salt water pool, adults-only pool and jacuzzi. This resort also offers a Gold Palm Certified PADI diving center, galleria market shops at the marina community and a golf course. The resort has six food and beverage outlets, with diverse international themes, and five bars and lounges. With 4,875 square feet of meeting space, the resort can accommodate groups of up to 120 people. The resort also has an indoor theatre that can accommodate groups of up to 250 people.

Hyatt Ziva Los Cabos

Hyatt Ziva Los Cabos, is an all-ages resort located on a peninsula, offering spectacular views of the Sea of Cortez. The resort was recognized with AAA Four Diamond status in 2014. It also received TripAdvisor’s Certificate of Excellence in 2015 and 2016. This all-suite resort features 650 feet of beach frontage and is 20 minutes by car from Los Cabos International Airport. The immediate area features five golf courses in addition to water sports and local dining options. Hyatt Ziva Los Cabos offers 591 suites ranging from a 550 square-foot junior suite to a 1,950 square-foot Presidential Suite. In addition, guests have the option to work with experienced event planners and can choose from customized wedding, honeymoon and spa packages. The resort also offers swim-up suites, a fitness center, a business center, a large theater with live music and family shows, a children’s club, tennis and basketball courts, three outside pools and a full-service spa. It also features eight food and beverage outlets and four bars and lounges. With more than 35,000 square feet of state-of-the-art meeting space, the resort can accommodate groups of up to 1,100 people.

Hyatt Ziva Puerto Vallarta

Hyatt Ziva Puerto Vallarta is an all-ages resort situated in Puerto Vallarta’s exclusive “Golden Zone” and has the only private beach on the coast, offering 1,250 feet of private beach frontage. This resort is located five minutes by car from the colonial town of Puerto Vallarta and received the Gold Magellan Award for Best Overall Resort by Travel Weekly in 2015. It has received the AAA Four Diamond Award since 2015, TripAdvisor’s Travelers’ Choice Awards from 2012 to 2014 and TripAdvisor’s Certificate of Excellence every year since 2012. Reopening in December 2014 after an extensive $15.9 million expansion and renovation of the former Dreams, the Hyatt Ziva Puerto Vallarta features a new lobby and public areas, significant room upgrades, three new food and beverage outlets and a new upscale spa. The resort has 335 rooms ranging in size from 473 to 2,389 square feet. Other new amenities include gourmet dinners in showcase venues, swim-up suites and experienced on-site event planning professionals who organize upgrades that are responsive to a guest’s needs. The resort offers state-of-the-art business facilities, with available meeting and convention space exceeding 9,900 square feet that can accommodate groups of up to 900 people.

Playa’s Resorts in the Dominican Republic

Dreams La Romana

Dreams La Romana is an all-ages resort in the Dominican Republic that received the TripAdvisor’s Certificate of Excellence in 2014 and the coveted Caribbean Gold Coast Award in 2012. Offering 1,500 feet of beach frontage, it is located near attractions such as Altos de Chavon, Saona, Catalina Islands and shopping. This 756-room resort offers views of the Caribbean Sea from all rooms, a casino, a spa, an infinity pool, a fitness center, a theater, a PADI diving center, a kids club and a teens’ club. This resort also offers three golf courses designed by the architect Pete B. Dye. The resort has ten food and beverage outlets, with diverse international themes, and seven bars and lounges. With the only convention center in Bayahibe, La Romana-Dominican Republic, featuring 11,072 square feet of meeting space, this resort can accommodate groups of up to 975 people.

Playa’s prior parent acquired Dreams La Romana, formerly the Sunscape Casa del Mar, in 2007 for $90 million, or approximately $120,000 per room. Following the acquisition, Playa invested $23.0 million, or $31,000 per room, to rebrand the property as Dreams La Romana and made substantial additions and improvements to amenities, which included the addition of a convention center. Following an eight-month renovation in 2008, Net Package RevPAR increased from $85 in 2009 to $112 in 2013, an increase of 32.2%.

Dreams Palm Beach

Dreams Palm Beach is an all-ages resort situated in Punta Cana, Dominican Republic that received the Silver Badge for the 2014 U.S. News & World Report Best Hotels in Punta Cana Award and won the TripAdvisor’s Travelers’ Choice Award in 2014. It has also received the AAA Four Diamond Award since 2011. This resort features 650 feet of beach frontage and is located 20 minutes by car from Punta Cana International Airport. This 500-room resort offers three outdoor pools, a renovated spa, a casino, horseback riding, children’s club, teens’ club, an indoor theater and a music lounge. It also offers access to two golf courses that are 15 minutes by car from the resort. The resort has seven food and beverage outlets, with diverse international themes, and five bars and lounges. With 7,856 square feet of meeting space, the resort can accommodate groups of up to 760 people.

Playa’s prior parent acquired Dreams Palm Beach, formerly the Allegro Punta Cana, in 2007 for $52 million, or $104,000 per room. Following the acquisition, Playa invested $30 million, or $60,000 per room, to rebrand the property as Dreams Palm Beach and expand, renovate and reposition the resort, including expansion of the lobby and addition of a casino, convention center, restaurant and bars. Playa also renovated the existing building, public areas and all of the rooms. Following a six-month renovation in 2008, Net Package RevPAR increased from $98 in 2009 to $131 in 2013, an increase of 33.8%.

Dreams Punta Cana

Dreams Punta Cana is an all-ages resort situated on Uvero Alto on the northeast coast of the Dominican Republic. This resort received a Certificate of Excellence from TripAdvisor in 2015 as well as four AAA Four

Diamond Awards in 2012 through 2015. It features 650 feet of beach frontage. This 620-room resort offers a free-form pool, night club, oceanfront bars, kids club, teens’ club, spa, fitness center, indoor theater, shopping galleria and supervised daily children’s activities. It also offers a PADI diving center, casino, horseback riding and a large meeting space for group activities. The resort has six food and beverage outlets, with diverse international themes, and ten bars and lounges. With 4,133 square feet of meeting space, the resort can accommodate groups of up to 300 people.

Playa’s Resort in Jamaica

Hyatt Ziva and Hyatt Zilara Rose Hall

Playa’s Jamaica resort, which was formerly operated as a Ritz-Carlton hotel by the previous owner, recently underwent a $87.3 million expansion, renovation and rebranding under the Hyatt Ziva and Hyatt Zilara brands. In connection with this major capital project, the resort added 193 luxury suites, increased its food and beverage offerings and renovated its lobby, lobby bar and spa. The resort has 16 food and beverage outlets, with diverse international themes, including a new 50,000 square foot food and beverage village, a roof lounge, a wedding sky lounge and a terrace bar. This resort also features 18,286 square feet of meeting space that can accommodate up to 1,540 people.

Hyatt Zilara Rose Hall is a AAA Four Diamond Resort catering to adults-only and was recognized in 2015 by Caribbean Journal as one of the top 13 all-inclusive resorts in the Caribbean. The resort also received the Magellan Gold Grand Opening Award from Travel Weekly in 2016. Reopened in 2014, Hyatt Zilara Rose Hall features its own upscale dining and lounges, offering premium branded beverages. Located on the western edge of the estate, this adults-only resort has 234 guest suites, including 30 swim-up suites. Guests of Hyatt Zilara Rose Hall can enjoy adult-oriented amenities, including four chic and contemporary private pools, a pool bar and restaurant surrounded by chaise lounges and Bali Beds, a dedicated spa and fitness center, as well as a private beach.

Hyatt Ziva Rose Hall is a AAA Four Diamond Resort catering to guests of all ages and was recognized in 2015 by Caribbean Journal as one of the top 13 all-inclusive resorts in the Caribbean. The resort also was recognized with TripAdvisor’s Certificate of Excellence in 2016. The resort includes a village where the entire family can engage in activities and shopping. Reopened in 2014, the resort’s 386 suites, including 28 newly created premium swim-up suites, feature oversized terraces with garden and ocean views. The resort offers guests eight pools, featuring five swim-up pools and three whirlpools, with upscale lounge seating and a swim-up bar with personalized service provided by the pool butler. Hyatt Ziva Rose Hall has its own spa and fitness center.

Resort Development

Playa has entered into an agreement to acquire a premier beach front land parcel in Cap Cana, which is located on the western coast of the Dominican Republic. If Playa completes such acquisition, Playa intends to build two new all-inclusive resorts on the site. In connection with this potential acquisition and development, Playa has entered into an agreement with Hyatt that provides that if the land is acquired, then the new resorts to be developed will be Hyatt All-Inclusive Resort Brand resorts (one Hyatt Ziva and one Hyatt Zilara). Playa has deposited approximately $5.6 million in an escrow account related to this potential acquisition. There are closing conditions that need to be satisfied prior to Playa being able to purchase the land and commence development. Assuming all closing conditions are satisfied, Playa currently believes that the two proposed Cap Cana resorts would open in 2019.

Playa’s Hyatt Resort Agreements

For each Playa resort using a Hyatt All Inclusive Brand, the Hyatt franchise agreements grant to each of Playa and any third party owner for whom Playa serves as hotel operator (each a “Resort Owner”) the right, and such Resort Owner undertakes the obligation, to use Hyatt’s hotel system and system standards to build or convert and operate the resort subject to the agreement. Each franchise agreement between Hyatt and such Resort Owner has an initial 15-year term and Hyatt has two options to extend the term for an additional term of five years each or 10 years in the aggregate. Hyatt provides initial and ongoing training and guidance, marketing assistance, and other assistance to each Resort Owner (and Playa as the resort’s manager) in connection with the resort’s development and operation. As part of this assistance, Hyatt reviews and approves the initial design and related elements of the resort. Hyatt also arranges for the provision of certain mandatory services, as well as (at the Resort Owner’s option) certain non-mandatory services, relating to the resort’s development and operation. In return, each Resort Owner agrees to operate the resort according to Hyatt’s operating procedures and its brand, quality assurance and other standards and specifications. This includes complying with Hyatt’s requirements relating to the central reservation system, global distribution systems and alternative distribution systems. In addition to the Hyatt franchise agreement, each Hyatt franchise Resort Owner enters into additional agreements with Hyatt pertaining to the development and operation of such new Hyatt All-Inclusive Resort Brand resort, including a trademark sublicense agreement, a Hyatt Gold Passport® guest loyalty program agreement, a chain marketing services agreement, and a reservations agreement.

Although the Hyatt All-Inclusive Resort Brands are relatively new brands, Playa believes that its knowledge of and experience with all-inclusive resorts in the countries covered by the Hyatt franchise agreements mitigate the risks of working with these brands. In addition, Playa continues to work with Hyatt to jointly improve all aspects of the brand system and standards for the Hyatt All-Inclusive Resort Brands. Hyatt owns the intellectual property rights relating to the Hyatt All-Inclusive Resort Brands, but Playa will have rights to use certain innovations that Hyatt and Playa jointly developed for the Hyatt All-Inclusive Resort Brands.

For more detailed information regarding the terms of the Hyatt Strategic Alliance Agreement and the Hyatt Resort Agreements, including the benefits to related parties, please see the section entitled “Certain Relationships and Related Transactions — Playa Relationships and Related Party Transactions — Hyatt Agreements.”

The Hyatt Strategic Alliance Agreement

Playa has entered into the Hyatt Strategic Alliance Agreement with Hyatt pursuant to which Playa and Hyatt have provided each other a right of first offer with respect to any Development Opportunity in the Market Area. If Playa intends to accept a Development Opportunity, Playa must notify Hyatt of such Development Opportunity and Hyatt has 10 business days to notify Playa of its decision to either accept or reject this Development Opportunity. If Hyatt accepts the Development Opportunity, Playa must negotiate in good faith with Hyatt the terms of a franchise agreement and related documents with respect to such property, provided that Playa acquires such property on terms acceptable to Playa within 60 days of offering such opportunity to Hyatt. If Hyatt intends to accept a Development Opportunity, Hyatt must notify Playa and Playa has to notify Hyatt within 10 business days of its decision to either accept or reject this Development Opportunity. If Playa accepts the Development Opportunity, Hyatt must negotiate in good faith with Playa the terms of a management agreement and other documents under which Playa would manage such Hyatt All-Inclusive Resort Brand resort (subject to a franchise agreement between Hyatt and the affiliate of Hyatt that would own such property), provided that Hyatt acquires such property on terms acceptable to it within 60 days of offering such opportunity to Playa. If Playa or Hyatt fails to notify each other of its decision within the aforementioned 10 business day period, or if Playa or Hyatt fails to acquire the property related to a Development Opportunity within the aforementioned 60-day period, such right of first offer will expire and Playa or Hyatt will be able to acquire, develop and operate the property related to such Development Opportunity free of any restrictions. In addition, if either party is approached by a third party with respect to the management or franchising of an all-inclusive resort in the Market Area, and such third party has not identified a manager or franchisor for the resort, the parties will notify each other and provide an introduction to the third party for the purposes of negotiating a management agreement or franchise agreement, as the case may be. The Hyatt Strategic Alliance Agreement will expire on December 31, 2018 unless extended by each party.

AMResorts Management Agreements

Five of Playa’s resorts (Dreams Puerto Aventuras, Secrets Capri, Dreams Punta Cana, Dreams La Romana and Dreams Palm Beach) are operated by AMResorts pursuant to long-term management agreements that contain customary terms and conditions, including those related to fees, termination conditions, capital expenditures, transfers of control of parties or transfers of ownership to competitors, sales of the hotels, and non-competition and non-solicitation. Playa pays AMResorts and its affiliates, as operators of these resorts, base management fees and incentive management fees. In addition, Playa reimburses the operators for some of the costs they incur in the provision of certain centralized services. Playa expects that these resorts will continue to be operated by AMResorts until the expiration of all such agreements in 2022. However, Playa has the right to terminate the management agreement related to Dreams La Romana resort, subject to certain conditions (including a termination fee if terminated prior to December 2017), and Playa may choose to do so in order to rebrand the resort and internalize its management. Playa may also choose to opportunistically sell one or more of these resorts and redeploy the proceeds from any such sales, subject to certain restrictions under Playa’s Senior Secured Credit Facility and the Indenture.

The Panama Jack Agreement

On October 6, 2016, Playa’s subsidiary Playa Management USA, LLC (“Playa USA”) entered into a master development agreement (the “Panama Jack Agreement”) with Panama Jack. Pursuant to the Panama Jack Agreement, Panama Jack granted Playa the exclusive right to develop and own and/or to manage resorts under the Panama Jack brand (the “Panama Jack Resorts”) in Antigua, Aruba, the Bahamas, Barbados, Costa Rica, the Dominican Republic, Jamaica, Mexico, Panama, St. Lucia and, subject to the lifting of various U.S. sanctions, Cuba. In addition, if Playa wishes to participate in any project to develop, convert or operate any resorts in the aforementioned countries that Playa believes in good faith and reasonable judgment are suitable for branding or conversion as a Panama Jack Resort, Playa will submit an application to Panama Jack to operate such resort as a Panama Jack Resort pursuant to the terms of the Panama Jack Agreement. Panama Jack may, in its commercially reasonable discretion, decide to approve or reject Playa’s application to operate a Panama Jack Resort. If Panama Jack approves Playa’s application, each such approved resort will be subject to a separate license agreement with Panama Jack.

Playa and Panama Jack have agreed to work together in good faith to determine the concept and system to be associated with the establishment and operation of the Panama Jack Resorts, including the brand standards to be determined by Panama Jack, the operating standards to be determined by Playa and the brand, logos and other proprietary marks used by the Panama Jack Resorts. Playa has also agreed to rebrand two of its existing resorts, Gran Caribe Resort and Gran Porto Resort, under the Panama Jack brand upon negotiation and execution of a license agreement for each such resort. Playa will work with Panama Jack to improve the Gran Caribe Resort and Gran Porto Resort to comply with the hotel operating standards applicable to the Panama Jack brand. Playa jointly develops with Panama Jack brand standards for the Panama Jack Resorts.

The Panama Jack Agreement has a 10 year term expiring in 2026, subject to either party’s right to terminate in the event of the other party’s (i) admission of its inability to pay its debts as they become due or assignment for the benefit of creditors, liquidation or dissolution, or commencement of a proceeding for bankruptcy, insolvency or similar proceeding, (ii) uncured breach of the Panama Jack Agreement within 30 days after delivery of written notice or (iii) knowing maintenance of false books and records or knowing submission of false or misleading reports or information to the other party.

Vacation Package Distribution Channels and Sales and Reservations

Our experienced sales and marketing team uses a strategic sales and marketing program across a variety of distribution channels through which Playa’s all-inclusive vacation packages are sold. Key components of this sales and marketing program include:

•	Targeting the primary tour operators and the wholesale market for transient business with a scalable program that supports shoulder and lower rate seasons while seeking to maximize revenue during high season, which also includes:

•	Engaging in cooperative marketing programs with leading travel industry participants;

•	Participating in travel agent promotions and awareness campaigns in coordination with tour operator campaigns, as well as independent of tour operators; and

•	Utilizing online travel leaders, such as Expedia and Booking.com, to supplement sales during shoulder and lower rate seasons;

•	Developing programs aimed at targeting consumers directly through:

•	Our website;

•	The Hyatt website, and toll free reservation telephone numbers, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts;

•	The Hyatt Gold Passport® guest loyalty program, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts; and

•	Our toll free reservation system that provides a comprehensive view of inventory in real time, based on demand;

•	Targeting group and incentive markets to seek and grow a strong base of corporate and event business utilizing Playa’s group sales team and fostering leads developed in conjunction with Hyatt’s group sales function;

•	Highlighting destination wedding and honeymoon programs by utilizing specialist sales agents for this growing resort category;

•	Participating in key industry trade shows targeted to the travel agent and wholesale market;

•	Engaging in online and social media, including:

•	Search engine optimization;

•	Targeted online and bounce-back advertising;

•	Social media presence via sites such as Facebook, Twitter, Instagram and Pinterest; and

•	Flash sales and special offers for high need periods;

•	Monitoring and managing TripAdvisor and other similar consumer sites; and

•	Activating a targeted public relations plan to generate media attention—both traditional and new media including travel bloggers who focus on vacation travel to Mexico and the Caribbean.

Playa is seeking to grow a base of business through its group and incentive sales team, as well as destination wedding business. Playa seeks to support this base through tour operators that can help generate sales during shoulder and lower rate seasons. Playa also seeks luxury transient business to provide high rate business during peak seasons, such as winter and spring holidays, while “bargain hunters” can be targeted through social media for last minute high need periods. This multi-pronged strategy is designed to increase Net Package RevPAR as well as generate strong occupancy through all of the resort seasons.

Insurance

Playa’s resorts carry what Playa believes are appropriate levels of insurance coverage for a business operating in the lodging industry in Mexico, the Dominican Republic and Jamaica. This insurance includes coverage for general liability, property, workers’ compensation and other risks with respect to Playa’s business and business interruption coverage.

This general liability insurance provides coverage for any claim, including terrorism, resulting from Playa’s operations, goods and services and vehicles. Playa believes these insurance policies are adequate for foreseeable losses and on terms and conditions that are reasonable and customary with solvent insurance carriers.

Competition

Playa faces intense competition for guests from other participants in the all-inclusive segment of the lodging industry and, to a lesser extent, from traditional hotels and resorts that are not all-inclusive. The all-inclusive segment remains a relatively small part of the broadly defined global vacation market that has historically been dominated by hotels and resorts that are not all-inclusive. Playa’s principal competitors include other operators of all-inclusive resorts and resort companies, such as Barceló Hotels & Resorts, RIU Hotels & Resorts, IBEROSTAR Hotels & Resorts, Karisma Hotels & Resorts, AMResorts, Meliá Hotels International, Excellence Resorts and Palace Resorts, as well as some smaller, independent and local owners and operators. Playa competes for guests based primarily on brand name recognition and reputation, location, guest satisfaction, room rates, quality of service, amenities and quality of accommodations. In addition, Playa also competes for guests based on the ability of members of the Hyatt Gold Passport® guest loyalty program to earn and redeem loyalty program points at Playa’s Hyatt All-Inclusive Resort Brand resorts. Playa believes that its strategic relationship with Hyatt provides Playa with a significant competitive advantage, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts, through Hyatt’s brand name recognition, as well as through Hyatt’s global loyalty program, distribution channels and other features.

Seasonality

The seasonality of the lodging industry and the location of Playa’s resorts in Mexico and the Caribbean generally result in the greatest demand for Playa’s resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations and liquidity, which are consistently higher during the first quarter of each year than in successive quarters.

Cyclicality

The lodging industry is highly cyclical in nature. Fluctuations in operating performance are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel and resort room supply is an important factor that can affect the lodging industry’s performance, and over-building has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus Package RevPAR, tend to increase when demand growth exceeds supply growth. A decline in lodging demand, or increase in lodging supply, could result in returns that are substantially below expectations, or result in losses, which could have a material adverse effect on Playa’s business, financial condition, liquidity and results of operations. Further, many of the costs of running a resort are fixed rather than variable. As a result, in an environment of declining revenues the rate of decline in earnings is likely to be higher than the rate of decline in revenues.

Intellectual Property

Playa owns or has rights to use the trademarks, service marks or trade names that Playa uses or will use in conjunction with the operation of its business, including certain of Hyatt’s intellectual property under the Hyatt Resort Agreements and Panama Jack’s intellectual property under the Panama Jack Agreement. In the highly competitive lodging industry in which Playa operates, trademarks, service marks, trade names and logos are very important to the success of its business.

Corporate Information

Playa Hotels & Resorts B.V. is organized as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands. Playa’s registered office in the Netherlands is located at Prins Bernhardplein 200, 1097 JB Amsterdam. Playa’s telephone number at that address is +31 20 521 49 62. Playa maintains a website at www.playaresorts.com, which includes additional contact information. The information on Playa’s website is not incorporated by reference into, and does not constitute a part of, this proxy statement/prospectus.

Employees

As of September 30, 2016, Playa directly and indirectly employed approximately 9,523 employees worldwide at its corporate offices and on-site at its resorts. Playa believes its relations with its employees are good. Of this amount, Playa estimates that 5,705 of these employees are represented by labor unions.

Legal Proceedings

Except as noted below, Playa is not involved in any material litigation or regulatory proceeding nor, to its knowledge, is any material litigation or regulatory proceeding threatened against Playa.

The Mexican tax authorities have issued an assessment to one of Playa’s Mexican subsidiaries. In February 2014, Playa filed an appeal before the tax authorities, which was denied on May 26, 2014. On June 11, 2014, Playa arranged for the posting of a tax surety bond issued by a surety company, which guarantees the payment of the claimed taxes and other charges (and suspends collection of such amounts by the tax authorities) while Playa’s further appeal to the tax court is resolved. To secure reimbursement of any amounts that may be paid by the surety company to the tax authorities in connection with the surety bond, Playa provided cash collateral to the surety company in the amount of approximately $6.4 million. On August 15, 2014, Playa filed an appeal of the assessment with the tax court. In August 2016, Playa received notice of a favorable resolution from the tax court, which is expected to be appealed by the Mexican tax authorities. The total assessment from the Mexican tax authorities was valued at $8.7 million as of September 30, 2016.

Executive Compensation

The following is a summary of the elements of and amounts paid under Playa’s compensation plans for fiscal year 2015 and 2016. Playa’s compensation for 2015 and 2016 is listed in the summary compensation table below.

Playa’s “named executive officers” during 2016 were Bruce D. Wardinski, Playa’s Chairman and Chief Executive Officer, Alexander Stadlin, Playa’s Chief Operating Officer, Larry K. Harvey, Playa’s Chief Financial Officer and Kevin Froemming, Playa’s Chief Marketing Officer.

The following table sets forth the annual base salary and other compensation paid to each of Playa’s named executive officers for 2016 and 2015.

Name	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(3)	Total ($)
Bruce D. Wardinski	2016	$750,000	$(2)	$19,603	$769,603
Chairman and Chief Executive Officer	2015	778,846	902,344	18,957	1,681,190

Alexander Stadlin	2016	$515,049	$(2)	$6,079	$521,129
Chief Operating Officer	2015	519,230	360,938	16,572	880,168

Larry K. Harvey(4)	2016	$412,051	$(2)	$14,887	$426,938
Chief Financial Officer	2015	284,615	208,059	13,732	492,673

Kevin Froemming	2016	$412,051	$(2)	$11,532	$423,583
Chief Marketing Officer	2015	415,385	288,750	8,751	704,135

(1)	Bonuses are awarded by Playa’s compensation committee after the end of the noted fiscal year based on a combination of individual and corporate performance.
(2)	Bonuses for performance during 2016 are expected to be awarded in March 2017, and will be determined based on a combination of individual and corporate performance measures, and subject to adjustment, as described under “—Bonus” below. As a result, the bonus earned for 2016 is not determinable at this time.
(3)	For each named executive officer, the amount shown in “All Other Compensation” represents Playa’s matching contribution to the 401(k) for the named executive officer’s benefit and the premiums Playa paid for the life insurance premiums on the named executive officer’s life.
(4)	Mr. Harvey has been employed by Playa as Chief Financial Officer since April 2015. His annualized salary in 2015 was $400,000.

Bonuses

Pursuant to Playa’s Management Incentive Plan, Playa awards bonuses to its named executive officers based on a combination of individual and corporate performance measures that the Playa board of directors believes are important to the success of Playa’s business. Under Playa’s Management Incentive Plan, each named executive officer has a target incentive opportunity expressed as a percentage of his or her base salary, which is subject to increase or decrease according to the achievement of these individual and corporate performance measures. In addition, no named executive officer in Playa’s Management Incentive Plan will be paid a bonus unless Playa meets a specified minimum corporate performance threshold. In 2015 and 2016, the corporate performance metric used for each named executive officer and for the minimum corporate performance threshold was EBITDA. In addition, in 2015 and 2016, bonuses of Playa’s named executive officers were based 75% on achievement of corporate performance goals and 25% on achievement of individual performance goals, except that Mr. Wardinski’s bonuses were based 100% on corporate performance goals. In addition, Playa may make special incentive awards to an individual for extraordinary individual efforts and exceptional results, or contribution to extraordinary team efforts and exceptional results, in reaching Playa’s goals and objectives. In 2015, Mr. Harvey’s bonus was a special incentive award. All awards granted under Playa’s Management Incentive Plan must be approved by Playa’s board of directors and, with respect to members of management other than the Chief Executive Officer, its Chief Executive Officer. Playa’s board of directors has the right to adjust any payment to its named executive officers under Playa’s Management Incentive Plan.

Equity Awards

Playa has not granted any equity awards to its executive officers.

Retirement Savings Opportunities

All eligible employees are able to participate in the Playa Management USA, LLC 401(k) Profit Sharing Plan & Trust (“401(k) plan”). Playa provides this plan to help its employees save some amount of their cash compensation for retirement in a tax-efficient manner. Under Playa’s 401(k) plan, employees are eligible to defer a portion of their salary, and Playa, at its discretion, may make a matching contribution and/or a profit-sharing contribution. Employees are able to participate in the 401(k) plan on their first day of employment and are able to defer compensation up to the limits established by the IRS. Playa currently matches 100% of each employee’s contributions up to the first 3% of the employee’s base salary and 50% of the next 2% of the employee’s base salary, although Playa, in its sole discretion, may at any time or from time-to-time determine to discontinue matching employee contributions or change the level at which Playa makes any matching contributions. Playa’s contributions vest over time. The employee contributions and Playa’s match are invested in selected investment alternatives according to the employee’s directions. The 401(k) plan and its trust are intended to qualify under Sections 401(a) and 501(a) of the U.S. Tax Code as a tax qualified retirement plan. Contributions to the 401(k) plan and earnings on those contributions are not taxable to the employee until distributed from the 401(k) plan and matching contributions are deductible by us when made subject to applicable U.S. Tax Code limits

Health and Welfare Benefits

Playa provides a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are provided are not expected to discriminate in scope, terms or operation in favor of executive officers and are available to all full-time employees.

Pension Benefits

None of Playa’s named executive officers is a participant in any defined benefit plans.

Nonqualified Deferred Compensation

Playa does not offer any nonqualified deferred compensation plans.

Employment Agreements

Playa’s subsidiary, Playa Resorts Management, LLC (“Playa Management”), entered into an employment agreement with Mr. Wardinski, Playa’s Chairman and Chief Executive Officer, which was amended and restated in 2016, and entered into a new employment agreement with Mr. Harvey, Playa’s Chief Financial Officer. Playa’s subsidiary, Playa Management USA, LLC (“Playa USA”), also entered into employment agreements with Playa’s other named executive officers, Mr. Stadlin, Playa’s Chief Operating Officer, and Mr. Froemming, Playa’s Chief Marketing Officer.

Wardinski Employment Agreement.

Mr. Wardinski, Playa’s subsidiary, Playa Management, and Playa, solely with respect to Mr. Wardinski’s appointment as Playa’s Chief Executive Office and Chairman of Playa’s Board, entered into an employment agreement on August 31, 2016, with an effective date of January 1, 2016. Mr. Wardinski’s employment agreement provides for an initial period of employment that ends on December 31, 2019, subject to an automatic extension until December 31, 2021 unless either Playa Management or Mr. Wardinski elects not to extend the term by providing written notice to the other party at least three months but not more than twelve months prior to December 31, 2019 (“Non-Renewal Notice”). Mr. Wardinski serves as the Chief Executive Officer of Playa Management, Chairman of the Board of Managers of Playa Management (the “Playa Management Board”), Playa’s Chief Executive Officer and Chairman of Playa’s Board.

Mr. Wardinski’s employment agreement provides for a base salary of $750,000 (as may be increased by Playa’s Board), an annual discretionary bonus opportunity targeted at 125% of base salary (subject to a maximum of 200% of base salary) and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of Playa Management. Mr. Wardinski is also entitled to paid time off and holiday pay in accordance with Playa

Management’s policies. In addition, upon termination of Mr. Wardinski’s employment agreement without “Cause” or resignation by Mr. Wardinski for “Good Reason,” as those terms are defined in the employment agreement, Mr. Wardinski will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•	an aggregate amount equal to two times his base salary at the rate in effect on his last day of employment (the “Wardinski Severance Payment”), paid in 24 equal monthly installments;

•	additional monthly payments equal to $1,500 for a period of 24 months for the purpose of covering Mr. Wardinski’s health insurance, subject to cessation if Mr. Wardinski becomes eligible to obtain insurance coverage from another group insurance plan (the “Wardinski Additional Amount”); and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ceases.

In the event Mr. Wardinski is terminated without “Cause” or Mr. Wardinski resigns for “Good Reason” following a “Change in Control,” as those terms are defined in the employment agreement (a “Change in Control Termination”), Mr. Wardinski will be eligible to receive the payments set forth above, provided however that the Wardinski Severance Payment shall be increased to 2.99 times Mr. Wardinski’s base salary at the rate in effect on his last day of employment.

In the event that Mr. Wardinski terminates his employment without “Good Reason,” as defined in the employment agreement, within 60 days following a “Change in Control” or a “Partial Change in Control,” as those terms are defined in the employment agreement, conditioned on his execution of a separation and release agreement, Mr. Wardinski will be eligible to receive three months of his base salary.

In the event that Mr. Wardinski terminates his employment without “Good Reason,” as defined in the employment agreement, conditioned upon his execution of a separation and release agreement, Mr. Wardinski will be eligible for two monthly installments of the Wardinski Additional Amount.

In the event that Mr. Wardinski’s employment terminates as a result of “Disability,” as such term is defined in the employment agreement, or death, Mr. Wardinski or his estate, as applicable, conditioned upon his or its execution of a separation and release agreement, will be eligible to receive (i) his pro rata share of his discretionary annual incentive bonus (at no less than target in the event of death) and (ii) payments of the Wardinski Additional Amount for a period of 12 months following his termination of employment, provided, however, that in the case of termination due to “Disability,” as such term is defined in the employment agreement, if health insurance coverage becomes available to Mr. Wardinski under another group insurance plan during the twelve-month period, payment of the Wardinski Additional Amount shall cease. In addition, in the event of Mr. Wardinski’s death, Mr. Wardinski’s estate shall be entitled to the fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan.

If either Mr. Wardinski or Playa Management causes Mr. Wardinski’s employment to end on December 31, 2019 by the delivery of a Non-Renewal Notice or if Mr. Wardinski’s employment automatically terminates on December 31, 2021, then, conditioned upon his execution of a separation and release agreement, Mr. Wardinski is entitled to receive an amount equal to six months of his base salary, paid in six equal monthly installments.

Regardless of the reason for any termination of Mr. Wardinski’s employment agreement, including if Mr. Wardinski is terminated for “Cause,” as such term is defined in the employment agreement (other than in the case of Mr. Wardinski’s death or “Disability,” as defined in the employment agreement, which are described above), Mr. Wardinski will be eligible to receive his then-accrued compensation, reimbursement for any outstanding reasonable business expense he has incurred in performing his duties, continued insurance benefits to the extent required by law and any fully vested but unpaid rights under any bonus or other incentive pay plan, or any other employee benefit plan or program of Playa or Playa’s affiliates.

Mr. Wardinski’s employment agreement provides that Mr. Wardinski is obligated to devote a substantial majority of his business time, attention, skill and effort to the performance of his duties under the employment agreement, provided that, to the extent such activities do not impair the performance of his duties to Playa Management, Playa or Playa’s affiliates, Mr. Wardinski is permitted to engage in the following other specified activities: (i) engaging in personal investments and charitable, professional and civic activities; (ii) serving on boards of directors of entities that do not compete with Playa Management, Playa or any of Playa’s affiliates; (iii) serving as Chairman of Playa’s Board; and (iv) certain other activities and director positions that the Playa Management Board and Playa’s Board may approve.

Mr. Wardinski’s employment agreement provides that during the term of his employment and for a period of 18 months (three months in the event that Mr. Wardinski terminates his employment without “Good Reason,” as such term is defined in the employment agreement, within sixty days following a “Change in Control” or “Partial Change in Control,” as each such term is defined in the employment agreement, six months in the case of a non-renewal or expiration of his employment and 12 months following a Change in Control Termination, each as described above) following the expiration, resignation or termination of his employment, Mr. Wardinski agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that Mr. Wardinski may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Playa Management, Playa or any of Playa’s affiliates in a line of business that we, Playa Management, or any of Playa’s affiliates conducts or plans to conduct as of the date of Mr. Wardinski’s termination or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to Mr. Wardinski’s termination, an employee with a senior management position at Playa Management, us or any of Playa’s affiliates (the “Non-Competition Restrictions”). Mr. Wardinski’s employment agreement provides for a confidentiality covenant on the part of Mr. Wardinski both during and after his termination of employment.

Employment Agreements of Messrs. Stadlin, Froemming and Harvey.

On September 15, 2016, Mr. Stadlin and Mr. Froemming each entered into an employment agreement with Playa USA, each with an effective date of January 1, 2016. On September 21, 2016, Mr. Harvey entered into an employment agreement with Playa Management, with an effective date of January 1, 2016. The employment agreements of each of Messrs. Stadlin, Froemming and Harvey provide for an initial period of employment that ends on December 31, 2018. Pursuant to the respective employment agreements, Mr. Stadlin serves as the Chief Executive Officer of Playa USA, Mr. Froemming serves as Chief Marketing Officer of Playa USA and Mr. Harvey serves as Chief Financial Officer of Playa Management.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide for a base salary of $515,000, $412,000 and $412,000, respectively (as each may be increased by Playa’s Board), an annual discretionary bonus opportunity targeted at 75% of base salary (subject to a maximum of 131.25% of base salary) and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of Playa USA (or, in the case of Mr. Harvey, Playa Management). Messrs. Stadlin, Froemming and Harvey are also each entitled to paid time off and holiday pay in accordance with the policies of Playa USA (or, in the case of Mr. Harvey, Playa Management). In addition, upon termination of each of the employment agreements without “Cause” or resignation by the executive for “Good Reason,” as those terms are defined in each employment agreement, each applicable executive will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•	an aggregate amount equal to his base salary at the rate in effect on his last day of employment (the “Executive Severance Payment”), paid in 12 equal monthly installments;

•	additional monthly payments equal to $1,500 for a period of 12 months for the purpose of covering health insurance, subject to cessation if the executive becomes eligible to obtain insurance coverage from another group insurance plan (the “Executive Additional Amount”); and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ends.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that, in the event the executive is terminated without “Cause” or resigns for “Good Reason” within two years following a “Change in Control,” as those terms are defined in each employment agreement, the executive will be eligible to receive the payments set forth above, provided however that the Executive Severance Payment shall be increased to 1.5 times his base salary at the rate in effect on his last day of employment. In the event that the executive terminates his employment without “Good Reason,” as defined in each employment agreement, conditioned upon his execution of a separation and release agreement, the executive will be eligible to receive a payment of any unpaid portion of his base salary, reimbursement for any outstanding reasonable expenses, continued insurance benefits to the extent required by law and payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program of Playa USA (or, in the case of Mr. Harvey, Playa Management).

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that, in the event that the executive’s employment terminates as a result of “Disability,” as such term is defined in each employment agreement, or death, the executive or his estate, as applicable, conditioned upon his or its execution of a separation and release agreement, will be eligible to receive (i) a payment of any unpaid portion of his base salary, (ii) his pro rata share of his discretionary annual incentive bonus (at no less than target in the event of death) and (iii) payments of the Executive Additional Amount for a period of 12 months following his termination of employment, provided, however, that in the case of termination due to “Disability,” as such term is defined in each employment agreement, if health insurance coverage becomes available to the executive under another group insurance plan during the twelve-month period, payment of the Executive Additional Amount shall cease. In addition, in the event of Messrs. Stadlin, Froemming or Harvey’s death, such executive’s estate shall be entitled to the fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that the executive is obligated to devote a substantial majority of his business time, attention, skill and effort to the performance of his duties under the employment agreement, provided that, to the extent such activities do not impair the performance of his duties to Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or Playa’s affiliates, the executive is permitted to engage in the following other specified activities: (i) engaging in personal investments and charitable, professional and civic activities; (ii) serving on boards of directors of entities that do not compete with Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or any of Playa’s affiliates; and (iii) certain other activities and director positions that the board of directors of Playa USA (or in the case of Mr. Harvey, the Playa Management Board) and Playa’s Board may approve.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that during the term of the executive’s employment and for a period of 12 months following the expiration, resignation or termination of his employment, the executive agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that the executive may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or any of Playa’s affiliates in a line of business that we, Playa USA (or, in the case of Mr. Harvey, Playa Management), or any of Playa’s affiliates conducts or plans to conduct as of the date of the executive’s termination, or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to the executive’s termination, an employee with a senior management position at Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or any of Playa’s affiliates. The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide for a confidentiality covenant on the part of the executive after his termination of employment.

PLAYA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion in conjunction with Playa’s consolidated financial statements and related notes that appear elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect Playa’s plans, estimates and beliefs and involve numerous risks and uncertainties, including, but not limited, to those described in the “Risk Factors” section of this proxy statement/prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should carefully read “Risk Factors” and “General Information—Cautionary Note Regarding Forward-Looking Statements.”

Overview

Playa is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns a portfolio consisting of 13 resorts (6,142 rooms) located in Mexico, the Dominican Republic and Jamaica.

Playa’s all-inclusive resort model provides guests with an integrated experience, through prepaid packages of room accommodations, food and beverage services and entertainment activities for one all-inclusive rate. This contrasts with other lodging business models which typically only include room accommodations and, in some cases, limited food and beverage service in the stated rate. The all-inclusive model also provides the opportunity to sell guests upgrades, premium services and amenities that are not included in the all-inclusive package and that typically generate higher operating margins than package revenue.

Playa believes that all-inclusive packages are attractive to a broad spectrum of travelers who seek an attractive vacation experience that offers value and a high degree of cost certainty, as compared to traditional resorts, where the costs of discretionary food and beverage services and other amenities can be more unpredictable and significant. Playa also believes that the cost certainty of the all-inclusive model makes it more resilient to economic downturns, as compared to models that do not provide guests with the same level of cost certainty. As compared to other lodging industry business models, Playa believes that the all-inclusive model provides more predictable revenue, expenses and occupancy rates because, among other reasons, guests at all-inclusive resorts often book and pay for their stays further in advance than guests at traditional resorts. Since stays are generally booked and paid for in advance, customers are less likely to cancel, which allows Playa to manage on-site expenses and protect operating margins accordingly. These characteristics of the all-inclusive model allow Playa to more accurately adjust certain operating costs in light of expected demand, as compared to other lodging industry business models. Additionally, occupancy at all-inclusive resorts historically has been more stable over time than occupancy at hotels and resorts operating under other business models. The increased visibility that Playa has with respect to future occupancy and rates gives Playa the opportunity to adjust certain costs in light of expected demand in an effort to improve operating margins.

Playa markets and sells its all-inclusive vacation packages through a variety of sales channels, including, with respect to its Hyatt All-Inclusive Resort Brand resorts, multiple Hyatt distribution channels, and, with respect to all of Playa’s resorts, tour operators, individual resort websites, Playa’s company website, travel wholesalers and online outlets. The sales channels have different cost structures, and Playa seeks to use them strategically to generate occupancy and seek higher operating margins. For example, Playa seeks to use lower cost sales channels, such as direct bookings, to improve revenues and margins during the high season, and Playa may place more reliance on higher cost sales channels, such as online outlets and wholesalers, to drive occupancy during shoulder and lower rate seasons. Playa bears the costs of wholesale bookings (i.e., commissions), which are typically higher than those of direct guest bookings. Playa believes that its strategic relationship with Hyatt, which provides access to Hyatt’s lower cost distribution channels, such as the Hyatt Gold Passport® guest loyalty program, Hyatt’s reservation system, Hyatt’s recently updated website and Hyatt’s group sales business, will enable Playa to increase the number of bookings made through lower cost sales channels, such as direct bookings, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts. For the nine months ended September 30, 2016, 35% of the bookings at Playa’s Hyatt All-Inclusive Resort Brand resorts came from direct, group and Gold Passport sources, as compared to 10% of the bookings at Playa’s other resorts. In addition, Playa believes the increasing awareness of its all-inclusive resort brands among potential guests, the re-launch of its playaresorts.com website, which now employs state of the art booking engine technology and a mobile-friendly interface, the new “Playa Perks” consumer loyalty program, and the ongoing efforts to develop the Playa resort brands, including the new Panama Jack brand, will enable Playa to increase the number of lower cost direct bookings made with respect to Playa’s other all-inclusive resort brand resorts.

Playa’s Portfolio

The following table presents an overview of Playa’s resorts, each of which Playa owns in its entirety. Playa manages eight of its resorts and a third party, AMResorts, manages five of Playa’s resorts. No resort in Playa’s portfolio contributed more than 11.9% of the total net revenue or 17.1% of the Adjusted EBITDA for the nine months ended September 30, 2016. The table below is organized by Playa’s three geographic business segments: the Yucatán Peninsula, the Pacific Coast and the Caribbean Basin.

Name of Resort	Location	Brand and Type	Operator	Rooms
Yucatán Peninsula
Hyatt Ziva Cancún	Cancún, Mexico	Hyatt Ziva (all ages)	Playa	547
Hyatt Zilara Cancún	Cancún, Mexico	Hyatt Zilara (adults-only)	Playa	307
Gran Caribe Resort	Cancún, Mexico	Gran (all ages)(1)	Playa	470
THE Royal Playa del Carmen	Playa del Carmen, Mexico	THE Royal (adults-only)	Playa	513
Gran Porto Resort	Playa del Carmen, Mexico	Gran (all ages)(1)	Playa	287
Secrets Capri	Riviera Maya, Mexico	Secrets (adults-only)	AMResorts	291
Dreams Puerto Aventuras	Riviera Maya, Mexico	Dreams (all ages)	AMResorts	305
Pacific Coast
Hyatt Ziva Los Cabos	Cabo San Lucas, Mexico	Hyatt Ziva (all ages)	Playa	591
Hyatt Ziva Puerto Vallarta	Puerto Vallarta, Mexico	Hyatt Ziva (all ages)	Playa	335
Caribbean Basin
Dreams La Romana	La Romana, Dominican Republic	Dreams (all ages)	AMResorts	756
Dreams Palm Beach	Punta Cana, Dominican Republic	Dreams (all ages)	AMResorts	500
Dreams Punta Cana	Punta Cana, Dominican Republic	Dreams (all ages)	AMResorts	620
Hyatt Ziva and Hyatt Zilara Rose Hall(2)	Montego Bay, Jamaica	Hyatt Ziva (all ages) and Hyatt Zilara (adults-only)	Playa	620

Total Rooms				6,142

(1)	Pursuant to an agreement with Panama Jack, Playa has agreed to rebrand this resort under the Panama Jack brand. Playa expects the rebranding to be completed in 2017.
(2)	Playa’s Jamaica property is treated as a single resort operating under both of the Hyatt All-Inclusive Resort Brands, rather than as two separate resorts.

Results of Operations

Nine Months Ended September 30, 2016 and 2015

The following table summarizes Playa’s results of operations on a consolidated basis for the nine months ended September 30, 2016 and 2015:

	Nine Months Ended September 30,		Increase / Decrease
	2016	2015	Change	% Change
	($ in thousands)
Revenue:
Package	$348,808	$260,756	$88,052	33.8%
Non-package	52,562	40,500	12,062	29.8%

Total revenue	401,370	301,256	100,114	33.2%

Direct and selling, general and administrative expenses:
Direct	214,039	179,463	34,576	19.3%
Selling, general and administrative	66,237	48,298	17,939	37.1%
Pre-opening	—	10,962	(10,962)	(100.0)%
Depreciation and amortization	38,809	33,915	4,894	14.4%
Insurance proceeds	(309)	(27,005)	26,696	(98.9)%

Direct and selling, general and administrative expenses	318,776	245,633	73,143	29.8%

Operating income	82,594	55,623	26,971	48.5%

Interest expense	(40,619)	(37,233)	(3,386)	9.1%
Other expense, net	(2,414)	(775)	(1,639)	211.5%

Net income before tax	39,561	17,615	21,946	124.6%

Income tax benefit	5,270	5,239	31	0.6%

Net income	$44,831	$22,854	$21,977	96.2%

The following tables set forth information with respect to Playa’s Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue (as defined below), total net revenue and Adjusted EBITDA for the nine months ended September 30, 2016 and 2015 for both Playa’s total portfolio and comparable portfolio. For a description of these operating metrics and non-U.S. GAAP measures and a reconciliation of Net Package Revenue, Net Non-package Revenue, and total net revenue to total revenue as computed under U.S. GAAP, see “—Key Indicators of Financial and Operating Performance,” below. For a reconciliation of Adjusted EBITDA to net income, see “Summary—Summary Financial Data—Selected Historical Financial Data of Playa.”

Total Portfolio

	Nine Months Ended September 30,		Increase / Decrease
	2016	2015	Change		% Change
Occupancy	80.8%	81.6%	(0.8	) pts	(1.0)%
Net Package ADR	$250.12	$225.00	$25.12		11.2%
Net Package RevPAR	202.13	183.69	18.44		10.0%

	($ in thousands)
Net Package Revenue	$340,171	$254,197	$85,974		33.8%
Net Non-package Revenue	52,098	40,500	11,598		28.6%
Total net revenue	392,269	294,697	97,572		33.1%
Adjusted EBITDA	$125,939	$84,569	$41,370		48.9%

Comparable Portfolio

	Nine Months Ended September 30,		Increase / Decrease
	2016	2015	Change		% Change
Occupancy	82.8%	82.3%	0.5	pts	0.6%
Net Package ADR	$239.82	$225.20	$14.62		6.5%
Net Package RevPAR	198.62	185.41	13.21		7.1%

	($ in thousands)
Net Package Revenue	$272,326	$253,292	$19,034		7.5%
Net Non-package Revenue	41,257	40,249	1,008		2.5%
Total net revenue	313,583	293,541	20,042		6.8%
Adjusted EBITDA	$99,007	$79,168	$19,839		25.1%

Total Revenue and Total Net Revenue

Playa’s total revenue for the nine months ended September 30, 2016 increased $100.1 million, or 33.2%, compared to the nine months ended September 30, 2015. Playa’s total net revenue (which represents total revenue less compulsory tips paid to employees) for the nine months ended September 30, 2016 increased $97.6 million, or 33.1%, compared to the nine months ended September 30, 2015. This increase was driven by an increase in Net Package Revenue of $86.0 million, or 33.8%, and an increase in Net Non-package Revenue of $11.6 million, or 28.6%. The increase in Net Package Revenue was the result of an increase in Net Package ADR of $25.12, or 11.2%, partially offset by a decrease in average occupancy from 81.6% to 80.8%, the equivalent of an increase of $18.44, or 10.0%, in Net Package RevPAR.

Playa’s comparable resorts for the nine months ended September 30, 2016 and 2015 exclude the following: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; and Hyatt Ziva Los Cabos, which closed on September 14, 2014 for repairs following Hurricane Odile and reopened on September 15, 2015. Playa’s comparable resorts experienced an increase in average occupancy from 82.3% to 82.8% and an increase in Net Package ADR of $14.62, or 6.5%, the equivalent of an increase of $13.21, or 7.1%, in Net Package RevPAR.

Playa’s net revenue increase was a result of a $77.6 million increase in net revenue attributable to our non-comparable resorts, which was driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún, and a $20.0 million increase attributable to our comparable resorts.

Direct Expenses

The following table shows a reconciliation of Playa’s direct expenses to net direct expenses for the nine months ended September 30, 2016 and 2015 ($ in thousands):

	Nine Months Ended September 30,		Increase/Decrease
	2016	2015	Change	% Change
Direct expenses	$214,039	$179,463	$34,576	19.3%
Less: tips	9,101	6,559	2,542	38.8%

Net direct expenses	$204,938	$172,904	$32,034	18.5%

Playa’s direct expenses include resort expenses, such as food and beverage, salaries and wages, utilities and other ongoing operational expenses. Playa’s net direct expenses (which represents total direct expenses less compulsory tips paid to employees) for the nine months ended September 30, 2016 were $204.9 million, or 52.2%, of total net revenue, and $172.9 million, or 58.7%, of total net revenue for the nine months ended September 30, 2015. Net direct expenses for the nine months ended September 30, 2016 include $56.7 million of food and beverage expenses, $69.4 million of resort salary and wages, $18.7 million of utility expenses, $10.8 million of repairs and maintenance expenses, $2.0 million of licenses and property taxes, $1.7 million of guest costs and $36.7 million of other operational expenses. Other operational expenses primarily include $3.7 million of office supplies, $3.5 million of guest supplies, $1.2 million of computer and telephone expenses, $2.3 million of laundry and cleaning expenses, $3.3 million of transportation and travel expenses, $2.3 million of entertainment expenses, $10.2 million of Hyatt fees, $3.0 million of other supplies and equipment expenses and $3.1 million of property and equipment rental expenses.

Net direct expenses for the nine months ended September 30, 2015 include $46.7 million of food and beverage expenses, $63.5 million of resort salaries and wages, $18.4 million of utility expenses, $8.8 million of repairs and maintenance expenses, $1.6 million of licenses and property taxes and $26.3 million of other operational expenses. Other operational expenses primarily include $3.6 million of office supplies, $2.6 million of guest supplies, $1.1 million of computer and telephone expenses, $1.5 million of laundry and cleaning expenses, $3.3 million of transportation and travel expenses, $2.0 million of entertainment expenses, $4.3 million of Hyatt fees, $2.5 million of other supplies and equipment expenses, and $1.5 million of property and equipment rental expenses.

Net direct expenses for the nine months ended September 30, 2016 increased $32.0 million, or 18.5%, compared to the nine months ended September 30, 2015. This increase was a result of a $42.0 million increase in net direct expenses attributable to Playa’s non-comparable resorts (due to the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún) and a $10.0 million decrease in net direct expenses attributable to Playa’s comparable resorts. The increases in net direct expenses were primarily attributable to an increase in other operational expenses of $10.4 million, an increase in food and beverage expenses of $10.0 million, an increase in resort salaries and wages of $5.9 million, an increase in repairs and maintenance expenses of $2.0 million and an increase in incentive and management fees of $0.7 million (all of which were primarily driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún).

Selling, General and Administrative Expenses

Playa’s selling, general and administrative expenses for the nine months ended September 30, 2016 increased $17.9 million, or 37.1%, compared to the nine months ended September 30, 2015. This increase was primarily driven by an increase in advertising expenses of $11.8 million, an increase in professional fees of $2.7 million, an increase in insurance expenses of $0.7 million (all of which were primarily driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún) and an increase in corporate personnel costs of $4.1 million. This was offset by a decrease in transaction expenses of $1.3 million.

Pre-Opening Expenses

Playa incurred no pre-opening expenses during the nine months ended September 30, 2016. Pre-opening expenses for the nine months ended September 30, 2015 were $11.0 million and consisted of expenses incurred in connection with the renovations and expansions of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún.

Depreciation and Amortization Expense

Playa’s depreciation and amortization expense for the nine months ended September 30, 2016 increased $4.9 million, or 14.4%, compared to the nine months ended September 30, 2015. This increase was driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún.

Insurance Proceeds

Playa received $0.3 million of insurance proceeds during the nine months ended September 30, 2016, which represents proceeds related to a small claim at Dreams Palm Beach. Playa received $27.0 million of insurance proceeds during the nine months ended September 30, 2015, which represents business interruption and property damage insurance related to Hyatt Ziva Los Cabos. The resort sustained significant damage when Hurricane Odile, a Category 3 hurricane, made landfall on Mexico’s Baja peninsula on September 14, 2014. The resort underwent repairs and reopened on September 15, 2015.

Interest Expense

Playa’s interest expense for the nine months ended September 30, 2016 increased $3.4 million, or 9.1%, as compared to the nine months ended September 30, 2015. This increase was primarily attributable to the issuance of an additional $50.0 million of the Senior Notes due 2020 on May 12, 2015.

Income Tax Benefit

The income tax benefit for the nine months ended September 30, 2016 was $5.3 million, an increase of less than $0.1 million compared to the nine months ended September 30, 2015, during which Playa reported an income tax benefit of $5.2 million. The slightly increased income tax benefit was driven primarily by a discrete benefit of $3.6 million valuation allowance release for two Mexican entities, partially offset by a $1.2 million decrease in the discrete benefit associated with foreign exchange rate fluctuations and $2.4 million increase in tax expense associated with future tax liabilities of some Mexican entities.

Adjusted EBITDA

Playa’s Adjusted EBITDA for the nine months ended September 30, 2016 increased $41.4 million, or 48.9%, compared to the nine months ended September 30, 2015. This increase was a result of a $19.8 million increase in Comparable Adjusted EBITDA, and a $21.6 million increase in Adjusted EBITDA attributable to Playa’s non-comparable resorts.

For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Summary—Summary Financial Data—Selected Historical Financial Data of Playa” and “Playa Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Indicators of Financial and Operating Performance.”

Years Ended December 31, 2015 and 2014

The following table summarizes Playa’s results of operations on a consolidated basis for the years ended December 31, 2015 and 2014:

	Year Ended December 31,		Increase / Decrease
	2015	2014	Change	% Change
	($ in thousands)
Revenue:
Package	$352,820	$312,130	$40,690	13.0%
Non-package	55,525	55,107	418	0.8%

Total revenue	408,345	367,237	41,108	11.2%

Direct and selling, general and administrative expenses:
Direct	247,080	233,841	13,239	5.7%
Selling, general and administrative	70,461	62,176	8,285	13.3%
Pre-opening	12,440	16,327	(3,887)	(23.8)%
Depreciation and amortization	46,098	65,873	(19,775)	(30.0)%
Impairment loss	—	7,285	(7,285)	(100.0)%
Insurance proceeds	(27,654)	(3,000)	(24,654)	821.8%

Direct and selling, general and administrative expenses	348,425	382,502	(34,077)	(8.9)%

Operating Income (loss)	59,920	(15,265)	75,185	(492.5)%

Interest expense	(49,836)	(41,210)	(8,626)	20.9%
Other (expense) income, net	(2,128)	(10,777)	8,649	(80.3)%

Net income (loss) before tax	7,956	(67,252)	75,208	(111.8)%

Income tax benefit	1,755	29,036	(27,281)	(94.0)%
Net income (loss)	$9,711	$(38,216)	$47,927	(125.4)%

The following tables set forth information with respect to Playa’s Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for the years ended December 31, 2015 and 2014 for both Playa’s total portfolio and comparable portfolio. For a description of these operating metrics and non-U.S. GAAP measures and a reconciliation of Net Package Revenue, Net Non-package Revenue and total net revenue to total revenue as computed under U.S. GAAP and a reconciliation of Adjusted EBITDA to net income as computed under U.S. GAAP, see “—Key Indicators of Financial and Operating Performance” below.

Total Portfolio

	Year Ended December 31,		Increase / Decrease
	2015	2014	Change		% Change
Occupancy	80.5%	85.6%	(5.1	) pts	(6.0)%
Net Package ADR	$222.07	$207.12	$14.95		7.2%
Net Package RevPAR	178.66	177.33	1.33		0.8%

	($ in thousands)
Net Package Revenue	$343,799	$303,667	$40,132		13.2%
Net Non-package Revenue	55,525	55,107	418		0.8%
Total net revenue	399,324	358,774	40,550		11.3%
Adjusted EBITDA	$101,681	$89,833	$11,848		13.2%

Comparable Portfolio

	Year Ended December 31,		Increase/Decrease
	2015	2014	Change		% Change
Occupancy	87.3%	88.7%	(1.4	) pts	(1.6)%
Net Package ADR	$213.57	$203.68	$9.89		4.9%
Net Package RevPAR	186.37	180.72	5.65		3.1%

	($ in thousands)
Net Package Revenue	$275,434	$262,159	$13,275		5.1%
Net Non-package Revenue	45,781	45,874	(93)		(0.2)%
Total net revenue	321,215	308,033	13,182		4.3%
Comparable Adjusted EBITDA	$92,074	$76,026	$16,048		21.1%

Total Revenue and Total Net Revenue

Playa’s total revenue for the year ended December 31, 2015 increased $41.1 million, or 11.2%, compared to the year ended December 31, 2014. Playa’s total net revenue (which represents total revenue less compulsory tips paid to employees) for the year ended December 31, 2015 increased $40.5 million, or 11.3%, compared to the year ended December 31, 2014. This increase was driven by an increase in Net Package Revenue of $40.1 million, or 13.2%, and an increase in Net Non-package Revenue of $0.4 million, or 0.8%. The increase in Net Package Revenue resulted from an increase in Net Package ADR of $14.95, or 7.2%, partially offset by a decrease in average occupancy of 5.1%, the equivalent of an increase of $1.33, or 0.8%, in Net Package RevPAR.

Playa’s comparable resorts for the year ended December 31, 2015 exclude the following: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; Hyatt Ziva Los Cabos, which closed on September 14, 2014 following Hurricane Odile and reopened on September 15, 2015; Hyatt Ziva Puerto Vallarta, which closed on April 30, 2014 for renovation and reopened on December 20, 2014; and Hyatt Ziva and Hyatt Zilara Rose Hall, which closed on June 1, 2014 for expansion, renovation and repositioning and reopened on December 10, 2014.

Playa’s net revenue increase was a result of a $13.2 million increase attributable to Playa’s comparable resorts and a $27.3 million increase in net revenue attributable to Playa’s non-comparable resorts (due to the reopenings of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún).

Results for the year ended December 31, 2014 included $4.6 million of additional package revenue at Playa’s resorts in the Dominican Republic. This additional revenue is associated with the signing of an agreement that governs the local VAT rates with the authorities in the Dominican Republic. Excluding this item, net revenue for Playa’s comparable resorts for the year ended December 31, 2015 increased $17.8 million compared to the year ended December 31, 2014.

Playa’s comparable resorts experienced a decrease in average occupancy of 1.4% and an increase in Net Package ADR of $9.89, or 4.9%, the equivalent of an increase of $5.65, or 3.1%, in Net Package RevPAR.

Direct Expenses

The following table shows a reconciliation of Playa’s direct expenses to net direct expenses for the years ended December 31, 2015 and 2014 ($ in thousands):

	Year Ended December 31,		Increase/Decrease
	2015	2014	Change	% Change
Direct expenses	$247,080	$233,841	$13,239	5.7%
Less: tips	9,021	8,463	558	6.6%

Net direct expenses	$238,059	$225,378	$12,681	5.6%

Playa’s direct expenses include resort expenses, such as food and beverage, salaries and wages, utilities and other ongoing operational expenses. Playa’s net direct expenses (which represent total direct expenses less compulsory tips paid to employees) for the year ended December 31, 2015 were $238.1 million, or 59.6% of total net revenue, and $225.4 million, or 62.8% of total net revenue, for the year ended December 31, 2014. Net direct expenses for the year ended December 31, 2015 include $64.4 million of food and beverage expenses, $95.1 million of resort salaries and wages, $25.2 million of utility expenses, $12.4 million of repairs and maintenance expenses, $3.5 million of licenses and property taxes and $28.2 million of other operational expenses. Other operational expenses primarily include $5.1 million of office supplies, $3.8 million of guest supplies, $1.6 million of computer and telephone expenses, $2.8 million of laundry and cleaning expenses, $0.6 million of transportation and travel expenses, $2.8 million of entertainment expenses, $6.2 million of Hyatt fees and $2.5 million of property and equipment rental expenses.

Net direct expenses for the year ended December 31, 2014 include $57.8 million of food and beverage expenses, $85.8 million of resort salaries and wages, $27.6 million of utility expenses, $11.7 million of repairs and maintenance expenses, $4.0 million of licenses and property taxes, and $23.9 million of other operational expenses. Other operational expenses primarily include $3.6 million of office supplies, $2.7 million of guest supplies, $1.7 million of computer and telephone expenses, $2.9 million of laundry and cleaning expenses, $0.8 million of transportation and travel expenses, $2.3 million of entertainment expenses, $3.6 million of Hyatt fees, $2.2 million of overbooking expenses and $2.2 million of property and equipment rental expenses.

Net direct expenses for the year ended December 31, 2015 increased $12.7 million, or 5.6%, compared to the year ended December 31, 2014. This increase was a result of a $24.2 million increase in net direct expenses attributable to Playa’s non-comparable resorts (due to the reopenings of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún), partially offset by an $11.5 million decrease in net direct expenses attributable to Playa’s comparable resorts. The increase in net direct expenses was primarily attributable to an increase in resort salaries and wages of $9.3 million, an increase in food and beverage expenses of $6.6 million and an increase in other operational expenses of $4.3 million (all of which were primarily driven by the reopening Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún). These were partially offset by a $3.4 million decrease in incentive and management fees and a $2.4 million decrease in utilities expenses.

Selling, General and Administrative Expenses

Playa’s selling, general and administrative expenses for the year ended December 31, 2015 increased $8.3 million, or 13.3%, compared to the year ended December 31, 2014. This increase was primarily driven by an increase in advertising expenses of $2.2 million, an increase in professional fees of $6.3 million, an increase in insurance expense of $3.3 million (due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún) and an increase in corporate personnel costs of $5.4 million. These were partially offset by a decrease in transaction expenses of $7.0 million and a decrease in other corporate expenses of $3.6 million.

Pre-Opening Expenses

Playa’s pre-opening expenses for the year ended December 31, 2015 decreased $3.9 million compared to the year ended December 31, 2014. Pre-opening expenses for the year ended December 31, 2014 consisted of expenses incurred in connection with the renovations and expansions of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún. Pre-opening expenses for the year ended December 31, 2015 consisted of expenses incurred only in connection with renovations and expansions of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún, as Hyatt Ziva and Hyatt Zilara Rose Hall and Hyatt Ziva Puerto Vallarta reopened for business in the fourth quarter of 2014.

Depreciation and Amortization Expense

Playa’s depreciation and amortization expense for the year ended December 31, 2015 decreased $19.8 million, or 30.0%, compared to the year ended December 31, 2014. This decrease was largely driven by the closure of Dreams Cancún, which closed in April 2014 for expansion, renovation and rebranding into the Hyatt Ziva Cancún. The resort reopened on November 15, 2015, and, therefore, 2015 only includes one full month of depreciation for that resort.

Impairment Loss

Playa had no impairment loss for the year ended December 31, 2015 compared to an impairment loss of $7.3 million for the year ended December 31, 2014. Impairment loss for the year ended December 31, 2014 represents the impairment recognized at Hyatt Ziva Los Cabos after sustaining damage from Hurricane Odile on September 14, 2014, thus leading to the temporary closure of the resort.

Insurance Proceeds

Playa’s insurance proceeds for the year ended December 31, 2015 increased $24.7 million compared to the year ended December 31, 2014. Insurance proceeds for the year ended December 31, 2014 represent business interruption insurance related to Hyatt Ziva Los Cabos. The resort sustained significant damage when Hurricane Odile, a Category 3 hurricane, made landfall on Mexico’s Baja peninsula on September 14, 2014. The resort underwent repairs and reopened on September 15, 2015. Insurance proceeds for the year ended December 31, 2015 represent property insurance and business interruption insurance related to Hyatt Ziva Los Cabos and included an additional $0.6 million related to a minor claim at Dreams Punta Cana.

Interest Expense

Playa’s interest expense for the year ended December 31, 2015 increased $8.6 million, or 20.9%, as compared to the year ended December 31, 2014. This increase was primarily attributable to the issuance of an additional $50.0 million of the Senior Notes due 2020 on May 12, 2015 and an increase in the balance outstanding under the Revolving Credit Facility from $25.0 million as of the year ended December 31, 2014 to $50.0 million as of the year ended December 31, 2015.

Income Tax Benefit

The income tax benefit for the year ended December 31, 2015 was $1.8 million, a decrease of $27.3 million compared to the year ended December 31, 2014, during which Playa reported an income tax benefit of $29.0 million. The decreased income tax benefit in the year ended December 31, 2015 was driven primarily by a $75.2 million increase in net income before tax in 2015, as well as a $25.0 million tax benefit related to the reversal of previously accrued income tax contingencies in the year ended December 31, 2014, which is non-recurring.

Adjusted EBITDA

Playa’s Adjusted EBITDA for the year ended December 31, 2015 increased $11.8 million, or 13.2%, compared to the year ended December 31, 2014. This increase was a result of a $16.0 million increase in Comparable Adjusted EBITDA and partially offset by a $4.2 million decrease in Adjusted EBITDA attributable to Playa’s non-comparable resorts. Results for the year ended December 31, 2014 included $4.2 million of additional EBITDA from Playa’s resorts located in the Dominican Republic. This additional EBITDA is associated with the signing of an agreement that governs the local VAT rates with the authorities in the Dominican Republic. Excluding this item, Comparable Adjusted EBITDA increased $20.2 million compared to the year ended December 31, 2014. For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Summary—Summary Financial Data—Summary Historical Financial Data of Playa” and “Playa Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Indicators of Financial and Operating Performance.”

Years Ended December 31, 2014 and 2013

The following table summarizes Playa’s results of operations on a consolidated basis for the years ended December 31, 2014 and 2013:

	Year Ended December 31,		Increase / Decrease
	2014	2013	$ Change	% Change
Package	$312,130	$234,312	$77,818	33.2%
Non-package	55,107	45,624	9,483	20.8%

Total revenue	367,237	279,936	87,301	31.2%

Direct and selling, general and administrative expenses:
Direct	233,841	198,513	35,328	17.8%
Selling, general and administrative	62,176	49,571	12,605	25.4%
Pre-opening	16,327	2,638	13,689	518.9%
Depreciation and amortization	65,873	31,295	34,578	110.5%
Impairment loss	7,285	—	7,285	100.0%
Insurance proceeds	(3,000)	—	(3,000)	(100.0)%

Direct and selling, general and administrative expenses	382,502	282,017	100,485	35.6%

Operating Income (loss)	(15,265)	(2,081)	(13,184)	633.5%

Interest expense	(41,210)	(29,864)	(11,346)	38.0%
Loss on extinguishment of debt	—	(5,101)	5,101	(100.0)%
Other (expense) income, net	(10,777)	3,732	(14,509)	(388.8)%

Net income (loss) before tax	(67,252)	(33,314)	(33,938)	101.9%

Income tax benefit (provision)	29,036	(5,194)	34,230	(659.0)%

Net income (loss)	$(38,216)	$(38,508)	$292	(0.8)%

The following tables set forth information with respect to Playa’s Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for the years ended December 31, 2014 and 2013 for both Playa’s total portfolio and comparable portfolio. For a description of these operating metrics and non-U.S. GAAP measures and a reconciliation of Net Package Revenue, Net Non-package Revenue and total net revenue to total revenue as computed under U.S. GAAP, see “—Key Indicators of Financial and Operating Performance” below. For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Summary—Summary Financial Data—Selected Historical Financial Data of Playa” and “Playa Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Indicators of Financial and Operating Performance.”

Total Portfolio

	Year Ended December 31,		Increase / Decrease
	2014	2013	Change		% Change
Occupancy	85.6%	78.6%	7.0	pts	8.9%
Net Package ADR	$207.12	$179.17	$27.95		15.6%
Net Package RevPAR	177.33	140.80	36.53		25.9%

	($ in thousands)
Net Package Revenue	$303,667	$226,646	$77,021		34.0%
Net Non-package Revenue	55,107	45,624	9,483		20.8%
Total net revenue	358,774	272,270	86,504		31.8%
Adjusted EBITDA	$89,833	$54,887	$34,946		63.7%

Comparable Portfolio

	Year Ended December 31,		Increase/Decrease
	2014	2013	Change		% Change
Occupancy	87.4%	80.2%	7.2	pts	9.0%
Net Package ADR	$176.62	$160.05	$16.57		10.4%
Net Package RevPAR	154.42	128.37	26.05		20.3%

	($ in thousands)
Net Package Revenue	$135,459	$115,595	$19,864		17.2%
Net Non-package Revenue	25,526	23,712	1,814		7.7%
Total net revenue	160,985	139,307	21,678		15.6%
Comparable Adjusted EBITDA	$33,523	$23,395	$10,128		43.3%

Total Revenue and Total Net Revenue

Playa’s total revenue for the year ended December 31, 2014 increased $87.3 million, or 31.2%, compared to the year ended December 31, 2013. Playa’s total net revenue (which represents total revenue less compulsory tips paid to employees) for the year ended December 31, 2014 increased $86.5 million, or 31.8%, compared to the year ended December 31, 2013. This increase was driven by an increase in Net Package Revenue of $77.0 million, or 34.0%, and an increase in Net Non-package Revenue of $9.5 million, or 20.8%. The increase in Net Package Revenue resulted from an increase in Net Package ADR of $27.95, or 15.6%, and an increase in average occupancy of 7.0%, the equivalent of an increase of $36.53, or 25.9%, in Net Package RevPAR.

Playa’s comparable resorts for the year ended December 31, 2013 exclude the following: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; Hyatt Ziva Los Cabos, which closed on September 14, 2014 following Hurricane Odile and reopened on September 15, 2015; Hyatt Ziva Puerto Vallarta, which closed on April 30, 2014 for renovation and reopened on December 20, 2014; Hyatt Ziva and Hyatt Zilara Rose Hall, which closed on June 1, 2014 for expansion, renovation and repositioning and reopened on December 10, 2014; the Real Resorts (Hyatt Zilara Cancún, THE Royal Playa del Carmen, Gran Caribe Resort, and Gran Porto Resort) and their affiliated management company, all of which Playa acquired as part of Playa’s formation transactions in August 2013.

Playa’s total net revenue increase was a result of a $21.7 million increase attributable to Playa’s comparable resorts and a $64.8 million increase in net revenue attributable to Playa’s non-comparable resorts (primarily due to the acquisition of Real Resorts in August 2013 as a part of Playa’s formation transactions).

Playa’s comparable resorts experienced an increase in average occupancy of 7.2% and an increase in Net Package ADR of $16.57, or 10.4%, the equivalent of an increase of $26.05, or 20.3%, in Net Package RevPAR.

Direct Expenses

The following table shows a reconciliation of Playa’s direct expenses to net direct expenses for the years ended December 31, 2014 and 2013 ($ in thousands):

	Year Ended December 31,		Increase/Decrease
	2014	2013	Change	% Change
Direct expenses	$233,841	$198,513	$35,328	17.8%
Less: tips	8,463	7,666	797	10.4%

Net direct expenses	$225,378	$190,847	$34,531	18.1%

Playa’s direct expenses include resort expenses, such as food and beverage, salaries and wages, utilities and other ongoing operational expenses. Playa’s net direct expenses (which represent total direct expenses less compulsory tips paid to employees) for the year ended December 31, 2014 were $225.4 million, or 62.8% of total net revenue, and $190.8 million, or 70.1% of total revenue for the year ended December 31, 2013. Net direct expenses for the year ended December 31, 2014 include $57.8 million of food and beverage expenses, $85.8 million of resort salaries and wages, $27.6 million of utility expenses, $11.7 million of repairs and maintenance expenses, $4.0 million of licenses and property taxes, and $23.9 million of other operational expenses. Other operational expenses primarily include $3.6 million of office supplies, $2.7 million of guest supplies, $1.7 million of computer and telephone expenses, $2.9 million of laundry and cleaning expenses, $0.8 million of transportation and travel expenses, $2.3 million of entertainment expenses, $3.6 million of Hyatt fees, $2.2 million of overbooking expenses and $2.2 million of property and equipment rental expenses.

Net direct expenses for the year ended December 31, 2013 include $49.2 million of food and beverage expenses, $58.9 million of resort salaries and wages, $17.7 million of utility expenses, $7.8 million of repairs and maintenance expenses, $2.3 million of licenses and property taxes and $30.8 million of other operational expenses. Other operational expenses primarily include $24.3 million of resort operating expenses, $3.8 million of resort administrative expenses, $1.5 million of lease expenses, $0.9 million of banking fees and $0.3 million of Hyatt fees.

Net direct expenses for the year ended December 31, 2014 increased $34.5 million, or 18.1%, compared to the year ended December 31, 2013. The increase in net direct expenses was primarily attributable to an increase in resort salaries and wages of $26.9 million, an increase in food and beverage expenses of $8.6 million, an increase in utility expenses of $9.9 million and an increase in repairs and maintenance expenses of $3.9 million (all of which were primarily driven by the acquisition of Real Resorts in August 2013 as part of Playa’s formation transactions).

Selling, General and Administrative Expenses

Playa’s selling, general and administrative expenses for the year ended December 31, 2014 increased $12.6 million, or 25.4%, compared to the year ended December 31, 2013. This increase was primarily driven by an increase in advertising expenses of $2.4 million, (primarily due to the acquisition of the Real Resorts and their affiliated management company in August 2013 as a part of Playa’s formation transactions), an increase in corporate personnel costs of $2.1 million, and increase in transaction expenses of $6.1 million, and an increase in other corporate expenses of $2.6 million. These were partially offset by a decrease in professional fees of $0.9 million.

Pre-Opening Expenses

Playa’s pre-opening expenses for the year ended December 31, 2014 increased $13.7 million compared to the year ended December 31, 2013. Pre-opening expenses for the year ended December 31, 2014 consisted of expenses incurred in connection with the renovations and expansions of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún. Pre-opening expenses for the year ended December 31, 2013 consisted of expenses incurred only in connection with renovation and expansion of Hyatt Ziva and Hyatt Zilara Rose Hall.

Depreciation and Amortization Expense

Playa’s depreciation and amortization expense for the year ended December 31, 2014 increased $34.6 million, or 110.5%, compared to the year ended December 31, 2013. This increase was largely driven by the acquisition of Real Resorts in August 2013 as a part of Playa’s formation transactions.

Impairment Loss

Playa had an impairment loss of $7.3 million for the year ended December 31, 2014 and recorded no impairment for the year ended December 31, 2013. Impairment loss for the year ended December 31, 2014 represents the impairment recognized at Hyatt Ziva Los Cabos after sustaining damage from Hurricane Odile on September 14, 2014, thus leading to the temporary closure of the resort.

Insurance Proceeds

Playa’s insurance proceeds for the year ended December 31, 2014 increased $3.0 million compared to the year ended December 31, 2013. Insurance proceeds for the year ended December 31, 2014 represent business interruption insurance related to Hyatt Ziva Los Cabos. The resort sustained significant damage when Hurricane Odile, a Category 3 hurricane, made landfall on Mexico’s Baja peninsula on September 14, 2014.

Interest Expense

Playa’s interest expense for the year ended December 31, 2014 increased $11.3 million, or 38.0%, as compared to the year ended December 31, 2013. This increase was primarily attributable to an increase in indebtedness outstanding during the period as a result of Playa’s formation transactions, including our Term Loan and our Senior Notes due 2020.

Income Taxes

The income tax benefit for the year ended December 31, 2014 was $29.0 million, compared to a $5.2 million provision in the year ended December 31, 2013. The 2014 income tax benefit was driven primarily by the tax benefit associated with $67.3 million of pre-tax book loss, as well as a $25.0 million benefit related to the reversal of previously accrued income tax contingencies. The net 2014 income tax benefit was partially offset by a $21.6 million increase in the valuation allowance. For the year ended December 31, 2013, we recognized an income tax expense of $5.2 million, resulting in an effective tax rate for the year of (15)%. The 2013 income tax expense was driven by a $12.5 million increase in the valuation allowance. The net 2013 income tax expense was partially offset by the tax benefit associated with $33.3 million of pre-tax book loss, as well as an $11.5 million benefit associated with Mexican tax law changes.

Adjusted EBITDA

Playa’s Adjusted EBITDA for the year ended December 31, 2014 increased $34.9 million, or 63.7%, compared to the year ended December 31, 2013. This increase was a result of a $10.3 million increase in

Comparable Adjusted EBITDA and a $24.6 million increase in Adjusted EBITDA attributable to Playa’s non-comparable resorts, which was primarily driven by the acquisition of Real Resorts in August 2013 as part of Playa’s formation transactions. For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Playa Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Indicators of Financial and Operating Performance.”

Key Indicators of Financial and Operating Performance

Playa uses a variety of financial and other information to monitor the financial and operating performance of its business. Some of this is financial information prepared in accordance with U.S. GAAP, while other information, though financial in nature, is not prepared in accordance with U.S. GAAP. For reconciliations of non-U.S. GAAP financial measures to the most comparable U.S. GAAP financial measure, please see below in this section. Playa’s management also uses other information that is not financial in nature, including statistical information and comparative data that are commonly used within the lodging industry to evaluate the financial and operating performance of its portfolio. Playa’s management uses this information to measure the performance of its segments and consolidated portfolio. Playa uses this information for planning and monitoring its business, as well as in determining management and employee compensation. These key indicators include:

•	Net revenue

•	Net Package Revenue

•	Net Non-package Revenue

•	Occupancy

•	Net Package ADR

•	Net Package RevPAR

•	Adjusted EBITDA

•	Comparable Adjusted EBITDA

Net Revenue, Net Package Revenue and Net Non-package Revenue

Playa derives net revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees in Mexico and Jamaica. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net revenue is recognized when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized. Food and beverage revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed. Net revenue represents a key indicator to assess the overall performance of Playa’s business and analyze trends, such as consumer demand, brand preference and competition.

In analyzing the results, Playa’s management differentiates between Net Package Revenue and Net Non-package Revenue (as such terms are defined below). Guests at Playa’s resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day. “Net Package Revenue” consists of net revenues derived from all-inclusive packages purchased by guests. “Net Non-package Revenue” primarily includes net revenue associated with guests’ purchases of upgrades, premium services and amenities, such as premium rooms, dining experiences, wines and spirits and spa packages, which are not included in the all-inclusive package.

The following table shows a reconciliation of comparable Net Package Revenue, comparable Net Non-package Revenue and comparable net revenue to total revenue for the nine months ended September 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013:

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	($ in thousands)
Net Package Revenue:
Comparable Net Package Revenue(1)	$272,326	$253,292	$275,434	$262,159	$115,595
Non-comparable Net Package Revenue	67,845	905	68,365	41,508	111,051

Total Net Package Revenue	340,171	254,197	343,799	303,667	226,646

Net Non-package Revenue:
Comparable Net Non-package Revenue	$41,257	$40,249	$45,781	$45,874	$23,712
Non-comparable Net Non-package Revenue	10,841	251	9,744	9,233	21,912

Total Net Non-package Revenue	52,098	40,500	55,525	55,107	45,624

Net revenue:
Comparable total net revenue	$313,583	$293,541	$321,215	$308,033	$139,307
Non-comparable net revenue	78,686	1,156	78,109	50,741	132,963

Total net revenue	392,269	294,697	399,324	358,774	272,270

Plus: compulsory tips	9,101	6,559	9,021	8,463	7,666

Total revenue	$401,370	$301,256	$408,345	$367,237	$279,936

(1)	See “—Comparable Non-U.S. GAAP Measures” below for a discussion of the comparable metrics.

Occupancy

“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties for a period. Occupancy levels also enable us to optimize Net Package ADR by increasing or decreasing the stated rate for Playa’s all-inclusive packages as demand for a resort increases or decreases.

Net Package ADR

“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of Playa’s portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry, and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.

Net Package RevPAR

“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of non-package revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance measure in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by Playa’s portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.

Adjusted EBITDA

Playa defines EBITDA, a non-U.S. GAAP financial measure, as net income (loss), determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax benefit and depreciation and amortization expense. Playa defines Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:

•	Other expense (income), net

•	Impairment loss

•	Management termination fees

•	Pre-opening expenses

•	Transaction expenses

•	Severance expenses

•	Other tax expense

•	Jamaica delayed opening expenses

•	Insurance proceeds

•	Loss on extinguishment of debt

•	Brand conversion expenses

Playa believes that Adjusted EBITDA is useful to investors for two principal reasons. First, Playa believes Adjusted EBITDA assists investors in comparing Playa’s performance over various reporting periods on a consistent basis by removing from our Playa’s operating results the impact of items that do not reflect Playa’s core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other expense (income), net), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of Playa’s resorts. The other adjustments included in Playa’s definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of Playa’s operating results over reporting periods. For example, impairment losses, such as those resulting from hurricane damage, and related revenue from insurance policies, other than business interruption insurance policies, as well as expenses incurred in connection with closing or reopening resorts that undergo expansions or renovations, are infrequent in nature, and Playa believes excluding these expense and revenue items permits investors to better evaluate the core operating performance of Playa’s resorts over time.

The second principal reason that Playa believes Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by Playa’s Board and management. In addition, the compensation committee of Playa’s Board determines the annual variable compensation for certain members of Playa’s management based, in part, on consolidated Adjusted EBITDA. Playa believes that Adjusted EBITDA is useful to investors because it provides investors with information utilized by Playa’s Board and management to assess Playa’s performance and may (subject to the limitations described below) enable investors to compare the performance of Playa’s portfolio to Playa’s competitors.

Adjusted EBITDA is not a substitute for net income (loss) or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in Playa’s industry may define Adjusted EBITDA differently than Playa does. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to Playa’s performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income or loss generated by Playa’s business or discretionary cash available for investment in Playa’s business, and investors should carefully consider Playa’s U.S. GAAP results presented in this proxy statement/prospectus.

For a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) as computed under U.S. GAAP, see “Summary—Selected Historical Financial Data of Playa.”

Comparable Non-U.S. GAAP Measures

Playa believes that presenting Adjusted EBITDA, total net revenue, Net Package Revenue and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or reopenings in connection with redevelopment or renovation projects. As a result, Playa believes these measures provide more consistent metrics for comparing the performance of Playa’s operating resorts. Playa calculates Comparable Adjusted EBITDA, comparable total net revenue, comparable Net Package Revenue and comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which Playa means resorts that were not owned or in operation during some or all of the relevant reporting period. For comparison of the years ended December 31, 2014 and 2013, Playa’s non-comparable resorts were: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; Hyatt Ziva Los Cabos, which closed on September 14, 2014 for repairs following Hurricane Odile and reopened on September 15, 2015; Hyatt Ziva Puerto Vallarta, which closed on April 30, 2014 for renovation and reopened on December 20, 2014; Hyatt Ziva and Hyatt Zilara Rose Hall, which closed in December 2013 for expansion, renovation and repositioning and reopened on December 10, 2014; and the Real Resorts (Hyatt Zilara Cancún, THE Royal Playa del Carmen, Gran Caribe Resort, and Gran Porto Resort), which were acquired in August 2013 as part of Playa’s formation transactions. For the years ended December 31, 2015 and 2014, Playa’s non-comparable resorts were: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; Hyatt Ziva Los Cabos, which closed on September 14, 2014 for repairs following Hurricane Odile and reopened on September 15, 2015; Hyatt Ziva Puerto Vallarta, which closed on April 30, 2014 for renovation and reopened on December 20, 2014; and Hyatt Ziva and Hyatt Zilara Rose Hall, which closed in December 2013 for expansion, renovation and repositioning and reopened on December 10, 2014. For the nine months ended September 30, 2016 and 2015, Playa’s non-comparable resorts were: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; and Hyatt Ziva Los Cabos, which closed on September 14, 2014 following Hurricane Odile and reopened on September 15, 2015.

Segment Results

Nine Months Ended September 30, 2016 and 2015

Playa evaluates Playa’s business segment operating performance using segment net revenue and segment Adjusted EBITDA. The following tables summarize segment net revenue and segment Adjusted EBITDA for the nine months ended September 30, 2016 and 2015:

	Nine Months Ended September 30,
	2016	2015	Change	% Change
	($ in thousands)
Net revenue:
Yucatán Peninsula	$189,640	$152,887	$36,753	24.0%
Pacific Coast	58,178	13,337	44,841	336.2%
Caribbean Basin	144,445	128,313	16,132	12.6%

Segment net revenue	392,263	294,537	97,726	33.2%
Other	6	160	(154)	(96.3)%

Total net revenue	$392,269	$294,697	$97,572	33.1%

	Nine Months Ended September 30,
	2016	2015	Change	% Change
	($ in thousands)
Adjusted EBITDA:
Yucatán Peninsula	$84,073	$63,488	$20,585	32.4%
Pacific Coast	20,639	6,744	13,895	206.0%
Caribbean Basin	43,763	30,647	13,116	42.8%

Segment Adjusted EBITDA	148,475	100,879	47,596	47.2%
Other corporate—unallocated	(22,536)	(16,310)	(6,226)	(38.2)%

Total Adjusted EBITDA	$125,939	$84,569	$41,370	48.9%

For a reconciliation of segment net revenue and segment Adjusted EBITDA to gross revenue and net income (loss), respectively, each as computed under U.S. GAAP, see Note 15 to Playa’s consolidated financial statements.

Yucatán Peninsula

The following tables set forth information with respect to Playa’s Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for Playa’s Yucatán Peninsula segment for the nine months ended September 30, 2016 and 2015 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Nine Months Ended September 30,
	2016	2015	Change		% Change
Occupancy	85.3%	88.2%	(2.9	) pts	(3.3)%
Net Package ADR	$263.60	$254.02	$9.58		3.8%
Net Package RevPAR	224.98	224.10	0.88		0.4%

	($ in thousands)
Net Package Revenue	$167,672	$132,944	$34,728		26.1%
Net Non-package Revenue	21,968	19,943	2,025		10.2%
Total Net Revenue	189,640	152,887	36,753		24.0%
Adjusted EBITDA	$84,073	$63,488	$20,585		32.4%

Comparable Portfolio

	Nine Months Ended September 30,
	2016	2015	Change		% Change
Occupancy	88.2%	88.2%	0.0	pts	0.0%
Net Package ADR	$256.15	$254.02	$2.13		0.8%
Net Package RevPAR	225.93	224.10	1.83		0.8%

	($ in thousands)
Net Package Revenue	$134,518	$132,944	$1,574		1.2%
Net Non-package Revenue	18,110	19,914	(1,804)		(9.1)%
Total Net Revenue	152,628	152,858	(230)		(0.2)%
Comparable Adjusted EBITDA	$72,916	$63,417	$9,499		15.0%

Segment Total Net Revenue. Playa’s net revenue for the nine months ended September 30, 2016 increased $36.8 million, or 24.0%, compared to the nine months ended September 30, 2015. This increase was primarily due to the reopening of Hyatt Ziva Cancún, which accounted for a $37.0 million increase in net revenue compared to the nine months ended September 30, 2015. The remaining resorts recorded a decrease of $0.2 million, or 0.2%, compared to the nine months ended September 30, 2015. This was primarily attributable to a decrease in occupancy at Playa’s two resorts in Playa del Carmen. This decrease was a result of slower occupancy booking pace from major tour operators that Playa’s resorts were unable to recover.

Segment Adjusted EBITDA. Playa’s Adjusted EBITDA for the nine months ended September 30, 2016 increased $20.6 million, or 32.4%, compared to the nine months ended September 30, 2015. This increase was primarily attributable to an $11.1 million increase in Adjusted EBITDA related to the Hyatt Ziva Cancún, which reopened November 15, 2015. The remaining resorts had Adjusted EBITDA of $72.9 million, an increase of $9.5 million, or 15.0%, compared to the nine months ended September 30, 2015.

Pacific Coast

The following tables set forth information with respect to Playa’s Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-Package Revenue, total net revenue and Adjusted EBITDA for Playa’s Pacific Coast segment for the nine months ended September 30, 2016 and 2015 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Nine Months Ended September 30,
	2016	2015	Change		% Change
Occupancy	69.8%	53.1%	16.7	pts	31.5%
Net Package ADR	$277.84	$202.29	$75.55		37.3%
Net Package RevPAR	193.80	107.41	86.39		80.4%

	($ in thousands)
Net Package Revenue	$49,171	$11,728	$37,443		319.3%
Net Non-package Revenue	9,007	1,609	7,398		459.8%
Total Net Revenue	58,178	13,337	44,841		336.2%
Adjusted EBITDA	$20,639	$6,744	$13,895		206.0%

Comparable Portfolio

	Nine Months Ended September 30,
	2016	2015	Change		% Change
Occupancy	69.1%	57.9%	11.2	pts	19.3%
Net Package ADR	$228.27	$204.23	$24.04		11.8%
Net Package RevPAR	157.75	118.34	39.41		33.3%

	($ in thousands)
Net Package Revenue	$14,480	$10,823	$3,657		33.8%
Net Non-package Revenue	2,024	1,387	637		45.9%
Total Net Revenue	16,504	12,210	4,294		35.2%
Adjusted EBITDA	$4,864	$1,414	$3,450		244.0%

Segment Total Net Revenue. Playa’s total net revenue for the nine months ended September 30, 2016 increased $44.8 million, or 336.2%, compared to the nine months ended September 30, 2015. This increase was primarily due to the reopening of Hyatt Ziva Los Cabos in September 2015, which resulted in a $40.5 million increase in net revenue compared to the nine months ended September 30, 2015. The remaining resort, Hyatt Ziva Puerto Vallarta, recorded an increase of $4.3 million, or 35.2%, compared to the nine months ended September 30, 2015. This was primarily attributable to an increase in occupancy and Net Package ADR.

Segment Adjusted EBITDA. Playa’s Adjusted EBITDA for the nine months ended September 30, 2016 increased $13.9 million, or 206.0%, compared to the nine months ended September 30, 2015. This increase was due to a $10.4 million increase in Adjusted EBITDA related to the Hyatt Ziva Los Cabos, which reopened September 15, 2015. The remaining resort, Hyatt Ziva Puerto Vallarta, had Adjusted EBITDA of $4.9 million, an increase of $3.5 million, or 244.0%, compared to the nine months ended September 30, 2015.

Caribbean Basin

The following table sets forth information with respect to Playa’s Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for Playa’s Caribbean Basin segment for the nine months ended September 30, 2016 and 2015 for the total segment portfolio. As the properties in the Caribbean Basin were owned and operated during the entirety of the periods shown, the total segment portfolio and comparable segment portfolio statistics are identical, and as such, no comparable data is needed.

Total Portfolio

	Nine Months Ended September 30,
	2016	2015	Change		% Change
Occupancy	80.0%	80.5%	(0.5	) pts	(0.6)%
Net Package ADR	$225.48	$199.71	$25.77		12.9%
Net Package RevPAR	180.33	160.73	19.60		12.2%

	($ in thousands)
Net Package Revenue	$123,328	$109,525	$13,803		12.6%
Net Non-package Revenue	21,117	18,788	2,329		12.4%
Total Net Revenue	144,445	128,313	16,132		12.6%
Adjusted EBITDA	$43,763	$30,647	$13,116		42.8%

Segment Total Net Revenue. Playa’s total net revenue for the nine months ended September 30, 2016 increased $16.1 million, or 12.6%, compared to the nine months ended September 30, 2015. This increase was primarily due to the performance of Hyatt Ziva and Hyatt Zilara Rose Hall, which accounted for an $11.7 million increase in net revenue compared to the nine months ended September 30, 2015. The remaining resorts in the Dominican Republic recorded an increase of $4.4 million compared to the nine months ended September 30, 2015. This was primarily attributable to an increase in Net Package ADR at these resorts.

Segment Adjusted EBITDA. Playa’s Adjusted EBITDA for the nine months ended September 30, 2016 increased $13.1 million, or 42.8%, compared to the nine months ended September 30, 2015. This increase was partially due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall, which accounted for a $10.4 million increase in Adjusted EBITDA compared to the nine months ended September 30, 2015. The remaining resorts in the Dominican Republic had Adjusted EBITDA of $31.9 million, an increase of $2.7 million compared to the nine months ended September 30, 2015.

Years Ended December 31, 2015 and 2014

The following tables summarize segment net revenue and segment Adjusted EBITDA for the years ended December 31, 2015 and 2014:

	Year Ended December 31,
	2015	2014	Change	% Change
	($ in thousands)
Net revenue:
Yucatán Peninsula	$204,294	$206,076	$(1,782)	(0.9)%
Pacific Coast	26,588	37,290	(10,702)	(28.7)%
Caribbean Basin	168,311	115,094	53,217	46.2%

Segment net revenue	399,193	358,460	40,733	11.4%
Other	131	314	(183)	(58.3)%

Total net revenue	$399,324	$358,774	$40,550	11.3%

	Year Ended December 31,
	2015	2014	Change	% Change
	($ in thousands)
Adjusted EBITDA:
Yucatán Peninsula	$82,466	$66,493	$15,973	24.0%
Pacific Coast	8,248	9,877	(1,629)	(16.5)%
Caribbean Basin	35,634	31,353	4,281	13.7%

Segment Adjusted EBITDA	126,348	107,723	18,625	17.3%
Other corporate—unallocated	(24,667)	(17,890)	(6,777)	37.9%

Total Adjusted EBITDA	$101,681	$89,833	$11,848	13.2%

For a reconciliation of segment net revenue and segment Adjusted EBITDA to gross revenue and net income (loss), respectively, each as computed under U.S. GAAP, see Note 15 to Playa’s consolidated financial statements.

Yucatán Peninsula

The following tables set forth information with respect to Playa’s Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for Playa’s Yucatán Peninsula segment for the years ended December 31, 2015 and 2014 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December 31,
	2015	2014	Change		% Change
Occupancy	86.8%	90.0%	(3.2	) pts	(3.6)%
Net Package ADR	$248.68	$232.88	$15.80		6.8%
Net Package RevPAR	215.85	209.59	6.26		3.0%

	($ in thousands)
Net Package Revenue	$176,671	$175,286	$1,385		0.8%
Net Non-package Revenue	27,623	30,790	(3,167)		(10.3)%
Total net revenue	204,294	206,076	(1,782)		(0.9)%
Adjusted EBITDA	$82,466	$66,493	$15,973		24.0%

Comparable Portfolio

	Year Ended December 31,
	2015	2014	Change		% Change
Occupancy	88.2%	90.2%	(2.0	) pts	(2.2)%
Net Package ADR	$247.39	$232.95	$14.44		6.2%
Net Package RevPAR	218.20	210.12	8.08		3.8%

	($ in thousands)
Net Package Revenue	$172,990	$166,235	$6,755		4.1%
Net Non-package Revenue	27,163	27,814	(651)		(2.3)%
Total net revenue	200,153	194,049	6,104		3.1%
Comparable Adjusted EBITDA	$81,684	$63,138	$18,546		29.4%

Segment Total Net Revenue. Playa’s total net revenue for the year ended December 31, 2015 decreased $1.8 million, or 0.9%, compared to the year ended December 31, 2014. This decrease was primarily due to the closure of Dreams Cancún, which closed in May 2014 for renovation, conversion and expansion into the Hyatt Ziva brand, and reopened in November 2015, and resulted in a $7.9 million decrease in net revenue compared to the year ended December 31, 2014. The remaining resorts recorded an increase of $6.1 million, or 3.1%, compared to the year ended December 31, 2014. This was primarily attributable to an increase in Net Package ADR, partially offset by a decrease in occupancy.

Segment Adjusted EBITDA. Playa’s Adjusted EBITDA for the year ended December 31, 2015 increased $16.0 million, or 24.0%, compared to the year ended December 31, 2014. This increase was primarily due to increases in Net Package ADR and management’s ability to cut operational costs and a $2.5 million decrease in Adjusted EBITDA related to Dreams Cancún, which closed in May 2014 for renovation, conversion, and expansion into the Hyatt Ziva brand. The remaining resorts had Adjusted EBITDA of $81.7 million, an increase of $18.5 million, or 29.4%, compared to the year ended December 31, 2014.

Pacific Coast

The following table sets forth information with respect to Playa’s Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for Playa’s Pacific Coast segment for the years ended December 31, 2015 and 2014 for the total segment portfolio. Both of Playa’s properties in the Pacific Coast segment are considered non-comparable for the years ended December 31, 2015 and 2014 as they were closed during a part of either or both of these periods. As such, there are no comparable segment portfolio statistics.

Total Portfolio

	Year Ended December 31,
	2015	2014	Change		% Change
Occupancy	53.7%	65.1%	(11.4	) pts	(17.5)%
Net Package ADR	$219.89	$235.29	$(15.40)		(6.5)%
Net Package RevPAR	118.08	153.17	(35.09)		(22.9)%

	($ in thousands)
Net Package Revenue	$22,943	$31,133	$(8,190)		(26.3)%
Net Non-package Revenue	3,645	6,157	(2,512)		(40.8)%
Total net revenue	26,588	37,290	(10,702)		(28.7)%
Adjusted EBITDA	$8,248	$9,877	$(1,629)		(16.5)%

Segment Total Net Revenue. Playa’s total net revenue for the year ended December 31, 2015 decreased $10.7 million, or 28.7%, compared to the year ended December 31, 2014. This decrease was primarily due to the closure of Hyatt Ziva Los Cabos after sustaining damage from Hurricane Odile, which resulted in an $18.1 million decrease in net revenue compared to the year ended December 31, 2014. The remaining resort, Hyatt Ziva Puerto Vallarta, recorded an increase of $7.4 million, or 82.2%, compared to the year ended December 31, 2014. This was primarily attributable to the resort being open for the full period in 2015.

Segment Adjusted EBITDA. Playa’s Adjusted EBITDA for the year ended December 31, 2015 decreased $1.6 million, or 16.5%, compared to the year ended December 31, 2014. Hyatt Ziva Los Cabos reported Adjusted EBITDA of $6.1 million, a decrease of $0.5 million compared to the prior year. Adjusted EBITDA for 2015 at Hyatt Ziva Los Cabos included $8.3 million of pre-opening expense, which was offset by $12.7 million of business interruption insurance proceeds as well as contribution from the resort’s operations following its reopening in September 2015. Adjusted EBITDA for 2014 at Hyatt Ziva Los Cabos included $3.4 million of pre-opening expense, which was partially offset by $3.0 million of business interruption insurance proceeds as well as contribution from the resort’s operations before closing in September 2014 after sustaining damage from Hurricane Odile. The remaining resort, Hyatt Ziva Puerto Vallarta, had Adjusted EBITDA of $2.2 million, a decrease of $1.1 million, or 33.4%, compared to the year ended December 31, 2014. This decrease was primarily attributable to the delayed reopening of the resort in December 2014.

Caribbean Basin

The following tables set forth information with respect to Playa’s Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for Playa’s Caribbean Basin segment for the years ended December 31, 2015 and 2014 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December 31,
	2015	2014	Change		% Change
Occupancy	80.5%	86.3%	(5.8	) pts	(6.7)%
Net Package ADR	$196.60	$167.35	$29.25		17.5%
Net Package RevPAR	158.26	144.42	13.84		9.6%

	($ in thousands)
Net Package Revenue	$144,185	$97,248	$46,937		48.3%
Net Non-package Revenue	24,126	17,846	6,280		35.2%
Total net revenue	168,311	115,094	53,217		46.2%
Adjusted EBITDA	$35,634	$31,353	$4,281		13.7%

Comparable Portfolio

	Year Ended December 31,
	2015	2014	Change		% Change
Occupancy	86.2%	86.9%	(0.7	) pts	(0.8)%
Net Package ADR	$173.52	$167.26	$6.26		3.7%
Net Package RevPAR	149.57	145.35	4.22		2.9%

	($ in thousands)
Net Package Revenue	$102,444	$95,924	$6,520		6.8%
Net Non-package Revenue	18,487	17,746	741		4.2%
Total net revenue	120,931	113,670	7,261		6.4%
Comparable Adjusted EBITDA	$35,057	$30,778	$4,279		13.9%

Segment Total Net Revenue. Playa’s total net revenue for the year ended December 31, 2015 increased $53.2 million, or 46.2%, compared to the year ended December 31, 2014. This increase was primarily due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall in December 2014, which resulted in a $46.0 million increase in net revenue compared to the year ended December 31, 2014. The remaining resorts recorded an increase of $7.2 million, or 6.4%, compared to the year ended December 31, 2014. This was primarily attributable to an increase in Net Package ADR at Dreams Palm Beach and Dreams Punta Cana and an increase in occupancy at Dreams La Romana.

As previously mentioned, results for the year ended December 31, 2014 included $4.6 million of additional package revenue from Playa’s resorts located in the Dominican Republic. This additional revenue is associated with the signing of an agreement that governs the local VAT rates with the authorities in the Dominican Republic. Excluding this item, total net revenue for the year ended December 31, 2015 at Playa’s resorts in the Caribbean increased $57.8 million compared to the year ended December 31, 2014.

Segment Adjusted EBITDA. Playa’s Adjusted EBITDA for the year ended December 31, 2015 increased $4.3 million, or 13.7%, compared to the year ended December 31, 2014. This increase was partially due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall in December 2014, which resulted in a minimal increase in Adjusted EBITDA compared to the year ended December 31, 2014. The remaining resorts had Adjusted EBITDA of $35.1 million, an increase $4.3 million, or 13.9%, compared to the year ended December 31, 2014.

As previously mentioned, results for the year ended December 31, 2014 included $4.2 million of additional EBITDA from Playa’s resorts located in the Dominican Republic. This additional EBITDA is associated with the signing of an agreement that governs the local VAT rates with the authorities in the Dominican Republic. Excluding this item, Adjusted EBITDA for the year ended December 31, 2015 at Playa’s resorts in the Caribbean increased $8.5 million compared to the year ended December 31, 2014.

Years Ended December 31, 2014 and 2013

The following tables summarize segment net revenue and segment Adjusted EBITDA for the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013	Change	% Change
	($ in thousands)
Net revenue:
Yucatán Peninsula	$206,076	$118,081	$87,995	74.5%
Pacific Coast	37,290	57,104	(19,814)	(34.7)%
Caribbean Basin	115,094	96,769	18,325	18.9%

Segment net revenue	358,460	271,954	86,506	31.8%
Other	314	316	(2)	(0.6)%

Total net revenue	$358,774	$272,270	$86,504	31.8%

	Year Ended December 31,		Change	% Change
	2014	2013
	($ in thousands)
Adjusted EBITDA:
Yucatán Peninsula	$66,493	$27,875	$38,618	138.5%
Pacific Coast	9,877	14,127	(4,250)	(30.1)%
Caribbean Basin	31,353	22,977	8,376	36.5%

Segment Adjusted EBITDA	107,723	64,979	42,744	65.8%
Other corporate—unallocated	(17,890)	(10,092)	(7,798)	77.3%

Total Adjusted EBITDA	$89,833	$54,887	$34,946	63.7%

For a reconciliation of segment net revenue and segment Adjusted EBITDA to gross revenue and net income (loss), respectively, each as computed under U.S. GAAP, see Note 15 to Playa’s consolidated financial statements.

Yucatán Peninsula

The following tables set forth information with respect to Playa’s Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for Playa’s Yucatán Peninsula segment for the years ended December 31, 2014 and 2013 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December 31,		Change		% Change
	2014	2013
Occupancy	90.0%	86.4%	3.6	pts	4.1%
Net Package ADR	$232.88	$196.86	$36.02		18.3%
Net Package RevPAR	209.59	170.15	39.44		23.2%

	($ in thousands)
Net Package Revenue	$175,286	$98,322	$76,964		78.3%
Net Non-package Revenue	30,790	19,759	11,031		55.8%
Total net revenue	206,076	118,081	87,995		74.5%
Adjusted EBITDA	$66,493	$27,875	$38,618		138.5%

Comparable Portfolio

	Year Ended December 31,		Change		% Change
	2014	2013
Occupancy	88.9%	84.6%	4.3	pts	5.1%
Net Package ADR	$204.38	$192.24	$12.14		6.3%
Net Package RevPAR	181.73	162.63	19.10		11.7%

	($ in thousands)
Net Package Revenue	$39,534	$35,379	$4,156		11.7%
Net Non-package Revenue	7,467	6,843	624		9.1%
Total net revenue	47,001	42,222	4,779		11.3%
Comparable Adjusted EBITDA	$12,842	$10,510	$2,332		22.2%

Segment Total Net Revenue. Playa’s total net revenue for the year ended December 31, 2014 increased $88.0 million, or 74.5%, compared to the year ended December 31, 2013. This increase was primarily due to Playa’s acquisition of the Real Resorts in August 2013 as a part of Playa’s formation transactions. Excluding these properties, as well as Dreams Cancún, which closed May 2014 for renovation, conversion, and expansion into the Hyatt Ziva brand, Playa’s total net revenue increased $4.8 million, or 11.3%, compared to the year ended December 13, 2013.

Segment Adjusted EBITDA. Playa’s Adjusted EBITDA for the year ended December 31, 2014 increased $38.6 million, or 138.5%, compared to the year ended December 31, 2013. This increase was primarily due to Playa’s acquisition of the Real Resorts in August 2013 as a part of Playa’s formation transactions. Excluding these properties, as well as Dreams Cancún, which closed May 2014 for renovation, conversion, and expansion into the Hyatt Ziva brand, Playa’s Adjusted EBITDA increased $2.3 million, or 22.2%, compared to the year ended December 13, 2013.

Pacific Coast

The following table sets forth information with respect to Playa’s Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for Playa’s Pacific Coast segment for the years ended December 31, 2014 and 2013 for the total segment portfolio. Both of Playa’s properties in the Pacific Coast segment are considered non-comparable for the years ended December 31, 2014 and 2013 as they were closed during some length of 2014. As such, there are no comparable segment portfolio statistics.

Total Portfolio

	Year Ended December 31,		Change		% Change
	2014	2013
Occupancy	65.1%	65.1%	0.0	pts	0.0%
Net Package ADR	$235.29	$211.62	$23.67		11.2%
Net Package RevPAR	153.17	137.77	15.40		11.2%

	($ in thousands)
Net Package Revenue	$31,133	$48,108	$(16,975)		(35.3)%
Net Non-package Revenue	6,157	8,996	(2,839)		(31.6)%
Total net revenue	37,290	57,104	(19,814)		(34.7)%
Adjusted EBITDA	$9,877	$14,127	$(4,250)		(30.1)%

Segment Total Net Revenue. Playa’s total net revenue for the year ended December 31, 2014 decreased $19.8 million, or 34.7%, compared to the year ended December 31, 2013. This decrease was primarily due to the closure of both resorts during some length of 2014: Hyatt Ziva Los Cabos, which closed in September 2014 after sustaining damage from Hurricane Odile, and Dreams Puerto Vallarta, which closed May 2014 for renovation, conversion, and expansion into the Hyatt Ziva brand.

Segment Adjusted EBITDA. Playa’s Adjusted EBITDA for the year ended December 31, 2014 decreased $4.3 million, or 30.1%, compared to the year ended December 31, 2013. This decrease was primarily due to the closure of both resorts during some length of 2014: Hyatt Ziva Los Cabos, which closed in September 2014 after sustaining damage from Hurricane Odile, and Dreams Puerto Vallarta, which closed May 2014 for renovation, conversion, and expansion into the Hyatt Ziva brand.

Caribbean Basin

The following tables set forth information with respect to Playa’s Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for Playa’s Caribbean Basin segment for the years ended December 31, 2014 and 2013 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December 31,
	2014	2013	Change		% Change
Occupancy	86.3%	78.8%	7.5	pts	9.5%
Net Package ADR	$167.35	$149.04	$18.31		12.3%
Net Package RevPAR	144.42	117.46	26.96		23.0%

	($ in thousands)
Net Package Revenue	$97,248	$80,216	$17,032		21.2%
Net Non-package Revenue	17,846	16,553	1,293		7.8%
Total net revenue	115,094	96,769	18,325		18.9%
Adjusted EBITDA	$31,353	$22,977	$8,376		36.5%

Comparable Portfolio

	Year Ended December 31,
	2014	2013	Change		% Change
Occupancy	86.9%	78.8%	8.1	pts	10.3%
Net Package ADR	$167.26	$149.04	$18.22		12.2%
Net Package RevPAR	145.35	117.46	27.95		23.8%

	($ in thousands)
Net Package Revenue	$95,924	$80,216	$15,708		19.6%
Net Non-package Revenue	17,746	16,553	1,193		7.2%
Total net revenue	113,670	96,769	16,901		17.5%
Comparable Adjusted EBITDA	$30,778	$22,977	$7,801		34.0%

Segment Total Net Revenue. Playa’s total net revenue for the year ended December 31, 2014 increased $18.3 million, or 18.9%, compared to the year ended December 31, 2013. This increase was primarily due to increases in Net Package ADR at Playa’s resorts in the Dominican Republic, as well as the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall in December 2014. Excluding Hyatt Ziva and Hyatt Zilara Rose Hall, total net revenue for the year ended December 31, 2014 increased $16.9 million, or 17.5%, compared to the year ended December 31, 2013.

Segment Adjusted EBITDA. Playa’s Adjusted EBITDA for the year ended December 31, 2014 increased $8.4 million, or 36.5%, compared to the year ended December 31, 2013. This increase was primarily due to increases in Net Package ADR at Playa’s resorts in the Dominican Republic, as well as the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall in December 2014. Excluding Hyatt Ziva and Hyatt Zilara Rose Hall, Adjusted EBITDA for the year ended December 31, 2014 increased $7.8 million, or 34.0%, compared to the year ended December 31, 2013.

Seasonality

The seasonality of the lodging industry and the location of Playa’s resorts in Mexico and the Caribbean generally result in the greatest demand for Playa’s resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations, and liquidity, which are consistently higher during the first quarter of each year than in successive quarters.

Inflation

Operators of lodging properties, in general, possess the ability to adjust room rates to reflect the effects of inflation. However, competitive pressures may limit Playa’s the ability to raise room rates to fully offset inflationary cost increases.

Liquidity and Capital Resources

Playa’s primary short-term cash needs are paying operating expenses, maintaining Playa’s resorts, servicing of Playa’s outstanding indebtedness and funding any ongoing expansion, renovation, repositioning and rebranding projects. As of September 30, 2016, Playa had $5.8 million of scheduled contractual obligations due within one year.

Playa expects to meet its short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under Playa’s Revolving Credit Facility. Playa had cash and cash equivalents of $35.1 million as of September 30, 2016, compared to $33.4 million as of September 30, 2015 (excluding $6.4 million of restricted cash at both dates). As of September 30, 2016, there was $17.0 million outstanding under the $50.0 million Revolving Credit Facility. In connection with the closing of the Business Combination, Playa expects to increase the size of the Revolving Credit Facility from $50.0 million to $125.0 million and extend the maturity of the Revolving Credit Facility to August 9, 2021. When assessing liquidity, Playa also considers the availability of cash resources held within local business units to meet its strategic needs.

Long-term liquidity needs may include existing and future property expansions, renovations, repositioning and rebranding projects, potential acquisitions and the repayment of indebtedness. As of September 30, 2016, Playa’s total debt obligations were $805.8 million (which represents the principal amounts outstanding under the Senior Secured Credit Facility, Term Loan and Senior Notes due 2020 and excludes a $0.9 million issuance discount on the Term Loan, a $3.9 million issuance premium on the Senior Notes due 2020 and $13.8 million of unamortized debt issuance costs). In addition to the sources available for short-term needs, Playa may use equity or debt issuances or proceeds from the potential disposal of assets to meet these long-term needs.

In an effort to maintain sufficient liquidity, Playa’s cash flow projections and available funds are discussed with Playa’s Board and Playa considers various ways of developing its capital structure and seeking additional sources of liquidity if needed. The availability of additional liquidity options will depend on the economic and financial environment, Playa’s credit, Playa’s historical and projected financial and operating performance and continued compliance with financial covenants. As a result of possible future economic, financial and operating declines, possible declines in Playa’s creditworthiness and potential non-compliance with financial covenants, Playa may have less liquidity than anticipated, fewer sources of liquidity than anticipated, less attractive financing terms and less flexibility in determining when and how to use the liquidity that is available.

Financing Strategy

In addition to Playa’s Revolving Credit Facility, Playa intends to use other financing sources that may be available to Playa from time to time, including financing from banks, institutional investors or other lenders, such as bridge loans, letters of credit, joint ventures and other arrangements. Future financings may be unsecured or may be secured by mortgages or other interests in Playa’s assets. In addition, Playa may issue publicly or privately placed debt or equity securities. When possible and desirable, Playa will seek to replace short-term financing with long-term financing. Playa may use the proceeds from any financings to refinance existing indebtedness, to finance resort projects or acquisitions or for general working capital or other purposes.

Playa’s indebtedness may be recourse, non-recourse or cross-collateralized and may be fixed rate or variable rate. If the indebtedness is non-recourse, the obligation to repay such indebtedness will generally be limited to the particular resort or resorts pledged to secure such indebtedness. In addition, Playa may invest in resorts subject to existing loans secured by mortgages or similar liens on the resorts, or may refinance resorts acquired on a leveraged basis.

Cash Flows

The following table summarizes Playa’s net cash provided by or used in operating activities, investing activities and financing activities for the periods indicated and should be read in conjunction with Playa’s consolidated statements of cash flows and accompanying notes thereto included in this proxy statement/prospectus.

	Nine Months Ended September 30,
	2016	2015
	($ in thousands)
Net cash provided by operating activities	$48,900	$8,304
Net cash used in investing activities	(11,536)	(85,310)
Net cash (used in) provided by financing activities	(37,704)	71,233

	Year Ended December 31,
	2015	2014	2013
	($ in thousands)
Net cash provided by operating activities	$30,799	$3,715	$23,029
Net cash used in investing activities	(104,147)	(116,462)	(399,151)
Net cash provided by financing activities	69,662	68,447	442,944

Net Cash Provided by Operating Activities

Playa’s net cash from operating activities is generated primarily from operating income from Playa’s resorts. For the nine months ended September 30, 2016 and 2015, Playa’s net cash provided by operating activities totaled $48.9 million and $8.3 million, respectively. Net income of $44.8 million for the nine months ended September 30, 2016 included significant non-cash expenses, including $38.8 million of depreciation and amortization, representing an increase of $4.9 million compared to the nine months ended September 30, 2015.

Activity for the nine months ended September 30, 2016:

•	Transaction expenses of $3.9 million

•	Increase in interest expense of $3.4 million, primarily due to an increase in indebtedness outstanding during the period as a result of the issuance of an additional $50.0 million of Playa’s Senior Notes due 2020 on May 12, 2015

Activity for the nine months ended September 30, 2015:

•	Pre-opening expenses of $11.0 million associated with the Hyatt Ziva Cancún (formerly Dreams Cancún) and Hyatt Ziva Los Cabos projects

•	Transaction expenses of $5.1 million

•	Increase in interest expense of $6.6 million, primarily due to an increase in indebtedness outstanding during the period as a result of the issuance of an additional $50.0 million of Playa’s Senior Notes due 2020 on May 12, 2015, and an increase in the amount outstanding on the Revolving Credit Facility

For the years ended December 31, 2015, 2014 and 2013, Playa’s net cash provided by operating activities totaled $30.8 million, $3.7 million, and $23.0 million, respectively. Net income of $9.7 million for the year ended December 31, 2015 included significant non-cash expenses, including $46.1 million of depreciation and amortization, and decreased $19.8 million compared to the year ended December 31, 2014.

Activity for the year ended December 31, 2015:

•	Pre-opening expenses of $12.4 million associated with the Hyatt Ziva Cancún and Hyatt Ziva Los Cabos projects

•	Transaction expenses of $5.4 million

•	Increase in interest expense of $8.6 million, primarily due to an increase in indebtedness outstanding during the period as a result of the issuance of an additional $50.0 million of the Senior Notes due 2020 on May 12, 2015 and an increase in amounts outstanding under the Revolving Credit Facility

Activity for the year ended December 31, 2014:

•	Pre-opening expenses of $16.3 million associated with the Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún projects

•	Transaction expenses of $12.3 million

•	Severance expenses of $2.9 million

Activity for the year ended December 31, 2013:

•	Pre-opening expenses of $2.6 million associated with the Hyatt Ziva and Hyatt Zilara Rose Hall

•	Transaction expenses of $8.7 million associated with Playa’s formation transactions

•	Management contract termination expenses for our Los Cabos resort of $12.8 million

Net Cash Used in Investing Activities

For the nine months ended September 30, 2016 and 2015, Playa’s net cash used in investing activities was $11.5 million and $85.3 million, respectively.

Activity for the nine months ended September 30, 2016:

•	Capital expenditures of $11.8 million

•	Insurance proceeds of $0.5 million

•	Purchase of intangibles of $0.3 million

Activity for the nine months ended September 30, 2015:

•	Capital expenditures of $101.0 million, primarily related to renovations completed at Hyatt Ziva Cancún (formerly Dreams Cancún) and Hyatt Ziva Los Cabos

•	Insurance proceeds of $16.0 million

•	Purchase of intangibles of $0.3 million

For the years ended December 31, 2015, 2014 and 2013 Playa’s net cash used in investing activities was $104.1 million, $116.5 million, and $399.2 million respectively.

Activity for the year ended December 31, 2015:

•	Capital expenditures of $119.7 million, primarily related to renovations completed at Hyatt Ziva Cancún and Hyatt Ziva Los Cabos

•	Insurance proceeds of $15.9 million

Activity for the year ended December 31, 2014:

•	Sale of airplane acquired in connection with Playa’s acquisition of Real Resorts for $5.5 million

•	Changes in restricted cash of $6.4 million

•	Capital expenditures of $131.5 million, primarily related to renovations completed at Hyatt Ziva Puerto Vallarta, Hyatt Ziva Cancún, and Hyatt Ziva and Hyatt Zilara Rose Hall

Activity for the year ended December 31, 2013:

•	Acquisition of Real Resorts for $315.0 million, which excludes other consideration of a position in our Term Loan of $50.0 million and preferred shares of $50.0 million

•	Acquisition of the former Ritz Carlton Rose Hall Jamaica in Montego Bay for $66.6 million

•	Advanced payments to contractors in connection with the Jamaica project of $6.3 million

•	Capital expenditures of $17.5 million

Capital Expenditures

Playa maintains each of its properties in good repair and condition and in conformity with applicable laws and regulations, franchise agreements and management agreements. Routine capital expenditures are administered by Playa and a third party property management company. However, Playa has approval rights over capital expenditures as part of the annual budget process for each of Playa’s properties. From time to time, certain of Playa’s resorts may be undergoing renovations as a result of Playa’s decision to upgrade portions of the resorts, such as guestrooms, public space, meeting space, gyms, spas and/or restaurants, in order to better compete with other hotels in Playa’s markets. The following table summarizes Playa’s capital expenditures for the nine months ended September 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013:

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	($ in thousands)
Development Capital Expenditures
Hyatt Ziva Cancún	$—	$52,800	$65,139	$15,613	—
Hyatt Ziva Los Cabos	—	34,541	37,198	7,422	—
Hyatt Ziva and Hyatt Zilara Rose Hall	—	6,009	6,193	81,071	3,525

Total Development Capital Expenditures	—	93,429	108,530	104,106	3,525

Maintenance Capital Expenditures(1)	11,814	7,524	11,174	27,405	14,014

Total Capital Expenditures	$11,814	$100,953	$119,704	$131,511	17,539

(1)	Playa’s maintenance capital expenditures are cash expenditures made to extend the service life or increase capacity of Playa’s assets (including expenditures for the replacement, improvement or expansion of existing capital assets). These maintenance capital expenditures differ from ongoing repair and maintenance expense items which do not in Playa’s judgment extend the service life or increase the capacity of assets and are charged to expense as incurred. Typically, maintenance capital expenditures equate to roughly 3% to 4% of total net revenue.

Net Cash (Used in) Provided by Financing Activities

Playa’s net cash used in financing activities was $37.7 million for the nine months ended September 30, 2016, compared to $71.2 million provided by financing activities for the nine months ended September 30, 2015.

Activity for the nine months ended September 30, 2016:

•	Repayments of borrowings on the Revolving Credit Facility of $33.0 million

•	Principal payments on the Term Loan of $2.8 million

•	Payments of deferred consideration to the BD Real Shareholder in connection with Playa’s formation transactions of $1.9 million

Activity for the nine months ended September 30, 2015:

•	Proceeds from borrowings on the Revolving Credit Facility (net of repayments) of $25.0 million

•	The issuance of an additional $50.0 million of the Senior Notes due 2020 on May 12, 2015, from which Playa received proceeds of $51.5 million

•	Principal payments on the Term Loan of $2.8 million

•	Payments of deferred consideration to the BD Real Shareholder in connection with Playa’s formation transactions of $1.9 million

For the years ended December 31, 2015, 2014 and 2013, Playa’s net cash provided by financing activities was $69.7 million and $68.4 million, and $442.9 million respectively.

Activity for the year ended December 31, 2015:

•	The issuance of an additional $50.0 million of the Senior Notes due 2020 on May 12, 2015, from which Playa received proceeds of $51.5 million

•	Proceeds from borrowings on the Revolving Credit Facility (net of repayments) of $25.0 million

•	Principal payments on the Term Loan of $3.8 million

Activity for the year ended December 31, 2014:

•	The issuance of $75.0 million of the Senior Notes due 2020, from which Playa received proceeds of $79.1 million

•	Proceeds from borrowings on the Revolving Credit Facility (net of repayments) of $25.0 million

•	Repurchase of ordinary shares for $23.1 million from two of the smaller financial investors

•	Debt modification costs associated with the re-pricing of the Term Loan of $4.7 million

•	Principal payments on the Term Loan of $3.8 million

Activity for the year ended December 31, 2013:

•	Payment to retire the Syndicated Loan of $470.8 million

•	Principal payments on the Syndicated Loan of $21.2 million

•	The issuance of the $375 million Term Loan and $300 million of the Senior Notes due 2020 from which we received aggregate proceeds of $606.9 million

•	Principal payments on the Term Loan of $0.9 million

•	Proceeds from the issuance of ordinary shares of $100.0 million

•	Proceeds from the issuance of preferred shares of $225.0 million

Dividends

Playa may only pay dividends to Playa’s shareholders if Playa’s shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or by Playa’s articles of association. In addition, to the extent any of Playa’s preferred shares are outstanding, no dividends may be paid on Playa’s ordinary shares until any accumulated and unpaid dividends on Playa’s preferred shares have been paid in full.

Any amount remaining out of the profit is carried to reserve as Playa’s Board determines. After reservation by Playa’s Board of any profit, the profits which are not required to be maintained by Dutch law or by Playa’s articles of association may be declared by the shareholders, but only at the proposal of Playa’s Board or with at least two-thirds of the votes cast. Playa’s Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders at a General Meeting. However, payments of dividends are restricted by Playa’s Indenture and Senior Secured Credit Facility. Please see “—Senior Secured Credit Facility.” No cash dividends were paid during the nine months ended September 30, 2016 or the years ended December 31, 2015 and 2014. Playa does not plan on paying cash dividends on Playa’s ordinary shares in the foreseeable future.

Playa’s preferred shares accumulate dividends at a rate of 12% per annum (payable in preferred shares), compounded quarterly, on each January 15, April 15, July 15 and October 15. Upon consummation of the Business Combination, Holdco will purchase all outstanding Playa preferred shares. As soon as reasonably practicable after the purchase, and subject to any mandatory waiting periods under applicable law, the preferred shares will be canceled and no preferred shares will remain outstanding.

Senior Secured Credit Facility

On August 9, 2013, Playa entered into Playa’s Senior Secured Credit Facility, which consisted of Playa’s $375.0 million Term Loan, which matures on August 9, 2018 (which is expected to be extended to August 9, 2021 in connection with the Business Combination). The net proceeds from the Term Loan were used in connection with Playa’s formation transactions, to fund general working capital requirements and for general corporate purposes. The borrower under the Senior Secured Credit Facility is Playa’s wholly-owned subsidiary Playa Resorts Holding B.V. Playa and such borrower was in compliance with all applicable covenants under the Senior Secured Credit Facility as of December 31, 2015 and 2014 and September 30, 2016.

Revolving Credit Facility

The Revolving Credit Facility, which initially permitted Playa Resorts Holding B.V. to borrow up to a maximum aggregate principal amount of $25.0 million, matures on August 9, 2018 and bears interest at variable interest rates that are either based on London Interbank Offered Rates (“LIBOR”) or based on an alternate base rate (“ABR Rate”) derived from the greatest of the federal funds rate, prime rate, euro-currency and the initial term loan rate with varying spreads for each. The maximum amount under the Revolving Credit Facility was increased on May 27, 2014 to $50.0 million. The other terms of the Revolving Credit Facility remain unchanged, and Playa is required to pay a commitment fee of 0.5% per annum on the daily undrawn balance. As of September 30, 2016, December 31, 2015 and December 31, 2014, there was $17.0 million, $50.0 million and $25.0 million outstanding under the Revolving Credit Facility, respectively. In connection with the closing of the business combination, Playa expects to increase the size of the Revolving Credit Facility from $50.0 million to $125.0 million and extend the maturity of the revolving credit facility to August 9, 2021.

Subsequent to September 30, 2016, Playa paid down the $17.0 million outstanding balance under our Revolving Credit Facility. The terms of the balance are unchanged.

Term Loan

Playa borrowed the full $375.0 million available under Playa’s Term Loan on August 9, 2013. Playa received net proceeds of approximately $366.7 million from the Term Loan after deducting a debt issuance discount of $1.8 million and unamortized debt issuance costs of $6.5 million. The unamortized debt issuance costs are accreted on an effective interest basis over the term of the Term Loan.

On February 26, 2014, Playa re-priced the Term Loan. The amended Term Loan bears interest at a rate per annum equal to LIBOR plus 3.0% (where the applicable LIBOR rate has a 1.0% floor), which is a reduction of 0.75% from the original interest rate under the Term Loan, and interest continues to be payable in cash in arrears on the last day of the applicable interest period (unless Playa elects to use the ABR Rate). Unamortized debt issuance costs of $3.7 million are being accreted on an effective interest basis over the term of the loan, in addition to $6.0 million of unamortized debt issuance costs that were carried over from the original August 9, 2013 Term Loan. As a result of this re-pricing, Playa recognized a modification of debt expense of $0.9 million in the first quarter of 2014.

The Term Loan requires quarterly payments of principal equal to 0.25% of the $375.0 million original principal amount (approximately $0.9 million) on the last business day of each March, June, September and December. The remaining unpaid amount of the Term Loan is due and payable at maturity on August 9, 2019.

Senior Notes due 2020

On August 9, 2013, Playa’s wholly-owned subsidiary Playa Resorts Holding B.V. issued $300.0 million of the Senior Notes due 2020. Interest on the Senior Notes due 2020 is payable semi-annually in arrears on February 15 and August 15 of each year. Playa received net proceeds of approximately $290.1 million after deducting unamortized debt issuance costs of $9.9 million. The net proceeds were used in connection with Playa’s formation transactions, to fund general working capital requirements and for general corporate purposes.

On February 14, 2014, Playa issued an additional $75.0 million of the Senior Notes due 2020. The additional Senior Notes due 2020 were priced at 105.5% of their principal amount, and Playa received net proceeds of approximately $79.1 million before deducting unamortized debt issuance costs of $2.3 million.

On May 11, 2015, Playa issued an additional $50.0 million of the Senior Notes due 2020. The additional Senior Notes due 2020 were priced at 103% of their principal amount and Playa received net proceeds of approximately $51.5 million before deducting unamortized debt issuance costs of $0.6 million. The net proceeds of the February 14, 2014 and May 11, 2015 issuances were primarily used in connection with the expansion, renovation, repositioning and rebranding of Playa’s Hyatt Ziva Cancún resort, and the remaining net proceeds were used for general corporate purposes, including fees and expenses.

On October 4, 2016, Playa issued an additional $50.0 million of the Senior Notes due 2020. The additional Senior Notes due 2020 were priced at 101% of their principal amount and Playa received net proceeds of approximately $50.5 million before deducting unamortized debt issuance costs of less than $0.1 million. The net proceeds of the October 4, 2016 issuance were used to repurchase 4,227,100 of Playa’s preferred shares.

The Senior Notes due 2020 mature on August 15, 2020 and bear interest at 8.00% per year, payable semi-annually in arrears on February 15 and August 15 of each year. As of September 30, 2016, the aggregate outstanding principal amount of the Senior Notes due 2020 was $425.0 million.

At any time, Playa may redeem some or all of the Senior Notes due 2020 at the applicable redemption rate set forth below plus accrued and unpaid interest (if any):

Year of Redemption	Redemption Rate%
2016	106%
2017	104%
2018	102%
2019 and thereafter	100%

The Senior Notes due 2020 are senior unsecured obligations of Playa’s wholly-owned subsidiary Playa Resorts Holding B.V. and rank equally with all other senior unsecured indebtedness of Playa Resorts Holding B.V. The Senior Notes due 2020 are subordinated to any existing and future secured debt of Playa Resorts Holding B.V. to the extent of the value of the assets securing such debt, including the Senior Secured Credit Facility. Playa was in compliance with all applicable covenants under the indenture governing the Senior Notes due 2020 as of December 31, 2015 and 2014 and September 30, 2016.

Contractual Obligations

The following table sets forth Playa’s obligations and commitments to make future payments under contracts and contingent commitments as of September 30, 2016:

	Interest Rate	Remaining 2016	2017 to 2018	2019 to 2020	2021 and after	Total
	(%)	($ in thousands)
Revolving Credit Facility(1)	4.33% - 4.63%	$225	$18,490	$—	$—	$18,715
Term Loan (2)	4.00% - 4.18%	4,661	36,940	366,490	—	408,091
Senior Notes due 2020	8.00%	—	68,000	493,000	—	561,000
Deferred consideration(3)	4.99% - 5.00%	628	1,909	—	—	2,537
Operating lease obligations		266	1,577	314	19	2,176

Total Contractual Obligations		$5,780	$126,916	$859,804	$19	$992,519

(1)	The interest rate on the Revolving Credit Facility is LIBOR plus 375 basis points with no LIBOR floor. LIBOR was calculated using the average forecasted one-month forward-looking LIBOR curve for each respective period. In connection with the completion of the Business Combination, Playa expects to increase the size of the Revolving Credit Facility from $50.0 million to $125.0 million and extend the maturity of the Revolving Credit Facility to August 9, 2021.
(2)	The interest rate on the Term Loan is LIBOR plus 300 basis points with a 1% LIBOR floor. LIBOR was calculated using the average forecasted three-month forward-looking LIBOR curve for each respective period. The period less than 1 year includes the deduction of the first and second quarter repayments of $0.9 million each.
(3)	Playa H&R Holdings B.V., a subsidiary of Playa, agreed to make payments of $1.1 million per quarter to the BD Real Shareholder through the quarter ending September 30, 2017.

The following table sets forth Playa’s obligations and commitments to make future payments under contracts and contingent commitments as of December 31, 2015:

	Interest Rate	Less than 1 Year	Due in 1 to 3 years	Due in 3 to 5 years	Due in Over 5 years	Total
	(%)	($ in thousands)
Revolving Credit Facility(1)	4.32% - 4.96%	$2,159	$53,787	$—	$—	$55,946
Term Loan(2)	4.00%	19,076	42,340	366,330	—	427,746
Senior Notes due 2020(3)	8.00%	34,000	68,000	480,250	—	582,250
Deferred consideration(4)		2,508	1,775	—	—	4,283
Operating lease obligations		1,048	1,528	309	—	2,885

Total Contractual Obligations		$58,791	$167,430	$846,889	$—	$1,073,110

(1)	The interest rate on the Revolving Credit Facility is LIBOR plus 375 basis points with no LIBOR floor. LIBOR was calculated using the average forecasted one-month forward LIBOR curve for each respective period.
(2)	The interest rate on the Term Loan is LIBOR plus 300 basis points with a 1% LIBOR floor. LIBOR was calculated using the average forecasted three-month forward-looking LIBOR curve for each respective period.
(3)	Includes the additional $50.0 million of Senior Notes due 2020 issued in the second quarter of 2015.
(4)	Playa H&R Holdings B.V., a subsidiary Playa, agreed to make payments of $1.1 million per quarter to the BD Real Shareholder through the quarter ending September 30, 2017.

The tables above do not reflect the preferred shares reflected in the consolidated balance sheet. Upon consummation of the Business Combination, Holdco will purchase all outstanding Playa preferred shares.

Off Balance Sheet Arrangements

Playa had no off balance sheet arrangements for the nine months ended September 30, 2016 and 2015 or the years ended December 31, 2015 and 2014.

Qualitative and Quantitative Disclosures about Market Risk

In the normal course of operations, Playa is exposed to interest rate risk and foreign currency risk which may impact future income and cash flows.

Interest Rate Risk

The risk from market interest rate fluctuations mainly affects long-term debt bearing interest at a variable interest rate. Playa may use derivative financial instruments to manage exposure to this risk. Playa currently does not have any interest rate swaps or similar derivative instruments. As of September 30, 2016, approximately 47% of Playa’s outstanding indebtedness bore interest at floating rates and approximately 53% bore interest at fixed rates. If market rates of interest on Playa’s floating rate debt were to increase by 1.0%, or 100 basis points, the increase in interest expense on Playa’s floating rate debt would decrease Playa’s future earnings and cash flows by approximately $3.3 million annually, assuming the balance outstanding under the Revolving Credit Facility remained at $17.0 million. If market rates of interest on Playa’s floating rate debt were to decrease, Playa’s interest expense on floating rate debt would remain unchanged as the Term Loan contains a LIBOR floor of 1.00%.

Foreign Currency Risk

Playa is exposed to exchange rate fluctuations because all of its resort investments are based in locations where the local currency is not the U.S. dollar, which is Playa’s reporting currency. For the year ended December 31, 2015 approximately 4% of Playa’s revenues were denominated in currencies other than the U.S. dollar. For the nine months ended September 30, 2016 approximately 3% of Playa’s revenues were denominated in currencies other than the U.S. dollar. As a result, Playa’s revenues reported on Playa’s consolidated statements of operations and comprehensive income (loss) are affected by movements in exchange rates.

Approximately 75% of Playa’s operating expenses for the year ended December 31, 2015 were denominated in the local currencies in the countries in which Playa’s operates. Approximately 72% of Playa’s operating expenses for the nine months ended September 30, 2016 were denominated in the local currencies in the countries in which Playa operates. As a result, Playa’s operating expenses reported on Playa’s consolidated statements of operations and comprehensive income (loss) are affected by movements in exchange rates.

The foreign currencies in which Playa’s expenses are primarily denominated are the Mexican Peso, Dominican Peso and the Jamaican Dollar. The effect of an immediate 5% adverse change in foreign exchange rates on Mexican Peso-denominated expenses at September 30, 2016 would have impacted Playa’s net income before tax by approximately $5.7 million. The effect of an immediate 5% adverse change in foreign exchange rates on Dominican Peso-denominated expenses at September 30, 2016 would have impacted Playa’s net income before tax by approximately $2.7 million. The effect of an immediate 5% adverse change in foreign exchange rates on Jamaican Dollar-denominated expenses at September 30, 2016 would have impacted Playa’s net income before tax by approximately $1.4 million.

The effect of an immediate 5% adverse change in foreign exchange rates on Mexican Peso-denominated expenses at December 31, 2015 would have impacted Playa’s net income before tax by approximately $6.2 million. The effect of an immediate 5% adverse change in foreign exchange rates on Dominican Peso-denominated expenses at December 31, 2015 would have impacted Playa’s net income before tax by approximately $3.8 million. The effect of an immediate 5% adverse change in foreign exchange rates on Jamaican Dollar-denominated expenses at December 31, 2015 would have impacted Playa’s net income before tax by approximately $2.1 million.

At this time, Playa does not have any outstanding derivatives or other financial instruments designed to hedge Playa’s foreign currency exchange risk, and Playa does not plan to enter into any such instruments in the future.

Critical Accounting Policies and Estimates

Playa’s consolidated financial statements included herein have been prepared in accordance with U.S. GAAP. All significant accounting policies are disclosed in the notes to Playa’s consolidated financial statements.

Below is a discussion of certain critical accounting policies that require us to exercise business judgment or make significant estimates. Playa believes the following are Playa’s critical accounting policies.

Foreign Currency

Playa’s reporting currency is the U.S. dollar. Playa has determined that the U.S. dollar is the functional currency of all of Playa’s international operations. Foreign currency denominated monetary asset and liability amounts are remeasured into U.S. dollars at end-of-period exchange rates. Foreign currency non-monetary assets, such as inventories, prepaid expenses, fixed assets and intangible assets, are recorded in U.S. dollars at historical exchange rates. Foreign currency denominated income and expense items are recorded in U.S. dollars at the applicable daily exchange rates in effect during the relevant period.

For purposes of calculating Playa’s tax liability in certain foreign jurisdictions, Playa indexes its depreciable tax bases in certain assets for the effects of inflation based upon statutory inflation factors. The effects of these indexation adjustments are reflected in the income tax benefit line of Playa’s Consolidated Statements of Operations and Comprehensive Income (Loss). The remeasurement gains and losses related to deferred tax assets and liabilities are reported in the income tax provision. Foreign exchange gains and losses are presented in Playa’s Consolidated Statements of Operations and Comprehensive Income (Loss) within other (expense) income, net.

Playa recognized a foreign currency loss of $2.5 million for the nine months ended September 30, 2016 and a loss of $1.8 million for the nine months ended September 30, 2015. Playa recognized a foreign currency loss of $3.0 million for the year ended December 31, 2015 and a loss of $1.6 million for the year ended December 31, 2014.

Use of Estimates

The preparation of Playa’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Playa evaluates its estimates and assumptions periodically. Estimates are based on historical experience and on other factors that are considered to be reasonable under the circumstances. All significant accounting policies are disclosed in the notes to Playa’s consolidated financial statements. Significant accounting policies that require us to exercise judgment or make significant estimates include asset determinations of useful lives, fair value of financial instruments, business combination purchase price, tax valuation allowance and long-lived asset and goodwill impairment testing.

Business Combinations

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The acquisition date is the date on which Playa obtains operating control over the acquired business.

The consideration transferred is determined on the acquisition date and is the sum of the fair values of the assets transferred by us and the liabilities incurred by us, including the fair value of any asset or liability resulting from a deferred consideration arrangement. Acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred.

Any deferred consideration is measured at its fair value on the acquisition date, recorded as a liability and accreted over its payment term in Playa’s consolidated statements of operations and comprehensive income (loss).

Goodwill is measured as the excess of the consideration transferred over the fair value of the net identifiable assets acquired and liabilities assumed. If the consideration transferred is less than the fair value of the net assets acquired and liabilities assumed, the difference is recorded as a bargain purchase gain in profit or loss.

Revenue Recognition

Revenue is recognized on an accrual basis when the rooms are occupied and services have been rendered.

Revenues derived from all-inclusive packages purchased by Playa’s guests are included in the package revenue line item of Playa’s consolidated statements of operations and comprehensive income (loss). Revenue associated with upgrades, premium services and amenities that are not included in the all-inclusive package, such as premium rooms, dining experiences, wines and spirits and spa packages, are included in the non-package revenue line item of Playa’s consolidated statements of operations and comprehensive income (loss). Advance deposits received from customers are deferred and included in trade and other payables in Playa’s consolidated balance sheets until the rooms are occupied and the services have been rendered.

Food and beverage revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed.

Revenue is measured at the fair value of the consideration received or receivable, stated net of estimated discounts, rebates and value added taxes.

Revenue from operations in the Dominican Republic is net of statutory withholding of $5.2 million and $4.1 million for the years ended December 31, 2015 and 2014, respectively. For the nine months ended September 30, 2016 and 2015, revenue from operations in the Dominican Republic is net of statutory withholding of $4.0 million and $3.9 million, respectively.

Goodwill

Goodwill arises in connection with business combinations. Goodwill is reviewed for impairment annually as of July 1st of each year or more frequently if events or changes in circumstances indicate a potential impairment. Playa completed the most recent annual impairment assessment for Playa’s goodwill as of July 1, 2016, and concluded that goodwill was not impaired.

When testing goodwill for impairment, Accounting Standards Codification Topic 350 permits us to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis to determine whether the two-step impairment test is necessary. Playa also has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.

Debt

Debt is carried at amortized cost. Any difference between the proceeds (net of issuance costs) and the redemption value is recognized as an adjustment to interest expense over the term of the debt using the effective interest rate method.

Debt issuance costs are recorded in Playa’s consolidated balance sheets as a direct deduction from the carrying amount and amortized over the term of the debt utilizing the effective interest rate method. Capitalized interest directly attributable to the acquisition, construction or production of qualifying assets, which are assets that take a substantial period of time to get ready for their intended use, is recognized as part of the cost of such assets until the time the assets are substantially ready for their intended use. Capitalized interest is subsequently recognized as depreciation expense in Playa’s consolidated statements of operations and comprehensive income (loss) once the assets are put into service.

Commitments and Contingencies

Playa is subject to various legal proceedings, regulatory proceedings and claims, the outcomes of which are subject to uncertainty. Playa records an estimated loss from a loss contingency, with a corresponding charge to income, if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Where there is a reasonable possibility that a loss has been incurred Playa provides disclosure of such contingencies (see Note 8 to Playa’s consolidated financial statements included elsewhere in this proxy statement/prospectus).

Dividends

Playa has never declared or paid any cash dividends on Playa’s ordinary or preferred shares. In addition, Playa must comply with Dutch law, with Playa’s articles of association and with the covenants in Playa’s Senior Secured Credit Facility and the covenants governing the Senior Notes due 2020 if Playa wants to pay cash dividends. Playa currently intends to retain any earnings for future operations and expansion. Any future determination to pay dividends on Playa’s ordinary shares will be at the discretion of Playa’s General Meeting, subject to a proposal from Playa’s Board or at least two-thirds of the votes cast, and will depend on Playa’s actual and projected financial condition, liquidity and results of operations, capital requirements, prohibitions and other restrictions contained in current or future financing instruments and applicable law, and such other factors as Playa’s Board deems relevant. In addition, to the extent any of Playa’s preferred shares are outstanding, no dividends may be paid on Playa’s ordinary shares until any accumulated and unpaid dividends on Playa’s preferred shares have been paid in full. Dividends on Playa’s preferred shares are cumulative at a rate of 12% per annum compounded quarterly. Dividends are payable in kind with additional preferred shares in four quarterly installments on January 15, April 15, July 15 and October 15 of each year, subject to compliance with applicable legal requirements. Upon consummation of the Business Combination, Holdco will purchase all outstanding Playa preferred shares. As soon as reasonably practicable after the repurchase, and subject to any mandatory waiting periods under applicable law, the preferred shares will be canceled and no preferred shares will remain outstanding

Property, Plant and Equipment, net

Property, plant and equipment are stated at historical cost less accumulated depreciation. The costs of improvements that extend the life of property, plant and equipment, such as structural improvements, equipment and fixtures, are capitalized. In addition, Playa capitalizes soft costs such as interest, insurance, construction administration and other costs that clearly relate to projects under development or construction. Total capitalized soft costs were $15.0 million, $15.0 million, and $5.0 million for the years ended December 31, 2015, 2014, and 2013, respectively, and $0.2 million and $11.2 million for the nine months ended September 30, 2016 and 2015, respectively. Start-up costs, ongoing repairs and maintenance are expensed as incurred. Buildings that are being developed or undergoing substantial redevelopment, are carried at cost and no depreciation is recorded on these assets until they are put into or back into service. The useful life of buildings under redevelopment is re-evaluated upon completion of the projects.

Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost to their residual values (if any) over their estimated useful lives, as follows:

Buildings	9 to 50 years
Fixtures and machinery	3 to 20 years
Furniture and other fixed assets	3 to 13 years

The assets’ estimated useful lives and residual values are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis.

Income Taxes

Playa recognizes deferred income taxes for the tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for tax loss carryforwards. For purposes of Playa’s consolidated financial statements, Playa’s income tax provision was calculated on a separate return basis as though Playa had filed Playa’s tax returns in the applicable jurisdictions in which Playa operates.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. Playa provides a valuation allowance against deferred tax assets if it is more likely than not that a portion will not be realized. In assessing whether it is more likely than not that deferred tax assets will be realized, Playa considers all available evidence, both positive and negative, including Playa’s recent cumulative earnings experience and expectations of future available taxable income of the appropriate character by taxing jurisdiction, tax attribute carryback and carry forward periods available to us for tax reporting purposes, and prudent and feasible tax planning strategies.

Playa has only recorded financial statement benefits for tax positions which Playa believes are more likely than not to be sustained upon settlement with a taxing authority. Playa has established income tax reserves in accordance with this guidance where necessary, such that a benefit is recognized only for those positions which satisfy the more likely than not threshold. Judgment is required in assessing the future tax consequences of events that have been recognized in the consolidated financial statements or tax returns, including the application of the more likely than not criteria. Playa recognizes interest and penalties associated with Playa’s uncertain tax benefits as a component of the income tax provision.

Beginning in 2015, in accordance with Accounting Standards Codification 740-270 “Income Taxes, Interim Reporting” (“ASC 740-270”), Playa’s interim income tax provision was calculated by applying an estimate of the annual effective tax rate for the full fiscal year to “ordinary” income or loss (pre-tax income or loss excluding unusual or infrequently occurring discrete items). This application of ASC 740-270 is consistent with public company reporting standards. Starting in 2016, Playa changed Playa’s methodology of recording Playa’s income tax balance sheet accounts for interim reporting periods. In 2015, on a quarterly basis, Playa recorded current and deferred tax accounts by “splitting” the estimated tax expense between both current and deferred components, as is acceptable. Beginning in 2016, Playa only records the current tax account on a quarterly basis, which is also acceptable. Deferred tax accounts will be recorded at year-end in accordance with ASC 740-270.

Internal Control over Financial Reporting

Playa has identified, and Deloitte & Touche, LLP, the independent registered public accounting firm that audited Playa’s combined and consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 included in this proxy statement/prospectus, has communicated material weaknesses in Playa’s internal control over financial reporting as of December 31, 2015. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in the annual or interim financial statements will not be prevented or detected on a timely basis.

Playa has the following four material weaknesses in Playa’s internal control over financial reporting as of December 31, 2015, which have not been remediated:

•	There is a material weakness in the operating effectiveness of Playa’s internal controls relating to Playa’s review of Playa’s consolidated financial statements and the underlying accounting analyses and journal entries, due to the fact that Playa does not have formalized accounting policies and procedures, segregation of duties, and sufficient resources with the requisite level of experience and technical expertise for the timely preparation and review of the financial information required for accurate financial reporting in accordance with U.S. GAAP.

•	Playa’s information technology controls, including system access, change management, segregation of duties, backups and disaster recovery plans, are not sufficiently designed and implemented to address certain information technology risks and, as a result, could expose Playa’s systems and data to unauthorized use, alteration or destruction.

•	There is a material weakness in the design and operating effectiveness of management’s reviews of Playa’s current and deferred tax provision workbooks to verify that all calculations are complete, accurate and in accordance with U.S. GAAP. Playa lacks the technical competence, as well as systems and processes, to ensure Playa’s compliance with ASC 740 “Income Taxes.”

•	Playa lacks monitoring processes to ensure that internal controls are designed and implemented appropriately and are operating effectively. This applies to both Playa’s internal controls and the internal controls of third-party service providers, such as AMResorts (which manages five of Playa’s resorts). These material weaknesses increase the risk of a material misstatement in Playa’s financial statements.

Since the identification of these material weaknesses as of December 31, 2015, Playa has taken steps to understand the material weaknesses and to begin to remediate them. Playa is in the process of designing and implementing improved processes and controls, such as accounting system tools to limit the use of manual processes and new policies and procedures relating to Playa’s monitoring of service providers, Playa’s manual process and Playa’s information technology controls. Playa also hired a Director of Financial Reporting, who has the background and technical expertise to be able to review and challenge third party specialists, and hired additional accounting support personnel to enable Playa to improve the speed and accuracy of Playa’s financial reporting. Although Playa has taken steps to improve Playa’s internal control over financial reporting and has developed plans to implement further changes to improve Playa’s controls in response to the identification of these material weaknesses, Playa is still in the process of developing and implementing additional process and other controls. Moreover, once additional processes and other controls have been developed and implemented, they will need to be monitored and their effectiveness will need to be successfully tested over several quarters before Playa can conclude that the material weaknesses have been remediated. There can be no assurance that Playa will be successful in making these improvements in a timely manner, or at all, and in remediating Playa’s current material weaknesses, and Playa may not prevent future material weaknesses from occurring. For additional information regarding risks related to this matter, please see “Risk Factors—Risks Related to Holdco’s Business following the Business Combination—Playa has identified, and its independent registered public accounting firm has communicated, four material weaknesses in Playa’s internal control over financial reporting as of December 31, 2015. Accordingly, Playa’s internal control over financial reporting and its monitoring controls and processes were not effective as of such date. These material weaknesses have not been remediated, and it will take time for Holdco to develop, implement and test additional processes and other controls. Accordingly, Holdco may not be able to accurately report its financial results or prevent fraud, which may cause investors to lose confidence in Holdco’s reported financial information and may lead to a decline in Holdco’s market price of Holdco Shares.”

Fair Value of Financial Instruments

Playa’s financial instruments consist of cash and cash equivalents, restricted cash, trade and other receivables, accounts receivable from related parties, insurance recoverable, trade and other payables, accounts payable to related parties, deferred consideration and debt. See Note 5, “Fair value of financial instruments,” to Playa’s consolidated financial statements included in this proxy statement/prospectus for more information.

Related Party Transactions

Please see the section entitled “Certain Relationships and Related Transactions—Playa Relationships and Related Party Transactions” in this proxy statement/prospectus for information on these transactions.

Recent Accounting Pronouncements

See the recent accounting pronouncements in the “Impact of recently issued accounting standards” section of Note 2 to Playa’s consolidated financial statements.

MANAGEMENT OF HOLDCO AFTER THE BUSINESS COMBINATION

The following information concerning the management of Holdco is based on the provisions of the Holdco Articles of Association and Holdco Board Rules, the forms of which are attached as Annex B and Annex C to this document, respectively, and which are expected to be in effect in such form as of the consummation of the Business Combination. However, the Holdco Articles of Association and Holdco Board Rules may be changed at any time prior to consummation of the Business Combination by mutual agreement of Pace and Playa or after consummation of the Business Combination by amendment in accordance with their terms. If the Holdco Articles of Association or Holdco Board Rules are amended, the below summary may cease to accurately reflect the Holdco Articles of Association and/or Holdco Board Rules as so amended.

Directors and Executive Officers

Pursuant to the terms of the Transaction Agreement, Pace and Playa are required to use their reasonable best efforts and take all necessary action so that certain persons are elected or appointed, as applicable, to the positions of officers and directors of Holdco until their successors are duly elected or appointed and qualified in accordance with applicable law. In addition, pursuant to the Shareholder Agreement, as of the closing of the Business Combination, the Holdco Board will consist of ten directors, including Bruce W. Wardinski, as the initial CEO Director, three Pace Directors, two Cabana Directors and one Hyatt Director. Following the expiration of the initial one-year term, Pace Sponsor, Hyatt and Cabana will continue to have certain rights to designate directors based on their respective ownership of outstanding Holdco Shares. In this regard, the directors and executive officers of Holdco following the consummation of the Business Combination will be as follows:

Name	Age	Position
Bruce D. Wardinski	56	Director, Chairman and Chief Executive Officer
Paul Hackwell	36	Director
Stephen G. Haggerty	49	Director
Daniel J. Hirsch	43	Director
Hal Stanley Jones	64	Director
Thomas Klein	54	Director
Elizabeth Lieberman	66	Director
Stephen L. Millham	48	Director
Karl Peterson	46	Director
Arturo Sarukhan	53	Director
Alexander Stadlin	63	Chief Operating Officer
Larry K. Harvey	52	Chief Financial Officer
Kevin Froemming	54	Chief Marketing Officer
David Camhi	44	General Counsel

Each of the Holdco directors, other than Mr. Wardinski, the Chairman and Chief Executive Officer, will serve as a non-executive director of the Holdco Board. In addition, Ms. Elizabeth Lieberman will serve as the Lead Independent Director of the Holdco Board. Each of the Holdco directors will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death.

Directors

Bruce D. Wardinski has served as Playa’s Chief Executive Officer and a director since August 2013 and previously served on the board of directors of Playa’s prior parent. In 2006, Mr. Wardinski founded Playa’s prior parent and served as its Chief Executive Officer and Chairman of its board of directors from May 2006 to August 2013. From June 2002 to December 2010, Mr. Wardinski served as Chief Executive Officer of Barceló Crestline and served as founding chairman of Playa’s board of directors. From 1998 to 2002, Mr. Wardinski was

Chairman, President and Chief Executive Officer of Crestline Capital Corporation (NYSE: CLJ). Mr. Wardinski served as a member of the Executive Commission of Barceló Corporación Empresarial of Palma de Mallorca, Spain from 2004 to 2010. Mr. Wardinski was Senior Vice President and Treasurer of Host Marriott Corporation (NYSE: HMT), a hotel asset management company, from 1996 to 1998. Before this appointment, he served in various other capacities with Host Marriott and Marriott Corporation from 1987 to 1996. In 2003, Mr. Wardinski formed Highland Hospitality Corporation (NYSE: HIH), where he served as Chairman of its board of directors until the sale of the company in 2007. Prior to joining Host Marriott and Marriott Corporation, Mr. Wardinski worked for Price Waterhouse (now PricewaterhouseCoopers) in Washington D.C., and Goodyear International in Caracas, Venezuela. Mr. Wardinski graduated with honors from the University of Virginia with a Bachelor of Science in Commerce and from the Wharton School of Business with an MBA in Finance. Mr. Wardinski was a founding member and currently serves as Chairman of the ServiceSource Foundation, a not-for-profit advocacy group representing people with disabilities. In addition, Mr. Wardinski serves on the boards of directors of DiamondRock Hospitality (NYSE: DRH), the Wolf Trap Foundation for the Performing Arts and the George Mason University Foundation, Inc. Mr. Wardinski’s significant expertise in the lodging industry and his role as Playa’s Chief Executive Officer led us to conclude that he should serve on the Holdco Board.

Paul Hackwell is a Principal at TPG Capital based in San Francisco, where he leads the Travel & Leisure group and helps lead TPG’s investment activities in the Retail group. Paul joined TPG in 2006 and is a Director of Arden Group, AV Homes, Life Time Fitness, and Viking Cruises. Previously, he was a Director at Aptalis Pharma and involved in TPG’s investment in Adare Pharmaceuticals, Norwegian Cruise Line, and Taylor Morrison. Paul holds an AB Summa Cum Laude from Princeton University, an MPhil from the University of Oxford, where he was a Keasbey Scholar, and an MBA from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Hackwell’s travel industry expertise led us to conclude that he should serve on the Holdco Board.

Stephen G. Haggerty has served as a director since 2013. Mr. Haggerty was appointed to Playa’s board of directors by the binding nomination of Hyatt pursuant to the terms of that certain investors agreement between Playa and its initial shareholders. Mr. Haggerty has served as the Global Head of Capital Strategy, Franchising and Select Service of Hyatt since August 2014. Mr. Haggerty is responsible for implementing Hyatt’s overall capital and franchising strategy and overseeing Hyatt’s select service business. Prior to assuming his current role, Mr. Haggerty was the Executive Vice President and Global Head of Real Estate and Capital Strategy for Hyatt from October 2012. In this role, Mr. Haggerty was responsible for implementing Hyatt’s overall capital strategy, mergers and acquisitions and related transactional activity, hotel and joint venture asset management, project management, and strategic oversight and transactional support to Hyatt’s development professionals around the world. He joined Hyatt in 2007 as Global Head-Real Estate and Development, where he was responsible for Hyatt’s global development, including global feasibility and development finance, corporate transactions, and global asset management. Prior to joining Hyatt, Mr. Haggerty spent 13 years serving in several positions of increasing responsibility with Marriott International, a NASDAQ-listed hotel operator, franchisor and licensor (NASDAQ: MAR), most recently in London as Senior Vice President, International Project Finance and Asset Management for Europe, Africa and the Middle East from 2005 to 2007. Prior to this position, Mr. Haggerty served as Marriott’s Senior Vice President of Global Asset Management and Development Finance and previously lived in Asia for nine years holding a variety of roles relating to development at Marriott. Mr. Haggerty holds a Bachelor of Science degree from Cornell University’s School of Hotel Administration. Mr. Haggerty’s extensive experience, in particular in strategic planning and asset management, in the lodging industry led us to conclude that he should serve on the Holdco Board.

Daniel J. Hirsch has served as a director since 2013 and previously served on the board of directors of Playa’s prior parent from June 2011 to August 2013. Mr. Hirsch was appointed to Playa’s board of directors by the binding nomination of Cabana pursuant to the terms of that certain investors agreement between Playa and its initial shareholders. Mr. Hirsch currently serves as a consultant to FCM with respect to its investment in Playa. Mr. Hirsch joined Farallon Partners, L.L.C. (“FP”) and FCM (and, collectively with its affiliates, exclusive sub-advisors and the funds and accounts managed thereby, “Farallon”) in 2003, was a Managing Director from

2007 to 2009, and was a Managing Member, Real Estate, from 2009 through December 2016. Previously, Mr. Hirsch worked as an associate in the San Francisco office of the law firm Covington & Burling. In addition, Mr. Hirsch serves on the board of Tedi Discount Tekstil Magazacilik Anomin Sirketi. Mr. Hirsch graduated from Yale Law School with a J.D., and Summa Cum Laude with a Bachelor of Arts in Law, Jurisprudence and Social Thought from Amherst College. Mr. Hirsch’s investment management experience led us to conclude that he should serve on the Holdco Board.

Hal Stanley Jones has served as a director since 2013. Mr. Jones currently serves as Chief Financial Officer of Graham Holdings Company (NYSE: GHC), a diversified education and media company. From 1989 until 2013, Mr. Jones worked in various capacities at The Washington Post Company (NYSE: WPO), an American daily newspaper, the most widely circulated newspaper published in Washington, D.C. From January 2009 to September 2013, he served as the Senior Vice President-Finance and Chief Financial Officer. From January 2008 to December 2009 he served as the President and Chief Executive Officer of Kaplan Professional, a subsidiary of The Washington Post Company. From 2003 to 2006 he served as the Chief Operating Officer of Kaplan International, a subsidiary of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Jones worked for Price Waterhouse (now PricewaterhouseCoopers) from 1977 to 1988. In addition, Mr. Jones serves on the board of directors of Studio Theatre, a non-profit organization in Washington, D.C. Mr. Jones received a Bachelor of Arts in Political Science from the University of Washington and an MBA in Finance from the University of Chicago Graduate School of Business. Mr. Jones’ experience as the chief financial officer of a public company led us to conclude that he should serve on the Holdco Board.

Tom Klein is the former president and CEO of Sabre Corporation, a technology solutions provider to the global travel and tourism industry headquartered in Southlake, Texas. Sabre provides a broad suite of innovative technology to airlines, hotels, travel agencies and travel management organizations. He retired from Sabre at the end of December 2016 following 28 years with the company. Prior to taking the helm of Sabre as President in 2010 and additionally as CEO in 2013, Mr. Klein served in a number of leadership roles at Sabre, including group president of Sabre Travel Network and Sabre Airline Solutions. His first role with Sabre was leading a Sabre joint venture in Mexico. Before joining Sabre, Mr. Klein held sales, marketing, and operations roles at American Airlines and Consolidated Freightways, Inc. In 2006 and 2007, he was recognized by Business Travel News as one of the industry’s “25 Most Influential Executives.” Mr. Klein serves on the board of directors of Cedar Fair Entertainment. He also sits on the board of trustees at Villanova University. In 2010, he was appointed to the board of directors of Brand USA by the U.S. Secretary of Commerce and currently serves as chair of the board. He was previously a member of the executive committee for the World Travel & Tourism Council (2009-2016) and was appointed to the U.S. President’s Advisory Council for Doing Business in Africa. Mr. Klein earned his Bachelor of Science degree in business administration from the Villanova School of Business in 1984. Mr. Klein’s travel technology industry expertise and leadership experience make him a valuable asset to the Holdco Board.

Elizabeth Lieberman was previously identified as a director nominee to the Playa board of directors and has attended Playa board meetings since March 2015. Ms. Lieberman has an extensive background in the hospitality industry, and served as Senior Vice President, Corporate Secretary and General Counsel of Crestline Hotels & Resorts, Inc. (“Crestline Hotels”) and Barceló Crestline from 2004 until retiring in 2006. She provided consulting services to Crestline Hotels during 2006 to 2008, and returned as Executive Vice President, Corporate Secretary and General Counsel in 2009 until her retirement in 2012. As General Counsel at Crestline Hotels, she provided a hands-on approach to executive leadership and legal oversight of corporate, finance, owner relations and hotel operations matters. Prior to her appointment as General Counsel in 2004, she served as Associate General Counsel for Crestline Hotels and Barceló from 2002 to 2004, and Crestline Capital Corporation from 1998 to 2002, prior to its acquisition by Barceló. Ms. Lieberman was an Assistant General Counsel at Host Marriott, heading up the law department’s asset management division, from 1995 until the spin-off of Crestline Capital Corporation by Host Marriott in 1998. Before joining Host Marriott, she served as attorney on the hotel acquisitions/development and hotel operations legal teams at Marriott International (formerly known as Marriott Corporation) from 1988 to 1995. Prior to joining Marriott, Ms. Lieberman worked at the Washington D.C. law firm of Cleary Gottlieb Steen & Hamilton from 1985 to 1988. Ms. Lieberman earned a B.S. degree in Sociology from Nebraska Wesleyan University in Lincoln, Nebraska, and a J.D. from The Catholic University of America, Columbus School of Law in Washington, D.C. She is a member of the Washington, D.C. Bar Association. Ms. Lieberman’s experience as general counsel in the lodging industry led us to conclude that she should serve on the Holdco Board. Since her selection for appointment, Ms. Lieberman has attended Playa’s board of directors meetings and has received an annual cash retainer of $60,000 as if she were already appointed to Playa’s board of directors.

Stephen L. Millham has served as a director since 2013 and previously served on the board of directors of Playa’s prior parent from May 2006 to August 2013. Mr. Millham was appointed to Playa’s board of directors by the binding nomination of Cabana pursuant to the terms of that certain investors agreement between Playa and its initial shareholders. Mr. Millham joined FP and FCM in 1993, was named a Managing Member in 1997, and became co-head of the Real Estate Group in 2000. He co-headed the group until his retirement in 2012, and he continues to advise FP and FCM. Before joining FP and FCM, Mr. Millham worked as an acquisitions associate for JMB Institutional Realty Corporation, a real estate investment advisor, where he purchased real estate assets on behalf of institutional investors. Mr. Millham graduated from Stanford University with a Bachelor of Arts in Economics. Mr. Millham’s investment management experience led us to conclude that he should serve on the Holdco Board.

Karl Peterson has served as the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Holdco since January 2017 and as President and CEO of Pace Holdings since its inception. Mr. Peterson is a Senior Partner of TPG and is the Managing Partner of TPG Permanent Capital Solutions. From 2010-2016 he was Managing Partner of TPG Europe LLP and sits on the Executive Committee of TPG. Since joining TPG in 2004, Mr. Peterson has led investments for TPG in technology, media, financial services and travel sectors. Prior to 2004, he was a co-founder and the president and chief executive officer of Hotwire.com, a disruptive travel distribution company. He led the business from its launch through its sale to IAC/ InterActiveCorp for $685 million in 2003. Before founding Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson currently serves on the board of Sabre Corporation, Caesars Acquisition Company, Victoria Plum Ltd, TSL Education Group Ltd. and Saxo Bank A/S. Mr. Peterson also served on the board of Caesars Entertainment Corporation from 2008 to 2013 and Norwegian Cruise Line Holdings Ltd. from 2008 to 2016. Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor’s of Business Administration Degree with High Honors. Mr. Peterson’s significant investment and financial expertise make him well-qualified to serve as a director of the Holdco Board.

Arturo Sarukhan was previously identified as a director nominee to the Playa board of directors and has attended Playa board meetings since May 2015. Since April 2014, Mr. Sarukhan has served as President of Sarukhan & Associates LLC. Mr. Sarukhan was the Chairman of Global Solutions, a strategy consulting firm, from 2013 to 2014, and prior to this he was a career Mexican diplomat, recently serving as Mexican Ambassador to the United States from 2007 to 2013. Mr. Sarukhan previously served as Mexico’s Consul General from 2003 to 2006, was the foreign policy coordinator of Felipe Calderon’s presidential campaign and transition team in 2006 and was designated chief of Policy Planning to Mexico’s secretary of Foreign Affairs from 2000 to 2003. Prior to this, Mr. Sarukhan served in the Embassy of Mexico to the United States, where he was in charge of the embassy’s Office of Antinarcotics from 1995 to 2000 and served as the Mexican ambassador’s chief of staff from 1993 to 1995, during the NAFTA negotiations. In 1991, he served as the deputy assistant secretary for Inter-American Affairs, representing Mexico at the Agency for the Prohibition of Nuclear Weapons in Latin America and the Caribbean and from 1988 to 1989, Mr. Sarukhan served as the executive secretary of the Commission for the Future of Mexico-U.S. Relations, a non-governmental initiative funded by the Ford Foundation created to recast the relationship between the two countries. Mr. Sarukhan is a director of the Inter-American Dialogue, the Americas Society, Aid for Aids International and The Washington Performing Arts Society. Mr. Sarukhan graduated from El Colegio de México with a Bachelor’s of Arts degree in International Relations and received a Master’s degree in U.S. Foreign Policy at the School of Advanced International Studies

of Johns Hopkins University, where he studied as a Fulbright scholar and Ford Foundation Fellow. Mr. Sarukhan has also taught several courses at the Instituto Tecnológico Autónomo de México, the National Defense College, the Inter-American Defense College and the National Defense University of the United States. Mr. Sarukhan’s diplomatic experience, negotiation skills and in-depth knowledge of the tourism sector in Mexico, Latin America and the Caribbean leads us to the conclusion that he should serve on the Holdco Board. Since his selection for appointment, Mr. Sarukhan has attended Playa’s Board meetings and has received an annual cash retainer of $60,000 as if he were already appointed to the Holdco Board.

Officers

A brief biography of each of Holdco’s executive officers (other than Mr. Wardinski) is set forth below. Please see the section entitled “— Directors” above for information about Mr. Wardinski, who will serve as Holdco’s Chairman and Chief Executive Officer.

Alexander Stadlin has served as Playa’s Chief Operating Officer since January 2013 and has also served as Chief Executive Officer of Playa’s subsidiary, Playa Management, since November 2013. Mr. Stadlin joined Playa’s prior parent in May 2008 as Senior Vice President of Asset Management and was promoted to his current position as Chief Operating Officer in January 2013. During his tenure with Playa and Playa’s prior parent, Mr. Stadlin has played a key role in the expansion and repositioning of the portfolio including: development of the 619-room Hyatt Ziva Los Cabos which reopened in 2009 as Barceló Los Cabos and was rebranded in late 2013, the brand repositioning of Dreams La Romana and Dreams Palm Beach in the Dominican Republic, as well as the expansion, renovation and rebranding of the former 378-room Dreams Cancún into the 547-room Hyatt Ziva Cancún. In addition to leading major expansion, renovation and repositioning projects, Mr. Stadlin is responsible for the day-to-day oversight of the operations of the business. Prior to joining Playa’s prior parent, Mr. Stadlin served as Vice President for Latin America at Marriott International, where he increased Marriott’s presence in the region by 21 hotels in seven years. During his 33-year tenure at Marriott International, Mr. Stadlin held numerous international management positions in the UK, Germany and Mexico, as well as throughout the Middle East and Africa. Mr. Stadlin graduated with a Bachelor of Science from the School of Hotel Administration at Cornell University in 1975. In 2007, Mr. Stadlin attended the Executive Program in Strategy and Organization at Stanford University. Mr. Stadlin has won numerous industry accolades, and is active in the lodging community. He served as Chairman of the Polanco Hotel Association and was a member of the board of the Mexican Hotel Association and of the American Chamber of Commerce.

Larry K. Harvey has served as Playa’s Chief Financial Officer since April 2015. Mr. Harvey has an extensive background in hospitality ownership, operations and capital market transactions. Most recently, Mr. Harvey served as Executive Vice President of Host Hotels and Resorts, a lodging real estate investment trust, from May 2013 to July 2013, and as Executive Vice President and Chief Financial Officer of Host Hotels and Resorts from November 2007 to May 2013. Prior to serving as Chief Financial Officer, he served as Treasurer (September 2007 to November 2007), Chief Accounting Officer (February 2006 to September 2007) and Corporate Controller (February 2003 to February 2006) at Host Hotels and Resorts. Mr. Harvey began his career with Price Waterhouse (now PricewaterhouseCoopers). He holds a Bachelor of Science in Accounting from Virginia Tech where he graduated Magna Cum Laude. He serves on the board of directors of American Capital Agency Corp. (NASDAQ: AGNC) and American Capital Senior Floating, Ltd. (NASDAQ: ACSF), and is the Audit Committee Chairman of each board.

Kevin Froemming has served as Playa’s Chief Marketing Officer since January 2014. Prior to joining Playa in January 2014, Mr. Froemming was President of Unique Vacations Inc., the worldwide representatives of Sandals & Beaches Resorts, from October 2003 to November 2013. Mr. Froemming brings to Playa more than 20 years of experience in marketing, sales, technology, and customer support operations. Prior to his tenure as President of Unique Vacations Inc., he rose to the position of Chief Operating Officer of The Mark Travel Corporation’s owned brands. In this capacity, he was responsible for bottom line profitability, and led the acquisition and integration team that was responsible for the addition of several major travel companies that were integrated into The Mark Travel Corporation’s portfolio of brands. He has also held senior positions at Wyndham Hotels and Renaissance Cruise Lines. Mr. Froemming graduated from Marquette University with a Bachelor of Science in Business Administration.

David Camhi has served as Playa’s General Counsel since August 2013 and previously served as General Counsel of Playa’s prior parent from January 2011 to August 2013. Prior to joining Playa’s prior parent, Mr. Camhi served as General Counsel for Phoenix Packaging Group from April 2008 to January 2011, a plastic packaging manufacturer with production plants in Colombia, Mexico, Venezuela and the United States and sales in over 20 countries. From November 2006 to March 2008, Mr. Camhi practiced law at the Mexico City office of Thacher Proffitt & Wood. Prior to joining Thacher Proffitt & Wood, Mr. Camhi served as Associate General Counsel of BearingPoint, Inc., a global consulting firm, and practiced law at Baker & McKenzie, Prieto & Carrizosa and Sidley Austin LLP. Mr. Camhi received an LLM degree from Cornell University. Mr. Camhi also received a post graduate degree in Finance from Colegio de Estudios Superiores de Administración and an LL.B. from the Universidad de Los Andes, both in Bogota, Colombia. Mr. Camhi is admitted to practice law in Colombia, New York and Mexico.

Director and Executive Officer Qualifications

Holdco is not expected to formally establish any specific, minimum qualifications that must be met by each of its officers. However, Holdco expects generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of Holdco’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of Holdco’s stockholders.

However, pursuant to the Holdco Board Rules a majority of the members of the Holdco Board must meet the criteria for independence under the NASDAQ listing rules, as in effect from time to time and as interpreted by the Holdco Board in its business judgment, and the Holdco Board also intends to meet the criteria for independence under the DCGC, to the extent reasonably practicable. The Nominating Committee of the Holdco Board will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Holdco Board.

The above-mentioned attributes, along with the leadership skills and other experiences of Holdco’s officers and Holdco Board members described above, are expected to provide Holdco with a diverse range of perspectives and judgment necessary to facilitate Holdco’s goals of stockholder value appreciation through organic and acquisition growth.

Holdco Board

Upon the closing of the Business Combination, Holdco will have a single-tier board that will consist of ten directors: one executive director and nine non-executive directors. Each member of the Holdco Board will be elected to serve for a term of one year following his or her appointment following the binding nomination of the Holdco Board. The Holdco Board may perform all acts necessary or useful for achieving Holdco’s corporate purposes, other than those acts that are prohibited by law or by the Holdco Articles of Association, as more fully discussed below, or which would violate general principles of reasonableness and fairness. The Holdco Board as a whole, the Chief Executive Officer and, if more than one executive director has been appointed, each executive director individually, is authorized to represent Holdco in dealings with third parties.

Holdco Board Designations

The general meeting of shareholders of Holdco shall appoint the directors of the Holdco Board. The general meeting of Holdco can only appoint a director upon a binding nomination by the Holdco Board. The general meeting of Holdco may at any time resolve to render such nomination to be non-binding by a majority of at least a majority of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Holdco Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting pursuant to section 2:120 (3) of the Dutch Civil Code cannot be convened. A resolution to appoint a director can only be approved in respect of candidates whose names are stated for that purpose in the agenda of that general meeting of Holdco or the explanatory notes thereto. Upon the appointment of a person as a director, the general meeting of Holdco shall determine whether that person is appointed as executive director or as non-executive director. If all directors are no longer in office or unable to act, the General Meeting can appoint one or more directors without a binding nomination by the Holdco Board with a majority of the votes cast if such votes represent more than 50% of Holdco’s issued share capital.

Each of the Holdco directors will be appointed at Holdco’s general meeting for a term that will expire at the end of the next annual general meeting of Holdco shareholders and will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death.

For further information on Holdco Board designations, please see section “The Transaction Agreement and Related Agreements – Related Agreements – Shareholder Agreement.”

Under Dutch law, the person chairing the meetings of the Holdco Board (the chairman by law) is required to be a non-executive director. This person initially will be Ms. Lieberman, who will also be Holdco’s Lead Independent Director. The non-executive directors will supervise the executive directors and the Holdco Board as a whole, and provide guidance to individual directors and to the Holdco Board as a whole. Each director owes a duty to Holdco to properly perform the duties of the Holdco Board as a whole and the duties assigned to such director, and to act in Holdco’s corporate interest. Under Dutch law, the corporate interest extends to the interests of all stakeholders, such as shareholders, creditors, employees, guests and suppliers.

The composition of the Holdco Board and criteria regarding the independence of Holdco’s directors may deviate from the relevant provisions of the DCGC.

Holdco Board Powers and Function

The Holdco Board will be charged with the management of Holdco, subject to the restrictions contained in the Holdco Articles of Association and the Holdco Board Rules. The executive directors will be responsible for operational management of Holdco and the business enterprise connected therewith, as well as with the implementation of the decisions taken by the Holdco Board. The non-executive directors will have no day-to-day management responsibility, but will supervise the policy and the fulfillment of duties of the executive directors and the general affairs of Holdco. Additionally, the directors have a collective responsibility towards Holdco for the duties of the Holdco Board as a whole. In performing their duties, the directors shall be guided by the interests of Holdco and its business and, in this respect, the directors shall take the interests of all of Holdco’s stakeholders into proper consideration. Directors shall have access to management and, as necessary and appropriate, Holdco’s independent advisors. The executive directors will timely provide the non-executive directors with any such information as may be necessary for the non-executive directors to perform their duties.

The Holdco Board will represent Holdco. Holdco may also be represented by the CEO Director and, where more than one executive director has been appointed, by each executive director individually.

Holdco Board Meetings and Decision Making

Each director may cast one vote on all matters presented to the Holdco Board and those committees on which he or she serves for approval. Resolutions of the Holdco Board and resolutions of the group of non-executive directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by majority unless the Holdco Board Rules provide differently. Where there is a tie in any vote of the Holdco Board, no resolution shall have been passed. Meetings of the Holdco Board can be held through audio-communication facilities, unless a director objects thereto. Resolutions of the Holdco Board may, instead of at a meeting, be passed in writing, provided that all directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

Holdco Board Conflicts of Interest

A Holdco director will not be permitted to participate in the discussions and the decision-making process on a subject or transaction in relation to which he or she has a direct or indirect personal interest which conflicts with the interest of Holdco and of the business connected with it. If all directors have a conflict of interest as described in the previous sentence and as a result thereof, no resolution can be passed by the Holdco Board, the resolution may nevertheless be passed by the Holdco Board as if none of the directors has a conflict of interests as described in the previous sentence.

Executive directors will be prohibited from participating in the decision-making process with respect to the determination of their remuneration and the remuneration of other executive directors.

Each Holdco director (other than the Chairman and Chief Executive Officer) will be required to immediately report any actual or potential conflict of interest which is of material significance to Holdco and/or to such director to the Chairman and Chief Executive Officer and the Audit Committee and shall provide the Chairman and Chief Executive Officer and the Audit Committee with all information relevant to such potential conflict of interest. If the Chairman and Chief Executive Officer has an actual or potential conflict of interest, the director shall immediately report this to the Vice Chairman of the Holdco Board and the Audit Committee. The Holdco Board shall decide, without the director concerned being present, whether there is a conflict of interests. Transactions in which there is a conflict of interests shall be performed and disclosed in accordance with applicable law, the NASDAQ listing rules and the DCGC.

Except as otherwise agreed in writing by Holdco and Hyatt, neither the Holdco group nor Hyatt shall have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other; provided that Hyatt may not pursue a corporate opportunity if the opportunity was discovered, directly or indirectly, through the use of Holdco group property or information, or was offered to a Hyatt-affiliated director expressly in his or her capacity as a director of Holdco (although Hyatt may pursue such opportunity if it is discovered through other means, whether before or after its discovery through the use of Holdco group property or information or offered to a Hyatt-affiliated director, provided that in pursuing such opportunity no confidential Holdco group information is used and there is no breach of the confidentiality provisions of the Holdco Board Rules). If a director affiliated with Hyatt has an actual or potential conflict of interests due to his or her position as a director and his or her relationship with Hyatt, such director is required to immediately report such conflict of interests to the Holdco Board.

Director Liability

Pursuant to Dutch law, members of the Holdco Board may be liable to Holdco for damages in the event of improper or negligent performance of their duties. They may also be liable for damages to third parties on the basis of tort, to the tax authorities in case of default on tax and social security payments, and in the event of bankruptcy as a consequence of improper performance of their duties. In certain circumstances, members of the Holdco Board may also incur criminal liabilities. The members of the Holdco Board and certain executive officers will be insured at Holdco’s expense against damages resulting from their conduct when acting in the capacities as such directors, members or officers, which insurance may also provide any such person with funds to meet expenditures incurred or to be incurred in defending any proceedings against him or her and to take any action to enable such expenses not to be incurred. Also, Holdco provides the current and former members of the

Holdco Board with protection through indemnification under the Holdco Articles of Association, to the extent permitted by law, against risks of claims and actions against them arising out of their exercise of their duties, or any other duties performed at Holdco’s request. In addition, upon the completion of the Business Combination, Holdco expects to enter into indemnification agreements with its directors and executive officers.

Director Suspension and Removal

The general meeting of Holdco shareholders will at all times have the power to suspend or remove a Holdco director by a resolution adopted by at least a majority of the votes cast at a general meeting of Holdco shareholders, representing at least a majority of the Holdco Shares issued and outstanding, unless the proposal at the proposal of the Holdco Board, in which case a majority of the votes cast is required. To the extent permitted under Dutch law, an executive director may also be suspended by the Holdco Board. A suspension may be extended several times but the total term of the suspension may not exceed three months, and the suspension will expire at the end of this period if no resolution has been adopted either to lift the suspension or to remove the relevant director.

Board Committees

Upon the completion of the Business Combination, the Holdco Board will establish three standing committees consisting solely of independent directors (under the NASDAQ rules) and one standing committee consisting of a majority of independent directors, the principal functions of which are briefly described below. The Holdco Board may from time to time establish other committees to facilitate Holdco’s governance

Audit Committee

The Audit Committee is expected to consist of Mr. Jones (chairperson), Mr. Hackwell, Ms. Lieberman and Mr. Sarukhan. The chairperson of the Audit Committee is expected to qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and has employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background as required by the NASDAQ corporate governance listing standards, as well as a “financial expert” as set forth in the DCGC. Each of the Audit Committee members is expected to be “financially literate” as that term is defined by the NASDAQ corporate governance listing standards. The Holdco Board will adopt, effective upon the completion of the Business Combination, an Audit Committee Charter, which details the principal functions of the Audit Committee, including overseeing:

•	the review of all related party transactions in accordance with the Holdco related party transactions policy;

•	Holdco’s accounting and financial reporting processes and discussing these with management;

•	the integrity and audits of Holdco’s consolidated financial statements and financial reporting process;

•	Holdco’s systems of disclosure controls and procedures and internal control over financial reporting;

•	Holdco’s compliance with financial, legal and regulatory requirements related to Holdco’s financial statements and other public disclosures, Holdco’s compliance with its policies related thereto, and Holdco’s policy in respect of tax planning;

•	the engagement and retention of the registered independent public accounting firm and the recommendation to Holdco’s general meeting of the appointment of an external auditor to audit the Dutch statutory board report, including its annual accounts, and the evaluation of the qualifications, independence and performance of the independent public accounting firm, including the provision of non-audit services;

•	the application of information and communication technology;

•	the role and performance of Holdco’s internal audit function;

•	Holdco’s overall risk profile; and

•	attending to such other matters as are specifically delegated to the audit committee by the Holdco Board from time to time.

The Audit Committee will also be responsible for selecting an independent registered public accounting firm to be appointed by Holdco’s general meeting (or, if not appointed by Holdco’s general meeting, by the Holdco Board), reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of Holdco’s internal accounting controls. The Audit Committee will also approve the Audit Committee report required by SEC regulations to be included in Holdco’s annual proxy statement.

Compensation Committee

Holdco’s Compensation Committee is expected to consist of Mr. Millham (chairperson), Mr. Haggerty, Mr. Hirsch and Mr. Peterson. The Compensation Committee will assist the Holdco Board in reviewing and approving or recommending Holdco’s compensation structure, including all forms of compensation relating to Holdco’s directors and executive officers. An executive director will not be present at any Compensation Committee meeting while his or her compensation is deliberated. Subject to and in accordance with the terms of the compensation policy to be adopted by Holdco’s General Meeting from time to time and in accordance with Dutch law, the Compensation Committee will be responsible for, among other things:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to Holdco’s Chairman and Chief Executive Officer’s compensation, evaluating Holdco’s Chairman and Chief Executive Officer’s performance in light of such goals and objectives and recommending the compensation, including equity compensation, change in control benefits and severance arrangements, of Holdco’s Chairman and Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation, including equity compensation, change in control benefits and severance arrangements, of Holdco’s other executive officers and overseeing their performance;

•	reviewing and making recommendations to the Holdco Board with respect to the compensation of Holdco’s directors;

•	reviewing and making recommendations to the Holdco Board with respect to its executive compensation policies and plans;

•	implementing and administering Holdco’s incentive and equity-based compensation plans;

•	determining the number of shares underlying, and the terms of, restricted share awards and options to be granted to Holdco’s directors, executive officers and other employees pursuant to these plans;

•	assisting management in complying with Holdco’s proxy statement and management report disclosure requirements;

•	producing a Compensation Committee report to be included in Holdco’s annual proxy statement;

•	assisting the Holdco Board in producing the compensation report to be included in Holdco’s management report publicly filed in the Netherlands and to be posted on Holdco’s website; and

•	attending to such other matters as are specifically delegated to Holdco’s Compensation Committee by the Holdco Board from time to time.

The Holdco Board will adopt, effective upon the completion of the Business Combination, a Compensation Committee Charter, which details these principal functions of the Compensation Committee.

Nominating and Governance Committee

Holdco’s Nominating and Governance Committee is expected to consist of Mr. Hirsch (chairperson), Mr. Klein, Ms. Lieberman and Mr. Millham. The Nominating and Governance Committee will assist the Holdco Board in selecting individuals qualified to become Holdco’s directors and in determining the composition of the Holdco Board and its committees. The Holdco Board will adopt, effective upon the completion of the Business Combination, a Nominating and Governance Committee Charter, which details the principal functions of the Nominating and Governance Committee, including:

•	identifying, recruiting and recommending to the full Holdco Board qualified candidates for designation as directors or to fill Holdco Board vacancies at Holdco’s general meeting;

•	developing and recommending to the Holdco Board corporate governance guidelines as set forth in the rules of the Holdco Board, including the Nominating and Governance Committee’s selection criteria for director nominees, and implementing and monitoring such guidelines;

•	overseeing Holdco Board’s compliance with legal and regulatory requirements;

•	reviewing and making recommendations on matters involving the general operation of the Holdco Board, including board size and composition, and committee composition and structure;

•	recommending to the Holdco Board nominees for each committee of the Holdco Board;

•	annually facilitating the assessment of the Holdco Board’s performance as a whole and of the individual directors, and the performance of the Holdco Board’s committees as required by applicable law, regulations and the NASDAQ corporate governance listing standards; and

•	overseeing the Holdco Board’s evaluation of executive officers.

Capital Allocation Committee

Holdco’s Capital Allocation Committee is expected to consist of Mr. Peterson (chairperson), Mr. Hirsch and Mr. Wardinski. Pursuant to the Shareholder Agreement, as long as Pace has the right to designate a director, upon the resignation, removal or death of a Pace Director from the Capital Allocation Committee, a Pace Director will fill the committee vacancy. Pursuant to the Shareholder Agreement, as long as Farallon has the right to designate a director, upon the resignation removal or death of a Farallon designated director from the Capital Allocation Committee, a Farallon designated director will fill the committee vacancy. Holdco’s Capital Allocation Committee will assist the Holdco Board in fulfilling its oversight responsibilities of the financial management of Holdco, as well as any other duties delegated by the Board. The Holdco Board will adopt, effective upon the completion of the Business Combination, a Capital Allocation Committee Charter, which details the principal functions of the Capital Allocation Committee, including the following duties:

•	review of capital expenditures, investments, business acquisitions or divestitures with a value, individually, in excess of 5% of the total assets of Holdco and its subsidiaries on a consolidated basis;

•	recommend to the Holdco Board, as appropriate, whether or not to approve any of the expenditures, investments, business acquisitions or divestitures it reviewed pursuant to the authority (provided, that the Board may not approve any such expenditure, investment, business acquisition or divestiture unless the Capital Allocation Committee has recommended such action); and

•	recommend that the Holdco Board request management to perform post-audits of major capital expenditures and business acquisitions or divestitures, and review the results of such audits.

Corporate Governance Profile

Holdco’s corporate governance has been structured in a manner intended to closely align Holdco’s interests with those of its stakeholders. Notable features of Holdco’s corporate governance structure include the following:

•	the Holdco Board will not be staggered and each of Holdco’s directors is to be elected for a term of one year following a binding nomination of the Holdco Board;

•	of the ten persons who will serve on the Holdco Board, nine, or 90%, of Holdco’s directors are expected to be determined to be independent for purposes of the NASDAQ’s corporate governance listing standards, and four of the nine non-executive directors will also qualify as “independent” under the DCGC;

•	that one of Holdco’s directors qualifies as an “audit committee financial expert” as defined by the SEC;

•	Holdco does not have a shareholder rights plan;

•	directors are elected by the general meeting of Holdco upon a binding nomination of the Holdco Board, following the recommendation of the Holdco Board’s Nominating and Governance Committee and subject to the director appointment rights granted to Pace pursuant to the Shareholder Agreement; Holdco’s general meeting may overrule such binding nomination by a resolution adopted by at least a majority of the votes cast, if such votes represent more than 50% of Holdco’s issued share capital, following which, the Holdco Board will offer a new binding nomination of a director to be elected to the Holdco Board. If all directors are no longer in office or unable to act, the General Meeting can appoint one or more directors without a binding nomination by the Holdco Board with a majority of the votes cast if such votes represent more than 50% of Holdco’s issued share capital;

•	the Holdco Articles of Association and Dutch law provide that resolutions of the Holdco Board concerning a material change in Holdco’s identity, character or business are subject to the approval of the general meeting; and

•	certain actions can only be taken by Holdco’s general meeting, with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Holdco Board, including an amendment of the Holdco Articles of Association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of Holdco’s issued share capital, payments of dividends on Holdco Shares, the application for bankruptcy and a merger or demerger of Holdco. Holdco’s general meeting adopted a resolution to authorize the Holdco Board to take certain of these actions. Please see the section entitled “Description of Holdco Securities” for additional information.

There are no family relationships among Holdco’s executive officers and directors. All of Holdco’s directors are expected to be independent pursuant to the rules of the NASDAQ except Mr. Wardinski, Holdco’s

Chairman and Chief Executive Officer. In order to make these determinations, the following relationships have been disclosed to Playa and Pace:

•	With respect to Ms. Lieberman and Mr. Sarukhan, the consulting services provided by each of them to Playa, including attending Playa board meetings and providing board-level advice to Playa as if they were already appointed to Playa’s board of directors, from 2015 to the present, for which they each received a $60,000 annual cash retainer and reimbursement of other expenses. Following their appointment to the Holdco Board, Ms. Lieberman and Mr. Sarukhan will only receive compensation from Holdco for serving as directors.

•	With respect to Mr. Hirsch and Mr. Millham, that (i) each will be appointed to the Holdco Board by the General Meeting in accordance with the designation rights of Cabana pursuant to the Shareholder Agreement, and (ii) each is required to resign from the Holdco Board upon request by Farallon.

•	With respect to Mr. Hirsch, that he may be entitled to receive a portion of (i) any profit allocation earned by an affiliate of Farallon based on an increase in the value of Farallon’s investment portfolio (which portfolio includes, among other assets, Farallon’s investment in Holdco Shares) and (ii) any management fee earned by an affiliate of Farallon for managing Farallon’s investment portfolio.

•	With respect to Mr. Millham, that he may be entitled to receive from Farallon payments or profit allocations in respect of certain investments made by Farallon, including Farallon’s investment in Holdco Shares.

•	With respect to Mr. Haggerty, that (i) he will be appointed to the Holdco Board by the General Meeting in accordance with the designation rights of HI Holdings Playa pursuant to the Shareholder Agreement, and (ii) is required to resign from the Holdco Board upon request by Hyatt.

•	With respect to Mr. Hackwell, Mr. Klein and Mr. Peterson, that (i) each will be appointed to the Holdco Board by the General Meeting in accordance with the designation rights of Pace Sponsor pursuant to the Shareholder Agreement, and (ii) each is required to resign from the Holdco Board upon request by Pace.

Please see the section entitled “Management of Holdco After the Business Combination—Holdco Board—Holdco Board Designations” above for information about the Shareholder Agreement which addresses director designation rights of certain Holdco shareholders.

Mr. Jones, Ms. Lieberman, Mr. Sarukhan and Tom Klein are expected to qualify as “independent” under the DCGC. Holdco’s remaining five non-executive directors do not qualify as “independent” under the DCGC.

Holdco’s directors will stay informed about Holdco’s business by attending meetings of the Holdco Board and their respective committees and through supplemental reports and communications. Holdco’s non-executive directors, to the extent independent under NASDAQ rules, will meet regularly in executive sessions without the presence of Holdco’s executive officers or directors that are not independent under NASDAQ rules.

Code of Business Conduct and Ethics

Upon the completion of the Business Combination, the Holdco Board will adopt codes of business conduct and ethics that apply to its executive officers, directors and employees and agents. Among other matters, the codes of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in Holdco’s SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only the Holdco Nominating and Governance Committee will be able to grant (subject to applicable law) any waiver of Holdco’s code of business conduct and ethics for Holdco’s executive officers or directors, and any such waiver shall be promptly disclosed as required by law or NASDAQ regulations. Holdco’s code of business conduct and ethics will include the whistleblower policy as contemplated by the DCGC and applicable SEC rules.

Holdco Board Dividend Policy

Holdco may only make distributions to its shareholders if Holdco’s shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or by the Holdco Articles of Association.

Any amount remaining out of distributable profits is added to Holdco’s reserves as the Holdco Board determines. After reservation by the Holdco Board of any distributable profits, the shareholders, upon the proposal of the Holdco Board, may declare a dividend. The Holdco Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders of Holdco. Interim dividends may be declared as provided in the Holdco Articles of Association and may be distributed to the extent that the shareholders’ equity, based on interim financial statements, exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the Holdco Articles of Association. Interim dividends are deemed advances on the final dividend to be declared with respect to the fiscal year in which the interim dividends have been declared. Holdco may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution Holdco is not able to pay its due and collectable debts, then Holdco’s shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to Holdco’s creditors.

Distributions shall be payable in the currency determined by the Holdco Board at a date determined by the Holdco Board. The Holdco Board will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to Holdco (verjaring).

Holdco does not anticipate paying any dividends on the Holdco Shares for the foreseeable future.

Senior Management

Holdco’s day-to-day management will be carried out by Holdco’s CEO Director and Holdco’s other executive officers. Subject to rights pursuant to any consulting or employment agreements, executive officers (except for Holdco’s CEO Director, who will be the executive director on the Holdco Board and, in accordance with Dutch law, must be appointed by the general meeting) serve at the discretion of the Holdco Board. The business address of Holdco’s executive officers is Holdco’s registered office address at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

Holdco Executive Compensation After the Business Combination

Following the closing of the Business Combination, Holdco intends to develop an executive compensation program that is consistent with Playa’s existing compensation policies and philosophies, which are designed to align interest of executive officers with those of its stakeholders, while enabling Holdco to attract, motivate and retain individuals who contribute to the long-term success of Holdco.

Decisions on the executive compensation program will be made by a compensation committee of the Holdco Board, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

Holdco anticipates that decisions regarding executive compensation will reflect its belief that the executive compensation program must be competitive in order to attract and retain its executive officers. Holdco anticipates that the Compensation Committee will design a compensation program that rewards, among other things, favorable shareholder returns, share appreciation, Holdco’s competitive position within its segment of the lodging industry, and each executive officer’s long-term career contributions to Holdco. In addition, the Compensation Committee may determine to make awards to new executive officers in order to attract talented professionals. Holdco expects that compensation incentives designed to further these goals will take the form of annual cash compensation and equity awards and long term cash and equity incentives measured by performance targets to be established by the Compensation Committee.

Holdco anticipates that compensation for its executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive based compensation in the form of stock-based awards.

In line with mandatory Dutch law, the general meeting of Holdco will adopt a remuneration policy and will approve any remuneration to directors in the form of Holdco Shares or the rights to acquire Holdco Shares.

Base Salary

Base salary is designed to compensate executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career.

Annual Bonuses

Holdco intends to use annual cash incentive bonuses for its executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. Holdco expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for its executive officers, subject to the terms of any employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Share-Based Awards

Holdco intends to use share-based awards to reward long-term performance of its executive officers. Holdco believes that providing a meaningful portion of the total compensation package in the form of share-based awards will align the incentives of its executive officers with the interests of its shareholders and serve to motivate and retain its executive officers. Share-based awards will be awarded under Holdco’s 2017 Omnibus Incentive Plan. For a description of the 2017 Omnibus Incentive Plan, see “–2017 Omnibus Incentive Plan.”

Employment Agreements

Holdco will assume the obligations of Playa with respect to the employment agreements between Playa Management and each of Messrs. Wardinki and Harvey and between Playa USA and each of Messrs. Stadlin and Froemming, each as described in additional detail in “Business of Playa and Certain Information About Playa–Executive Compensation–Employment Agreements.”

2017 Omnibus Incentive Plan

The Holdco Board will adopt, in connection with the consummation of the Business Combination, Holdco’s 2017 Omnibus Incentive Plan (the “2017 Plan”) for the purpose of (a) providing eligible persons with an incentive to contribute to Holdco’s success and to operate and manage Holdco’s business in a manner that will provide for Holdco’s long-term growth and profitability to benefit Holdco’s shareholders and other important stakeholders, including employees and customers, and (b) providing a means of obtaining, rewarding and retaining key personnel. The 2017 Plan provides for the grant of options to purchase Holdco’s ordinary shares, share awards (including restricted shares and share units), share appreciation rights, performance shares or other performance-based awards, unrestricted shares, dividend equivalent rights, other equity-based awards and cash bonus awards. Holdco has reserved a total of 4,000,000 ordinary shares for issuance pursuant to the 2017 Plan, subject to certain adjustments set forth in the 2017 Plan. This summary is qualified in its entirety by the detailed provisions of the 2017 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Administration of the 2017 Plan. The 2017 Plan will be administered by Holdco’s compensation committee, and its compensation committee will determine all terms of awards under the 2017 Plan. Each member of Holdco’s compensation committee that administers the 2017 Plan will be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and, if applicable, an “outside director” within the meaning of Section 162(m) of the Code, and an independent director in accordance with the rules of any stock exchange on which Holdco’s ordinary shares are listed. Holdco’s compensation committee will also determine who will receive awards under the 2017 Plan, the type of award and its terms and conditions and the number of ordinary shares subject to the award, if the award is equity-based. Holdco’s compensation committee will also interpret the provisions of the 2017 Plan. The Holdco Board may also appoint one or more committees of the Holdco Board, each composed of one or more of Holdco’s directors, which may administer the 2017 Plan with respect to grantees who are not “officers,” as defined in Rule 16a-1(f) under the Exchange Act, or directors. The Holdco Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the 2017 Plan as the Holdco Board determines, consistent with Holdco’s articles of association and bylaws and applicable laws. References below to Holdco’s compensation committee include a reference to the Holdco Board or another committee appointed by the Holdco Board for those periods in which the Holdco Board or such other committee appointed by the Holdco Board is acting.

Eligibility. All of Holdco’s employees, executive officers and directors, and the employees, officers and directors of Holdco’s subsidiaries and affiliates will be eligible to receive awards under the 2017 Plan. In addition, consultants and advisors (who are natural persons) currently providing services to Holdco or to one of its subsidiaries or affiliates, and any other person whose participation in the 2017 Plan is determined by Holdco’s compensation committee to be in its best interests may receive awards under the 2017 Plan.

Share Authorization. Subject to adjustment as provided in the 2017 Plan, the number of ordinary shares that may be issued under the 2017 Plan is 4,000,000. If any of Holdco’s ordinary shares covered by an award are not purchased or are forfeited or expire, or if an award otherwise terminates without delivery of any of Holdco’s ordinary shares or is settled in cash in lieu of Holdco’s ordinary shares, the ordinary shares subject to such awards will again be available for purposes of the 2017 Plan. The number of Holdco’s ordinary shares available for issuance under the 2017 Plan will not be increased by the number of Holdco’s ordinary shares (i) tendered, withheld, or subject to an award surrendered in connection with the purchase of Holdco’s ordinary shares or upon exercise of an option, (ii) that were not issued upon the net settlement or net exercise of a share-settled share appreciation right, (iii) deducted or delivered from payment of an award in connection with Holdco’s tax withholding obligations, or (iv) purchased by Holdco with proceeds from option exercises.

The maximum number of ordinary shares subject to options or share appreciation rights that can be issued under the 2017 Plan to any person, other than a non-employee director, is 1,200,000 ordinary shares in any single calendar year. The maximum number of ordinary shares that can be issued under the 2017 Plan to any person (other than a non-employee director) other than pursuant to an option or share appreciation right is 1,200,000 ordinary shares in any single calendar year. The maximum fair market value of Holdco’s ordinary shares that may be granted under the 2017 Plan pursuant to awards in any single calendar year to any non-employee director is $500,000. The maximum amount that may be paid as a cash-settled performance-based award for a performance period of 12 months or less to any one person is $3,000,000 and the maximum amount that may be paid as a cash-settled performance-based award for a performance period of greater than 12 months to any one person is $9,000,000.

Share Usage. Ordinary shares that are subject to awards will be counted as of the grant date for purposes of calculating the number of shares available for issuance under the 2017 Plan. The maximum number of shares issuable under a performance share grant will be counted against the share issuance limit under the 2017 Plan as of the grant date, but such number will be adjusted to equal the actual number of shares issued upon settlement of the performance shares to the extent different from the maximum number of shares.

Minimum Vesting Period. Except with respect to a maximum of 5% of the ordinary shares authorized for issuance under the 2017 Plan, as described above, no award will provide for vesting which is any more rapid than vesting on the one year anniversary of the grant date of the award or, with respect to awards that vest upon the attainment of performance goals, a performance period that is less than twelve months.

No Repricing. Except in connection with certain corporate transactions involving Holdco: (x) outstanding options or share appreciation rights may not be amended to reduce the exercise price of the option or share appreciation right, (y) outstanding options or share appreciation rights may not be canceled in exchange for or substitution of options or share appreciation rights with an exercise price that is less than the exercise price of the original options or share appreciation rights, and (z) outstanding options or share appreciation rights with an exercise price above the current share price may not be canceled in exchange for cash or other securities.

Options. The 2017 Plan authorizes Holdco’s compensation committee to grant incentive share options (under Section 422 of the Code) and options that do not qualify as incentive share options. The exercise price of each option will be determined by Holdco’s compensation committee, provided that the price cannot be less than 100% of the fair market value of the ordinary shares on the date on which the option is granted. If Holdco were to grant incentive share options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of its ordinary shares on the date of grant.

The term of an option cannot exceed 10 years from the date of grant. If Holdco was to grant incentive share options to any 10% shareholder, the term cannot exceed five years from the date of grant. Holdco’s compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

The exercise price for any option or the purchase price for restricted shares is generally payable (1) in cash or cash equivalents, (2) to the extent the award agreement provides and subject to certain limitations set forth in the 2017 Plan, by the surrender of ordinary shares (or attestation of ownership of such shares) with an aggregate fair market value on the date on which the option is exercised equal to the exercise or purchase price, (3) with respect to an option only, to the extent the award agreement provides and subject to certain limitations set forth in the 2017 Plan, by payment through a broker in accordance with procedures established by us or (4) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable laws, including by withholding ordinary shares that would otherwise vest or be issuable in an amount equal to the exercise or purchase price and the required tax withholding amount.

Share Awards. The 2017 Plan also provides for the grant of share awards (which includes restricted shares and share units). A share award may be subject to restrictions on transferability and other restrictions as Holdco’s compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as Holdco’s compensation committee may determine. Unless Holdco’s compensation committee provides otherwise in an award agreement, a participant who receives restricted shares will have the right to vote and the right to receive dividends or distributions on the shares, except that Holdco’s compensation committee may require any dividends to be reinvested in shares, which may or may not be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such restricted shares. Dividends paid on restricted shares which vest or are earned based upon the achievement of performance goals will not be deemed vested unless the performance goals for such restricted shares are achieved, and if such performance goals are not achieved, the participant will promptly forfeit and repay to Holdco any such dividend payments. A participant who receives share units will have no rights as one of Holdco’s shareholders.

Holdco’s compensation committee may provide in an award agreement that a participant who receives share units will be entitled to receive, upon Holdco’s payment of a cash dividend, a cash payment for each such share unit which is equal to the per-share dividend paid on Holdco’s ordinary shares. Dividends paid on share units that vest or are earned based upon the achievement of performance goals will not vest unless such performance goals for such share units are achieved, and if such performance goals are not achieved, the participant will promptly forfeit and repay to Holdco such dividend payments. An award agreement also may provide that such cash payment will be deemed reinvested in additional share units at a price per unit equal to the fair market value of an ordinary share on the date on which such cash dividend is paid.

During the period, if any, when share awards are non-transferable or forfeitable, a grantee is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating or otherwise encumbering or disposing of his or her share awards. Unless Holdco’s compensation committee provides otherwise in an award agreement, or in another agreement with a grantee, upon the termination of the grantee’s service with Holdco, any share awards that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, will immediately be deemed forfeited.

Share Appreciation Rights. The 2017 Plan authorizes Holdco’s compensation committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, ordinary shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of Holdco’s ordinary shares on the date of exercise over the fair market value of Holdco’s ordinary shares on the date of grant. Share appreciation rights will become exercisable in accordance with terms determined by Holdco’s compensation committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed 10 years from the date of grant.

Performance-Based Awards. The 2017 Plan also authorizes Holdco’s compensation committee to grant performance-based awards, which are awards of options, share appreciation rights, restricted shares, share units, performance shares, other equity-based awards or cash made subject to the achievement of performance goals over a performance period specified by Holdco’s compensation committee. Holdco’s compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance-based award. Performance goals may relate to Holdco’s financial performance, the grantee’s performance or such other criteria determined by Holdco’s compensation committee. If the performance goals are met, performance-based awards will be paid in cash, ordinary shares or a combination thereof.

Unrestricted Shares and Other Equity-Based Awards. Subject to the minimum vesting period described above, Holdco’s compensation committee may, in its sole discretion, grant (or sell at the par value of an ordinary share or at such other higher purchase price as determined by Holdco’s compensation committee) an award to any grantee pursuant to which such grantee may receive ordinary shares under the 2017 Plan that are free of any restrictions. Awards of unrestricted shares may be granted or sold to any grantee in respect of service rendered or, if so provided in the related award agreement or a separate agreement, to be rendered by the grantee to Holdco or one of its affiliates or other valid consideration, in lieu of or in addition to any cash compensation due to such grantee. Holdco’s compensation committee may also grant awards in the form of other equity-based awards, which are awards that represent a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Holdco’s ordinary shares, as deemed by Holdco’s compensation committee to be consistent with the purposes of the 2017 Plan, subject to terms and conditions determined by Holdco’s compensation committee.

Dividend Equivalent Rights. Holdco’s compensation committee may grant dividend equivalent rights in connection with the grant of certain equity-based awards. A dividend equivalent right is an award entitling the recipient of the award to receive credits based on cash distributions that would have been paid on the ordinary shares specified in such dividend equivalent right if such shares had been issued to and held by the recipient of such dividend equivalent right as of the record date. Dividend equivalent rights may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed reinvested in additional ordinary shares, which may thereafter accrue additional dividend equivalent rights, as specified in an award agreement. Dividend equivalent rights may be payable in cash, ordinary shares or a combination of the two. Holdco’s compensation committee will determine the terms of any dividend equivalent rights. No dividend equivalent rights can be granted in tandem with an option or share appreciation right.

Forfeiture; Recoupment. Holdco’s compensation committee may reserve the right in an award agreement for an award granted pursuant to the 2017 Plan to cause a forfeiture of any gain realized by the grantee of the award to the extent the grantee is in violation or breach of or in conflict with certain agreements with Holdco (including but not limited to an employment or non-competition agreement) or any obligation to Holdco (including but not limited to a confidentiality obligation). Holdco’s compensation committee may annul an outstanding award if the grantee’s employment with Holdco is terminated for “cause” as defined in the 2017 Plan, the applicable award agreement, or any other agreement between Holdco and the grantee. Awards are also subject to mandatory repayment by the grantee to the extent the grantee is or becomes subject to (i) any clawback or recoupment policy adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, or (ii) any law, rule or regulation which imposes mandatory recoupment.

Change in Control. If Holdco experiences a change in control in which outstanding awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity: (1) except for performance-based awards, all restricted shares, share units and dividend equivalent rights will be deemed to have vested and the underlying ordinary shares will be deemed delivered immediately before the change in control; and (2) at Holdco’s compensation committee’s discretion, either all options and share appreciation rights will become exercisable fifteen days before the change in control (with any exercise of an option or share appreciation right during such fifteen day period to be contingent upon the consummation of the change in control) and terminate upon the change in control to the extent not exercised, or all options, share appreciation rights, restricted shares, share units and/or dividend equivalent rights will be canceled and cashed out in connection with the change in control.

In the case of performance-based awards, if less than half of the performance period has lapsed, the award will be treated as though target performance has been achieved. If at least half of the performance period has lapsed, actual performance to date will be determined as of a date reasonably proximal to the date of the consummation of the change in control, as determined by Holdco’s compensation committee in its sole discretion, and that level of performance will be treated as achieved immediately prior to the occurrence of the change in control. If Holdco’s compensation committee determines that actual performance is not determinable, the award will be treated as though target performance has been achieved. Any awards that arise after performance is determined in accordance with this paragraph will be treated as set forth in the preceding paragraph. Other equity-based awards will be governed by the terms of the applicable award agreement.

If Holdco experiences a change in control in which outstanding awards that are not exercised prior to the change in control will be assumed or continued by the surviving entity, then, except as otherwise provided in the applicable award agreement, in another agreement with the grantee, or as otherwise set forth in writing, upon the occurrence of the change in control, the 2017 Plan and the awards granted under the plan will continue in the manner and under the terms so provided in the event of the change in control to the extent that provision is made in writing in connection with such change in control for the assumption or continuation of such awards, or for the substitution for such awards with new awards, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and share appreciation rights.

In summary, a change in control under the 2017 Plan occurs if:

•	a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 50% of the total voting shares in Holdco’s capital, on a fully diluted basis;

•	individuals who on the effective date of the 2017 Plan constitute Holdco’s Board (together with any new directors whose election by Holdco’s Board or whose nomination by Holdco’s Board for election by Holdco’s shareholders was approved by a vote of at least a majority of the members of Holdco’s Board then in office who either were members of Holdco’s Board on the effective date of the 2017 Plan or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of Holdco’s Board then in office;

•	Holdco consolidates with, or merge with or into, any individual, corporation, partnership or any other entity or organization (a “Person”), or any Person consolidates with, or merges with or into, Holdco, other than any such transaction in which the holders of securities that represented 100% of the voting shares in Holdco’s capital immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting shares of the surviving Person in such merger or consolidation transaction immediately after such transaction;

•	there is consummated any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of Holdco’s assets and the assets of Holdco’s subsidiaries, taken as a whole, to any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or

•	the commencement of a liquidation, winding up or dissolution of Holdco, which was approved by Holdco’s shareholders.

Adjustments for Share Splits and Similar Events. If the number of Holdco’s ordinary shares is increased or decreased or Holdco’s ordinary shares are changed into or exchanged for a different number of Holdco’s ordinary shares or kind of Holdco’s capital stock or other securities on account of any recapitalization, reclassification, share split, reverse share split, spinoff, combination of shares, exchange of shares, share dividend or other distribution payable in capital stock and certain other events, Holdco’s compensation committee will make adjustments in the manner and to the extent it considers appropriate and equitable to the grantees and consistent with the terms of the 2017 Plan to the number and kind of shares that may be issued under the 2017 Plan, the individual limitations on awards described above and the number and kind of shares subject to outstanding awards.

Amendment or Termination. Holdco’s Board may amend, suspend or terminate the 2017 Plan at any time; provided that no amendment, suspension or termination may adversely impair the rights of grantees under outstanding awards without the grantees’ consent. Holdco’s shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. The 2017 Plan will have a term of ten years, but may be terminated by Holdco’s Board at any time.

In connection with the Business Combination, Holdco intends to grant an award of restricted shares to each of Holdco’s executive officers, which will have the following aggregate grant date fair values: Bruce Wardinski, $2,600,000; Alex Stadlin, $1,550,000; Larry Harvey, $1,000,000; and Kevin Froemming, $900,000.

Other Compensation

Holdco expects to maintain various employee benefit plans, including medical, dental, disability insurance, life insurance and 401(k) plans, in which its executive officers will participate. The plans under which these benefits will be offered are not expected to discriminate in scope, terms or operation in favor of executive officers and will be available to all full-time employees.

Deductibility of Executive Compensation

Section 162(m) of the U.S. Tax Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the Chief Executive Officer and the three other most highly-paid executive officers (other than a company’s Chief Executive Officer and Chief Financial Officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by shareholders, are excluded from the deduction limit. Holdco expects its policy will be to qualify compensation paid to its executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, Holdco’s compensation committee may authorize compensation that would not be deductible under Section 162(m) of the U.S. Tax Code or otherwise if it determines that such compensation is in the best interests of Holdco and its shareholders.

Director Compensation

Each of Holdco’s non-executive directors will receive an annual grant of Holdco Shares with a value of $75,000, which is expected to vest immediately, and an annual cash retainer of $60,000, payable quarterly, for services as a director. The Lead Independent Director will receive an additional annual cash retainer of $20,000, the chairs of the Audit Committee and Compensation Committee will each receive an additional annual cash retainer of $15,000 and the chair of the Nominating and Governance Committee will receive an additional annual cash retainer of $7,500, in each case, payable quarterly. Each non-executive director will be entitled to elect to receive his or her annual cash retainer in the form of Holdco Shares at their value on the grant date. Directors who are Holdco employees or are employees of Holdco’s subsidiaries will not receive compensation for their services as directors. All of Holdco’s directors will be reimbursed for their out-of-pocket expenses incurred in connection with the performance of Holdco Board duties and receive discounts on stays at Playa hotels. Mr. Peterson has agreed to waive his annual grant of Holdco Shares for the first three years after the Business Combination.

REGULATORY AND LEGAL ENVIRONMENT

General

Playa’s resorts are subject to various laws, ordinances and regulations, including licensing and permitting requirements and regulations relating to common areas and fire and safety requirements. Playa believes that Playa is in material compliance with all applicable governmental regulations.

Law and Regulation of Mexico

Playa’s business in Mexico is regulated by numerous regulatory bodies. As Mexico is a Federation, there are federal and local regulations that may apply to the various entities owning the Mexican resorts in Playa’s portfolio, depending on the state and municipality where such resort is located. Federal regulation generally applies with respect to operational, tax, labor, environmental and other matters.

In addition to federal regulation of Playa’s business, each of its resorts is subject to Mexican local and municipal regulations that govern matters such as real property, public registry of property, encumbrances, cadaster (land registry), real property tax, use of soil, construction licenses, potable water and sewage, waste recollection, waste disposal, operation licenses, sanitary licenses, liquor licenses, civil protection and other matters.

Law and Regulation of the Dominican Republic

Playa’s business in the Dominican Republic is regulated by the Ministry of Tourism (Ministerio de Turismo), which issues hotel operation permits. Licenses for the sale of alcoholic beverages are issued by the Ministry of Police and Internal Affairs (Ministerio de Interior y Policía), and the Ministry of Public Health (Ministerio de Salud Pública) performs health inspections, as part of the process that the Ministry of Tourism carries out when issuing the operation license.

Additionally, entities that are incorporated under Dominican Republic Law or have a registered office in the Dominican Republic are required to comply with fiscal obligations before the tax authorities in the Dominican Republic.

Law and Regulation of Jamaica

Playa’s business in Jamaica is governed by a number of regulatory bodies and prescribed regulations that regulate the lodging industry in Jamaica. The provision of hotel accommodation and all tourism enterprises, including for example, water sport activity, are regulated under the Tourist Board Act, a law passed by the Ministry of Justice to establish a Tourist Board charged with the duty of developing the tourist industry of Jamaica and promoting its efficiency (the “Tourist Board Act”). The Tourist Board Act requires the grant of a license, which is generally renewable annually, and requires a fire certification in order to obtain.

All hotel operations carrying on business in Jamaica also require a number of environmental approvals, such as permits and licenses, the lack of which could result in the hotel operation being ordered closed and criminal prosecution of the directors and/or managers of the hotel, including fines and, in some instances, imprisonment. The hotel operation of Playa’s Jamaican property involves various facilities that are subject to environmental regulation, such as the operation of a hotel, a sewage treatment plant, a water treatment plant and a power plant, each of which requires its own environmental approval. Playa’s Jamaica resort is located adjacent to a beach and use of the foreshore or the floor of the sea in connection with any business or trade or for any other purpose (whether or not similar to the foregoing) requires a license from Jamaica’s National Environment and Planning Agency/Natural Resources Conservation Authority under the Beach Control Act, an act passed by the Ministry of Justice to establish a Beach Control Authority for the purpose of controlling and regulating the use of the floor of the sea and the overlying water and the foreshore and beaches of Jamaica. Playa’s Jamaica resort also offers spa facilities and laundry facilities, which are considered to be factories under the laws of Jamaica and require registration, and are subject to regulation as such under the Factories Act.

In Jamaica, public health issues are regulated under the Public Health Act, an act passed by the Ministry of Justice to promote the public health and prevent the spread of epidemic disease (the “Public Health Act”). The Public Health Act seeks to impose minimum operational health standards to be met for pools, tourist establishments, construction or renovation of tourist accommodation and beauty salons. The St. James Health Department seeks to regulate these matters under the Public Health Act and is responsible for the issuing and regulating of relevant public health certificates and food handling permits.

Under the Hotel Incentives Act, which was passed by the Ministry of Justice to provide convention hotels with 350 or more rooms with relief from certain taxes and customs duties (the “Hotel Incentives Act”), eligible hotels are entitled to income tax and import duty relief for up to 15 years if they have filed an application and have been approved. The benefits granted under the Hotels Incentives Act may be enjoyed by (i) the owner or tenant of the premises, whether or not it is also the operator or is entitled to receive any profits arising from the operation of the hotel, and (ii) a company that, while not the owner or tenant of the premises, operates it in accordance with an agreement between itself and the owner or tenant and certified by the relevant minister as acceptable for the purposes of the Hotel Incentives Act. At the end of 2014, Playa decided to opt out of the Hotel Tax Incentive program in Jamaica and opt in to the Omnibus Tax Incentive program, which allows for a reduced general consumption tax rate and customs duties on certain items, but subjects the tax payer to regular income tax on taxable income.

Environmental Matters

Playa’s resorts are subject to various international, national, regional and local environmental, health and safety regulatory requirements that address a wide variety of issues, including those that impose liability for contamination at Playa’s resorts, and those regulating the use and disposal of hazardous regulated substances and wastes. Playa’s resorts may incur costs to comply with these environmental, health and safety laws and regulations and could be subject to fines and penalties for non-compliance with applicable laws.

As of 1988, Mexican environmental laws were amended in order to establish that, among other things, any new hotel construction and certain renovations require the preparation of an MIA in order to obtain an Environmental Impact Authorization (Resolutivo de Impacto Ambiental). Furthermore, since 2003 depending on each specific project, an ETJ is required to obtain an Authorization to Change the Use of Soil of Forestal Land (Autorización de Cambio de Uso de Suelo en Terrenos Forestales).

With respect to Real Resorts:

(i)	Two of the acquired resorts, Gran Caribe Resort and Hyatt Zilara Cancún, were built prior to implementation of the MIA in 1988 and, therefore, required no such authorization. However, certain renovations to these resorts were carried out after 1988 without an MIA because the then-owner determined that no authorization was needed pursuant to an exception in the Mexican law. Playa can give no assurance that Mexican authorities will have the same interpretation of the applicability of the exception as the prior owner.

(ii)	The remaining two resorts, The Royal Playa del Carmen and Gran Porto Resort, were constructed after 1988 without the required MIA and ETJ authorizations. Notwithstanding the foregoing, those resorts were operated by the prior owner, and since Playa’s acquisition have been operated by Playa, with no interference in the normal course of business.

The consequences of failing to obtain an MIA and/or ETJ, as applicable, could result in fines of up to approximately $300,000, obligations to perform remediation/restoration activities and contribute to environmental trusts, and/or, in the case of a severe violation, a partial or total closing or a demolition of the relevant resort. Although Playa is not aware of closings or demolitions due to the failure to obtain the MIA and/or ETJ, no assurance can be given that such action will not be taken in the future.

DESCRIPTION OF HOLDCO SECURITIES

This section of the prospectus includes a description of the material terms of the Holdco Articles of Association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Holdco Articles of Association, which are attached as Annex B to this proxy statement/prospectus. We urge you to read the full text of the Holdco Articles of Association.

Overview

Holdco was incorporated on December 9, 2016 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law.

Holdco is registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 67450628. Holdco has its corporate seat is in Amsterdam, the Netherlands and its registered office is at WTC, Tower A, 12th Floor, Strawinskylaan 1209, 1077 XX Amsterdam, the Netherlands.

Unless stated otherwise, the following is a description of the material terms of the ordinary shares as those terms will exist as of consummation of the Business Combination.

The Holdco Shares sold in this offering are subject to, and have been created under, Dutch law. Set forth below is a summary of relevant information concerning the material provisions of the Holdco Articles of Association and applicable Dutch law.

As of the date of this document, Holdco is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). Prior to or upon the consummation of the Business Combination, Holdco will have been converted into a Dutch public limited liability company (naamloze vennootschap). Unless otherwise indicated, the descriptions set forth below assumes Holdco has already been converted from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap).

Share Capital

Authorized Share Capital

Under Dutch law, the authorized share capital is the maximum capital that Holdco may issue without amending the Holdco Articles of Association and may be a maximum of five times the issued capital. As of the date of this document, Holdco’s authorized share capital consists of 100 Holdco Shares with a nominal value of € 0.10. As of the date of the Business Combination, the authorized share capital will consist of 200,000,000 Holdco Shares with a nominal value of € 0.10.

Issued Share Capital

Holdco’s issued share capital consists of 100 Holdco Shares with a nominal value of € 0.10. Holdco’s issued share capital as of the date of the Business Combination will be increased by the aggregate number of Holdco Shares to be received by the Pace and Playa shareholders pursuant to the terms of the Transaction Agreement. Pursuant to the terms of the Transaction Agreement (i) upon effectiveness of the Pace Merger and the subsequent Pace Share exchange, (x) each Pace public shareholder or securityholder will be entitled to receive Holdco Shares or Holdco Public Warrants, and (y) the Pace Sponsor will be entitled to receive Holdco Shares, Holdco Private Placement Warrants and Holdco Earnout Warrants and (ii) upon effectiveness of the Playa Merger, the Playa shareholders will in the aggregate be entitled to receive 49,731,029 Holdco Shares, 7,333,333 Holdco Private Placement Warrants and 1,000,000 Playa Earnout Warrants. As of December 13, 2016, 56,250,000 Pace Ordinary Shares are issued and outstanding, and 60,249,330 Playa Common Shares are issued and outstanding.

Issuance of Shares

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of the general meeting. The Holdco Articles of Association provide that the general meeting (the “General Meeting”) may only adopt such resolution with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Holdco Board. The General Meeting may authorize the Holdco Board to issue new shares or grant rights to subscribe for shares, following a proposal by the Holdco Board. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent, that such authorization is effective, the General Meeting will not have the power to issue shares and rights to subscribe for shares.

Prior to and subject to the consummation of the Business Combination, Holdco’s General Meeting will authorize the Holdco Board to issue and grant rights to subscribe for Holdco Shares, up to the amount of the authorized share capital (from time to time), for a period of five years from the date of the resolution.

Preemptive Rights

Under Dutch law, in the event of an issuance of ordinary shares or granting of rights to subscribe for ordinary shares, each shareholder will have a pro rata preemptive right in proportion to the aggregate nominal value of the ordinary shares held by such holder (unless limited as described herein). A holder of ordinary shares does not have a preemptive right with respect to the issuance of, or granting of rights to subscribe for: (i) ordinary shares for consideration other than cash; (ii) ordinary shares to our employees or employees of one of our group companies; or (iii) shares issued upon the exercise of previously granted rights to subscribe for shares.

The preemptive rights in respect of newly issued Holdco Shares may be restricted or excluded by a resolution of the General Meeting with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Holdco Board. Such authorization for the Holdco Board can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent that, such authorization is effective, the General Meeting will not have the power to limit or exclude preemptive rights and such authorization may not be revoked unless stipulated otherwise in the authorization. A resolution of the General Meeting to limit or exclude the preemptive rights, or to designate the Holdco Board as the authorized body to do so, requires a majority of the votes cast at a General Meeting if at least half of the issued share capital is represented at the meeting or at least two-thirds of the votes cast at the General Meeting if less than half of the issued share capital is represented at the meeting.

Prior to and subject to the consummation of the Business Combination, Holdco’s General Meeting will authorize the Holdco Board to limit or exclude preemptive rights of Holdco shareholders for a period of five years from the date of the resolution. For each annual General Meeting, Holdco expects that the Holdco Board will place on the agenda a proposal to re-authorize the Holdco Board to issue new shares, grant rights to subscribe for shares or limit or exclude preemptive rights for newly issued Holdco Shares, each as described above, for a period of five years from the date of the resolution.

Transfer of Shares

Transfers of registered shares (other than in book-entry form) require a written deed of transfer and, unless Holdco is a party to the deed of transfer, and acknowledgement by or proper service upon Holdco to be effective.

All Holdco Shares and Holdco Public Warrants received by Pace public shareholders in the Business Combination are expected to be freely tradable, except that Holdco Shares and Holdco Public Warrants received in the Business Combination by persons who become affiliates of Holdco for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Holdco generally include individuals or entities that control, are controlled by or are under common control with, Holdco and may include the directors and executive officers of Holdco as well as its principal shareholders.

All Holdco Shares and Holdco Special Warrants and Earnout Warrants received by Pace Sponsor and by Playa shareholders will be received in a private offering and will be subject to certain resale restrictions.

Form of Shares

Pursuant to the Holdco Articles of Association, Holdco Shares are registered shares, although the Holdco Board may resolve that one or more shares are bearer shares, represented by physical share certificates.

Repurchase of Shares of Holdco

Under Dutch law, Holdco may not subscribe for newly issued Holdco Shares. Holdco may acquire Holdco Shares, subject to applicable provisions and restrictions of Dutch law and its articles of association, to the extent that:

•	such shares are fully paid-up;

•	such shares are acquired for no valuable consideration or such repurchase would not cause its shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves Holdco is required to maintain pursuant to Dutch law or its articles of association; and

•	immediately after the acquisition of such shares, Holdco and its subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of Holdco’s issued share capital.

Other than shares acquired for no valuable consideration or under universal title of succession (onder algemene titel) (e.g., through a merger or spin off) under statutory Dutch or other law, Holdco may acquire shares only if the General Meeting has authorized the Holdco Board to do so. An authorization by the General Meeting for the acquisition of shares can be granted for a maximum period of 18 months. Such authorization must specify the number of shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of the General Meeting is required if Holdco Shares are acquired by Holdco on the NASDAQ with the intention of transferring such Holdco Shares to its employees or employees of a group company pursuant to an arrangement applicable to them. For each annual General Meeting, Holdco expects that the Holdco Board will place on the agenda a proposal to re-authorize the Holdco Board to repurchase shares for a period of 18 months from the date of the resolution. Holdco cannot derive any right to any distribution from shares acquired by it.

Prior to and subject to the consummation of the Business Combination, Holdco’s General Meeting will authorize the Holdco Board for a period of 18 months to resolve for Holdco to acquire fully paid-up Holdco Shares (and depository receipts for Holdco Shares), by any means, including through derivative products, purchases on a stock exchange, private purchases, block trades, or otherwise, for a price which is higher than nil and does not exceed 110% of the average market price of the Holdco Shares on NASDAQ (such average market price being calculated on the basis of the average closing price on each of the five consecutive trading days preceding the three trading days prior to the date of acquisition), up to 25% of the Holdco Shares comprised in Holdco’s issued share capital (determined as at the first date of trading of the Holdco Shares on NASDAQ).

Capital Reduction

At a General Meeting, Holdco’s shareholders may, with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Holdco Board, resolve to reduce Holdco’s issued share capital by (i) cancelling shares or (ii) reducing the nominal value of the shares by amending the articles of association. In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel shares may only relate to (i) shares held by Holdco itself or in respect of which Holdco holds the depository receipts, or (ii) all shares of a class if approved by the holders of all shares of that class. In order to be approved by the General Meeting, a resolution to reduce the capital requires approval of a majority of the votes cast at a General Meeting if at least half of the issued share capital is represented at such meeting or at least two-thirds of the votes cast at a General Meeting if less than half of the issued share capital is represented at such meeting.

A reduction of the nominal value of shares without repayment and without release from the obligation to pay up the shares must be effectuated proportionally on shares of the same class (unless all affected shareholders agree to a disproportional reduction).

A resolution that would result in a reduction of capital requires approval by a majority of the votes cast of each group of shareholders of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

General Meeting of Shareholders and Voting Rights

General Meeting of Shareholders

Holdco’s General Meetings are held in Amsterdam, Rotterdam, The Hague, Utrecht, or in the municipality of Haarlemmermeer (Schiphol Airport), the Netherlands. All of Holdco’s shareholders and others entitled to attend the General Meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.

Holdco shall hold at least one General Meeting each year, to be held within six months after the end of its fiscal year. A General Meeting shall also be held within three months after the Holdco Board has determined it to be likely that Holdco’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required. If the Holdco Board fails to hold such General Meeting in a timely manner, each shareholder and other person entitled to attend the General Meeting may be authorized by the Dutch court to convene the General Meeting.

The Holdco Board and/or Chairman and Chief Executive Officer may convene additional extraordinary general meetings of shareholders whenever they so decide, subject to the notice requirements described below. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 10% of our issued share capital, may on their application be authorized by the Dutch court to convene a General Meeting. The Dutch court will disallow the application if (1) the applicants have not previously requested in writing that Holdco’s board convenes a shareholders’ meeting or (2) Holdco’s board has not taken the necessary steps so that the shareholders’ meeting could be held within six weeks after such request.

The General Meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of the General Meeting. For the annual General Meeting the agenda will include, among other things, the adoption of Holdco’s annual accounts, the appropriation of its profits or losses and proposals relating to the composition of and filling of any vacancies on the Holdco Board. In addition, the agenda for a General Meeting includes such additional items as determined by the Holdco Board. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of shareholders’ meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by Holdco no later than on the 60th day before the day the relevant shareholder meeting is held. No resolutions will be adopted on items other than those which have been included in the agenda. Moreover, in certain circumstances, agenda items require a prior board proposal or two-thirds of the votes cast for adoption (e.g., an amendment of Holdco’s articles of association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of Holdco’s issued share capital, payments of dividends, the application for bankruptcy and a merger or demerger of Holdco).

Holdco will give notice of each General Meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. Holdco will observe the statutory minimum convening notice period for a General Meeting. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Pursuant to the Holdco Articles of Association, the Holdco Board may determine a record date (registratiedatum) of 28 calendar days prior to a General Meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at the General Meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of the General Meeting. The Holdco Articles of Association provide that a shareholder must notify Holdco in writing of his or her identity and his or her intention to attend (or be represented at) the General Meeting, such notice to be received by Holdco on the date set by the Holdco Board in accordance with the Holdco Articles of Association and as set forth in the convening notice. If this requirement is not complied with or if upon request no proper identification is provided by any person wishing to enter the General Meeting, the chairman of the General Meeting may, in his or her sole discretion, refuse entry to the shareholder or his or her proxy holder.

Pursuant to the Holdco Articles of Association, the General Meeting is chaired by the Lead Independent Director, who is the chairman by law of the Holdco Board. If the Lead Independent Director is absent, Holdco’s Chairman and Chief Executive Officer shall, if he or she is present, chair the meeting. If the Chairman and Chief Executive Officer is not present, the directors present at the meeting shall appoint one of them to be chairman. If no directors are present at the General Meeting, the General Meeting shall appoint its own chairman.

The chairman of the General Meeting may decide at his or her discretion to admit other persons to the meeting. The chairman of the General Meeting shall appoint another person present at the shareholders’ meeting to act as secretary and to record the minutes of the meeting. The chairman of the General Meeting may instruct a civil law notary to draw up a notarial report of the proceedings at our expense, in which case no minutes need to be prepared. The chairman of the General Meeting is authorized to eject any person from the General Meeting if the chairman considers that person disruptive to the orderly proceedings. The General Meeting may be conducted in any language other than the Dutch language, if so determined by the chairman of the General Meeting.

Voting Rights and Quorum

In accordance with Dutch law and the Holdco Articles of Association, each issued and outstanding Holdco Share confers the right on the holder thereof to cast one vote at the General Meeting. The voting rights attached to any Holdco Shares held by Holdco or its direct or indirect subsidiaries are suspended, unless the Holdco Shares were encumbered with a right of usufruct or a pledge in favor of a party other than us or a direct or indirect subsidiary before such Holdco Shares were acquired by Holdco or such a subsidiary, in which case, the other party may be entitled to exercise the voting rights on the Holdco Shares. Holdco may not exercise voting rights for Holdco Shares in respect of which its or a direct or indirect subsidiary has a right of usufruct or a pledge.

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of the General Meeting) of a shareholder, which proxy holder need not be a shareholder. The holder of a usufruct or pledge on shares shall have the voting rights attached thereto if so provided for when the usufruct or pledge was created.

Under the Holdco Articles of Association, blank votes (votes where no choice has been made), abstentions and invalid votes shall not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at a General Meeting. The chairman of the General Meeting shall determine the manner of voting and whether voting may take place by acclamation.

Resolutions of the shareholders are adopted at a General Meeting by a majority of votes cast, except where Dutch law or the Holdco Articles of Association provide for a special majority in relation to specified resolutions. The Holdco Articles of Association do provide that resolutions at a General Meeting of shareholders can only be adopted if at least one third of the issued and outstanding shares in Holdco’s capital are present or represented at such General Meeting, subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by the Holdco Articles of Association.

Subject to certain restrictions in the Holdco Articles of Association, the determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. The Holdco Board will keep a record of the resolutions passed at each General Meeting.

Amendment of Articles of Association

At a General Meeting, at the proposal of the Holdco Board, Holdco’s shareholders may resolve to amend the articles of association. A resolution by the General Meeting to amend the articles of association requires a majority of the votes cast. In the absence of a proposal by the Holdco Board, the General Meeting may resolve to amend the Holdco Articles of Association with at least two-thirds of the votes cast.

Merger, Demerger and Dissolution

At the proposal of the Holdco Board, the General Meeting may resolve with a majority of the votes cast (subject to certain exceptions) or with at least two-thirds of the votes cast if there is no proposal thereto by the Holdco Board, to legally merge or demerge Holdco within the meaning of Title 7, Book 2 of the Dutch Civil Code.

Holdco’s shareholders may at a General Meeting, based on a proposal by the Holdco Board, by means of a resolution passed by a majority of the votes cast, or with at least two-thirds of the votes cast if there is no proposal of the Holdco Board thereto, resolve that Holdco will be dissolved. In the event of our dissolution, the liquidation shall be effected by the Holdco Board, unless the General Meeting decides otherwise.

In the event of a dissolution and liquidation, the assets remaining after payment of all of Holdco’s debts (including any liquidation expenses) are to be distributed to the ordinary shareholders in proportion to the aggregate nominal value of their ordinary shares. The liquidation and all distributions referred to in this paragraph will be made in accordance with the relevant provisions of Dutch law.

Squeeze Out

A shareholder who for its own account (or together with its group companies) holds at least 95% of Holdco’s issued share capital may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder who holds such 95% majority. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder. Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation.

A shareholder that holds a majority of Holdco’s issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective of obtaining at least 95% of Holdco’s issued share capital so the shareholder may initiate squeeze-out proceedings. Those restructuring transactions could, among other things, include a merger or demerger involving Holdco, a contribution of cash and/or assets against issuance of shares, the issue of new shares to the majority shareholder without preemptive rights for minority shareholders or an asset sale transaction.

Depending on the circumstances, an asset sale of a Dutch public limited liability company (naamloze vennootschap) is sometimes used as a way to squeeze out minority shareholders, for example, after a successful tender offer through which a third party acquires a supermajority, but less than all, of the company’s shares. In such a scenario, the business of the target company is sold to a third party or a special purpose vehicle, followed by the liquidation of the target company. The purchase price is distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the company in which minority shareholders had an interest.

Any sale or transfer of all of Holdco’s assets and Holdco’s dissolution or liquidation is subject to approval by a majority of the votes cast in its General Meeting. The Articles of Association provide that Holdco’s General Meeting may only adopt such resolution upon a proposal of the Holdco Board or with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Holdco Board.
Certain Other Major Transactions

The Holdco Articles of Association and Dutch law provide that resolutions of the Holdco Board concerning a material change in Holdco’s identity, character or business are subject to the approval of the General Meeting. Such changes include:

•	a transfer of all or materially all of its business to a third party;

•	the entry into or termination of a long-lasting alliance of Holdco or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance to Holdco; and

•	the acquisition or disposition of an interest in the capital of a company by Holdco or by its subsidiary with a value of at least one third of the value of Holdco’s assets, according to the balance sheet with explanatory notes or, if Holdco prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in Holdco’s most recently adopted annual accounts.

Dividends and Other Distributions

Holdco may only make distributions to its shareholders if the shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or by the Holdco Articles of Association.

Any amount remaining out of distributable profits is added to Holdco’s reserves as the Holdco Board determines. After reservation by the Holdco Board of any distributable profits, the shareholders, upon the proposal of the Holdco Board or with at least two-thirds of the votes cast, may declare a dividend. Holdco’s board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders. Interim dividends may be declared as provided in the Holdco Articles of Association and may be distributed to the extent that the shareholders’ equity, based on interim financial statements, exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the Holdco Articles of Association. Interim dividends are deemed advances on the final dividend to be declared with respect to the fiscal year in which the interim dividends have been declared. Holdco may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution Holdco is not able to pay its due and collectable debts, then Holdco’s shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to its creditors.

Distributions shall be payable in the currency determined by the Holdco Board at a date determined by it. The Holdco Board will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to Holdco (verjaring).

Holdco does not anticipate paying any dividends on Holdco Shares for the foreseeable future.

Warrants

Immediately following completion of the Business Combination, 45,000,000 Holdco Public Warrants, 22,000,000 Holdco Founder Warrants, 1,000,000 Playa Earnout Warrants and 2,000,000 Holdco Earnout Warrants will be outstanding. The Holdco Public Warrants and the Holdco Founder Warrants, which entitle the holder to purchase one-third of one Holdco Share at an exercise price of $11.50 per Holdco Share, will become exercisable thirty days after the completion of the Business Combination. The Holdco Earnout Warrants, which entitle the holder to purchase one Holdco Share at an exercise price of €0.10, will become exercisable in the event that the price per share underlying the warrants on the NASDAQ Capital Market is greater than $13.00 (as adjusted for stock splits and reverse stock splits) for a period of more than 20 days out of 30 consecutive trading days after the closing date of the Business Combination but within five years after the closing date of the Business Combination. The Holdco Public Warrants, Holdco Founder Warrants and Holdco Earnout Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation in accordance with their terms.

Notices

Holdco will give notice of each General Meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Ownership and Voting Limits

Holdco’s franchise agreements with Hyatt and articles of association both contain a provision prohibiting (a) a Brand Owner from acquiring our shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of its outstanding shares, and (b) a Restricted Brand Company from acquiring Holdco Shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of our outstanding shares. Upon becoming aware of either share cap being exceeded, Holdco will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the Shareholder Rights of the shares exceeding the share cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) Holdco will be irrevocably authorized under its articles of association to transfer the excess shares to a foundation until sold to an unaffiliated third party. The Holdco franchise agreements provide that, if the shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date we become aware of either share cap being exceeded, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with it by providing the notice specified in the franchise agreement to Holdco and it will be subject to liquidated damage payments to Hyatt. In the event that any Brand Owner or Restricted Brand Company acquires any ownership interest in Holdco, it is required to establish and maintain controls to protect the confidentiality of certain Hyatt information and will provide Hyatt with a detailed description and evidence of such controls. See “Certain Relationships and Related Transactions — Playa Relationships and Related Party Transactions — Hyatt Agreements — Hyatt Resort Agreements.”

Certain Disclosure Obligations of Holdco

As of consummation of the Business Combination, Holdco will be subject to certain disclosure obligations under Dutch and U.S. law and the rules of NASDAQ. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of NASDAQ as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Financial Reporting under Dutch Law

The Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, the “FRSA”), applies to Holdco’s financial reporting. Under the FRSA, the AFM supervises the application of financial reporting standards by, among others, companies whose corporate seats are in the Netherlands and whose securities are listed on a regulated market within the EU or on an equivalent third (non-EU) country market. As Holdco has its corporate seat in the Netherlands and the Holdco Shares will be listed on the NASDAQ, the FRSA will be applicable to Holdco.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from Holdco regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt Holdco’s financial reporting meets such standards and (ii) recommend to Holdco that it makes available further explanations. If Holdco does not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber orders Holdco to (i) provide an explanation on the way it has applied the applicable financial reporting standards to its financial reports or (ii) prepare its financial reports in accordance with the Enterprise Chamber’s instructions.

Periodic Reporting under U.S. Securities Law

Under the Exchange Act, Holdco will be required to publicly file with the SEC an annual report on Form 10-K within 90 days of the end of the fiscal year covered by the report. In addition, Holdco will be required to publicly file with the SEC quarterly reports on Form 10-Q within 45 days of the end of each of the first three fiscal quarters of each fiscal year. Holdco will also be required to publicly file with the SEC current reports on Form 8-K typically within four business days after the occurrence of specified significant events, and under Regulation FD, Holdco will be required to simultaneously or promptly make public disclosure of any material nonpublic information shared with securities market professionals or shareholders who are reasonably likely to trade on the basis of the information.

NASDAQ Rules

For so long as its shares will be listed on NASDAQ, Holdco will be required to meet certain requirements relating to ongoing communication and disclosure to Holdco shareholders, including a requirement to make any annual report filed with the SEC available on or through Holdco’s website and to comply with the “prompt disclosure” requirement of NASDAQ with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on NASDAQ must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and approval of Holdco shareholders of certain transactions.

Certain Insider Trading and Market Manipulation Laws

Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

In connection with its listing on NASDAQ, Holdco will adopt an insider trading policy. This policy will provide for, among other things, rules on transactions by members of the Holdco Board and Holdco employees in Holdco Shares or in financial instruments the value of which is determined by the value of the shares.

The Netherlands

On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. The MAR does not apply to Holdco or to Holdco Shares as the Holdco Shares are listed on the NASDAQ. As a result, there are no EU rules applicable to Holdco relating to market abuse, such as insider trading, tipping, market manipulation and notification rules for director dealings applicable to us.

Holdco has identified those persons working for it who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions which can be imposed in the event of a violation of those rules.

United States

The United States securities laws generally prohibits any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Holdco Board, officers and other employees of Holdco may not purchase or sell shares or other securities of Holdco when he or she is in possession of material, non-public information about Holdco (including Holdco’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about Holdco.

Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of Holdco

As of consummation of the Business Combination, directors, officers, and shareholders of Holdco will be subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch and U.S. law as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

United States

Holdco shareholders owning more than 10% of the outstanding Holdco Shares will be subject to certain U.S. reporting requirements under the Exchange Act. Among the reporting requirements are disclosure obligations intended to keep investors aware of significant accumulations of shares that may lead to a change of control of an issuer.

Section 16(a) of the Exchange Act will require members of the Holdco Board and executive officers, and persons who beneficially own more than 10% of a registered class of Holdco’s equity securities, to file reports of ownership of, and transactions in, ordinary shares with the SEC. Such directors, executive officers and 10% shareholders will also be required to furnish Holdco with copies of all Section 16 reports they file.

Under Section 16(b) of the Exchange Act, with certain limited exceptions, any profit realized by a member of the Holdco Board, a Holdco executive officer or a greater than 10% beneficial owner in any purchase and subsequent sale, or any sale and subsequent purchase, of ordinary shares within a six-month period will be recoverable by Holdco.

Transfer Agent and Warrant Agent

The transfer agent for Holdco Shares is Continental Stock Transfer & Trust Company. Each person investing in Holdco Shares held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of Holdco Shares.

For as long as any Holdco Shares are listed on the NASDAQ or on any other stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of the ordinary shares reflected in the register administered by Holdco’s transfer agent.

Holdco will list the Holdco Shares in registered form and such Holdco Shares, through the transfer agent, will not be certificated. Holdco has appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain Holdco’s shareholders’ register on behalf of the Holdco Board and to act as transfer agent and registrar for the Holdco Shares. The Holdco Shares will be traded on the NASDAQ in book-entry form.

The warrant agent for the Holdco Public Warrants and Holdco Special Warrants is Continental Stock Transfer & Trust Company.

Rule 144

All Holdco Shares and Holdco Public Warrants received by Pace public shareholders in the Business Combination are expected to be freely tradable, except that Holdco Shares and Holdco Public Warrants received in the Business Combination by persons who become affiliates of Holdco for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Holdco generally include individuals or entities that control, are controlled by or are under common control with, Holdco and may include the directors and executive officers of Holdco as well as its principal shareholders.

All Holdco Shares, Holdco Earnout Warrants and Holdco Special Warrants received by Pace Sponsor and by Playa shareholders will be received in a private offering and will be subject to certain resale restrictions.

Registration Rights

Certain persons who will be holders of the Holdco Shares immediately after the Playa Merger, including HI Holdings Playa, Cabana and Pace Sponsor, will be entitled to registration rights pursuant to the Registration Rights Agreement executed prior to, but effective upon the consummation of the Playa Merger. For additional detail on the Registration Rights Agreement, see “The Transaction Agreement and Related Agreements–Registration Rights Agreement.”

In addition, the Private Placement Investors have certain registration rights under the Investor Subscription Agreements. For additional detail on the Subscription Agreements, see “The Transaction Agreement and Related Agreements–Related Agreements–Subscription Agreements.”

Listing of Holdco Securities

Holdco Shares and Holdco Public Warrants are expected to be listed on NASDAQ under the symbols “PLYA” and “PLYAW,” respectively, upon the closing of the Business Combination.

COMPARISON OF SHAREHOLDER RIGHTS

This section describes the material differences between the rights of Pace shareholders before the consummation of the Business Combination, and the rights of Holdco shareholders after the Business Combination. These differences in shareholder rights result from the differences between Cayman Islands and Dutch law and the respective governing documents of Pace and Holdco.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Pace shareholders are urged to carefully read the relevant provisions of the Companies Law (2013 Revision) of the Cayman Islands, the Dutch Civil Code, the Dutch Financial Supervision Act, Pace’s amended and restated memorandum and articles of association and the forms of the Holdco Articles of Association and Holdco Board Rules that will be in effect as of consummation of the Business Combination (which forms are included as Annex B and Annex C to this proxy statement/prospectus, respectively). References in this section to the Holdco Articles of Association and Holdco Board Rules are references thereto as they will be in effect upon consummation of the Business Combination. However, the Holdco Articles of Association and Holdco Board Rules may be amended at any time prior to consummation of the Business Combination by mutual agreement of Pace and Playa or after the consummation of the Business Combination by amendment in accordance with their terms. If the Holdco Articles of Association or Holdco Board Rules are amended, the below summary may cease to accurately reflect the Holdco Articles of Association and/or Holdco Board Rules as so amended.

Rights of Pace Shareholders	Rights of Holdco Shareholder
Authorized Capital

Pace is authorized to issue up to 221,000,000 shares, each with a par value of $0.0001 per share, consisting of (a) 220,000,000 ordinary shares, including (i) 200,000,000 Class A Shares, and (ii) 20,000,000 Class F Shares; and (b) 1,000,000 preferred shares. As of December 13, 2016, there were 45,000,000 Class A Shares, 11,250,000 Class F Shares, and no preferred shares issued and outstanding. Pace’s amended and restated memorandum and articles of association does not provide that shareholders have a preemptive right or other subscription rights to acquire authorized and unissued shares of Pace.	It is anticipated that, as of the consummation of the Business Combination, Holdco’s authorized share capital will consist of 200,000,000 Holdco Shares. The Holdco Shares will have a nominal value of € 0.10.

Voting Rights

The amended and restated memorandum and articles of association of Pace provides that the holders of shares of Pace shall have one vote for every share of which he is the holder on each matter properly submitted to the shareholders on which the holders are entitled to vote.

Under Dutch law, shares have one vote per share, provided such shares have the same nominal value.

The Holdco Articles of Association do not provide quorum requirements generally applicable to general meetings of shareholders, which is common for Dutch listed N.V. companies. The Holdco Articles of Association do provide that resolutions at a general meeting of shareholders can only be adopted if at least one third of the issued and outstanding shares in Holdco’s capital are present or represented at such general meeting, subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by the Holdco Articles of Association.

Rights of Pace Shareholders	Rights of Holdco Shareholder
Appraisal / Dissenters’ Rights

There are no appraisal rights under Cayman Islands law.

Shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Cayman Islands Companies Law (2016 Revision). Dissenters to a merger are entitled to receive fair market value for their shares.

Under Dutch law, resolutions of the board of directors concerning a material change in the identity or character of the company or its business are subject to the approval of the general meeting by a majority of the votes cast. Such changes include in any event:

•    a transfer of all or materially all of a company’s business to a third party;

•    the entry into or termination of a long-lasting alliance of the company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance for the company; and

•    the acquisition or disposition of an interest in the capital of a company by the company or by a subsidiary with a value of at least one third of the value of the assets of the company, according to the balance sheet with explanatory notes or, if the company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the company’s most recently adopted annual accounts.

The concept of appraisal rights does not exist under Dutch law, subject to certain exceptions. However, pursuant to Dutch law, a shareholder who for its own account (or together with its group companies) holds at least 95% of the company’s issued share capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber, which may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares to be transferred.

Furthermore, Dutch law provides that, to the extent the acquiring company in a cross-border merger is organized under the laws of another European Economic Area member state, a shareholder of a non-surviving Dutch company who has voted against the cross-border merger may make a claim with the Dutch company for compensation. The compensation is to be determined by one or more independent experts, subject to certain exceptions.

Rights of Pace Shareholders	Rights of Holdco Shareholder
Dividends

The directors of Pace may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions. Dividends may be paid out of profits, share premium or any other sources permitted under Cayman Islands law.

Dutch law provides that dividends may be paid only to the extent the shareholders’ equity exceeds the sum of the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the Holdco Articles of Association. Interim dividends may be declared as provided in the Holdco Articles of Association and may be distributed to the extent that the shareholders’ equity exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the Holdco Articles of Association as apparent from an (interim) financial statement. Interim dividends should be regarded as advances on the final dividend to be declared with respect to the financial year in which the interim dividends have been declared. Holdco may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution Holdco is not able to pay its due and collectable debts, then the shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to Holdco’s creditors.

Dividends shall be paid in the currency and on such date as determined by the Holdco Board. Claims for payment of dividends not made within five years from the date that such dividends became payable, will lapse and any such amounts will be considered to have been forfeited to Holdco.

Purchase and Repurchase of Shares

Subject to the Companies Law of the Cayman Islands or applicable stock exchange or other regulatory rules, Pace may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors may agree with the relevant member.

Under Dutch law, a company such as Holdco may not subscribe for newly issued shares in its own capital. Such company may, however, repurchase its existing and outstanding shares or depository receipts if permitted by law and under its articles of association.

Holdco may acquire its shares, subject to applicable provisions and restrictions of Dutch law and the Holdco Articles of Association, to the extent that: (i) such shares are fully paid-up; (ii) such shares are acquired for no valuable consideration or such repurchase would not cause Holdco’s shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of Holdco’s issued share capital and the reserves it is required to maintain pursuant to Dutch law or the Holdco Articles of

Rights of Pace Shareholders	Rights of Holdco Shareholder

Association; and (iii) immediately after the acquisition of shares, Holdco and its subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of its issued share capital.

Other than shares acquired for no valuable consideration (anders dan om niet) or by universal succession (onder algemene titel) (e.g., through a merger or spin off) under statutory Dutch or other law, Holdco may acquire its outstanding shares only if the General Meeting has authorized the Holdco Board to do so. An authorization by the General Meeting for the acquisition of shares can be granted, subject to a Holdco Board proposal, for a maximum period of 18 months. Such authorization must specify the number of shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired.

No authorization of the General Meeting is required if Holdco Shares are acquired by Holdco on the NASDAQ with the intention of transferring such Holdco Shares to its employees or employees of a group company pursuant to an arrangement applicable to them.

Prior to and subject to the consummation of the Business Combination, Holdco’s General Meeting will authorize the Holdco Board for a period of 18 months to resolve for Holdco to acquire fully paid-up Holdco Shares (and depository receipts for Holdco Shares), by any means, including through derivative products, purchases on a stock exchange, private purchases, block trades, or otherwise, for a price which is higher than nil and does not exceed 110% of the average market price of the Holdco Shares on NASDAQ (such average market price being calculated on the basis of the average closing price on each of the five consecutive trading days preceding the three trading days prior to the date of acquisition), up to 25% of the Holdco Shares comprised in Holdco’s issued share capital (determined as at the first date of trading of the Holdco Shares on NASDAQ).

Rights of Pace Shareholders	Rights of Holdco Shareholder
Redemption Rights

Upon consummation of the initial business combination, the amended and restated memorandum and articles of association of Pace provides holders of the Class A Shares with the opportunity to redeem their Class A Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial business combination, including interest (net of taxes payable) but excluding deferred underwriting commissions payable, divided by the number of then-outstanding Class A Shares. If Pace seeks to amend any provision of the amended and restated memorandum and articles of association relating to shareholders’ rights or pre-business combination activity, Pace must provide public shareholders with the opportunity to redeem their Class A Shares in connection with such vote. Pace will redeem the public shareholders’ Class A Shares and liquidate if it does not complete a business combination by September 16, 2017.

After consummation of the initial business combination, holders of Class A Shares are not entitled to redemption rights with respect to their Class A Shares.

Redemption rights not applicable to Holdco.

Rights of Pace Shareholders	Rights of Holdco Shareholder
Preemptive Rights

None.	Subject to restrictions in the articles of association of a company, under Dutch corporate law ordinary shareholders have preemptive rights in relation to newly issued Holdco Shares. Under the Holdco Articles of association, the preemptive rights in respect of newly issued Holdco Shares may be restricted or excluded by a resolution of the General Meeting with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Holdco Board. The General Meeting may authorize the Holdco Board to limit or exclude the preemptive rights in respect of newly issued ordinary shares. Such authorization for the Holdco Board can be granted and extended, in each case for a period not exceeding five years. A resolution of the General Meeting to limit or exclude the preemptive rights or to designate the Holdco Board as the authorized body to do so requires a vote of at least 66 2/3% of the votes cast, if less than 50% of the issued share capital is represented at the meeting. If more than 50% of the issued share capital is represented at the meeting, a majority of the votes cast is required.

Prior to and subject to the consummation of the Business Combination, Holdco’s General Meeting will authorize the Holdco Board to limit or exclude preemptive rights of Holdco shareholders for a period of five years from the date of the resolution. For each annual General Meeting, Holdco expects that its board will place on the agenda a proposal to re-authorize the Holdco Board to limit or exclude preemptive rights for a period of five years from the date of the resolution.

Rights of Pace Shareholders	Rights of Holdco Shareholder

Amendments to Governing Documents

Amendment of any provision of the amended and restated memorandum and articles of association of Pace requires a special resolution, meaning a resolution passed by holders of at least two-thirds of the outstanding Pace Ordinary Shares voting in a general meeting. Pace Sponsor and Pace’s executive officers and directors have agreed that they will not propose any amendment to the amended and restated memorandum and articles of association of Pace that would affect the substance or timing of Pace’s obligation to redeem 100% of its public shares if Pace does not complete its initial business combination by September 16, 2017 (24 months after the closing of the Pace IPO), unless Pace provides public shareholders with the opportunity to redeem their shares upon approval of any such amendment. The provisions of the amended and restated memorandum and articles of association of Pace relating to the election of directors prior to the business combination may only be amended by a special resolution passed by at least 90% of the Pace Ordinary Shares voted in a general meeting. Pace may, by a vote of a majority of the Pace Ordinary Shares voted:

•    Increase its share capital;

•    Consolidate and divide all or any of its share capital into shares of larger amount;

•    Convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

Upon a proposal of the Holdco Board the General Meeting will be permitted to resolve to amend the Holdco Articles of Association by a majority of the votes cast, or, if not upon a proposal of the Holdco Board, with at least two-thirds of the votes cast.

•    By subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum of Pace or into shares without par value; and

•    Cancel any shares that have not been taken or agreed to be taken by any person.

In all other instances, the amended and restated memorandum and articles of association of Pace may be amended by a special resolution of holders of two-thirds of the Pace Ordinary Shares voted or by unanimous written consent of all holders entitled to vote.

Rights of Pace Shareholders	Rights of Holdco Shareholder
Number of Directors

The amended and restated memorandum and articles of association of Pace provides that the number of directors of Pace shall consist of not less than one person provided that Pace may increase or reduce the limits in the number of directors by a vote of a majority of the Ordinary Shares voted.	The Holdco Articles of Association provide that the Holdco Board will consist of one or more executive directors, being primarily charged with Holdco’s day-to-day operations and at least one and up to ten non-executive directors, being primarily charged with the supervision of the performance of the duties of the directors. The Holdco Board shall determine the number of executive directors and the number of non-executive directors.

Nomination of Directors

The amended and restated memorandum and articles of association of Pace provides that members seeking to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive officers of Pace not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.	Under the Holdco Articles of Association, directors are elected by the General Meeting upon the binding nomination by the Holdco Board. However, the General Meeting may at all times overrule such binding nomination by a resolution adopted by at least a majority of the votes cast, provided such votes represent more than 50% of the issued share capital, following which the Holdco Board shall offer a new binding nomination of a director to be elected to the Holdco Board. If all directors are no longer in office or unable to act, the General Meeting can appoint one or more directors without a binding nomination by the Holdco Board with a majority of the votes cast.

Election of Directors

The amended and restated memorandum and articles of association of Pace provides that prior to the initial business combination, a vote of the majority of the Class F Shares outstanding will be required to appoint any person as director of Pace. After the business combination, a vote of a majority of the Ordinary Shares outstanding will be required to appoint any person as director of Pace. The directors of Pace may appoint any person to be an additional director provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.	Under Dutch law, directors are appointed by the General Meeting following a binding nomination of the Holdco Board (see “nomination of directors”) unless all members of the Holdco Board are no longer in office in which case the General Meeting appoints new directors without a binding nomination by the Holdco Board.

Rights of Pace Shareholders	Rights of Holdco Shareholder

Removal of Directors

The amended and restated memorandum and articles of association of Pace provides that a director may be removed if the director absents himself from three consecutive meetings of the Pace Board and the directors pass a resolution that he has vacated office; or if all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the Pace Board duly convened or by a resolution in writing signed by all of the other directors. The amended and restated memorandum and articles of association of Pace provides that prior to the initial business combination, a vote of a majority of the Class F Shares will be required to remove a director. After the business combination, a vote of a majority of the Pace Ordinary Shares outstanding will be required to remove any person as director of Pace.

A director may be removed at any time, with or without cause, by the General Meeting. Under the Holdco Articles of Association, the General Meeting may suspend or remove a director by a vote of at least a majority of the votes cast, provided such votes represent more than 50% of the issued share capital, unless the proposal was made by the Holdco Board, in which case a majority of the votes cast is required that does not need to represent more than 50% of the issued share capital.

The Holdco Board may at any time suspend the executive director(s).

Filling of Board Vacancies

The amended and restated memorandum and articles of association of Pace provides that the directors may appoint any person as director of Pace to fill a vacancy.	Under the Holdco Articles of Association, where a director is no longer in office or is unable to act, he may be replaced temporarily by a person whom the Holdco Board has designated for that purpose and, until then, the other director(s) shall be charged with the management of Holdco. Where all directors are no longer in office or are unable to act, the management of Holdco shall be attributed to the former director who most recently ceased to hold office as the lead independent director (or, if he is unwilling or unable to accept that position, the former director who most recently ceased to hold office as the chief executive officer, provided that the latter is willing and able to accept that position), who may designate one or more other persons to be charged with the management of Holdco (instead of, or together with, such former director). The person(s) charged with the management of Holdco pursuant to the previous sentence shall cease to hold that position when the General Meeting has appointed one or more persons as director(s).

Rights of Pace Shareholders	Rights of Holdco Shareholder

Compensation of Directors

The amended and restated memorandum and articles of association of Pace provides that the directors shall determine any compensation of the directors; provided, that no compensation shall be paid to any director prior to the consummation of the initial business combination.	Under Dutch law the General Meeting must adopt the compensation policy for the board. The non-executive directors determine the compensation of the executive director(s) in accordance with the compensation policy. A proposal by the Holdco Board with respect to compensation of directors in the form of shares or options is submitted for approval to the General Meeting. Such proposal must set out at least the maximum number of shares or options to be granted to the Holdco Board and the criteria for granting such shares.

Manner of Acting by Board

The amended and restated memorandum and articles of association of Pace provides that the affirmative vote by a majority of votes at a meeting of the directors is an act by the Pace Board.

Pursuant to the Holdco Articles of Association, each director may cast one vote in the decision-making of the Holdco Board.

Resolutions of the Holdco Board and resolutions of the group of non-executive directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by majority, except that, according to the Holdco Board Rules, a majority of the applicable committee members must approve any changes to any existing committee charter and an amendment or supplement of the Holdco Board Rules and allowing temporary deviations from the Holdco Board Rules pursuant to a resolution can only be passed by at least two thirds of the full Holdco Board (including any vacancies on the board at the time of the resolution being passed).

Rights of Pace Shareholders	Rights of Holdco Shareholder

Special Meetings of the Board

The amended and restated memorandum and articles of association of Pace provides that a director may, and an officer of Pace on the direction of a director shall, call a meeting of the directors by at least two days’ notice in writing to every director which notice shall set forth the general nature of the business to be considered unless notice is waived.

Pursuant to the Holdco Board Rules, the Holdco Board shall meet as often as the lead independent director or the chairman and chief executive officer or any two directors jointly deem(s) necessary or appropriate.

A board meeting may be convened by the lead independent director or by the chairman and chief executive officer or by any two directors jointly by means of a written notice.

All directors shall be given reasonable notice of at least five days for all board meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on Holdco and/or the business connected with it. Notice of a board meeting shall include the date, time, place and agenda for that board meeting and shall be sent to the directors in writing. The notice shall be accompanied by any relevant documentation and information to be discussed at the board meeting.

If a board meeting has not been convened as described above, resolutions may nevertheless be passed at such board meeting by a unanimous vote of all directors.

Director Action by Written Consent

The amended and restated memorandum and articles of association of Pace provides that a resolution in writing signed by all the directors shall be valid and effectual as if it had been passed at a meeting of the directors.

Resolutions of the board of directors may, instead of at a meeting, be passed in writing, provided that all directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

Annual Shareholder Meetings

The amended and restated memorandum and articles of association of Pace provides that all matters be determined by the vote of a majority of the votes cast by the shareholders present in person, participating by conference telephone, or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the amended and restated memorandum and articles of association of Pace, the Companies Law of the Cayman Islands or applicable stock exchange rules, a different vote is required, in which case such provision governs and controls the decision of such matter.	A General Meeting will be held at least once a year and within six months after the end of the financial year. The General Meeting will take place in Rotterdam, Schiphol Airport (municipality Haarlemmermeer), Utrecht or The Hague at the option of the Holdco Board.

Rights of Pace Shareholders	Rights of Holdco Shareholder

Special Shareholder Meetings

The amended and restated memorandum and articles of association provides that an extraordinary general meeting may be called by the directors, the chief executive officer or the chairman of the Pace Board and shall be called on a member of Pace’s proper requisition.

General Meetings of Holdco shareholders (other than the annual General Meeting) will be held when required by law and otherwise as often as the Holdco Board deems necessary. Holdco shareholders will be permitted to request the Holdco Board to convene a General Meeting to the extent provided by Dutch law.

Pursuant to Dutch law, one or more shareholders representing at least 10% of the issued share capital of a Dutch public company may request the Dutch courts to order that a general meeting of shareholders be held and may, on their application, be authorized by the court to convene a general meeting of shareholders. The court shall refuse the application only if it does not appear that the applicants have previously requested the company’s managing board to convene a general meeting of shareholders and the board has not taken the necessary steps so that the general meeting of shareholders could be held within six weeks after the request.

Advance Notice Requirements for Shareholder Nominations and Other Proposals

The amended and restated memorandum and articles of association provides that members holding not less than 10% in par value of the issued shares of Pace may provide a requisition to hold an extraordinary general meeting. Such members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of Pace. The amended and restated memorandum and articles of association of Pace provides that members seeking to bring business before the annual general meeting must deliver notice to the principal executive officers of Pace not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Pursuant to Dutch law, one or more shareholders or others with meeting rights alone or jointly representing at least 10% of Holdco’s issued share capital may on their application be authorized by the Dutch court to convene a General Meeting if the Holdco Board refuses to do so if these shareholders so request.

The agenda for a General Meeting must contain such items as the Holdco Board or the person or persons convening the meeting determine. Pursuant to Dutch law, the agenda will also include such other items as one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of Holdco’s issued share capital (or such lower percentage as the Holdco Articles of Association may provide), may request of the Holdco Board in writing, and may include a proposal for a shareholder resolution, and received by the company no later than on the 60th day before the date of the meeting. The Holdco Articles of Association do not require a lower percentage. In certain circumstances, agenda items require a prior Holdco Board proposal or at least two-thirds of the votes cast for adoption (e.g., an amendment of the articles of association, the issuance of shares or the granting of rights to subscribe for shares, the

Rights of Pace Shareholders	Rights of Holdco Shareholder
limitation or exclusion of preemptive rights, the reduction of the issued share capital, payments of dividends, the application for bankruptcy and a merger or demerger of Holdco).

Notice and Record Date of Shareholder / Shareholder Meetings

The amended and restated memorandum and articles of association requires that notice of a meeting of the shareholders be given not less than five days before the date of the meeting. The notice must state (i) the place, if any, day and hour of the meeting and (ii) the general nature of the business to be conducted at the meeting called.	A notice convening a General Meeting of Holdco shareholders will be sent to the addresses of Holdco shareholders shown in the share register and will furthermore be made public in such other manner as may be required to comply with any applicable rules of NASDAQ and any other stock exchange on which shares are listed from time to time. The record date for the General Meeting will be 28 days prior to the date of such General Meeting.

Quorum and Actions

The amended and restated memorandum and articles of association of Pace provides that business may only be transacted at a general meeting if a quorum is present, such quorum being holders of a majority of the public shares of Pace.	According to the Holdco Articles of Association, the General Meeting can only pass resolutions if at least one third of the issued and outstanding Holdco Shares is present or represented at such General Meeting.

Shareholder Action Without Meeting

The amended and restated memorandum and articles of association of Pace provides that action of the shareholders may be taken by unanimous written consent in lieu of a meeting.

Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided (a) the articles of association expressly so allow, (b) no bearer shares or depository receipts are issued, (c) there are no persons entitled to the same rights as holders of depository receipts issued with the company’s cooperation, (d) the directors have been given the opportunity to give their advice on the resolution, and (e) the resolution is adopted unanimously by all shareholders that are entitled to vote.

The requirement of unanimity renders the adoption of resolutions of ordinary shareholders without a meeting practically infeasible for publicly traded companies like Holdco.

Rights of Pace Shareholders	Rights of Holdco Shareholder

Indemnification of Directors and Officers

The amended and restated memorandum and articles of association of Pace provides that each current and former director and officer of Pace (which includes auditors of Pace) shall be indemnified out of the assets of Pace against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

Pursuant to the Holdco Articles of Association, Holdco shall indemnify and hold harmless each of its indemnified officers and directors against any financial losses, costs, fines or other damages incurred by such indemnified officer or director and any expense reasonably paid or incurred by or on behalf of such indemnified officer in connection with any threatened, pending or completed inquiry, investigation, suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent relating to or arising in connection with his current or former position with Holdco and/or a group company and/or his current or former service at the request of Holdco as a director, officer, limited or general partner, member, employee or agent of any other foreign or domestic entity, partnership, joint venture, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan, and in each case to the extent permitted by applicable law.

No indemnification shall be given to an indemnified officer or director under the Holdco Articles of Association:

•    if a competent court or arbitral tribunal has finally established (without the possibility for appeal) that the acts or omissions of such indemnified officer or director that led to the financial losses, costs, fines, damages, other expenses, suit, claim, action or legal proceedings are of a nature constituting malice, gross negligence, intentional misconduct and/or serious culpability attributable to such indemnified officer or director;

•    to the extent that his or her financial losses, costs, fines, damages and other expenses are covered under an insurance policy obtained by Holdco, but only to the extent that the relevant insurer has irrevocably settled or provided reimbursement for, these financial losses, costs, fines, damages and other expenses; or

Rights of Pace Shareholders	Rights of Holdco Shareholder

•    for proceedings brought by such indemnified officer or director against Holdco or any of its subsidiaries, except for proceedings brought to enforce indemnification to which he is entitled under applicable law, insurance policies obtained by Holdco, the Holdco Articles of Association, a resolution of the Holdco Board or an agreement between such indemnified officer and Holdco.

Limitation on Liability of Directors

The amended and restated memorandum and articles of association of Pace provides that each current and former director and officer of Pace (which includes auditors of Pace) shall not be liable to Pace for any loss or damage incurred by Pace as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such persons.	Under Dutch law, directors of a Dutch public company may be held jointly and severally liable to the company for damages in the event of improper performance of their duties. In addition, directors may be held liable to third parties for any actions that may give rise to a tort.

Dissolution/Liquidation

The amended and restated memorandum and articles of association of Pace provides that in the event that Pace does not consummate a business combination by twenty-four months after the closing of the Pace IPO Pace shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Shares issued in the Pace IPO, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Pace to pay its franchise and income taxes (less up to US$50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Shares issued in the Pace IPO, which redemption will completely extinguish public members’ rights as members (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Pace’s remaining members and the Pace Board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Pursuant to the Holdco Articles of Association, in the event of Holdco being dissolved, the liquidation shall be effected by the Holdco Board, unless the General Meeting decides otherwise.

To the extent that any assets remain after payment of all of Holdco debts, those assets shall be distributed to the holders of Holdco Shares.

After Holdco has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve Holdco. Where the General Meeting has not designated such a person, the liquidators shall do so.

Rights of Pace Shareholders	Rights of Holdco Shareholder
Rights of Inspection
The amended and restated memorandum and articles of association of Pace provides that the directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of Pace or any of them shall be open to the inspection of members not being directors and no member (not being a director) shall have any right of inspecting any account or book or document of Pace except as conferred by the Companies Law of the Cayman Islands or authorized by the director or by Pace in general meeting.

Holdco’s shareholders’ register is available for inspection by the shareholders, usufructuraries and pledgees whose information must be registered therein.

The Holdco Board will provide the shareholders, at the General Meeting, with all information that the shareholders reasonably require for the exercise of their powers, unless doing so would be contrary to an overriding interest of Holdco or its stakeholders. Holdco must give reason to shareholders for electing not to provide such information on the basis of overriding interest. Shareholders have no right to information outside a General Meeting.

Derivative Shareholder Suits

Pace’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) Pace’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•    a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•    the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•    those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against Pace where the individual rights of that shareholder have been infringed or are about to be infringed.

In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. Individual shareholders do not have the right to bring an action on behalf of the company. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a tortious act directly against that individual shareholder. The Dutch Civil Code provides for the possibility to initiate such shareholder actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself, outside the collective action, institute a civil claim for damages.

Rights of Pace Shareholders	Rights of Holdco Shareholder
Conflict of Interest Transactions

The amended and restated memorandum and articles of association of Pace provides that no person shall be disqualified from the office of director or prevented by such office from contracting with Pace, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of Pace in which any director shall be in any way interested be or be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to Pace for any profit realized by or arising in connection with any such contract or transaction by reason of such director or alternate director holding office or of the fiduciary relationship thereby established. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon. A general notice that a director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

Under Dutch law, a director with a direct or indirect personal interest that conflicts with the interests of the company or of the business connected with it must abstain from participating in the decision-making process (i.e., the deliberations and the decision-making) with respect to the relevant matter. A director with such a conflict of interest is expected to promptly notify the other directors of his or her conflict. If it becomes apparent that such member was indeed involved in the decision-making process, then such decision may be nullified (subject to certain restrictions).

The Holdco Articles of Association provide that if as a result of conflicts of interest of all of the Holdco directors no resolution of the Holdco Board can be adopted, the Holdco Board will nonetheless be entitled to adopt the resolution as if none of the directors has a conflict of interest. In that case, each director is entitled to participate in the discussion and decision making process and to cast a vote.

Executive directors with a conflict of interest remain authorized to represent the company. However, the relevant executive director may under certain circumstances be held personally liable for any damage suffered by the company as a consequence of the transaction.

Agreements entered into with third parties without complying with the conflict of interest rules generally cannot be annulled on the grounds that a conflict existed; provided that, a company may annul an agreement or claim damages under certain circumstances, including, when a third party misuses a conflict of interest situation.

Listing

Pace Ordinary Shares trade on NASDAQ.	Holdco Shares will trade on NASDAQ.

Rights of Pace Shareholders	Rights of Holdco Shareholder
Anti-Takeover Provisions

The amended and restated memorandum and articles of association of Pace provide that, commencing at the company’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual general meeting after their election. In addition, the directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

Under Dutch law, various protective measures for a Dutch company against takeovers are possible and permissible within the boundaries set by Dutch statutory law and Dutch case law. Holdco has adopted several procedural and other requirements that may have the effect of making a takeover of Holdco more difficult or less attractive, including:

•    prior to and subject to the consummation of the Business Combination Holdco’s General Meeting will authorize the Holdco Board for a period of five years from such authorization to issue shares and to limit or exclude preemptive rights on those shares, which could enable Holdco to dilute the holding of an acquirer by issuing shares to other parties. Issuances of shares may make it more difficult for a shareholder or potential acquirer to obtain control over Holdco;

•    a provision that the Holdco directors can only be removed (or a binding nomination to appoint directors can only be set aside) by the shareholders by a vote of at least a majority of the votes cast during a general meeting, provided such votes represent more than 50% of the issued share capital (unless the removal was proposed by the Holdco Board, in which case a majority of votes cast is required); and

•    a requirement that certain matters, including an amendment of the articles of association, may only be brought to the shareholders for a vote upon a proposal by the Holdco Board or with at least two-thirds of the votes cast.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pace Relationships and Related Party Transactions

Founder Shares

On June 30, 2015, Pace Sponsor purchased 10,062,500 Founder Shares for $25,000, or approximately $0.002 per share. On September 4, 2015, Pace Sponsor transferred 35,000 Founder Shares to each of Pace’s four independent directors at their original purchase price. Immediately prior to the pricing of the Pace IPO, on September 10, 2015, the board of directors of Pace effected a capitalization of 1,437,500 Founder Shares to the Pace Initial Shareholders, resulting in an aggregate issuance of 11,500,000 Founder Shares of which 1,500,000 shares were subject to forfeiture by Pace Sponsor if the underwriters’ over-allotment option was not exercised in full by a specified date. On October 25, 2015, Pace Sponsor forfeited 250,000 Founder Shares on the expiration of the unexercised portion of the underwriters’ over-allotment option. Following the capitalization and forfeiture, Pace Sponsor held 11,090,000 Founder Shares and each of Pace’s four independent directors held 40,000 Founder Shares.

The Founder Shares are identical to the Class A Shares included in the public units, except that (i) the Founder Shares are subject to certain transfer restrictions, (ii) the Initial Shareholders, officers and directors of Pace have entered into a letter agreement with Pace, pursuant to which they have agreed (a) to waive their redemption rights with respect to their Founder Shares and public shares owned in connection with the completion of an initial business combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Pace fails to complete an initial business combination by September 16, 2017 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Pace fails to complete its initial business combination within such time period), and (c) the Pace Initial Shareholders, directors and officers agreed to vote their Founder Shares and any public shares purchased during or after the Pace IPO in favor of the Business Combination and (iii) the Founder Shares are automatically convertible into Class A Shares at the time of the Business Combination on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained in Pace’s amended and restated memorandum and articles of association.

Subscription Agreements

The PHC Investors have entered into the PHC Subscription Agreements with Pace and Holdco, pursuant to which the PHC Investors have committed to purchase 1,015,000 Class A Shares for a purchase price of $10.00 per share, or an aggregate of $10,150,000. The PHC Investors may assign their rights under the PHC Subscription Agreements to one or more parties, subject to compliance with the securities laws. The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Business Combination and are conditioned thereon and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Transaction Agreement in accordance with its terms, (ii) the mutual written agreement of the parties and (iii) if any of the conditions to the closing are not satisfied on or prior to the closing date. The number of Class A Shares the PHC Investors are committed to purchase in the Private Placement will be reduced by the number of Holdco Shares sold by Holdco in the Playa Employee Offering.

In addition, Pace and Holdco entered into the Investor Subscription Agreements with the Investors, certain of whom are affiliated with entities in the travel and tourism industry. Although none of Pace, Playa or Holdco currently has any relationships with any of these Investors or the entities with which they are affiliated, Holdco may enter into such relationships in the future.

Private Placement Warrants

Prior to the close date of the Pace IPO, Pace Sponsor purchased 22,000,000 Private Placement Warrants at a price of $0.50 per Private Placement Warrant, or $11,000,000, in a private placement. Each Private Placement

Warrant entitles the holder to purchase one-third of one Class A Share for one-third of $11.50 per one-third share. Private Placement Warrants may not be redeemed by Pace so long as they are held by Pace Sponsor or its permitted transferees. If any Private Placement Warrants are transferred to holders other than Pace Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by Pace and exercisable by the holders on the same basis as the public warrants included in the units sold in the Pace IPO. Pace Sponsor or its permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis.

If Pace does not complete an initial business combination by September 16, 2017, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Class A Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants hold registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that Pace register the Private Placement Warrants, Class A Shares underlying the Private Placement Warrants and Class F Shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by Pace subsequent to its completion of an initial business combination and rights to require Pace to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Pace will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. Pace will bear the expenses incurred in connection with the filing of any such registration statements.

At the closing of the Business Combination, Holdco will enter into a Registration Rights Agreement, with the Restricted Shareholders, which will replace the existing registration rights agreement. Pursuant to the Registration Rights Agreement, the Restricted Shareholders will be entitled to certain registration rights. For more information about the Registration Rights Agreement, please see the section entitled “The Transaction Agreement and Related Agreements — Related Agreements — Registration Rights Agreement.”

Related Party Notes

Between June 3, 2015 (inception) and September 16, 2015 (the close date of the Pace IPO), Pace Sponsor loaned Pace $300,000 in unsecured promissory notes. The funds were used to pay up front expenses associated with the Pace IPO. These notes were non-interest bearing and were repaid in full to Pace Sponsor on September 16, 2015.

On November 10, 2016, Pace issued an unsecured promissory note to Pace Sponsor to advance Pace up to $1,250,000. The note does not bear interest. Payment of all unpaid principal under the note is due and payable in full on the first to occur of (i) September 15, 2017, or (ii) the date on which Pace consummates a business combination.

Administrative Services Agreement

On September 10, 2015, Pace entered into an agreement to pay monthly recurring expenses of $10,000 for office space, administrative and support services to an affiliate of Pace Sponsor effective September 16, 2015. The agreement terminates upon the earlier of the completion of an initial business combination or the liquidation of Pace. For the three and nine months ended September 30, 2016, Pace incurred expenses of $30,000 and $90,000, respectively, under this agreement.

Playa Relationships and Related Party Transactions

Sub-lease Agreement

Playa USA, entered into a sub-lease agreement with Barceló Crestline, an affiliate of Playa’s prior parent, dated as of February 15, 2012, for office space in Fairfax, Virginia. The sub-lease agreement was assigned by

Barceló Crestline to Crestline Hotels on July 18, 2013. Crestline Hotels leases the office space from an entity that is owned by Bruce D. Wardinski, Playa’s Chairman and Chief Executive Officer. The sub-lease agreement was further assigned by Playa USA to Playa Management on April 1, 2014. The sub-lease consideration is based on the number of rentable square feet occupied by Playa Management relative to the total number of square feet under the lease agreement, as well as Playa Management’s allocable share of operating costs, such as utility costs and common area costs. As of September 30, 2016, Playa Management sub-leased approximately 11,000 square feet of office space and the annualized amount payable by it was approximately $1,100,000, which includes amounts related to certain shared administrative functions, such as mailroom and certain leasehold improvements. Of this amount, approximately $500,000 is payable annually to the entity owned by Playa’s Chairman and Chief Executive Officer.

Office Space Lease

Certain of Playa’s Mexican subsidiaries, which Playa acquired from the BD Real Shareholder in Playa’s formation transactions, entered into three lease agreements with an affiliate of the BD Real Shareholder on December 1, 2009 and one lease agreement on May 2, 2011, pursuant to which the subsidiaries leased office space in Cancún, Mexico. These lease agreements were replaced by two lease agreements entered into by Playa Resorts Management Mexico, S. de R.L. de C.V. (“Playa Mexico”), one of Playa’s subsidiaries, and dated July 1, 2014 and May 1, 2015, pursuant to which Playa Mexico leases 200 square meters and 800 square meters of office space, respectively, used by Playa Mexico and other of Playa’s corporate personnel. The lease agreements expire in June 2018 and November 2018, respectively, and Playa Mexico may terminate the agreements at any time with 60 days’ notice. The current annual lease payment under the lease agreements is, in the aggregate, approximately $0.2 million, including allocable share of maintenance costs.

Hyatt Agreements

Hyatt Subscription Agreement

On July 15, 2013, Playa entered into a subscription agreement with HI Holdings Playa, a wholly-owned subsidiary of Hyatt (the “Hyatt Subscription Agreement”). Pursuant to the Hyatt Subscription Agreement, HI Holdings Playa purchased from Playa 14,285,714 ordinary shares at a purchase price of $7.00 per share, for an aggregate purchase price of $100,000,000, and 26,785,714 preferred shares, at a purchase price of $8.40 per share, for an aggregate purchase price of $225,000,000.

Playa agreed under the Hyatt Subscription Agreement to indemnify HI Holdings Playa for any breaches of Playa’s representations, warranties and agreements in the Hyatt Subscription Agreement, which indemnity is generally subject to (i) a deductible of $10 million and (ii) a cap of $50 million (other than for breaches of Company Fundamental Representations (as defined in the Hyatt Subscription Agreement, including representations regarding valid issuance of Playa’s ordinary shares and preferred shares, Playa’s organization, Playa’s capitalization and due authorization of the transactions), for which Playa’s indemnification liability is capped at $325 million). The representations and warranties Playa made and Playa’s related indemnification obligations survive for varying periods from the closing date of the transactions contemplated in the Hyatt Subscription Agreement. Most of these representations have expired, but others are still in force (e.g., certain tax representations survive until the expiration of the applicable statute of limitations, and certain representations as to title of property survive indefinitely). In addition, Playa has agreed under the Hyatt Subscription Agreement to indemnify HI Holdings Playa for:

•	losses arising from the lack of operating licenses and noncompliance with certain environmental regulations at certain of Playa’s resorts in the Dominican Republic (subject to a deductible of $500,000 and the $50 million cap described above);

•	losses suffered by HI Holdings Playa (including, without limitation, its pro rata share on an As-Converted Basis (as defined in the Investors Agreement) of losses suffered by Playa or certain of

Playa’s subsidiaries) resulting from, based upon or related to, in whole or in part, any failure of Playa or certain of Playa’s subsidiaries or any other person that is or has been affiliated with Playa to (x) timely pay or reserve, or cause to be paid or reserved, all taxes required to be paid or reserved for by any of them in relation to activities, arrangements and transactions undertaken prior to August 9, 2013 to sell, market, promote or otherwise offer hotel rooms owned by Playa or certain of Playa’s subsidiaries (or any other person that is or has been affiliated with Playa) and (y) accurately prepare and timely file, or cause to be accurately prepared and timely filed, with the appropriate taxing authorities all required tax returns related thereto (subject to a cap of $20 million);

•	losses arising from or based upon any untrue statement or alleged untrue statement of a material fact (except to the extent based on information supplied by HI Holdings Playa) contained in the offering memorandum for Playa’s Initial Notes, any amendment or supplement thereto, or in any materials or information provided to investors in the offering of Playa’s Initial Notes by, or with the approval of, Playa in connection with the marketing of Playa’s Initial Notes (which indemnity will not be subject to any of the deductible and cap limitations referred to above); and

•	losses arising from Playa’s obligation to indemnify Playa’s prior parent for certain transaction-related taxes (which indemnity will not be subject to any of the deductible and cap limitations referred to above and which will be proportionally adjusted to HI Holdings Playa’s percentage ownership of Playa’s ordinary shares).

Any indemnity liability owed by Playa to HI Holdings Playa under the Hyatt Subscription Agreement shall be payable, at Playa’s election, in immediately available funds and/or (so long as the Fair Market Value of Playa’s ordinary shares exceeds $3.50 per share (as adjusted for share splits, combinations and other similar events relating to the ordinary shares)) in additional ordinary shares. “Fair Market Value” shall be the amount agreed by Playa and HI Holdings Playa or, if no agreement is reached within 15 days of Playa’s election to pay in shares, determined by valuation experts appointed by the parties in accordance with a specified timetable.

The Hyatt Subscription Agreement is governed by Dutch law, with any disputes arising thereunder subject to binding arbitration in accordance with the rules of the Netherlands Arbitration Institute.

Hyatt Resort Agreements

Each of Playa’s subsidiaries that is an owner of an all-inclusive resort operating under one or both of the Hyatt All-Inclusive Resort Brands has signed a franchise agreement and related services agreements with Hyatt governing the operation of that resort. Holdco will manage all of those resorts under a management agreement with the Resort Owner.

Under the Hyatt franchise agreement, Hyatt grants the Resort Owner the right, and the Resort Owner undertakes the obligation, to use Hyatt’s hotel system and system standards to build or convert and operate the resort. Each franchise agreement has a 15-year term from the resort’s opening date and Hyatt has two options to extend the term for an additional term of five years each, or 10 years in the aggregate. Hyatt provides initial and ongoing training and guidance, marketing assistance, and other assistance to the Resort Owner (and Playa as the resort’s manager) in connection with the resort’s development and operation. As part of this assistance, Hyatt reviews and approves the initial design and related elements of the resort. Hyatt also arranges for the provision of certain mandatory services, as well as (at the Resort Owner’s option) certain non-mandatory services, relating to such resort’s development and operation. In return, the Resort Owner agrees to operate the resort according to Hyatt’s operating procedures and its brand, quality assurance and other standards and specifications. This includes complying with Hyatt’s requirements relating to the central reservation system, global distribution systems and alternative distribution systems.

While Playa did not pay any application fees for Playa’s existing Hyatt All-Inclusive Resort Brand resorts, the Resort Owners (including Playa) for any new Hyatt All-Inclusive Resort Brand resorts will be required to pay an application fee to Hyatt. The Resort Owners also pay Hyatt an ongoing franchise fee for all Hyatt All-Inclusive Resort Brand resorts.

Subject to its obligations under the Hyatt Strategic Alliance Agreement, Hyatt is free to develop or license other all-inclusive resorts in the Market Area, even under the Hyatt All-Inclusive Resort Brands. Additionally, outside of the Market Area, Hyatt is free to develop or license other all-inclusive resorts under the Hyatt All-Inclusive Resort Brands and other Hyatt brands at any time. Similarly, subject to Playa’s obligations under the Hyatt Strategic Alliance Agreement, Playa is allowed to operate any all-inclusive resort under a Playa-Developed Brand, such as the Panama Jack brand, under the Hyatt franchise agreements, provided that Playa implement strict informational and operational barriers between Playa’s operations with respect to the Playa-Developed Brand and Playa’s operations with respect to the Hyatt All-Inclusive Resort Brands. Under the Hyatt franchise agreements, if any Brand Owner or Restricted Brand Company acquires any ownership interest in Playa, Playa is required to implement strict informational and operational barriers between Playa’s operations with respect to such brand and Playa’s operations with respect to the Hyatt All-Inclusive Resort Brands. Such information and operational barriers generally include restrictions on sharing of any Hyatt-related confidential or propriety information with or participation of certain personnel employed by Playa in the strategic direction or operations of any hotel owned by a Brand Owner or a Restricted Brand Company.

Pursuant to the Hyatt franchise agreements, until (i) Playa have less than three franchise agreements in effect for the operation of Hyatt-branded resorts and (ii) Hyatt owns less than 15% (on a fully-diluted, as-converted basis) of Playa’s ordinary shares, Playa may not:

•	own, invest in, acquire, develop, manage, operate or lease, or become a licensee or franchisee with respect to, any all-inclusive resorts, wherever located, operating under a “Restricted Brand” (which means any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company); or

•	invest in, accept an investment from, lend money to, accept a loan from, or participate in a joint venture or other arrangement with any Restricted Brand Company, except as expressly permitted under the Hyatt franchise agreements.

If Playa violates the aforementioned prohibitions and restrictions in the Hyatt franchise agreements, Hyatt may terminate all (but not less than all) of its franchise agreements with Playa, provided that Hyatt delivers a termination notice to Playa within 180 days as specified in the franchise agreement, and Playa will be subject to liquidated damage payments to Hyatt.

A “Playa-Developed Brand” is a hotel concept or brand for all-inclusive resorts developed or acquired by Playa, of which Playa is the franchisor, licensor or owner, or for which Playa is the exclusive manager or operator, which brand is an upper upscale or higher standard, but does not include any existing hotel concept or brand that was owned by Playa prior to September 1, 2016.

A “Restricted Brand” means any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company. A “Restricted Brand Company” means each of Marriott International, Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group, Accor Hotels Worldwide or any of their respective affiliates or successors.

Pursuant to the Hyatt franchise agreements and Playa’s articles of association, subject to certain exceptions, (a) a Brand Owner is prohibited from acquiring Playa’s shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of Playa’s outstanding shares, and (b) a Restricted Brand Company is prohibited from acquiring Playa’s shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of Playa’s outstanding shares. Upon becoming aware of either share cap being exceeded, Playa will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the Shareholder Rights of the shares exceeding the share cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) Playa will be irrevocably authorized under Playa’s articles of association to transfer excess shares to a foundation until sold to a third party. Playa’s franchise agreements provide that if the excess shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date Playa becomes aware of either share cap being exceeded as provided in the Hyatt franchise agreements, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with Playa, provided that Hyatt delivers a termination notice to Playa within 180 days as specified in the franchise agreement, and Playa will be subject to liquidated damage payments to Hyatt. A “Brand Owner” is any entity that (a) is a franchisor, licensor or owner of a Competing Brand (as defined below) or manages or otherwise operates hotels exclusively for the franchisor, licensor or owner of a Competing Brand (a “Brand Company”), (b) has an affiliate that is a Brand Company or (c) has a direct or indirect owner that is a Brand Company. A “Competing Brand” is a hotel concept or brand for all-inclusive hotels or resorts that has at least 12 hotels operating under that concept’s or brand’s trade name(s) anywhere in the world and that directly competes with any Hyatt All-Inclusive Resort Brand resort. The restriction on ownership by a Brand Owner will apply during the terms of Playa’s Hyatt franchise agreements and the restrictions on ownership by a Restricted Brand Company will apply until Playa has less than three franchise agreements in effect for the operation of Hyatt All-Inclusive Resort Brand resorts and Hyatt owns less than 15% (on a fully-diluted, as-converted basis) of Playa’s shares, after which point the restriction on ownership by a Brand Owner will apply to that Restricted Brand Company (if it is a Brand Owner). The beneficial ownership in the aforementioned restrictions is determined under Rule 13d-3 promulgated under the Exchange Act.

Hyatt may also terminate all (but not less than all) of the Hyatt franchise agreements, provided that Hyatt delivers a termination notice to Playa within 180 days as specified in the franchise agreement, and Playa will be subject to liquidated damage payments to Hyatt if either (i) the Hyatt franchise agreements for three or more Hyatt All-Inclusive Resort Brand resorts have been terminated, or (ii) the Hyatt franchise agreements for 50% or more of the Hyatt All-Inclusive Resort Brand resorts (rounded up to the nearest whole number) have been terminated.

The Hyatt franchise agreements require Playa to pay liquidated damages to Hyatt if a franchise agreement is terminated under certain circumstances. The liquidated damages will be calculated in accordance with the various formulas set forth in a franchise agreement depending on the circumstances under which such franchise agreement is terminated. Further, the amount of liquidated damages will be increased if a franchise agreement is terminated due to the breach of the aforementioned restrictions on Playa’s activities and limits on the beneficial ownership of Playa’s ordinary shares.

In addition to the Hyatt franchise agreement, each Resort Owner has signed the following other agreements with Hyatt pertaining to the development and operation of the applicable Hyatt All-Inclusive Resort Brand resort:

•	Under the trademark sublicense agreement, Hyatt grants a sublicense to the Resort Owner to use the Hyatt All-Inclusive Resort Brands and other proprietary marks, copyrighted materials, and know-how in the development and operation of the resort. The Resort Owner (and Playa as the resort’s manager) must follow the rules and standards that Hyatt periodically specifies pertaining to the use and protection of its intellectual property. The Resort Owner pays Hyatt’s sublicensing fees.

•

Under the Gold Passport frequent stayer program agreement, Hyatt LACSA Services, Inc. (“Hyatt LACSA”) provides the Resort Owner with various services related to the Hyatt Gold Passport® guest loyalty program (and its successor program) and the provision of preferences to the frequent guests of the Hyatt resorts. Participation in the program includes the agreement of each Resort Owner to allow the Hyatt Gold

Passport® guest loyalty program members to earn points in connection with stays at the resort and redeem the points at the resort. Hyatt LACSA also provides the Resort Owner with program services relating to various frequent flyer programs that various airlines operate. Participation in the program includes allowing members of the airline programs to earn miles in connection with their qualified stays at the resort and redeem miles at the resort. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services and Hyatt LACSA (or its affiliates) pays the Resort Owner a per-formula share of the revenue from stays by Hyatt Gold Passport® guest loyalty program members who use points to pay for their hotel accommodations.

•	Under the chain marketing services agreement, Hyatt LACSA provides (or causes to be provided) various marketing services to the Resort Owner, including business leads, convention sales services, business sales service and sales promotion services (including the maintenance and staffing of Hyatt’s home office sales force and regional sales offices in various parts of the world), publicity, marketing to targeted, highly-valued frequent travelers via various methods of communication, arrangement of surveys designed to better understand motivation, satisfaction and needs of hotel guests, public relations, and all other group benefits, services and facilities, to the extent appropriate and caused to be furnished to other relevant participating hotels and resorts. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.

•	Under the reservations agreement, Hyatt LACSA provides electronic and voice reservation services through the use of the following reservation methods and technologies: (a) telephone reservations arranged through the international reservation centers located, from time to time, in various locations throughout the world; (b) reservations through the websites of Hyatt LACSA and its affiliates; and (c) reservations through connection to global distribution systems such as Amadeus/System One, Apollo/Galileo, Sabre (Abacus) and Worldspan. The reservations services also include the maintenance of the computers and related equipment and staffing of Hyatt LACSA’s (and its affiliates’) reservation centers located throughout the world and related research and development activities to support such reservation centers. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.

During the years ended December 31, 2015 and 2014, Playa incurred approximately $6.2 million and $3.6 million, respectively, in fees pursuant to the Hyatt Resort Agreements. Playa incurred approximately $7.9 million and $2.9 million in fees pursuant to the Hyatt Resort Agreements during the nine months ended September 30, 2016 and 2015, respectively.

Please see the section entitled “Risk Factors — Risks Related to ownership of Holdco Shares — Holdco’s relationship with Hyatt may deteriorate and disputes between Hyatt and Holdco may arise. The Hyatt relationship is important to Holdco’s business and, if it deteriorates, the value of Holdco’s portfolio could decline significantly, and it could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects” for additional information. The Hyatt relationship is important to Playa’s business and, if it deteriorates, the value of Playa’s portfolio could decline significantly, and it could otherwise have a material adverse effect on Playa, including Playa’s financial condition, liquidity, results of operations and prospects.

The Hyatt Strategic Alliance Agreement

Playa has entered into the Hyatt Strategic Alliance Agreement with Hyatt pursuant to which Playa and Hyatt have provided each other a right of first offer with respect to any Development Opportunity in the Market Area. If Playa intends to accept a Development Opportunity, Playa must notify Hyatt of such Development Opportunity and Hyatt has 10 business days to notify Playa of its decision to either accept or reject this Development Opportunity. If Hyatt accepts the Development Opportunity, Playa must negotiate in good faith with Hyatt the terms of a franchise agreement and related documents for a Hyatt All-Inclusive Resort Brand with respect to such property, provided that Playa acquire such property on terms acceptable to Playa within 60 days of offering such opportunity to Hyatt. If Hyatt intends to accept a Development Opportunity, Hyatt must notify Playa and Playa has to notify Hyatt within 10 business days of Playa’s decision to either accept or reject this Development Opportunity. If Playa accepts the Development Opportunity, Hyatt must negotiate in good faith with Playa the terms of a management agreement and other documents under which Playa would manage such Hyatt All-Inclusive Resort Brand resort (subject to a franchise agreement between Hyatt and the affiliate of Hyatt that would own such property), provided that Hyatt acquires such property on terms acceptable to it within 60 days of offering such opportunity to Playa. If Playa or Hyatt fail to notify each other of its decision within the aforementioned 10 business day period, or if Playa or Hyatt fail to acquire the property related to a Development Opportunity within the aforementioned 60-day period, such right of first offer will expire and Playa or Hyatt will be able to acquire, develop and operate the property related to such Development Opportunity free of any restrictions. In addition, if either party is approached by a third party with respect to the management or franchising of an all-inclusive resort in the Market Area, and such third party has not identified a manager or franchisor for the resort, the parties will notify each other and provide an introduction to the third party for the purposes of negotiating a management agreement or franchise agreement, as the case may be. The Hyatt Strategic Alliance Agreement will expire on December 31, 2018 unless extended by each party.

Real Resort VAT Reimbursement

According to the master investment agreement pursuant to which Playa purchased Real Resorts, Playa is required to refund to BD Real Shareholder $4,500,000 related to certain VAT credits to which Real Resorts was or is entitled. Playa is obligated to reimburse such amount as Playa uses the VAT credits to offset Playa’s VAT liabilities. At a minimum, Playa is required to pay Real Resorts 25% of the VAT credits per year, regardless of whether such amounts have been used to offset any of Playa’s VAT liabilities. As of the date of this proxy statement/prospectus, Playa has remitted a total of $3.4 million to Real Resorts with respect to such liability leaving a remaining balance of $1,100,000.

Senior Secured Credit Facility

Affiliates of the BD Real Shareholder participate as lenders in Playa’s Term Loan portion of Playa’s Senior Secured Credit Facility in the initial principal amount of $50,000,000 in satisfaction of certain obligations in connection with Playa’s formation transactions.

BD Real Shareholder Deferred Consideration

In connection with Playa’s formation transactions and pursuant to the agreement by which Playa acquired Real Resorts, Playa is also required to pay to an affiliate of the BD Real Shareholder, in 16 quarterly payments, additional cash consideration equal to the difference between (i) $1,100,000 per quarter and (ii) any interest it receives under Playa’s Term Loan for such quarter. As of the date of this proxy statement/prospectus, Playa had five quarterly payments remaining.

Holdco Relationships and Related Party Transactions

Indemnification Agreements

Effective upon the completion of the Business Combination, Holdco’s Articles of Association will provide for certain indemnification rights for Holdco’s directors and executive officers, and Holdco will enter into an indemnification agreement with each of Holdco’s executive officers and directors providing for procedures for indemnification and advancements by Holdco of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Holdco or, at Holdco’s request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law.

Review, Approval or Ratification of Transactions with Related Persons

Upon the completion of the Business Combination and consistent with Dutch law and Holdco’s Articles of Association, Holdco will adopt a code of business conduct and ethics that will prohibit directors and executive officers from engaging in transactions that may result in a conflict of interest with Holdco. The code of business conduct and ethics will include a policy requiring that Holdco’s Board review any transaction a director or executive officer proposes to have with Holdco that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, Holdco’s Board will be obligated to ensure that all such transactions are approved by a majority of Holdco’s Board (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to Holdco and on terms not less favorable to Holdco than those available from unaffiliated third parties.

BENEFICIAL OWNERSHIP OF HOLDCO SECURITIES

The following table sets forth information regarding the expected beneficial ownership of Holdco Shares immediately following the consummation of the Business Combination and the Private Placement, assuming that no public shares of Pace are redeemed, and alternatively the maximum number of shares of Pace are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of Holdco’s outstanding ordinary shares;

•	each person who will become an executive officer or director of Holdco post-Business Combination; and

•	all executive officers and directors of Holdco as a group post-Business Combination.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The expected beneficial ownership percentages set forth in the table below do not take into account (i) the issuance of any shares (or options to acquire shares) under the 2017 Plan and (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of approximately 22,333,333 Holdco Shares that will remain outstanding following the Business Combination.

Unless otherwise indicated, Holdco believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To Holdco’s knowledge, no Holdco Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Unless otherwise indicated, the address of each person named below is c/o Holdco, WTC, Tower A, 12th Floor, Strawinskylaan 1209, 1077 XX Amsterdam, the Netherlands.

	Beneficial Ownership Upon the Completion of the Business Combination and Private Placement
	Assuming No Redemption		Assuming Maximum Redemption
Beneficial Owner	Number of Ordinary Shares of Holdco	Percentage of All Ordinary Shares(1)	Number of Ordinary Shares of Holdco	Percentage of All Ordinary Shares(1)
Executive Officers, Directors and Director Nominees
Bruce D. Wardinski	1,726,977	1.6%	1,728,983	1.8%
Alexander Stadlin	0	0%	0	0%
Larry Harvey	0	0%	0	0%
Kevin Froemming	0	0%	0	0%
Stephen G. Haggerty	0	0%	0	0%
Daniel J. Hirsch(2)	0	0%	0	0%
Hal Stanley Jones	0	0%	0	0%
Stephen L. Millham(3)	0	0%	0	0%
Arturo Sarukhan	0	0%	0	0%
Elizabeth Lieberman	0	0%	0	0%
Karl Peterson(4)	300,000	0.3%	300,000	0.3%
Tom Klein	155,445	0.1%	155,445	0.2%
Paul Hackwell	0	0%	0	0%
All executive officers and directors as a group (11 persons)	2,182,422	2.0%	2,184,428	2.3%

	Beneficial Ownership Upon the Completion of the Business Combination and Private Placement
	Assuming No Redemption		Assuming Maximum Redemption
Beneficial Owner	Number of Ordinary Shares of Holdco	Percentage of All Ordinary Shares(1)	Number of Ordinary Shares of Holdco	Percentage of All Ordinary Shares(1)
Other 5% Shareholders
Cabana Investors B.V. (5)	27,936,563	26.0%	27,969,001	29.5%
Playa Four Pack, L.L.C. (6)	1,783,433	1.7%	1,785,504	1.9%
HI Holdings Playa (7)	11,791,721	11.0%	16,724,334	17.6%
Abu Dhabi Investment Authority	5,884,122	5.5%	5,890,954	6.2%
TPACE Sponsor Corp.	7,500,000	7.0%	7,500,000	7.9%

(1)	Assumes 107,400,000 Pace Ordinary Shares are outstanding immediately following the Business Combination assuming no redemption and 94,900,000 Pace Ordinary Shares are outstanding immediately following the Business Combination assuming maximum redemption.
(2)	Mr. Hirsch’s address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.
(3)	Mr. Millham’s address is c/o Playa Hotels & Resorts, 3950 University Drive, Suite 301, Fairfax, Virginia 22030.
(4)	Mr. Peterson will beneficially own 300,000 Holdco Shares through Peterson Capital Partners, LP. Peterson Capital Partners, LP’s address is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(5)

The sole owner of Cabana Investors B.V. is Coöperatieve Cabana U.A. The sole owners of Coöperatieve Cabana U.A. are Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P. and Farallon Capital Offshore Investors II, L.P. (collectively, the “Cabana Farallon Funds”). FP is the general partner of each of the Cabana Farallon Funds and may be deemed to beneficially own Holdco’s ordinary shares to be indirectly owned by each of the Cabana Farallon Funds. As managing members of FP with the power to exercise investment discretion, each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Ravi K. Paidipaty, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Managing Members”) may be deemed to beneficially own Holdco’s ordinary shares to be indirectly owned by each of the Cabana Farallon Funds. Each of FP, the Farallon Managing Members, Coöperatieve Cabana U.A. and the Cabana Farallon Funds disclaims beneficial ownership of Holdco’s ordinary shares to be held by Cabana Investors B.V. All of the entities and individuals identified in this footnote disclaim group attribution. Cabana Investors B.V.’s address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.
(6)	FCM is the manager of Playa Four Pack, L.L.C. and may be deemed to beneficially own Holdco Shares to be held by Playa Four Pack, L.L.C. The sole owners of Playa Four Pack, L.L.C. are Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III, L.P. (collectively, the “Four Pack Farallon Funds”). FP is the general partner of each of the Four Pack Farallon Funds and may be deemed to beneficially own Holdco Shares to be indirectly owned by each of the Four Pack Farallon Funds. As managing members of each of FP and FCM with the power to exercise investment discretion, each of the Farallon Managing Members may be deemed to beneficially own Holdco Shares to be indirectly owned by each of the Four Pack Farallon Funds. Each of FP, FCM, the Farallon Managing Members and the Four Pack Farallon Funds disclaims beneficial ownership of Holdco Shares to be held by Playa Four Pack, L.L.C. All of the entities and individuals identified in this footnote disclaim group attribution. Playa Four Pack, L.L.C.’s address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.
(7)	HI Holdings Playa is an indirect wholly-owned subsidiary of Hyatt. Hyatt and each of AIC Holding Co., Hyatt International Corporation and Hyatt International Holdings Co., each a direct or indirect wholly-owned subsidiary of Hyatt, may be deemed to beneficially own Holdco Shares to be held by HI Holdings Playa.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Holdco

Price Range of Holdco’s Securities

Historical market price information regarding Holdco is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the Holdco Shares or Holdco Public Warrants.

Dividend Policy

Holdco has not paid any cash dividends on the Holdco Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Holdco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Holdco Board. However, Holdco does not anticipate paying any dividends on the Holdco Shares for the foreseeable future.

Pace

Price Range of Pace’s Securities

Pace’s public units, each of which consists of one Class A Share and one warrant to purchase one-third of one Class A Share, began trading on the NASDAQ under the symbol “PACEU” on September 11, 2015. On October 27, 2015, Pace announced that holders of its public units could elect to separately trade the Class A Shares and warrants included in the units. On October 28, 2015, Pace’s Class A Shares and warrants began trading on NASDAQ under the symbols “PACE” and “PACEW,” respectively. Each warrant entitles the holder to purchase one-third of one Class A Share at a price of one-third of $11.50 per one-third share, subject to adjustment as described in Pace’s final prospectus dated September 10, 2015 which was filed with the SEC. Warrants may only be exercised for a whole number of Class A Shares and will become exercisable 30 days after the completion of an initial business combination. The warrants expire five years after the completion of an initial business combination or earlier upon redemption or liquidation as described in Pace’s prospectus.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per public unit, Class A Share and warrant as reported on the NASDAQ for the periods presented:

	Units (PACEU)				Class A Shares (PACE)				Warrants (PACEW)
	High		Low		High		Low		High		Low
Fiscal Year 2017:
Quarter ended March 31, 2017 (1)	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]
Fiscal Year 2016:
Quarter ended March 31, 2016		$10.17		$9.20		$9.90		$9.50		$0.50		$0.1147
Quarter ended June 30, 2016		$10.05		$9.80		$9.8799		$9.50		$0.50		$0.18
Quarter ended September 30, 2016		$10.50		$9.94		$9.93		$9.75		$0.50		$0.21
Quarter ended December 31, 2016		$10.75		$10.70		$10.16		$9.97		$0.64		$0.59
Fiscal Year 2015:
Quarter ended March 31, 2015		N/A		N/A		N/A		N/A		N/A		N/A
Quarter ended June 30, 2015		N/A		N/A		N/A		N/A		N/A		N/A
Quarter ended September 30, 2015 (2)		$10.30		$10.03		N/A		N/A		N/A		N/A
Quarter ended December 31, 2015 (3)		$10.90		$9.90		$10.25		$9.60		$0.60		$0.45

(1)	Through [●], 2017.

(2)	Beginning on September 11, 2015 with respect to PACEU.
(3)	Beginning on October 28, 2015 with respect to PACE and PACEW.

On December 12, 2016, the trading date before the public announcement of the Business Combination, Pace’s public units, Class A Shares and warrants closed at $10.30, $9.95 and $0.4985, respectively.

Holders

At December 13, 2016, there was one holder of record of the public units, one holder of record of the separately traded Class A Shares, and one holder of record of the separately traded warrants.

Dividend Policy

Pace has not paid any cash dividends on its Class A Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Playa

Price Range of Playa Securities

Historical market price information regarding Playa’s ordinary shares is not provided because there is no public market for Playa’s ordinary shares.

Dividend Policy

Playa has never declared or paid any cash dividends on Playa’s ordinary shares.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

Pace is asking its shareholders to adopt the Transaction Agreement and approve the transactions contemplated thereby, including the Business Combination. Pace shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Transaction Agreement, which is attached as Annex A and Annex A-1 to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” beginning on page 109 of this proxy statement/prospectus and “The Transaction Agreement and Related Agreements” beginning on page 148 of this proxy statement/prospectus for additional information and a summary of certain terms of the Business Combination and the Transaction Agreement. Pace shareholders are urged to read carefully the Transaction Agreement in its entirety before voting on this proposal.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Business Combination Proposal and the Pace Merger Proposal at the Extraordinary General Meeting.

This Business Combination Proposal (and consequently, the Transaction Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if the holders of a majority of the outstanding Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the Extraordinary General Meeting or an abstention from voting will have the no effect on the outcome of the vote on the Business Combination Proposal.

As of the date of this proxy statement/prospectus, the Pace Initial Shareholders have agreed to vote any Pace Ordinary Shares owned by them in favor of the Business Combination. As of the date hereof, the Pace Initial Shareholders own 20% of the issued and outstanding Pace Ordinary Shares and have not purchased any public shares, but may do so at any time.

Recommendation of the Pace Board

THE PACE BOARD UNANIMOUSLY RECOMMENDS

THAT PACE SHAREHOLDERS VOTE “FOR”

THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE PACE MERGER PROPOSAL

Overview

As part of the Business Combination, Pace will merge with and into New Pace, with New Pace continuing as the surviving company in such merger. Under its amended and restated memorandum and articles of association, Pace must obtain the affirmative vote of holders of at least two-thirds of the Pace Ordinary Shares that are entitled to vote and are voted on such merger to effect the Pace Merger. Therefore, Pace is seeking to obtain the approval of its shareholders of the Pace Merger Proposal. The approval of the Pace Merger Proposal is also a condition to the closing of the Business Combination under the Transaction Agreement.

The text of the Pace Merger Proposal to be approved by special resolution is as follows:

“It is resolved as a special resolution that (i) the Pace Merger be approved and that Pace be authorized to merge with New Pace, so that Pace be the merging company and all the undertaking, property and liabilities of Pace vest in New Pace by virtue of such merger pursuant to the provisions of Part XVI of the Companies Law (2016 Revision) (the “Pace Merger”) and (ii) the Plan of Merger in the form attached hereto as Annex J (the “Plan of Merger”) to effect the Pace Merger be authorized, approved and confirmed, in all respects.”

Vote Required for Approval

This Pace Merger Proposal will be approved only if the holders of at least two-thirds of the outstanding Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting vote “FOR” the Pace Merger Proposal. Failure to vote by proxy or to vote in person at the Extraordinary General Meeting or an abstention from voting will have the no effect on the outcome of the vote on the Pace Merger Proposal.

This Pace Merger Proposal is conditioned upon the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is not approved, this Pace Merger Proposal will have no effect, even if approved by Pace shareholders.

Recommendation of the Pace Board

THE PACE BOARD UNANIMOUSLY RECOMMENDS

THAT PACE SHAREHOLDERS VOTE “FOR”

THE PACE MERGER PROPOSAL.

PROPOSAL NO. 3 — HOLDCO ARTICLES OF ASSOCIATION PROPOSAL

Overview

In the Transaction Agreement, Pace and Playa agreed that the Holdco Articles of Association to take effect at consummation of the Business Combination would be substantially in the form as set forth on Annex B to this document. Given the differences between Cayman Islands and Dutch law and the respective governing documents of Pace and Holdco, there are certain differences in the rights of Pace shareholders prior to the Business Combination and the rights of Holdco shareholders after the Business Combination. For more information about the rights of Holdco shareholders following completion of the Business Combination and how these rights compare to the rights of Pace shareholders prior to the Business Combination, see “Comparison of Shareholder Rights.”

The following provisions of the Holdco Articles of Association were among certain governance and other terms negotiated between Pace and Playa that will apply to Holdco. These provisions are not otherwise required by Dutch law, but were contemplated by Playa in connection with its initial public offering that was abandoned to pursue the Business Combination and were negotiated between Pace and Playa in connection with the negotiation of the Transaction Agreement.

Set forth below are the provisions in the Holdco Articles of Association that are not otherwise required to be included by Dutch law and constitute the material differences affecting shareholder rights as compared to the provisions set forth in Pace’s amended and restated memorandum and articles of association. In accordance with SEC requirements, these provisions are presented for you to consider and vote upon on as separate proposals from the Business Combination Proposal and the Pace Merger Proposal. Because a separate vote on these proposals is not otherwise required by Cayman law apart from the Business Combination Proposal or the Pace Merger Proposal, these proposals are presented to you on a non-binding advisory basis and will not be binding on the Holdco Board of Directors. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Pace and Playa intend that the Holdco Articles of Association in the form as set forth on Annex B will take effect at consummation of the Business Combination.

Proposal 3A: Term of Holdco Board of Directors

The Holdco Articles of Association will provide that director candidates and incumbent directors shall be designated annually for appointment for a term ending at the end of the annual General Meeting to be held in the year following their appointment. Pace’s amended and restated memorandum and articles of association provide for two-year board terms, with directors holding office until the expiration of their respective terms of office and until their successors have been elected and qualified. See “Comparison of Shareholder Rights.”

Pace was established as a special purpose acquisition company, with a two-year period to complete a business combination transaction. As a result of the consummation of the Business Combination, there will no longer be the necessity for two-year terms to ensure board continuity in evaluating proposed business combinations. Accordingly, Pace and Playa believe that requiring that directors of Holdco be elected annually is in the best interest of Holdco and its shareholders.

Proposal 3B: Ability to Bring Matters for Discussion before a General Meeting of Holdco

The Holdco Articles of Association will provide that a notice of a general meeting of shareholders must include items for which a written request has been given (no later than 60 days prior to the general meeting) by one or more shareholders representing (individually or collectively) 3% or more of Holdco’s issued share capital. Pace’s amended and restated memorandum and articles of association provide that members seeking to bring business before the annual general meeting must deliver notice to Pace’s principal executive offices no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting. See “Comparison of Shareholder Rights.”

This Holdco Articles of Association provision is consistent with Dutch law and the DCGC and is typical among public companies incorporated in the Netherlands.

Proposal 3C: Shareholding Limits for Certain Shareholders of Holdco

The Holdco Articles of Association will provide that certain parties who compete with Holdco will be prohibited from beneficially owning ordinary shares exceeding certain percentage thresholds of the issued and outstanding Holdco Shares, as reasonably calculated by the Holdco Board of Directors. See “Comparison of Shareholder Rights.” Neither Pace’s amended and restated memorandum and articles of association nor Cayman Islands law have comparable limitations on share ownership.

The above restrictions on share ownership are required to be included in Holdco’s Articles of Association as a result of agreements between Hyatt and Playa entered into in connection with amendments to certain franchise agreements between Hyatt and Playa that were negotiated in order to facilitate the Business Combination. Pace and Playa believe that the agreements with Hyatt are important to the ongoing business of Holdco following the closing of the Business Combination.

Proposal 3D: Quorum Required to Conduct Business before a General Meeting of Holdco

The Holdco Articles of Association will provide that, subject to certain exceptions, the holders of at least one third of the issued and outstanding ordinary shares of Holdco’s capital, present in person or represented by proxy, will constitute a quorum at a general meeting of shareholders. Pace’s amended and restated memorandum and articles of association provide that the holders of a majority of the shares present, in person or by proxy, or if a corporation or other non-natural person, by its duly authorized representative or proxy, shall be a quorum. See “Comparison of Shareholder Rights.”

The proposed quorum provision in the Holdco Articles of Association is consistent with Dutch law and the DCGC and typical among public companies incorporated in the Netherlands.

Vote Required for Approval

This Holdco Articles of Association Proposal will be approved only if the holders of a majority of the outstanding Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting vote “FOR” the Holdco Articles of Association Proposal. However, as discussed above, the shareholder vote regarding the Holdco Articles of Association Proposal is an advisory vote, and therefore, is not binding on Pace, Playa or Holdco or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Pace and Playa intend that the Holdco Articles of Association, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the Business Combination.

Recommendation of the Pace Board

THE PACE BOARD UNANIMOUSLY RECOMMENDS THAT PACE SHAREHOLDERS

VOTE “FOR” THE HOLDO ARTICLES OF ASSOCIATION PROPOSAL.

PROPOSAL NO. 4 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Pace Board to adjourn the Extraordinary General Meeting to a later date or (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Pace shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Pace Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (ii) in order to solicit additional proxies from Pace shareholders in favor of the Business Combination Proposal and the Pace Merger Proposal, or (iii) if Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied. The Adjournment Proposal will only be presented to Pace shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Pace Merger Proposal, or in the event that Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Pace shareholders, the Pace Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Pace Merger Proposal or any other proposal, or in the event that Pace shareholders redeem an amount of Class A Shares such that the minimum proceeds condition to each party’s obligation to consummate the Business Combination would not be satisfied.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Failure to vote by proxy or to vote in person at the Extraordinary General Meeting or an abstention from voting will have the no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Pace Board

THE PACE BOARD UNANIMOUSLY RECOMMENDS THAT PACE SHAREHOLDERS

VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

LEGAL MATTERS

De Brauw Blackstone Westbroek N.V., Dutch counsel to Pace, has provided a legal opinion for Holdco regarding the validity of the Holdco Shares offered by this document.

EXPERTS

Holdco’s consolidated balance sheet as of December 9, 2016, has been included in this proxy statement/prospectus in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 9, 2016 consolidated balance sheet contains an explanatory paragraph that states Holdco has no assets (including cash) or shareholder’s equity to pay organization costs and future liabilities. Additionally, as discussed in the notes to the consolidated balance sheet, Holdco has not yet effected a business combination, the outcome of which is subject to a vote by the ordinary shareholders of Pace. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in the notes to the consolidated balance sheet. The consolidated balance sheet does not include any adjustments that might result from the outcome of that uncertainty.

Pace’s consolidated financial statements as of December 31, 2015, and for the period from June 3, 2015 (inception) to December 31, 2015, have been included in this proxy statement/prospectus in reliance upon the report of KPMG LLP, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The data derived from the unaudited interim financial statements of Pace for the three and nine month periods has been prepared assuming that Pace will continue as a going concern. As discussed in the notes to those unaudited interim financial statements, Pace has a net capital deficiency and has not yet effected a business combination, the outcome of which is subject to a vote by the ordinary shareholders of Pace. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in the notes to the unaudited interim financial statements. The data derived from the unaudited interim financial statements does not include any adjustments that might result from the outcome of this uncertainty.

Playa’s combined and consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating the fact that the 2013 financial statements may not necessarily be reflective of actual levels of cost or debt which would have been incurred by Playa Hotels & Resorts B.V. had it operated as a standalone entity). Such combined and consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing

ENFORCEMENT OF CIVIL LIABILITIES

Holdco is organized under the law of the Netherlands, and certain of the individuals who may be directors and executive officers of Holdco, and certain experts named in this proxy statement/prospectus, reside outside of the United States. All or a substantial portion of the assets of such individuals and of Holdco may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such individuals or Holdco, or to enforce against such individuals or Holdco in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. Holdco has been advised by counsel that there is doubt as to the enforceability in the Netherlands, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities predicated solely upon the securities laws of the United States or enforce claims for punitive damages.

APPRAISAL RIGHTS

With respect to the Pace Merger, the Cayman Islands Companies Law provides for a right of dissenting shareholders, in certain situations, to be paid the fair value of their shares upon their dissenting to the merger if they follow a prescribed procedure. That procedure is as follows:

•	the shareholder must give their written objection to the merger or consolidation to the exempted company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for their shares if the merger or consolidation is authorized by the vote;

•	within 20 days following the date on which the merger or consolidation is approved by the shareholders, the exempted company must give written notice to each shareholder who made a written objection;

•	a shareholder must within 20 days following receipt of such notice from the exempted company, give the exempted company a written notice of their intention to dissent including, among other details, a demand for payment of the fair value of their shares;

•	within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the exempted company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase their shares at a price that the company determines is the fair value and if the exempted company and the shareholder agree the price within 30 days following the date on which the offer was made, the exempted company must pay the shareholder such amount;

•	if the exempted company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the exempted company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the exempted company.

At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the exempted company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the exempted company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any exempted company listed on a national securities exchange or shares of the surviving or consolidated company. However, because Pace shareholders currently hold Pace Ordinary Shares that are listed on NASDAQ and will receive Holdco Shares that will be listed on NASDAQ, Pace does not believe that dissenters rights are available to Pace shareholders in connection with the Business Combination.

Appraisal rights are not available to holders of Playa Common Shares in connection with the Business Combination.

HOUSEHOLDING INFORMATION

Unless Pace has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if Pace believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Pace shareholders will be “householding” this proxy statement/prospectus. Pace shareholders who participate in “householding” will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

•	If the shares are registered in the name of the shareholder, the shareholder should contact Pace at its offices at Pace Holdings Corp., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 or by telephone at (212) 405-8458, to inform Pace of his or her request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Pace securities is Continental Stock Transfer & Trust Company.

FUTURE SHAREHOLDER PROPOSALS

Pursuant to the Holdco Articles of Association, any matter of which the discussion has been requested in writing by one or more persons with meeting rights who, individually or collectively, represent at least three percent of the issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if Holdco has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the general meeting.

WHERE YOU CAN FIND MORE INFORMATION

Pace files annual, quarterly and current reports, proxy statement and other information with the SEC required by the Exchange Act. You may inspect or copy these materials at the Public Reference Room at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Pace’s public filings are also available to the public from the SEC’s website at www.sec.gov. You may request a copy of Pace’s filings with the SEC (excluding exhibits) at no cost by contacting Pace at the address and/or telephone number below.

If you would like additional copies of this proxy statement/prospectus or Pace’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, you should contact Pace at the following address and telephone number:

Pace Holdings Corp.

301 Commerce Street

Suite 3300

Fort Worth, Texas 76102

(212) 405-8458

Attention: Clive D. Bode

Email: Pace@tpg.com

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from Pace’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: PACE.info@morrowsodali.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a Pace shareholder and would like to request documents, please do so by [●], 2017, or five business days prior to the Extraordinary General Meeting, in order to receive them before the Extraordinary General Meeting. If you request any documents from Pace, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Holdco in addition to being a proxy statement of Pace for the Extraordinary General Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to Pace has been supplied by Pace, and all such information relating to Playa has been supplied by Playa. Information provided by either Pace or Playa does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Pace for the Extraordinary General Meeting. Pace has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including Pace, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

Page
Holdco
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of December 9, 2016	F-3
Notes to Consolidated Balance Sheet	F-4

Pace Holdings Corp.

For the Nine Months Ended September 30, 2016
Condensed Balance Sheets (Unaudited)	F-6
Condensed Statement of Operations (Unaudited)	F-7
Condensed Statement of Changes in Shareholders’ Equity (Unaudited)	F-8
Condensed Statement of Cash Flows (Unaudited)	F-9
Notes to Condensed Financial Statements (Unaudited)	F-10

For the Year Ended December 31, 2015
Report of Independent Registered Public Accounting Firm	F-19
Balance Sheet as of December 31, 2015	F-20
Statement of Operations For the Period from June 3, 2015 (inception) to December 31, 2015	F-21
Statement of Shareholders’ Equity For the Period from June 3, 2015 (inception) to December 31, 2015	F-22
Statement of Cash Flows For the Period from June 3, 2015 (inception) to December 31, 2015	F-23
Notes to Financial Statements	F-24

Playa Hotels & Resorts B.V.

Report of Independent Registered Public Accounting Firm	F-32
Consolidated Balance Sheets as of December 31, 2015 and 2014 and September 30, 2016 (unaudited).	F-33

Combined and Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2015, 2014 and 2013 and for the Nine Months Ended September 30, 2016 and 2015 (unaudited).

F-34

Combined and Consolidated Statements of Cumulative Redeemable Preferred Shares, Shareholders’ Equity and Accumulated Other Comprehensive Loss for the Years Ended December 31, 2015, 2014 and 2013 and for the Nine Months Ended September 30, 2016 (unaudited).

F-35
Combined and Consolidated Statements of Cash Flows for the Years Ended December 31, 2015, 2014 and 2013 and for the Nine Months Ended September 30, 2016 and 2015 (unaudited).	F-36
Notes to the Combined and Consolidated Financial Statements	F-38

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Porto Holdco B.V.:

We have audited the accompanying consolidated balance sheet of Porto Holdco B.V. (the Company) as of December 9, 2016. The consolidated financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet. An audit of a consolidated balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Porto Holdco B.V. as of December 9, 2016, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated balance sheet has been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated balance sheet, the Company has no assets (including cash) or shareholder’s equity to pay organization costs and future liabilities. Additionally, as discussed in Note 2 to the consolidated balance sheet, the Company has not yet effected a business combination the outcome of which is subject to a vote by the ordinary shareholders of the Company’s parent (Pace Holdings Corp.). These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the consolidated balance sheet. The consolidated balance sheet and related notes to the consolidated balance sheet do not include any adjustments that might result from the outcome of this uncertainty.

As further described in Note 2 to the consolidated balance sheet, the Company has omitted the consolidated statements of operations, comprehensive loss, changes in stockholder’s equity and cash flows because the Company has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement.

/s/ KPMG LLP

Fort Worth, Texas

December 16, 2016

Porto Holdco B.V.

(a wholly owned subsidiary of Pace Holdings Corp.)

Consolidated Balance Sheet

December 9, 2016
Assets
Total assets	$—

Liabilities and Shareholder’s Equity
Total liabilities	—
Commitments and contingencies
Shareholder’s equity:
Ordinary shares, $0.11 par value; 100 shares issued and outstanding	$11
Additional paid-in capital	47,689
Due from shareholder	(11)
Accumulated deficit	(47,689)

Total shareholder’s equity	—
Total liabilities and shareholder’s equity	$—

Porto Holdco B.V.

(a wholly owned subsidiary of Pace Holdings Corp.)

Notes to Consolidated Balance Sheet

1. Organization

Porto Holdco B.V. (the “Company”) was formed on December 9, 2016 as a wholly owned subsidiary of Pace Holdings Corp. (“Pace”), a Cayman Islands exempted company. The Company is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) registered with the Commercial Register of the Nederlands Chamber of Commerce under the registration number 856998953. New PACE Holding Corp. (“New PACE”) is a wholly owned subsidiary of the Company. New PACE was formed on December 7, 2016 as a Cayman Islands exempted company.

The Company was formed in contemplation of entering into that certain Transaction Agreement, dated December 13, 2016 (as amended from time to time the “Transaction Agreement”) by and among the Company, Pace, New PACE and Playa Hotels & Resorts B.V. (“Playa”), a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid).

Pursuant to the transactions outlined in the Business Combination Agreement, Pace will merge with and into New PACE, and New PACE will be the surviving legal entity. The Company will then acquire all of Playa’s preferred shares from Playa’s preferred shareholders and effect a share exchange with Playa, resulting in the merger of Playa with and into the Company and New PACE becoming a wholly owned subsidiary of the Company. Pursuant to the Business Combination Agreement, new ordinary shares of the Company will be issued to existing holders of New PACE ordinary shares and Playa shareholders, which ordinary shares are expected to be listed on the NASDAQ. The accompanying Porto Holdco B.V. consolidated balance sheet does not include any adjustments that might result from consummation of the Business Combination.

To date, the Company has not conducted any material activities other than that incident to its formation and matters contemplated by the Transaction Agreement.

2. Summary of Significant Accounting Policies

Basis of Presentation

This Consolidated Balance Sheet conforms with generally accepted accounting principles in the United States of America. The Company has omitted the statements of operations, comprehensive loss, changes in stockholder’s equity and cash flows because the Company has not conducted any material activities other than those incident to its formation and matters contemplated by the Business Combination Agreement.

The Company has elected to use the United States Dollar as it reporting currency for this Consolidated Balance Sheet.

Going Concern

As of December 9, 2016, the Company had no assets (including cash), liabilities or equity. Costs primarily related to the incorporation of the Company are included in accumulated deficit in the accompanying Consolidated Balance Sheet with a corresponding credit to additional paid in capital as such costs will be paid by Pace. Expenses, losses and the accumulated deficit will continue to grow as the Company incurs expenses in connection with effecting the transactions contemplated by the Transaction Agreement (“Business Combination”).

The Company was formed for the purpose of effecting a Business Combination. The Company’s ability to continue as a going concern is dependent upon its ability to obtain additional funds or consummate a Business Combination, which is dependent, in part, on the Company’s ability to obtain approval from the holders of Pace ordinary shares. Management’s options for obtaining additional working capital include potentially requesting loans from Pace or its affiliates, or certain of the Company’s executive officers or directors. Additional funds could also be raised through a private offering of debt or equity. There can be no assurance that the Company will be able to raise such funds. The uncertainty regarding the lack of resources to pay organization costs and future liabilities and the outcome of the shareholder vote by holders of Pace ordinary shares as it pertains to the Business Combination raises substantial doubt about the Company’s ability to continue as a going concern.

The accompanying Consolidated Balance Sheet has been prepared on a going concern basis and does not include any adjustments that might arise as a result of uncertainties about the Company’s ability to continue as a going concern

3. Organization Costs

Costs relating to the incorporation of the Company will be paid by Pace through loans from its sponsor, TPACE Sponsor Corp., a Cayman Islands exempted entity. These costs have been allocated to the Company by Pace as an expense of the Company (and these costs are included in accumulated deficit in the accompanying Consolidated Balance Sheet) with a corresponding credit to additional paid-in capital. These costs of incorporation are deductible for income tax purposes in the Netherlands and resulted in the generation of a deferred tax asset of $11,922 that was offset by a valuation allowance.

4. Ordinary Shares

As of December 9, 2016, there were 100 ordinary shares, par value €0.10 per share, of the Company issued and outstanding. All such issued and outstanding ordinary shares of Holdco were held by Pace.

5. Due from Shareholder

Amounts receivable from Pace associated with the issuance of the Company’s ordinary shares are accounted for as contra-equity.

6. Subsequent Event

The Company was formed in contemplation of entering into that certain Transaction Agreement, dated December 13, 2016, by and among the Company, Pace, New PACE and Playa Hotels & Resorts B.V. (“Playa”), a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid).

Pace Holdings Corp.

Condensed Balance Sheets

(unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash	$83,714	$1,117,746
Prepaid expenses	40,215	152,339

Total current assets	123,929	1,270,085
Investments held in Trust Account	450,628,095	450,000,000

Total assets	$450,752,024	$451,270,085

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued professional fees and other expenses	$598,328	$52,010
Accrued offering costs	24,930	565,804

Total current liabilities	623,258	617,814
Deferred underwriting compensation	15,750,000	15,750,000

Total liabilities	16,373,258	16,367,814
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 42,937,876 and 42,990,227 shares at September 30, 2016 and December 31, 2015, respectively, at a redemption value of $10.00 per share	429,378,760	429,902,270
Shareholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 2,062,124 shares issued and outstanding (excluding 42,937,876 shares subject to possible redemption) at September 30, 2016, and 2,009,773 shares issued and outstanding (excluding 42,990,227 shares subject to possible redemption) at December 31, 2015	206	201
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 shares issued and outstanding	1,125	1,125
Additional paid-in capital	5,780,907	5,257,402
Accumulated deficit	(782,232)	(258,727)

Total shareholders’ equity	5,000,006	5,000,001

Total liabilities and shareholders’ equity	$450,752,024	$451,270,085

The accompanying notes are an integral part of these condensed financial statements.

Pace Holdings Corp.

Condensed Statement of Operations

(unaudited)

	For the Three Months Ended September 30, 2016	For the Three Months Ended September 30, 2015	For the Nine Months Ended September 30, 2016	For the Period from June 3, 2015 (inception) to September 30, 2015
Revenue	$—	$—	$—	$—
Professional fees and other expenses	213,972	52,841	1,151,600	81,341
Organizational costs	—	33,789	—	59,789

Loss from operations	(213,972)	(86,630)	(1,151,600)	(141,130)
Interest income	227,747	—	628,095	—

Net income (loss) attributable to ordinary shares	$13,775	$(86,630)	$(523,505)	$(141,130)

Net income (loss) per ordinary share:
Basic and diluted	$—	$(0.01)	$(0.04)	$(0.02)

Weighted average ordinary shares outstanding (excluding shares subject to possible redemption):
Basic and diluted	13,313,486	10,679,046	13,330,922	8,187,268

The accompanying notes are an integral part of these condensed financial statements.

Pace Holdings Corp.

Condensed Statement of Changes in Shareholders’ Equity

(unaudited)

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholder’s Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at June 3, 2015 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Sale of Class F ordinary shares to Sponsor on June 30, 2015 at $0.002 per share	—	—	—	—	10,062,500	1,006	23,994	—	25,000
Capitalization of Class F ordinary shares on September 10, 2015	—	—	—	—	1,437,500	144	(144)	—	—
Proceeds from initial public offering of Units on September 16, 2015 at $10.00 per Unit	—	—	45,000,000	4,500	—	—	449,995,500	—	450,000,000
Sale of 22,000,000 Private Placement Warrants to Sponsor on September 16, 2015 at $0.50 per Private Placement Warrant	—	—	—	—	—	—	11,000,000	—	11,000,000
Underwriters discount	—	—	—	—	—	—	(9,000,000)	—	(9,000,000)
Deferred offering costs charged to additional paid-in capital	—	—	—	—	—	—	(1,114,002)	—	(1,114,002)
Deferred underwriting compensation	—	—	—	—	—	—	(15,750,000)	—	(15,750,000)
Class A ordinary shares subject to possible redemption; 43,001,986 shares at a redemption value of $10.00 per share	—	—	(43,001,986)	(4,300)	—	—	(430,015,560)	—	(430,019,860)
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	(141,130)	(141,130)

Balance at September 30, 2015	—	$—	1,998,014	$200	11,500,000	$1,150	$5,139,788	$(141,130)	$5,000,008

Balance at December 31, 2015	—	$—	2,009,773	$201	11,250,000	$1,125	$5,257,402	$(258,727)	$5,000,001
Changes in shares subject to possible redemption	—	—	52,351	5	—	—	523,505	—	523,510
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	(523,505)	(523,505)

Balance at September 30, 2016	—	$—	2,062,124	$206	11,250,000	$1,125	$5,780,907	$(782,232)	$5,000,006

The accompanying notes are an integral part of these condensed financial statements.

Pace Holdings Corp.

Condensed Statement of Cash Flows

(unaudited)

	For the Nine Months Ended September 30, 2016	For the Period from June 3, 2015 (inception) to September 30, 2015
Cash flows from operating activities:
Net loss attributable to ordinary shares	$(523,505)	$(141,130)
Changes in operating assets and liabilities:
Prepaid expenses	112,124	(23,783)
Accrued formation costs and other expenses	546,318	91,413
Interest on investments held in Trust Account	(628,095)	—

Net cash used in operating activities	(493,158)	(73,500)
Cash flows from investing activities:
Proceeds deposited into Trust Account	—	(450,000,000)

Net cash used in investing activities	—	(450,000,000)
Cash flows from financing activities:
Proceeds from sale of Class F ordinary shares to Sponsor	—	25,000
Proceeds from sale of Units in initial public offering	—	450,000,000
Proceeds from sale of Private Placement Warrants to Sponsor	—	11,000,000
Proceeds of notes payable from Sponsor	—	300,000
Payment of underwriters discounts	—	(9,000,000)
Payment of accrued offering costs	(540,874)	(247,116)
Repayment of notes payable from Sponsor	—	(300,000)

Net cash provided by (used in) financing activities	(540,874)	451,777,884
Net change in cash	(1,034,032)	1,704,384
Cash at beginning of period	1,117,746	—

Cash at end of period	$83,714	$1,704,384

Supplemental disclosure of non-cash financing activities:
Accrued offering costs	$24,930	$866,886

The accompanying notes are an integral part of these condensed financial statements.

Pace Holdings Corp.

Notes to Condensed Financial Statements

(unaudited)

1. Organization and Business Operations

Organization and General

Pace Holdings Corp. (the “Company” or “Pace”) was incorporated in the Cayman Islands on June 3, 2015 under the name Paceline Holdings Corp. The Company changed its name to Pace Holdings Corp. on August 7, 2015. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s sponsor is TPACE Sponsor Corp., a Cayman Islands exempted company (the “Sponsor”).

All activity for the period from June 3, 2015 (inception) to September 30, 2016 relates to Pace’s formation and initial public offering of units consisting of Pace’s Class A ordinary shares and warrants to purchase Class A ordinary shares (the “Public Offering”), and the identification and evaluation of prospective acquisition targets for a Business Combination. The Company will not generate any operating revenues until after completion of a Business Combination at the earliest. The Company has selected December 31st as its fiscal year end.

Going Concern

If Pace does not complete an initial Business Combination within 24 months of September 16, 2015 (the “Close Date”), Pace will (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem all of the Class A ordinary shares issued as part of the units in the Public Offering (“Public Shares”) at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”), including interest, net of taxes (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the shareholder rights of owners of Class A ordinary shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution, including Trust Account assets, will be less than the initial public offering price per unit in the Public Offering. In addition, if Pace fails to complete its Business Combination within 24 months of the Close Date, there will be no redemption rights or liquidating distributions with respect to warrants to purchase Pace’s Class A ordinary shares, which will expire worthless. This mandatory liquidation and subsequent dissolution requirement raises substantial doubt about Pace’s ability to continue as a going concern.

In addition, at September 30, 2016, Pace had current liabilities of $623,258 and negative working capital of $499,329 largely due to amounts owed to professionals, consultants, advisors and others who are working on seeking a Business Combination. Such work is continuing after September 30, 2016 and amounts are continuing to accrue. The Company’s ability to continue as a going concern is dependent upon its ability to consummate a Business Combination or obtain additional funds. Management’s options for obtaining additional working capital include potentially requesting loans from the Sponsor or affiliates of the Sponsor, or certain of Pace’s executive officers or directors. Additional funds could also be raised through a private offering of debt or equity. There can be no assurance that Pace will be able to raise such funds. The uncertainty regarding the lack of resources to pay the above noted liabilities raises substantial doubt about Pace’s ability to continue as a going concern.

The accompanying unaudited interim condensed financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about Pace’s ability to continue as a going concern.

Financing

The registration statement for Pace’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on September 10, 2015. The Public Offering closed on the Close Date. The Company’s Sponsor purchased $11,000,000 of warrants in a private placement at the Close Date.

The Company intends to finance a Business Combination with proceeds from its $450,000,000 Public Offering and $11,000,000 private placement (see Note 3). At the Close Date, $450,000,000 of the proceeds from the Public Offering and private placement were deposited in the Trust Account. At September 30, 2016, all Trust Account funds were invested in a money market account invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act (“Money Market Investments”).

At the Close Date, Pace held proceeds from the Public Offering and private placement outside the Trust Account of $11,000,000, of which $9,000,000 was used to pay underwriting discounts and $300,000 was used to repay notes payable from the Sponsor. The balance was reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Trust Account

On January 4, 2016, funds held in the Trust Account were invested in Money Market Investments.

Trust Account funds will not be removed except for the withdrawal of a portion of interest income to be utilized to pay taxes, if any, until the earliest of (i) the completion of a Business Combination, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance and timing of Pace’s obligation to redeem 100% of the Public Shares if Pace does not complete a Business Combination within 24 months after the Close Date, or (iii) the redemption of all of Pace’s Public Shares if it is unable to complete a Business Combination within 24 months after the Close Date, subject to applicable law.

Business Combination

The Company has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with, or acquisition of, one or more target businesses that together have a fair market equal to at least 80% of the balance of the Trust Account, net of any deferred underwriting discounts and taxes payable on earned interest, at the date a definitive agreement to proceed with a Business Combination is signed. There is no assurance that Pace will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek shareholder approval of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable, or (ii) provide shareholders with the opportunity to sell their shares to Pace by means of a tender offer

(and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether Pace will seek shareholder approval of a Business Combination or will allow shareholders to sell their shares in a tender offer will be made by Pace, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require Pace to seek shareholder approval, unless a vote is required by NASDAQ rules or otherwise required by law. If Pace seeks shareholder approval, it will complete a Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. However, in no event will Pace redeem its Public Shares in an amount that would cause its net tangible assets, or total shareholder’s equity, to be less than $5,000,001. In such case, Pace would not proceed with the redemption of its Public Shares and related Business Combination, and would resume its search for an alternate Target Business with which to undertake a Business Combination.

If Pace holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. As a result, such ordinary shares are recorded at their redemption amount and classified as temporary equity in accordance with Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

The Company has 24 months from the Close Date to complete a Business Combination. If Pace does not complete a Business Combination within this time period, it shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of tax (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the shareholder rights of owners of Class A ordinary shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and Pace’s four independent directors (collectively, the “Initial Shareholders”) have entered into a letter agreement with Pace, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if Pace fails to complete a Business Combination within 24 months after the Close Date. However, if the Initial Shareholders acquire Public Shares after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Pace fails to complete the Business Combination within 24 months after the Close Date.

If Pace fails to complete a Business Combination within 24 months after the Close Date, the resulting redemption of Pace’s Class A ordinary shares will reduce the book value per share for the Class F ordinary shares held by the Initial Shareholders, who would be the only remaining shareholders after such a redemption.

If Pace completes a Business Combination within 24 months after the Close Date, funds in the Trust Account will be used to pay for the Business Combination, redemptions of Class A ordinary shares, if any, the deferred underwriting compensation of $15,750,000 and accrued expenses related to the Business Combination. Any funds remaining will be made available to Pace to provide working capital to finance Pace’s business operations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of Pace’s financial position at September 30, 2016 and the results of operations and cash flows for the period presented. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for the full year or any future periods. The accompanying unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in Pace’s Annual Report on Form 10-K for the year ended December 31, 2015 filed by Pace with the SEC. As discussed above in Note 1, the accompanying unaudited interim condensed financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties that exist about Pace’s ability to continue as a going concern.

Reclassification

Certain amounts in the unaudited interim condensed financial statements at December 31, 2015 have been reclassified to conform to the presentation of financial information at September 30, 2016. These reclassifications have no effect on results as previously reported.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pace, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Concentration of Credit Risk

Financial instruments that potentially subject Pace to concentrations of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes Pace is not exposed to significant risks on such accounts.

Financial Instruments

The fair values of Pace’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented in the condensed balance sheets due to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level I — Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level II — Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Redeemable Ordinary Shares

All 45,000,000 Class A ordinary shares sold as part of the units in the Public Offering contain a redemption feature as discussed in Note 1. In accordance with ASC 480, redemption provisions not solely within the control of Pace require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although Pace did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Class A ordinary shares in an amount that would cause its net tangible assets, or total shareholders’ equity, to fall below $5,000,001. Accordingly, at September 30, 2016 and December 31, 2015, 42,937,876 and 42,990,227, respectively, of Pace’s 45,000,000 Class A ordinary shares were classified outside of permanent equity.

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss attributable to ordinary shares by the weighted average number of ordinary shares outstanding during the period, plus, to the extent dilutive, the incremental number of ordinary shares to settle warrants, as calculated using the treasury stock method. At September 30, 2016, Pace had outstanding warrants for the purchase of up to 22,333,333 Class A ordinary shares. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted net loss per ordinary share because its inclusion would have been anti-dilutive. As a result, diluted net loss per ordinary share is equal to basic net loss per ordinary share.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires Pace’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” The Company incurred offering costs in connection with its Public Offering of $1,114,002, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. These costs, along with paid and deferred underwriter discounts totaling $24,750,000, were charged to additional paid-in capital at the Close Date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on Pace. Consequently, income taxes are not reflected in Pace’s financial statements.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on Pace’s financial statements.

3. Public Offering

In its Public Offering, Pace sold 45,000,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one of Pace’s Class A ordinary shares, $0.0001 par value, and one redeemable Class A ordinary share purchase warrant (“Warrant”). The Company has agreed to use its best efforts to file a registration statement, and cause such registration statement to become effective under the Securities Act, covering the Class A ordinary shares underlying the Warrants following the completion of a Business Combination. Each Warrant entitles the holder to purchase one third of one Class A ordinary share for one third of $11.50 per one third share. Warrants may be exercised only for a whole number of ordinary shares; no fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, Pace will round down to the nearest whole number the number of Class A ordinary shares to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of a Business Combination or 12 months from the Close Date, and will expire after the earlier of five years after the completion of a Business Combination, or upon redemption or liquidation. Alternatively, if Pace does not complete a Business Combination within 24 months after the Close Date, the Warrants will expire at the end of such period. If Pace is unable to deliver registered Class A ordinary shares to a holder upon exercise of Warrants issued in connection with the 45,000,000 Units during the exercise period, the Warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the Warrant agreement. Once the Warrants become exercisable, Pace may redeem the outstanding Warrants in whole, but not in part, at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of Pace’s Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before Pace sends the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $9,000,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, payable upon Pace’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event Pace completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount. The Deferred Discount is recorded as deferred underwriter compensation at Pace’s condensed balance sheet.

4. Related Party Transactions

Founder Shares

On June 30, 2015, the Sponsor purchased 10,062,500 Class F ordinary shares for $25,000, or approximately $0.002 per share. On September 4, 2015, the Sponsor transferred 35,000 Class F ordinary shares to each of Pace’s four independent directors at their original purchase price. Immediately prior to the pricing of the Public Offering, on September 10, 2015, Pace’s board of directors effected a capitalization of 1,437,500 Class F ordinary shares to the Initial Shareholders, resulting in an aggregate issuance of 11,500,000 Class F ordinary shares (the “Founder Shares”) of which 1,500,000 shares were subject to forfeiture by the Sponsor if the underwriters’ over-allotment option was not exercised in full by a specified date. On October 25, 2015, the Sponsor forfeited 250,000 Founder Shares on the expiration of the unexercised portion of the underwriters’ over-allotment option. Following the capitalization and forfeiture, the Sponsor held 11,090,000 Founder Shares and each of Pace’s four independent directors held 40,000 Founder Shares.

The Founder Shares are identical to the Class A ordinary shares included in the Units sold in the Public Offering except that the Founder Shares are subject to certain rights and transfer restrictions, as described in further detail below, and are automatically converted into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained in Pace’s amended and restated memorandum and articles of association.

The Initial Shareholders have agreed not to transfer, assign or sell any Founder Shares until the earlier of (i) one year after the completion of a Business Combination, or earlier if, subsequent to a Business Combination, the last sale price of Pace’s ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination or (ii) the date at which Pace completes a liquidation, merger, stock exchange or other similar transaction after a Business Combination that results in all of Pace’s public shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants

Prior to the Close Date, the Sponsor purchased 22,000,000 warrants at a price of $0.50 per warrant, or $11,000,000, in a private placement (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one third of one Class A ordinary share for one third of $11.50 per one third share. Private Placement Warrants may not be redeemed by Pace so long as they are held by the Sponsor or its permitted transferees. If any Private Placement Warrants are transferred to holders other than the Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by Pace and exercisable by the holders on the same basis as the Warrants included in the Units sold in the Public Offering. The Sponsor or its permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis.

If Pace does not complete a Business Combination within 24 months after the Close Date, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of Pace’s Class A ordinary shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants hold registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that Pace register the Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and Class F ordinary shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by Pace subsequent to its completion of a Business Combination and rights to require Pace to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Pace will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Notes

Between Inception and the Close Date, the Sponsor loaned Pace $300,000 in unsecured promissory notes. The funds were used to pay up front expenses associated with the Public Offering. These notes were non-interest bearing and were repaid in full to the Sponsor at the Close Date.

Administrative Services Agreement

On September 10, 2015, Pace entered into an agreement to pay monthly recurring expenses of $10,000 for office space, administrative and support services to an affiliate of the Sponsor effective at the Close Date. The agreement terminates upon the earlier of the completion of a Business Combination or the liquidation of Pace. For the three and nine months ended September 30, 2016, Pace incurred expenses of $30,000 and $90,000, respectively, under this agreement.

5. Investments Held in Trust Account

Gross proceeds of $450,000,000 and $11,000,000 from the Public Offering and the sale of the Private Placement Warrants, respectively, less underwriting discounts of $9,000,000; and funds of $2,000,000 designated to pay Pace’s accrued formation and offering costs, ongoing administrative and acquisition search costs, plus repay notes payable of $300,000 to the Sponsor at the Close Date were placed in the Trust Account at the Close Date.

On January 4, 2016, funds held in the Trust Account were invested in Money Market Investments, which are considered Level 1 investments under ASC 820. For the three and nine months ended September 30, 2016, the investments held in the Trust Account generated interest income of $227,747 and $628,095, respectively, all of which was reinvested in Money Market Investments. At September 30, 2016, the balance of funds held in the Trust Account was $450,628,095.

6. Deferred Underwriting Compensation

The Company is committed to pay the Deferred Discount of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, to the underwriters upon Pace’s completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed within 24 months after the Close Date.

7. Shareholders’ Equity

Class A Ordinary Shares

The Company is authorized to issue 200,000,000 Class A ordinary shares. Depending on the terms of a potential Business Combination, Pace may be required to increase the number of authorized Class A ordinary shares at the same time as its shareholders vote on the Business Combination to the extent Pace seeks shareholder approval in connection with its Business Combination. Holders of Class A ordinary shares are entitled to one vote for each share with the exception that prior to the completion of a Business Combination only holders of Class F ordinary shares have the right to vote on the election of directors. At September 30, 2016, there were 45,000,000 Class A ordinary shares issued and outstanding, of which 42,937,876 shares were subject to possible redemption.

Class F Ordinary Shares

The Company is authorized to issue 20,000,000 Class F ordinary shares. Holders of Pace’s Class F ordinary shares are entitled to one vote for each ordinary share, plus prior to the completion of a Business Combination only holders of Class F ordinary shares have the right to vote on the election of directors. Class F ordinary shares are automatically converted to Class A ordinary shares on a one-for-one basis, subject to adjustment, at the time of a Business Combination. The Initial Shareholders, the sole holders of Class F ordinary shares, have agreed not to transfer, assign or sell any Class F ordinary shares during the Lock Up Period. At September 30, 2016, there were 11,250,000 Class F ordinary shares issued and outstanding.

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares. The Company’s board of directors has the authority to determine the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the preferred shares of each series. The board of directors may, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A ordinary shares, and which could have anti-takeover effects. At September 30, 2016, there were no shares of preferred stock issued or outstanding.

8. Subsequent Events

Management has performed an evaluation of subsequent events through November 3, 2016, the date the unaudited interim condensed financial statements were issued, noting no subsequent events which require adjustment or disclosure.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders:

Pace Holdings Corp.:

We have audited the accompanying balance sheet of Pace Holdings Corp. as of December 31, 2015, and the related statements of operations, shareholders’ equity, and cash flows for the period from June 3, 2015 (inception) to December 31, 2015. These financial statements are the responsibility of Pace’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pace Holdings Corp. as of December 31, 2015, and the results of its operations and its cash flows for the period from June 3, 2015 (inception) to December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Fort Worth, Texas

January 26, 2016

Pace Holdings Corp.

Balance Sheet

at December 31, 2015

December 31, 2015
Assets
Current assets:
Cash	$1,117,746
Prepaid expenses and other current assets	152,339

Total current assets	1,270,085
Cash held in Trust Account	450,000,000

Total assets	$451,270,085

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued offering costs	$565,804
Accrued formation costs and other expenses	52,010

Total current liabilities	617,814
Deferred underwriting compensation	15,750,000

Total liabilities	16,367,814
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 42,990,227 shares at a redemption value of $10.00 per share	429,902,270
Shareholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized, 2,009,773 shares issued and outstanding (excluding 42,990,227 shares subject to possible redemption)	201
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 shares issued and outstanding	1,125
Additional paid-in capital	5,257,402
Accumulated deficit	(258,727)

Total shareholders’ equity	5,000,001
Total liabilities and shareholders’ equity	$451,270,085

The accompanying notes are an integral part of these financial statements.

Pace Holdings Corp.

Statement of Operations

for the Period from June 3, 2015 (inception) to December 31, 2015

For the Period from June 3, 2015 (inception) to December 31, 2015
Revenue	$—
Professional fees and other expenses	192,622
Organizational costs	66,105

Net loss attributable to ordinary shares	$(258,727)

Net loss per ordinary share:
Basic and diluted	$(0.04)

Weighted average ordinary shares outstanding (excluding 42,990,227 shares subject to possible redemption):
Basic and diluted	6,228,213

The accompanying notes are an integral part of these financial statements.

Pace Holdings Corp.

Statement of Shareholders’ Equity

for the Period from June 3, 2015 (inception) to December 31, 2015

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Accumulated	Shareholder’s
	Shares	Amount	Shares	Amount	Shares	Amount		Deficit	Equity
Sale of Class F ordinary shares on June 30, 2015 to Sponsor at $0.002 per share	—	$—	—	$—	10,062,500	$1,006	$23,994	$—	$25,000
Capitalization of Class F ordinary shares on September 10, 2015	—	—	—	—	1,437,500	144	(144)	—	—
Proceeds from initial public offering of Units on September 16, 2015 at $10.00 per Unit	—	—	45,000,000	4,500	—	—	449,995,500	—	450,000,000
Sale of 22,000,000 Private Placement Warrants to Sponsor on September 16, 2105 at $0.50 per Private Placement Warrant	—	—	—	—	—	—	11,000,000	—	11,000,000
Underwriters discounts	—	—	—	—	—	—	(9,000,000)	—	(9,000,000)
Offering costs charged to additional paid-in capital	—	—	—	—	—	—	(1,114,002)	—	(1,114,002)
Deferred underwriting compensation	—	—	—	—	—	—	(15,750,000)	—	(15,750,000)
Class F ordinary shares forfeited by Sponsor on October 25, 2015	—	—	—	—	(250,000)	(25)	25	—	—
Class A ordinary shares subject to possible redemption; 42,990,227 shares at a redemption value of $10.00 per share	—	—	(42,990,227)	(4,299)	—	—	(429,897,971)	—	(429,902,270)
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	(258,727)	(258,727)

Balance at December 31, 2015	—	$—	2,009,773	$201	11,250,000	$1,125	$5,257,402	$(258,727)	$5,000,001

The accompanying notes are an integral part of these financial statements.

Pace Holdings Corp.

Statement of Cash Flows

for the Period from June 3, 2015 (inception) to December 31, 2015

For the Period from June 3, 2015 (inception) to December 31, 2015
Cash flows from operating activities:
Net loss attributable to ordinary shares	$(258,727)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(152,339)
Accrued formation costs and other expenses	52,010

Net cash used by operating activities	(359,056)
Cash flows from investing activities:
Proceeds deposited into Trust Account	(450,000,000)

Net cash used by investing activities	(450,000,000)
Cash flows from financing activities:
Proceeds from sale of Class F ordinary shares to Sponsor	25,000
Proceeds from sale of Units in initial public offering	450,000,000
Proceeds from sale of Private Placement Warrants to Sponsor	11,000,000
Proceeds of notes payable from Sponsor	300,000
Payment of underwriters discounts	(9,000,000)
Payment of accrued offering costs	(548,198)
Repayment of notes payable from Sponsor	(300,000)

Net cash provided by financing activities	451,476,802
Net increase in cash	1,117,746
Cash at beginning of period	—

Cash at end of period	$1,117,746

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$15,750,000
Accrued offering costs	$565,804

The accompanying notes are an integral part of these financial statements.

Pace Holdings Corp.

Notes to Financial Statements

1. Organization and Business Operations

Organization and General

Pace Holdings Corp. (the “Company” or “Pace”) was incorporated on June 3, 2015 as a Cayman Islands exempted company under the name Paceline Holdings Corp. The Company changed its name to Pace Holdings Corp. on August 7, 2015. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s sponsor is TPACE Sponsor Corp., a Cayman Islands exempted company (the “Sponsor”).

All activity for the period from June 3, 2015 (“Inception”) through December 31, 2015 relates to Pace’s formation and initial public offering of units consisting of Pace’s Class A ordinary shares and warrants to purchase Class A ordinary shares (the “Public Offering”). The Company will not generate any operating revenues until after completion of a Business Combination at the earliest. Company has selected December 31st as its fiscal year end.

Financing

The registration statement for Pace’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on September 10, 2015. The Public Offering closed on September 16, 2015 (the “Close Date”). The Company’s Sponsor purchased $11,000,000 of warrants in a private placement at the Close Date.

The Company intends to finance a Business Combination with proceeds from its $450,000,000 Public Offering and $11,000,000 private placement (see Note 3). At the Close Date, $450,000,000 of the proceeds from the Public Offering and private placement were deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”). At December 31, 2015, all Trust Account funds were held in cash.

At the Close Date, Pace held proceeds from the Public Offering and private placement outside the Trust Account of $11,000,000, of which $9,000,000 was used to pay underwriting discounts and $300,000 was used to repay notes payable from the Sponsor, with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Trust Account

Prior to January 2016, funds held in the Trust Account were not invested and were held in a non-interest bearing account. On January 4, 2016, funds held in the Trust Account were invested in money market funds meeting certain conditions under Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest solely in U.S. Treasuries.

Trust Account funds will not be removed except for the withdrawal of a portion of interest income to be utilized to pay taxes, if any, until the earliest of (i) the completion of a Business Combination, (ii) the redemption of any Class A ordinary shares issued as part of the units in the Public Offering (the “Public Shares”) properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance and timing of Pace’s obligation to redeem 100% of the Public Shares if Pace does not complete a Business Combination within 24 months after the Close Date, or (iii) the redemption of all of Pace’s Public Shares if it is unable to complete a Business Combination within 24 months after the Close Date, subject to applicable law.

Business Combination

The Company has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with, or acquisition of, one or more target businesses that together have a fair market equal to at least 80% of the balance of the Trust Account, net of any deferred underwriting discounts and taxes payable on earned interest, at the date a definitive agreement to proceed with a Business Combination is signed. There is no assurance that Pace will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek shareholder approval of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable, or (ii) provide shareholders with the opportunity to sell their shares to Pace by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to consummation of the Business Combination, including interest but less taxes payable. The decision as to whether Pace will seek shareholder approval of a Business Combination or will allow shareholders to sell their shares in a tender offer will be made by Pace, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require Pace to seek shareholder approval, unless a vote is required by NASDAQ rules or otherwise required by law. If Pace seeks shareholder approval, it will complete a Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. However, in no event will Pace redeem its Public Shares in an amount that would cause its net tangible assets, or total shareholder’s equity, to be less than $5,000,001. In such case, Pace would not proceed with the redemption of its Public Shares and related Business Combination, and would resume its search for an alternate target business with which to undertake a Business Combination.

If Pace holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the opportunity to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. As a result, such ordinary shares are recorded at their redemption amount and classified as temporary equity in accordance with Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

The Company has 24 months after the Close Date to complete a Business Combination. If Pace does not complete a Business Combination within this time period, it shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of tax (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the shareholder rights of owners of Class A ordinary shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and Pace’s independent directors (collectively, the “Initial Shareholders”) have entered into a letter agreement with Pace, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if Pace fails to complete a Business Combination within 24 months after the Close Date. However, if the Initial Shareholders acquire Public Shares after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Pace fails to complete the Business Combination within 24 months after the Close Date.

If Pace fails to complete a Business Combination within 24 months after the Close Date, the resulting redemption of Pace’s Class A ordinary shares will reduce the book value per share for the Class F ordinary shares held by the Initial Shareholders, who would be the only remaining shareholders after such a redemption.

If Pace completes a Business Combination within 24 months after the Close Date, funds in the Trust Account will be used to pay for the Business Combination, redemptions of Class A ordinary shares, if any, the deferred underwriting compensation of $15,750,000 and accrued expenses related to the Business Combination. Any funds remaining will be made available to Pace to provide working capital to finance Pace’s business operations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of Pace’s financial position at December 31, 2015 and the results of operations and cash flows for the period presented.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pace, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Concentration of Credit Risk

Financial instruments that potentially subject Pace to concentrations of credit risk consist of cash accounts in financial institutions which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes Pace is not exposed to significant risks on such accounts.

Financial Instruments

The fair values of Pace’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented on the balance sheet.

Redeemable Ordinary Shares

All 45,000,000 Class A ordinary shares sold as part of the Units in the Public Offering contain a redemption feature as discussed in Note 1. In accordance with ASC 480, redemption provisions not solely within the control of Pace require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although Pace did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Class A ordinary shares in an amount that would cause its net tangible assets, or total shareholders’ equity, to fall below $5,000,001. Accordingly, at December 31, 2015, 42,990,227 of Pace’s 45,000,000 Class A ordinary shares were classified outside of permanent equity.

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss attributable to ordinary shares by the weighted average number of ordinary shares outstanding during the period, plus, to the extent dilutive, the incremental number of ordinary shares to settle warrants, as calculated using the treasury stock method. At December 31, 2015, Pace had outstanding warrants for the purchase of up to 22,333,333 Class A ordinary shares. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted net loss per ordinary share because its inclusion would have been anti-dilutive. As a result, diluted net loss per ordinary share is equal to basic net loss per ordinary share.

Use of Estimates

The preparation of Pace’s balance sheet in conformity with U.S. GAAP requires Pace’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” The Company incurred offering costs in connection with its Public Offering of $1,114,002, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. These costs, along with paid and deferred underwriter discounts totaling $24,750,000, were charged to additional paid-in capital at the Close Date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2015. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on Pace. Consequently, income taxes are not reflected in Pace’s financial statements.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on Pace’s financial statements.

3. Public Offering

In its Public Offering, Pace sold 45,000,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one of Pace’s Class A ordinary shares, $0.0001 par value, and one redeemable Class A ordinary share purchase warrant (“Warrant”). The Company has agreed to use its best efforts to file a registration statement, and cause such registration statement to become effective under the Securities Act, covering the Class A ordinary shares underlying the Warrants following the completion of a Business Combination. Each Warrant entitles the holder to purchase one third of one Class A ordinary share for one third of $11.50 per one third share. Warrants may be exercised only for a whole number of ordinary shares; no fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, Pace will round down to the nearest whole number the number of Class A ordinary shares to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of a Business Combination or 12 months after the Close Date, and will expire after the earlier of five years after the completion of a Business Combination, or upon redemption or liquidation. Alternatively, if Pace does not complete a Business Combination within 24 months after the Close Date, the Warrants will expire at the end of such period. If Pace is unable to deliver registered Class A ordinary shares to a holder upon exercise of Warrants issued in connection with the 45,000,000 Units during the exercise period, the Warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the Warrant agreement. Once the Warrants become exercisable, Pace may redeem the outstanding Warrants in whole, but not in part, at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of Pace’s Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before Pace sends the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $9,000,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, payable upon Pace’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event Pace completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount. The Deferred Discount is recorded as deferred underwriter compensation at Pace’s balance sheet.

4. Related Party Transactions

Founder Shares

On June 30, 2015, the Sponsor purchased 10,062,500 Class F ordinary shares for $25,000, or approximately $0.002 per share. On September 4, 2015, the Sponsor transferred 35,000 Class F ordinary shares to each of Pace’s four independent directors at their original purchase price. Immediately prior to the pricing of the Public Offering, on September 10, 2015, Pace’s board of directors effected a capitalization of 1,437,500 Class F ordinary shares to the Initial Shareholders, resulting in an aggregate issuance of 11,500,000 Class F ordinary shares (the “Founder Shares”) of which 1,500,000 shares were subject to forfeiture by the Sponsor if the underwriters’ over-allotment option was not exercised in full by a specified date. On October 25, 2015, our Sponsor forfeited 250,000 Founder Shares on the expiration of the unexercised portion of the underwriters’ over-allotment option. Following the capitalization and forfeiture, the Sponsor held 11,090,000 Founder Shares and each of our four independent directors held 40,000 Founder Shares.

The Founder Shares are identical to the Class A ordinary shares included in the Units sold in the Public Offering except that the Founder Shares are subject to certain rights and transfer restrictions, as described in further detail below, and are automatically converted into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained in Pace’s amended and restated memorandum and articles of association.

The Initial Shareholders have agreed not to transfer, assign or sell any Founder Shares until the earlier of (i) one year after the completion of a Business Combination, or earlier if, subsequent to a Business Combination, the last sale price of Pace’s ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination or (ii) the date at which Pace completes a liquidation, merger, stock exchange or other similar transaction after a Business Combination that results in all of Pace’s public shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants

Prior to the Close Date, the Sponsor purchased 22,000,000 warrants at a price of $0.50 per warrant, or $11,000,000, in a private placement (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one third of one Class A ordinary share for one third of $11.50 per one third share. Private Placement Warrants may not be redeemed by Pace so long as they are held by the Sponsor or its permitted transferees. If any Private Placement Warrants are transferred to holders other than the Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by Pace and exercisable by the holders on the same basis as the Warrants included in the Units sold in the Public Offering. The Sponsor or its permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis.

If Pace does not complete a Business Combination within 24 months after the Close Date, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of Pace’s Class A ordinary shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants hold registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that Pace register the Private Placement Warrants and the Class A ordinary shares underlying the Private Placement Warrants and the Class F ordinary shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by Pace subsequent to its completion of a Business Combination and rights to require Pace to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Notes

Between Inception and the Close Date, the Sponsor loaned Pace $300,000 in unsecured promissory notes. The funds were used to pay up front expenses associated with the Public Offering. These notes were non-interest bearing and were repaid in full to the Sponsor at the Close Date.

Administrative Services Agreement

On September 10, 2015, Pace entered into an agreement to pay monthly recurring expenses of $10,000 for office space, administrative and support services to an affiliate of the Sponsor effective at the Close Date. The agreement terminates upon the earlier of the completion of a Business Combination or the liquidation of Pace. For the period from Inception to December 31, 2015, Pace incurred expenses of $35,000 under this agreement.

5. Cash Held in Trust Account

Gross proceeds of $450,000,000 and $11,000,000 from the Public Offering and the sale of the Private Placement Warrants, respectively, less underwriting discounts of $9,000,000; and funds of $2,000,000 designated to pay Pace’s accrued formation and offering costs, ongoing administrative and acquisition search costs, plus repay notes payable of $300,000 to the Sponsor at the Close Date were placed in the Trust Account at the Close Date. At December 31, 2015, funds in the Trust Account totaled $450,000,000 and were held in cash. On January 4, 2016 Pace invested the funds held in the Trust Account in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, which invest solely in United States Treasuries.

6. Deferred Underwriting Compensation

The Company is committed to pay the Deferred Discount of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, to the underwriters upon Pace’s completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed within 24 months after the Close Date.

7. Shareholders’ Equity

Class A Ordinary Shares

The Company is authorized to issue 200,000,000 Class A ordinary shares. Depending on the terms of a potential Business Combination, Pace may be required to increase the number of authorized Class A ordinary shares at the same time as its shareholders vote on the Business Combination to the extent Pace seeks shareholder approval in connection with its Business Combination. Holders of Class A ordinary shares are entitled to one vote for each share with the exception that prior to the completion of a Business Combination only holders of Class F ordinary shares have the right to vote on the election of directors. At December 31, 2015, there were 45,000,000 Class A ordinary shares issued and outstanding, of which 42,990,227 shares were subject to possible redemption.

Class F Ordinary Shares

The Company is authorized to issue 20,000,000 Class F ordinary shares. Holders of Pace’s Class F ordinary shares are entitled to one vote for each ordinary share, plus prior to the completion of a Business Combination only holders of Class F ordinary shares have the right to vote on the election of directors. Class F ordinary shares are automatically converted to Class A ordinary shares on a one-for-one basis, subject to adjustment, at the time of a Business Combination. The Initial Shareholders, the sole holders of Class F ordinary shares, have agreed not to transfer, assign or sell any Class F ordinary shares during the Lock Up Period. On October 25, 2015, the Sponsor forfeited 250,000 Class F ordinary shares on the expiration of the remaining portion of the underwriters’ over-allotment option so that the Founder Shares would represent 20% of the total ordinary shares outstanding. At December 31, 2015, there were 11,250,000 Class F ordinary shares issued and outstanding.

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares. The Company’s board of directors has the authority to determine the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the preferred shares of each series. The board of directors may, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A ordinary shares, and which could have anti-takeover effects. At December 31, 2015, there were no shares of preferred stock issued or outstanding.

8. Quarterly Financial Information (Unaudited)

Following are Pace’s unaudited quarterly statements of operations for the period from Inception to June 30, 2015 and the quarters ended September 30, 2015 and December 31, 2015. The Company has prepared the quarterly data on a consistent basis with the audited financial statements included elsewhere in this Annual Report on Form 10-K and, in the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited financial statements and related notes included elsewhere in this Annual Report on Form 10-K. These quarterly operating results are not necessarily indicative of Pace’s operating results for any future period.

	For the Period from June 3, 2015 (inception) to June 30, 2015	For the Three Months Ended September 30, 2015	For the Three Months Ended December 31, 2015
Operating expenses:
Professional fees and other expenses	28,500	52,841	111,281
Organizational costs	26,000	33,789	6,316

Net loss attributable to ordinary shares	$(54,500)	$(86,630)	$(117,597)

Net loss per ordinary share:
Basic and diluted	$(0.15)	$(0.01)	$(0.01)

Weighted average ordinary shares outstanding:
Basic and diluted	359,375	10,679,046	13,327,708

9. Subsequent Events

On January 4, 2016, Pace invested the funds held in the Trust Account in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest solely in United States Treasuries.

Other than the foregoing, management has performed an evaluation of subsequent events through January 26, 2016, the date the financial statements were issued, noting no items which require adjustment or disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Playa Hotels & Resorts B.V.

We have audited the accompanying consolidated balance sheets of Playa Hotels & Resorts B.V. and its subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related combined and consolidated statements of operations and comprehensive income (loss), cumulative redeemable preferred shares, shareholders’ equity, accumulated other comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined and consolidated financial statements present fairly, in all material respects, the financial position of Playa Hotels & Resorts B.V. and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1, the accompanying combined and consolidated financial statements for 2013 include allocations of expenses and debt from Playa Hotels & Resorts, S.L. These combined and consolidated statements for 2013 and the associated allocations may not necessarily be reflective of actual levels of cost or debt which would have been incurred by Playa Hotels & Resorts B.V. had it operated as a standalone entity during 2013.

/s/ DELOITTE & TOUCHE LLP

McLean, VA

July 8, 2016, except for Notes 1 and 15, as to which the date is December 19, 2016

Playa Hotels & Resorts B.V.

Consolidated Balance Sheets

($ in thousands, except share data)

	As of December 31,		As of September 30,
	2015	2014	2016
			(unaudited)
ASSETS
Cash and cash equivalents	$35,460	$39,146	$35,120
Restricted cash	6,383	6,383	6,383
Trade and other receivables, net	43,349	32,014	31,497
Accounts receivable from related parties	3,457	3,009	2,562
Insurance recoverable	—	1,224	—
Inventories	10,062	8,648	10,759
Prepayments and other assets	52,675	53,254	56,919
Property, plant and equipment, net	1,432,855	1,338,997	1,406,192
Investments	844	689	860
Goodwill	51,731	51,731	51,731
Other intangible assets	2,505	2,833	2,055
Deferred tax assets	4,703	7,193	4,703

Total assets	$1,644,024	$1,545,121	$1,608,781

LIABILITIES, CUMULATIVE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$152,035	$125,885	$110,033
Accounts payable to related parties	5,930	6,344	7,968
Income tax payable	4,510	1,300	79
Debt	780,646	705,120	747,409
Debt to related party	47,792	47,985	47,565
Deferred consideration	4,145	6,127	2,491
Other liabilities	10,050	7,628	9,445
Deferred tax liabilities	92,926	107,969	92,926

Total liabilities	1,098,034	1,008,358	1,017,916

Commitments and contingencies
Cumulative redeemable preferred shares (par value $0.01; 32,738,094 shares authorized, issued and outstanding as of December 31, 2015 and 2014 and September 30, 2016; aggregate liquidation preference of $352,275 and $316,230 as of December 31, 2015 and 2014, respectively and $385,439 as of September 30, 2016)	352,275	312,618	385,439
Shareholders’ equity
Ordinary shares (par value $0.01; 65,623,214 shares authorized and issued and 60,249,330 shares outstanding as of December 31, 2015 and 2014 and September 30, 2016)	656	656	656
Treasury shares (at cost, 5,373,884 shares as of December 31, 2015 and 2014 and September 30, 2016)	(23,108)	(23,108)	(23,108)
Paid-in capital	420,872	460,529	387,708
Accumulated other comprehensive loss	(4,067)	(3,583)	(4,023)
Accumulated deficit	(200,638)	(210,349)	(155,807)

Total shareholders’ equity	193,715	224,145	205,426

Total liabilities, cumulative redeemable preferred shares and shareholders’ equity	$1,644,024	$1,545,121	$1,608,781

The accompanying Notes form an integral part of the Combined and Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Combined and Consolidated Statements of Operations and Comprehensive Income (Loss)

($ in thousands)

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2014	2013	2016	2015
				(unaudited)
Revenue:
Package	$352,820	$312,130	$234,312	$348,808	$260,756
Non-package	55,525	55,107	45,624	52,562	40,500

Total revenue	408,345	367,237	279,936	401,370	301,256

Direct and selling, general and administrative expenses:
Direct	247,080	233,841	198,513	214,039	179,463
Selling, general and administrative	70,461	62,176	49,571	66,237	48,298
Pre-opening	12,440	16,327	2,638	—	10,962
Depreciation and amortization	46,098	65,873	31,295	38,809	33,915
Impairment loss	—	7,285	—	—	—
Insurance proceeds	(27,654)	(3,000)	—	(309)	(27,005)

Direct and selling, general and administrative expenses	348,425	382,502	282,017	318,776	245,633

Operating income (loss)	59,920	(15,265)	(2,081)	82,594	55,623

Interest expense	(49,836)	(41,210)	(29,864)	(40,619)	(37,233)
Loss on extinguishment of debt	—	—	(5,101)	—	—
Other (expense) income, net	(2,128)	(10,777)	3,732	(2,414)	(775)

Net income (loss) before tax	7,956	(67,252)	(33,314)	39,561	17,615

Income tax benefit (expense)	1,755	29,036	(5,194)	5,270	5,239

Net income (loss)	9,711	(38,216)	(38,508)	44,831	22,854

Other comprehensive (loss) income, net of taxes:
Cash flow hedges	—	—	1,922	—	—
Benefit obligation (loss) gain	(484)	630	178	44	(613)

Other comprehensive (loss) income	(484)	630	2,100	44	(613)

Total comprehensive income (loss)	$9,227	$(37,586)	$(36,408)	$44,875	$22,241

Accretion and dividends of cumulative redeemable preferred shares	(39,657)	(35,991)	(13,380)	(33,164)	(29,175)

Net (loss) income available to ordinary shareholders	$(29,946)	$(74,207)	$(51,888)	$11,667	$(6,321)

(Losses) earnings per share — Basic	$(0.50)	$(1.18)	$(0.83)	$0.11	$(0.10)

(Losses) earnings per share — Diluted	$(0.50)	$(1.18)	$(0.83)	$0.11	$(0.10)

Weighted average number of shares outstanding during the period — Basic	60,249,330	62,791,324	62,809,833	60,249,330	60,249,330
Weighted average number of shares outstanding during the period —Diluted	60,249,330	62,791,324	62,809,833	60,249,330	60,249,330

The accompanying Notes form an integral part of the Combined and Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Combined and Consolidated Statements of Cumulative Redeemable Preferred Shares, Shareholders’

Equity and Accumulated Other Comprehensive Loss for the Years Ended December 31, 2015, 2014

and 2013 and for the Nine Months Ended September 30, 2016

($ in thousands, except share data)

			Shareholders’ Equity
	Cumulative Redeemable Preferred Shares		Ordinary Shares		Treasury Shares		Paid-In Capital	Prior Parent Investment	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2013	—	$—	—	$—	—	$—	$—	$189,530	$(6,313)	$—	$183,217
Net loss for the period								(3,446)			(3,446)
Cash flow hedges									1,922		1,922
Benefit obligation gain (loss)									(67)		(67)

Balance at August 12, 2013	—	—	—	—	—	—	—	186,084	(4,458)	—	181,626

Formation Transactions			51,337,500	513			410,207	(186,084)		(148,824)	75,812
Net loss for the period										(35,062)	(35,062)
Benefit obligation gain (loss)									245		245
Proceeds from issuance of ordinary shares net of issuance costs of $144			14,285,714	143			99,693				99,836
Proceeds from issuance of cumulative redeemable preferred shares, net of issuance costs of $324 and discount of $11,429	32,738,094	263,247								11,753	11,753
Accretion and dividends of cumulative redeemable preferred shares		13,380					(13,380)				(13,380)

Balance at December 31, 2013	32,738,094	$276,627	65,623,214	$656	—	$—	$496,520	$—	$(4,213)	$(172,133)	$320,830

Net loss for the period										(38,216)	(38,216)
Benefit obligation gain, net of tax									630		630
Repurchase of ordinary shares			(5,373,884)		5,373,884	(23,108)					(23,108)
Accretion and dividends of cumulative redeemable preferred shares		35,991					(35,991)				(35,991)

Balance at December 31, 2014	32,738,094	$312,618	60,249,330	$656	5,373,884	$(23,108)	$460,529	$—	$(3,583)	$(210,349)	$224,145

Net income for the period										9,711	9,711
Benefit obligation loss, net of tax									(484)		(484)
Accretion and dividends of cumulative redeemable preferred shares		39,657					(39,657)				(39,657)

Balance at December 31, 2015	32,738,094	$352,275	60,249,330	$656	5,373,884	$(23,108)	$420,872	$—	$(4,067)	$(200,638)	$193,715

Net income for the period										44,831	44,831
Benefit obligation loss, net of tax									44		44
Accretion and dividends of cumulative redeemable preferred shares		33,164					(33,164)				(33,164)

Balance at September 30, 2016 (unaudited)	32,738,094	$385,439	60,249,330	$656	5,373,884	$(23,108)	$387,708	$—	$(4,023)	$(155,807)	$205,426

The accompanying Notes form an integral part of the Combined and Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Combined and Consolidated Statements of Cash Flows

($ in thousands)

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2014	2013	2016	2015
				(unaudited)
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$9,711	$(38,216)	$(38,508)	$44,831	$22,854
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	46,098	65,874	31,295	38,809	33,915
Amortization of debt discount, premium and issuance costs	3,183	3,644	2,627	2,349	2,536
Loss on extinguishment of debt	—	—	5,101	—	—
Impairment loss	—	7,285	—	—	—
Gain on insurance recoverables	(15,935)	—	—	(309)	(16,000)
Deferred income taxes	(12,555)	(9,838)	(1,085)	—	(11,871)
Other	(1,318)	(234)	213	18	(68)
Changes in assets and liabilities:
Trade and other receivables, net	(10,510)	331	(5,355)	11,851	6,370
Accounts receivable from related parties	(448)	(1,535)	4,269	895	(160)
Insurance recoverable	1,224	—	—	—	1,224
Inventories	(1,437)	(1,602)	53	(629)	256
Prepayments and other assets	(11,966)	(2,512)	3,773	(4,230)	(23,478)
Trade and other payables	18,317	13,039	25,321	(41,969)	(14,528)
Payables to related parties	(414)	(287)	(10,809)	2,038	(631)
Income tax payable	3,210	(2,455)	(2,733)	(4,431)	4,665
Deferred consideration	523	663	—	237	511
Other liabilities	3,116	(30,442)	6,945	(560)	2,709
Derivative financial instrument	—	—	1,922	—	—

Net cash provided by operating activities	30,799	3,715	23,029	48,900	8,304

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(119,704)	(80,735)	(77,845)	(11,814)	(100,953)
Advance payment on property, plant and equipment	—	(50,776)	(6,288)	—	—
Purchase of intangibles	(407)	(1,008)	(59)	(254)	(327)
Activity from disposal of property, plant and equipment	30	5,470	15	53	(30)
Insurance proceeds	15,934	16,970	—	479	16,000
Acquisitions, net of cash acquired	—	—	(314,974)	—	—
Changes in restricted cash	—	(6,383)	—	—	—

Net cash used in investing activities	(104,147)	(116,462)	(399,151)	(11,536)	(85,310)

FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	—	—	100,000	—	—
Issuance costs of ordinary shares	—	—	(144)	—	—
Proceeds from issuance of cumulative redeemable preferred shares	—	—	225,000	—	—
Issuance costs of cumulate redeemable preferred shares	—	—	(324)	—	—
Proceeds from debt issuance	51,500	79,125	623,250	—	51,500
Issuance costs of debt	(583)	(2,320)	(16,371)	—	(583)
Proceeds from short term loans	—	—	5,000	—	—
Debt modification costs	—	(4,650)	—	—	—
Payment of deferred consideration	(2,505)	(1,850)	(525)	(1,891)	(1,871)
Repayments of debt	(3,750)	(3,750)	(938)	(2,813)	(2,813)
Proceeds from borrowings on revolving credit facility	40,000	30,000	—	—	40,000
Repayments of borrowings on revolving credit facility	(15,000)	(5,000)	—	(33,000)	(15,000)
Repayments of Prior Parent allocated debt	—	—	(21,183)	—	—
Cash paid to Prior Parent	—	—	(470,821)	—	—
Repurchase of ordinary shares	—	(23,108)	—	—	—

Net cash (used in) provided by financing activities	69,662	68,447	442,944	(37,704)	71,233

DECREASE IN CASH AND CASH EQUIVALENTS	(3,686)	(44,300)	66,822	(340)	(5,773)

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	$39,146	$83,446	$16,624	$35,460	$39,146

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$35,460	$39,146	$83,446	$35,120	$33,373

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2014	2013	2016	2015
				(unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest, net of interest capitalized	$45,510	$38,047	$21,445	$46,399	$42,219
Cash paid for income taxes	$6,803	$7,601	$3,996	$12,976	$5,271
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Capital expenditures incurred but not yet paid	$8,366	$18,063	$1,306	$53	$8,567
Interest capitalized but not yet paid	$64	$2,026	$—	$—	$395
Transfers from advance payments to property, plant and equipment	$—	$42,015	$—	$—	$—
Release of debt obligation to Prior Parent	$—	$—	$59,500	$—	$—
Settlement of interest rate swap agreements	$—	$—	$10,132	$—	$—
Ordinary shares issued for the Formation Transactions	$—	$—	$410,700	$—	$—
Cumulative redeemable preferred shares issued for acquisition	$—	$—	$50,000	$—	$—
Term loan issued for acquisition	$—	$—	$50,000	$—	$—
Deferred consideration for acquisition	$—	$—	$7,051	$—	$—
Indemnification asset from acquisition	$—	$—	$9,621	$—	$—
Accretion of issuance costs and discount on cumulative redeemable preferred shares	$3,612	$5,863	$2,278	$—	$3,612
Non-cash PIK Dividends	$36,045	$30,128	$11,102	$33,164	$25,563

The accompanying Notes form an integral part of the Combined and Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Notes to the Combined and Consolidated Financial Statements

Note 1. Organization operations and basis of presentation

Background

Playa Hotels & Resorts B.V. (“Playa”) is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations. Playa’s portfolio consists of 13 resorts located in Mexico, the Dominican Republic and Jamaica. We currently manage eight of our 13 resorts. Unless otherwise indicated or the context requires otherwise, references in our consolidated financial statements (our “Combined and Consolidated Financial Statements”) to “we,” “our,” “us” and similar expressions refer to Playa and its subsidiaries.

We were incorporated on March 28, 2013 and began operations on August 13, 2013 when Playa Hotels & Resorts, S.L. (the “Prior Parent”) and certain of our subsidiaries and shareholders (the “Continuing Shareholders”) engaged in a series of transactions that included: (i) the acquisition of eight resorts from the Prior Parent (the “Contributed Resorts”) for cash payments totaling $492.0 million and the issuance of ordinary shares with a value of $410.7 million; (ii) the acquisition of four resorts in Mexico (collectively, “Real Resorts”) and the management company that managed them for consideration of approximately $413.3 million, including $50.0 million of our Cumulative Redeemable Preferred Shares (“Preferred Shares”), as well as $50.0 million of our Term Loan (as defined below) (see Note 11); (iii) the acquisition of a resort located in Jamaica for approximately $66.2 million; (iv) an investment by HI Holdings Playa B.V. (“HI Holdings Playa”), a subsidiary of Hyatt Hotels Corporation (together with its affiliates, “Hyatt”), of $100.0 million in our ordinary shares and $225.0 million in our Preferred Shares (the “Hyatt Investment”); (v) the consummation of our Senior Secured Credit Facility (as defined below) (see Note 11); and (vi) the issuance of the Senior Notes due 2020 (as defined below) (see Note 11). The foregoing transactions are collectively referred to as our “Formation Transactions.” In connection with our acquisition of the Contributed Resorts from the Prior Parent, the Prior Parent exchanged our ordinary shares that it held for all of the Prior Parent shares held by the Continuing Shareholders. We also entered into long-term franchise, license and related agreements with Hyatt pursuant to which we operate certain resorts under Hyatt brands.

Basis of preparation, presentation and measurement

These Combined and Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are presented on a combined basis prior to August 13, 2013, and on a consolidated basis on and subsequent to August 13, 2013 and include the results of the following entities: the Contributed Resorts for the years ended December 31, 2015, 2014 and 2013 and for the nine months ended September 30, 2016 and 2015, and Real Resorts from the date of acquisition on August 13, 2013 to September 30, 2016 and the acquisition of our Jamaica property (as defined below). The Contributed Resorts were considered entities under the common control of Farallon Capital Management, L.L.C. and certain of its funds (collectively, “Farallon”) who collectively vote on all Playa shareholder matters as one entity. The acquisition of Real Resorts was treated as a business combination and the acquisition of our Jamaica Property (as defined below) as an asset purchase.

For the periods prior to our Formation Transactions our combined financial statements present the historical financial position, results of operations and cash flows of the Contributed Resorts as they had been historically operated and are not indicative of the financial position, results of operations or net cash flows that would have existed had the Contributed Resorts operated as an independent, stand-alone company for the periods presented. These combined financial statements include assets and liabilities that are specifically attributable to the Contributed Resorts, and revenues and costs directly related to the operations and maintenance of the Contributed Resorts. The Contributed Resorts received services and support functions from the Prior Parent or from others on its behalf. The Contributed Resorts’ operations were dependent on the Prior Parent’s ability to perform these services and support functions which included accounting, finance, investor relations, planning, legal, communications and human resources which have been allocated primarily based on a percentage of revenue at each resort. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, us. The allocations may not, however, reflect the expense we would have incurred as a stand-alone company for the periods presented. Actual costs incurred had we been a stand-alone company would have depended on a number of factors. The Syndicated Loan and the related hedging activity were obligations of the Prior Parent and have been presented as obligations of Playa for periods prior to our Formation Transactions. We believe this is a reasonable basis of presenting this indebtedness and the related interest expense because the Syndicated Loan was serviced primarily through cash flows of the Contributed Resorts, and the Syndicated Loan was refinanced with new debt as part of our Formation Transactions. Losses per share have been presented as if the capital structure of the Prior Parent had been outstanding during the combined period prior to our Formation Transactions.

The interim Consolidated Balance Sheet as of September 30, 2016, the related interim Consolidated Statements of Operations and Comprehensive Income for the nine months ended September 30, 2016 and 2015, the Consolidated Statement of Cumulative Redeemable Preferred Shares, Shareholders’ Equity and Accumulated Other Comprehensive Loss for the nine months ended September 30, 2016, the Consolidated Statements of Cash Flows for the nine months ended September 30, 2016 and 2015, and the related footnote disclosures are unaudited and do not include all disclosures normally required in annual Consolidated Financial Statements prepared in accordance with U.S. GAAP. In our opinion, the unaudited interim Consolidated Financial Statements have been prepared on the same basis as the annual Consolidated Financial Statements and include all adjustments, consisting of only normal recurring adjustments, necessary for fair presentation.

During 2015, we assessed the presentation of the Consolidated Balance Sheets and changed the presentation from classified to unclassified to be more comparable with our competitors, who consist of hotel companies that substantially own all of their properties and development companies. We concluded that this change was preferable for the users of our Consolidated Financial Statements and consistent with industry practice. The change was applied to all periods presented retrospectively.

Subsequent to the issuance of the 2014 and 2013 financial statements, management identified an error in accounting for certain compulsory tips in 2015, which are included in the all-inclusive package rate at our resorts and paid fully to our employees. Historically, we recorded our package revenue in Jamaica and Mexico net of tips. In connection with the original issuance of our 2015 and 2014 comparative consolidated financial statements, we corrected our accounting in 2015 to record revenue gross of tips in these jurisdictions to be in accordance with U.S. GAAP, resulting in increases of $8.5 million in 2014 for both package revenue and direct expenses with no net impact on operating loss, net loss or total comprehensive loss. In connection with the issuance of these financial statements, we corrected the accounting treatment of tips for the year ended December 31, 2013 and for the nine months ended September 30, 2015, resulting in increases of $7.7 million and $6.6 million, respectively, in both package revenue and direct expenses with no net impact on operating loss, net loss or total comprehensive loss. The effects of these corrections are also reflected in our segment disclosures in Note 15. We believe the effects of this change are immaterial to our Combined and Consolidated Financial Statements when taken as a whole.

Subsequent to the issuance of our December 31, 2013 Combined and Consolidated Financial Statements, we identified certain errors, which we corrected and restated in connection with the December 31, 2014 Combined and Consolidated Financial Statements. Correction of errors were related to accounting for income taxes, which resulted in an increase of income tax provision of $11 million; correction of historical exchange rates applied to the conversion of the fixed assets, decreased depreciation expense by $0.7 million; and transaction costs related to the purchase of the Jamaica Property were recorded as expenses rather than being capitalized, the correction decreased the selling, general and administrative expenses by $1.4 million.

Note 2. Significant accounting policies

Principles of consolidation

These Combined and Consolidated Financial Statements include the accounts of Playa and the subsidiaries, which we wholly own and control. During the combined financial statement periods, Playa has treated the combined entities as if they were wholly owned and controlled by Playa. All material intercompany transactions and balances have been eliminated in the combination and consolidation process. All relevant transactions with the Prior Parent have been shown as related party transactions in the Combined and Consolidated Financial Statements.

Seasonality

The seasonality of the lodging industry and the location of our resorts in Mexico and the Caribbean generally result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations and cash flows, which are consistently higher during the first quarter of each year than in successive quarters.

Use of estimates

The preparation of our Combined and Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

We evaluate our estimates and assumptions periodically. Estimates are based on historical experience and on other factors that are considered to be reasonable under the circumstances. All significant accounting policies are disclosed in the notes to our Consolidated Financial Statements. Significant accounting policies that require us to exercise judgment or make significant estimates include asset determinations of useful lives, fair value of financial instruments, business combination purchase price, tax valuation allowance and long-lived asset and goodwill impairment testing.

Foreign currency

Our reporting currency is the U.S. dollar. We have determined that the U.S. dollar is the functional currency of all of our international operations. Foreign currency denominated monetary asset and liability amounts are remeasured into U.S. dollars at end-of-period exchange rates. Foreign currency non-monetary assets, such as inventories, prepaid expenses, fixed assets and intangible assets, are recorded in U.S. dollars at historical exchange rates. Foreign currency denominated income and expense items are recorded in U.S. dollars at the applicable daily exchange rates in effect during the relevant period.

For purposes of calculating our tax liability in certain foreign jurisdictions, we index our depreciable tax bases in certain assets for the effects of inflation based upon statutory inflation factors. The effects of these indexation adjustments are reflected in the income tax benefit line of the Combined and Consolidated Statements of Operations and Comprehensive Income (Loss). The remeasurement gains and losses related to deferred tax assets and liabilities are reported in the income tax provision. Foreign exchange gains and losses are presented in the Combined and Consolidated Statements of Operations and Comprehensive Income (Loss) within other (expense) income, net.

We recognized a foreign currency loss of $3.0 million and $1.6 million for the year ended December 31, 2015 and 2014, respectively, and a gain of $1.4 million for the year ended December 31, 2013. We recognized a foreign currency loss of $2.5 million and $1.8 million for the nine months ended September 30, 2016 and 2015, respectively.

Business combinations

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The acquisition date is the date on which we obtain operating control over the acquired business.

The consideration transferred is determined on the acquisition date and is the sum of the fair values of the assets transferred by us and the liabilities incurred by us, including the fair value of any asset or liability resulting from a deferred consideration arrangement. Acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred.

Any deferred consideration is measured at its fair value on the acquisition date, recorded as a liability and accreted over its payment term in the Combined and Consolidated Statements of Operations and Comprehensive Income (Loss).

Goodwill is measured as the excess of the consideration transferred over the fair value of the net identifiable assets acquired and liabilities assumed. If the consideration transferred is less than the fair value of the net assets acquired and liabilities assumed, the difference is recorded as a bargain purchase gain in profit or loss.

Property, plant and equipment, net

Property, plant and equipment are stated at historical cost less accumulated depreciation. The costs of improvements that extend the life of property, plant and equipment, such as structural improvements, equipment and fixtures, are capitalized. In addition, we capitalize soft costs such as interest, insurance, construction administration and other costs that clearly relate to projects under development or construction. Start-up costs, ongoing repairs and maintenance are expensed as incurred. Buildings that are being developed or undergoing substantial redevelopment, are carried at cost and no depreciation is recorded on these assets until they are put into or back into service. The useful life of buildings under redevelopment is re-evaluated upon completion of the projects.

Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost to their residual values (if any) over their estimated useful lives, as follows:

Buildings	9 to 50 years
Fixtures and machinery	3 to 20 years
Furniture and other fixed assets	3 to 13 years

The assets’ estimated useful lives and residual values are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis.

Income taxes

We recognize deferred income taxes for the tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for tax loss carryforwards. For purposes of our Combined and Consolidated Financial Statements, our income tax provision was calculated on a separate return basis as though we had filed our tax returns in the applicable jurisdictions in which we operate.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. We provide a valuation allowance against deferred tax assets if it is more likely than not that a portion will not be realized. In assessing whether it is more likely than not that deferred tax assets will be realized, we consider all available evidence, both positive and negative, including our recent cumulative earnings experience and expectations of future available taxable income of the appropriate character by taxing jurisdiction, tax attribute carryback and carry forward periods available to us for tax reporting purposes, and prudent and feasible tax planning strategies.

We have only recorded financial statement benefits for tax positions which we believe are more likely than not to be sustained upon settlement with a taxing authority. We have established income tax reserves in accordance with this guidance where necessary, such that a benefit is recognized only for those positions which satisfy the more likely than not threshold. Judgment is required in assessing the future tax consequences of events that have been recognized in our Combined and Consolidated Financial Statements or tax returns, including the application of the more likely than not criteria. We recognize interest and penalties associated with our uncertain tax benefits as a component of the income tax provision.

Beginning in 2015, in accordance with Accounting Standards Codification 740-270 “Income Taxes, Interim Reporting” (“ASC 740-270”), our interim income tax provision was calculated by applying an estimate of the annual effective tax rate for the full fiscal year to “ordinary” income or loss (pre-tax income or loss excluding unusual or infrequently occurring discrete items). This application of ASC 740-270 is consistent with public company reporting standards. Starting in 2016, we changed our methodology of recording our income tax balance sheet accounts for interim reporting periods. In 2015, on a quarterly basis, we recorded current and deferred tax accounts by “splitting” the estimated tax expense between both current and deferred components, as is acceptable. Beginning in 2016, we only record the current tax account on a quarterly basis, which is also acceptable. Deferred tax accounts will be recorded at year-end in accordance with ASC 740-270.

Commitments and contingencies

We are subject to various legal proceedings, regulatory proceedings and claims, the outcomes of which are subject to uncertainty. We record an estimated loss from a loss contingency, with a corresponding charge to income, if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Where there is a reasonable possibility that a loss has been incurred we provide disclosure of such contingencies (see Note 8).

Ordinary shares and paid-in capital

Ordinary shares are classified as equity. Shares are classified as equity when there is no obligation to transfer cash or other assets to the holder thereof. Incremental costs directly attributable to the issue of ordinary shares are recognized as a deduction from equity, net of any tax effects.

Dividends

We have never declared or paid any cash dividends on our ordinary or Preferred Shares. In addition, we must comply with Dutch law, with our articles of association and with the covenants in our Senior Secured Credit Facility and the covenants governing the Senior Notes due 2020 if we want to pay cash dividends. We currently intend to retain any earnings for future operations and expansion. Any future determination to pay dividends will, after having made the required distributions (if any) on our Preferred Shares, be at the discretion of our shareholders at our general meeting of shareholders (the “General Meeting”), subject to a proposal from our board of directors, and will depend on our actual and projected financial condition, liquidity and results of operations, capital requirements, prohibitions and other restrictions contained in current or future financing instruments and applicable law, and such other factors as our board of directors deems relevant. In addition, to the extent any of our Preferred Shares are outstanding, no dividends may be paid on our ordinary shares until any accumulated and unpaid dividends on our Preferred Shares have been paid in full. Dividends on the Preferred Shares are cumulative at a rate of 12% per annum compounded quarterly. Dividends are payable in kind with additional Preferred Shares (the “Non-cash PIK Dividends”) in four quarterly installments on January 15, April 15, July 15 and October 15 of each year, subject to compliance with applicable legal requirements.

Preferred Shares

We issued Preferred Shares that can be converted to ordinary shares at the option of the holder or redeemed by such holder or us under certain conditions. Preferred Shares are reported as a temporary equity instrument (see Note 10).

Debt

Debt is carried at amortized cost. Any difference between the proceeds (net of issuance costs) and the redemption value is recognized as an adjustment to interest expense over the term of the debt using the effective interest rate method.

Debt issuance costs are recorded in the Consolidated Balance Sheets as a direct deduction from the carrying amount and amortized over the term of the debt utilizing the effective interest rate method. Capitalized interest directly attributable to the acquisition, construction or production of qualifying assets, which are assets that take a substantial period of time to get ready for their intended use, is recognized as part of the cost of such assets until the time the assets are substantially ready for their intended use. Capitalized interest is subsequently recognized as depreciation expense in the Combined and Consolidated Statements of Operations and Comprehensive Income (Loss) once the assets are put into service.

Financial instruments

The Consolidated Balance Sheets contain various financial instruments, including, but not limited to, cash and cash equivalents, restricted cash, trade and other receivables, certain prepayments and other assets, trade and other payables, other liabilities and debt. Deferred consideration is recorded at fair value; all other financial assets and financial liabilities are recorded at amortized cost. The carrying amounts of these financial instruments approximate their fair values.

Effective interest rate method

The effective interest rate method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that discounts estimated future cash outflows (including all fees and transaction costs paid) through the expected life of the financial liability to the net carrying amount upon initial recognition.

Goodwill and other intangible assets

Goodwill arises in connection with business combinations. Goodwill is reviewed for impairment annually as of July 1st of each year or more frequently if events or changes in circumstances indicate a potential impairment. We completed our most recent annual impairment assessment for our goodwill as of July 1, 2016 and concluded that goodwill was not impaired.

When testing goodwill for impairment, Accounting Standards Codification Topic 350 permits us to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis to determine whether the two-step impairment test is necessary. We also have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.

The useful life for intangibles such as contracts for the right of use of certain facilities is determined to be equal to their contractual term. We may also qualitatively assess our indefinite lived intangible assets for impairment prior to performing the quantitative impairment test. Impairment charges, if any, are recognized in operating results.

Impairment of definite lived assets

Assets that are subject to amortization (i.e., property, plant and equipment and definite-lived intangible assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. We evaluate the recoverability of each of our long-lived assets, including purchased intangible assets and property, plant and equipment, by comparing the carrying amount to the future undiscounted cash flows we expect the asset to generate.

Impairment of other indefinite lived assets

Our licenses have indefinite lives for which there is no associated amortization expense or accumulated amortization. We assess indefinite lived intangible assets for impairment annually as of July 1st of each year, or more frequently if events occur that indicate an asset may be impaired. We completed our most recent annual impairment assessment for our indefinite lived intangible assets as of July 1, 2016 and concluded that intangible assets were not impaired.

Revenue recognition

Revenue is recognized on an accrual basis when the rooms are occupied and services have been rendered.

Revenues derived from all-inclusive packages purchased by our guests are included in the package revenue line item of the Combined and Consolidated Statements of Operations and Comprehensive Income (Loss). Revenue associated with upgrades, premium services and amenities that are not included in the all-inclusive package, such as premium rooms, dining experiences, wines and spirits and spa packages, are included in the non-package revenue line item of the Combined and Consolidated Statements of Operations and Comprehensive Income (Loss). Advance deposits received from customers are deferred and included in trade and other payables in the Consolidated Balance Sheets until the rooms are occupied and the services have been rendered.

Food and beverage revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed.

Revenue is measured at the fair value of the consideration received or receivable, stated net of estimated discounts, rebates and value added taxes.

Revenue from operations in the Dominican Republic is net of statutory withholding of $5.2 million, $4.1 million and $3.7 million for the years ended December 31, 2015, 2014 and 2013, respectively. For the nine months ended September 30, 2016 and 2015, revenue from operations in the Dominican Republic is net of statutory withholding of $4.0 million and $3.9 million, respectively.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash balances and highly liquid cash deposits with maturities at the date of the acquisition of three months or less, which are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value. We classify these cash instruments as Level 1. Financial instruments that potentially subject us to a concentration of credit risk consist of cash on deposit at financial institutions where the deposits are either uninsured or in excess of insured limits and money market fund balances. Substantially all of our cash is held by financial institutions that we believe are of high-credit quality.

Restricted cash

In connection with the tax surety bond (see Note 8), we made a cash deposit with Fianzas Dorama SA in the amount of approximately $6.4 million in 2014. This cash deposit is recorded as restricted cash in the

Consolidated Balance Sheets as of December 31, 2015 and 2014 and September 30, 2016. For purposes of the Combined and Consolidated Statements of Cash Flows, changes in restricted cash caused by changes in this cash deposit are shown as investing activities.

Trade and other receivables, net

Trade and other receivables are amounts due from guests and vendors for merchandise sold or services performed in the ordinary course of business. Collection is expected in one year or less and is an asset. When necessary, the carrying amount of our receivables is reduced by an allowance for doubtful accounts that reflects our estimate of amounts that will not be collected. When a trade receivable is considered uncollectible, it is written off against the allowance for doubtful accounts. Subsequent recoveries of amounts previously written off are credited against the allowance accounts. Changes in the carrying amount of the allowance account are recognized in the Combined and Consolidated Statements of Operations and Comprehensive Income (Loss).

Inventories

Inventories consist of food, beverages and other items related to consumption and are valued at the lower of cost or market. Cost is determined using the weighted average cost method, not to exceed the market value.

Advertising costs

Advertising costs are expensed as incurred, or the first time the advertising takes place. For the years ended December 31, 2015, 2014 and 2013, we recorded advertising costs of $20.7 million, $17.7 million and $15.0 million, respectively. For the nine months ended September 30, 2016 and 2015, we recorded advertising costs of $18.4 million and $13.5 million, respectively.

Impact of recently issued accounting standards

Future Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers. The standard provides companies with a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is to recognize revenue when control of the goods or services transfers to the customer, as opposed to recognizing revenue when the risks and rewards transfer to the customer under the existing revenue guidance. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017. Early adoption of this ASU is permitted. The guidance permits companies to either apply the requirements retrospectively to all prior periods presented, or apply the requirements in the year of adoption, through a cumulative adjustment. We have not yet selected a transition method nor have we determined the impact of adoption on our Consolidated Financial Statements.

In August 2014, the FASB issued ASU No. 2014-15 (“ASU 2014-15”), Presentation of Financial Statements —Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU requires management to assess and evaluate whether conditions or events exist, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements issue date. The provisions of ASU 2014-15 are effective for annual periods beginning after December 15, 2016 and for annual and interim periods thereafter; early adoption is permitted. The adoption of ASU 2014-15 is not expected to have a material effect on our Consolidated Financial Statements.

In July 2015, the FASB issued ASU No. 2015-11 (“ASU 2015-11”), Simplifying the Measurement of Inventory, which requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. The ASU will not apply to inventories that are measured by using either the last-in, first-out method or the retail inventory method. The ASU is effective prospectively for annual periods beginning after December 15, 2016, and interim periods thereafter. Early application of the ASU is permitted. Upon transition, entities must disclose the nature of and reason for the accounting change. The adoption of ASU 2015-11 is not expected to have a material effect on our Consolidated Financial Statements.

In January 2016, the FASB issued ASU No. 2016-01 (“ASU 2016-01”), Recognition and Measurement of Financial Assets and Financial Liabilities. The new standard significantly revises the accounting related to the classification and measurement of investment in equity securities, and the presentation of certain fair value changes of financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. The ASU is effective from annual periods beginning December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early application of the ASU is permitted. The adoption of ASU 2016-01 is not expected to have a material effect on our Consolidated Financial Statements.

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02”), Leases. Under the new standard, lessees will need to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. The ASU is effective from annual periods beginning December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application of the ASU is permitted. Lessees and lessors are required to use a modified retrospective transition method for existing leases. Accordingly, they would apply the new accounting model for the earliest year presented in the financial statements. The adoption of ASU 2016-02 is not expected to have a material effect on our Consolidated Financial Statements.

In March 2016, the FASB issued ASU No. 2016-08 (“ASU 2016-08”), Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net).The new revenue standard clarifies how an entity should identify the unit of accounting (i.e., the specified good or service) for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements, such as service transactions, by explaining what a principal controls before the specified good or service is transferred to the customer. The effective date and transition requirements of ASU 2016-08 are the same as the effective date and transition requirements of ASU 2014-09. We have not determined the impact of adoption of ASU 2016-08 on our Consolidated Financial Statements.

In April 2016, the FASB issued ASU No. 2016-10 (“ASU 2016-10”), Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. This ASU provides useful clarification of the guidance in ASC Topic 606 on identifying performance obligations and certain aspects of the accounting treatment of licensing contracts. These amendments are expected to reduce the cost and complexity of applying the guidance in ASC Topic 606. The effective date and transition requirements of ASU 2016-10 are the same as the effective date and transition requirements of ASU 2014-09. ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of ASU 2014-09 by one year. We have not determined the impact of adoption of ASU 2016-10 on our Consolidated Financial Statements.

In May 2016, the FASB issued ASU No. 2016-12 (“ASU 2016-12”), Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. This ASU does not change the core principle of the guidance in Topic 606. Rather, it affects the narrow aspects of Topic 606. The effective date and transition requirements of ASU 2016-12 are the same as the effective date and transition requirements of ASU 2014-09. We have not determined the impact of adoption of ASU 2016-12 on our Consolidated Financial Statements.

In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”), Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU amends FASB’s guidance on the impairment of financial instruments by adding an impairment model (known as current expected credit loss (CECL) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The ASU is effective from annual periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. We have not determined the impact of adoption of ASU 2016-13 on our Consolidated Financial Statements.

Recent Accounting Pronouncements Adopted

In April 2015, the FASB issued ASU No. 2015-03 (“ASU 2015-03”), Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This ASU requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. This update affects disclosures related to debt issuance costs but does not affect existing recognition and measurement guidance for these items. In August 2015, the FASB released ASU No. 2015-15 (“ASU 2015-15”), Interest — Imputation of Interest(Subtopic 830-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements — Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting. This ASU clarifies that, given the lack of guidance in ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, the Securities and Exchange Commission staff would not object to any entity presenting debt issuance costs as an asset and subsequently amortizing over the term of the line-of credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. We elected to early adopt ASU 2015-03, as clarified by ASU 2015-15, retrospectively to all arrangements. This change is reflected in the Consolidated Balance Sheet, resulting in the deferred financing costs of $16.5 million and $19.5 million being reclassified from prepayments and other assets to debt and debt to related party as of December 31, 2015 and 2014, respectively. As of September 30, 2016, $13.8 million of deferred financing costs were reclassified from prepayments and other assets to debt.

Note 3. (Losses) earnings per share

All share and per share amounts present the capital structure of the Prior Parent for periods prior to our Formation Transactions. Basic and diluted losses per share attributable to ordinary shareholders are presented in conformity with the two-class method required for participating securities. As discussed in Note 1, in August 2013, we completed our Formation Transactions. For purposes of computing losses per share, it is assumed that recapitalization had occurred for all periods presented. Therefore, the outstanding shares for the periods preceding our Formation Transactions reflect the conversion of the Prior Parent shareholders’ shares into our shares that took place in connection with our Formation Transactions. As Hyatt was not a Prior Parent shareholder, their associated August 2013 investment in our ordinary and preferred shares is contemplated in the calculation of losses per share beginning on August 13, 2013.

Our Preferred Shares and their related accumulated Non-cash PIK Dividends are participating securities. If a dividend is declared or paid on our ordinary shares, holders of our ordinary shares and Preferred Shares are entitled to proportionate shares of such dividend with the holders of Preferred Shares participating on an as-if converted basis.

Under the two-class method, basic (losses) earnings per share (“EPS”) attributable to ordinary shareholders is computed by dividing the net (loss) income attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Net (loss) income attributable to ordinary shareholders is determined by allocating undistributed earnings between ordinary and preferred shareholders. Diluted (losses) EPS attributable to ordinary shareholders is computed by using the more dilutive result of either the two-class method or the if-converted method. The if-converted method uses the weighted-average number of ordinary shares outstanding during the period, including potentially dilutive ordinary shares assuming the conversion of the outstanding Preferred Shares, as of the first day of the reporting period.

For periods in which there are undistributed losses, there is no allocation of earnings to preferred shareholders and the number of shares used in the computation of diluted losses per share is the same as that used for the computation of basic losses per share, as the result would be anti-dilutive. Under the two-class method, the net loss attributable to ordinary shareholders is not allocated to share premium reserve of the Preferred Shares until all other reserves have been exhausted or such loss cannot be covered in any other way.

The calculation of basic and diluted (losses) EPS, under the two-class method, are as follows ($ in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2014	2013	2016	2015
Numerator:
Net Income	$9,711	$(38,216)	$(38,508)	$44,831	$22,854
Convertible Preferred Share dividends	(39,657)	(35,991)	(13,380)	(33,164)	(29,175)
Allocation of undistributed earnings to preferred shareholders (1)	—	—	—	(5,044)	—

Numerator for basic EPS-income available to common shareholders	(29,946)	(74,207)	(51,888)	6,623	(6,321)
Add back convertible Preferred Share dividends (2)	—	—	—	—	—
Add back of undistributed earnings to preferred shareholders (2)	—	—	—	—	—

Numerator for diluted EPS-income available to common shareholders after assumed conversions	$(29,946)	$(74,207)	$(51,888)	$6,623	$(6,321)
Denominator:
Denominator for basic EPS-weighted shares	60,249,330	62,791,324	62,809,833	60,249,330	60,249,330
Convertible Preferred Shares (2)	—	—	—	—	—

Denominator for diluted EPS-adjusted weighted-average shares	60,249,330	62,791,324	62,809,833	60,249,330	60,249,330
Basic (losses) EPS	$(0.50)	$(1.18)	$(0.83)	$0.11	$(0.10)
Diluted (losses) EPS	$(0.50)	$(1.18)	$(0.83)	$0.11	$(0.10)

(1)	For the years ended December 31, 2015, 2014 and 2013 and nine months ended September 30, 2015, no undistributed earnings were allocated to preferred shareholders as we had undistributed losses after deducting Preferred Share dividends from net income.
(2)	For the nine months ended September 30, 2016 and 2015, cumulative preferred shareholder dividends of $33.2 million and $29.2 million, respectively, and the preferred shareholders’ allocation of undistributed earnings of $5.0 million for the nine months ended September 30, 2016, were not added back for purposes of calculating diluted EPS-income available to common shareholders as the effect of treating our convertible preferred securities as if they had been converted to their 41,937,483 and 37,646,499 common share equivalents as of January 1, 2016 and 2015, respectively, is anti-dilutive.

For the years ended December 31, 2015 and 2014, cumulative preferred shareholder dividends of $39.7 million and $36.0 million, respectively, were not added back for purposes of calculating diluted EPS-income available to common shareholders because the effect of treating our convertible preferred securities as if they had been converted to their 37,646,499 and 34,059,703 common share equivalents as of January 1, 2015 and 2014, respectively, is anti-dilutive. For the year ended December 31, 2013, cumulative preferred shareholder dividends of $13.4 million were not added back for purposes of calculating diluted EPS-income available to common shareholders because the effect of treating our convertible preferred securities as if they had been converted to their 32,738,094 common share equivalents as of August 13, 2013 (inception of the Preferred Shares) is anti-dilutive.

Note 4. Property, plant and equipment

The balance of property, plant and equipment is as follows ($ in thousands):

	As of December 31,		As of September 30,
	2015	2014	2016
Land, buildings and improvements	$1,406,656	$1,262,251	$1,418,657
Fixtures and machinery	56,206	24,120	58,898
Furniture and other fixed assets	160,978	134,215	161,463
Construction in progress	3,936	62,178	4,898

Total property, plant and equipment, gross	1,627,776	1,482,764	1,643,916
Accumulated depreciation	(194,921)	(143,767)	(237,724)

Total property, plant and equipment, net	$1,432,855	$1,338,997	$1,406,192

Depreciation expense for property, plant and equipment was $45.0 million, $64.0 million, and $29.5 million for the years ended December 31, 2015, 2014, and 2013, respectively. Depreciation expense for property, plant and equipment was $38.1 million and $33.1 million for the nine months ended September 30, 2016 and 2015, respectively. During the year ended December 31, 2014, we recorded an impairment loss of $7.3 million resulting from the impacts of Hurricane Odile.

For the years ended December 31, 2015, 2014, and 2013, $3.4 million, $7.6 million, and $1.8 million of interest expense was capitalized on qualifying assets, respectively. For the nine months ended September 30, 2016 and 2015, $0 and $2.4 million of interest expense was capitalized on qualifying assets, respectively. Interest expense was capitalized at the weighted average interest rate of the debt.

Acquisition of our Jamaica Property

On August 16, 2013, Playa acquired a resort in Jamaica that was previously operated as the Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica (our “Jamaica Property”). Our Jamaica Property was closed in May 2013 and reopened in December 2014. We invested additional funds to expand, renovate and reposition our Jamaica Property to become an all-inclusive resort under the Hyatt Ziva and the Hyatt Zilara brands (together the “Hyatt All-Inclusive Resort Brands”). Accordingly, our Jamaica Property did not generate revenue until completion of the renovation in late December 2014.

Total consideration transferred for the acquisition of our Jamaica Property consisted of $66.2 million in cash. We accounted for the acquisition of our Jamaica Property as an asset acquisition (not a business combination), recording all tangible assets acquired at their estimated fair values on the acquisition date. We allocated the total consideration transferred as of the acquisition date of $66.2 million as $65.3 million to property, plant and equipment, net and $0.9 million to prepayment and other assets in the Combined and Consolidated Balance Sheets.

As of December 31, 2013, we incurred costs of $0.9 million, which include costs related to the formation of the legal entity that acquired the Jamaica Property. These costs were expensed and included in SG&A in the Combined and Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2013.

Rebrandings

During the second quarter of 2014, we closed two resorts for renovation and rebranding. One resort, Hyatt Ziva and Hyatt Zilara Rose Hall in Jamaica reopened in December 2014 and the other Hyatt Ziva Cancún in Mexico reopened in November 2015.

Hurricane Odile

Our Hyatt Ziva Los Cabos, located in Los Cabos, Mexico, sustained significant damage when Hurricane Odile, a Category 3 hurricane, made landfall on Mexico’s Baja Peninsula on September 14, 2014. Our insurance policies provide coverage for business interruption, including lost profits, and reimbursement for other expenses and costs that we have incurred relating to the damages and losses we have suffered. We determined the fair value of the Hyatt Ziva Los Cabos by utilizing a discounted cash flow model and settled our claim as of December 31, 2015. The property losses and insurance proceeds recorded during the years ended December 31, 2015 and 2014 and the nine months ended September 30, 2015 were as follows ($ in millions):

	Year Ended December 31,		Nine Months Ended September 30,
	2015	2014	2015
Property losses (1)	$—	$25.3	$—
Property damage insurance proceeds	$14.3	$18.0	$14.3
Business interruption insurance proceeds	$12.7	$3.0	$12.7

(1)	Property losses of $25.3 million and corresponding insurance proceeds, net of deductible, of $18.0 million are recorded within impairment loss within the Combined and Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2014. The impairment recorded is specific to the Pacific Coast segment of our business (See Note 15 for further discussion on segment information).

Note 5. Fair value of financial instruments

Our financial instruments consist of cash and cash equivalents, restricted cash, trade and other receivables, accounts receivable from related parties, insurance recoverable, trade and other payables, accounts payable to related parties, deferred consideration and debt. We believe the carrying value of these assets and liabilities, excluding deferred consideration and debt, approximate their fair values at December 31, 2015 and 2014 and September 30, 2016.

Fair value measurements

The objective of a fair value measurement is to estimate the price at which an orderly transaction to sell the asset or to transfer the liability would take place between market participants at the measurement date under current market conditions. U.S. GAAP establishes a hierarchical disclosure framework, which prioritizes and ranks the level of observability of inputs used in measuring fair value as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2: Unadjusted quoted prices for similar assets or liabilities in active markets, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

•	Level 3: Inputs are unobservable and reflect our judgments about assumptions that market participants would use in pricing an asset or liability.

We did not have any movements in and out of Level 3 for our fair valued instruments during any of the above periods.

The following table presents our fair value hierarchy for our financial liabilities measured at fair value on a recurring basis as of December 31, 2015, 2014, and September 30, 2016, as well as non-recurring fair value measurement that we completed during 2014 due to the impairment (see Note 4) of non-financial assets ($ in thousands):

	December 31, 2015	Level 1	Level 2	Level 3
Fair value measurements on a recurring basis:
Deferred Consideration	$4,145	$—	$—	$4,145

	December 31, 2014	Level 1	Level 2	Level 3
Fair value measurements on a recurring basis:
Deferred Consideration	$6,127	$—	$—	$6,127
Fair value measurements on a non-recurring basis:
Impaired hotel property held and used (1)	$129,081	$—	$—	$129,081

	September 30, 2016	Level 1	Level 2	Level 3
Fair value measurements on a recurring basis:
Deferred Consideration	$2,491	$—	$—	$2,491

(1)	The fair value measurement is as of the measurement date of the impairment and may not reflect the book value as of December 31, 2014.

The following table presents a reconciliation from the opening balances to the closing balances for our Level 3 fair valued instruments as of December 31, 2015, 2014 and September 30, 2016 ($ in thousands):

Deferred Consideration
Balance as of December 31, 2013	$6,532
Total losses included in earnings (or change in net assets) (1)	1,445
Settlements	(1,850)

Balance as of December 31, 2014	6,127
Total losses included in earnings (or change in net assets) (1)	523
Settlements	(2,505)

Balance as of December 31, 2015	4,145
Total losses included in earnings (or change in net assets) (1)	160
Settlements	(625)

Balance as of March 31, 2016	$3,680
Total losses included in earnings (or change in net assets) (1)	49
Settlements	(638)

Balance as of June 30, 2016	$3,091

Total losses included in earnings (or change in net assets) (1)	28
Settlements	(628)

Balance as of September 30, 2016	$2,491

(1)	All losses (other than changes in net assets) are included in interest expense in the Combined and Consolidated Statements of Operations and Comprehensive Income (Loss).

The following tables present our fair value hierarchy for our financial liabilities not measured at fair value as of December 31, 2015 and 2014 and September 30, 2016 ($ in thousands):

	Carrying Value As of December 31, 2015	Fair Value
		Level 1	Level 2	Level 3	Total
Financial liabilities not recorded at fair value:
Debt:
Term Loan	$358,442	$—	$—	$357,896	$357,896
Revolving Credit Facility (1)	50,000	—	—	50,000	50,000
Senior Notes due 2020	419,996	—	445,550	—	445,550

Total	$828,438	$—	$445,550	$407,896	$853,446

	Carrying Value As of December 31, 2014	Fair Value
		Level 1	Level 2	Level 3	Total
Financial liabilities not recorded at fair value:
Debt:
Term Loan	$359,892	$—	$—	$375,700	$375,700
Revolving Credit Facility (1)	25,000	—	—	25,000	25,000
Senior Notes due 2020	368,213	—	380,156	—	380,156

Total	$753,105	$—	$380,156	$400,700	$780,856

	Carrying Value As of September 30, 2016	Fair Value
		Level 1	Level 2	Level 3	Total
Financial liabilities not recorded at fair value:
Debt:
Term Loan	$357,303	$—	$—	$364,000	$364,000
Revolving Credit Facility (1)	17,000	—	—	17,000	17,000
Senior Notes due 2020	420,671	—	441,831	—	441,831

Total	$794,974	$—	$441,831	$381,000	$822,831

(1)	We estimate that the carrying value of our Revolving Credit Facility is the fair value as of December 31, 2015 and 2014 and September 30, 2016. The valuation technique and significant unobservable inputs are consistent with our term loan, but the valuation using the discounted cash flow technique approximates the carrying value as the expected term is significantly shorter in duration. We typically use our Revolving Credit Facility solely for short term liquidity.

The following table displays valuation techniques and the significant unobservable inputs for our Level 3 assets and liabilities measured at fair value as of December 31, 2015 and 2014 and September 30, 2016 ($ in thousands):

	Fair Value	Fair Value Measurements as of December 31, 2015
		Significant Valuation Techniques	Significant Unobservable Inputs	Input
Deferred Consideration	$4,145	Discounted Cash	Discount Rate	4.00%
		Flow	Forward Rate	4.46% — 5.00%
			Expected Term	19 months
Term Loan	$357,896	Discounted Cash	Discount Rate	3.75%
		Flow	Forward Rate	4.00% — 5.16%
			Expected Term	44 months

	Fair Value	Fair Value Measurements as of December 31, 2014
		Significant Valuation Techniques	Significant Unobservable Inputs	Input
Impaired Hotel Property	$129,081	Discounted Cash	Discount Rate	9.60%
		Flow	Forward Rate	(0.69%) — 8.04%
			Expected Term	120 months
			Exit EBITDA multiple	12.5x
Deferred Consideration	$6,127	Discounted Cash	Discount Rate	4.00%
		Flow	Forward Rate	3.73% — 5.00%
			Expected Term	31 months
Term Loan	$375,700	Discounted Cash	Discount Rate	3.00%
		Flow	Forward Rate	4.00% — 5.71%
			Expected Term	56 months

	Fair Value	Fair Value Measurements as of September 30, 2016
		Significant Valuation Techniques	Significant Unobservable Inputs	Input
Deferred Consideration	$2,491	Discounted Cash	Discount Rate	4.00%
		Flow	Forward Rate	4.99% — 5.00%
			Expected Term	10 months
Term Loan	$364,000	Discounted Cash	Discount Rate	3.75%
		Flow	Forward Rate	4.00% — 4.18%
			Expected Term	35 months

Term Loan and deferred consideration

The fair value of our Term Loan and deferred consideration are estimated using cash flow projections applying market forward rates and discounted back at the appropriate discount rate. The primary sensitivity in each estimate is based on the selection of an appropriate discount rate. Fluctuations in this assumption will result in a different estimate of fair value as an increase in the discount rate would result in a decrease in the fair value.

Senior Notes due 2020

The fair value of the Senior Notes due 2020 is estimated using unadjusted quoted prices in a market that is not active. Current pricing was compiled and applied to the outstanding principal amount.

Note 6. Income taxes

Net income (loss) before tax is summarized below ($ in thousands):

	Year Ended December 31,
	2015	2014	2013
Domestic	$(3,136)	$(2,049)	$(384)
Foreign	11,092	(65,203)	(32,930)

Total net income (loss) before tax	$7,956	$(67,252)	$(33,314)

The components of our income tax benefit for the years ended December 31, 2015, 2014 and 2013 are as follows ($ in thousands):

	Year Ended December 31,
	2015	2014	2013
Current:
United States	$(87)	$(1)	$(514)
Foreign	(10,664)	19,199	(5,765)

Total current income tax (expense) benefit	(10,751)	19,198	(6,279)
Deferred:
United States	—	1,865	—
Foreign	12,506	7,973	1,085

Total deferred income tax benefit	12,506	9,838	1,085

Total benefit for the period	$1,755	$29,036	$(5,194)

Reconciliation of Netherlands statutory income tax rate to actual income tax rate

A reconciliation of the Netherlands statutory federal income tax rate to our effective income tax rate from continuing operations is as follows ($ in thousands):

	Year Ended December 31,
	2015		2014		2013
Effective tax rate
Income tax (expense) benefit at statutory rate	$(1,989)	25.0%	$16,813	25.0%	$8,328	25.0%
Differences between statutory rate and foreign rate	11,875	(149.3)%	8,445	12.6%	(729)	(2.2)%
Permanent differences	541	(6.8)%	(3,081)	(4.6)%	(2,392)	(7.2)%
Change in tax law and regulations	—	—%	—	—%	11,489	34.5%
Foreign exchange rate difference on non-monetary assets	8,585	(107.9)%	3,509	5.2%	(7,892)	(23.7)%
Change in valuation allowance	(17,210)	216.3%	(21,620)	(32.1)%	(12,553)	(37.7)%
Accrual for uncertain tax positions	(47)	0.6%	24,970	37.1%	(1,445)	(4.3)%

Income tax benefit (expense)	$1,755	(22.1)%	$29,036	43.2%	$(5,194)	(15.6)%

We are domiciled in the Netherlands and taxed, together with our Dutch subsidiaries, as part of a fiscal unity. The Dutch companies are subject to Dutch corporate income tax at a general tax rate of 25%.

For the year ended December 31, 2015, we recognized an income tax benefit of $1.8 million, resulting in an effective tax rate for the year of (22.1)%. The 2015 income tax benefit was driven primarily by the tax benefit of $11.9 million from the rate-favorable jurisdictions and $8.6 million tax benefit associated with foreign exchange rate fluctuation. The net 2015 income tax benefit was partially offset by a $17.2 million increase in the valuation allowance.

For the year ended December 31, 2014, we recognized an income tax benefit of $29.0 million, resulting in an effective tax rate for the year of 43.2%. The 2014 income tax benefit was driven primarily by the tax benefit associated with $67.3 million of pre-tax book loss, as well as a $25.0 million benefit related to the reversal of previously accrued income tax contingencies. The net 2014 income tax benefit was partially offset by a $21.6 million increase in the valuation allowance.

For the year ended December 31, 2013, we recognized an income tax expense of $5.2 million, resulting in an effective tax rate for the year of (15)%. The 2013 income tax expense was driven by a $12.5 million increase in the valuation allowance. The net 2013 income tax expense was partially offset by the tax benefit associated with $33.3 million of pre-tax book loss, as well as an $11.5 million benefit associated with Mexican tax law changes.

On December 11, 2013, Mexican federal income tax law changes were enacted eliminating the statutory income tax rate reduction scheduled to start in 2014 and leaving the current 30% statutory income tax rate in effect for future years. Additionally, the Mexican Flat Tax, Impuesto Empresarial a Tasa Unica (“IETU”) was repealed as of January 1, 2014. We have revalued our deferred income tax assets and liabilities using the rates expected to be in effect when the underlying temporary differences are expected to reverse.

We have a taxable presence in a variety of jurisdictions worldwide, most significantly in Mexico, the Netherlands, the Dominican Republic and Jamaica. We have been granted certain “tax holidays,” providing us with temporary income tax exemptions. Specifically, we operate under a tax holiday in one of the Dominican Republic entities which is effective through December 31, 2019. There is no impact of this tax holiday on foreign income taxes since the subsidiary in the Dominican Republic will not be subject to local income taxes for the foreseeable future.

Deferred income taxes

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating losses and tax credit carryforwards. We state those balances at the enacted tax rates we expect will be in effect when we actually pay or recover taxes. Deferred income tax assets represent amounts available to reduce income taxes we will pay on taxable income in future years. We evaluate our ability to realize these future tax deductions and credits by assessing whether we expect to have sufficient future taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies to utilize these future deductions and credits. We establish a valuation allowance when we no longer consider it more likely than not that a deferred tax asset will be realized.

The tax effect of each type of temporary difference and carry-forward that gives rise to a significant portion of our deferred tax assets and liabilities as of December 31, 2015 and 2014 were as follows ($ in thousands):

	As of December 31,
	2015	2014
Deferred tax assets:
Advance customer deposits	$7,158	$5,378
Trade payables and other accruals	3,728	2,358
Labor liability accrual	606	1,138
Property, plant and equipment	542	645
Other assets	24	—
Net operating losses	71,301	56,785

Total deferred tax asset	83,359	66,304
Valuation allowance	(71,847)	(54,637)

Net deferred tax asset	11,512	11,667

Deferred tax liabilities:
Accounts receivable and prepayments to vendors	859	1,327
Property, plant and equipment	98,876	106,193
Insurance recoverable	—	4,923

Total deferred tax liability	99,735	112,443

Net deferred tax liability	$(88,223)	$(100,776)

We have determined that our three Dominican Republic hotel-owning entities will not be subject to income tax for the foreseeable future, pursuant to the terms of existing advanced pricing agreements with the Ministry of Finance of the Dominican Republic, which we anticipate renewing in 2016. Accordingly, management has not recorded deferred tax assets or liabilities, nor income tax expense or benefit.

As of December 31, 2015 and 2014, we had $32.0 million and $45.0 million respectively, of net operating loss carryforwards in our Mexican subsidiaries. These carryforwards expire in various amounts from 2018 to 2025. As of December 31, 2015 and 2014, we had $213.5 million and $157.9 million, respectively, of net operating loss carryforwards in our Dutch subsidiaries that expire in varying amounts from 2016 to 2024. As of December 31, 2015 and 2014, we had $24.3 million and $9.7 million, respectively, of net operating loss carryforwards in our Jamaica subsidiary. The carryforwards do not expire. As of December 31, 2015 and 2014, we had $5.9 million and $3.6 million, respectively, of net operating loss carryforwards in our U.S. subsidiary. The carryforwards expire in varying amounts from 2034 to 2035 and may be subject to limitation pursuant to U.S. Internal Revenue Code of 1986, as amended, Section 382. The ability to utilize the tax net operating losses in any single year ultimately depends upon our ability to generate sufficient taxable income.

We have made no provision for foreign or domestic income taxes on the cumulative unremitted earnings of our subsidiaries. We believe that the earnings of our foreign subsidiaries can be repatriated without incurring additional income taxes, as a result of the applicable local statutory tax laws.

The change in the valuation allowance established against our deferred tax assets for the years ended December 31, 2015, 2014, and 2013 is summarized in the following table ($ in thousands):

	Balance at January 1	Additions	Deductions	Balance at December 31
Deferred tax asset valuation allowance for the year ended
December 31, 2015	$(54,637)	$(19,307)	$2,097	$(71,847)
December 31, 2014	$(33,017)	$(23,687)	$2,067	$(54,637)
December 31, 2013	$(20,496)	$(13,459)	$938	$(33,017)

The valuation allowance for each period is used to reduce the deferred tax asset to a more likely than not realizable value. As of December 31, 2015, our valuation allowance relates primarily to net operating loss carryforwards, which are expected to expire before utilization, most notably in Netherlands, Jamaica, Mexico and the United States.

We are subject to income taxes in a variety of jurisdictions worldwide. For our significant jurisdictions, the earliest years that remain subject to examination are 2010 for Mexico and 2012 for the Dominican Republic and the Netherlands. We consider the potential outcome of current and future examinations in our assessment of our reserve for uncertain tax positions.

The following table reconciles our uncertain tax positions, as of December 31, 2015, 2014 and 2013: ($ in thousands):

	As of December 31,
	2015	2014	2013
Uncertain tax positions at January 1	$557	$25,527	$14,187
Additions for prior year tax provisions	36	321	11,340
Settlements with taxing authorities	(83)	(25,291)	—

Uncertain tax positions at December 31	$510	$557	$25,527

The uncertain tax position of $0.5 million relates to withholding taxes related to intercompany charges. The total amount of uncertain tax positions, including interest and penalty, as of December 31, 2015, 2014, and 2013 was $0.5 million, $0.6 million, and $25.5 million, respectively, which would affect the effective income tax rate, if recognized. We record interest and penalties associated with uncertain tax positions as a component of our income tax provision. During the years ended December 31, 2015, 2014, and 2013 we recognized $0, $0, and $0.8 million of interest and penalties in income tax expense.

On September 11, 2014, we received a ruling from the government of Curacao related to an uncertain tax position that affected our historical tax returns filed in that country through the end of 2013. We recognized a liability of approximately $15.2 million as of December 31, 2013. Based on the favorable outcome of this ruling, we reversed all of this contingent liability as of December 31, 2014. In December 2014, the sellers of Real Resorts came to an agreement with the Mexican tax authorities upon which we were able to reverse a $9.8 million uncertain tax position. This contingency had an offsetting indemnification asset which was also reversed as of December 31, 2014.

Note 7. Related party transactions

The following summarizes transactions and arrangements that we have entered into with related parties. The details of the balances between us and related parties as of December 31, 2015 and 2014 and September 30, 2016 are as follows ($ in thousands):

	As of December 31,		As of September 30,
	2015	2014	2016
Accounts receivable	$3,457	$3,009	$2,562
Payables	$5,930	$6,344	$7,968
Deferred consideration (1)	$4,145	$6,127	$2,491
Term Loan (2)	$47,792	$47,985	$47,565
Preferred Shares Non-cash PIK Dividends (3)	$77,275	$41,230	$110,439

(1)	Playa H&R Holdings B.V., a subsidiary of ours, agreed to make payments of $1.1 million per quarter to the selling shareholder of Real Resorts (the “Real Shareholder”) through the quarter ending September 30, 2017.

(2)	The Real Shareholder is also one of the lenders under our Term Loan. The Real Shareholder’s portion of the original Term Loan was $50.0 million.
(3)	No Non-cash PIK Dividends had been issued or declared with respect to the Preferred Shares. The total accumulated amount of Non-cash PIK Dividends payable to the Real Shareholder were $14.1 million and $7.5 million as of December 31, 2015 and December 31, 2014, respectively, and $20.1 million as of September 30, 2016. The total accumulated amounts of Non-cash PIK Dividends payable to HI Holdings Playa (subsidiary of Hyatt) were $63.2 million and $33.7 million as of December 31, 2015 and December 31, 2014, respectively, and $90.4 million as of September 30, 2016.

Relationship with Prior Parent

In August 2013, the Prior Parent and certain of our subsidiaries and the Continuing Shareholders engaged in our Formation Transactions pursuant to which we commenced operations and the eight resorts owned by the Prior Parent were transferred to us in exchange for our shares and cash consideration with an aggregate value of approximately $902.7 million. All significant intercompany transactions between us and the Prior Parent have been included in these Combined and Consolidated Financial Statements and were considered to be effectively settled for cash at the time our Formation Transactions were recorded (see Note 9). The total net effect of the settlement of these intercompany transactions is reflected in the Combined and Consolidated Statements of Cash Flows as a financing activity and in the Combined and Consolidated Balance Sheets as Accumulated deficit.

Relationship with Hyatt

In August 2013, HI Holdings Playa acquired 14,285,714 of our ordinary shares (see Note 9) and 26,785,714 of our Preferred Shares (see Note 10) for an aggregate purchase price of $325.0 million. As of December 31, 2015 and 2014, no Non-cash PIK Dividends had been issued or declared with respect to the Preferred Shares and the total accumulated amount of Non-cash PIK Dividends payable to HI Holdings Playa were $63.2 million and $33.7 million, respectively. As of September 30, 2016, no Non-cash PIK Dividends had been issued or declared with respect to the Preferred Shares and the total accumulated amounts of Non-cash PIK Dividends payable to HI Holdings Playa was $90.4 million.

Holders of Preferred Shares are entitled to “as converted” voting rights, and HI Holdings Playa owned 47.6% and 46.1% of our outstanding voting securities as of December 31, 2015 and 2014, respectively. HI Holdings Playa owned 48.8% of our outstanding voting securities as September 30, 2016. For the years ended December 31, 2015, 2014, and 2013, franchise fees related to the rebranded resorts currently operating under the Hyatt All-Inclusive Resort Brands were $6.2 million, $3.6 million, and $0.3 million respectively. For the nine months ended September 30, 2016 and 2015, franchise fees related to the rebranded resorts currently operating under the Hyatt All-Inclusive Resort Brands were $8.8 million and $4.5 million, respectively.

Relationship with the Real Shareholder

In August 2013, the Real Shareholder acquired 5,952,380 of our Preferred Shares (see Note 10) for $50.0 million. As of December 31, 2015 and 2014, no Non-cash PIK Dividends had been issued or declared with respect to the Preferred Shares and the total accumulated amounts of Non-cash PIK Dividends payable to the Real Shareholder were $14.1 million and $7.5 million, respectively. As of September 30, 2016, no Non-cash PIK Dividends had been issued or declared with respect to the Preferred Shares and the total accumulated amount of Non-cash PIK Dividends payable to the Real Shareholder was $20.1 million.

Holders of Preferred Shares are entitled to “as converted” voting rights, and the Real Shareholder owned 7.5% and 7.0% of our outstanding voting securities as of December 31, 2015 and 2014, respectively. The Real Shareholder owned 7.9% of our outstanding voting securities as of September 30, 2016. The Real Shareholder is also one of the lenders under our $375.0 million Term Loan (see Note 11). The Real Shareholder’s portion of the original Term Loan was $50.0 million.

Deferred consideration

Pursuant to the acquisition of Real Resorts, Playa H&R Holdings B.V., a subsidiary of ours, agreed to make quarterly payments to the Real Shareholder starting in December 2013 of $1.1 million per quarter through the quarter ending September 30, 2017. As part of the agreement, Playa H&R Holdings B.V. provided the Real Shareholder 16 promissory notes, each with a value of $0.5 million, which will be returned to Playa H&R Holdings B.V. as each quarterly payment is made to the Real Shareholder. A portion of the $1.1 million quarterly payment is the related interest earned by the Real Shareholder as a lender holding $50.0 million of our outstanding Term Loan. The deferred consideration was measured at fair value on the acquisition date by taking the difference between the guaranteed quarterly amount of $1.1 million and the estimated quarterly interest to be received by the Real Shareholder on our Term Loan over the same four year period. The liability will be accreted over the four year payment term. As of December 31, 2015 and 2014, the remaining balance of such deferred consideration was $4.1 million and $6.1 million, respectively. As of September 30, 2016, the remaining balance of such deferred consideration was $2.5 million.

Transactions with related parties

Transactions between us and related parties during the years ended December 31, 2015, 2014, and 2013 and the nine months ended September 30, 2016 and 2015 were as follows ($ in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2014	2013	2016	2015
Dividends on Preferred Shares (3)	$(36,045)	$(30,128)	$(11,102)	$(33,164)	$(25,563)
Deferred consideration accretion (1)	(189)	(924)	—	(142)	(142)
Asset management fee income (4)	—	—	2,180	—	—
Interest expense on related party debt (1)	(1,995)	(2,068)	(957)	(1,484)	(1,494)
Interest expense on Prior Parent allocation of debt (1)	—	—	(2,429)	—	—
Franchise fees (2)	(6,205)	(3,560)	(337)	(8,848)	(4,452)
Lease payments (2)	(1,248)	(1,119)	(932)	(974)	(1,099)

Total transactions with related parties	$(45,682)	$(37,799)	$(13,577)	$(44,612)	$(32,750)

(1)	Included in interest expense in the Combined and Consolidated Statements of Operations and Comprehensive Income (Loss).
(2)	Included in direct expense in the Combined and Consolidated Statements of Operations and Comprehensive Income (Loss).
(3)	Included in accretion and dividends of Preferred Shares in the Combined and Consolidated Statements of Operations and Comprehensive Income (Loss).
(4)	Included in other (expense) income, net in the Combined and Consolidated Statements of Operations and Comprehensive Income (Loss).

On August 13, 2013, we issued ordinary shares to the Prior Parent who subsequently distributed these shares to our current shareholders, including one member of our executive management (see Note 9).

Franchise fees are related to the rebranded resorts currently operating under the Hyatt All-Inclusive Resort Brands.

One of our offices is owned by our Chief Executive Officer, and we lease the space at that location through a third party. Lease payments related to this space were $1.0 million, $0.9 million, and $0.8 million for each of the years ended December 31, 2015, 2014, and 2013, respectively. Lease payments related to this space were $0.8 million and $0.7 million for the nine months ended September 30, 2016 and 2015, respectively.

One of our offices in Cancún, Mexico is owned by an affiliate of the Real Shareholder, and we sublease the space through a third party. Lease payments related to this space were $0.2 million, $0.2 million, and $0.1 million for the years ended December 31, 2015, 2014, and 2013, respectively. Lease payments related to this space were $0.2 million and $0.4 million for the nine months ended September 30, 2016 and 2015, respectively.

Loan from Chief Executive Officer

In the fourth quarter of 2015, our Chief Executive Officer advanced $2.5 million to us in order to accelerate the completion of several capital projects prior to the high season. We repaid the loan in December 2015. The loan bore interest at LIBOR plus 1.75%.

Asset management fee income

Asset management fees earned by us from hotels that were not contributed by the Prior Parent for the year ended December 31, 2013 were approximately $2.2 million. The related asset management fee agreements were terminated as part of our Formation Transactions. These asset management fees are included within other (expense) income, net in the Combined and Consolidated Statements of Operations and Comprehensive Loss.

Note 8. Commitments and contingencies

Litigation, claims and assessments

We are subject, currently and from time to time, to various claims and contingencies related to lawsuits, taxes and environmental matters, as well as commitments under contractual obligations. Many of these claims are covered under current insurance programs, subject to deductibles. We recognize a liability associated with commitments and contingencies when a loss is probable and reasonably estimable. Although the ultimate liability for these current matters cannot be determined at this point, based on information currently available, we currently do not expect that the ultimate resolution of such claims and litigation will have a material effect on our Consolidated Financial Statements.

The Dutch corporate income tax act provides the option of a fiscal unity, which is a consolidated tax regime wherein the profits and losses of group companies can be offset against each other. Our Dutch companies file as a fiscal unity, with the exception of Playa Romana B.V., Playa Romana Mar B.V. and Playa Hotels & Resorts B.V. As of January 1, 2016, Playa Resorts Holding B.V. replaced Playa Hotels & Resorts B.V. as the head of our Dutch fiscal unity and is jointly and severally liable for the tax liabilities of the fiscal unity as a whole.

The Mexican tax authorities have issued an assessment to one of our Mexican subsidiaries. In February 2014, we filed an appeal before the tax authorities, which was denied on May 26, 2014. On June 11, 2014, we arranged for the posting of a tax surety bond issued by a surety company, which guarantees the payment of the claimed taxes and other charges (and suspends collection of such amounts by the tax authorities) while our further appeal to the tax court is resolved. To secure reimbursement of any amounts that may be paid by the surety company to the tax authorities in connection with the surety bond, we provided cash collateral to the surety company in the amount of approximately $6.4 million. On August 15, 2014, we filed an appeal of the assessment with the tax court. In August 2016, we received notice of a favorable resolution from the tax court, which is expected to be appealed by the Mexican tax authorities. The total assessment from the Mexican tax authorities was valued at $8.7 million as of September 30, 2016.

During the third quarter of 2015, we identified and recorded a potential Dutch operating tax contingency resulting from allocations to be made of certain corporate expenses from 2014 and 2015. We are working with local tax counsel to approach the local tax authorities to file any amended returns, as necessary. We have an estimated amount of $1.5 million as a tax contingency at September 30, 2016 that is recorded in other liabilities within the Condensed and Consolidated Balance Sheet.

Electricity supply contract

One of our subsidiaries entered into an electricity supply contract wherein we committed to purchase electricity from a provider over a five-year period ending December 2019. In consideration for our commitment, we received certain rebates. Should this contract be terminated prior to the end of the five-year period, we will be obligated to refund to the supplier the undepreciated portion of (i) the capital investment it made to connect our facilities to the power grid (original amount approximately $1.4 million) and (ii) the unearned rebates we received (total unearned rebates of $1.6 million and $0.2 million as of December 31, 2015 and 2014, respectively, and total unearned rebates of $1.3 million as of September 30, 2016), in each case using a 20% straight-line depreciation per annum.

Leases and other commitments

We lease certain equipment for the operations of our hotels under various lease agreements. The leases extend for varying periods through 2020 and contain fixed components and utility payments. In addition, several of our administrative offices are subject to leases of building facilities from third parties, which extend for varying periods through 2021 and contain fixed and variable components.

Our minimum future rents, at December 31, 2015, payable under non-cancelable operating leases with third parties and related parties were as follows ($ in thousands):

2016	$1,048
2017	974
2018	554
2019	213
2020	96

Total	$2,885

Rental expense under non-cancelable operating leases, including contingent leases, consisted of $1.9 million, $2.7 million, and $1.7 million for the years ended December 31, 2015, 2014, and 2013, respectively, and $1.6 million and $1.7 million for the nine months ended September 30, 2016 and 2015, respectively.

Note 9. Ordinary shares

We were incorporated on March 28, 2013 and in August 2013 issued (i) $51,337,500 ordinary shares to the Prior Parent to acquire the Contributed Resorts, representing consideration of $410.7 million ($8.00 per share); and (ii) 14,285,714 ordinary shares to HI Holdings Playa for gross proceeds of $100.0 million ($7.00 per share). Incremental costs directly attributable to the issuance of these shares (of $0.1 million) have been netted with the proceeds.

In conjunction with our Formation Transactions, we made cash payments to the Prior Parent totaling $492.0 million, which were used to settle the Syndicated Loan and interest rate swap obligation outstanding (see Note 11). The payments were funded through the issuance of the 14,285,714 ordinary shares discussed above, the issuance of Preferred Shares as discussed in Note 10 and the proceeds from our new debt obligations (see Note 11). The difference between the carrying value of the loan and swap arrangements and the cash paid is recorded within equity as part of our Formation Transactions.

As of December 31, 2015 and 2014 and September 30, 2016, our ordinary share capital consisted of 60,249,330 ordinary shares outstanding, which have a par value of $0.01 each. All ordinary shares have the same voting and economic rights. The difference between the fair value of our ordinary shares of $7.00 and the cash paid of $8.00 has been presented as a capital contribution.

The holders of our ordinary shares are entitled to receive dividends or distributions out of funds legally available, at the discretion of our shareholders at our General Meeting, subject to a proposal from our board of directors. They are also subject to any preferential dividend rights of outstanding Preferred Shares and are entitled to one vote per share at meetings of Playa. Upon the liquidation, dissolution, or winding up of Playa, the holders of ordinary shares will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding Preferred Shares. Holders of ordinary shares have no redemption or conversion rights.

On May 20, 2014, we executed an agreement to repurchase all 4,145,798 of our ordinary shares held by Bancaja Participaciones, S.L., for an aggregate cash purchase price of $17.8 million. The closing of the repurchase took place on June 11, 2014.

On July 8, 2014, we executed an agreement to repurchase 1,228,086 of our ordinary shares held by Marathon Playa (BEL) SPRL, for an aggregate cash purchase price of $5.3 million. The closing of the repurchase took place on August 1, 2014.

Note 10. Preferred Shares

In connection with our Formation Transactions (see Note 1), we issued 32,738,094 Preferred Shares at $8.40 per share. Of the total Preferred Shares, 26,785,714 Preferred Shares were issued in connection with the Hyatt Investment (see Note 1) and 5,952,380 Preferred Shares were issued in connection with the acquisition of Real Resorts (see Note 14). Holders of our Preferred Shares are entitled to preferred cumulative dividends of 12% per annum compounded quarterly, which changed from 10% on August 9, 2015, with such dividends to be exclusively paid in kind with additional Preferred Shares. The Preferred Shares are convertible at the option of the holders into our ordinary shares on the basis of one ordinary share for every Preferred Share held (at $8.40 each, as adjusted for share issuances, share dividends, share splits, Non-cash PIK Dividends, combinations, reorganizations, or otherwise). The holders of the Preferred Shares are entitled to “as converted” voting rights. For purposes of the conversion, all accrued and unpaid Non-cash PIK Dividends accumulated thereon are deemed to have been paid in Preferred Shares. Conversion may occur at any time up to an initial public offering of Playa. If the Preferred Shares have not been previously converted or redeemed, they can be redeemed at the option of the holder on or after August 15, 2021 at $8.40 each plus any accrued and unpaid dividends accumulated thereon. A portion of the Preferred Shares may also be redeemed at the election of the holders in connection with any equity offering made by us. In addition, we are entitled to redeem all of the Preferred Shares at any time beginning on August 13, 2015.

Preferred Shares Non-cash PIK Dividends are accumulated on a quarterly basis until the shares are converted or redeemed, subject to distributable profits. The accumulated Preferred Shares’ Non-cash PIK Dividends are recorded as reduction of paid-in capital.

The Preferred Shares and Preferred Shares’ accumulated Non-cash PIK Dividends have been classified as temporary equity and recorded as cumulative redeemable preferred shares in the Consolidated Balance Sheets; the holder has the option to convert them into ordinary shares in accordance with the articles of association, or receive cash on August 15, 2021.

The Preferred Shares carry certain liquidation preferences in the event of liquidation of Playa. In the event of a liquidation, dissolution or winding up of Playa, the assets remaining after payment of all of our debts (including any liquidation expenses) are to be distributed (i) first to the holders, if any, of Preferred Shares, an amount equal to the greater of (a) the nominal value of the Preferred Shares (to the extent paid-up) plus accrued and unpaid dividends accumulated thereon and (b) the amount the holders of Preferred Shares would receive if such shares plus any unpaid dividends accumulated thereon were converted into ordinary shares prior to such liquidation distribution, and (ii) second, the balance remaining to the ordinary shareholders in proportion to the aggregate nominal value of their ordinary shares.

Preferred Shares are as follows ($ in thousands):

	As of December 31,		As of September 30,
	2015	2014	2016
Face value	$275,000	$275,000	275,000
Issuance costs	—	(99)	—
Discount	—	(3,513)	—
Non-cash PIK Dividends	77,275	41,230	110,439

Net value of Preferred Shares	$352,275	$312,618	$385,439

Note 11. Debt

Debt consists of the following ($ in thousands):

	As of December 31,		As of September 30,
	2015	2014	2016
Debt Obligations
Term Loan — 4.00%	$366,562	$370,314	$363,751
Revolving Credit Facility	50,000	25,000	17,000
Senior Notes due 2020 — 8.00%	425,000	375,000	425,000

Total Debt Obligations	841,562	770,314	805,751

Unamortized (discount) premium
Discount on Term Loan	(1,102)	(1,381)	(886)
Premium on Senior Notes due 2020	4,494	3,693	3,867

Total unamortized (discount) premium	3,392	2,312	2,981

Unamortized debt issuance costs:
Term Loan	(7,018)	(9,041)	(5,562)
Senior Notes due 2020	(9,498)	(10,480)	(8,196)

Total unamortized debt issuance costs	(16,516)	(19,521)	(13,758)

Total Debt	$828,438	$753,105	$794,974

Aggregate debt maturities as of December 31, 2015 and September 30, 2016, for the future annual periods through December 31, 2019 and thereafter are as follows ($ in thousands):

	As of December 31, 2015	As of September 30, 2016
December 31,
2016 (1)	$3,750	939
2017	3,750	3,750
2018	53,750	20,750
2019	355,312	355,312
Thereafter	425,000	425,000

Total	$841,562	$805,751

(1)	Year ended and remaining three months, respectively.

Syndicated Loan

In June 2007, the Prior Parent entered into a syndicated loan (the “Syndicated Loan”) facility that, as amended, allowed for borrowings of up to $535.0 million, which the Prior Parent borrowed in full. The Syndicated Loan bore interest at 3-month LIBOR plus 120 basis points from funding to August 2010 and 3-month LIBOR plus 250 basis points thereafter until the repayment in connection with our Formation Transactions. In 2012, the first scheduled principal payment and an additional mandatory principal payment (based on excess cash flows for 2011) were made in an aggregate amount of $26.6 million. In 2013, the second scheduled principal payment was made in an amount of $21.2 million. In connection with our Formation Transactions, the $487.2 million remaining outstanding balance of the Syndicated Loan was repaid in full and we recognized a loss on extinguishment of debt of $5.1 million.

Short term loans

On June 25, 2013, the Prior Parent entered into two loan agreements with related third parties for total proceeds of $5.0 million. Both loans had an annual stated interest rate of 4.5% and original maturity dates of June 24, 2014. These loans were settled in full in connection with our Formation Transactions.

Senior Secured Credit Facility

On August 9, 2013, Playa Resorts Holding B.V. (“Borrower”), a subsidiary of Playa, entered into a $400.0 million senior secured credit facility (“Senior Secured Credit Facility”), which consisted of a $375.0 million term loan facility (“Term Loan”) which matures on August 9, 2019 and a $25.0 million revolving credit facility (“Revolving Credit Facility”) which matures on August 9, 2018. The net proceeds from the Term Loan were used in connection with our Formation Transactions (see Note 1), to fund general working capital requirements and for general corporate purposes.

Revolving Credit Facility

Our Revolving Credit Facility permits us to borrow up to a maximum aggregate principal amount of $50.0 million, matures on August 9, 2018 and bears interest at variable interest rates that are either LIBOR-based or based on an alternate base rate (“ABR Rate”) derived from the greatest of the federal funds rate, prime rate, euro-currency and the initial Term Loan rates with varying spreads for each. We are required to pay a commitment fee of 0.5% per annum on the daily undrawn balance. As of December 31, 2015, there was a $50.0 million outstanding balance on this Revolving Credit Facility and the remaining available line of credit was $0.0 million. As of December 31, 2014, there was a $25.0 million outstanding balance on this Revolving Credit Facility and the remaining available line of credit was $25.0 million. As of September 30, 2016, there was a $17.0 million outstanding balance on this Revolving Credit Facility and the remaining available line of credit was $33.0 million.

Term Loan

We borrowed $375.0 million under our Term Loan on August 9, 2013. We received net proceeds of approximately $366.7 million from the Term Loan after deducting debt issuance discount of $1.8 million and debt issuance costs of $6.5 million. Unamortized debt issuance costs of $6.0 million after the re-pricing (as discussed below) were carried over to the amended Term Loan.

Prior to February 26, 2014, our Term Loan bore interest at a rate per annum equal to LIBOR plus 3.75% (where the applicable LIBOR rate had a 1.0% floor) and interest was payable quarterly in cash in arrears on the last day of the interest period, beginning on November 8, 2013. At our option an alternate base rate derived from the greatest of the federal funds rate, prime rate, euro-currency and the initial term loan rate with varying spreads for each may be used. Our LIBOR-based rates can be tied to one, three or six month LIBOR periods, at our option, upon completion of each interest period.

On February 26, 2014, we re-priced our Term Loan. The amended Term Loan bears interest at a rate per annum equal to LIBOR plus 3.0% (where the applicable LIBOR rate has a 1.0% floor), which results in a reduction of 0.75% from the original Term Loan, and interest continues to be payable in cash in arrears on the last day of the applicable interest period (unless we elect to use the ABR Rate). Additional debt issuance costs of $3.7 million are being accreted on an effective interest basis over the term of the loan. As a result of this transaction we recognized a modification of debt expenses of $0.9 million.

The unamortized debt issuance costs are being accreted on an effective interest basis over its term.

Our Term Loan requires quarterly payments of principal equal to 0.25% of the $375.0 million original principal amount (approximately $0.9 million) on the last business day of each March, June, September and December. The remaining unpaid amount of our Term Loan is due and payable at maturity on August 9, 2019.

Senior Notes due 2020

We have issued 8.0% senior notes due August 15, 2020 (the “Senior Notes due 2020”) in an aggregate principal amount of $425.0 million. The Senior Notes due 2020 bear interest at a rate of 8.0% per annum payable semi-annually in cash in arrears on February 15 and August 15 of each year. The face amount of the Senior Notes due 2020 is due and payable at maturity on August 15, 2020.

At any time before August 15, 2016, we were able to redeem some or all of the Senior Notes due 2020 at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest (if any) thereon, plus a make-whole premium. The amount of any make-whole premium is partially based, on the yield of U.S. Treasury securities with a comparable maturity at the date of redemption. In addition, at any time before August 15, 2016, we were able to redeem up to 35.0% of the Senior Notes due 2020 at 108.0% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (if any) thereon with net proceeds we receive from certain equity offerings.

At any time on or after August 15, 2016, we were able to redeem some or all of the Senior Notes due 2020 at the applicable redemption prices set forth below, if redeemed during the twelve-month period beginning on August 15th of the years indicated below:

Year	Redemption Price
2016	106%
2017	104%
2018	102%
2019 and thereafter	100%

The Senior Notes due 2020 are senior unsecured obligations of Playa Resorts Holding B.V. and rank equally with other senior unsecured indebtedness of Playa Resorts Holding B.V. The Senior Notes due 2020 are subordinated to any existing and future secured debt of Playa Resorts Holding B.V. to the extent of the value of the assets securing such debt, including our Senior Secured Credit Facility.

On February 14, 2014, we issued an additional $75.0 million of Senior Notes due 2020, bringing the aggregate outstanding principal amount of the Senior Notes due 2020 to $375.0 million. The additional notes were priced at 105.5% of their principal amount. Additional debt issuance premium of $4.1 million and debt issuance costs of $2.3 million are being accreted on an effective interest basis over the term of the notes.

On May 11, 2015, we issued an additional $50.0 million of the Senior Notes due 2020, bringing the aggregate outstanding principal amount of the Senior Notes due 2020 to $425.0 million. The additional notes were priced at 103% of their principal amount. Additional debt issuance premium of $1.5 million and debt issuance costs of $0.6 million are being accreted on an effective interest basis over the term of the notes.

Total unamortized debt issuance costs are being accreted on an effective interest basis over the term of the notes.

Debt Covenants

Our Senior Secured Credit Facility and the Senior Notes due 2020 contain a number of affirmative and restrictive covenants, including limitations on our ability to: place liens on our direct or indirect subsidiaries’ assets; incur additional debt; merge, consolidate or dissolve; sell assets; engage in transactions with affiliates; change our direct or indirect subsidiaries’ fiscal year or organizational documents; pay cash dividends and make restricted payments.

Playa Resorts Holding B.V., a direct subsidiary of ours, is the borrower under our Senior Secured Credit Facility. We have no independent assets or operations and the subsidiary issuer is a 100% owned finance subsidiary of ours. Our Senior Secured Credit Facility is guaranteed by all non-minor subsidiaries. All subsidiary guarantees are full and unconditional and joint and several. In addition, Playa is a guarantor under our Senior Secured Credit Facility, though its recourse is limited to its equity interest in the borrower.

Our Senior Secured Credit Facility also requires us to meet leverage ratio and interest coverage ratio financial covenants in each case measured quarterly as defined in our Senior Secured Credit Facility. We were in compliance with all applicable covenants as of December 31, 2015 and 2014 and September 30, 2016.

Note 12. Employee benefit plan

In accordance with labor law regulations in Mexico, certain employees are legally entitled to receive severance that is commensurate with the tenure they had with us at the time of termination. Liabilities are calculated using actuarial valuations by applying the “projected unit credit method.” Valuations were performed as of December 31, 2015 and 2014 based on the EMSSAH-09 and EMSSAM-09 mortality tables, applying a discount rate of 6.7% and 7.0% for December 31, 2015 and 2014, respectively, and a salary increase of 4.8% and 4.8% for December 31, 2015 and 2014, respectively, and estimated personnel turnover and disability. Liabilities are recognized as other liabilities in the Consolidated Balance Sheets. Actuarial gains and losses are recognized in the Combined and Consolidated Statements of Operations and Comprehensive Income (Loss).

The following table sets forth our benefit obligation, funded status and accumulated benefit obligation ($ in thousands):

	As of December 31,
	2015	2014
Change in benefit obligation
Balance at beginning of period	$4,093	$6,461
Service cost	707	819
Interest cost	259	346
Actuarial (gain) loss	(289)	2,395
Effect of foreign exchange rates	(635)	(542)
Curtailment	(7)	(1,174)
Benefits paid	(215)	(4,212)

Balance at end of period	$3,913	$4,093

Underfunded status	$(3,913)	$(4,093)

Accumulated benefit obligation	$(2,123)	$(2,708)

There were no plan assets as of December 31, 2015 and 2014. Contributions are paid only to the extent benefits are paid. The net underfunded status of the plan as of December 31, 2015 and 2014 was $3.9 million and $4.1 million, respectively, which is recorded in other liabilities in the Consolidated Balance Sheets.

The following table presents the components of net periodic benefit cost ($ in thousands):

	Year Ended December 31,
	2015	2014	2013
Service cost	$707	$277	$728
Interest cost	259	346	254
Effect of foreign exchange rates	(1,177)	—	—
Amortization of prior service cost	5	58	7
Amortization of (gain) loss	(7)	34	—
Compensation-non-retirement post employment benefits	(40)	2,544	74
Settlement gain	(261)	—	—
Curtailment gain	(7)	(1,174)	(85)

Net periodic benefit (gain) cost	$(521)	$2,085	$978

The net periodic benefit cost for the nine months ended September 30, 2016 and 2015 was $0.2 million and $0.4 million, respectively.

The weighted average assumptions used to determine the benefit obligation as of December 31, 2015 and 2014 and the net periodic benefit cost for the years ended December 31, 2015, 2014 and 2013 were as follows:

	As of December 31,
	2015	2014	2013
Discount rate	6.71%	7.00%	7.39%
Rate of compensation increase	4.79%	4.79%	4.79%

The following table represents our expected plan payments for the next five years and thereafter ($ in thousands):

2016	323
2017	331
2018	363
2019	377
2020	399
Thereafter	2,720

Total	$4,513

Note 13. Other balance sheet items

Trade and other receivables, net

The following summarizes the balances of trade and other receivables, net as of December 31, 2015 and 2014 and September 30, 2016 ($ in thousands):

	As of December 31,		As of September 30,
	2015	2014	2016
Gross trade and other receivables	$44,366	$32,696	$32,726
Allowance for doubtful accounts	(1,017)	(682)	(1,229)

Total trade and other receivables, net	$43,349	$32,014	$31,497

Financial instruments that are subject to credit risk consist primarily of trade accounts receivable. Trade accounts receivable are generated from sales of services to customers in the United States, Canada, Europe, Latin America

and Asia. Our policy is to mitigate this risk by granting a credit limit to each client depending on the client’s volume and credit quality. In order to increase the initially established credit limit, approval is required from the credit manager. Each hotel periodically reviews the age of the clients’ balances and the balances which may be of doubtful recoverability.

We do not require collateral or other security in support of accounts receivable. Allowances are provided for individual accounts receivable when we become aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results, or change in financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. We also consider broader factors in evaluating the sufficiency of our allowances for doubtful accounts, including the length of time receivables are past due, significant one-time events and historical experience.

The gross carrying amount of the trade and other receivables balance is reduced by an allowance for doubtful accounts that reflects our estimate of amounts that will not be collected. The allowance is based on historical loss experience, specific risks identified in collection matters, and analysis of past due balances identified in the aging detail. Our allowance for doubtful accounts as of December 31, 2015 and 2014 and September 30, 2016 was approximately $1.0 million, $0.7 million, and $1.2 million respectively. We have not experienced any significant write-offs to our accounts receivable.

The change in the allowance for doubtful accounts for the years ended December 31, 2015 and 2014 is summarized in the following table ($ in thousands):

	Balance at January 1	Additions	Deductions	Balance at December 31
Trade receivables allowance for the year ended
December 31, 2015	$(682)	$(938)	$603	$(1,017)
December 31, 2014	$(412)	$(714)	$444	$(682)

Prepayments and other assets

The following summarizes the balances of prepayments and other assets as of December 31, 2015 and 2014 and September 30, 2016 ($ in thousands):

	As of December 31,		As of September 30,
	2015	2014	2016
Advances to suppliers	$6,058	$21,544	$10,503
Prepaid income taxes	5,210	4,298	17,950
Prepaid other taxes (1)	34,247	21,868	23,144
Other Assets	7,160	5,544	5,322

Total prepayments and other assets	$52,675	$53,254	$56,919

(1)	Includes recoverable value-added tax and general consumption tax accumulated by our Mexico and Jamaica entities during remodeling respectively.

Goodwill

The gross carrying values and accumulated impairment losses of goodwill as of December 31, 2015 and 2014 are as follows ($ in thousands):

	As of December 31,		As of September 30,
	2015	2014	2016
Gross carrying value	$51,731	$51,731	$51,731
Accumulated impairment loss	—	—	—

Carrying Value	$51,731	$51,731	$51,731

Other intangible assets

The summary of other intangible assets as of December 31, 2015 and 2014 and September 30, 2016 consisted of the following ($ in thousands):

	As of December 31,		As of September 30,	Weighted average useful life
	2015	2014	2016
Strategic Alliance	$3,616	$3,616	$3,616
Advance Bookings	—	2,812	—
Licenses	981	971	998
Other	1,847	1,093	2,196

Acquisition Cost	6,444	8,492	6,810

Strategic Alliance	(2,978)	(2,574)	(3,282)
Advance Bookings	—	(2,812)	—
Other	(961)	(273)	(1,473)

Accumulated Amortization	(3,939)	(5,659)	(4,755)

Strategic Alliance	638	1,042	334	3 years
Advance Bookings	—	—	—
Licenses	981	971	998
Other	886	820	723	3 years

Carrying Value	$2,505	$2,833	$2,055

Amortization expense for intangibles was $1.1 million, $1.9 million and $1.8 million for the years ended December 31, 2015, 2014 and 2013, respectively. Amortization expense for intangibles was $0.7 million and $0.8 million for the nine months ended September 30, 2016 and 2015, respectively. Our licenses have indefinite lives. Accordingly, there is no associated amortization expense or accumulated amortization. At December 31, 2015 and 2014 and September 30, 2016, such indefinite lived assets totaled $1.0 million.

Amortization expense relating to intangible assets with finite lives for the years ending December 31, 2016 to 2020 is expected to be as follows ($ in thousands):

2016	$819
2017	580
2018	62
2019	36
2020	27

Total	$1,524

Trade and other payables

The following summarizes the balances of trade and other payables as of December 31, 2015 and 2014 and September 30, 2016 ($ in thousands):

	As of December 31,		As of September 30,
	2015	2014	2016
Trade payables	$26,299	$27,363	$16,403
Advance deposits	54,161	31,943	33,025
Withholding and other taxes payable	24,052	17,453	26,010
Accrued professional services	12,104	14,291	10,535
Interest payable	14,828	13,434	6,241
Payroll and related accruals	10,181	7,997	11,089
Other payables	10,410	13,404	6,730

Total trade and other payables	$152,035	$125,885	$110,033

Other liabilities

The following summarizes the balances of other liabilities as of December 31, 2015 and 2014 and September 30, 2016 ($ in thousands):

	As of December 31,		As of September 30,
	2015	2014	2016
Tax contingencies	$3,569	$2,002	$3,279
Pension obligations	3,913	4,093	3,961
Casino loan and license	1,149	1,265	1,049
Electricity supply contract	1,189	—	892
Other	230	268	264

Total other liabilities	$10,050	$7,628	$9,445

Note 14. Business Combination

On August 13, 2013, we acquired 100% of the outstanding shares of Real Resorts. In connection with the acquisition of Real Resorts, we also committed to acquire an airplane from the selling shareholder of Real Resorts (the “Real Shareholder”). The fair value of the airplane at the time of the acquisition was $5.6 million, and we subsequently sold this airplane for $5.5 million on January 31, 2014.

The following table summarizes the consideration transferred for the acquisition of Real Resorts ($ in thousands):

Cash	$315,855
Term loan portion related to the Real Shareholder	50,000
Preferred shares (5,952,380 shares, convertible at $8.40 per ordinary share)	50,000
Present value of deferred consideration	7,051
Indemnification asset	(9,621)

Total consideration transferred	$413,285

As part of this business combination, the Real Shareholder has provided an indemnification of certain tax liabilities yet to be settled.

The following represents the allocation of the total consideration transferred as of the acquisition date ($ in thousands):

Assets:
Cash and cash equivalents	$881
Trade and other receivables	6,590
Accounts receivable from related parties	2,026
Prepayments and other assets	14,731
Inventories	651
Assets held for sale	5,550
Property, plant and equipment	416,587
Other intangible assets	2,812
Deferred tax assets	3,100
Liabilities:
Trade and other payables	(13,959)
Accounts payable to related parties	(6,939)
Income tax payable	(6,227)
Deferred tax liabilities	(51,133)
Other liabilities	(13,116)

Total identifiable net assets	$361,554
Goodwill	51,731

Total consideration transferred	$413,285

The following table summarizes the net cash outflow ($ in thousands):

Consideration paid	$315,855
Less: cash and cash equivalents acquired	(881)

Net cash outflow	$314,974

We accounted for our acquisition of Real Resorts by recording all tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date, with the remaining unallocated consideration recorded as Goodwill. There was no tax step-up due to the transaction, as we acquired assets and assumed liabilities on a carryover basis for tax purposes.

The fair values assigned to identifiable assets acquired (primarily property, plant and equipment and intangible assets) were determined using the market or cost approach, depending on the characteristics of the asset. The fair value of land was determined using the market approach, which considers sales of comparable assets and applies compensating factors for any differences specific to the particular assets. With respect to valuing the buildings, the cost approach was used to determine a base replacement cost for the buildings. The cost approach was also used for furniture, fixtures and equipment, which is based on replacement or reproduction costs of the asset. Building and site improvements were also valued using the cost approach, using a direct cost model built on estimates of replacement costs. The cost avoided approach was also used to value the advanced bookings classified as other intangible assets, which is based on sales and marketing expenses that are avoided by having acquired advance bookings.

Property, plant and equipment is depreciated using the straight-line method over their estimated useful lives. Advanced Bookings are amortized over a useful life of less than 1 year. The fair values were based on our estimates, including estimates for the deferred income tax liability. For all other identifiable net assets acquired, the assigned fair values were based on book values as the majority of these net assets are current, where the book value most closely approximates fair value.

Goodwill of $51.7 million relates to the value of expected synergies arising from the acquisition. Goodwill recognized is not expected to be deductible for income tax purposes.

Transaction costs of $1.8 million related to this acquisition have been included in selling, general and administrative expenses (“SG&A”) on our Combined and Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2013.

Real Resorts recognized approximately $46.8 million of revenue and $42.5 million of operating expenses, including cost of sales, operating expenses, SG&A and depreciation and amortization expenses, from the acquisition date to December 31, 2013, which are included in the Combined and Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2013.

Note 15. Segment information

We consider each one of our hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. Our operating segments meet the aggregation criteria and thus, we report three separate segments by geography: (i) Yucatán Peninsula, (ii) Pacific Coast and (iii) Caribbean Basin.

Our operating segments are components of the business which are managed discretely and for which discrete financial information is reviewed regularly by our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, all of whom represent our chief operating decision maker (“CODM”). Financial information for each reportable segment is reviewed by the CODM to assess performance and make decisions regarding the allocation of resources. We did not provide a reconciliation of reportable segments’ assets to our consolidated assets as this information is not reviewed by the CODM to assess performance and make decisions regarding the allocation of resources.

The performance of our operating segments is evaluated primarily on adjusted earnings before interest expense, income tax benefit (provision), and depreciation and amortization expense (“Adjusted EBITDA”), which should not be considered an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. We define Adjusted EBITDA as net income (loss), determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax benefit (provision), and depreciation and amortization expense, further adjusted to exclude the following items: (a) other expense (income), net; (b) impairment loss, (c) management termination fees, (d) pre-opening expenses; (e) transaction expenses; (f) severance expenses; (g) other tax expense, (h) Jamaica delayed opening expenses, and (i) insurance proceeds.

There are limitations to using financial measures such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business and investors should carefully consider our U.S. GAAP results presented elsewhere in our Combined and Consolidated Financial Statements.

The following tables present segment net revenue and a reconciliation to gross revenue and segment Adjusted EBITDA and a reconciliation to net income ($ in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2014	2013	2016	2015
Revenue:
Yucatàn Peninsula	$204,294	$206,076	$118,081	$189,640	$152,887
Pacific Coast	26,588	37,290	57,104	58,178	13,337
Caribbean Basin	168,311	115,094	96,769	144,445	128,313

Segment net revenue (1)	399,193	358,460	271,954	392,263	294,537
Other	131	314	316	6	160
Tips	9,021	8,463	7,666	9,101	6,559

Total gross revenue	$408,345	$367,237	$279,936	$401,370	$301,256

(1)	Net revenue represents total gross revenue less compulsory tips paid to employees and other miscellaneous revenue not derived from segment operations.

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2014	2013	2016	2015
Adjusted EBITDA:
Yucatàn Peninsula	$82,466	$66,493	$27,875	$84,073	$63,488
Pacific Coast	8,248	9,877	14,127	20,639	6,744
Caribbean Basin	35,634	31,353	22,977	43,763	30,647

Segment Adjusted EBITDA	126,348	107,723	64,979	148,475	100,879
Other corporate — unallocated	(24,667)	(17,890)	(10,092)	(22,536)	(16,310)

Total consolidated Adjusted EBITDA	101,681	89,833	54,887	125,939	84,569

Less:
Other expense (income), net	2,128	10,777	(3,732)	2,414	775
Impairment loss	—	7,285	—	—	—
Management termination fees	—	340	12,843	—	—
Pre-opening expenses (1)	4,105	12,880	2,638	—	2,627
Transaction expenses	5,353	12,347	7,271	3,874	5,139
Severance expenses	—	2,914	—	—	—
Loss on extinguishment of debt	—	—	5,101	—	—
Other tax expense	1,949	1,190	2,466	971	1,599
Brand conversion expenses	—	—	455	—	—
Jamaica delayed opening expenses	(1,458)	2,269	—	—	(48)
Insurance proceeds (2)	(14,286)	—	—	(309)	(14,286)
Add:
Interest expense	(49,836)	(41,210)	(29,864)	(40,619)	(37,233)
Depreciation and amortization	(46,098)	(65,873)	(31,295)	(38,809)	(33,915)

Net income (loss) before tax	7,956	(67,252)	(33,314)	39,561	17,615

Income tax benefit (expense)	1,755	29,036	(5,194)	5,270	5,239

Net income (loss)	$9,711	$(38,216)	$(38,508)	$44,831	$22,854

(1)	Represents pre-opening expenses incurred in connection with the expansion, renovation, repositioning and rebranding of Hyatt Ziva Cancún, Hyatt Ziva Puerto Vallarta, and Hyatt Ziva and Hyatt Zilara Rose Hall. Excludes pre-opening expenses incurred at Hyatt Ziva Los Cabos following Hurricane Odile, as those expenses were offset with proceeds from business interruption insurance.
(2)	Represents a portion of the insurance proceeds related to property insurance, including proceeds received in connection with Hurricane Odile in 2015, and not business interruption insurance proceeds. The business interruption insurance proceeds associated with Hurricane Odile were offset by the expenses incurred while Hyatt Ziva Los Cabos was closed and are included in net income (loss).

Note 16. Subsequent events

For our Combined and Consolidated Financial Statements as of December 31, 2015, and for the year ended December 31, 2015, we evaluated subsequent events through July 8, 2016, which is the date the financial statements were issued.

For our interim Consolidated Financial Statements as of September 30, 2016, and for the nine months ended September 30, 2016, we have evaluated subsequent events through December 19, 2016, which is the date the interim financial statements were issued.

Revolving Credit Facility

Subsequent to September 30, 2016, we paid down $5.0 million of the $17.0 million outstanding balance under our Revolving Credit Facility. The terms of the balance are unchanged.

Additional Offering of Senior Notes due 2020

On October 4, 2016, we issued an additional $50.0 million of our Senior Notes due 2020. This additional issuance has identical terms as the Senior Notes already outstanding and will be treated as a single class.

Repurchase of Preferred Shares

On October 14, 2016, we repurchased 4,227,100 of our outstanding Preferred Shares at $8.40 per share for $35.5 million in face value and we paid $14.5 million of associated PIK dividends.

Restricted Cash

On December 5, 2016 we funded $5.6 million in an escrow account related to the purchase of land. The funds are recorded as restricted cash.

Transaction Agreement

On December 13, 2016, we entered into a Transaction Agreement with Pace Holdings Corp. (“Pace”), Porto Holdco B.V. (“Holdco”), and New PACE Holdings Corp. (“New Pace”), the effect of which replicates the economics of a merger of Pace and Playa, and results in Holdco becoming the ultimate parent company to New Pace and Playa’s direct and indirect subsidiaries.

Annex A

EXECUTION VERSION

TRANSACTION AGREEMENT

AMONG

PLAYA HOTELS & RESORTS B.V.,

PACE HOLDINGS CORP.,

PORTO HOLDCO B.V.,

AND

NEW PACE HOLDINGS CORP.

Dated as of December 13, 2016

A-i

A-ii

EXHIBITS:

Exhibit A — Form of Subscription Agreements

Exhibit B — Form of Parent Sponsor Letter Agreement

Exhibit C — Form of Waiver Agreement

Exhibit D — Form of Parent Pace Earnout Warrants

Exhibit E — Form of Securities Purchase Agreement

Exhibit F — Form of Parent Merger Agreement

Exhibit G — Form of Company Merger Agreement

Exhibit H — Form of Shareholder Agreement

Exhibit I — Form of Registration Rights Agreement

Exhibit J — Surviving Company’s Articles of Association and Internal Rules of the Board of Directors

Exhibit K — Form of Company Merger Consideration Calculation

Exhibit L — Post-Closing Capitalization

Exhibit M — Form of Company Written Shareholders Resolution

Exhibit N — Board of Directors

Exhibit O — Form of Company Earnout Warrants

COMPANY DISCLOSURE SCHEDULE:

Schedule 1.2 — Consideration Schedule

Schedule 3.1(a) — Subsidiaries of Company

Schedule 3.1(b) — Capitalization Structure

Schedule 3.1(c) — Non-Contravention; Governmental Approvals

Schedule 3.1(f) — Financial Statements; No Undisclosed Liabilities

Schedule 3.1(h) — Compliance with Applicable Laws

Schedule 3.1(j) — Anti-Corruption Matters

Schedule 3.1(k) — Litigation

Schedule 3.1(l) — Taxes

Schedule 3.1(m) — Compensation; Benefits

Schedule 3.1(n) — Labor Matters

Schedule 3.1(o) — Intellectual Property

Schedule 3.1(p) — Properties

Schedule 3.1(s) — Affiliate Transactions

Schedule 3.1(t) — Brokers

Schedule 3.1(u) — Company Contracts

Schedule 4.1 — Conduct of Business Pending the Transactions

Schedule 4.3 — Non-Solicitation

Schedule A — Key Employees

A-iii

PARENT DISCLOSURE SCHEDULE:

Schedule 1.2 — Consideration Schedule

Schedule 3.2(b)(iv) — Ownership and Equity Interests

Schedule 3.2(h) — Compliance with Applicable Laws

Schedule 3.2(j) — Certain Contracts and Arrangements

Schedule 3.2(k) — Listing

Schedule 3.2(q) — Brokers

Schedule 4.2(c) — Issuance of Securities

Schedule A — Knowledge Persons

A-iv

INDEX OF DEFINED TERMS:

Definition	Section
Affiliate	8.1
Agreement	Preamble
Alternative Proposal	4.3(a)
Ancillary Agreements	8.1
Anti-Corruption Laws	8.1
Antitrust Approvals	5.4(b)
Antitrust Authority	5.4(b)
Antitrust Laws	5.4(b)
blue sky	3.1(c)(iii)
Business Combination	8.1
Business Combination Proposal	8.1
Business Day	8.1
Cap Cana Escrow	8.1
Cash	8.1
Cash Balance	8.1
Cayman Islands Companies Law	1.3(e)
Change in Recommendation	5.3(a)
Civil Law Notary	8.1
Closing	1.1
Closing Date	1.1
Code	8.1
Common Share Price	8.1
Company	Preamble
Company Articles of Association	3.1(a)
Company Certificate of Merger	1.3(i)
Company Common Shares	3.1(b)
Company Consideration Schedule	1.2(b)
Company Contracts	3.1(u)
Company Disclosure Schedule	3.1
Company Earnout Warrant Agreements	8.1
Company Earnout Warrants	8.1
Company Expense Reimbursement	7.3(b)
Company Intellectual Property	3.1(o)(i)
Company IT Systems	8.1
Company Material Adverse Effect	6.2(a), 3.1(a)
Company Merger	Preamble
Company Merger Agreement	Preamble
Company Merger Consideration	2.2(b)
Company Merger Effective Time	2.2(a)
Company Notes	8.1
Company Permits	3.1(h)
Company Preferred Shares	3.1(b)
Company Proposals	5.3(b)
Company Shareholder Approval	5.3(b)
Company Shareholders Meeting	5.3(b)
Company Shares	3.1(b)
Company Transaction Expenses	8.1
Company Written Shareholders Resolution	5.3(b)
Confidentiality Agreement	5.2

A-v

Definition	Section
Consent Solicitation	5.16
control	8.1
controlled	8.1
controlling	8.1
Credit Agreement	4.1(i)
Current Income Tax Liabilities	8.1
Distribution	Preamble
Distribution Amount	Preamble
employee benefit plan	3.1(m)(i)
Employee Benefit Plan	3.1(m)(i)
Encumbrances	3.1(b)
Environmental Laws	8.1
ERISA	3.1(m)(i)
Exchange Agent	2.1(d)(i)
Ex-Im Laws	8.1
Expense Reimbursement	7.3(c)
Financial Statements	3.1(f)(i)
Forward-Looking Statements	3.2
Founder Shares	Preamble
fraud	5.7(c)
Government Official	3.1(j)
Governmental Entity	8.1
Hazardous Materials	8.1
hereby	8.5(d)
herein	8.5(d)
hereof	8.5(d)
hereunder	8.5(d)
HI Holdings	Preamble
Holdco	Preamble
Holdco Board	5.10
Holdco Common Shares	Preamble
Holdco Equity Value	8.1
Holdco Founder Warrant	2.1(b)(v)
Holdco Public Warrant	2.1(b)(i)
HSR Act	8.1
including	8.5(d)
including, without limitation	8.5(d)
Indebtedness	8.1
Indebtedness Amount	8.1
Indemnified Liabilities	5.5(a)
Indemnified Persons	5.5(a)
Indenture	8.1
Intellectual Property	8.1
intentional breach	7.2
Investors	Preamble
Investors Agreement	8.1
IP Agreement	8.1
Key Employees	8.1
knowledge	3.1(h)
Law	8.1
Leased Real Property	3.1(p)(i)

A-vi

Definition	Section
Leases	8.1
Local GAAP	3.1(f)(ii)
materiality	6.3(a), 6.2(a)
Maximum Parent Transaction Expenses	8.1
Mergers	Preamble
Minimum Proceeds Amount	6.2(d)
most favored nation	3.1(u)(iii)
multiple employer plan	3.1(m)(vi)
multiple employer welfare arrangement	3.1(m)(vi)
Nasdaq	5.8
New Pace	Preamble
New Pace Board Resolutions	Preamble
New Pace Founder Shares	Preamble
New Pace Founder Warrant	2.1(b)(v)
New Pace Ordinary Shares	Preamble
New Pace Public Warrant	2.1(b)(i)
non-qualified deferred compensation plan	3.1(m)(x)
Non-Recourse Party	Section 8.12(a)
Obligations	8.1
OFAC	8.1
Ordinary Resolution Proposals	5.3(a)
Organizational Documents	8.1
Owned Real Property	3.1(p)(i)
Parent	Preamble
Parent Articles of Association	8.1
Parent Board	5.3(a)
Parent Board Recommendation	5.3(a)
Parent Common Shares	Preamble
Parent Consideration Schedule	1.2(b)
Parent Contracts	3.2(j)
Parent Disclosure Schedule	3.2
Parent Expense Reimbursement	7.3(c)
Parent Founder Warrants	3.2(b)(i)
Parent Holdco Earnout Warrant	2.1(b)(vi)
Parent Material Adverse Effect	6.3(a), 3.2(a)
Parent Merger	Preamble
Parent Merger Agreement	Preamble
Parent Merger Consideration	2.1(b)
Parent Merger Documents	1.3(i)
Parent Merger Effective Time	2.1(a)
Parent Pace Earnout Warrant Agreement	Preamble
Parent Pace Earnout Warrants	Preamble
Parent Public Warrants	3.2(b)(i)
Parent SEC Documents	Preamble
Parent Shareholder Approval	3.2(c)(iii)
Parent Shareholder Redemption	8.1
Parent Shareholder Redemption Amount	8.1
Parent Shareholders Meeting	5.3(a)
Parent Sponsor	Preamble
Parent Sponsor Letter Agreement	Preamble
Parent Sponsor Loan	8.1

A-vii

Definition	Section
Parent Transaction Expenses	8.1
Parent Underwriting Fees	8.1
Parent Warrants	3.2(b)(i)
Permitted Encumbrances	3.1(p)(i)
Person	8.1
Personal Information	8.1
Policies	3.1(r)
Preference Balance	8.1
Preferred Share Acquisition	Preamble
Premerger Notification Rules	8.1
Privacy Laws	8.1
prohibited transaction	3.1(m)(iii)
Purchaser Group	8.1
Real Property	3.1(p)(i)
Registered Intellectual Property	8.1
Registrar	1.3(h)
Registration Rights Agreement	Preamble
Registration Statement / Proxy Statement	5.1
Related Parties	3.1(s)
Repatriation Costs	8.1
Representatives	5.2
Restricted Cash	8.1
Risk Factors	3.2
Sanctioned Country	8.1
Sanctioned Person	8.1
Sanctions Laws	8.1
Securities Act	3.2(d)(i)
Securities Purchase Agreement	Preamble
Seller Group	8.1
Selling Equityholders	8.1
Shareholder Agreement	Preamble
Software	8.1
Special Resolution Proposal	5.3(a)
Subscription Agreements	Preamble
Subsidiary	8.1
Surrendered Parent Founder Warrants	1.3(e)
Surviving Company	2.2(a)
Surviving Company Board	1.3(i)
Surviving Pace	2.1(a)
tail	5.5(c)
take or pay	3.1(u)(iii)
Tax	8.1
Tax Returns	8.1
Terminable Breach	7.1(b)(iii)
Termination Date	7.1(b)(ii)
this Agreement	8.5(d)
this Section	8.5(d)
this subsection	8.5(d)
Total Enterprise Value	8.1
Total Expenses	8.1
Transaction Proposals	5.3(a)

A-viii

Definition	Section
Transfer Taxes	5.11
Treasury Regulations	8.1
Trigger Event	8.1
Trust Account	8.1
Trust Agreement	8.1
Trustee	8.1
U.S. GAAP	3.1(f)(i)
Unaudited Financial Statements	3.1(f)(i)
Voting Debt	3.1(b)
Waiver Agreement	Preamble

A-ix

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of December 13, 2016 (this “Agreement”), is made by and among Playa Hotels & Resorts B.V., a Dutch private limited liability company (the “Company”), Pace Holdings Corp., a Cayman Islands exempted company (“Parent”), Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkeid) (“Holdco”), and New Pace Holdings Corp., a Cayman Islands exempted company (“New Pace”).

WHEREAS, as of the date of this Agreement, Parent owns all of the issued and outstanding common shares of Holdco, par value EUR 0.10 per share (“Holdco Common Shares”);

WHEREAS, as of the date of this Agreement, Holdco owns all of the issued and outstanding (i) Class A ordinary shares of New Pace, par value $0.0001 per share (“New Pace Ordinary Shares”), and (ii) Class F ordinary shares of New Pace, par value $0.0001 per share (“New Pace Founder Shares”);

WHEREAS, concurrently with the execution of this Agreement, Parent is entering into subscription agreements substantially in the form attached hereto as Exhibit A (together, the “Subscription Agreements”) with certain subscribers (the “Investors”) pursuant to which such Investors shall agree to subscribe for and purchase, and Parent shall agree to issue and sell to the Investors, on the terms and subject to the conditions and limitations set forth therein, Class A ordinary shares of Parent, par value $0.0001 per share (the “Parent Common Shares”);

WHEREAS, as of the date of this Agreement, TPACE Sponsor Corp., a Cayman Islands exempted company (“Parent Sponsor”), and certain directors of Parent own all of the issued and outstanding Class F ordinary shares of Parent, par value $0.0001 per share (the “Founder Shares”);

WHEREAS, concurrently with the execution of this Agreement, Parent Sponsor is entering into a letter agreement substantially in the form attached hereto as Exhibit B (the “Parent Sponsor Letter Agreement”) pursuant to which Parent Sponsor shall agree to surrender 3,750,000 Founder Shares and 7,333,333 Parent Founder Warrants (as defined below) effective as of Closing (as defined below);

WHEREAS, concurrently with the execution of this Agreement, the holders of the Founder Shares are entering into a waiver substantially in the form attached hereto as Exhibit C (the “Waiver Agreement”) pursuant to which the holders of the Founder Shares shall agree to waive any adjustment to the conversion ratio set forth in the Parent Articles of Association (as defined below) resulting from the transactions contemplated by the Subscription Agreements;

WHEREAS, prior to the consummation of the Parent Merger (as defined below) and in connection with the surrender of the 3,750,000 Founder Shares and 7,333,333 Parent Founder Warrants, Parent will enter into a warrant agreement substantially in the form attached hereto as Exhibit D (the “Parent Pace Earnout Warrant Agreement”) pursuant to which Parent Sponsor shall, from and after such time as common shares of Parent or its successor or assign are listed on the Nasdaq, have the right to acquire 2,000,000 common shares of Parent or its successor or assign, upon the occurrence of the Trigger Event (as defined below) on the terms and subject to the conditions and limitations set forth therein (the “Parent Pace Earnout Warrants”);

WHEREAS, prior to the Parent Merger, Parent shall enter into securities purchase agreements with Compania Hotelera Gran Playa Real and HI Holdings Playa B.V. (“HI Holdings”) substantially in the form attached hereto as Exhibit E (the “Securities Purchase Agreements”) pursuant to which Parent shall agree that Parent or its successor or assign shall, immediately following the consummation of the Distribution, acquire all of the Company Preferred Shares (as defined below) in consideration for an aggregate amount equal to $8.40 for each outstanding Company Preferred Share plus the amount of any accrued but unpaid dividends thereon, subject to adjustment if any of the Company Preferred Shares are converted into Company Common Shares following the date of this Agreement pursuant to and in accordance with the terms of the Securities Purchase Agreements (the “Preferred Share Acquisition”);

WHEREAS, prior to the Parent Merger, Pace, as the sole shareholder of Holdco, shall adopt resolutions regarding the amendments to the articles of association of Holdco and such other corporate governance matters of Holdco as the parties may mutually agree;

WHEREAS, prior to the Company Merger (as defined below), Parent and New Pace shall enter into a plan of merger substantially in the form attached hereto as Exhibit F (the “Parent Merger Agreement”) pursuant to which Parent shall merge with and into New Pace, with New Pace being the surviving company in such merger (the “Parent Merger”);

WHEREAS, following the Parent Merger, the Board of Directors of New Pace shall adopt resolutions (the “New Pace Board Resolutions”) authorizing the distribution to Holdco (the “Distribution ”) of an amount equal to the sum of (i) the aggregate amount of cash held by New Pace at such time and (ii) the aggregate amount paid by the Investors pursuant to and in accordance with the Subscription Agreements (the “Distribution Amount”);

WHEREAS, following the Distribution, the Company and Holdco shall enter into a plan of merger substantially in the form attached hereto as Exhibit G (the “Company Merger Agreement”) and, at the Closing, the Company and Holdco shall enter into a notarial deed of merger pursuant to which, following the Parent Merger and the Preferred Share Acquisition, the Company shall merge with and into Holdco, with Holdco being the surviving company in such merger (the “Company Merger”), and the Company Merger shall become effective at the Company Merger Effective Time (as defined below);

WHEREAS, as a condition to the consummation of the Parent Merger and the Company Merger (together, the “Mergers”), Holdco shall file the Registration Statement / Proxy Statement (as defined below) to obtain approval from the shareholders of Parent for the transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income Tax (as defined below) purposes, (i) it is intended that the Parent Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (as defined below); (ii) it is intended that the Company Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and (iii) the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, prior to the Closing, certain Persons who will be shareholders of Holdco immediately following the consummation of the Company Merger shall enter into (i) a shareholder agreement substantially in the form attached as Exhibit H (the “Shareholder Agreement”) and (ii) a registration rights agreement substantially in the form attached as Exhibit I (the “Registration Rights Agreement”), which, in each case, shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE CLOSING TRANSACTIONS

1.1 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely by the exchange of closing deliverables and the taking of the closing actions contemplated by Section 1.3 at the Company Merger Effective Time (except in the case of the payments contemplated by Section 1.3, which shall be made as promptly as practicable after such time), which shall occur on the third (3rd) Business Day after the satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Laws and this Agreement) waived on the Closing Date), unless another date or place is agreed to in writing by the parties, but in no event shall the Closing occur before January 12, 2017 (such date on which the Closing occurs, the “Closing Date”).

1.2 Consideration Schedules.

(a) Schedule 1.2 of the Company Disclosure Schedule sets forth the Company’s good faith estimates of the Cash Balance, the Indebtedness Amount and the Company Transaction Expenses. Schedule 1.2 of the Parent Disclosure Schedule sets forth Parent’s good faith estimate of the Parent Transaction Expenses.

(b) At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent an updated schedule setting forth the Company’s good faith calculations of the Cash Balance, the Indebtedness Amount and the Company Transaction Expenses (the “Company Consideration Schedule”). The Company shall consider in good faith Parent’s comments to the Company Consideration Schedule, which comments Parent shall deliver to the Company no less than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Consideration Schedule to incorporate any changes the Company determines in good faith are necessary or appropriate given such comments. The Company shall provide to Parent all information reasonably requested by Parent and within the Company’s or its Representatives’ possession or control in connection with Parent’s review of the Company Consideration Schedule and the Cap Cana Escrow, including supporting documentation in reasonable detail regarding the calculations of the Cash Balance, Indebtedness Amount and Company Transaction Expenses set forth on the Company Consideration Schedule. The Company Consideration Schedule (including, if applicable, any revisions made pursuant to this Section 1.2(b)) shall be final and binding upon the parties for all purposes under this Agreement, including the calculation of Holdco Equity Value and the payments required to be made pursuant to Section 1.3(c).

(c) At least five (5) Business Days prior to the Closing Date, Parent shall prepare and deliver to the Company a schedule setting forth Parent’s good faith calculation of the Parent Transaction Expenses (the “Parent Consideration Schedule”). Parent shall consider in good faith the Company’s comments to such schedule of the Parent Transaction Expenses, which comments the Company shall deliver to Parent no less than two (2) Business Days prior to the Closing Date, and Parent shall revise such Parent Consideration Schedule to incorporate any changes Parent determines are necessary or appropriate given such comments. Parent shall provide the Company all information reasonably requested by the Company and within Parent’s or its Representatives’ possession or control in connection with the Company’s review of the Parent Consideration Schedule, including supporting documentation in reasonable detail regarding the calculations of the Parent Transaction Expenses set forth on the Company Consideration Schedule. The Parent Consideration Schedule (including, if applicable, any revisions made pursuant to this Section 1.2(c)) shall be final and binding on the parties for all purposes under this Agreement including the payments required to be made pursuant to Section 1.3(c).

1.3 Closing Transactions. At the Closing, the parties hereto shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) The holders of the Founder Shares shall waive any adjustment to the conversion ratio set forth in the Parent Articles of Association resulting from the transactions contemplated by the Subscription Agreements pursuant to and in accordance with the terms of the Waiver Agreement, which Waiver Agreement shall remain in full force and effect as of the Closing;

(b) the Investors shall purchase, and Parent shall issue and sell to the Investors, the number of Parent Common Shares set forth in the Subscription Agreements against payment of the amounts set forth in the Subscription Agreements;

(c) Parent shall pay or cause to be paid the Parent Transaction Expenses set forth on the Parent Consideration Schedule to be delivered by Parent to the Company and shall (on behalf of the Company) pay, or, to the extent the Surviving Company has sufficient immediately available funds at such time, instruct the

Surviving Company to pay, all Company Transaction Expenses set forth on the Company Consideration Schedule to be delivered by the Company to Parent prior to the Closing, that are unpaid as of such time by wire transfer of immediately available funds as directed by the Company;

(d) Parent shall make or cause to be paid any payments required to be made by Parent in connection with the Parent Shareholder Redemption;

(e) Parent Sponsor shall surrender 3,750,000 Founder Shares and 7,333,333 Parent Founder Warrants (the “Surrendered Parent Founder Warrants”) pursuant to and in accordance with the terms of the Parent Sponsor Letter Agreement, which Parent Sponsor Letter Agreement shall remain in full force and effect as of the Closing;

(f) Parent shall issue the Parent Pace Earnout Warrants to Parent Sponsor;

(g) the notarial deed of conversion and amendment of articles of association of Holdco shall be executed before the Civil Law Notary, pursuant to which (i) Holdco shall be converted into a Dutch public limited liability company (naamloze vennootschap) and (ii) the articles of association of Holdco shall be amended, both with effect from the moment immediately prior to the consummation of the Parent Merger;

(h) Parent, as the sole shareholder of Holdco, shall adopt resolutions, in a form reasonably acceptable to the parties, regarding the amendments to the articles of association of Holdco and such other corporate governance matters of Holdco as the parties may mutually agree;

(i) the plan of merger with respect to the Parent Merger and all other ancillary documents required in connection with the Parent Merger (the “Parent Merger Documents”) shall be prepared and executed in accordance with the relevant provisions of the Cayman Islands Companies Law (2016 Revision) (the “Cayman Islands Companies Law”) and filed with the Registrar of Companies of the Cayman Islands (the “Registrar”);

(j) New Pace shall adopt resolutions, in a form reasonably acceptable to the parties, pursuant to which it shall distribute an amount equal to the Distribution Amount to Holdco;

(k) Holdco, as Parent’s successor under the Securities Purchase Agreements, shall acquire the Company Preferred Shares that are issued and outstanding after giving effect to any conversion of the Company Preferred Shares pursuant to and in accordance with the Securities Purchase Agreements from the holders thereof on the terms set forth therein pursuant to execution of one or more notarial deeds of transfer of Company Preferred Shares executed before the Civil Law Notary; and

(l) the notarial deed of merger with respect to the Company Merger shall be executed before the Civil Law Notary (the “Company Certificate of Merger”), and with effect from the moment of the Company Merger becoming effective, the Surviving Company’s articles of association, the internal rules applicable to the Board of Directors of the Surviving Company (the “Surviving Company Board”) and the charters applicable to the standing committees established by the Surviving Company Board shall read in accordance with Exhibit J.

ARTICLE II

EFFECTS OF THE MERGERS AND POST-CLOSING GOVERNANCE

2.1 Effect of the Parent Merger.

(a) Parent Merger Effective Time. The Parent Merger shall become effective at the time that the Parent Merger Documents are filed with and accepted by the Registrar (the “Parent Merger Effective Time”). At the Parent Merger Effective Time, the separate existence of Parent shall cease and New Pace shall continue its existence under the Cayman Islands Companies Law as the surviving company (in such capacity, New Pace is sometimes referred to herein as “Surviving Pace”). The Parent Merger shall have the effects set forth in the Cayman Islands Companies Law and the Parent Merger Agreement.

(b) Conversion of Parent Shares. At the Parent Merger Effective Time, by virtue of the Parent Merger and without any action on the part of any party or the holder of any of their securities, the (i) Parent Units, (ii) Parent Common Shares, (iii) Founder Shares, (iv) Parent Public Warrants, (v) Parent Founder Warrants and (vi) Parent Pace Earnout Warrants, in each case, issued and outstanding immediately prior to the Parent Merger Effective Time, shall be converted into the right to receive the following consideration (the “Parent Merger Consideration”):

(i) Each Parent Unit shall be cancelled in exchange for consideration consisting of (A) the right to receive one (1) validly issued, fully paid and non-assessable New Pace Ordinary Share, which shall be issued to the Exchange Agent and exchanged for one (1) validly issued, fully paid and non-assessable Holdco Common Share to be issued to the Exchange Agent against a contribution in kind to Holdco pursuant to and in accordance with Section 2.1(c), and (B) on substantially equivalent terms and conditions as the Parent Public Warrants, one (1) warrant to acquire New Pace Ordinary Shares (each, a “New Pace Public Warrant”), which warrant shall be exchanged for one (1) warrant to acquire one (1) Holdco Common Share (each, a “Holdco Public Warrant”). The Holdco Public Warrants shall be on substantially equivalent terms and conditions as the New Pace Public Warrants.

(ii) Each Parent Common Share shall be converted into the right to receive one (1) validly issued, fully paid and non-assessable New Pace Ordinary Share, which shall be issued to the Exchange Agent and exchanged for one (1) validly issued, fully paid and non-assessable Holdco Common Share to be issued to the Exchange Agent against a contribution in kind to Holdco pursuant to and in accordance with Section 2.1(c).

(iii) Each Founder Share shall be converted into the right to receive one (1) validly issued, fully paid and non-assessable New Pace Founder Share, which shall be issued to the Exchange Agent and exchanged for one (1) validly issued, fully paid and non-assessable Holdco Common Share to be issued to the Exchange Agent against a contribution in kind to Holdco pursuant to and in accordance with Section 2.1(c).

(iv) Each Parent Public Warrant shall be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Parent Public Warrants, one (1) New Pace Public Warrant, which warrant shall be exchanged for one (1) Holdco Public Warrant. The Holdco Public Warrants shall be on substantially equivalent terms and conditions as the New Pace Public Warrants.

(v) Each Parent Founder Warrant shall be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Parent Founder Warrants, one (1) warrant to acquire New Pace Ordinary Shares (each, a “New Pace Founder Warrant”), which warrant shall be exchanged for one (1) warrant to acquire one (1) Holdco Common Share (each, a “Holdco Founder Warrant”). The Holdco Founder Warrants shall be on substantially equivalent terms and conditions as the New Pace Founder Warrants.

(vi) Each Parent Pace Earnout Warrant shall be cancelled in exchange for consideration consisting of the issuance of, on substantially equivalent terms and conditions as the Parent Pace Earnout Warrants, one (1) warrant to acquire Holdco Common Shares (each, a “Parent Holdco Earnout Warrant”).

(c) Exchange Mechanics.

(i) Prior to the Parent Merger Effective Time, Holdco and New Pace shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of, among other things,

the exchanges described in this Section 2.1(c). Promptly after the Parent Merger Effective Time (but not later than two (2) Business Days thereafter), the Exchange Agent shall send to each former holder of Parent Units, Parent Common Shares, Founder Shares, Parent Public Warrants, Parent Founder Warrants and Parent Pace Earnout Warrants a letter of transmittal and instructions relating to the surrender of the Parent Units, Parent Common Shares, Founder Shares, Parent Public Warrants, Parent Founder Warrants and Parent Pace Earnout Warrants.

(ii) New Pace and Holdco shall enter into an exchange agent agreement in a form reasonably acceptable to the Company with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement, including with regard to the exchanges described in this Section 2.1(c).

(iii) Immediately following the Parent Merger Effective Time, the parties will procure that the Exchange Agent, acting as exchange agent and solely for the account and benefit of the former holders of Parent Units, Parent Common Shares and Founder Shares, shall contribute, for the account and benefit of the former holders of Parent Units, Parent Common Shares and Founder Shares, all of the issued and outstanding New Pace Ordinary Shares and New Pace Founder Shares that were issued to the Exchange Agent pursuant to Section 2.1(b) to Holdco, as a contribution in kind and, in consideration of this contribution in kind, Holdco shall issue and deliver to the Exchange Agent (for the account and benefit of the former holders of Parent Units, Parent Common Shares and Founder Shares) the Holdco Common Shares to be issued pursuant to Section 2.1(b).

(iv) Immediately following the Parent Merger Effective Time, Holdco shall issue to the former holders of Parent Public Warrants, Parent Founder Warrants and Parent Pace Earnout Warrants against the simultaneous cancellation of all of the New Pace Founder Warrants and New Pace Public Warrants issued pursuant to Section 2.1(b) and the Parent Pace Earnout Warrants, the Holdco Public Warrants, Holdco Founder Warrants and Parent Holdco Earnout Warrants, as applicable.

(v) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person in respect of the consideration payable pursuant to this Agreement delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any shares or warrants shall not have been surrendered or transferred, respectively, prior to the date on which any consideration payable pursuant to this Agreement in respect thereof would otherwise escheat to or become the property of any Governmental Entity pursuant to applicable Law, any such consideration payable pursuant to this Agreement in respect of such shares or warrants shall, to the extent permitted by applicable Law, become the property of Holdco, and any former holders of Parent Units, Parent Common Shares, Founder Shares, Parent Public Warrants, Parent Founder Warrants and Parent Pace Earnout Warrants who have not theretofore complied with this Article II with respect thereto shall thereafter look only to the Surviving Company for payment of their claim for consideration payable pursuant to this Agreement (including any amounts owed pursuant to Section 2.3).

(d) Satisfaction of Rights. All Parent Merger Consideration paid upon the surrender of Parent Units, Parent Common Shares, Founder Shares, the Parent Public Warrants, the Parent Founder Warrants and the Parent Pace Earnout Warrants in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares and warrants.

2.2 Effect of the Company Merger.

(a) Company Merger Effective Time. The Company Merger shall become effective at midnight (24:00 hours) CET on the date of execution of the notarial deed of merger effecting the Company Merger (the “Company Merger Effective Time”). At the Company Merger Effective Time, the separate existence of the Company (as the disappearing company) shall cease and Holdco shall continue its existence as the surviving company (in such capacity, the Company is sometimes referred to herein as the “Surviving Company”). The Company Merger shall have the effects set forth in the Company Certificate of Merger and the Company Merger Agreement (and otherwise as stipulated by applicable Law).

(b) Conversion of Company Stock. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any party or the holder of any of their securities, the (i) Company Common Shares and (ii) the Company Preferred Shares, in each case, issued and outstanding immediately prior to the Company Merger Effective Time shall lapse and be exchanged for the following consideration (the “Company Merger Consideration”):

(i) Each Company Common Share issued and outstanding immediately prior to the Company Merger Effective Time shall (A) be exchanged for the number of validly issued, fully paid and non-assessable Holdco Common Shares calculated in accordance with the principles set forth on Exhibit K, (B) entitle the holder thereof to receive the number of Holdco Founder Warrants calculated in accordance with the principles set forth on Exhibit K and (C) entitle the holder thereof to receive the number of Company Earnout Warrants calculated in accordance with the principles set forth on Exhibit K.

(ii) Each Company Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time held by Holdco shall lapse without any conversion thereof, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(iii) The aggregate number of Holdco Common Shares to be received as Company Merger Consideration payable pursuant to this Section 2.2(b) shall consist of a number of newly-issued Holdco Common Shares equal to (A) the quotient obtained by dividing (x) the Holdco Equity Value by (y) a per share issue price of $10.00, less (B) the total number of Holdco Common Shares issued, or subject to the warrants issued, pursuant to and in accordance with Section 2.1. The aggregate number of Holdco Founder Warrants to be received as Company Merger Consideration payable pursuant to this Section 2.2(b) shall be equal to the number of Surrendered Parent Founder Warrants. The aggregate number of Company Earnout Warrants to be received as Company Merger Consideration payable pursuant to this Section 2.2(b) shall be equal to the number of warrants subject to the Company Earnout Warrant Agreements.

(c) Capitalization. Immediately following the consummation of the transactions contemplated hereby, the capitalization of Holdco shall be consistent with the illustrative table set forth on Exhibit L.

(d) Satisfaction of Rights. All Company Merger Consideration pursuant to the Company Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares and the Company Preferred Shares.

2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Mergers, subject to applicable Law. In lieu thereof, Holdco shall pay or cause to be paid to each Person who otherwise would receive a fractional share, rounded to the nearest one-hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Holdco Common Shares to which such holder would otherwise be entitled by the volume weighted average trading price of the Parent Common Shares on the Nasdaq for the ten (10) trading day period ending on the trading day two (2) trading days prior to Closing.

2.4 Tax Treatment of the Mergers.

(a) For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall not take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent (i) the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and (ii) the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) The parties will prepare and file all Tax Returns consistent with the foregoing provisions of this Section 2.4 and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other administrative settlement with (or final administrative decision by) the relevant Governmental Entity.

2.5 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Surviving Pace and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Parent Common Shares, Founder Shares, Parent Public Warrants, Parent Founder Warrants or Company Shares pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that amounts are so properly withheld by Surviving Pace, the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the applicable equity interests in respect of which such deduction and withholding was made by Parent, Surviving Pace or the Surviving Company, as the case may be.

2.6 Closing Deliverables.

(a) At the Closing, the Company shall deliver to Parent a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by the Company or any shareholder of the Company, duly executed by the Company or its shareholders, as applicable.

(b) At the Closing, Parent shall deliver to the Company:

(i) the resignations of each officer, director or manager, as the case may be, of Parent and its Subsidiaries set forth on Schedule 2.6(b)(i) of the Parent Disclosure Schedule;

(ii) a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by any of Parent, Holdco or New Pace, duly executed by Parent, Holdco or New Pace, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent, Holdco and New Pace on or prior to the date of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent, Holdco and New Pace, as of the date hereof and as of the Closing Date, as follows:

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries is an exempted company, corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the applicable Laws of its jurisdiction of incorporation or organization, has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not result in a Company Material Adverse Effect. The Company has heretofore made available to Parent correct and complete copies of its articles of association (the “Company Articles of Association”), as well as the similar Organizational Documents of each Subsidiary of the Company, and each such document is (i) in full force and effect and (ii) has not been amended in any respect from the copy made available to Parent. The respective jurisdictions of incorporation or organization of each Subsidiary of the Company are identified on Schedule 3.1(a) of the Company Disclosure Schedule. As used in this Agreement, a “Company Material Adverse Effect” means any occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following constitute a Company Material Adverse Effect: (A) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States, the markets where the Company and its Subsidiaries operate or worldwide capital markets; (B) any occurrence, condition, change, development, event or effect that affects the industries in which the Company and its Subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (C) the outbreak or escalation of hostilities, the declaration of a national emergency or war, the issuance of health advisories or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (D) any change in applicable Law, or the interpretation or enforcement policy thereof after the date hereof; (E) any occurrence, condition, change, development, event or effect resulting from the announcement or pendency of the transactions contemplated by this Agreement (provided that, this clause (E) shall not be applicable with respect to the Company’s representations and warranties in Section 3.1(c)(ii) and to the extent related thereto, the condition in Section 6.2(a)); and (F) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses after the date hereof; provided that the exceptions in clauses (A) through (D) shall only apply so long as the Company and/or its Subsidiaries are not, or would not reasonably be expected to be, adversely affected in a disproportionate manner relative to other participants in the markets or industries in which the Company and its Subsidiaries operate.

(b) Capital Structure. As of the date hereof: (i) 60,249,330 ordinary shares of the Company, par value $0.01 per share, were issued and outstanding (the “Company Common Shares”); (ii) 28,510,994 preferred shares of the Company, par value $0.01 per share, were issued and outstanding (the “Company Preferred Shares”) (collectively, “Company Shares”); and (iii) no Voting Debt of the Company was issued and outstanding or authorized for issuance. The term “Voting Debt” means, with respect to any Person, Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which the equityholders of such Person may vote. All outstanding Company Shares are validly issued, fully paid and non-assessable (which term, under the Laws of the Netherlands, should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share) and are not subject to preemptive rights or any other Encumbrances. As of the date hereof, there are no outstanding Company Shares other than the Company Shares described in the first sentence of this Section 3.1(b). Except for the Company Preferred Shares, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any Company Shares or other equity interests in the Company or securities convertible into or exchangeable or exercisable for Company Shares. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, licenses, covenants not to sue or assert, defects in title, or other burdens, options or encumbrances of any kind (“Encumbrances”). Except as set forth in this Section 3.1(b), there are no: (A) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for Company Shares, Voting Debt or other voting securities of the Company or any Subsidiary of the Company, or (B) options, warrants, calls, rights (including preemptive rights), puts, commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Company Shares.

(c) Authority; No Violations; Consents and Approvals.

(i) The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, other than with respect to the Company the receipt of the Company Shareholder Approval. This Agreement and, when executed, each applicable Ancillary Agreement, has been, or shall have been, as applicable, duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Articles of Association, (B) any provision of the comparable Organizational Documents of any of the Company’s Subsidiaries, (C) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, contract, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their respective properties or assets are bound, or (D) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.1(c)(iii) are duly and timely obtained or made, any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such violations, defaults, acceleration, losses, or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a premerger notification report by the Company under the HSR Act and any other applicable Premerger Notification Rules, and the expiration or termination of the applicable waiting period, any required approvals or clearances or compliance with any suspensory obligation with respect thereto; (B) the filing with the SEC of such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Parent Merger Documents, the Company Certificate of Merger and the Company Merger Agreement; (D) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover Laws; (E) such filings and approvals as may be required by any securities, corporate or other applicable Laws set forth on Schedule 3.1(c) of the Company Disclosure Schedule; and (F) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or make would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the transactions contemplated by this Agreement. The board of directors of the Company (including any required committee thereof) has declared the advisability of the transactions contemplated by this Agreement in accordance with applicable Law and as required by the Company’s Organizational Documents, and approved this Agreement and the transactions contemplated hereby, and determined that the transactions contemplated by this Agreement are in the best interest of the Company and its shareholders, and has determined to recommend that holders of Company Shares vote in favor of the Company Proposals.

(d) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company related to the Company or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, on the date mailed to shareholders of Parent or at the time of the meeting of such shareholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement / Proxy Statement, insofar as it relates to information supplied by or on behalf of the Company related to the Company or its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(e) Absence of Certain Changes or Events. Since December 31, 2015, (i) there has not been any Company Material Adverse Effect and (ii) except as contemplated or permitted by this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice.

(f) Financial Statements; No Undisclosed Liabilities.

(i) Schedule 3.1(f)(i) of the Company Disclosure Schedule contains true and correct copies of the following financial statements (collectively, the “Financial Statements”): (A) the unaudited condensed and consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2016 and the related unaudited condensed and consolidated statements of operations and comprehensive income, cumulative redeemable preferred shares, shareholders’ equity, accumulated other comprehensive loss, and cash flows for the nine (9)-month period then ended (the “Unaudited Financial Statements”); and (B) the audited consolidated balance sheets of the Company and its Subsidiaries as of the years ended December 31, 2014 and December 31, 2015 and the related audited consolidated statements of operations, and comprehensive income (loss), cumulative redeemable preferred shares, shareholders’ equity, accumulated other comprehensive loss, and cash flows, together with the notes and schedules thereto. The consolidated balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries included in the Financial Statements fairly present, in all material respects, the results of their operations and cash flows for the periods indicated, in each case, in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) consistently applied in all material respects, with only such deviations from such accounting principles or their consistent application as are referred to in the notes to the Financial Statements and subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end audit adjustments and the absence of certain related notes (the absence and effect of which are, in the aggregate, not material). The Financial Statements, including the footnotes thereto, have been prepared, in all material respects, in accordance with the books and records of the Company and its Subsidiaries.

(ii) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with U.S. GAAP or generally accepted accounting principles in the jurisdiction of organization of any non-U.S. entity (“Local GAAP”), as applicable, other than: (A) liabilities adequately provided for on the audited consolidated balance sheet of the Company and its Subsidiaries for the year ended December 31, 2015 (including the notes thereto); (B) liabilities incurred in the ordinary course of business subsequent to December 31, 2015; (C) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; and (D) liabilities which would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial position of the Company and its Subsidiaries, taken as a whole.

(g) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company Articles of Association or the comparable charter or organizational documents of any of the Company’s Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, contract, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any Law applicable to the Company or any of its Subsidiaries, except, with respect to clauses (ii) and (iii) of this Section 3.1(g), for defaults or violations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Compliance with Applicable Laws. The Company and its Subsidiaries hold, and during the past three (3) years have held, all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are, and have been, in compliance with the terms of the Company Permits, except where the failure to so comply would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole. The businesses of the Company and its Subsidiaries are not being, and for the past three (3) years have not been, conducted in violation of any applicable Law, except for violations which would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole. No material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, and no such material investigations have been conducted in the past three (3) years, other than those the outcome of which would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole. For purposes of this Agreement, “knowledge” of the Company or Parent, as applicable, means the actual knowledge (after reasonable inquiry in accordance with and limited by such individuals’ normal responsibilities and duties of oversight required by their respective positions) of the individuals set forth on Schedule A of the Company Disclosure Schedule or Schedule A of the Parent Disclosure Schedule, as applicable.

(i) International Trade Matters. The Company and each of its Subsidiaries, and their respective officers and directors, and, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Sanctions Laws and Ex-Im Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, are currently, or have been in the last three (3) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; (iii) operating, conducting business, or participating in any transaction in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (iv) to the knowledge of the Company, engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

(j) Anti-Corruption Matters. (i) The Company and each of its Subsidiaries, and their respective officers, directors, employees and, to the knowledge of the Company, any agents or other third-party representatives to the extent they act on behalf of the Company or any of its Subsidiaries, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Anti-Corruption Laws, and (ii) except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, or employees nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, corruptly offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, any public international organization (such as the World Bank or the United Nations) or foreign political party, or to any Person acting on behalf of such government, department, agency, instrumentality, public international organization, or foreign political party (“Government Official”), or to any political official or candidate for political office, in order to influence decisions of such Government Official or political official or candidate, or to induce such Government Official or political official or candidate to take or omit to take any action, to secure any improper business advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws), or to any other Person for a prohibited purpose (within the meaning of applicable Anti-Corruption Laws).

(k) Litigation. Except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole, there is no, and during the past three (3) years there has been no, (i) suit, action, charge, complaint, arbitration or similar proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and no such suit, action, charge, complaint, arbitration or similar proceeding has been filed against the Company or any of its Subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or any of its or their assets or properties. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Company and its Subsidiaries, taken as a whole.

(l) Taxes. Except as would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole:

(i) all Tax Returns which are required to be filed by the Company or any of its Subsidiaries on or before the Closing Date have been or will be timely filed;

(ii) such Tax Returns are, or will be, complete and correct in all material respects and prepared in substantial compliance with all applicable Law;

(iii) all Taxes which are due (whether or not shown on any Tax Return) on or before the Closing Date have been or will be timely paid in full;

(iv) no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes has been asserted in writing by any Governmental Entity;

(v) no Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to the Company or any of its Subsidiaries;

(vi) no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries;

(vii) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries;

(viii) the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party;

(ix) except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement;

(x) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of; (A) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of any improper method of accounting, for a taxable period ending on or prior to the Closing Date; (B) an installment sale or open transaction occurring on or prior to the Closing Date; (C) a prepaid amount received on or before the Closing Date; or (D) any closing agreement under Section 7121 of the Code, or any similar provision of any applicable Law;

(xi) neither interests in the Company nor in any of its Subsidiaries is or has ever been described in Section 897(c) of the Code; and

(xii) neither the Company nor any of its Subsidiaries has ever entered into a “listed transaction” within the meaning of Section 6707A of the Code.

(m) Compensation; Benefits.

(i) Set forth on Schedule 3.1(m) of the Company Disclosure Schedule is a list of all material Employee Benefit Plans. “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and any other employee benefit plan, program, policy, contract, arrangement or agreement, including any pension, retirement, profit sharing, savings, bonus, commission, deferred compensation, incentive compensation, equity ownership, equity purchase, equity option, phantom equity, vacation, paid time off, employment, consulting, severance, change of control, separation, retention, disability, death benefit, hospitalization or insurance or health or other welfare plan, program, policy, contract, arrangement or agreement, or other benefit or compensation plan, providing benefits to any present or former director, employee or individual independent contractor of the Company or any of its Subsidiaries, in each case which is (A) maintained, sponsored, contributed or required to be contributed to by the Company or any of its Subsidiaries or (B) with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation. True, correct and complete copies of each of the following have been furnished to Parent: (1) all Employee Benefit Plans and related trust and/or insurance documents, (2) the most recent determination letter from the Internal Revenue Service with respect to each Employee Benefit Plan, if applicable, (3) the most recent report filed on Form 5500, if applicable, and (4) the most recent summary plan description, together with any summaries of material modifications thereto and annual reports with respect to each Employee Benefit Plan for which a summary plan or annual report is required, as applicable, in each case, other than any Employee Benefit Plans required pursuant to applicable Law in the jurisdictions where the Company and its Subsidiaries operate.

(ii) Each Employee Benefit Plan, including any associated trust or fund, has been established, sponsored, maintained, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreement and with all applicable Law in all material respects. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and either has received a current favorable determination letter or is a pre-approved plan that is the subject of an advisory letter, from the Internal Revenue Service, and there are no circumstances which would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan or the ability to rely on such determination letter.

(iii) Except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole, (A) there are no actions, suits, proceedings, audits, investigations, litigation or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans, and, (B) to the knowledge of the Company, there are no facts or circumstances that would give rise to any such actions, suits, proceedings, audits, investigations, litigation or claims. There has been no breach of fiduciary duty (as determined under ERISA) or “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that would result in material liability to the Company and its Subsidiaries, taken as a whole.

(iv) With respect to each Employee Benefit Plan, (A) all material contributions, distributions, reimbursements and premium payments that are due have been timely made and (B) all material contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been timely made or properly accrued.

(v) There are no material unfunded benefit obligations under any Employee Benefit Plan that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto in accordance with U.S. GAAP.

(vi) No Employee Benefit Plan is, and neither the Company nor any of its Subsidiaries has ever maintained, sponsored, contributed to or has any current or contingent material liability or obligation under or with respect to, (A) any plan that is or was subject to Title IV of ERISA or Section 412 of the Code, (B) any “multiemployer plan” as defined in Section 3(37) of ERISA, (C) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (D) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation on account of at any time being considered a single employer with any other Person under Section 414 of the Code.

(vii) No Employee Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, any material post-termination or post-employment medical, health, life insurance or other material welfare benefits to any employees, former employees, directors, service providers or any other Person except to the extent (A) required by applicable Law, including Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, comparable state Law or applicable Law in any other jurisdiction, (B) the covered Person pays the entire premium cost or (C) pursuant to an employment agreement, separation agreement or similar agreement for which the Company or any of its Subsidiaries only pays the employer portion of the premium for a limited period.

(viii) With respect to each Employee Benefit Plan maintained outside of the United States (each, a “Foreign Plan”): (A) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; and (B) except as would not be reasonably likely to result in a liability that would be material to the Company and its Subsidiaries, taken as a whole (1) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations and (2) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(ix) Except as set forth on Section 3.1(m)(ix) of the Company Disclosure Schedule, neither the execution of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (A) give rise to any material liability or result in any payment becoming due to any current or former director, employee or other service provider of the Company or its Subsidiaries under any Employee Benefit Plan, (B) accelerate the time of payment, funding or vesting or materially increase the amount of compensation or benefits due to any current or former director, employee or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries or (C) require any contributions or payments to fund any obligations under any Employee Benefit Plans.

(x) (i) Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), is and has been maintained in all material respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, (ii) each such Employee Benefit Plan is in documentary compliance in all material respects with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder, and (iii) no amounts under any such plan, agreement or arrangement are or have been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any tax imposed under Sections 4999 or 409A of the Code.

(n) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, collective bargaining relationship or any other material agreement with any trade union or other labor organization.

(ii) As of the date of this Agreement, there is no pending union representation petition involving employees of the Company or any of its Subsidiaries. To the Company’s knowledge, no union organizing activities are underway or threatened with respect to the Company or any of its Subsidiaries and no such activities have occurred within the past three (3) years.

(iii) As of the date of this Agreement, there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other labor grievance proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened before any Governmental Entity, except as would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

(iv) There is no strike, material slowdown, work stoppage, lockout or other material labor dispute involving employees of the Company or any of its Subsidiaries that is pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries, and no such dispute has occurred within the past three (3) years.

(v) With respect to the transactions contemplated by this Agreement, any consents or collective bargaining by the Company or any of its Subsidiaries required under any Law or collective bargaining agreement has been or will be initiated prior to Closing.

(vi) Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any employee layoffs implicating the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Laws. The Company has provided to Parent a true and complete list of employee layoffs, by date and location, implemented by the Company and each of its Subsidiaries in the ninety (90) day period preceding the date hereof.

(o) Intellectual Property.

(i) Schedule 3.1(o)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all Registered Intellectual Property and material unregistered trademarks owned by the Company and its Subsidiaries, and a list of the owner of record for each such item and the jurisdictions in which each such item has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed. Except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries own or have the valid and enforceable right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”), free and clear of any and all Encumbrances, except for Permitted Encumbrances, and (B) the Company Intellectual Property owned by the Company or any of its Subsidiaries is subsisting and in full force and effect and valid and, to the knowledge of the Company, enforceable.

(ii) The Company or its Subsidiaries own or have a valid right to access and use all material Company IT Systems. Except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole, (A) the use of the Company Intellectual Property by the Company and its Subsidiaries and the operation of the businesses of each of the Company and its Subsidiaries does not conflict with, infringe upon, violate, interfere with or otherwise misappropriate, and has not in the last three (3) years infringed upon, violated, interfered with or otherwise misappropriated, any intellectual property right of any other Person, and (B) no Person is infringing upon, violating, interfering with or otherwise misappropriating, or has in the last three (3) years infringed upon, violated, interfered with or otherwise misappropriated, any Company Intellectual Property.

(iii) Except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have implemented, and are in the process of implementing, commercially reasonable measures to protect the confidentiality, integrity and security of the Company IT Systems and all Personal Information stored therein or transmitted thereby against unauthorized use, access, interruption, modification or corruption. Except as would not be reasonably likely to have a Company Material Adverse Effect, to the knowledge of the Company as of the date hereof, neither the Company nor any of its Subsidiaries has suffered any unauthorized access to, theft of, breaches of security with respect to or unauthorized modification, loss or destruction of any of the Company IT Systems or the Personal Information collected, used or processed by or on behalf of the Company or its Subsidiaries, stored therein or transmitted thereby, as applicable.

(iv) Except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have complied with all published consumer-facing privacy policies and privacy notices, Privacy Laws and all of their contractual commitments with respect to the Company or its Subsidiaries’ processing of Personal Information. The Company and its Subsidiaries have posted such privacy notices on their respective websites, in a manner reasonably accessible to individuals whose Personal Information is being collected, used, stored, or processed. The Company and its Subsidiaries have not received written notice of any actual or threatened claim or legal proceeding from any Person or any Governmental Authority alleging that the Company or any of its Subsidiaries has violated any Privacy Laws or privacy policies through the date hereof, and to the knowledge of the Company, there is no basis for any such claim or legal proceeding. Except as would not be reasonably likely to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has obtained any consents from, users, customers, employees, contractors and other applicable Persons that are required by the Privacy Laws and has filed any registrations with the applicable data protection authority that are required by the Privacy Laws.

(v) The Company and its Subsidiaries have taken adequate security measures to protect the secrecy, confidentiality and value of all material trade secrets of the Company and its Subsidiaries, which measures are reasonable in the industry in which their businesses operate.

(p) Properties.

(i) Set forth on Schedule 3.1(p) of the Company Disclosure Schedule is a true, correct and complete list of the resorts owned by the Company or its Subsidiaries (“Owned Real Property”) and any real property leased, subleased, or occupied by the Company or its Subsidiaries (“Leased Real Property”, and collectively with the Owned Real Property, the “Real Property”). Except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries, as applicable, have good and valid fee simple title to all of the Owned Real Property that it or they own, and there are no leases of Owned Real Property except in the ordinary course of business. The Company or its Subsidiaries, as applicable, have a good, valid and enforceable leasehold interest in all Leased Real Property that it or they lease, and each such lease is in full force and effort, constitutes a valid and binding obligation of the Company or its Subsidiaries, as applicable, and is enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole. The Company’s or Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under the Leases has not been disturbed and there are no material disputes under any of the Leases. All such Real Property is free and clear of all Encumbrances, except for (A) statutory liens for current Taxes, assessments or other charges by a Governmental Entity not yet due and payable or the amount or validity of which are being contested in good faith or for which appropriate reserves have been established in accordance with U.S. GAAP or Local GAAP, as applicable, (B) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Encumbrances for amounts not yet due and payable or the amount or validity of which are being contested in good faith and for which appropriate reserves have been established on the Financial Statements in accordance with U.S. GAAP or Local GAAP, as applicable, (C) Encumbrances created, imposed or promulgated by Law or by any Governmental Entities, including zoning, entitlement and other land use and environmental regulations; provided, that such regulations have not been violated by the current or contemplated use or occupancy of such Real Property, (D) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property (other than such matters that, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property), (E) non-perpetual, non-exclusive licenses to Real Property granted in the ordinary course of business consistent with past practice, (F) title to any portion of any owned or leased real property lying within the boundary of any public or private road, easement or right of way (other than such matters that, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property), (G) rights of tenants or other parties in legal possession pursuant to an agreement with the Company or its Subsidiaries and (H) such other Encumbrances or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances disclosed in policies or commitments of title insurance that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use, operation or value of, the property or asset affected by the applicable Encumbrance or constitute a Company Material Adverse Effect (items (A) through (H) collectively, “Permitted Encumbrances”). Except as set forth on Schedule 3.1(p) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has leased, subleased or otherwise granted to any Person the right to use or occupy any Real Property (except for leases of space at the Real Properties for restaurants, retail shops, spas, and other amenities and services provided to guests and rights of guests to occupy rooms), and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or any interest therein.

(ii) The Real Property comprises all of the real property used in connection with the business of the Company and its Subsidiaries as the business is currently conducted as of the date hereof.

(iii) There does not exist any actual or, to the knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Real Property or any part thereof, and none of the Company or any Subsidiary has received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

(iv) The Company or its Subsidiaries, as applicable, own or have good and valid title to, free and clear of any and all Encumbrances, except for Permitted Encumbrances, all personal property assets, both tangible and intangible, that it or they own, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(q) Environmental Matters. Except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole:

(i) The Company and its Subsidiaries and their respective operations and Real Property are, and for the past three (3) years have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required under applicable Environmental Laws to conduct their respective businesses;

(ii) The Company and its Subsidiaries are not subject to any unresolved or pending or, to the Company’s knowledge, threatened claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders or proceedings arising under or related to Environmental Laws including with respect to exposure of any Person to Hazardous Materials;

(iii) To the Company’s knowledge, no conditions currently exist with respect to the Real Property, or any property currently or formerly owned, leased or operated by the Company or its Subsidiaries, or any property to which the Company or its Subsidiaries arrange for the disposal or treatment of Hazardous Materials, that would reasonably be expected to result in the Company or its Subsidiaries incurring liabilities or obligations under Environmental Laws; and

(iv) Neither the Company nor its Subsidiaries have assumed or provided an indemnity with respect to any liability of any other Person arising from Environmental Laws.

(r) Insurance. The Company and the Subsidiaries have made available to Parent copies of all material insurance policies held by the Company and each of its Subsidiaries (the “Policies”). Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the Policies is in full force and effect and will remain in full force and effect immediately following Closing. The Policies are legal, binding and sufficient for material compliance with all applicable Laws and all Company Contracts. There are no pending material claims where coverage has been denied, rejected or disputed by any insurer within the past three (3) years.

(s) Affiliate Transactions. (i) No officer, director, shareholder, equityholder, member, manager or partner of the Company or any of its Subsidiaries, as applicable, (ii) any immediate family member of any of the foregoing, or (iii) any of their respective Affiliates (collectively, the “Related Parties”) is a party to any material contract with the Company or any of its Subsidiaries or own or has any material interest in any material property or right used by the Company or any of its Subsidiaries. None of the Related Parties, on the one hand, and none of the Company or any of its Subsidiaries, on the other hand, owe any material amount to the other, other than pursuant to agreements or promissory notes entered into on an arms’ length basis.

(t) Brokers. Except as set forth on Schedule 3.1(t), no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(u) Certain Contracts and Arrangements. Schedule 3.1(u) of the Company Disclosure Schedule, sets forth a true, correct and complete list of (collectively, the “Company Contracts”):

(i) each agreement to which the Company or any of its Subsidiaries is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by the Company on the date of this Agreement;

(ii) any agreement that purports to limit the localities in which the Company’s or its Subsidiaries’ businesses are conducted in any manner that is material to the Company and its Subsidiaries, taken as a whole, including any non-compete agreements or agreements limiting the ability of the Company or any of its Subsidiaries from soliciting customers or employees;

(iii) any material agreement that contains any “most favored nation”, “take or pay”, minimum requirements, right of first refusal or other similar provisions with respect to any transaction engaged in by the Company or its Subsidiaries, except in each case, for contracts entered into in the ordinary course of the operation of the Company and its Subsidiaries’ resorts;

(iv) any agreement providing for franchising or management of the business of the Company or its Subsidiaries in any manner that is material to the Company and its Subsidiaries, taken as a whole;

(v) any contract which contemplates consideration in excess of $10,000,000 with respect to the acquisition or disposition of any Person or line of business, whether by way of merger, acquisition of equity securities or acquisition of assets;

(vi) any contract with respect to the settlement of any litigation, proceeding or claim involving non-monetary relief or monetary relief in excess of $5,000,000 that remains unpaid as of the date hereof;

(vii) any contract or agreement relating to the borrowing of money or extension of credit pursuant to which the Company or any of its Subsidiaries has a borrowing capacity of more than $10,000,000 or outstanding Indebtedness of more than $20,000,000;

(viii) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Company and its Subsidiaries;

(ix) any IP Agreement that is material to the Company and its Subsidiaries, taken as a whole;

(x) any material contract that is a currency or interest hedging arrangement;

(xi) any material contract containing a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase securities of another Person; and

(xii) any contract that includes any Affiliate of the Company (other than a Subsidiary of the Company) as a counterparty.

Except as would not be reasonably likely to result in, individually or in the aggregate, a liability (of any nature) that would be reasonably likely to be material to the Company and its Subsidiaries, taken as whole, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company as of the date hereof, is any other party to any such Company Contract in breach or default thereunder. Except as would not be reasonably likely to result in, individually or in the aggregate, a material liability to the Company or any of its Subsidiaries as of the date hereof, (A) neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Company Contract or any written notice of intent to cancel or terminate any Company Contract, and (B) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Company Contract by the Company or any of its Subsidiaries party thereto (in each case, with or without notice or lapse of time or both).

3.2 Representations and Warranties of Parent, Holdco and New Pace. Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by Parent, Holdco and New Pace to the Company on or prior to the date of this Agreement (the “Parent Disclosure Schedule”) and except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Documents) and excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are related to forward-looking statements, Parent, Holdco and New Pace jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

(a) Organization, Standing and Power. Each of Parent, Holdco and New Pace is an exempted company, corporation or limited liability company, as applicable, duly incorporated or organized, validly existing and in good standing under the applicable Laws of its jurisdiction of incorporation or formation, as applicable, has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent, Holdco and New Pace each has heretofore made available to the Company complete and correct copies of its Organizational Documents, each as amended to date, and each such document is (i) in full force and effect and (ii) has not been amended in any respect from the copy made available to the Company. As used in this Agreement: a “Parent Material Adverse Effect” means any occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Parent and its Subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of the Parent to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following constitute a Parent Material Adverse Effect: (A) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (B) any occurrence, condition, change, development, event or effect that affects the industries in which Parent and its Subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (C) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (D) any change in applicable Law, or the interpretation or enforcement policy thereof; (E) any occurrence, condition, change, development, event or effect resulting from the announcement or pendency of the transactions contemplated by this Agreement (provided that, this clause (E) shall not be applicable with respect to the Parent’s representations and warranties in Section 3.2(c)(ii) and to the extent related thereto, the condition in Section 6.3(a)); and (F) any change in accounting requirements or principles imposed upon Parent, its Subsidiaries or their respective businesses after the date hereof; provided that the exceptions in clauses (A) through (D) shall only apply so long as Parent and/or its Subsidiaries are not, or would not reasonably be expected to be, adversely affected in a disproportionate manner relative to other participants in the markets or industries in which Parent and its Subsidiaries operate.

(b) Capital Structure.

(i) The authorized share capital of Parent consists of (A) 1,000,000 preference shares of Parent, (B) 200,000,000 Parent Common Shares and (C) 20,000,000 Founder Shares. As of the date hereof: (1) no preferred shares of Parent are issued and outstanding; (2) 45,000,000 Parent Common Shares are issued and outstanding; (3) 11,250,000 Founder Shares are issued and outstanding; and (4) 45,000,000 redeemable Class A ordinary share purchase warrants (the “Parent Public Warrants”) and 22,000,000 private placement warrants (the “Parent Founder Warrants” and, together with the Parent Public Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Common Shares and Parent Warrants have been, or as of the Closing will be, duly authorized and, in the case of the Parent Common Shares, validly issued, fully paid and are non-assessable and are not subject to preemptive rights. All outstanding shares of share capital of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Encumbrances.

(ii) As of the date hereof, 100 Holdco Common Shares are issued and outstanding. All outstanding Holdco Common Shares, Holdco Founder Warrants, Holdco Public Warrants, Parent Holdco Earnout Warrants, and Company Earnout Warrants have been, or as of the Closing will be, duly authorized and, in the case of the Holdco Common Shares, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(iii) The authorized share capital of New Pace consists of (A) 200,000,000 New Pace Ordinary Shares and (B) 20,000,000 New Pace Founder Shares. As of the date hereof: (1) 1 New Pace Ordinary Share is issued and outstanding; (2) no New Pace Founder Shares are issued and outstanding; (3) no New Pace Founder Warrants are issued and outstanding; and (4) no New Pace Public Warrants are issued and outstanding. All outstanding New Pace Ordinary Shares, New Pace Founder Shares, New Pace Founder Warrants and New Pace Public Warrants have been duly authorized and, in the case of the New Pace Ordinary Shares and New Pace Founder Shares, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(iv) As of the date hereof, no Voting Debt of Parent, Holdco or New Pace was issued and outstanding or authorized for issuance. As of the date hereof, none of Parent, Holdco or New Pace have any outstanding equity interests other than the equity interests described in the first sentence of each of Sections 3.2(b)(i), (ii) and (iii). Except as disclosed in Sections 3.2(b)(i) and (iii), none of Parent, Holdco or New Pace have any outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent, Holdco or New Pace equity interests in Parent, Holdco or New Pace or securities convertible into or exchangeable or exercisable for equity securities in Parent, Holdco or New Pace. All outstanding shares of share capital of New Pace are owned by Holdco, free and clear of all Encumbrances. Except for its direct or indirect equity interest in Holdco and New Pace, Parent has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person. Except as set forth in this Section 3.2(b), there are no: (A) securities of Parent, Holdco or New Pace convertible into or exchangeable or exercisable for Parent Common Shares, Founder Shares, Holdco Common Shares, New Pace Ordinary Shares, New Pace Founder Shares, Voting Debt or other voting securities of Parent, Holdco or New Pace, or (B) options, warrants, calls, rights (including preemptive rights), puts, commitments or agreements to which Parent, Holdco or New Pace is a party or by which it is bound in any case obligating the Parent, Holdco or New Pace to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Parent, Holdco or New Pace, or obligating Parent, Holdco or New Pace to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements or understandings to which Parent, Holdco or New Pace is a party or by which any such party is bound relating to the voting of any their respective equity interests.

(v) Subject to approval of the Transaction Proposals, the Parent Merger Consideration and the Company Merger Consideration, when delivered, as applicable, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound.

(c) Authority; No Violations, Consents and Approvals.

(i) Each of Parent, Holdco and New Pace has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Parent, Holdco and New Pace and the consummation by Parent, Holdco and New Pace of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent, Holdco and New Pace, other than with respect to Parent the receipt of the Parent Shareholder Approval. This Agreement and, when executed, each Ancillary Agreement, has been duly executed and delivered by each of Parent, Holdco and New Pace, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of each of Parent, Holdco and New Pace enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any provision of (A) the Organizational Documents of Parent, Holdco or New Pace or any of their respective Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or their respective properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, registrations, filings, or permits referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Holdco and New Pace or the consummation by Parent, Holdco and New Pace of the transactions contemplated hereby except for: (A) the filing of a premerger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Parent Merger Documents and the Company Certificate of Merger; (D) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other applicable Laws set forth on Schedule 3.2(c) of the Parent Disclosure Schedule; and (E) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The affirmative vote (in person or by proxy) of (x) the holders of a simple majority of the issued and outstanding Parent Common Shares entitled to vote and actually cast thereon in favor of the Ordinary Resolution Proposals and (y) the holders of at least two-thirds (2/3) of the issued and outstanding Parent Common Shares entitled to vote and actually cast thereon in favor of the Special Resolution Proposal (such affirmative votes, together, the “Parent Shareholder Approval”) are the only vote of the holders of any class or series of Parent’s share capital necessary to approve the transactions contemplated by this Agreement. The Parent Board (including any required committee thereof) has declared the advisability of the transactions contemplated by this Agreement in accordance with applicable law and as required by Parent’s Organizational Documents, and approved this Agreement and the transactions contemplated hereby, and determined that the transactions contemplated by this Agreement are in the best interests of Parent and its shareholders, and has determined to recommend that holders of Parent Common Shares vote in favor of each Transaction Proposal.

(d) SEC Documents.

(i) Parent has made available (including via the EDGAR system) to the Company a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by Parent with the SEC since its initial registration of the Parent Common Shares (the “Parent SEC Documents”) and prior to the date of this Agreement. Each of the Parent SEC Documents has been timely filed and, as of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any other applicable Law, as the case may be, and the rules and regulations of the SEC thereunder, in each case, to the extent applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has timely filed each report, statement, schedule, prospectus, and registration statement that Parent was required to file with the SEC since its inception. Parent has made available (including via the EDGAR system) to the Company all material correspondence between the SEC, on the one hand, and the Company or any of its Subsidiaries, on the other hand, since the initial registration of the Parent Common Shares. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Documents. As of the date hereof, (A) none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (B) to the knowledge of Parent, neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Document.

(ii) The financial statements of Parent included in the Parent SEC Documents complied, and in the case of financial statements filed following the date hereof will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the date hereof will fairly present, in all material respects in accordance with applicable requirements of U.S. GAAP (subject, in the case of the unaudited statements, to normal and recurring year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

(iii) There are no liabilities of the Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with U.S. GAAP or Local GAAP, as applicable, other than: (i) liabilities adequately provided for on the unaudited consolidated balance sheet of Parent for the quarter ended September 30, 2016 (including the notes thereto); (ii) liabilities incurred in the ordinary course of business subsequent to September 30, 2016; (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; and (iv) liabilities which would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial position of Parent and its Subsidiaries, taken as a whole.

(iv) Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the Nasdaq. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder the Sarbanes-Oxley Act.

(e) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the date mailed to shareholders of Parent or at the time of the meeting of such shareholders relating thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement / Proxy Statement (other than with respect to information supplied by Company for inclusion therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(f) Absence of Certain Changes or Events. Since December 31, 2015, there has not (i) been any Parent Material Adverse Effect and (ii) Parent has conducted itself only in the ordinary course of business consistent with past practice.

(g) No Default. Neither Parent nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Parent Articles of Association or the comparable charter or organizational documents of any of Parent’s Subsidiaries or (ii) any Law applicable to Parent or any of its Subsidiaries, except, in each case, for defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h) Compliance with Applicable Laws. Since the date of its incorporation or formation, as applicable, the businesses of Parent and its Subsidiaries, as applicable, have not been conducted in violation of any applicable Law, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened, other than those the outcome of which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(i) Litigation. As of the date hereof, there is no (i) suit, action, charge, complaint, arbitration or similar proceeding pending, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries and no such suit, action, charge, complaint, arbitration or similar proceeding has been filed against Parent or any of its Subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries or any of its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries, taken as a whole.

(j) Certain Contracts and Arrangements. Schedule 3.2(j) of the Parent Disclosure Schedule, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of (i) each agreement to which Parent or any of its Subsidiaries is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement / Proxy Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by Parent on the date of this Agreement; (ii) any agreement that purports to limit the manner in which, or the localities in which, the Parent’s or its Subsidiaries’ businesses are conducted, including any non-compete agreements or agreements limiting the ability of the Company or any of its Subsidiaries from soliciting customers or employees; (iii) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of Parent and its Subsidiaries; (iv) any contract that includes any Affiliate of Parent or Parent Sponsor (other than a Subsidiary of Parent) as a counterparty; (v) any agreement providing for exclusive rights; (vi) any contract with respect to the settlement of any material litigation proceeding or claim involving non-monetary relief or monetary relief; and (vii) any material contract containing a put, call, right of first refusal or similar right pursuant to which Parent or any of its Subsidiaries would be required to purchase securities of another Person (collectively, the “Parent Contracts”). Except as would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent as of the date of this Agreement, is any other party to any such Parent Contract in breach or default thereunder. Except as would not be reasonably likely to result in, individually or in the aggregate, a material liability to the Parent or any of its Subsidiaries as of the date hereof, (A) neither the Parent nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Parent Contract or any written notice of intent to cancel or terminate any Parent Contract, and, (B) no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Parent Contract by the Parent or any of its Subsidiaries party thereto (in each case, with or without notice or lapse of time or both).

(k) Listing. The issued and outstanding Parent Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Common Shares or prohibit or terminate the listing of Parent Common Shares on Nasdaq. Except as otherwise set forth in this Agreement, Parent has taken no action that is designed to terminate the registration of Parent Common Shares under the Exchange Act.

(l) Trust Account.

(i) As of November 30, 2016, Parent had $450,783,729.13 in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Parent under this Agreement are not subject to any conditions regarding Parents’, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(ii) The Trust Agreement is valid, binding and in full force and effect and enforceable against Parent and, to the knowledge of Parent, the Trustee in accordance with its terms and has not been amended or modified.

(iii) There are no separate agreements, side letters or other agreements or understandings (whether written or underwritten, express or implied) between Parent and the Trustee that would cause the description of the Trust Agreement in Parent SEC Documents to be inaccurate in any material respect or, to the knowledge of Parent, that would entitle any Person (other than the shareholders of Parent who exercise the Parent Shareholder Redemption) to any portion of the proceeds in the Trust Account.

(iv) Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise Taxes from any interest income earned in the Trust Account and (B) to redeem shares of Parent Common Shares in accordance with Parent’s Organizational Documents.

(m) No Business Conduct. Holdco was formed on December 9, 2016 and New Pace was formed on December 8, 2016. Since its inception, neither Holdco nor New Pace has engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Neither Holdco nor New Pace has operations, has generated any revenues or has any liabilities other than those incurred in connection with the foregoing and in association with the Mergers as provided in this Agreement. New Pace presently is, and has been since the date of its formation, properly classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(n) No Indebtedness. Neither Parent nor any of its Subsidiaries has any Indebtedness.

(o) No Employees. None of Parent or its Subsidiaries has, or has ever had, any employees.

(p) No Real Property. None of Parent, Holdco or New Pace owns, or has ever owned, any interest in real property (whether by fee title, leasehold interest or otherwise).

(q) Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or any of its Subsidiaries.

(r) Taxes. Except as would not be reasonably likely to be material to Parent, New Pace and Holdco, taken as a whole:

(i) all Tax Returns which are required to be filed by Parent, New Pace or Holdco on or before the Closing Date have been or will be timely filed;

(ii) such Tax Returns are, or will be, complete and correct in all material respects and prepared in substantial compliance with all applicable Law;

(iii) all Taxes which are due (whether or not shown on any Tax Return) on or before the Closing Date have been or will be timely paid in full;

(iv) no outstanding claim, assessment or deficiency against Parent, New Pace or Holdco for any Taxes has been asserted in writing by any Governmental Entity;

(v) no Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to Parent, New Pace or Holdco;

(vi) no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Parent, New Pace or Holdco;

(vii) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent, New Pace or Holdco;

(viii) Parent, New Pace and Holdco have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party;

(ix) except as contemplated by this Agreement, none of Parent, New Pace or Holdco is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement; and

(x) none of Parent, New Pace or Holdco has ever entered into a “listed transaction” within the meaning of Section 6707A of the Code.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE TRANSACTIONS

4.1 Conduct of Business by the Company and its Subsidiaries Pending the Transactions. The Company covenants and agrees that, prior to the Company Merger Effective Time, except as set forth on Schedule 4.1 of the Company Disclosure Schedule, as expressly contemplated by this Agreement, as required by any applicable Laws or as otherwise consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Ordinary Course. Each of the Company and its Subsidiaries shall conduct its businesses in the ordinary course and shall use reasonable best efforts to preserve intact its present business organization and material Company Permits, maintain all of the assets and properties of, or used by, the Company and the Subsidiaries, in all material respects, in their current condition, ordinary wear and tear excepted, retain its current officers and Key Employees, and preserve its relationships with its key customers and suppliers and others having significant business dealings with it, including to the extent necessary to preserve its goodwill and ensure that its and its Subsidiaries’ ongoing business shall not be impaired in any material respect at the Company Merger Effective Time.

(b) Distributions; Changes in Stock. Except for transactions solely among the Company and its Subsidiaries, the Company shall not and shall not permit any of its Subsidiaries to after December 31, 2016 (other than with respect to dividends accrued and accruing on the Company Preferred Shares, including, for the avoidance of doubt, any arrearages): (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in (other than in relation to the Company Preferred Shares), the Company or its Subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, the Company; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in, the Company, except as contemplated by any existing director compensation plan, Employee Benefit Plan or employment agreement of the Company.

(c) Governing Documents. The Company shall not amend or propose to amend the Company Articles of Association and shall not permit any of its Subsidiaries to amend or propose to amend its certificate of incorporation or bylaws or other similar Organizational Documents.

(d) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any wholly owned Subsidiary or joint venture investment of the Company except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, in each case (A) existing as of the date of this Agreement or (B) in the ordinary course of business consistent with past practice and not in excess of $1,000,000 individually or $10,000,000 in the aggregate.

(e) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, any portion of its assets or properties, other than any sale, lease or disposition in the ordinary course of business consistent with past practice or pursuant to agreements existing on the date hereof and set forth on Schedule 4.1 of the Company Disclosure Schedule.

(f) No Dissolution. The Company shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up.

(g) Accounting. The Company shall not, and shall not permit any of its Subsidiaries to, change in any material respect their material accounting methods or policies, except as required by U.S. GAAP or applicable Local GAAP.

(h) Tax Matters. The Company shall not (i) except in the ordinary course of business consistent with past practice, make or rescind any material express or deemed election or change any annual accounting period or method of accounting relating to Taxes (including any such election, period or method for any joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election, but excluding any election that must be made periodically and is made consistent with past practice), (ii) except in the ordinary course of business consistent with past practice, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Parent, the Surviving Company, or Surviving Pace in respect of any post-closing Tax period or (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes.

(i) Related Party Agreements. The Company shall not, and shall not permit its Subsidiaries to, enter into or amend any contract, agreement or commitment with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons (including the Company and its Subsidiaries) or any other Person covered under Item 404 of Regulation S-K under the Securities Act.

(j) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to after December 31, 2016 (other than draws under the Credit Agreement, dated as of August 9, 2013, by and among the Company, Playa Resorts Holding B.V., the guarantors party thereto from time to time, Deutsche Bank AG New York Branch, and the other lenders party thereto from time to time, as amended (the “Credit Agreement”), and accrual of dividends on Company Preferred Shares): (i) incur, create or assume any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person (other than draws under the Credit Agreement or incurred in the ordinary course of business) or (ii) except in the ordinary course of business consistent with past practice, create any material Encumbrances on any material property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances.

(k) No Modifications. The Company shall not, and shall not permit any of its Subsidiaries to, enter into, modify, amend or terminate any Lease, except in the ordinary course of business consistent with past practice.

(l) Litigation. The Company shall not, and shall not permit its Subsidiaries to, settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company or any of its Subsidiaries, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event (i) do not exceed, in any individual case, $1,000,000 and (ii) would not prohibit or materially restrict the Company or its Subsidiaries from operating their respective businesses substantially as currently conducted or anticipated to be conducted.

(m) Selling Equityholder Expenses. The Company shall not, and shall not permit any of its Subsidiaries to, pay or reimburse the Selling Equityholders for any costs or expenses incurred by the Selling Equityholders incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the Selling Equityholders’ performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing.

(n) Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.1.

Notwithstanding the provisions of this Section 4.1, the Company may take any action that would otherwise be prohibited by clauses (a), (d), (e), (k) or (n) without Parent’s consent to the extent that such action would not require the Company to amend or supplement the Registration Statement / Proxy Statement.

4.2 Conduct of Business by Parent and its Subsidiaries Pending the Transactions. Parent covenants and agrees that, prior to the Company Merger Effective Time, except as set forth on Schedule 4.2 of the Parent Disclosure Schedule, as expressly contemplated by this Agreement, as required by any applicable Laws or as otherwise consented to by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Ordinary Course. Each of Parent and its Subsidiaries shall conduct its businesses in the ordinary course.

(b) Distributions; Changes in Share Capital. Except for transactions solely among Parent and its Subsidiaries, Parent shall not and shall not permit any of its Subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any issued and outstanding shares of, or other equity interests in, Parent or its Subsidiaries; (ii) split, combine or reclassify any shares of, or other equity interests in, Parent; or (iii) other than in connection with any Ancillary Agreement or as otherwise required by Parent’s Organizational Documents in order to consummate the transactions contemplated hereby or thereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of, or other equity interests in, Parent, except as required by the terms of any shares of, or other equity interests in, Parent or any of its Subsidiaries outstanding on the date of this Agreement or as contemplated by any existing director compensation plan, Employee Benefit Plan or employment agreement of Parent.

(c) Issuance of Securities. Parent shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests.

(d) Governing Documents. Other than pursuant to this Agreement, Parent shall not amend or propose to amend the Organizational Documents of Parent and shall not permit any of its Subsidiaries to amend or propose to amend its Organizational Documents.

(e) No Acquisitions. Parent shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of Parent, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than Parent or any wholly owned Subsidiary.

(f) Trust Account. Parent shall not amend the Trust Agreement or any other agreement related to the Trust Account.

(g) No Dissolution. Parent shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up.

(h) Accounting. Parent shall not, and shall not permit any of its Subsidiaries to, change in any material respect their material accounting methods or policies, except as required by U.S. GAAP or applicable Local GAAP.

(i) Insurance. Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice.

(j) Related Party Agreements. Parent shall not enter into or amend any contract, agreement or commitment with any former or present director or officer of Parent or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act other than in connection with any Parent Sponsor Loan.

(k) Indebtedness. Parent shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any Indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of Parent or any of its Subsidiaries or guarantee any debt securities of another Person or (ii) create any material Encumbrances on any material property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances or any Parent Sponsor Loan.

(l) Agreements. Parent shall not, and shall not permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.2.

4.3 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as otherwise set forth on Schedule 4.3(a) of the Company Disclosure Schedules, the Company shall not, shall cause its Subsidiaries not to and shall use reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to, any Person (other than Parent, its Subsidiaries and their respective Representatives) or other entity or group, concerning any Alternative Proposal (as defined below), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any non-public information with respect to any Alternative Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Proposal; provided that the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated by this Agreement shall not be deemed a violation of this Section 4.3. For purposes of this Agreement, “Alternative Proposal” means any proposal, transaction or offer by any Person (other than Parent or any of its Affiliates) for any acquisition (whether by purchase of stock or assets or otherwise) of equity interests in the Company or its Subsidiaries or of all or any material portion of the assets of the Company or its Subsidiaries or any other transaction involving a change in ownership, or a debt or equity financing, of the Company. The Company shall, and shall cause its Affiliates and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal. If the Company, its Subsidiaries or any of their respective Representatives receives any inquiry or proposal with respect to an Alternative Proposal at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) (A) advise Parent orally and in writing of such inquiry or proposal (including the identity of the Person making such proposal and the terms thereof), (B) provide Parent a copy of such inquiry or proposal and (C) notify such Person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company or its Subsidiaries that prohibits the Company from considering such inquiry or proposal. Without limiting the foregoing, parties agree that any violation of the restrictions set forth in this Section 4.3(a) by any of the Company, its Subsidiaries, its Affiliates or any of their respective Representatives shall be deemed to be a breach of this Section 4.3(a) by the Company.

(b) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Parent shall not, shall cause its Affiliates not to and shall use reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any Person concerning any Business Combination Proposal, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to any Business Combination Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Business Combination Proposal. Parent shall, and shall cause each of its Affiliates and instruct their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal. If Parent, its Affiliates or any of their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then Parent shall promptly (and in no event later than twenty-four (24) hours after Parent becomes aware of such inquiry or proposal) (A) advise the Company orally and in writing of such inquiry or proposal (including the identity of the Person making such proposal and the terms thereof), (B) provide Parent a copy of such inquiry or proposal and (C) notify such Person in writing that Parent is subject to an exclusivity agreement with respect to a Business Combination Proposal that prohibits Parent from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 4.3(b) by any of Parent, its Affiliates or any of their respective Representatives shall be deemed to be a breach of this Section 4.3(b) by Parent.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable after the date hereof, Parent and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the Company), and Parent shall cause Holdco to file with the SEC, a registration statement on Form S-4 relating to the transactions contemplated by this Agreement (as amended from time to time, the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus and which will be used for the Parent Shareholders Meeting to adopt and approve the Transaction Proposals (as defined below) and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Parent’s Organizational Documents, any related agreements with Parent Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of Parent and the Company shall use its reasonable best efforts to: (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (b) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Each of Parent and the Company shall promptly furnish the other all information concerning such party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1; provided, however, that neither Parent nor the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (i) such party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (ii) to the extent that use of such information is required to avoid violation of applicable Law. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then: (A) such party shall promptly inform the other thereof; (B) such party shall prepare and mutually agree upon with the other (and its counsel) (such agreement not to be unreasonably withheld, conditioned or delayed by Parent or the Company), an amendment or supplement to the Registration Statement / Proxy Statement; (C) Parent shall cause Holdco to file such mutually agreed upon amendment or supplement with the SEC; and (D) Parent and the Company shall cooperate, if appropriate and at Parent’s expense, in mailing such amendment or supplement to the shareholders of Parent. Parent shall cause Holdco to promptly advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Holdco Common Shares for offering or sale in any jurisdiction, and each of Parent and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

5.2 Access to Information. Each of the parties hereto shall afford to the other parties and their respective officers, directors, employees, accountants, consultants, agents, legal counsel, advisors and other representatives (collectively, the “Representatives”) reasonable access, at reasonable times upon reasonable prior notice, to the officers, Key Employees, properties, offices and other facilities of such party and its respective Subsidiaries and to their books, records, contracts and documents and shall furnish as promptly as reasonably practicable to the other parties and their respective Representatives such information concerning the party’s and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time. Each of the parties shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other parties and their respective Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the party and its respective Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 5.2, no party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to another party or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by applicable Law or contract with a third party; provided that such party may only withhold that portion of such information that is reasonably required to be withheld in order to preserve such privilege or comply with such Law or contract. The Confidentiality Agreement, dated as of August 1, 2016, between TPG Global, LLC and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the equity financing relating to the transactions contemplated by this Agreement, Parent shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the equity financing sources, which information may include confidential information; provided, however, that Parent shall provide the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

5.3 Shareholders’ Meetings.

(a) Parent shall: (i) take all action necessary under applicable Law and its Organizational Documents to call, give notice of, convene and hold a meeting of its shareholders (the “Parent Shareholders Meeting”) to seek

(A) adoption and approval of this Agreement by the holders of Parent Common Shares in accordance with applicable Law and exchange rules and regulations and the approval of the issuance of Parent Common Shares in accordance herewith, (B) approval of the provisions of the organizational documents of Holdco as such approval may be required under applicable Law, (C) approval of the Parent Merger, and (D) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in clauses (A) through (D), together, the “Transaction Proposals”, such proposals in clauses (A), (B) and (D), together, the “Ordinary Resolution Proposals” and such proposal in clause (C), the “Special Resolution Proposal”), which Parent Shareholders Meeting will be held as promptly as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the Parent Shareholders Meeting. Parent shall, through its Board of Directors (the “Parent Board”), include a statement in the Registration Statement / Proxy Statement to the effect that the Parent Board recommends that the Parent shareholders vote in favor of the Transaction Proposals (the “Parent Board Recommendation”). The Parent Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Company, the Parent Board Recommendation (a “Change in Recommendation”); provided, however, that the Parent Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the Parent Board of its fiduciary obligations under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn the Parent Shareholder Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement / Proxy Statement is provided to Parent’s shareholders or, if as of the time for which the Parent Shareholders Meeting is scheduled there are insufficient Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, (2) in order to solicit additional proxies from shareholders of Parent in favor of the adoption of each of the Transaction Proposals or (3) if the Parent Shareholder Redemption Amount is such that the condition to closing in Section 6.1(f) would not be satisfied.

(b) The Company shall take all action necessary under applicable Law and its organizational and governing documents to call, give notice, convene and hold a general meeting of its shareholders (the “Company Shareholders Meeting”) or request its shareholders to pass a written resolution substantially in the form attached hereto as Exhibit M in lieu of a meeting (as amended, modified or supplemented as reasonably agreed by the parties hereto, the “Company Written Shareholders Resolution”) providing for the (i) adoption and approval of this Agreement and the transactions contemplated hereby, including approval of the Company Merger, the conversion of preferred shares as contemplated herein and the transfer of preferred shares as contemplated herein (ii) approval and/or confirmation of the termination of the Investors Agreement effective as of the Closing Date and (iii) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals, together, the “Company Proposals” and the requisite approvals under clauses (i) and (iii) above by holders of the Company Shares relating thereto, the “Company Shareholder Approval”), in each case, by the holders of Company Shares in accordance with applicable Law. Prior to the Closing, but in no event earlier than the issuance of statements of non-objection (verklaringen van non-verzet) by the competent District Court(s) with respect to the Company Merger for both Holdco and the Company, the Company shall (i) cause the Company Shareholders Meeting to be held or (ii) exert its best efforts for the Company Written Shareholders Resolution to be duly signed and delivered to Parent. The Company shall further take all action within its powers as are necessary under applicable Law and its organizational and governing documents to call, give notice of, convene and hold a meeting of its holders of preference shares to vote on the Company Merger and any other applicable Company Proposal; provided, that such meeting shall be held prior to or ultimately concurrent with the Company Shareholders Meeting, unless prior to the time of such meeting of the holders of preference shares, the Company has provided a duly executed written resolution in lieu of a meeting reasonably acceptable to Parent in which the Company Merger and any Company Proposal (other than the Company Proposal described in clause (ii) above) have been approved by the holders of preference shares.

5.4 Antitrust Approvals and Other Approvals; Efforts.

(a) Except with respect to the filings and notifications referenced in Section 5.4(b) which filings and notifications shall be subject to Section 5.4(b), the parties shall (i) use reasonable best efforts to determine, as promptly as practicable following the execution of this Agreement, but in no event later than ten (10) Business Days following the date of this Agreement, and shall cooperate with each other with respect to determining, whether any filings or notifications are required to be made with, or actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents, or approvals are required to be obtained from, any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in addition to the filings and notifications referenced in Section 5.4(b) and (ii) proceed to prepare and timely file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that the parties jointly determine are necessary or required in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously pursue, and shall cooperate fully with each other in the pursuit of, such matters. In the event that the parties identify any filings or notifications that are necessary or required under the Premerger Notification Rules in order to consummate the transactions contemplated by this Agreement in addition to the filings and notifications referenced in Section 5.4(b), such additional filings or notifications shall thereafter be subject to Section 5.4(b) and all of the requirements set forth therein; provided, that with respect to such additional filings or notifications, the parties shall use reasonable best efforts to complete such additional filings or notifications within ten (10) Business Days or such other period as may be agreed to by the parties in lieu of the period of twenty (20) Business Days set forth in Section 5.4(b).

(b) As promptly as reasonably practicable following the execution of this Agreement, but in no event later than twenty (20) Business Days following the date of this Agreement, the parties shall make all pre-merger notification filings required under the HSR Act or other Premerger Notification Rules identified in Schedule 3.1(c) of the Company Disclosure Schedule and Schedule 3.2(c) of the Parent Disclosure Schedule. Each of Parent and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any Premerger Notification Rules. Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period, termination of any suspensory obligation or the clearance or approval under any Premerger Notification Rules (“Antitrust Approvals”). Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating any applicable Laws designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”) or Premerger Notification Rules, including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction (“Antitrust Authority”). Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority. Parent shall be entitled to direct any proceedings or negotiations with any Antitrust Authority or other Person relating to any of the foregoing. Unless expressly prohibited by a Governmental Entity, Parent shall, to the extent practicable, permit the Company to participate in any meeting or communication with a Governmental Entity with regard to obtaining any Antitrust Approvals.

(c) Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, as determined by each of the parties hereto in their reasonable discretion, to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions precedent set forth in Article VI to be satisfied, (ii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), (iii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties to the extent required for the consummation of the transactions contemplated hereby, and (iv) execute and deliver additional instruments necessary to consummate the transactions contemplated by this Agreement.

5.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Company Merger Effective Time, the Surviving Company shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Company Merger Effective Time, subject to the terms hereof, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including reasonable attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld, delayed or conditioned) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Company Merger Effective Time and whether asserted or claimed prior to, at or after the Company Merger Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable Laws but solely to the extent such indemnification is provided for in the organizational documents of the Company, any employment agreement or indemnification agreement effective prior to the Company Merger Effective Time and made available to Parent. Any Indemnified Person wishing to claim indemnification under this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Company (but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.5 except to the extent such failure materially prejudices such party’s position with respect to such claims) and shall deliver to the Surviving Company any undertaking required by applicable Law.

(b) The Surviving Company shall not amend, repeal or otherwise modify the Organizational Documents of the Surviving Company or any of its Subsidiaries in any manner that would affect adversely the rights thereunder with respect to periods prior to the Company Merger Effective Time of individuals who at and at any time prior to the Company Merger Effective Time were directors or officers of the Company or any of its Subsidiaries, except to the extent required by Law. The Surviving Company shall fulfill and honor any indemnification agreements between the Company, on the one hand, and any of their respective directors, officers or employees, on the other hand, existing as of the date hereof.

(c) The Company will cause to be put in place and shall fully prepay immediately prior to the Company Merger Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Company Merger Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Company Merger Effective Time; provided, however, that if the aggregate annual premiums for such insurance policies exceed 250% of the per annum rate of premiums currently paid for such insurance policies, then the Company shall purchase and maintain insurance policies or tail insurance providing for the maximum coverage that shall then be available at an annual premium equal to 250% of such rate.

(d) In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of such Person shall assume the obligations set forth in this Section 5.5. The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Person entitled to indemnification pursuant to this Section 5.5.

5.6 Public Announcements. Subject to compliance with applicable Law, the parties hereto will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement.

5.7 Investigation; No Other Representations or Warranties.

(a) Each of the parties acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon has formed an independent judgment concerning, Parent, the Company and their respective Subsidiaries, and, in each case, their businesses and operations, and each such Person has requested such documents and information from each of the other applicable Persons as each such Person considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each such Person acknowledges and agrees that it has had an opportunity to ask all questions of such other Persons with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement.

(b) Each of the parties agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement or any certificate delivered pursuant to this Agreement, the representations and warranties of Parent and its Subsidiaries that are expressly set forth in Section 3.2 of this Agreement or any certificate delivered pursuant to this Agreement, and any representations and warranties of such Person expressly set forth in any Ancillary Agreement, no party to this Agreement has made and shall not be deemed to have made any representation or warranty of any kind with respect to the matters contemplated by this Agreement or any materials heretofore or hereafter delivered to or made available to each of the other applicable Persons or their respective representatives or Affiliates. Without limiting the generality of the foregoing, each of Parent, Holdco and New Pace agrees that neither the Company nor any of its Affiliates or representatives, makes or has made any representation or warranty to Parent, Holdco, New Pace or any of their Affiliates or representatives with respect to:

(i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent or any of its Affiliates or representatives; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent or any of its Affiliates or representatives, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Section 3.1 of this Agreement or any certificate delivered pursuant to this Agreement.

(c) Nothing in this Agreement (including this Section 5.7) shall relieve any party hereto of any liability for or limit any Person’s ability to seek any remedy in the event of fraud. For purposes of this Agreement, “fraud” means intentional fraud involving a knowing and intentional misrepresentation of a fact or concealment of a fact made or concealed with the intent of inducing any other party hereto to enter into this Agreement or the Ancillary Agreements and upon which such other party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

5.8 Nasdaq Listing. From the date of this Agreement through the Parent Merger Effective Time, the parties hereto shall use reasonable best efforts to ensure that Parent remains listed as a public company on, and for Parent Common Shares to be tradable over, The Nasdaq Capital Market (the “Nasdaq”). From the date of this Agreement through the Closing, the parties hereto shall use reasonable best efforts to have Holdco listed on the Nasdaq as of Closing.

5.9 Transaction Litigation. Each party hereto shall give the other party the opportunity to participate in the defense, settlement or prosecution of any proceeding commenced following the date hereof related to this Agreement or the transactions contemplated hereby at such party’s sole cost and expense. Prior to the Closing Date, no party hereto shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same unless the other party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

5.10 Section 16 Matters. Prior to the Closing, the Parent Board (or an appropriate committee of non-employee directors thereof) shall take, and shall cause the board of directors of Holdco (the “Holdco Board”) to take, all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any surrender of the Founder Shares and any acquisition or sale of Holdco Common Shares by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or Holdco, to be exempt under Rule 16b-3 under the Exchange Act. Parent shall provide the Company with copies of any resolutions proposed to be adopted by the Parent Board or the Holdco Board in connection with the foregoing prior to such adoption.

5.11 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement, if any, shall be paid 100% by the Surviving Company when due and the Surviving Company shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.

5.12 Subscription Agreements. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the Subscription Agreements without the prior written consent of the Company and the Selling Equityholders. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to (a) satisfy on a timely basis all conditions applicable to Parent in the Subscription Agreements and otherwise comply in all material respects with its covenants and obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing and (c) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable Investors to contribute to Parent the amounts payable by the Investors in connection with the consummation of the transactions contemplated hereby pursuant to and in accordance with the Subscription Agreements at or prior to the Closing.

5.13 Board of Directors. The parties hereto shall use reasonable best efforts to ensure that the Holdco Board at the Closing shall be comprised of ten (10) members, consisting of the individuals set forth on Exhibit N.

5.14 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, Parent, Holdco and Pace and the Company agree to use their commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

(b) Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a party’s reasonable request and without further consideration, the other parties shall execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as required in order to consummate the transactions contemplated hereby.

(c) From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall give prompt notice to Parent, Holdco and New Pace, and Parent, Holdco and New Pace shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any actions, suits, claims, investigations or other legal proceeding commenced or threatened against, relating to or involving or otherwise affecting such party or its Subsidiaries which relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect, and (iv) any failure of such party to comply with or satisfy, in all material respects, any covenant or agreement to be complied with or satisfied by it hereunder. For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.14(c) shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) limit the remedies available to the party receiving such notice, or (C) constitute an acknowledgment or admission of breach of this Agreement.

5.15 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof the trustee of the Trust Account (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (i) pay as and when due all amounts payable to shareholders of Parent, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

5.16 Consent Solicitation. As promptly as practicable following the date hereof, the Company shall use its reasonable best efforts to commence a consent solicitation under the Indenture to amend the Indenture to exclude the transactions contemplated hereby from triggering a Change of Control (as defined in the Indenture) and otherwise as may be reasonably agreed by the Company and Parent (the “Consent Solicitation”) in a manner that is consistent with the requirements under the Company Notes. The form and substance of any amendments to the Indenture or otherwise to the terms of the Company Notes shall be mutually agreed by the Company and Parent and shall take effect as promptly as practicable following receipt of the required consents of noteholders under the Indenture and become operative upon the Closing. The Company shall pay any consent fee as contemplated by the Consent Solicitation. The Company shall, and shall cause its Representatives to, provide all cooperation reasonably necessary in connection with the Consent Solicitation, including entering into, upon the closing of the Consent Solicitation (or on such earlier date as may be provided in the Consent Solicitation materials) and receipt of the requisite consents of noteholders under the Indenture, one or more supplemental indentures (to be effective upon the execution thereof and operative upon the Closing) reflecting the amendments to the Indenture or otherwise to the terms of the Company Notes approved in such Consent Solicitation, and use its commercially reasonable efforts to cause the trustee under the Indenture to promptly enter into such supplemental indenture or such other agreements. If the requisite consent of the noteholders under the Indenture is not obtained prior to the expiration of the Consent Solicitation period, as it may be extended from time to time by the Company, then the parties shall cooperate in good faith to determine an alternative structure for the transactions contemplated hereby, in a manner that preserves, to the maximum extent possible, the economic and other terms hereof, as may be necessary to consummate and make effective the transactions contemplated hereby and shall use commercially reasonable efforts to consummate and make effective such transaction.

5.17 Assumption of Obligations. Promptly following the Parent Merger Effective Time, Holdco shall assume the Securities Purchase Agreements, and all rights and obligations of Parent or its successor or assign with respect thereto.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the satisfaction, or written waiver by both Parent and the Company, at or prior to the Closing Date of the following conditions:

(a) Shareholder Approvals. The Parent Shareholder Approval and the Company Shareholder Approval shall have been obtained.

(b) Approvals. The waiting periods for the Antitrust Approvals identified on Schedule 6.1(b) shall have expired or such approvals shall have otherwise been obtained.

(c) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, no creditor opposition proceedings as referred to in Section 2:316(2) of the Dutch Civil Code have been timely initiated in relation to the Company Merger which have subsequently not been revoked or dismissed in accordance with Section 2:316(4) of the Dutch Civil Code, and no Law shall have been adopted that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited.

(d) Effectiveness of Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remains pending.

(e) Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining.

(f) Minimum Proceeds. The funds contained in the Trust Account (net of the amount of any Parent Shareholder Redemption Amount) together with the amounts to be funded pursuant to the Subscription Agreements shall equal or exceed $375,000,000 (the “Minimum Proceeds Amount”); provided, that the Minimum Proceeds Amount shall be reduced in the event that any Company Preferred Shares are converted into Company Common Shares following the date of this Agreement pursuant to and in accordance with the terms of the Securities Purchase Agreement entered into with HI Holdings (it being understood that the amount of such reduction will be determined on a dollar-for-dollar basis pursuant to Section 2.2 of such Securities Purchase Agreement and that in no event shall the Minimum Proceeds Amount be reduced to less than $325,000,000).

6.2 Additional Conditions to Obligations of Parent, Holdco and New Pace. The obligations of Parent, Holdco and New Pace to effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by Parent:

(a) Representations and Warranties of the Company. (i) Each of the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.1(c)(i) and 3.1(t) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (ii) the representations and warranties of Company set forth in Section 3.1(e) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iii) all other representations and warranties of Company in this Agreement shall be true and correct (disregarding any qualifiers as to “materiality” or “Company Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Compliance Certificate. Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.2(a) and (b) have been satisfied.

(d) Documents. The Company shall have executed and delivered to Parent all of the documents required to be delivered pursuant to Section 2.6(a).

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by the Company:

(a) Representations and Warranties of Parent, Holdco and New Pace. (i) Each of the representations and warranties of Parent, Holdco and New Pace set forth in Sections 3.2(a), 3.2(c)(i) and 3.2(q) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (ii) each of the representations and warranties of Parent, Holdco and New Pace set forth in Sections 3.2(b) of this Agreement shall be true and correct other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (iii) each of the representations and warranties of Parent, Holdco and New Pace set forth in Section 3.2(f) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iv) all other representations and warranties of Parent, Holdco and New Pace in this Agreement shall be true and correct (disregarding any qualifiers as to “materiality” or “Parent Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent, Holdco and New Pace. Parent, Holdco and New Pace each shall have performed or complied with in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Compliance Certificate. The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.3(a) and (b) have been satisfied.

(d) Nasdaq Listing. The Holdco Common Shares to be issued pursuant to this Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(e) Documents. Parent shall have executed and delivered to the Company all of the documents required to be delivered pursuant to Section 2.6(b).

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Parent Merger Effective Time, whether before or after adoption of this Agreement by the shareholders of Parent (by written notice specifying with particularity the reason for such termination, and any termination, if otherwise in accordance with this Agreement, shall be effective immediately upon delivery of such written notice to the other party):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if (A) any Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i)(A) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement proximately caused such conditions set forth in Sections 6.1, 6.2 or 6.3 hereof to not be or not be able to be satisfied on or prior to the Closing, or (B) the Parent Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the Parent Shareholders Meeting;

(ii) if the Mergers shall not have been consummated by March 31, 2017 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party in breach of this Agreement such that the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof are will not be satisfied on or prior to the Closing; provided, further, that if the Registration Statement / Proxy Statement (A) has not been declared effective by the SEC by March 31, 2017, then the Termination Date may be extended by mutual written consent of the Company and Parent and (B) has been declared effective by the SEC by March 31, 2017, then the Termination Date shall be automatically extended to April 21, 2017; or

(iii) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2 or Section 6.3, as applicable, and (B) cannot be or has not been cured by the earlier of thirty (30) days after the giving of written notice to the breaching party of such breach and the Termination Date (a “Terminable Breach”); provided that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(c) by the Company if the Board of Directors of Parent shall have publicly withdrawn, modified or changed, in any manner that is adverse to the Company, its approval or recommendation to the shareholders of Parent with respect to any of the Transaction Proposals.

7.2 Effect of Termination; Limitations on Damages. In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 7.2, the second and third to last sentences of Section 5.2, Section 5.6, Section 7.3 and Article VIII; provided, however, that, except as set forth in Section 7.3, no such termination shall relieve any party from liability for fraud or an intentional breach of an obligation hereunder; provided, further, that, notwithstanding anything to the contrary contained herein, no party hereto shall be liable under this Agreement for any consequential (including lost profits) damages, punitive or special damages, irrespective of whether such damages are available under applicable Law. For purposes of the foregoing, “intentional breach” shall mean a material breach or material default that is a consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of this Agreement.

7.3 Expenses.

(a) Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

(b) Notwithstanding Section 7.3(a) above, in the event that (i) there is a valid termination of this Agreement by the Parent pursuant to Section 7.1(b)(iii) and (ii) within one hundred twenty (120) days after the date of the termination of this Agreement, the Company or its Affiliates enter into definitive agreements relating to an Alternative Proposal, the Company shall pay an expense reimbursement fee equal to seventy-five percent (75%) of the Parent Transaction Expenses documented and actually incurred by the Parent, Holdco, New Pace and their respective Affiliates up to a maximum amount of $3,750,000 (the “Parent Expense Reimbursement”).

(c) Notwithstanding Section 7.3(a) above, in the event that (i) there is a valid termination of this Agreement by the Company pursuant to Section 7.1(b)(iii) or 7.1(c) and (ii) within one hundred twenty (120) days after the date of the termination of this Agreement, Parent or its Affiliates enter into definitive agreements relating to a Business Combination Proposal, Parent shall pay an expense reimbursement equal to seventy-five percent (75%) of the Company Transaction Expenses documented and actually incurred by the Company, its Subsidiaries and their respective Affiliates up to a maximum amount of $3,750,000 (the “Company Expense Reimbursement” and each of the Company Expense Reimbursement and the Parent Expense Reimbursement, an “Expense Reimbursement”).

(d) The applicable Expense Reimbursement shall be paid, within ten (10) Business Days after the party required to pay such Expense Reimbursement receives the documented Company Transaction Expenses or Parent Transaction Expenses, as applicable, by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive such Expense Reimbursement. Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where an Expense Reimbursement is payable, the payment of the Expense Reimbursement shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the recipient(s) of the Expense Reimbursement would otherwise be entitled to assert against the liable party or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to such parties. Except for nonpayment of the Expense Reimbursement, the parties hereby agree that, upon termination of this Agreement in circumstances where the Expense Reimbursement is payable, in no event shall the other parties (i) seek to obtain any recovery or judgment against the party liable for the Expense Reimbursement or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders or (ii) be entitled to seek or obtain any other damages of any kind, including consequential, indirect or punitive damages; provided, that the foregoing shall not (A) relieve any party from liability for fraud prior to termination of this Agreement or (B) limit the right of any party to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

7.4 Extension; Waiver. At any time prior to the Company Merger Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors or similar governing bodies, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, and shall not be deemed a waiver of any future obligations or rights, except to the extent expressly set forth in such waiver.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Ancillary Agreements” means the Confidentiality Agreement, the Subscription Agreements, Parent Sponsor Letter Agreement, Waiver Agreement, Parent Pace Earnout Warrant Agreement, Company Earnout Warrant Agreements, Parent Merger Agreement, Securities Purchase Agreements, Company Merger Agreement, the Shareholder Agreement and the Registration Rights Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Business Combination” has the meaning set forth in the Parent Articles of Association.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest) relating to a Business Combination.

“Business Day” means a day, other than Saturday, Sunday or such other day on which commercial banks in New York, New York, the Netherlands, or the Cayman Islands are authorized or required by applicable Laws to close.

“Cap Cana Escrow” means the escrow relating to the Contrato De Escrow, dated as of January 1, 2016, by and between Playa Dominican Resort, B.V. and Seaton International Group, S.A. in the amount of $5,625,000.

“Cash” means, as of a specified date, without duplication, all cash and cash equivalents (excluding Restricted Cash) held by, on behalf of or for the benefit of the Company and its Subsidiaries, including (a) deposits in transit and outstanding (uncleared) checks or money orders from third parties, (b) demand deposits, amounts held in money market funds or similar accounts and (c) any highly-liquid investments with original maturities of ninety (90) days or less, and net of any outgoing checks or money orders to a third party, determined in accordance with the U.S. GAAP consistently applied.

“Cash Balance” means the amount of all Cash that is held by the Company or any of its Subsidiaries (determined in accordance with U.S. GAAP consistently applied), as of 11:59 p.m. in each local jurisdiction of such Person on December 31, 2016, a good faith calculation of which amount shall be included in the Company

Consideration Schedule to be delivered by Company to Parent prior to the Closing and subject to determination pursuant to Section 1.2(b). Any Cash denominated in currencies other than the U.S. Dollar shall be valued in U.S. Dollars utilizing the applicable mid-market exchange rates published by the Wall Street Journal as of the last Business Day prior to the relevant date of determination.

“Civil Law Notary” means any of the civil law notaries (notarissen) working with NautaDutilh N.V., or any of their deputies (waarnemers).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share Price” means, on any date after the Closing, the price per share of common stock of the issuer of the warrants subject to the Parent Pace Earnout Warrant Agreement and the Company Earnout Warrant Agreements on the Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties hereto) as of 4:00 p.m., New York, New York time on such date.

“Company IT Systems” means all computer systems, networks, hardware, Software, databases, websites, and equipment used by the Company and its Subsidiaries to process, store, maintain and operate data, information, and functions used in connection with their businesses as conducted as of the date hereof.

“Company Notes” means the senior notes due 2020 governed by the Indenture.

“Company Earnout Warrant Agreements” means the warrant agreements substantially in the form attached hereto as Exhibit O pursuant to which the holders of the Company Common Shares as of immediately prior to Closing shall, from and after such time as Holdco Common Shares are listed on the Nasdaq, have the right to acquire, in the aggregate, ratably based upon the outstanding Company Common Shares that they hold as of the Closing, 1,000,000 Holdco Common Shares, upon the occurrence of the Trigger Event on the terms and subject to the conditions and limitations set forth therein (the “Company Earnout Warrants”).

“Company Transaction Expenses” means (a) all accrued and unpaid costs and expenses incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, underwriting and other third-party fees required to consummate the transactions contemplated hereby, in each case, of the Company as of the Closing (and prior to giving effect to any payment thereof contemplated by Section 1.3(c)), plus (b) the amount of any severance, bonus or other payment payable to any director, officer, contractor or employee of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (including any related payroll Taxes), plus (c) the amount (if any) of any costs and expenses referred to in clause (a) of this definition to the extent such costs and expenses are paid by the Company on or after 11:59 p.m. on December 31, 2016 but prior to the Closing, as determined by the Company in good faith and set forth in the Company Consideration Schedule to be delivered by Company to Parent prior to the Closing and subject to determination pursuant to Section 1.2(b).

“Current Income Tax Liabilities” means (a) with respect to the Indebtedness of the Company, any current income tax liabilities of the Company or any of its Subsidiaries and (b) to the extent not included in clause (a), any current accrued income tax payables. With respect to items relating to the Company or any of its or their Subsidiaries, this definition shall only include current income tax liabilities or current accrued income tax payables for periods prior to the Closing Date (i) that are identified prior to the Closing Date, (ii) the amount of which are determinable (and have been determined) as of the Closing Date and (iii) that are included, or required to be included, in the financial statements of the Company in accordance with U.S. GAAP or Local GAAP, as applicable, and the amounts determined as of the Closing Date shall not be adjusted as a result of the transactions contemplated by this Agreement. Furthermore, for the avoidance of doubt, for the purposes of the foregoing, deferred Tax liabilities or payables will not be taken into account.

“Environmental Laws” means any and all Laws pertaining to energy or water conservation, human or worker health or safety, pollution or protection of the environment (including natural resources), in effect on or prior to the date hereof.

“Excess Parent Transaction Expenses” means the positive amount (if any) equal to the difference between the Parent Transaction Expenses, minus the Maximum Parent Transaction Expenses.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and U.S. customs and import requirements administered by U.S. Customs and Border Protection.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other body having governmental, quasi-governmental or adjudicatory powers or any (public or private) arbitrator or arbitral body.

“Hazardous Materials” means any substance, material or waste that is listed, classified, characterized or otherwise regulated by a Governmental Entity under Environmental Laws as “toxic,” “hazardous” or “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, including, without limitation mold, other fungi, asbestos or asbestos containing material, polychlorinated biphenyls or petroleum and petroleum derivatives.

“Holdco Equity Value” means (a) the Total Enterprise Value, less (b) the Indebtedness Amount, plus (c) the Cash Balance, plus (d) the Cap Cana Escrow, less (e) the Total Expenses, plus (f) the Excess Parent Transaction Expenses, plus (g) the aggregate amount of cash in the Trust Account as of immediately prior to Closing, less (h) the Parent Shareholder Redemption Amount, plus (i) the aggregate amount paid by the Investors pursuant to and in accordance with the Subscription Agreements, and less (j) the Preference Balance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. §18A, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, (a) all Obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices), and including all accrued and unpaid interest, prepayment penalties, penalties, premiums or original issue discount associated therewith, (b) any other Obligations of such Person that are evidenced by a note, bond, debenture or similar instrument, (c) all Obligations of such Person as lessee that are capitalized in accordance with U.S. GAAP or Local GAAP, as applicable, (d) all Obligations under any letters of credit or surety bonds, in each case, to the extent drawn, (e) all direct or indirect guarantees of any of the foregoing for the benefit of another Person, (f) the net settlement amount, to the extent resulting in any payment by, or Obligation of, the Company of any currency, interest rate or other hedging arrangements, (g) the amount of any unfunded portion with respect to any defined benefit and deferred compensation plan (including any related payroll Taxes), (h) any Current Income Tax Liabilities (net of any current income Tax receivables of such Person), (i) any accrued severance or termination pay, or termination compensation (including any related payroll Taxes), (j) any liabilities (of any nature) related to discontinued operations, (k) any unpaid Repatriation Costs, and (l) any Obligations with respect to deferred revenue of such Person collected in cash in excess of inventory purchased to service that deferred revenue.

“Indebtedness Amount” means, without duplication, the face value of all Indebtedness of the Company and its Subsidiaries (determined in accordance with U.S. GAAP or Local GAAP, as applicable, and consistent with past practice) as of 11:59 p.m. on December 31, 2016, other than (a) any Company Transaction Expenses and

(b) any Indebtedness where the Obligation, guarantee or liability related thereto is owed by the Company solely to one or more Subsidiaries of the Company, by any Subsidiary of the Company solely to one or more of the Company or any other Subsidiary of the Company or is solely the result of the Company or any Subsidiary of the Company, on the one hand, providing a direct or indirect guarantee of any Indebtedness of any of the Company or any of its other Subsidiaries, on the other hand, a good faith calculation of which amount shall be included in the Company Consideration Schedule to be delivered by Company to Parent prior to the Closing and subject to determination pursuant to Section 1.2(b).

“Indenture” means, collectively, the Indenture, dated as of August 9, 2013, by and among Playa Resorts Holding B.V., the guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., the Supplemental Indenture, dated as of August 13, 2013, by and among Playa Resorts Holding B.V., the guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., the Second Supplemental Indenture, dated as of February 26, 2014, by and among Playa Resorts Holding B.V., the guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., the Third Supplemental Indenture, dated as of May 11, 2015, by and among Playa Resorts Holding B.V., the guarantors listed therein and The Bank of New York Mellon Trust Company, N.A. and the Fourth Supplemental Indenture, dated as of October 4, 2016, by and among Playa Resorts Holding B.V., the Guarantors listed therein and The Bank of New York Mellon Trust Company, N.A.

“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including: (a) patents and invention disclosures (including all reissues, divisionals, reexaminations, revisions, renewals, extensions, provisionals, continuations, and continuations-in-part); (b) trademarks, trade names, service marks, logos, Internet domain names, and other indicia of origin; (c) copyrights, copyrightable works, and works of authorship; (d) trade secrets, know-how, and other proprietary information, including technology, inventions (whether or not patentable and whether or not reduced to practice), designs, formulas, algorithms, methods, processes, and schematics; and (e) all applications, registrations, issuances and the like with respect to any of the foregoing.

“Investors Agreement” means the Investors Agreement, dated as of August 13, 2013, by and among Bruce D. Wardinski, HI Holdings, and the other parties thereto, as amended.

“IP Agreement” means any agreement, license or contract relating to the licensing, use or development of any Intellectual Property (whether from or by a third party to the Company or any of its Subsidiaries or by the Company or any of its Subsidiaries to a third party), in each case, excluding agreements for unmodified, commercially available off-the-shelf software with an aggregate amount of purchase price and maintenance and other fees of less than $100,000.

“Key Employees” means the individuals set forth on Schedule A of the Company Disclosure Schedule.

“Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable Governmental Entity.

“Leases” means all leases, subleases, concessions, and other agreements, written or oral, pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts or instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Maximum Parent Transaction Expenses” means $5,000,000.

“Obligations” means, with respect to any Indebtedness, any principal, accrued but unpaid interest, penalties, fees, guarantees, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means the memorandum and articles of association, articles of incorporation or association, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parent Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Parent, adopted by special resolution dated September 3, 2015 and effective on September 10, 2015.

“Parent Shareholder Redemption” means the right of the shareholders of Parent to redeem all or a portion of their Parent Common Shares in connection with the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Parent to pay certain Taxes, divided by (b) the number of then outstanding Parent Common Shares issued in Parent’s initial public offering.

“Parent Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of Parent of the Parent Shareholder Redemption.

“Parent Sponsor Loan” means any loan made by Parent Sponsor or any of its Affiliates in connection with the transactions contemplated hereby.

“Parent Transaction Expenses” means (a) all accrued and unpaid fees, expenses and disbursements of counsel, accountants, advisors and consultants to Parent, New Pace or Holdco incurred after September 16, 2015 and (b) all accrued and unpaid costs and expenses incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees required to consummate the transactions contemplated hereby, in each case, of Parent or its Subsidiaries as of the Closing (and prior to giving effect to any payment thereof contemplated by Section 1.3(c), as determined by Parent in good faith and set forth in the Parent Consideration Schedule to be delivered by Parent to Company prior to the Closing and subject to determination pursuant to Section 1.2(c); provided that Parent Transaction Expenses shall not include Parent Underwriting Fees.

“Parent Underwriting Fees” means the fees of Parents underwriters in the amount of $15,750,000.

“Parent Unit” means a unit consisting of one (1) Parent Common Share and one (1) Parent Public Warrant.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Entity.

“Personal Information” means, in addition to any definition provided by the Company or its Subsidiaries for any similar term (e.g., “personally identifiable information” or “PII”) in any privacy policy or other public-facing statement of the Company or its Subsidiaries, all information that identifies or allows identification of an individual person or device, including name, physical address, telephone number, email address, financial account number or government issued identifier (including Social Security number and driver’s license number), date of birth, Internet Protocol addresses, unique device identifiers or other persistent identifiers, and any data used to identify, contact or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by the Company or its Subsidiaries with such individual, as so associated. Personal Information may relate to any individual, including a current, prospective or former customer or user of any website, product or service of any Person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms.

“Preference Balance” means an aggregate amount equal to $8.40 for each outstanding Company Preferred Share plus the amount of any accrued but unpaid dividends thereon as of 11:59 p.m. on December 31, 2016.

“Premerger Notification Rules” means any Laws requiring the submission of a filing, clearance or approval or the observation of a waiting period or suspensory obligation under any Antitrust Laws, including the HSR Act, the Federal Economic Competition Law (Ley Federal de Competencia Económica) and the Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1).

“Privacy Laws” means all Laws relating to the privacy, data protection and data security of Personal Information, and the notification of breaches of Personal Information, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer (including cross-border transfer) of Personal Information and the Payment Card Industry Data Security Standard.

“Purchaser Group” means Parent, Holdco and New Pace, their respective Affiliates, and each of such Person’s respective equityholders, managers, officers, directors, employees and agents.

“Registered Intellectual Property” means any and all issued patents, pending patent applications, registered trademarks, pending applications for registration of trademarks, registered copyrights and Internet domain names owned by the Company and its Subsidiaries, or filed or applied for by or on behalf of the Company and its Subsidiaries and still pending.

“Repatriation Costs” of any Person as of any date, means the amount of any Taxes that would be payable in cash if all Cash of such Person and its Subsidiaries as of such date held or located in a jurisdiction other than the Netherlands were repatriated to any direct or indirect parent entity that is organized in the Netherlands; provided, however, that in no event shall the Repatriation Costs calculated in accordance with this definition with respect to any Person on any date, exceed one percent (1.0%) of all Cash of such Person and its Subsidiaries as of such date held or located in a jurisdiction other than the Netherlands.

“Restricted Cash” means any cash restricted as to withdrawal or use by third parties determined in accordance with U.S. GAAP consistently applied.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (currently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any entity that is in the aggregate 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Entity.

“Seller Group” means the Selling Equityholders, the Company, their respective Subsidiaries and Affiliates, and each of such Person’s respective equityholders, managers, officers, directors, employees and agents.

“Selling Equityholders” means the holders of Company Shares as of the time immediately prior to the Company Merger Effective Time.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.

“Tax” means (a) any tax, charge, fee, levy, penalty or other assessment of any kind whatsoever and denominated by any name whatsoever imposed by any U.S. federal, state, local or foreign taxing authority, including any excise, property, income, value added sales, transfer, margin, franchise, or other tax, including any interest, penalties or additions attributable thereto, (b) any and all liability for amounts described in (a) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law, and (c) any and all liability for amounts described in (a) of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract, pursuant to any applicable Law, or otherwise.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Total Enterprise Value” means $1,753,000,000.

“Total Expenses” means the sum of (a) Company Transaction Expenses, (b) Parent Transaction Expenses up to the Maximum Parent Transaction Expenses and (c) Parent Underwriting Fees.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to an in respect of provisions of the Code.

“Trigger Event” means Common Share Price being greater than $13.00 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date but within five (5) years after the Closing Date.

“Trust Account” has the meaning set forth in the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of September 10, 2015, by and between Parent and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

8.2 Schedule Definitions. All capitalized terms in the Company Disclosure Schedule and the Parent Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

8.3 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force and effect as of the Company Merger Effective Time and any liability for breach or violation thereof shall terminate absolutely, except for the agreements contained in Article II, the last two sentences of Section 5.2, Section 5.5, Section 5.6 and this Article VIII.

8.4 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

(a)	if to Parent, Holdco or New Pace, to:

c/o Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: cbode@tpg.com

with a required copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Douglas Warner; Christopher Machera

Email: doug.warner@weil.com; chris.machera@weil.com

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Kyle Krpata; James Griffin

Email: kyle.krpata@weil.com; james.griffin@weil.com

(b)	if to the Company, to:

Playa Hotels & Resorts B.V.

c/o Playa Management USA LLC

3950 University Drive, Suite 301

Fairfax, VA 22030

Attention: Bruce D. Wardinski

with a required copy to (which copy shall not constitute notice):

Playa Hotels & Resorts B.V.

1560 Sawgrass Corporate Parkway, Suite 310

Fort Lauderdale, FL 33323

Attention: General Counsel

Hogan Lovells US LLP

555 13th St. NW

Washington, DC 20004

Attention: Bruce Gilchrist

Email: bruce.gilchrist@hoganlovells.com

Facsimile: +1 202 637 5910

8.5 Rules of Construction.

(a) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, or that such items are material to the Company, Parent, Holdco or New Pace, as the case may be. The headings, if any, of the individual sections of each of the Parent Disclosure Schedule and Company Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule and Parent Disclosure Schedule are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or Parent Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule or Parent Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto; provided, that no item shall be deemed disclosed against Section 3.1(e) or Section 3.2(f) unless specifically set forth in the relevant corresponding section of the Company Disclosure Schedule or Parent Disclosure Schedule.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Company Disclosure Schedule or Parent Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section”, “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation”. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time. All references in this Agreement to “Euros” or “€” shall mean the lawful currency of the euro zone, and all references to “Dollars” or “$” shall mean the lawful currency of the United States.

8.6 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Ancillary Agreements and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The provisions of this Section 8.7 and Sections 5.5, 8.11 and 8.12 are intended to be for the benefit of, and shall be enforceable prior to, as of and after the Company Merger Effective Time by, the Persons referred to therein (including, with respect to Section 8.12, the Purchaser Group and Seller Group) and their respective successors, assigns and representatives. Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

8.8 Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the parties and their respective Affiliates to consummate the transactions contemplated hereby, that the transactions contemplated hereby represent a unique business opportunity at a unique time for each of the parties hereto and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each party hereto agrees, on behalf of itself and its Affiliates, that, in the event of any breach or threatened breach by the Company, on the one hand, or Parent, Holdco or Pace, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent, Holdco or Pace, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that any litigation should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

(c) The remedies available to the parties hereto pursuant to this Section 8.8 shall be in addition to any other remedy to which it is entitled at law or in equity. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

8.9 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof; provided, that the Company Merger and the Surviving Company’s organizational documents, such as the Articles of Association, Internal Rules of the Board of Directors and Charters of Standing Committees, will be governed by Dutch law.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.9.

8.10 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under the Confidentiality Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 8.11 shall be void.

8.12 No-Recourse; Release.

(a) Except to the extent a named party to this Agreement or any Ancillary Agreement, the parties hereto acknowledge and agree that no past, present or future member of the Purchaser Group or the Seller Group (each a “Non-Recourse Party”), in such capacity, shall have any liability or obligation (whether based on law, in equity, in contract, in tort or any other theory) to any party hereto of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and each of the parties hereto (on behalf of itself, its Affiliates, and its equityholders, managers, officers, directors, employees and agents) hereby waives and releases all claims of any such liability and obligation. This Agreement may only be enforced against, and any action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein or therein with respect to such party. Each Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 8.12.

(b) Effective upon and following the Closing, Parent, on its own behalf and on behalf of each of its Subsidiaries and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each member of the Seller Group from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company or any of its Subsidiaries occurring prior to the Closing Date, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the members of the Seller Group; provided, however, that nothing in this Section 8.12(b) shall release the Company from its obligations under this Agreement or the Ancillary Agreements.

(c) Effective upon and following the Closing, the Company, on its own behalf and on behalf of each of its Subsidiaries and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each member of the Purchaser Group from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning Parent or any of its Subsidiaries occurring prior to the Closing Date, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the members of the Purchaser Group; provided, however, that nothing in this Section 8.12(c) shall release the Parent, Holdco, New Pace or the Parent Sponsor from its obligations under this Agreement or the Ancillary Agreements.

8.13 Amendment. This Agreement may be amended by the parties hereto, at any time before or after the receipt of the Parent Shareholder Approval, but, after any such adoption, no amendment shall be made which by Law would require the further approval by the shareholders of Parent or the Company without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties hereto.

8.14 Trust Account Waiver. The Company acknowledges, on behalf of itself, its Subsidiaries and the Seller Group, that Parent is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public shareholders and the underwriters of Parent’s initial public offering. For and in consideration of Parent entering into this

Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Subsidiaries and the Seller Group, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Parent; provided, that (a) nothing herein shall serve to limit or prohibit the Company’s (or its Subsidiaries’ or the Seller Group’s) right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies or other assets of Parent, Holdco or New Pace held outside the Trust Account, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that the Company (or its Subsidiaries or the Seller Group) may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PLAYA HOTELS & RESORTS B.V.

By:	/s/ Bruce D. Wardinski

Name:	Bruce D. Wardinski
Title:	Executive Director

PACE HOLDINGS CORP.

By:	/s/ Karl Peterson

Name:	Karl Peterson
Title:	Director

PORTO HOLDCO B.V.

By:	/s/ Pedro Fernandes das Neves

Name:	Pedro Fernandes das Neves
Title:	Manager

NEW PACE HOLDINGS CORP.

By:	/s/ Michael Lagatta

Name:	Michael Lagatta
Title:	Director

Annex A-1

EXECUTION VERSION

AMENDMENT NO. 1 TO TRANSACTION AGREEMENT

This AMENDMENT NO. 1 TO TRANSACTION AGREEMENT, dated as of February 6, 2017 (this “Amendment”), is made by and among Playa Hotels & Resorts B.V., a Dutch private limited liability company (the “Company”), Pace Holdings Corp., a Cayman Islands exempted company (“Parent”), Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkeid) (“Holdco”), and New Pace Holdings Corp., a Cayman Islands exempted company (“New Pace”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, the Company, Parent, Holdco and New Pace are parties to the Transaction Agreement, dated as of December 13, 2016 (the “Transaction Agreement”);

WHEREAS, pursuant to Section 8.13 of the Transaction Agreement, the Transaction Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties thereto; and

WHEREAS, each of the parties to the Transaction Agreement agrees to amend the Transaction Agreement as described below.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

1.    Effective as of the date of this Amendment, the Transaction Agreement is hereby amended as follows:

(a)    The following text is hereby added after the third recital in the preamble of the Transaction Agreement and the index of defined terms is hereby updated to include the term “Employee Subscription Agreements”:

“WHEREAS, prior to the Closing, Parent shall enter into subscription agreements with certain employees of the Company pursuant to which such employees of the Company shall agree to subscribe for, and Holdco shall agree to issue to such employees of the Company, on the terms and subject to the conditions and limitations set forth therein, Holdco Common Shares immediately following the consummation of the Company Merger (as defined below) (the “Employee Subscription Agreements”).”

(b)    Section 1.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“1.1    Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely by the exchange of closing deliverables and the taking of the closing actions contemplated by Section 1.3 at the Company Merger Effective Time (except in the case of the payments contemplated by Section 1.3, which shall be made as promptly as practicable after such time), which shall occur on the third (3rd) Business Day after the satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Laws and this Agreement) waived on the Closing Date), unless another date or place is agreed to in writing by the parties, but in no event shall the Closing occur before March 10, 2017 unless the parties hereto agree otherwise (such date on which the Closing occurs, the “Closing Date”).”

A-1-1

(c)    Section 1.3(g) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(g)     Holdco shall issue 449,900 Holdco Common Shares to Parent against an issue price in the aggregate amount of EUR 44,990 to be paid in cash and, following such issuance, a notarial deed of conversion and amendment of articles of association of Holdco shall be executed before the Civil Law Notary, pursuant to which (i) Holdco shall be converted into a Dutch public limited liability company (naamloze vennootschap) and (ii) the articles of association of Holdco shall be amended, both with effect from the moment immediately prior to the consummation of the Parent Merger; provided that such 449,900 Holdco Common Shares shall be canceled immediately following the consummation of the Company Merger;”

(d)    The following text is hereby added as a new Section 1.3(m):

“(m)    The employees of the Company party to the Employee Subscription Agreements shall deliver their respective subscription amounts to Holdco, and Holdco shall issue to such employees of the Company, Holdco Common Shares pursuant to and in accordance with the terms of the Employee Subscription Agreements.”

(e)    Section 2.2(b)(iii) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) The aggregate number of Holdco Common Shares to be received as Company Merger Consideration payable pursuant to this Section 2.2(b) shall consist of a number of newly-issued Holdco Common Shares equal to (A) the quotient obtained by dividing (x) the Holdco Equity Value by (y) a per share issue price of $10.00, less (B) the total number of Holdco Common Shares issued, or subject to the warrants issued, pursuant to and in accordance with Section 2.1 and less (C) the total number of Holdco Common Shares to be issued to employees of the Company pursuant to and in accordance with the Employee Subscription Agreements. The aggregate number of Holdco Founder Warrants to be received as Company Merger Consideration payable pursuant to this Section 2.2(b) shall be equal to the number of Surrendered Parent Founder Warrants. The aggregate number of Company Earnout Warrants to be received as Company Merger Consideration payable pursuant to this Section 2.2(b) shall be equal to the number of warrants subject to the Company Earnout Warrant Agreements.”

(f)    Section 6.1(f) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(f)     Minimum Proceeds. The funds contained in the Trust Account (net of the amount of any Parent Shareholder Redemption Amount) together with the amounts to be funded pursuant to the Subscription Agreements and the funds to be funded pursuant to the Employee Subscription Agreements shall equal or exceed $375,000,000 (the “Minimum Proceeds Amount”); provided, that the Minimum Proceeds Amount shall be reduced in the event that any Company Preferred Shares are converted into Company Common Shares following the date of this Agreement pursuant to and in accordance with the terms of the Securities Purchase Agreement entered into with HI Holdings (it being understood that the amount of such reduction will be determined on a dollar-for-dollar basis pursuant to Section 2.2 of such Securities Purchase Agreement and that in no event shall the Minimum Proceeds Amount be reduced to less than $325,000,000).”

(g)    The definition of “Ancillary Agreements” in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“Ancillary Agreements” means the Confidentiality Agreement, the Subscription Agreements, the Employee Subscription Agreements, Parent Sponsor Letter Agreement, Waiver Agreement, Parent Pace Earnout Warrant Agreement, Company Earnout Warrant Agreements, Parent Merger Agreement, Securities Purchase Agreements, Company Merger Agreement, the Shareholder Agreement and the Registration Rights Agreement.

A-1-2

(h)    The definition of “Holdco Equity Value” in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“Holdco Equity Value” means (a) the Total Enterprise Value, less (b) the Indebtedness Amount, plus (c) the Cash Balance, plus (d) the Cap Cana Escrow, less (e) the Total Expenses, plus (f) the Excess Parent Transaction Expenses, plus (g) the aggregate amount of cash in the Trust Account as of immediately prior to Closing, less (h) the Parent Shareholder Redemption Amount, plus (i) the aggregate amount paid by the Investors pursuant to and in accordance with the Subscription Agreements, plus (j) the aggregate amount to be paid by employees of the Company pursuant to and in accordance with the Employee Subscription Agreements, and less (k) the Preference Balance.

(i)    The definition of “Parent Transaction Expenses” in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“ “Parent Transaction Expenses” means (a) all accrued and unpaid fees, expenses and disbursements of counsel, accountants, advisors and consultants to Parent, New Pace or Holdco incurred after September 16, 2015 and (b) all accrued and unpaid costs and expenses incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees required to consummate the transactions contemplated hereby, in each case, of Parent or its Subsidiaries as of the Closing (and prior to giving effect to any payment thereof contemplated by Section 1.3(c)), as determined by Parent in good faith and set forth in the Parent Consideration Schedule to be delivered by Parent to Company prior to the Closing and subject to determination pursuant to Section 1.2(c), less an amount equal to the fees reimbursed by the Nasdaq to Holdco following the date hereof; provided that Parent Transaction Expenses shall not include Parent Underwriting Fees.”

(j)    The paragraph at the bottom of Exhibit L is hereby amended and restated in its entirety to read as follows:

“The numbers above (i) assume that there are no redemptions by Parent shareholders in connection with the Transactions, (ii) do not include or otherwise take into account any Holdco Common Shares to be issued to employees of the Company pursuant to and in accordance with the Employee Subscription Agreements and (iii) and do not include any shares that would be subject to an incentive plan of Holdco. Such numbers shall be updated as of Closing in accordance with the terms and conditions of the Agreement.”

2.    The parties hereto hereby agree that, except as specifically provided in this Amendment, the Transaction Agreement shall remain in full force and effect without any other amendments or modifications.

3.    The provisions of Sections 8.3 through 8.13 of the Transaction Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment for all purposes.

[The remainder of this page is intentionally left blank.]

A-1-3

IN WITNESS WHEREOF, each party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PLAYA HOTELS & RESORTS B.V.

By:	/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Executive Director

[AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

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PACE HOLDINGS CORP.

By:	/s/ Karl Peterson
Name:	Karl Peterson
Title:	Director

[AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

A-1-5

PORTO HOLDCO B.V.

By:	/s/ Pedro Fernandes das Neves
Name:	Pedro Fernandes das Neves
Title:	Manager

[AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

A-1-6

NEW PACE HOLDINGS CORP.

By:	/s/ Michael Lagatta
Name:	Michael Lagatta
Title:	Director

[AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

A-1-7

Annex B

FINAL FORM

This is a translation into English of the official Dutch version of the articles of association of a public company with limited liability under Dutch law. Definitions included in Article 1 below appear in the English alphabetical order, but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

ARTICLES OF ASSOCIATION

PLAYA HOTELS & RESORTS N.V.

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:

Article	An article of these articles of association.
Beneficially Owned	Having Beneficial Ownership of the shares concerned.
Beneficial Ownership	Actual or deemed beneficial ownership as determined under Rule 13d-3 of the United States Securities Exchange Act 1934, as amended, or any successor rule.
Board of Directors	The Company’s board of directors.
Board Rules	The internal rules applicable to the Board of Directors, as drawn up by the Board of Directors.
Brand Company

Any entity or partnership that is a franchisor, licensor or owner of a Competing Brand or manages or otherwise operates hotels exclusively for the franchisor, licensor or owner of a Competing Brand, as reasonably determined by the Board of Directors.

Brand Owner

Any entity or partnership that (i) is a Brand Company, (ii) has a group company that is a Brand Company or (iii) has a direct or indirect owner that is a Brand Company (in each case excluding a Restricted Brand Company), as reasonably determined by the Board of Directors.

Chief Executive Officer	The Company’s chief executive officer.
Company	The company to which these articles of association pertain.
Competing Brand

A hotel concept or brand for all-inclusive hotels or resorts that has at least twelve (12) hotels operating under that concept’s or brand’s trade name(s) anywhere in the world and that directly competes with any of the resorts operated under the all-ages Hyatt Ziva and the adults-only Hyatt Zilara brands developed by the Company and Hyatt Hotels Corporation, as reasonably determined by the Board of Directors.

DCC	The Dutch Civil Code.

Director	A member of the Board of Directors.
Excess Group	A Brand Owner or a Restricted Brand Company which violates Article 14.1 together with its respective group companies.
Excess Shareholder	A shareholder which holds Excess Shares.
Excess Shares

The shares held by a shareholder forming part of an Excess Group, for such number of shares which are Beneficially Owned by the relevant Brand Owner or Restricted Brand Company representing a percentage of the issued and outstanding shares in the Company’s capital exceeding the applicable Shareholding Threshold, provided that such number shall not exceed the number of shares held by the shareholder concerned.

Excess Shares Foundation	Stichting Playa Excess Shares Foundation, a foundation incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam.
Executive Director	An executive Director.
General Meeting	The Company’s general meeting of shareholders.
Group Company	An entity or partnership which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.
Indemnified Officer

A current or former Director and any other person designated as an executive officer entitled to indemnification pursuant to Article 21 by the Board of Directors (with such designation being deemed to have occurred if the Company executes an indemnification agreement pursuant to Article 21 with any such officer of the Company or its Subsidiaries).

Lead Independent Director	The chairman of the Board of Directors.
Meeting Rights

With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company’s cooperation, including the right to attend and address a General Meeting.

Non-Distributable Equity	The part of the Company’s equity that is formed by the paid up and called up part of its capital and the reserves that it must maintain by law.
Non-Executive Director	A Director other than an Executive Director.
Person with Meeting Rights	A shareholder of the Company or a usufructuary or pledgee of shares in the Company’s capital with voting rights.
Registration Date	The date of registration for a General Meeting as provided by law.
Restricted Brand Company

Marriott International, Inc., Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group plc (also known as InterContinental Hotels Group), Accor S.A. (also known as Accor Hotels Worldwide) or any of their respective group companies or legal successors.

Shareholder Rights	A shareholder’s Meeting Rights and the voting rights of such shareholder attached to the shares held by such shareholder.
Shareholding Threshold	Either of the following thresholds: a. for a Brand Owner: fifteen percent (15%); and b. for a Restricted Brand Company: five percent (5%).
Simple Majority	More than half of the votes cast.

Subsidiary

A subsidiary of the Company within the meaning of Section 2:24a DCC, including:

a.        an entity in whose general meeting the Company or one or more of its Subsidiaries can exercise, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the voting rights; and

b.        an entity of which the Company or one or more of its Subsidiaries are members or shareholders and can appoint or dismiss, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the managing directors or of the supervisory directors, even if all parties with voting rights cast their votes.

Website	The Company’s website.

1.2	References to statutory provisions are to those provisions as they are in force from time to time.

1.3	Terms that are defined in the singular have a corresponding meaning in the plural.

1.4	Words denoting a gender include each other gender.

1.5	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

1.6	References to shares being “outstanding” are to shares that form part of the Company’s issued share capital which are not held by the Company itself or by a Subsidiary.

NAME AND SEAT

Article 2

2.1	The Company’s name is Playa Hotels & Resorts N.V.

2.2	The Company has its corporate seat in Amsterdam.

OBJECTS

Article 3

The Company’s objects are, directly or indirectly:

a.	to participate in, acquire, hold, operate, manage, finance, exchange and/or dispose of any interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

b.	to finance Subsidiaries and their enterprises, and to borrow from and lend money to Subsidiaries;

c.	to acquire, exploit and dispose of registered property and other property;

d.	to acquire, exploit and dispose of patents, trade names, trademarks, know-how, royalties and rights of intellectual and/or industrial property, as well as to grant a licence to such rights and to acquire and exploit licences;

e.	to furnish guarantees, provide security, warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of Group Companies or other parties; and

f.	to do anything which, in the widest sense, is connected with or may be conducive to the matters described above in this Article 3.

SHARES—AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article 4

4.1	The Company’s authorised share capital amounts to [amount] euro (EUR [amount]).

4.2	The authorised share capital is divided into [number] ([number]) shares, each having a nominal value of ten eurocents (EUR 0.10).

4.3	The Board of Directors may resolve that one or more shares are divided into such number of fractional shares as may be determined by the Board of Directors. Unless specified differently, the provisions of these articles of association concerning shares and shareholders apply mutatis mutandis to fractional shares and the holders thereof, respectively.

4.4	The Company may not cooperate with the issue of depository receipts for shares in its capital.

SHARES—FORM OF SHARES AND SHARE REGISTER

Article 5

5.1	All shares are registered shares, provided that the Board of Directors may resolve that one or more shares are bearer shares, represented by physical share certificates.

5.2	The Board of Directors is not required to comply with a request made by a shareholder to convert one or more of his registered shares into bearer shares or vice versa. If the Board of Directors resolves to grant such a request, the shareholder concerned shall be charged for the costs of such conversion.

5.3	Registered shares shall be numbered consecutively, starting from 1.

5.4	The Board of Directors shall keep a register setting out the names and addresses of all holders of registered shares and all holders of a usufruct or pledge in respect of such shares. The register shall also set out any other particulars that must be included in the register pursuant to applicable law. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

5.5	Shareholders, usufructuaries and pledgees whose particulars must be set out in the register shall provide the Board of Directors with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars shall be borne by the relevant party.

5.6	All notifications may be sent to shareholders, usufructuaries and pledgees whose particulars must be set out in the register at their respective addresses as set out in the register.

5.7	If the Board of Directors has resolved that one or more shares are bearer shares, share certificates shall be issued for such bearer shares in such form as the Board of Directors may determine. Share certificates may represent one or more bearer shares. Each share certificate shall be signed by or on behalf of a Director.

5.8	The holder of evidence of a bearer share may request the Company to provide him with a duplicate for a missing share certificate. The Company shall only provide such duplicate:

a.	if the party making the request can demonstrate, to the satisfaction of the Board of Directors, that such party is indeed entitled to receive such duplicate; and

b.	if a period of four weeks has elapsed after having published the request on the Website without any objection to such request having been received by the Company within that period.

5.9	If an objection as referred to in Article 5.8 paragraph b. has been received by the Company in a timely fashion, the Company shall only provide the duplicate to the party who requested such duplicate after having been provided with a copy of a binding advice or court order to provide such duplicate, without the Company being required to investigate the competence of the relevant arbitrators or court, as the case may be, or the validity of such binding advice or judgment, as the case may be.

5.10	Upon a duplicate of a share certificate for a bearer share having been provided by the Company, such duplicate shall replace the original share certificate and no rights can be derived any longer from the share certificate thus replaced.

SHARES—ISSUE

Article 6

6.1	Shares can be issued pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding the maximum statutory period as described in Section 2:96 DCC. When granting such authorisation, the number of shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to issue shares, the General Meeting shall not have this authority.

6.2	The preceding provisions of this Article 6 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

6.3	The Company may not subscribe for shares in its own capital.

SHARES—PRE-EMPTION RIGHTS

Article 7

7.1	Upon an issue of shares, each shareholder shall have a pre-emption right in proportion to the aggregate nominal value of his shares.

7.2	In deviation of Article 7.1, shareholders do not have pre-emption rights in respect of:

a.	shares issued against non-cash contribution; or

b.	shares issued to employees of the Company or of a Group Company.

7.3	The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless all shares are registered shares and the announcement is sent in writing to all shareholders at the addresses submitted by them.

7.4	Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.

7.5	Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised as referred to in Article 6.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding the maximum statutory period as described in Section 2:96a DCC. The authorisation may be extended, in each case for a period not exceeding the maximum statutory period as described in Section 2:96a DCC. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

7.6	A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 7.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

7.7	The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

SHARES—PAYMENT

Article 8

8.1	Without prejudice to Section 2:80(2) DCC, the nominal value of a share and, if the share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that share.

8.2	Shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

8.3	Payment in a currency other than the euro may only be made with the Company’s consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. Without prejudice to the last sentence of Section 2:80a(3) DCC, the date of the payment determines the exchange rate.

SHARES—FINANCIAL ASSISTANCE

Article 9

9.1	The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of shares or depository receipts for shares in its capital by others. This prohibition applies equally to Subsidiaries.

9.2	The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of shares or depository receipts for shares in the Company’s capital by others, unless the Board of Directors resolves to do so and Section 2:98c DCC is observed.

9.3	The preceding provisions of this Article 9 do not apply if shares or depository receipts for shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

SHARES—ACQUISITION OF OWN SHARES

Article 10

10.1	The acquisition by the Company of shares in its own capital that have not been fully paid up shall be null and void.

10.2	The Company may only acquire fully paid up shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Board of Directors for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.

10.3	An authorisation as referred to in Article 10.2 remains valid for no longer than the maximum statutory period as described in Section 2:98 DCC. When granting such authorisation, the General Meeting shall determine the number of shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these shares are included on the price list of a stock exchange.

10.4	Without prejudice to Articles 10.1 through 10.3, the Company may acquire shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Board of Directors, must be within the range stipulated by the General Meeting as referred to in Article 10.3.

10.5	The previous provisions of this Article 10 do not apply to shares acquired by the Company under universal title of succession.

10.6	In this Article 10, references to shares include depository receipts for shares.

SHARES—REDUCTION OF ISSUED SHARE CAPITAL

Article 11

11.1	The General Meeting can resolve to reduce the Company’s issued share capital by cancelling shares or by reducing the nominal value of shares by virtue of an amendment to these articles of association. The resolution must designate the shares to which the resolution relates and it must provide for the implementation of the resolution.

11.2	A resolution to cancel shares may only relate to shares held by the Company itself or in respect of which the Company holds the depository receipts.

11.3	A partial repayment of capital on shares or release from the obligation to pay up shall be allowed only as part of the implementation of a resolution to reduce the nominal amount of the shares. Such repayment or release must be effected in respect of all shares on a proportional basis. The requirement of proportionality may be deviated from with the consent of all shareholders concerned.

11.4	A resolution of the General Meeting to reduce the Company’s issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

SHARES—ISSUE AND TRANSFER REQUIREMENTS

Article 12

12.1	Subject to Article 12.3 and except as otherwise provided or allowed by Dutch law, the issue or transfer of a share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.

12.2	The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

12.3	For as long as any shares are listed on the New York Stock Exchange, the NASDAQ Stock Market or on any other stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the shares reflected in the register administered by the relevant transfer agent.

SHARES—USUFRUCT AND PLEDGE

Article 13

13.1	Shares can be encumbered with a usufruct or pledge.

13.2	The voting rights attached to a share which is subject to a usufruct or pledge vest in the shareholder concerned.

13.3	In deviation of Article 13.2, the holder of a usufruct or pledge on shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created.

13.4	Usufructuaries and pledgees without voting rights shall not have Meeting Rights.

SHARES—SHAREHOLDING THRESHOLD

Article 14

14.1	No Brand Owner or Restricted Brand Company may have Beneficial Ownership of shares representing a percentage of the issued and outstanding shares in the Company’s capital exceeding the applicable Shareholding Threshold, as reasonably calculated by the Board of Directors.

14.2	Promptly after the Company becomes aware of a Brand Owner or a Restricted Brand Company violating Article 14.1, the Company shall notify such Brand Owner or Restricted Brand Company of such violation, unless the Board of Directors grants an exemption to such Brand Owner or Restricted Brand Company as referred to in Article 14.7 paragraph c. Such notification shall be sent in writing by courier or by registered mail to the registered office of the Brand Owner or Restricted Brand Company concerned (in each case with proof of delivery) and shall constitute a notification to the entire Excess Group of the Brand Owner or Restricted Brand Company concerned.

14.3	Promptly after having received a notification referred to in Article 14.2, each Excess Shareholder who is a member of the Excess Group of the Brand Owner or the Restricted Brand Company concerned must dispose of its Excess Shares or take or cause any other action, such that the Brand Owner or Restricted Brand Company, as the case may be, no longer violates Article 14.1, provided that such disposal or other action may not result in an increase of the number of shares Beneficially Owned by any Brand Owner or Restricted Brand Company that already violates, or would violate as a result of such increase, Article 14.1.

14.4	Upon receipt of a notification referred to in Article 14.2, the Shareholder Rights attached to the Excess Shares of each Excess Shareholder who is a member of the Excess Group concerned shall be suspended until such time as that Excess Shareholder has complied with its obligations under Article 14.3. In case of a suspension of rights attached to Excess Shares which are held by Excess Shareholders who are members of the same Excess Group, such suspension shall be effective to all members of such Excess Group in proportion to their respective holdings of shares within such Excess Group. This proportion shall be reasonably determined by the Board of Directors based on the information available to it and the Board of Directors may rely on such information for determining such proportion without further investigation; in the absence of any such information, the Board of Directors shall have full discretion to determine such proportion.

14.5	If an Excess Shareholder has not, within two weeks after the date of receipt of a notification referred to in Article 14.2, complied with its obligations under Article 14.3:

a.	such Excess Shareholder shall not be entitled to exercise the Shareholder Rights attached to any of its shares until such time as such Excess Shareholder has complied with its obligations under Article 14.3; and

b.	the Company shall have an irrevocable power of attorney to transfer the Excess Shares of such Excess Shareholder, at the discretion of the Board of Directors:

i.	to the Excess Shares Foundation in exchange for depository receipts for such Excess Shares issued to the Excess Shareholder concerned; or

ii.	to any other party, for a price equal to such Excess Shares as determined by one or more independent experts designated by the Board of Directors, provided that such transfer does not result in an increase of the number of shares Beneficially Owned by any Brand Owner or Restricted Brand Company that already violates, or would violate as a result of such increase, Article 14.1, as reasonably determined by the Board of Directors, provided that, in case an Excess Shareholder is a member of an Excess Group, the Company shall endeavour to transfer the Excess Shares of the Excess Shareholders that form such Excess Group in proportion to their respective holdings of shares within such Excess Group, to the extent such proportion is reasonably known to the Board of Directors; the last sentence of Article 14.4 shall apply mutatis mutandis.

14.6	When transferring Excess Shares to the Excess Shares Foundation as described in Article 14.5 paragraph b. on behalf of multiple Excess Shareholders forming part of the same Excess Group of a Brand Owner or a Restricted Brand Company, the Company shall endeavour to transfer, in total on behalf of all such Excess Shareholders, no more Excess Shares than the number of shares Beneficially Owned by the Excess Group of the Brand Owner or Restricted Brand Company concerned that represent the percentage of the issued and outstanding shares in the Company’s capital exceeding the applicable Shareholding Threshold.

14.7	The previous provisions of this Article 14 do not apply to:

a.	the Company, its Subsidiaries and the Excess Shares Foundation;

b.	any clearing and settlement institution, transfer agent and depository acting in a professional capacity in connection with the admission to listing and trading of the shares on a stock exchange and designated by the Board of Directors; and

c.	any Brand Owner or Restricted Brand Company who has been granted an exemption from the previous provisions of this Article 14 in writing by the Board of Directors, provided that:

i.	the Board of Directors has full discretion when deciding whether or not to grant such an exemption and may draw up rules and/or policies in respect thereof;

ii.	the Board of Director may withdraw any such exemption in whole or in part at its full discretion by means of a written notification addressed to the Brand Owner or Restricted Brand Company concerned; and

iii.	if and when such an exemption is granted, the Board of Directors may, at its absolute discretion, determine that the exemption applies to all or part of the shares Beneficially Owned by the relevant Brand Owner or Restricted Brand Company, as well as the situations in which the exemption ceases to apply, either in whole or in part.

BOARD OF DIRECTORS—COMPOSITION

Article 15

15.1	The Company has a Board of Directors consisting of:

a.	one or more Executive Directors, being primarily charged with the Company’s day-to-day operations; and

b.	at least one and up to ten Non-Executive Directors, being primarily charged with the supervision of the performance of the duties of the Directors.

The Board of Directors shall be composed of individuals.

15.2	The Board of Directors shall determine the number of Executive Directors and the number of Non-Executive Directors with due observance of Article 15.1.

15.3	In case only one Executive Director has been appointed, that Executive Director shall automatically be the Chief Executive Officer. If more than one Executive Director has been appointed, the Board of Directors shall elect one Executive Director to be the Chief Executive Officer. An Executive Director shall cease to be the Chief Executive Officer:

a.	automatically when he ceases to be an Executive Director; or

b.	upon his removal as Chief Executive Officer by the Board of Directors, provided that he shall subsequently continue his term of office as an Executive Director without having the title of Chief Executive Officer.

15.4	The Board of Directors may grant an Executive Director such additional titles as the Board of Directors deems appropriate.

15.5	The group of Non-Executive Directors shall elect a Non-Executive Director to be the Lead Independent Director for a specified period of at most one year. The Non-Executive Director so elected shall cease to be the Lead Independent Director:

a.	automatically when he ceases to be a Non-Executive Director; or

b.	upon his removal as Lead Independent Director by the group of Non-Executive Directors, provided that he shall subsequently continue his term of office as a Non-Executive Director without having the title of Lead Independent Director.

15.6	The Board of Directors may appoint one or more observers without voting rights in relation to resolutions of the Board of Directors, who will have the right to attend meetings of the Board of Directors and participate as such in the deliberations of the Board of Directors, subject to the limitations under Dutch law relating to:

a.	the decision-making, functioning and organisation of the Board of Directors; and

b.	the interests of the Company and of the business connected with it.

Observers shall be appointed for such period as decided by the Board of Directors and may also be suspended or removed by the Board of Directors. The Board of Directors may, at any time, determine that the specific circumstances of the case at hand require the Board of Directors to perform its duties through deliberations and decision-making among the Directors only (without the attendance or participation of any such observer).

15.7	Where a Director is no longer in office or is unable to act, he may be replaced temporarily by a person whom the Board of Directors has designated for that purpose and, until then, the other Director(s) shall be charged with the management of the Company. Where all Directors are no longer in office or are unable to act, the management of the Company shall be attributed to the former Director who most recently ceased to hold office as the Lead Independent Director (or, if he is unwilling or unable to accept that position, the former Director who most recently ceased to hold office as the Chief Executive Officer, provided that the latter is willing and able to accept that position), who may designate one or more other persons to be charged with the management of the Company (instead of, or together with, such former Director). The person(s) charged with the management of the Company pursuant to the previous sentence shall cease to hold that position when the General Meeting has appointed one or more persons as Director(s).

15.8	A Director shall be considered to be unable to act within the meaning of Article 15.7:

a.	in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than ten consecutive days (or such other period as determined by the group of Non-Executive Directors on the basis of the facts and circumstances at hand);

b.	during his suspension; or

c.	in the deliberations and decision-making of the Board of Directors on matters in relation to which he has declared to have, or in relation to which the group of Non-Executive Directors has established that he has, a conflict of interests as described in Article 18.7.

BOARD OF DIRECTORS—APPOINTMENT, SUSPENSION AND DISMISSAL

Article 16

16.1	The General Meeting shall appoint the Directors and may at any time suspend or dismiss any Director. In addition, the Board of Directors may at any time suspend an Executive Director.

16.2

The General Meeting can only appoint a Director upon a binding nomination by the Board of Directors. The General Meeting may at any time resolve to render such nomination to be non-binding by a Simple Majority representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Board of Directors. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened. In deviation of the preceding sentences of this Article 16.2, if all Directors are no longer in office or are unable to act, and the management of the Company has been attributed one or more person(s) in accordance with Article 15.7, the General Meeting can appoint one or more Directors without a binding nomination by the Board of Directors, provided that any subsequent appointment of a Director shall again be subject to the preceding sentences in this Article 16.2.

16.3	At a General Meeting, a resolution to appoint a Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

16.4	Upon the appointment of a person as a Director, the General Meeting shall determine whether that person is appointed as Executive Director or as Non-Executive Director.

16.5	A resolution of the General Meeting to suspend or dismiss a Director shall require a Simple Majority representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Board of Directors. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

16.6	If a Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

16.7	If the Board of Directors has drawn up a rotation schedule, each Director shall retire in accordance with such rotation schedule. A retiring Director can be reappointed immediately, subject to such rotation schedule.

BOARD OF DIRECTORS—DUTIES AND ORGANISATION

Article 17

17.1	The Board of Directors is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, Directors shall be guided by the interests of the Company and of the business connected with it.

17.2	The Board of Directors shall draw up Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Directors shall act in compliance with the Board Rules.

17.3	The Directors may allocate their duties amongst themselves in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board of Directors, provided that:

a.	the Executive Director(s) shall be charged with the Company’s day-to-day operations;

b.	the task of supervising the performance of the duties of the Directors cannot be taken away from the Non-Executive Directors;

c.	the Lead Independent Director must be a Non-Executive Director; and

d.	the making of proposals for the appointment of a Director and the determination of the remuneration of the Executive Director(s) cannot be allocated to an Executive Director.

17.4	The Board of Directors may determine in writing, in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board of Directors, that one or more Directors can validly pass resolutions in respect of matters which fall under his/their duties.

17.5	The Board of Directors may establish such committees as are deemed to be appropriate by the Board of Directors. The Board of Directors shall draw up (and/or include in the Board Rules) rules concerning the organisation, decision-making and other internal matters of its committees.

17.6	The Board of Directors may perform the legal acts referred to in Section 2:94(1) DCC without the prior approval of the General Meeting.

BOARD OF DIRECTORS—DECISION-MAKING

Article 18

18.1	Each Director may cast one vote in the decision-making of the Board of Directors.

18.2	A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board of Directors.

18.3	Resolutions of the Board of Directors and resolutions of the group of Non-Executive Directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Board Rules provide differently.

18.4	Invalid votes, blank votes and abstentions shall not be counted as votes cast.

18.5	Where there is a tie in any vote of the Board of Directors, no resolution shall have been passed.

18.6	The Executive Director(s) shall not participate in the decision-making concerning the determination of the remuneration of the Executive Director(s).

18.7	A Director shall not participate in the deliberations and decision-making of the Board of Directors on a matter in relation to which he has a direct or indirect personal interest that conflicts with the interests of the Company and of the business connected with it. If all Directors have a conflict of interest as described in the previous sentence and as a result thereof, no resolution can be passed by the Board of Directors, the resolution may nevertheless be passed by the Board of Directors as if none of the Directors has a conflict of interests as described in the previous sentence.

18.8	Meetings of the Board of Directors can be held through audio-communication facilities, unless a Director objects thereto.

18.9	Resolutions of the Board of Directors may, instead of at a meeting, be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 18.1 through 18.7 apply mutatis mutandis.

18.10	The approval of the General Meeting is required for resolutions of the Board of Directors concerning a material change to the identity or the character of the Company or the business, including in any event:

a.	transferring the business or materially all of the business to a third party;

b.	entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and

c.	acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets of the Company, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company’s most recently adopted annual accounts.

18.11	The absence of the approval of the General Meeting of a resolution as referred to in Article 18.10 shall result in the relevant resolution being null and void pursuant to Section 2:14(1) DCC but shall not affect the powers of representation of the Board of Directors or of the Directors.

BOARD OF DIRECTORS—REMUNERATION

Article 19

19.1	The General Meeting shall determine the Company’s policy concerning the remuneration of the Board of Directors with due observance of the relevant statutory requirements.

19.2	The remuneration of Directors shall be determined by the Board of Directors with due observance of Articles 18.6 and 18.7 and the policy referred to in Article 19.1.

19.3

The Board of Directors shall submit proposals concerning arrangements in the form of shares or rights to subscribe for shares to the General Meeting for approval. This proposal must at least include the number of shares or rights to subscribe for shares that may be awarded to the Board of Directors and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.

BOARD OF DIRECTORS—REPRESENTATION

Article 20

20.1	The Board of Directors is entitled to represent the Company.

20.2	The power to represent the Company also vests in the Chief Executive Officer and, where more than one Executive Director has been appointed, in each Executive Director individually.

20.3	The Company may also be represented by the holder of a power of attorney to that effect. If the Company grants a power of attorney to an individual, the Board of Directors may grant an appropriate title to such person.

INDEMNITY

Article 21

21.1	The Company shall indemnify and hold harmless each of its Indemnified Officers against:

a.	any financial losses, costs, fines or other damages incurred by such Indemnified Officer; and

b.	any expense reasonably paid or incurred by or on behalf of such Indemnified Officer in connection with any threatened, pending or completed inquiry, investigation, suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent relating to or arising in connection with his current or former position with the Company and/or a Group Company and/or his current or former service at the request of the Company as a director, officer, limited or general partner, member, employee or agent of any other foreign or domestic entity, partnership, joint venture, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan, and in each case to the extent permitted by applicable law. The Company shall be deemed to have requested the Indemnified Officer to serve an employee benefit plan where the performance of the Indemnified Officer’s duties to the Company also imposes or imposed duties on, or otherwise involves or involved services by, the Indemnified Officer to the plan or participants or beneficiaries of the plan.

21.2	No indemnification shall be given to an Indemnified Officer under these articles of association:

a.	if a competent court or arbitral tribunal has finally established (without the possibility for appeal) that the acts or omissions of such Indemnified Officer that led to the financial losses, costs, fines, damages, other expenses, suit, claim, action or legal proceedings as described in Article 21.1 are of a nature constituting malice, gross negligence, intentional misconduct and/or serious culpability attributable to such Indemnified Officer;

b.	to the extent that his financial losses, costs, fines, damages and other expenses are covered under an insurance, but only to the extent that the relevant insurer has irrevocably settled or provided reimbursement for, these financial losses, costs, fines, damages and other expenses; or

c.	for proceedings brought by such Indemnified Officer against the Company or any of its Subsidiaries, except for proceedings brought to enforce indemnification to which he is entitled under applicable law, insurance policies obtained by the Company, these articles of association, a resolution of the Board of Directors or an agreement between such Indemnified Officer and the Company.

21.3

The Board of Directors may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 21.1, provided however that neither any additional term, condition or restriction so stipulated, nor any amendment or repeal of any provision of these articles of association or any other internal rules or regulations of the Company, nor the addition of provisions to these articles of association or any other internal rules of regulations of the Company, relating to the subject matter of this Article 21 (an “Article 21 Amendment”) which would impose conditions on, be inconsistent with, or would restrict the rights available to an Indemnified Officer under, this Article 21 shall eliminate, restrict or reduce the rights of any Indemnified Officer under this Article 21 in respect of any matter that occurred, or any inquiry, investigation, suit, claim, action or other legal proceedings arising or relating to any time prior to such Article 21 Amendment becoming effective.

GENERAL MEETING—CONVENING AND HOLDING MEETINGS

Article 22

22.1	Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six months after the end of the Company’s financial year.

22.2	A General Meeting shall also be held:

a.	within three months after the Board of Directors has considered it to be likely that the Company’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and

b.	whenever the Board of Directors or the Chief Executive Officer so decides.

Without prejudice to Article 22.4, General Meetings may be convened by the Board of Directors or by the Chief Executive Officer individually.

22.3	General Meetings must be held in the place where the Company has its corporate seat or in Rotterdam, Schiphol Airport (municipality Haarlemmermeer), Utrecht or The Hague.

22.4	If the Board of Directors and the Chief Executive Officer have failed to ensure that a General Meeting as referred to in Articles 22.1 or 22.2 paragraph a. is held, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to do so.

22.5	One or more Persons with Meeting Rights who collectively represent at least the part of the Company’s issued share capital prescribed by law for this purpose may request the Board of Directors in writing to convene a General Meeting, setting out in detail the matters to be discussed. If the Board of Directors has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting.

22.6	Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company’s issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.

22.7	A General Meeting must be convened with due observance of the relevant statutory minimum convening period.

22.8	All Persons with Meeting Rights must be convened for the General Meeting in accordance with applicable law. The holders of registered shares may be convened for the General Meeting by means of convening letters sent to the addresses of those shareholders in accordance with Article 5.6. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING—PROCEDURAL RULES

Article 23

23.1	The General Meeting shall be chaired by one of the following individuals, taking into account the following order of priority:

a.	by the Lead Independent Director, if there is a Lead Independent Director and he is present at the General Meeting;

b.	by the Chief Executive Officer, if there is a Chief Executive Officer and he is present at the General Meeting;

c.	by another Director who is chosen by the Directors present at the General Meeting from their midst; or

d.	by another person appointed by the General Meeting.

The person who should chair the General Meeting pursuant to paragraphs a. through d. may appoint another person to chair the General Meeting instead of him.

23.2	The chairman of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be prepared. Every Director may instruct a civil law notary to draw up such an official report at the Company’s expense.

23.3	The chairman of the General Meeting shall decide on the admittance to the General Meeting of persons other than:

a.	those who have Meeting Rights at that General Meeting, or their proxy holders; and/or

b.	those who have a statutory right to attend that General Meeting on other grounds.

23.4	The holder of a written proxy from a Person with Meeting Rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is determined to be acceptable by the chairman of that General Meeting.

23.5	The Company may direct that any person, before being admitted to a General Meeting, identify himself by means of a valid passport or driver’s license and/or should be submitted to such security arrangements as the Company may reasonably consider to be appropriate under the given circumstances. Persons who do not comply with these requirements may be refused entry to the General Meeting.

23.6	The chairman of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting.

23.7	The General Meeting may be conducted in the English language, or - if a majority of the Directors present at the General Meeting consent thereto - in any other language reasonably determined by the chairman of the General Meeting.

23.8	The chairman of the General Meeting may limit the amount of time that persons present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to safeguarding the orderly proceedings at the General Meeting. The chairman of the General Meeting may also adjourn the meeting if he considers that this shall safeguard the orderly proceedings at the General Meeting.

GENERAL MEETING—EXERCISE OF MEETING AND VOTING RIGHTS

Article 24

24.1	Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at General Meetings, whether in person or represented by the holder of a written proxy. Holders of fractional shares together constituting the nominal value of a share shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.

24.2	The Board of Directors and/or the Chief Executive Officer may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Board of Directors may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

24.3	The Board of Directors and/or the Chief Executive Officer can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Registration Date.

24.4	For the purpose of Articles 24.1 through 24.3, those who have voting rights and/or Meeting Rights on the Registration Date and are recorded as such in a register designated by the Board of Directors shall be considered to have those rights, irrespective of whoever is entitled to the shares or depository receipts at the time of the General Meeting. Subject to mandatory Dutch law, the Board of Directors is free to determine, when convening a General Meeting, whether the previous sentence applies.

24.5	Each Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting.

GENERAL MEETING—DECISION-MAKING

Article 25

25.1	Each share shall give the right to cast one vote at the General Meeting. For this purpose, fractional shares, if any, collectively constituting the nominal value of a share shall be considered to be equivalent to such a share.

25.2	No vote may be cast at a General Meeting in respect of a share belonging to the Company or a Subsidiary or in respect of a share for which any of them holds the depository receipts. Usufructuaries and pledgees of shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant share belonged to the Company or a Subsidiary. Neither the Company nor a Subsidiary may vote shares in respect of which it holds a usufruct or a pledge.

25.3	Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority. Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by these articles of association, the General Meeting can only pass resolutions if at least one third of the issued and outstanding shares in the Company’s capital are present or represented at such General Meeting. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

25.4	Invalid votes, blank votes and abstentions shall not be counted as votes cast. Shares in respect of which an invalid or blank vote has been cast and shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting.

25.5	Where there is a tie in any vote of the General Meeting, the relevant resolution shall not have been passed.

25.6	The chairman of the General Meeting shall decide on the method of voting and the voting procedure at the General Meeting.

25.7	The determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. If the accuracy of the chairman’s determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights who is present so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

25.8	The Board of Directors shall keep a record of the resolutions passed. The record shall be available at the Company’s office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

25.9	The Directors shall, in that capacity, have an advisory vote at the General Meetings.

GENERAL MEETING—SPECIAL RESOLUTIONS

Article 26

26.1	The following resolutions can only be passed by the General Meeting with a majority of at least two thirds of the votes cast, unless such resolution is passed at the proposal of the Board of Directors:

a.	the issue of shares or the granting of rights to subscribe for shares;

b.	the limitation or exclusion of pre-emption rights;

c.	the designation or granting of an authorisation as referred to in Articles 6.1, 7.5 and 11.2, respectively;

d.	the reduction of the Company’s issued share capital;

e.	the making of a distribution from the Company’s profits or reserves;

f.	the making of a distribution in the form of shares in the Company’s capital or in the form of assets, instead of in cash;

g.	the amendment of these articles of association;

h.	the entering into of a merger or demerger;

i.	the instruction of the Board of Directors to apply for the Company’s bankruptcy; and

j.	the Company’s dissolution.

26.2	For purposes of Article 26.1, a resolution shall not be considered to have been proposed by the Board of Directors if such resolution has been included in the convening notice or announced in the same manner by or at the request of one or more Persons with Meeting Rights pursuant to Articles 22.5 and/or 22.6, unless the Board of Directors has expressly indicated its support of such resolution in the agenda of the General Meeting concerned or in the explanatory notes thereto.

REPORTING—FINANCIAL YEAR, ANNUAL ACCOUNTS AND MANAGEMENT REPORT

Article 27

27.1	The Company’s financial year shall coincide with the calendar year.

27.2	Annually, within the relevant statutory period, the Board of Directors shall prepare the annual accounts and the management report and deposit them at the Company’s office for inspection by the shareholders.

27.3	The annual accounts shall be signed by the Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.

27.4	The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

27.5	The annual accounts shall be adopted by the General Meeting.

REPORTING—AUDIT

Article 28

28.1	The General Meeting shall instruct an auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to do so, the Board of Directors shall be authorised.

28.2	The instruction may be revoked by the General Meeting and, if the Board of Directors has granted the instruction, by the Board of Directors. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

DISTRIBUTIONS—GENERAL

Article 29

29.1	A distribution can only be made to the extent that the Company’s equity exceeds the Non-Distributable Equity.

29.2	The Board of Directors may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 29.1 has been met and, if it concerns an interim distribution of profits, taking into account the order of priority described in Article 31.1.

29.3	Distributions shall be made in proportion to the aggregate nominal value of the shares.

29.4	Subject to Article 31.1 paragraph a., the parties entitled to a distribution shall be the relevant shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Board of Directors for that purpose. This date shall not be earlier than the date on which the distribution was announced.

29.5	The General Meeting may resolve, subject to Article 26, that all or part of such distribution, instead of being made in cash, shall be made in the form of shares in the Company’s capital or in the form of the Company’s assets.

29.6	A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency as determined by the Board of Directors. If it concerns a distribution in the form of the Company’s assets, the Board of Directors shall determine the value attributed to such distribution for purposes of recording the distribution in the Company’s accounts with due observance of applicable law (including the applicable accounting principles).

29.7	A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

29.8	For the purpose of calculating the amount or allocation of any distribution, shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of shares held by it in its own capital.

DISTRIBUTIONS—RESERVES

Article 30

30.1	The Company may maintain any reserve as the Board of Directors deems to be appropriate.

30.2	Subject to Article 26, the General Meeting is authorised to resolve to make a distribution from the Company’s reserves.

30.3	The Board of Directors may resolve to charge amounts to be paid up on shares against the Company’s reserves, irrespective of whether those shares are issued to existing shareholders.

DISTRIBUTIONS—PROFITS

Article 31

31.1	Subject to Article 29.1, the profits shown in the Company’s annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

a.	The Board of Directors shall first determine which part of the profits shall be added to the Company’s reserves.

b.	Subject Article 26, the profits remaining after the application of paragraph a. of this Article 31.1 shall be at the disposal of the General Meeting for distribution on the shares.

31.2	Without prejudice to Article 29.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

DISSOLUTION AND LIQUIDATION

Article 32

32.1	In the event of the Company being dissolved, the liquidation shall be effected by the Board of Directors, unless the General Meeting decides otherwise.

32.2	To the extent possible, these articles of association shall remain in effect during the liquidation.

32.3	To the extent that any assets remain after payment of all of the Company’s debts, those assets shall be distributed to the shareholders.

32.4	After the Company has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

Annex C

BOARD RULES

Playa Hotels & Resorts N.V.

effective upon consummation of the Business Combination

FINAL FORM

INTRODUCTION

Article 1

1.1	These rules govern the organization, decision-making and other internal matters of the Board. In performing their duties, the Directors shall act in compliance with these rules.

1.2	These rules are complementary to, and subject to, the Articles of Association and applicable laws and regulations.

1.3	These rules shall be posted on the Company’s website.

DEFINITIONS AND INTERPRETATION

Article 2

2.1	In these rules the following definitions shall apply:

Appendix	An appendix to these rules.

Article	An article of these rules.

Articles of Association	The Company’s articles of association.

Audit Committee	The audit committee established by the Board.

Board	The Company’s board of directors.

Board Meeting	A meeting of the Board.

Chief Executive Officer	The Company’s chief executive officer.

Committee	The Audit Committee, the Compensation Committee and the Nominating Committee and any other permanent or ad hoc committee established by the Board.

Committee Charter	The charter concerning the organization, decision-making and other internal matters of the relevant Committee.

Company	Playa Hotels & Resorts N.V.

Company Group	The Company and its subsidiaries.

Company Secretary	The person who is appointed as the Company’s company secretary.

Compensation Committee	The compensation committee established by the Board.

Conflict of Interests	A direct or indirect personal interest of a Director which conflicts with the interests of the Company and of the business connected with it.

DCGC	The Dutch Corporate Governance Code.

Director	A member of the Board.

Executive Director	An executive Director.

General Meeting	The Company’s general meeting of shareholders.

Lead Independent Director	The chairman of the Board for purposes of Dutch law and the DCGC.

NASDAQ	The NASDAQ Stock Market.

Nominating Committee	The nominating and governance committee established by the Board.

Non-Executive Director	A Director other than an Executive Director.

Simple Majority	More than half of the votes cast.

2.2	References to statutory provisions are to those provisions as they are in force from time to time.

2.3	Terms that are defined in the singular have a corresponding meaning in the plural.

2.4	Words denoting a gender include each other gender.

2.5	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

COMPOSITION

Article 3

3.1	The Board currently consists of one Executive Director and nine Non-Executive Directors.

3.2	Subject to Article 17, the Board may, from time to time, change the number of Executive Directors and the number of Non-Executive Directors who should have a seat on the Board, taking into account recommendations from the Nominating Committee. Any such change shall be subject to the applicable limitations under the Articles of Association. When deciding on a change of the number of Directors who should have a seat on the Board, the Board shall also consider the relevant provisions of the DCGC and shall ensure that the majority of the Board remains composed of (i) Non-Executive Directors and (ii) Directors who meet the independence requirements of NASDAQ as in effect from time to time.

3.3	For as long as only one Executive Director has been appointed, that Executive Director shall automatically be the Chief Executive Officer. If more than one Executive Director has been appointed, the Board (on the basis of a recommendation from the Nominating Committee) shall elect one Executive Director to be the Chief Executive Officer. An Executive Director shall cease to be the Chief Executive Officer:

a.	automatically when he ceases to be an Executive Director; or

b.	upon his removal as Chief Executive Officer by the Board, provided that he shall subsequently continue his term of office as an Executive Director without having the title of Chief Executive Officer.

3.4	The Chief Executive Officer may carry the title “Chairman and Chief Executive Officer”.

3.5	The group of Non-Executive Directors (on the basis of a recommendation from the Nominating Committee) shall elect a Non-Executive Director to be the Lead Independent Director on an annual basis. The group of Non-Executive Directors may dismiss the Lead Independent Director, provided that the Non-Executive Director so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of Lead Independent Director.

3.6	The Lead Independent Director shall act as the chairman of the Board for purposes of Dutch law and the DCGC.

3.7	The Board shall elect a Non-Executive Director to be the Vice-Chairman. The Board may dismiss the Vice-Chairman, provided that the Non-Executive Director so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of Vice-Chairman.

DIRECTOR QUALIFICATION STANDARDS

Article 4

4.1	Without prejudice to Article 8.3:

a.	a majority of the members of the Board must meet the criteria for independence under the NASDAQ listing rules, as in effect from time to time and as interpreted by the Board in its business judgment; and

b.	the Board also intends to meet the criteria for independence under the DCGC, to the extent reasonably practicable.

4.2	The Board shall undertake an annual review of the independence of the Directors and:

a.	in accordance with the applicable independence criteria under the NASDAQ listing rules, shall affirmatively determine that each “independent” Director has no material relationship with the Company (either directly or indirectly, including as a partner, shareholder or officer of an organization that has a relationship with the Company); and

b.	in accordance with the applicable independence criteria under the DCGC, shall affirmatively determine who of the Non-Executive Directors qualify as independent and whether the Board should take steps to increase the number of Non-Executive Directors who qualify as independent under the provisions of the DCGC.

The names of the independent Directors shall be published in the Company’s annual proxy statement to shareholders or in the Company’s annual report on Form 10-K.

4.3	The Nominating Committee has adopted, and the Board has ratified, the Company’s policy regarding Director qualification requirements and the process for identifying and evaluating Director candidates. Such policy also, together with the relevant sections of these rules, serves as the Board’s profile as referred to in the DCGC.

4.4	The Board has determined not to establish a mandatory retirement age for Directors.

4.5	The Board has determined not to establish term limits for Directors. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations based on their understanding of the Company’s history, policies and objectives and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Nominating Committee shall review each Director’s continuation on the Board every year, taking into account the relevant provisions of the DCGC. This will allow each Director the opportunity to confirm his desire to continue as a member of the Board.

4.6	The Company recognizes the importance of the Directors having the requisite time to devote to carrying out their duties and responsibilities towards the Company. The Company does not have a policy limiting the number of other positions which a Director may have, provided that:

a.	upon the recommendation or nomination of Directors or Director candidates for (re)appointment by the General Meeting, the Nominating Committee and the Board shall take into account the applicable limitations on the number of other positions any such Director or Director candidate may hold under applicable law, and the number of other public company boards and other boards (or comparable governing bodies) on which the Director or Director candidate is a member;

b.	Directors shall disclose any public company board position (and an Executive Director shall also disclose any other material position) they are considering to take to the Board in advance and, at least annually, any such position held by incumbent Directors should be discussed by the Board;

c.	in case of a Director changing his principal occupation or business association, or taking on significant additional business responsibilities, the Director shall promptly notify the Board and the Nominating Committee shall make a recommendation to the Board as to whether it believes it is appropriate for such Director to continue to serve on the Board;

d.	no member of the Audit Committee may serve simultaneously on the audit committees of more than two other public companies; and

e.	an Executive Director should not accept a non-executive or supervisory position on the board of another public company without the approval of the Board.

4.7	Director candidates and incumbent Directors (as the case may be) shall be nominated annually for (re)appointment for a term ending at the end of the annual General Meeting to be held in the year following their (re)appointment. Any such nomination shall be made by the Board on the basis of the recommendations of the Nominating Committee.

4.8	A Director should retire early in the event of inadequate functioning, structural incompatibility of interests, and in other instances in which this is deemed necessary by the Board.

TASKS AND RESPONSIBILITIES

Article 5

5.1	In addition to the responsibilities that follow from applicable law, the Articles and the DCGC, the Directors are collectively responsible for the Company’s general affairs and the business connected with it. The Executive Director(s) shall primarily be charged with the Company’s day-to-day operations and the Non-Executive Directors shall primarily be charged with the supervision of the performance of the duties of the Directors.

5.2	In performing their duties, Directors shall be guided by the interests of the Company and its business and, in this respect, the Directors shall take the interests of all of the Company’s stakeholders into proper consideration. Directors shall have access to management and, as necessary and appropriate, the Company’s independent advisors.

5.3	After their appointment, all Directors should follow a formal orientation program geared to their role. This program should cover general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company’s business, the culture within the Company Group and the tasks and responsibilities of a Director and should also include presentations by management to familiarize new Directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Business Conduct and Ethics, its principal officers and its independent auditors. From time to time, the Board may set aside time during its Board Meetings to provide continuing director education for the benefit of the Directors, so that they stay actively informed and up to date on current issues relating to Director responsibilities if and when appropriate. The Company will pay all reasonable expenses relating to continuing director education.

5.4	The Board shall formulate and approve a strategy on long-term value creation, considering aspects such as the implementation and feasibility of such strategy, the Company’s business model, the market(s) in which the Company operates, the Company’s risk appetite, the Company’s targets and non-financial issues relevant to the Company (including corporate social responsibility).

5.5	The Board shall establish policies and principles for the selection, and possible succession planning, of Directors, the Chairman and Chief Executive Officer and other management officers.

5.6	The Board shall consider and decide upon all matters, provided that:

a.	the Board’s tasks and responsibilities, as well as its decision-making authority, in respect of the matters described in Appendix A are delegated to the Chairman and Chief Executive Officer;

b.	the Board has delegated some of its tasks and responsibilities to the Committees, as described in the respective Committee Charters;

c.	the Board’s decision-making authority in respect of the matters described in the Committee Charters are delegated to the respective Committees; and

d.	the Board may, from time to time and with due observance of applicable law, the NASDAQ listing rules and the DCGC, delegate such further tasks and responsibilities and/or decision-making authority to one or more Committees and/or to one or more Directors, as the Board considers appropriate.

Committees and Directors to whom decision-making authority has been delegated as set out above can validly pass resolutions in respect of the matters which fall under their tasks and responsibilities and any such resolution shall be considered to be a resolution of the Board.

5.7	The Board shall be assisted by the Company Secretary. The Company Secretary shall be appointed and dismissed by the Board. The Company Secretary shall ensure that proper procedures are followed within the organization of the affairs of the Board and the Committees and that statutory obligations and obligations under the Articles of Association are complied with. The Company Secretary shall also ensure the provision of information to the Directors and is expected to assist the Lead Independent Director in the organization of the affairs of the Board.

5.8	At least annually, the Board shall conduct an annual review and self-evaluation in order to determine whether it and its Committees are functioning effectively, consistent with the NASDAQ listing rules and the DCGC. This review shall include a discussion on the Board’s profile and composition and the competence and functioning of the individual Directors and may include presentations to the Board by each Committee chairperson and/or the Company’s outside advisors, including its legal counsel and independent auditor. As part of this annual review, the Board shall also identify any aspects with regard to which Directors require further training or education. The Nominating Committee shall be responsible for overseeing the annual evaluation process.

MEETINGS AND DECISION-MAKING

Article 6

6.1	The Board shall meet as often as the Lead Independent Director or the Chairman and Chief Executive Officer or any two Directors jointly deem(s) necessary or appropriate, provided that there shall be at least four regularly scheduled Board Meetings in each calendar year.

6.2	To promote open discussion among Non-Executive Directors, the Board may exclude the Executive Director(s) or other management participation from all, or any portion of, any Board Meeting. In addition, the Executive Director(s) shall recuse themselves from all, or any portion of, a Board Meeting to the extent that it concerns matters in respect of which applicable law, the NASDAQ listing rules and/or the DCGC requires or recommends that they be deliberated and/or resolved upon by the Non-Executive Directors outside the presence of the Executive Director(s).

6.3	If the group of Non-Executive Directors includes Directors who are not independent under the NASDAQ listing rules, it is the Company’s policy that there should be at least one meeting per calendar year of the Non-Executive Directors who are independent under the NASDAQ listing rules. The Lead Independent Director shall preside at such sessions.

6.4	Without prejudice to Articles 6.2 and 6.3, Directors are expected to attend all Board Meetings and to review the materials sent to the Directors in preparation of any such Board Meeting. If a Director is frequently absent at, or frequently comes unprepared to, Board Meetings, he shall be required to account for his absence to the Board.

6.5	A Board Meeting may be convened by the Lead Independent Director or by the Chairman and Chief Executive Officer or by any two Directors jointly by means of a written notice.

6.6	All Directors shall be given reasonable notice of at least five days for all Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it. Notice of a Board Meeting shall include the date, time, place and agenda for that Board Meeting and shall be sent to the Directors in writing. The Notice shall be accompanied by any relevant documentation and information to be discussed at the Board Meeting.

6.7	If a Board Meeting has not been convened as described in Articles 6.5 and 6.6, resolutions may nevertheless be passed at such Board Meeting by a unanimous vote of all Directors.

6.8	At the invitation of the Board, members of management and/or the Company’s outside advisors, including its legal counsel and independent auditor, may attend Board Meetings for the purpose of participating in the discussions.

6.9	All Board Meetings shall be chaired by the Lead Independent Director or, in his absence, by the Vice-Chairman or, in his absence, by another Director designated by the Directors present at the relevant Board Meeting. The chairman of the Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Board Meeting. The secretary does not necessarily need to be a Director.

6.10	The minutes of a Board Meeting shall be adopted in the same or in a subsequent Board Meeting. Minutes of the proceedings at a Board Meeting shall be sufficient evidence thereof and of the observance of all necessary formalities, provided that such minutes are certified by the Lead Independent Director or any two other Directors.

6.11	Each Director may cast one vote in the decision-making of the Board.

6.12	A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board.

6.13	Resolutions of the Board shall be passed, irrespective of whether this occurs at a Board Meeting or otherwise, by Simple Majority unless these rules provide differently.

6.14	Invalid votes, blank votes (i.e., where no choice has been made) and abstentions shall not be counted as votes cast.

6.15	Board Meetings can be held through audio-communication facilities, unless a Director objects thereto.

6.16	Resolutions of the Board of Directors may, instead of at a Board Meeting, be passed in by written consent, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 6.11 through 6.14 apply mutatis mutandis.

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Article 7

7.1	The Chairman and Chief Executive Officer shall be charged with the Company’s day-to-day operations, is primarily responsible for managing the operations of the Company Group and has the authority to individually represent the Company.

7.2	Matters described in Appendix A can be validly resolved upon by the Chairman and Chief Executive Officer without any further resolutions, approvals, consents, consultations or other active involvement of the Board, and the Company shall have full and complete authority to engage in such matters.

7.3	The Chairman and Chief Executive Officer may authorize executive officers and other employees to represent the Company on a continuing basis.

LEAD INDEPENDENT DIRECTOR

Article 8

8.1	The Lead Independent Director shall ensure the proper functioning of the Board and the Committees, and shall act as a liaison between (i) management, including the Chairman and Chief Executive Officer, (ii) independent Directors (as determined in accordance with NASDAQ rules), (iii) employees reporting misconduct that by their nature cannot be brought to management, and (iv) interested parties and the Board.

8.2	Without prejudice to any other tasks and responsibilities attributed to the Lead Independent Director pursuant to applicable law, the NASDAQ listing rules and the DCGC, the Lead Independent Director shall ensure that:

a.	the Directors receive at the appropriate time all information necessary for the proper performance of their duties;

b.	there is sufficient time for deliberation and decision-making by the Board and the Committees;

c.	the Board and the Committees remain properly constituted and function properly;

d.	the annual review referred to in Article 5.8 is carried out;

e.	the Company has proper and effective contact with its employee representatives and (with due observance of the Company’s public disclosure policy) its shareholders;

f.	the General Meeting is conducted orderly and efficiently; and

g.	the Directors follow the orientation program and subsequently receive sufficient education and training described in Article 5.3.

8.3	The Lead Independent Director should not be a former Executive Director and should be independent under the criteria of both the NASDAQ listing rules and the DCGC.

8.4	The Lead Independent Director shall not also chair the Audit Committee, the Nominating Committee or the Compensation Committee.

8.5	As a general principle, the Lead Independent Director is expected to chair the General Meeting. As such, the Lead Independent Director shall be the principal point of contact for those attending the General Meeting. The Lead Independent Director, as chairman of the General meeting, shall be charged with safeguarding the orderly proceedings at the General Meeting.

8.6	The Vice-Chairman shall act for the Lead Independent Director when the occasion arises. All duties of the Lead Independent Director shall vest in the Vice-Chairman if the Lead Independent Director is absent or unable to act. The Vice-Chairman shall also act as point of contact for Directors concerning the functioning of the Lead Independent Director.

8.7	Shareholders may send correspondence addressed to the Board directly to the Lead Independent Director. The Lead Independent Director will decide what action, if any, should be taken with respect to any such communication, including whether such communication should be reported to the Board.

COMPENSATION

Article 9

9.1	The Company has a compensation policy concerning, among other things, the compensation of the Directors, which sets forth a compensation structure designed to attract, retain and motivate Directors with the leadership qualities, skills and experience needed to support the management and growth of the Company’s business. Such policy contains the principles for determining the form and amount of Director compensation.

9.2	The compensation for the Directors shall be determined by the Board at the recommendation of the Compensation Committee, within the framework of the Company’s compensation policy and with due regard to applicable law, the NASDAQ listing rules and the DCGC. Non-Executive Directors shall be compensated for their service to the Company in cash and/or equity of the Company on a basis that is commensurate with the commitment made by such Directors to serve the Company, and taking into account the compensation paid to directors by other similarly situated public companies. The Board shall be critical, also with a view to public perception, when determining the form and amount of Director compensation.

9.3	The Board recognizes that Directors’ independence may be jeopardized if Director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a Director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a Director or an organization with which the Director is affiliated, and therefore such actions are discouraged. The Board shall critically evaluate each of these matters when determining the form and amount of Director compensation, and the independence of a Director.

SHARE OWNERSHIP GUIDELINES

Article 10

10.1	In order to align the Director’s interests with the interests of the stakeholders of the Company, each Non-Executive Director and each of the Company’s named executive officers is expected to have a financial interest in the Company. The Board shall evaluate the ownership status of the Directors and its named executive officers at the end of each fiscal year.

10.2	The Chairman and Chief Executive Officer is required to own shares equal in value to at least five times his base salary. Each of the other named executive officers of the Company is required to own shares equal to at least three times his base salary. The Chairman and Chief Executive Officer and the other named executive officers must comply with the ownership requirement within five years of their appointment.

10.3	Each Non-Executive Director is required to own shares equal in value to five times his annual base cash retainer, to the extent such Non-Executive Director receives securities in connection with service on the Board. Non-Executive Directors must comply with the ownership requirement within five years of their appointment and are required to hold shares at this level while serving as a Director.[1]

10.4	For purposes of this Article, shares shall include all classes of shares beneficially owned by such person, including shares received as compensation, preferred shares, time vested restricted shares or share units and vested stock options.

10.5	The Nominating Committee may waive the share ownership requirements in the event of financial hardship or other good cause.

CONFLICT OF INTERESTS AND RELATED PARTY TRANSACTIONS

Article 11

11.1	A Director shall immediately report any actual or potential Conflict of Interests which is of material significance to the Company and/or to such Director to the Lead Independent Director (and if the Lead Independent Director has any such actual or potential Conflict of Interests, he shall immediately report this to the Vice-Chairman) and the Audit Committee, and shall provide all relevant information concerning such Conflict of Interests. The Board shall decide, without the Director concerned being present, whether there is a Conflict of Interests.

11.2	Except as otherwise agreed in writing by the Company and Hyatt Hotels Corporation (“Hyatt”), neither the Company Group nor Hyatt shall have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other; provided that Hyatt may not pursue a corporate opportunity if the opportunity was discovered, directly or indirectly, through the use of Company Group property or information, or was offered to Hyatt affiliated Director expressly in his or her capacity as a director of the Company (although Hyatt may pursue such opportunity if it is discovered through other means, whether before or after its discovery through the use of Company Group property or information or offer to a Hyatt affiliated Director provided that in pursuing such opportunity no confidential Company Group information is used and the other provisions of this Article 11 and the provisions of Article 16 are complied with). If a Director affiliated with Hyatt has an actual or potential Conflict of Interests due to his position as a Director and his relationship with Hyatt, such director shall immediately report such Conflict of Interests pursuant to Section 11.1.

11.3	A Director shall not participate in the deliberations and decision-making of the Board on a matter in relation to which he has a Conflict of Interests. If all Directors have Conflicts of Interests and as a result thereof, no resolution can be passed by the Board, the resolution shall nevertheless be passed by the Board as if none of the Directors has a Conflict of Interests.

[1]	The attribution of Hyatt and Farallon’s shares to Messrs. Floyd, Haggerty, Hirsch and Millham will be reflected in a separate resolution/waiver.

11.4	Transactions in which there is a Conflict of Interests shall be performed and disclosed in accordance with applicable law, the NASDAQ listing rules and the DCGC.

11.5	The Company has a policy on related party transactions in order to ensure that such related party transactions (as defined in further detail in such policy) are properly reviewed, approved and disclosed in accordance with applicable law, the NASDAQ listing rules and the DCGC.

CHIEF EXECUTIVE OFFICER EVALUATION AND MANAGEMENT SUCCESSION

Article 12

12.1	The Compensation Committee shall conduct an annual review of the Chairman and Chief Executive Officer’s performance in accordance with policies and principles set forth in its Committee Charter. The Board shall review the results of the Compensation Committee’s annual review in order to ensure that the Chairman and Chief Executive Officer is providing the best leadership for the Company in the long and short terms.

12.2	The Board shall periodically evaluate policies and principles for Chairman and Chief Executive Officer selection and succession planning so as to facilitate smooth transitions of leadership. If appropriate, the Board shall establish a Committee to assist it in evaluating potential successors to the Chairman and Chief Executive Officer.

BOARD COMMITTEES

Article 13

13.1	The Board has established the Audit Committee, the Compensation Committee and the Nominating Committee and may establish such other Committees as deemed to be necessary or appropriate by the Board.

13.2	Subject to Articles 5.6 and 17.2, the Board shall approve the Committee Charters and both the Board and a majority of the applicable Committee members must approve any changes to any existing Committee Charter.

OWNERSHIP OF AND TRADING IN SECURITIES

Article 14

14.1	The Directors shall be subject to the Company’s policy on the ownership of and trading in Company securities.

14.2	In addition, each Director shall practice great reticence:

a.	when conducting a transaction in securities issued by another listed company if this could reasonably create the appearance of such Director possessing, or being able to possess, price-sensitive information concerning such company; and

b.	in the ownership of and trading in securities issued by, or relating to, another listed company which is a direct competitor of the Company.

RETENTION OF OUTSIDE ADVISORS

Article 15

The Board and each Committee shall have the power to retain and terminate independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance. The Company shall provide the necessary means for this purpose.

CONFIDENTIALITY

Article 16

16.1	Each Director shall at all times (including after his resignation, removal or during a suspension) treat all information and documentation obtained in his capacity as a Director with due discretion and, in the case of confidential information or documentation, with utmost confidentiality.

16.2	Confidential information and documentation shall not be disclosed outside the Board, unless to the extent that:

a.	such disclosure is required under applicable laws or regulations and/or by any competent court or other authority;

b.	it concerns a disclosure to professional advisors of a Director, subject to a duty of confidentiality and only to the extent necessary for any lawful purpose;

c.	such information has already become public knowledge at the date of such disclosure other than through the improper disclosure by a Director;

d.	such disclosure is allowed under a duly executed confidentiality agreement between the Director and the Company; or

e.	such disclosure has been authorized by the Board.

AMENDMENTS

Article 17

17.1	The Nominating Committee will review these rules from time to time, and if it determines modifications are required, will make recommendations to the Board.

17.2	The Board may amend or supplement these rules (including all Appendices) and allow temporary deviations from these rules (including all Appendices) pursuant to a resolution passed by a majority of at least two thirds of the full Board (including any vacancies on the Board at the time of the resolution being passed).

GOVERNING LAW AND JURISDICTION

Article 18

These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

APPENDIX A

MATTERS DELEGATED TO THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

1.	Any matter relating to the Company’s day-to-day operations.

2.	Representing and binding the Company vis-à-vis third parties.

3.	Determining any logistical matter in relation to any General Meeting.

4.	Approving non-material changes to the business plan, strategy or budget of the Company or any business segment of the Company Group.

5.	Setting performance targets for the Company Group.

6.	Monitoring the operational and financial performance of the Company Group.

7.	Effecting intra group organizational changes to the structure of the Company Group.

8.	Making investments and divestments representing a value of up to 5% of the total assets of the Company Group.

9.	Entering into financing arrangements for an amount of up to 5% of the total assets of the Company Group and to provide sureties, guaranties or similar undertakings in connection with any such financing arrangement.

10.	Entering into and terminating strategic alliances that are not considered to be material to the Company Group, provided that strategic alliances in respect of which the Company Group’s interest represents a value not exceeding 5% of the total assets of the Company Group shall not be considered to be material.

11.	Approving the issuance of any equity or debt securities representing a value of up $75 million in connection with any acquisitions.

12.	Terminating the employment contracts of employees of the Company Group (unless it concerns a considerable number of employees at the same time or within a short period of time).

13.	Non-material changes in the working conditions of employees of the Company Group.

Annex D

FINAL FORM

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT (this “Agreement”), dated as of [●] and effective as of the Closing (as defined below) (the “Effective Date”), is made by and among Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkeheid) registered with The Netherlands trade register under number [●] (together with any successor thereto, the “Company”), TPACE Sponsor Corp., a Cayman Islands exempted company (“Pace Sponsor”), HI Holdings Playa B.V., a company incorporated under the laws of the Netherlands (“Hyatt”), Cabana Investors B.V., a Dutch private limited liability company (“Cabana Investors”), and Playa Four Pack, L.L.C., a Delaware limited liability company (“Four Pack” and, together with Cabana Investors, “Cabana”). Pace Sponsor, Hyatt and Cabana shall be referred to herein as the “Designating Shareholders” and each a “Designating Shareholder.”

RECITALS

WHEREAS, Playa Hotels & Resorts B.V., a Dutch private limited liability company (“Playa”), the Company, Pace Holdings Corp., a Cayman Islands exempted company, and New Pace Holdings Corp., a Cayman Islands exempted company and wholly owned subsidiary of the Company, have entered into that certain Transaction Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which, among other things, Playa will be merged with and into the Company on the terms and subject to the conditions set forth therein, with the Company being the surviving company in such merger (the “Transaction”);

WHEREAS, immediately prior to the consummation of the Parent Merger (as defined in the Transaction Agreement), the Company shall be converted into a Dutch public limited liability company (naamloze vennootschap);

WHEREAS, immediately following the closing of the Transaction (the “Closing”), (i) Pace Sponsor will hold approximately [●] Shares (as defined below), (ii) Hyatt will hold approximately [●] Shares and (iii) Cabana will hold approximately [●] Shares; and

WHEREAS, the Designating Shareholders and the Company desire to enter into this Agreement pursuant to the Transaction Agreement in order to establish various arrangements with respect to the governance of the Company effective as of the Closing.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Definitions. The following capitalized terms used but not otherwise defined herein have the meanings set forth below:

“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (ii) any other Person owning or controlling 25.0% or more of the outstanding voting securities or beneficial interests of such first Person, and (iii) any officer, director, trustee, general partner or managing member of such first Person. Terms such as “affiliated” and other correlative terms shall have corresponding meanings.

“Agreement” has the meaning set forth in the Preamble.

“Articles” means the Articles of Association of the Company in effect as of the Effective Date and as such Articles of Association may be amended, restated or otherwise modified from time to time pursuant to their terms.

“Board” means the Board of Directors of the Company.

“Cabana” has the meaning set forth in the Preamble.

“Cabana Director” means any person designated to be a Director by Cabana pursuant to Section 2.2(d).

“Cabana Investor” has the meaning set forth in the Preamble.

“Capital Allocation Committee” has the meaning set forth in Section 2.3.

“CEO Director” means the CEO of the Company in his or her capacity as a Director.

“Closing” has the meaning set forth in the Recitals.

“Committee” means a committee of the Board established pursuant to and in accordance with the Articles or this Agreement.

“Company” has the meaning set forth in the Preamble.

“Designated Director” means, (i) with respect to Pace Sponsor, a Pace Sponsor Director, (ii) with respect to Hyatt, a Hyatt Director and (iii) with respect to Cabana, a Cabana Director.

“Designating Shareholder” has the meaning set forth in the Preamble.

“Director” has the meaning set forth in Section 2.1.

“Effective Date” has the meaning set forth in the Preamble.

“Exchange” has the meaning set forth in Section 2.1.

“Four Pack” has the meaning set forth in the Preamble.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other body having governmental, quasi-governmental or adjudicatory powers or any (public or private) arbitrator or arbitral body.

“Hyatt” has the meaning set forth in the Preamble.

“Hyatt Director” has the meaning set forth in Section 2.2(c).

“Mr. Wardinski” means Bruce D. Wardinski, a U.S. National, with an address at c/o Playa Management USA, 3950 University Drive, Suite 301, Fairfax, Virginia 22030.

“NAI” has the meaning set forth in Section 5.6.

“Non-Designated Director” has the meaning set forth in Section 2.2(i).

“Pace Sponsor” has the meaning set forth in the Preamble.

“Pace Sponsor Director” means any person designated to be a Director by Pace Sponsor pursuant to Section 2.2(b).

“Permitted Holder” means, with respect to any Person, any Affiliate of such Person.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Meeting” means any meeting or written resolution in lieu of a meeting of the holders of Shares, as applicable, and any other Person with meeting rights, in each case held or resolved in accordance with the Articles and Book 2 of the Netherlands Civil Code.

“Shares” means Class A ordinary shares of the Company, par value EUR 0.10 per share.

“Transaction” has the meaning set forth in the Recitals.

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transfer” means, with respect to any Shares, every absolute or conditional method of transferring a legal or equitable, record or beneficial, direct or indirect ownership (including through the transfer of capital stock of any Person that holds, or controls any Person that holds, such interest) of such Shares, or a part thereof, whether voluntarily, involuntarily, or by operation of law (including a change in beneficiaries or trustees of a trust) and including directly or indirectly selling, assigning, transferring, conveying, giving away, pledging, mortgaging, or otherwise creating, incurring or assuming any encumbrance with respect to, such interest.

ARTICLE II.

BOARD OF DIRECTORS

SECTION 2.1 Composition of Board. As of the Effective Date there shall be ten (10) members of the Board, consisting of nine (9) non-executive directors and Mr. Wardinski, as the initial appointee to the CEO Director (who shall be designated as executive director under Book 2 of the Netherlands Civil Code) (each such member, a “Director”). As of the Effective Date, (a) three (3) of the non-executive directors shall be Pace Sponsor Directors, at least one (1) of whom shall not be employed by, or have any other material financial relationship with, Pace Sponsor or any Affiliate of Pace Sponsor, (b) one (1) non-executive director shall be a Hyatt Director and (c) two (2) of the non-executive directors shall be Cabana Directors. The remaining non-executive directors shall be nominated by the Board in accordance with the Articles. It is intended that each of the Directors, other than the CEO Director, will be an “Independent Director” within the meaning of the listing rules of the applicable exchange (initially Nasdaq) on which the Shares are then listed (the “Exchange”). The size of the Board shall be subject to increase or reduction in accordance with the Articles; provided that no such reduction shall reduce the number of Directors that Pace Sponsor, Hyatt or Cabana is entitled to nominate pursuant to this Agreement.

SECTION 2.2 Nomination of Directors.

(a) As of the Effective Date, the following individuals will constitute the Board:

(i)	Mr. Wardinski, as the CEO Director

(ii)	Hal Stanley Jones

(iii)	Elizabeth Lieberman

(iv)	Arturo Sarukhan

(v)	Stephen G. Haggerty, as a Hyatt Director

(vi)	Daniel J. Hirsch, as a Cabana Director

(vii)	Stephen L. Millham, as a Cabana Director

(viii)	Karl Peterson, as a Pace Sponsor Director

(ix)	Tom Klein, as a Pace Sponsor Director

(x)	Paul Hackwell, as a Pace Sponsor Director

(b)

(i) So long as Pace Sponsor and its Permitted Holders hold more than 7,500,000 Shares (as adjusted for stock splits, stock dividends, reclassification and the like) as of the relevant Record Date (as defined in the Articles) in connection with the applicable Shareholders Meeting, the Company shall include three (3) persons designated by Pace Sponsor as members of the slate of Board nominees proposed by the Board for election by the Company’s shareholders at such Shareholders Meeting and, subject to the Board’s fiduciary duties, shall recommend that the Company’s shareholders vote in favor of the election of all three (3) such nominees;

(ii) if Pace Sponsor and its Permitted Holders hold more than 5,625,000 Shares (as adjusted for stock splits, stock dividends, reclassification and the like) and 7,500,000 or fewer Shares (as adjusted for stock splits, stock dividends, reclassification and the like) as of the relevant Record Date, the Company shall include two (2) persons designated by Pace Sponsor as members of the slate of Board nominees proposed by the Board for election by the Company’s shareholders at such Shareholders Meeting and, subject to the Board’s fiduciary duties, shall recommend that the Company’s shareholders vote in favor of the election of both such nominees; and

(iii) if Pace Sponsor and its Permitted Holders hold more than 3,750,000 Shares (as adjusted for stock splits, stock dividends, reclassification and the like) and 5,625,000 or fewer Shares (as adjusted for stock splits, stock dividends, reclassification and the like) as of the relevant Record Date, the Company shall include one (1) person designated by Pace Sponsor a member of the slate of Board nominees proposed by the Board for election by the Company’s shareholders at such Shareholders Meeting and, subject to the Board’s fiduciary duties, shall recommend that the Company’s shareholders vote in favor of the election of such nominee.

(c) So long as Hyatt and its Permitted Holders holds more than 7,500,000 Shares (as adjusted for stock splits, stock dividends, reclassification and the like) as of the relevant Record Date, the Company shall include one (1) person designated by Hyatt as a member of the slate of Board nominees proposed by the Board for election by the Company’s shareholders at such Shareholders Meeting and, subject to the Board’s fiduciary duties, shall recommend that the Company’s shareholders vote in favor of the election of such nominee (any Person designated to be a Director by Hyatt pursuant to this Section 2.2(c), a “Hyatt Director”).

(d)

(i) So long as Cabana and its Permitted Holders holds more than 15,000,000 Shares (as adjusted for stock splits, stock dividends, reclassification and the like) as of the relevant Record Date, the Company shall include two (2) persons designated by Cabana as members of the slate of Board nominees proposed by the Board for election by the Company’s shareholders at such Shareholders Meeting and, subject to the Board’s fiduciary duties, shall recommend that the Company’s shareholders vote in favor of the election of both such nominees; and

(ii) If Cabana and its Permitted Holders hold more than 7,500,000 Shares and 15,000,000 or fewer Shares (in each case as adjusted for stock splits, stock dividends, reclassification and the like) as of the relevant Record Date, the Company shall include one (1) person designated by Cabana as a member of the slate of Board nominees proposed by the Board for election by the Company’s shareholders at such Shareholders Meeting and, subject to the Board’s fiduciary duties, shall recommend that the Company’s shareholders vote in favor of the election of such nominee.

(e) For purposes of this Agreement, Shares that are subject to any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares to any Person other than the applicable Designating Shareholder or its Permitted Holders shall not be counted for purposes of calculating the number of Shares held by such Designating Shareholder.

(f) The Board shall not withdraw any nomination or, subject to the Board’s fiduciary duties, recommendation required under Section 2.2(b), 2.2(c) or 2.2(d), unless the applicable Designating Shareholder delivers to the Board a written request for such withdrawal. Further, (i) for any Shareholders Meeting of the Company’s shareholders for the election of members of the Board, the Board shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Board, (ii) subject to the Board’s fiduciary duties, the Board shall not recommend the election of any other person to a position on the Board for which a Designated Director has been nominated, and (iii) the Company shall use commercially reasonable efforts to cause each Designated Director to be elected to the Board. If elected to the Board, each Designated Director will hold his or her office as a member of the Board for such term as is provided in the Articles, or until his or her death, resignation or removal from the Board or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the Articles, and applicable law.

(g) If the ownership of outstanding Shares by any Designating Shareholder and its Permitted Holders falls below any threshold set forth in Section 2.2(b), 2.2(c) or 2.2(d) above, as applicable, the number of Directors that such Designating Shareholder shall be entitled to designate for nomination at any Shareholders Meeting of the Company’s Shareholders for the election of members of the Board held (or given) after such time shall be reduced to such number that does not exceed the number that such Designating Shareholder is then entitled to designate for nomination pursuant to Section 2.2(b), 2.2(c) or 2.2(d), as applicable, and the applicable Designating Shareholder shall cause one or more, as applicable, of the applicable Designated Directors to resign as of the date that is the earlier of the end of such Director’s term and one month from the date on which the ownership of Shares fell below the applicable threshold if the nominating committee requests the resignation of such Designated Directors, and the number of directors that such Designating Shareholder shall be entitled to so designate shall be forever so reduced, even if such Designating Shareholder or its Permitted Holders shall subsequently acquire additional Shares.

(h) Each Designating Shareholder shall cause any of its Designated Directors, to resign promptly from the Board if such Designated Director, as determined by the Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, the Exchange, or by applicable law, (ii) has engaged in acts or omissions constituting a breach of the Designated Director’s fiduciary duties to the Company and its shareholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law or (iv) has engaged in any transaction involving the Company from which the Designated Director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction; provided, however, that, subject to the limitations set forth in Section 2.2(b), 2.2(c) or 2.2(d), the applicable Designating Shareholder shall have the right to replace such resigning Designated Director with a new Designated Director, such newly named Designated Director to be appointed promptly to the Board in place of the resigning Designated Director in the manner set forth in the Company’s governing documents for filling vacancies on the Board. Nothing in this paragraph (g) or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Designated Director, whether during or after such person’s service on the Board.

(i) For so long as a Designating Shareholder has the right to designate at least one (1) Designated Director for nomination to the Board pursuant to Section 2.2(b), 2.2(c) or 2.2(d) above, the Board shall (i) fill vacancies created by reason of death, removal or resignation of any Designated Director promptly upon request by the applicable Designating Shareholder and only as directed by the applicable Designating Shareholder, subject to the terms and conditions set forth in Section 2.2(b), 2.2(c) and 2.2(d) above and Sections 2.2(j) and 2.2(k) below, and (ii) fill vacancies created by reason of death, removal or resignation of any director who is not a Designated Director (a “Non-Designated Director”) promptly upon request by the Non-Designated Directors and only as directed by the Non-Designated Directors. Further, for so long as Pace Sponsor has the right to designate at least one (1) Pace Sponsor Director for appointment to the Capital Allocation Committee, the Board shall appoint and remove the Pace Sponsor Directors as members of any such Committee promptly upon request by Pace Sponsor and only as directed by Pace Sponsor, and shall fill vacancies created by reason of death, removal or resignation of any Pace Sponsor Director promptly upon request by Pace Sponsor and only as directed by Pace Sponsor, subject to the terms and conditions set forth in Section 2.2(b), Section 2.2(g) and Section 2.2(h) above and Sections 2.2(j) and 2.2(k) below (the foregoing sentence applies mutatis mutandis to Cabana). So long as Pace Sponsor has promptly named a replacement, following any death, removal or resignation of any Pace Sponsor Director, and prior to any the appointment of such replacement in accordance with this Agreement, the Board agrees not to authorize or take, and agrees to cause the Capital Allocation Committee not to authorize or take, any action that would otherwise require the consent of a Pace Sponsor Director until such time as such newly named Pace Sponsor Director has been so appointed to the Board or such Committee.

(j) Each Designating Shareholder shall only designate a person to be a Designated Director (i) who such Designating Shareholder believes in good faith has the requisite skill and experience to serve as a director of a publicly-traded company, (ii) who is not prohibited from or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC, the Exchange, or applicable law, (iii) who meets the independence standards established by the Exchange, and (iv) with respect to whom no event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the 1934 Act has occurred. In the event that the members of the Board object to the nomination, election or appointment of any Designated Director to the Board or any Committee pursuant to the terms of this Section 2.2(j), the Board shall nominate or appoint, as applicable, another individual designated by the applicable Designating Shareholder as such Designating Shareholder’s Designated Director nominated for election to the Board or appointed to such Committee, as applicable, who meets the criteria set forth in this Section 2.2(j) and Section 2.2(k).

(k) Notwithstanding anything to the contrary in this Section 2.2, nothing shall prevent the Directors from acting in accordance with their respective fiduciary duties or applicable law or stock exchange requirements. The Board shall have no obligation to nominate, elect or appoint any Designated Director if such nomination, election or appointment would violate applicable law or Exchange requirements or result in a breach by the Board of its fiduciary duties to its shareholders; provided, however, that the foregoing shall not affect the right of the applicable Designating Shareholder to designate an alternative individual as the such Designating Shareholder’s Designated Director nominated for election to the Board or appointed to a Committee, as applicable, subject to the other terms, conditions and provisions in this Article II.

(l) Each Designating Shareholder shall exercise its voting rights as a holder of Shares of the Company in order (insofar as it is able to do so through the exercise of such rights) to give full effect to the terms of this Agreement, including (i) to vote in favor of the election of any person nominated by a Designating Shareholder to be a Pace Sponsor Director, Hyatt Director or Cabana Director, as applicable, if the election of such person is recommended by the Board, (ii) to prevent the Articles from being amended in a manner inconsistent with this Agreement, (iii) to dismiss any Designating Shareholder’s designee Director who has not timely resigned as required pursuant to the terms of this Agreement and (iv) to hold any necessary meetings of the holders of Shares (or execute and deliver consents in lieu of meetings of holders of Shares), and approve any resolutions at such meetings, that are necessary to effect the terms of this Agreement.

(m) Non-employee Directors shall receive customary director compensation, as established by the Board. All Directors shall be reimbursed for reasonable and customary travel and lodging expenses upon submission of proper receipts.

SECTION 2.3 Capital Allocation Committee. The Board at all times shall maintain a capital allocation committee (the “Capital Allocation Committee”) consisting of one (1) Pace Sponsor Director designated by Pace Sponsor (who shall be the chairman of the Capital Allocation Committee), one (1) Cabana Director designated by Cabana, and the CEO Director. If either of Pace Sponsor or Cabana is no longer entitled to appoint a Director, then the position on the Capital Allocation Committee formerly held by the Pace Sponsor Director or Cabana Director, as applicable, shall be filled by any Director appointed by a majority of the Board. For so long as Pace Sponsor or Cabana is entitled to appoint a Director, as applicable, any vacancy on the Capital Allocation Committee resulting from the resignation, removal, or death of the applicable Pace Sponsor Director or Cabana Director, as applicable, shall be promptly filled by the Board following prompt nomination of such replacement Director by Pace Sponsor or Cabana Director, as applicable. Any action by the Capital Allocation Committee shall require the affirmative vote of two (2) committee members. The Capital Allocation Committee shall be directly responsible for, among other things, those matters set forth on Annex A hereto. Meetings of the Capital Allocation Committee may be called by or at the request of any member of such committee, and the other rules governing the conduct of meetings of the Board shall apply mutatis mutandis to meetings of such committee.

ARTICLE III.

OTHER COVENANTS

SECTION 3.1 Coordination. The Designating Shareholders agree and acknowledge that the Designating Shareholders shall communicate with each other with respect to the transactions contemplated by this Agreement and any Transfers of Shares by any Designating Shareholder. Each of the Designating Shareholders agree to communicate in advance, and consult in good faith, with the Company as to such Person’s proposed Transfer of Shares that would or would reasonably be expected to constitute a change of control under the Company’s or its subsidiaries’ loan, credit or other debt facilities in place from time to time. The parties hereto shall reasonably communicate and consult in good faith with each other with respect to the execution of any Designating Shareholder’s monetization objectives, subject to the terms of that certain Registration Rights Agreement dated as of the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, each party hereto may purchase or otherwise acquire, or sell or otherwise dispose of Shares of the Company in its sole discretion.

SECTION 3.2 Confidentiality. To the extent that the information and other material furnished under or connection with this Agreement and the formation and operation of Playa or the Company (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of the Company, the Designating Shareholders or their respective Affiliates, each party hereto covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to Persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such Person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that the Company and the Designating Shareholders may disclose or deliver any information or other material disclosed to or received by such Person should such Person be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Person, as the case may be, making such disclosure shall use commercially reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, the Designating Shareholders will be permitted to disclose any information or other material disclosed to or received by them hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with (a) a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over such Person, or (b) the enforcement of any right or remedy relating to this Agreement. For purposes of this Section 3.2, “due care” means at least the same level of care that the applicable Person would use to protect the confidentiality of its own sensitive or proprietary information. This Section 3.2 shall not apply to information that is or becomes publicly available (other than to a

Person who by breach of this Agreement has caused such information to become publicly available). This Section 3.2 shall survive termination of this Agreement (in whole or in part).

SECTION 3.3 No Conflicting Agreements. For so long as this Agreement remains in effect, none of the Company or any Designating Shareholder shall enter into any shareholder agreement or arrangement of any kind with any Person with respect to any Shares or other securities, or otherwise act or agree to act in concert with any Person with respect to any Shares or other securities, to the extent such agreement, arrangement, or concerted act would controvert or otherwise be inconsistent, in any material respect, with the provisions of this Agreement. To the extent permitted by law, the terms of this Agreement shall, among the parties hereto, prevail over the terms of the Articles to the extent the terms of the Articles and this Agreement conflict.

SECTION 3.4 Further Assurances. Subject to any confidentiality limitations set forth in Section 3.2, each party hereto shall take such further action as any other party hereto reasonably may request, all at the requesting party’s sole cost and expense, in obtaining any consent, approval, authorization or clearance that the Company or any Designating Shareholder may need to obtain from a Person or a Governmental Entity in connection with the business or operations of the Company (including any sales of the assets of the Company or its Subsidiaries as contemplated hereby) or any Affiliate of such Person, including providing all necessary information, documentation and communications to such Person or Governmental Entity, as the case may be; provided that no party hereto shall be required (a) to provide confidential business information, (b) to submit to any restriction or modification, (c) to agree to sell any assets or (d) to take any other action, in each case, with respect to the business or operations of such party and its Affiliates. In furtherance of the foregoing, each of the Company and each Designating Shareholder agrees to execute and deliver all such further documents and do all acts and things that from time to time may reasonably be required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

ARTICLE IV.

TERM

SECTION 4.1 Term. This Agreement shall terminate simultaneously with the termination of the Transaction Agreement in accordance with its terms prior to the Parent Merger Effective Time (as defined in the Transaction Agreement). After the Closing Date (as defined in the Transaction Agreement), all provisions of this Agreement shall terminate on the earlier to occur of (a) the fifth (5th) anniversary of the Closing or, if later, the expiration of the term or the death, resignation or removal of the Designated Directors appointed at the last Shareholder Meeting held prior to the fifth (5th) anniversary of the Closing and (b) the expiration of the term or the death, resignation or removal of the Designated Director or Designated Directors appointed at the last Shareholder Meeting held prior to such date on which no Designating Shareholder is entitled to nominate Directors under Section 2.2. With respect to each Designating Shareholder, if the ownership of outstanding Shares by such Designating Shareholder and its Permitted Holders falls below the number of Shares set forth in Section 2.2(b), 2.2(c) or 2.2(d) above, as applicable, required for such Designating Shareholder to be entitled to nominate at least one Director, this Agreement shall immediately terminate with respect to such Designating Shareholder and such Designating Shareholder shall no longer have any rights, duties or obligations under this Agreement. The Company waives its rights under articles 6:265 to 6:272 inclusive of the Dutch Civil Code to rescind (ontbinden) or demand in legal proceedings the rescission (ontbinding), in whole or in part, of this Agreement.

ARTICLE V.

MISCELLANEOUS

SECTION 5.1 Waiver. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

SECTION 5.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) Business Days after the date of mailing to the address set forth on Schedule 1 attached to this Agreement or to such other address or addresses as the applicable Person may hereafter designate by notice given hereunder.

SECTION 5.3 Rules of Construction.

(a) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) All references in this Agreement to Schedules, Sections, subsections and other subdivisions refer to the corresponding Schedules, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section”, “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation”. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.

SECTION 5.4 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 5.5 Entire Agreement; Third Party Beneficiaries. This Agreement (together with all Schedules and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 5.6 Governing Law; Jurisdiction. This Agreement is governed by and should be construed in accordance with Dutch law. The Parties agree that any dispute in connection with this Agreement or any agreement resulting therefrom shall be exclusively and finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) (the “NAI”) in force as of the date hereof. The arbitral proceedings and all documents delivered to or by the arbitrators shall be conducted in English. The place of arbitration shall be Amsterdam. The arbitral tribunal shall comprise three arbitrators. Each Party shall appoint one arbitrator and the NAI shall appoint a third arbitrator who shall be the chairman of the arbitration tribunal. If a Party has not appointed an arbitrator within thirty (30) calendar days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the NAI. The arbitral tribunal shall decide the controversy in accordance with the rules of Dutch law. The Parties shall not be precluded from applying for injunctive relief in summary proceedings (kort geding) before any competent court instead of arbitrators. The arbitration panel may only award damages as provided for under the terms of this Agreement, it being understood that the word “damages” in this Agreement shall have the meaning as defined in Article 6:96 of the Dutch Civil Code, but excluding consequential damages, indirect damages, loss of opportunity and punitive damages. The arbitration award must be in writing, must provide in reasonable detail the reasoning of the award and must be issued within a six (6) months period as of the date in which the last of the arbitrators accepted the appointment. In the event of any conflict between the rules of the NAI and any provisions of this Agreement, this Agreement shall govern.

SECTION 5.7 Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof.

SECTION 5.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Designating Shareholder (whether by operation of law or otherwise) without the prior written consent of the Company and each other Designating Shareholder; provided, however, that the rights of and Designating Shareholder may be assigned by such Designating Shareholder to a Permitted Holder thereof; provided, further, that such Permitted Holder agrees in writing to be bound by and subject to the terms and conditions of this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 5.8 shall be void.

SECTION 5.9 Amendment or Modification of Agreement. This Agreement may be amended or modified from time to time only by a written instrument executed and agreed to by the Company and each Designating Shareholder who is entitled to designate a Designated Director pursuant to Section 2.2; provided that if a higher percentage or the unanimous consent of all parties hereto is required pursuant to the laws of The Netherlands, then such higher percentage or unanimous consent shall be required.

SECTION 5.10 Saving Clause. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

SECTION 5.11 Representations.

(a) Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all Persons signing this Agreement on such party’s behalf have been duly authorized to do so.

(b) Each Designating Shareholder, as to itself only, represents that such Designating Shareholder:

(i)	is acquiring the Shares for such Designating Shareholder’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof in violation of the Securities Act;

(ii)	is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D;

(iii)	understands that the Shares are being offered and will be sold to such Designating Shareholder in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Designating Shareholder’s compliance with, the representations and warranties of such Designating Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of such Designating Shareholder to acquire the Shares;

(iv)	did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act;

(v)	has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Designating Shareholder and has been afforded the opportunity to ask questions of the executive officers and directors of the Company;

(vi)	understands that such Designating Shareholder’s investment in the Shares involves a high degree of risk and such Designating Shareholder has sought such accounting, legal and tax advice as such Designating Shareholder has considered necessary to make an informed investment decision with respect to the acquisition of the Shares;

(vii)	understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares by such Designating Shareholder nor have such authorities passed upon or endorsed the merits of the offering of the Shares;

(viii)	understands that: (A) the Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (x) subsequently registered thereunder or (y) sold in reliance on an exemption therefrom; and (B) except as otherwise agreed in writing with the Company, neither the Company nor any other Person is under any obligation to register the Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder;

(ix)	has such knowledge and experience in financial and business matters, knowledge of the high degree of risk associated with investments in the securities of companies in the development stage such as the Company, is capable of evaluating the merits and risks of an investment in the Shares and is able to bear the economic risk of an investment in the Shares in the amount contemplated hereunder for an indefinite period of time; and

(x)	has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Shares and can afford a complete loss of such Designating Shareholder’s investments in the Shares.

SECTION 5.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Designating Shareholders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Porto Holdco B.V.

By:
Name:
Title:

TPACE Sponsor Corp.

By:
Name:
Title:

Cabana Investors B.V.

By:
Name:
Title: Managing Director A

By:
Name:
Title: Managing Director B

Playa Four Pack, L.L.C.

By:	Farallon Capital Management, L.L.C., a Delaware limited liability company, its Manager

By:
Name:
Title:

HI Holdings Playa B.V.

By:
Name:
Title:

SCHEDULE 1

Notices

If to the Company:

Playa Hotels & Resorts N.V.

c/o Playa Management USA LLC

3950 University Drive, Suite 301

Fairfax, VA 22030

Attention: Bruce D. Wardinski

with a copy to (which copy shall not constitute notice):

Playa Hotels & Resorts N.V.

1560 Sawgrass Corporate Parkway, Suite 310

Fort Lauderdale, FL 33323

Attention: General Counsel

If to Cabana:

c/o Douglas MacMahon and Daniel Hirsch

c/o Farallon Capital Management, L.L.C.

One Maritime Plaza, Suite 2100

San Francisco, CA 94111

USA

with a copy to (which copy shall not constitute notice):

Eric O’Meara

c/o Richards Kibbe & Orbe LLP

One World Financial Center

New York, NY 10281-1003

USA

If to Hyatt:

Stephen G. Haggerty

c/o Hyatt Hotels Corporation

71 South Wacker Drive

Chicago, Illinois 60606

USA

If to Pace Sponsor:

c/o TPACE Sponsor Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: cbode@tpg.com

Annex A

Purpose and Responsibilities of the Capital Allocation Committee

1.	Statement of Purpose: The role of the Capital Allocation Committee shall be to assist the Board in fulfilling its oversight responsibilities of the financial management of the Company, by performing the duties outlined below, as well as any others delegated by the Board.

2.	Specific Duties: In fulfilling its purpose, the Capital Allocation Committee shall perform the following duties, as well as any others that may be assigned by the Board from time to time:

a.	review of capital expenditures, investments, business acquisitions or divestitures with a value, individually, in excess of 5% of the total assets of the Company and its subsidiaries on a consolidated basis;

b.	recommend to the Board, as appropriate, whether or not to approve any of the expenditures, investments, business acquisitions or divestitures it has reviewed pursuant to the authority granted under paragraph 2.a. above; provided, that the Board shall not approve any such expenditure, investment, business acquisition or divestiture unless the Capital Allocation Committee has recommended such action;

c.	recommend that the Board request management to perform post-audits of major capital expenditures and business acquisitions or divestitures, and review the results of such audits.

3.	Authority: In discharging its role, the Capital Allocation Committee may recommend that the Board delegate to the Capital Allocation Committee, on a case by case basis, the authority to inquire into matters that it considers appropriate, with access to all books, records, facilities and personnel of the Company as may be reasonably requested by the Capital Allocation Committee and authorized by the Board. The Capital Allocation Committee may also be authorized by the Board, on a case by case basis, to retain or obtain advice from, oversee and terminate any consultant, legal counsel or other adviser to the Capital Allocation Committee and be directly responsible for the appointment, compensation and oversight of any work of such adviser retained by the Capital Allocation Committee, and the Company will provide appropriate funding (as determined by the Board) for the payment of reasonable compensation to any such adviser.

Annex E

FINAL FORM

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [●] and shall be effective as of the Closing (as defined below) (the “Effective Date”), by and among Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkeheid) registered with The Netherlands trade register under number [●] (the “Company”), and the persons listed on Schedule I attached hereto (the “Holders,” and each individually, a “Holder”).

RECITALS

WHEREAS, certain of the Holders and certain other shareholders of Playa Hotels & Resorts B.V., a Dutch private limited liability company (“Playa”), previously entered into that certain Investors Agreement dated as of August 13, 2013, as amended (the “Investors Agreement”);

WHEREAS, pursuant to the Investors Agreement, Playa granted to the Holders (other than TPG) certain registration rights with respect to the shares of Playa held by the Holders (other than TPG);

WHEREAS, Playa, the Company, Pace Holdings Corp., a Cayman Islands exempted company and an Affiliate (as defined below) of TPG, and New Pace Holdings Corp., a Cayman Island exempted company and wholly owned subsidiary of the Company, have entered into that certain Transaction Agreement, dated December 13, 2016 (as it may be amended, restated or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which, among other things, Playa will be merged with and into the Company on the terms and subject to the conditions set forth therein, with the Company being the surviving company in such merger (the “Transaction”);

WHEREAS, immediately prior to the consummation of the Parent Merger (as defined in the Transaction Agreement), the Company shall be converted into a Dutch public limited liability company (naamloze vennootschap);

WHEREAS, upon the closing of the Transaction (the “Closing”), (i) the Investors Agreement will terminate in accordance with its terms, except for certain provisions that survive such termination as provided therein and (ii) the Ordinary Shares (as defined below) will be listed on a recognized securities exchange; and

WHEREAS, in connection with the foregoing, the parties hereto now desire to execute this Agreement, with effect as of the Closing, to replace the provisions of Article VI of the Investors Agreement with this Agreement and, at such time, Article VI of the Investors Agreement will have no further force and effect.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby agree as follows:

SECTION 1. DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” shall mean, with respect to any person, (i) any other person directly or indirectly controlling, controlled by or under common control with such first person, (ii) any other person owning or controlling 25.0%

or more of the outstanding voting securities or beneficial interests of such first person, and (iii) any officer, director, trustee, general partner or managing member of such first person. Terms such as “affiliated” and other correlative terms shall have corresponding meanings.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York and/or The Netherlands.

“Cabana” means, collectively, (i) Cabana Investors B.V., a company incorporated under the laws of The Netherlands, and (ii) Playa Four Pack, L.L.C., a Delaware limited liability company.

“Closing” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the Preamble.

“Demand Registration Notice” has the meaning set forth in Section 2.1.

“Demand Registration Statement” has the meaning set forth in Section 2.1.

“Dollars” or “$” means United States dollars.

“Effective Date” has the meaning set forth in the Preamble.

“FINRA” means the Financial Industry Regulatory Authority.

“General Disclosure Package” has the meaning set forth in Section 7.1(i).

“Holder” or “Holders” has the meaning set forth in the Preamble.

“Hyatt” means HI Holdings Playa B.V., a company incorporated under the laws of The Netherlands.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initiating Holder” has the meaning set forth in Section 3.2.

“Invested Capital” means as of any date of determination with respect to any Holder, the cumulative aggregate amount of all cash and the fair market value of all property (other than cash) that such Holder (or its predecessor) directly or indirectly (including through the transfer by Old Playa of the shares of Playa Resorts Holding B.V. to Playa) has contributed to the Company in exchange for Ordinary Shares or warrants therefor or otherwise received by any Holder as consideration in the Transaction, as the case may be. The Invested Capital shall be adjusted appropriately to reflect any transfers made to a Permitted Transferee so as to include for each and any Holder, the applicable amount of capital contributions made to the Company by any of the transferors (or its predecessor) of Shares to that Holder. Any reduction in a Holder’s Invested Capital due to the sale or redemption of Shares by a Holder shall be based on the portion of Shares sold or redeemed and such contributions made by such Holder (or its predecessor) with respect to such Shares.

“Investors Agreement” has the meaning set forth in the recitals to this Agreement.

“Offer Notice” has the meaning set forth in Section 2.1.

“Old Playa” shall mean Playa Hotel & Resorts, S.L., a company formed under the laws of the Kingdom of Spain.

“Ordinary Shares” means ordinary shares of the Company, par value EUR 0.10 per share.

“Other Registration Statement” has the meaning set forth in Section 2.4.

“Permitted Transferee” of a Holder shall mean (i) any person in which the Holder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Holder or is an Affiliate of such person, or (ii) any shareholder of Old Playa in connection with the transfer of common shares by Old Playa to such shareholder pursuant to the terms of the Share Transfer Agreement.

“Piggyback Registration Statement” has the meaning set forth in Section 3.1.

“Playa” has the meaning set forth in the recitals to this Agreement.

“Registrable Shares” shall mean, with respect to any Holder, the Shares held by such Holder in the Company or any successor to the Company (including Shares acquired on or after the Effective Date or upon the exercise of warrants therefor), excluding any such Shares that (i) have been disposed of pursuant to any offering or sale in accordance with a Registration Statement, or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144 under the Securities Act), (ii) have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement, or (iii) have ceased to be of a class of securities of the Company that is listed and traded on a recognized national securities exchange or automated quotation system. Notwithstanding the foregoing, with respect to any Holder, Registrable Shares of such Holder shall not include Shares that are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) under the Securities Act

“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Agreement, including: (i) all registration, qualification and filing fees; (ii) all fees and expenses associated with a required listing of the Registrable Shares on any securities exchange or market; (iii) fees and expenses with respect to filings required to be made with NASDAQ (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (iv) fees and expenses of compliance with securities or “blue sky” laws; (v) fees and expenses related to registration in any non-U.S. jurisdictions, as applicable; (vi) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (vii) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties); (viii) the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement; and (ix) the reasonable fees and disbursements of one special legal counsel to represent all of the Holders participating in any such registration.

“Registration Statement” and “Prospectus” refer, as applicable, to the Demand Registration Statement and related prospectus (including any preliminary prospectus), the Other Registration Statement and related prospectus (including any preliminary prospectus), or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy Holders’ registration rights pursuant to this Agreement, including, in each case, any documents incorporated therein by reference.

“S-3 Registration” has the meaning set forth in Section 2.3(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Share Transfer Agreement” means that certain Share Transfer Agreement dated as of August 12, 2013, by and among Old Playa and those of its equity owners who exchanged or will exchange on the date hereof shares of Old Playa for Common Shares of the Company.

“Shares” means Ordinary Shares of the Company.

“Shelf Registration” has the meaning set forth in Section 2.3(a).

“Suspension Event” has the meaning set forth in Section 5.1.

“TPG” means TPACE Sponsor Corp., a Cayman Islands exempted company.

“Transaction” has the meaning set forth in the recitals to this Agreement.

“Transaction Agreement” has the meaning set forth in the recitals to this Agreement.

SECTION 2. DEMAND REGISTRATION RIGHTS

2.1 Demand Rights. At any time, and from time to time, after the six (6) month anniversary of the Effective Date, if any of Hyatt, Cabana and/or TPG (together with its Affiliates) then holds not less than $25 million of Invested Capital, then such person (if it, together with its Affiliates, then holds at least such amount of Invested Capital) may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of its desire to have some or all of their Registrable Shares registered for sale. Upon receipt of the Demand Registration Notice, if the Company has not already caused the Registrable Shares to be registered on a Shelf Registration or under an Other Registration Statement that the Company then has on file with, and has been declared effective by, the SEC and which remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 2.1), then the Company will use its reasonable best efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than sixty (60) calendar days following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Holder or group of Holders, and any other Holders that elect to register their Registrable Shares as provided below, of all of the Registrable Shares requested to be registered by such Holders (the “Demand Registration Statement”), and agrees (subject to Sections 5.1 and 6.2 hereof) to use reasonable best efforts to cause the Demand Registration Statement to be declared effective by the SEC upon, or as soon as practicable following, the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders holding Registrable Shares as soon as practicable (but in no event less than twenty (20) calendar days before the anticipated filing date), and such notice shall offer such Holders the opportunity to participate in such Demand Registration Statement (the “Offer Notice”) and to register such number of shares of

Registrable Shares as each such Holder may request. Holders who wish to include their Registrable Shares in the Demand Registration must notify the Company in writing within ten (10) calendar days of receiving the Offer Notice and include in such written notice the information requested by the Company in the Offer Notice. Subject to Section 5.1 hereof, the Company agrees to use commercially reasonable efforts to keep the Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earlier of (i) the date on which all of the Registrable Shares held by the Holders that are registered for resale under the Demand Registration Statement are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) under the Securities Act and (ii) the date on which the Holders consummate the sale of all of the Registrable Shares registered for resale under the Demand Registration Statement.

2.2 Underwritten Offering. If the initiating Holder or group of Holders (i.e., Hyatt, Cabana and/or TPG) intends to distribute the Registrable Shares covered by their Demand Registration Notice by means of an underwriting, they shall so advise the Company as a part of their Demand Registration Notice. Notwithstanding any other provision of this Section 2, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Shares requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then (i) the Company shall deliver to the registering Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and (ii) the number of Registrable Shares that may be included in such registration shall be allocated (A) first, to the Holders electing to register their Registrable Shares, on a pro rata basis based on the relative number of Registrable Shares then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (B) second, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Shares to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Shares excluded or withdrawn from such underwriting shall be withdrawn from the registration.

2.3 Shelf Registration.

(a) The Holders submitting the Demand Registration Notice shall be permitted to request that any registration under this Section 2 be made on a form of registration permitting the offer and sale of Registrable Shares under Rule 415 under the Securities Act (such registration, a “Shelf Registration”). The Company shall use its commercially reasonable efforts to effect such Shelf Registration and to keep it continuously effective until such date on which the Ordinary Shares covered by such Shelf Registration are no longer Registrable Shares. During the period that the Shelf Registration is effective, the Company shall supplement or make amendments to the Shelf Registration, if required by the Securities Act or if reasonably requested by the initiating Holder(s) or an underwriter of Registrable Shares to be sold pursuant thereto, including to reflect any specific plan of distribution or method of sale, and shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

(b) With respect to a Demand Registration Notice to be delivered at any time after the first date on which the Company is eligible to file a registration statement filed under the Securities Act on Form S-3 or such similar or successor form as may be appropriate (an “S-3 Registration”), the initiating Holder or group of Holders may include in the Demand Registration Notice a request that the Company effect an S-3 Registration. In such event, the Company shall be required to effect an S-3 Registration in accordance with the terms hereof, unless at the time of the request Form S-3 or such similar or successor form is not available to the Company for such offering.

2.4 Other Registration Statement. Notwithstanding the foregoing, the Company may at any time, in its sole discretion, whether after or prior to receiving a Demand Registration Notice from any Holder, include all of any Holder’s Registrable Shares or any portion thereof in any Registration Statement, including by virtue of adding such Registrable Shares as additional securities to an existing Registration Statement pursuant to Rule 462(b) of the Securities Act (in which event, the Company shall be deemed to have satisfied its registration obligation under this Section 2 so long as such Registration Statement remains effective and not the subject of any stop order, injunction or other order of the SEC) (any such Registration Statement, an “Other Registration Statement”) until the Holders’ Ordinary Shares covered by such Other Registration Statement are no longer Registrable Shares. Furthermore, notwithstanding any provision of this Agreement to the contrary, the Company shall have the option, in its sole discretion, to register pursuant to any Demand Registration Statement, Shelf Registration or Other Registration Statement, along with Registrable Shares that Holders have requested to be included in such Demand Registration Statement in accordance with this Section 2, any or all additional Registrable Shares that are outstanding and held by any Holder.

2.5 Selection of Underwriter. The initiating Holder(s) shall have the right to select the underwriter or underwriters to administer any underwritten demand registration offering or underwritten takedown under a Demand Registration Statement or Other Registration Statement, including any Shelf Registration; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

SECTION 3. INCIDENTAL OR “PIGGY-BACK” REGISTRATION.

3.1 Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company or by one or more selling security holders, other than (A) a Demand Registration Statement (in which case the ability of a Holder to participate in such Demand Registration Statement shall be governed by Section 2) or (B) a registration statement (i) on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, (ii) in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its Subsidiaries or (iii) relating to a transaction pursuant to Rule 145 of the Securities Act, the Company shall give written notice of the proposed registration to all Holders holding Registrable Shares at least twenty (20) calendar days prior to the filing of the Registration Statement. Each Holder holding Registrable Shares shall have the right to request that all or any part of its Registrable Shares be included in the Registration Statement by giving written notice to the Company within ten (10) calendar days after receipt of the foregoing notice by the Company. Subject to the provisions of Sections 3.2, 3.3 and 6.2 the Company will include all such Registrable Shares requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Shares are included pursuant to this Section 3 shall be referred to as a “Piggyback Registration Statement.”

3.2 Withdrawal of Exercise of Rights. If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Piggyback Registration Statement filed in connection with such registration, the Company or any other holder of securities that initiated such registration (an “Initiating Holder”) shall determine for any reason not to proceed with the proposed registration, the Company may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Shares in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

3.3 Underwritten Offering. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company and the holders of the Registrable Shares and any other persons intend to include in such registration exceeds the largest number of securities which can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows: (i) first, all of the securities the Company proposes to sell for its own account, if any, provided that the registration of such securities was initiated by the Company with respect to securities intended to be registered for sale for its own account; and (ii) second, such number of Registrable Shares requested to be included in such registration by the Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Shares shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Shares then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable.

3.4 Selection of Underwriter. Except to the extent Section 2.5 applies, Registrable Shares proposed to be registered and sold under this Section 3 pursuant to an underwritten offering for the account of the Holders holding Registrable Shares shall be sold to prospective underwriters selected by the Company and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Holders participating in such offering and any other Holders demanding registration and the prospective underwriters.

SECTION 4. LIMITATIONS ON REGISTRATION RIGHTS

4.1 Limitations on Registration Rights. Each Holder, together with all Permitted Transferees of such Holder, shall be entitled, collectively, to continue to exercise the registration rights under Section 2 of this Agreement until such Holder (and its Permitted Transferees) no longer holds Registrable Shares representing at least $10 million (based on the valuation of the Company) of the outstanding Registrable Shares of the Company, and each such exercise of a registration right under this Agreement shall be with respect to a minimum of $10 million of the outstanding Registrable Shares of the Company (or all of the Registrable Shares of such Holder or Holders, if less than $10 million of the outstanding Registrable Shares of the Company are held by such Holder or Holders).

SECTION 5. SUSPENSION OF OFFERING

5.1 Suspension of Offering. Notwithstanding the provisions of Section 2 or 3, the Company shall be entitled to postpone the effectiveness of the Registration Statement, and from time to time to require Holders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its Subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the Company’s reasonable determination, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus) not misleading, each Holder agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 10.1 unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company or, in each such Holder’s sole discretion destroy, all copies of the Prospectus covering the Registrable Shares in such Holder’s possession.

SECTION 6. REGISTRATION PROCEDURES

6.1 Obligations of the Company. When the Company is required to effect the registration of Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall:

(i) use commercially reasonable efforts to register or qualify the Registrable Shares by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or

“blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Shares owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (B) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (C) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(ii) prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary (A) to keep such Registration Statement effective and (B) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Shares covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(iii) promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the Holders;

(iv) promptly notify the Holders: (A) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (C) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(v) use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(vi) until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (A) of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (x) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (y) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (B) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

(vii) if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 6.1(vi) takes place, subject to Section 5.1, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that (A) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (B) as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(viii) use commercially reasonable efforts to cause all such Registrable Shares to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Shares is then permitted under the rules of such national securities exchange or market;

(ix) if requested by any Holder participating in an offering of Registrable Shares, as soon as practicable after such request, but in no event later than ten (10) calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Shares pursuant to the Registration Statement, including information with respect to the number of Registrable Shares being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Shares to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

(x) in connection with the preparation and filing of any Registration Statement, the Company will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Shares or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them such access to its books and records and such opportunities to discuss the business of the Company and its Subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(xi) provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Shares not later than the effective date of the first Registration Statement filed hereunder;

(xii) cooperate with the Holders who hold Registrable Shares being offered to facilitate the timely preparation and delivery of certificates for the Registrable Shares to be offered pursuant to the applicable Registration Statement and enable such certificates for the Registrable Shares to be in such denominations or amounts as the case may be, as the Holders may reasonably request, and, within two (2) Business Days after a Registration Statement which includes Registrable Shares is ordered effective by the SEC, the Company shall deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Shares (with copies to the Holders whose Registrable Shares are included in such Registration Statement) an appropriate instruction and opinion of such counsel;

(xiii) enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Holders and the managing underwriter or underwriters of the public offering of

Registrable Shares, if the offering is to be underwritten, in whole or in part, provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Holders and their intended method of distribution and any other representation or warranty required by law. The Company shall cooperate and participate in the marketing of Registrable Shares, including participating in customary “roadshow” presentations, as the Holders and/or the managing underwriters may reasonably request, provided that the Company shall not be required to participate in any such presentation in connection with an offering of Registrable Shares for anticipated aggregate gross proceeds of less than $10 million;

(xiv) furnish, at the request of a Holder on the date that any Registrable Shares are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such shares are being sold through underwriters, or, if such shares are not being sold through underwriters, on the date that the registration statement with respect to such shares becomes effective, (A) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder and (B) a letter dated such date, from the independent certified public accountants of the Company who have certified the Company’s financial statements included in such registration statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;

(xv) make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; and

(xvi) take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Shares pursuant to the applicable Registration Statement.

6.2 Obligations of the Holders. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (i) responding within ten (10) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Shares (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (ii) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Shares and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

6.3 Participation in Underwritten Registrations. No Holder may participate in any underwritten registration hereunder unless such Holder (i) agrees to sell his or its Registrable Shares on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement, which shall provide that the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Holders) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (i) and (ii) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Holder than to any other person or entity that is party to such underwriting arrangements, then the Company shall use commercially reasonable best efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other person or entity that is party thereto. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

6.4 Offers and Sales. All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Shares under the Registration Statement. If directed in writing by the Company, each Holder will return or, in each such Holder’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

6.5 Lockup. In connection with any underwritten public offering of securities of the Company, each Holder agrees not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Shares, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (in each case, other than as part of such underwritten public offering), in each case, during the seven (7) calendar days prior to, and during such period as the managing underwriter may require (not to exceed ninety (90) calendar days or, in the case of the Transaction, one hundred eighty (180) calendar days) (or such other period as may be requested by the Company or the managing underwriter to comply with regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4), or any successor provisions or amendments thereto)) beginning on, the closing date of the sale of such securities pursuant to such an effective registration statement, except as part of such registration. In the event that all or any portion of the provisions of this Section 6.5 is waived with respect to any of Bruce Wardinski, Hyatt, Cabana or TPG, such provisions of this Section 6.5 shall also be waived with respect to all such holders.

SECTION 7. INDEMNIFICATION; CONTRIBUTION

7.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, managers, officers, directors, trustees, employees or representatives, as follows:

(i) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act, and together with any preliminary Prospectus and other information conveyed to the purchaser of Registrable Shares at the time of sale (as such terms are used in Rule 159(a) of the Securities Act), the “General Disclosure Package”), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Securities Exchange Act or any state securities law;

(iii) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission, or any such violation or alleged violation, if such settlement is effected with the written consent of the Company (which consent shall not be unreasonably withheld or delayed); and

(iv) against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), reasonably incurred in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, arbitration, action, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission or any such violation or alleged violation, to the extent that any such expense is not paid under subparagraph (i), (ii) or (iii) above;

provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), or (B) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

7.2 Indemnification by Holder. Each Holder severally and not jointly agrees to indemnify and hold harmless the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, as follows:

(i) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares of such Holder were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Holder; and

(iii) against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing, defending or participating in (as a witness or otherwise) against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 7.1 through 7.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or (B) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of Sections 7.1 through 7.3, a Holder and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Shares of such Holder under the Registration Statement that is the subject of the indemnification claim.

7.3 Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party (i) shall not relieve it from any liability which it may have under the indemnity provisions of Section 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and (ii) shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Section 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

7.4 Contribution.

(i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 through 7.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(ii) The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Shares of such Holder under the Registration Statement that is the subject of the indemnification claim.

(iii) Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.4, each person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act shall have the same rights to contribution as the Company.

SECTION 8. EXPENSES

8.1 Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Shares pursuant to Section 2 or 3. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Holder’s counsel that are not Registration Expenses, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Shares by such Holder pursuant to any Registration Statement or otherwise.

SECTION 9. RULE 144 REPORTING

9.1 Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Ordinary Shares of the Company are registered under the Securities Exchange Act, the Company agrees to:

(i) make and keep public information available as those terms are understood and defined in Rule 144 at all times after ninety (90) calendar days after the effective date of the first registration statement filed by the Company;

(ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements); and

(iii) furnish to any Holder, so long as the Holder owns any Registrable Shares, upon request, (A) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by the Company), the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (C) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

SECTION 10. CONFIDENTIALITY

10.1 Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each Holder or the Company may disclose or deliver any information or other material disclosed to or received by it should such Holder or the Company be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).

SECTION 11. MISCELLANEOUS

11.1 Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

11.2 Notices. Notices to the Company and to the Holders shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. The Company or any Holder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 11.2. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or five calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.

11.3 Public Announcements and Other Disclosure. No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of the Company, except as permitted pursuant to Section 10.1 or as may be required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Holder making such disclosure shall use all reasonable efforts to consult with the Company prior to making any such disclosure.

11.4 Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

11.5 Entire Agreement; Amendment. This Agreement (including all schedules) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. From and after the Closing, the provisions of Article VI of the Investors Agreement is superseded and replaced in its entirety with this Agreement. Any oral statements or representations or prior written matter with respect thereto not contained herein or therein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company and the Holders that, in the aggregate, hold not less than 90% of the then remaining Registrable Securities; provided further that no provision of this Agreement may be amended or modified unless any and each Investor adversely affected by such amendment or modification in a manner different than other Investors has expressly consented in writing to such amendment or modification.

11.6 Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that the rights to cause the Company to register Registrable Shares pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Shares, provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein.

11.7 Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

11.8 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

11.9 Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.

11.10 Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without application of the conflict of laws principles thereof.

11.11 Service of Process and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court of the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of New York and (iv) consents to service being made through the notice procedures set forth in Section 11.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 11.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.

11.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.13 No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

11.14 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(ii) references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(iii) a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(iv) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(v) the term “include”, includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(vi) the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

11.15 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Agreement or (c) such date as no Registrable Securities remain outstanding.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

[Playa Hotels & Resorts N.V.]

By:
Name: Bruce D. Wardinski
Title: CEO

HOLDERS:

BRUCE D. WARDINSKI

By:
Name: Bruce D. Wardinski
Title:

CABANA INVESTORS B.V.

By:
Name:
Title: Managing Director A

By:
Name:
Title: Managing Director B

PLAYA FOUR PACK, L.L.C.

By: Farallon Capital Management, L.L.C., a Delaware limited liability company, its Manager

By:
Name:
Title:

PHR INVESTMENTS S.A.R.L.

By:
Name:
Title:

QCF (A), LLC

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

HI HOLDINGS PLAYA B.V.

By:
Name:
Title:

COMPAÑIA HOTELERA GRAN PLAYA REAL S. DE R.L. DE C.V.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

TPACE SPONSOR CORP.

By:
Name:
Title:

Name: Chad Leat

Name: Robert Suss

Name: Paul Walsh

Name: Kneeland Youngblood

[Signature Page to Registration Rights Agreement]

SCHEDULE I

COMPANY:

If, prior to the Closing, to:

[Playa Hotels & Resorts N.V.]

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: cbode@tpg.com

Copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Douglas Warner; Christopher Machera

Email: doug.warner@weil.com; chris.machera@weil.com

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Kyle Krpata

Email: kyle.krpata@weil.com

If, following the Closing, to:

[Playa Hotels & Resorts N.V.]

Bruce Wardinski

c/o Playa Management USA

1560 Sawgrass Corporate Parkway, Suite 310

Fort Lauderdale, FL 33323

USA

Attention: General Counsel

HOLDERS:

Bruce Wardinski:

Bruce Wardinski

c/o Playa Resorts Management LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030

USA

Cabana Investors B.V. or Playa Four Pack, L.L.C.:

c/o Farallon Capital Management, L.L.C.

One Maritime Plaza, Suite 2100

San Francisco, CA 94111 USA

Attention: Daniel Hirsch

Copy to:

Eric O’Meara

c/o Richards Kibbe & Orbe LLP

One World Financial Center

New York, NY 10281-1003

USA

PHR Investments S.A.R.L.:

Frank Veenstra Senior Portfolio Manager

Global Hospitality

Real Estate and Infrastructure Department Abu Dhabi Investment Authority

211 Corniche Street, PO Box 3600

Abu Dhabi UAE

QCF (A), LLC

c/o BlackRock Alternative Advisors

55 East 52nd Street

New York, NY,

USA 10055

HI Holdings Playa B.V. or Hyatt:

Stephen G. Haggerty

c/o Hyatt Hotels Corporation

71 South Wacker Drive

Chicago, Illinois 60606

USA

Compañia Hotelera Gran Playa Real S. de R.L de C.V.:

Av. Bonampak, L-7, Mza. 2, S.M. 10,

Fraccionamiento Malecón Cancún, Primer Piso, Torre “A”.

Cancun, Quintana Roo, C.P. 77500

Attention: Francisco Garcia Zalvidea

Email: fjgarcia@realresorts.com

TPACE Sponsor Corp.:

c/o TPACE Sponsor Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: cbode@tpg.com

Chad Leat:

[Address]

[Address]

Email: [●]

Robert Suss:

[Address]

[Address]

Email: [●]

Paul Walsh:

[Address]

[Address]

Email: [●]

Kneeland Youngblood:

[Address]

[Address]

Email: [●]

Annex F.1

FORM OF PACE SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT is entered into this              day of December, 2016, by and among Pace Holdings Corp., a Cayman Islands exempted company (“Pace”), Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that will be converted to a Dutch public limited liability company (naamloze vennootschap) prior to completion of the Transaction (as defined below) and renamed Playa Hotels & Resorts N.V. (the “Issuer”), and              (“Subscriber”).

WHEREAS, Pace, Playa Hotels & Resorts B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Playa”), and the other parties named therein have entered into that certain Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”) pursuant to which Pace and Playa will be combined into the Issuer, on the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from Pace that number of Pace’s Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”), set forth on the signature page hereto (the “Base Shares”) for a purchase price of $10.00 per share, or the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and Pace desires to issue and sell to Subscriber the Base Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to Pace on or prior to the Closing (as defined below);

WHEREAS, in consideration of the Purchase Price and the other agreements of Subscriber contained herein, Pace desires to issue and sell to Subscriber, and Subscriber desires to subscribe for and purchase from Pace, that number of additional Class A Shares (the “Additional Shares” and, together with the Base Shares, the “Acquired Shares”) set forth on the signature page hereto; and

WHEREAS, pursuant to the Transaction, Subscriber’s Acquired Shares shall be exchanged for ordinary shares, par value euro (EUR) 0.10 per share, of the Issuer (the “Issuer Shares”), in the same manner as the Class A Shares held by each other holder of Class A Shares immediately prior to consummation of the Transaction (such Issuer Shares received by Subscriber in the Transaction, the “Acquired Issuer Shares”); from and after consummation of the Transaction, references herein to the “Acquired Shares” shall be deemed to refer to and include the Acquired Issuer Shares;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and Pace hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).

2. Closing.

a. The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction and shall occur immediately prior to the merger of Pace into a subsidiary of the Issuer in connection therewith. Not less than five (5) business days prior to the scheduled closing date of the Transaction (the “Closing Date”), Pace shall provide written notice to Subscriber (the “Closing Notice”) of such Closing Date. Subscriber shall deliver to Pace at least one (1) business day prior to the Closing Date, to be held in escrow until the Closing, the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by Pace in the Closing Notice. On the Closing Date, Pace shall deliver to Subscriber the Acquired Shares in book entry form and a copy of the

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register of members of Pace showing Subscriber as the owner of the Acquired Shares, and the Purchase Price shall be released from escrow automatically and without further action by Pace or Subscriber. In the event the Closing does not occur on the Closing Date, Pace shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber.

b. The Closing shall be subject to the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Acquired Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) all representations and warranties of Pace, the Issuer and Subscriber contained in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by each of Pace, the Issuer and Subscriber of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date;

(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby; and

(iv) all conditions precedent to the closing of the Transaction, including the approval of Pace’s shareholders, shall have been satisfied or waived (other than those conditions that may only be satisfied at the closing of the Transaction, but subject to satisfaction of such conditions as of the closing of the Transaction).

c. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

3. Pace Representations and Warranties. Pace represents and warrants that:

a. Pace has been duly incorporated and is validly existing as an exempted company in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement and registered in Pace’s register of members, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Pace’s amended and restated memorandum and articles of association or under the laws of the Cayman Islands.

c. This Subscription Agreement has been duly authorized, executed and delivered by Pace and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d. The execution, delivery and performance of this Subscription Agreement (including compliance by Pace with all of the provisions hereof), issuance and sale of the Acquired Shares and the consummation of the other transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Pace pursuant to the terms of (i) any indenture, mortgage,

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deed of trust, loan agreement, lease, license or other agreement or instrument to which Pace is a party or by which Pace is bound or to which any of the property or assets of Pace is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Pace (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of Pace to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Pace; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Pace or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of Pace to comply in all material respects with this Subscription Agreement.

4. Issuer Representations and Warranties. The Issuer represents and warrants that:

a. The Issuer has been duly organized and is validly existing as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and, prior to completion of the Transaction, will be converted to a public limited liability company (naamloze vennootschap) under the laws of the Netherlands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c. The execution, delivery and performance of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Issuer or any of its subsidiaries, taken as a whole (an “Issuer Material Adverse Effect”) or materially affect the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect or materially affect the legal authority of the Issuer to comply in all material respects with this Subscription Agreement.

5. Subscriber Representations and Warranties. Subscriber represents and warrants that:

a. If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

b. If Subscriber is not an individual, this Subscription Agreement has been duly authorized, executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. This Subscription Agreement is

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enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c. The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber and its subsidiaries, taken as a whole (a “Subscriber Material Adverse Effect”) or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares.

e. Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to Pace or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

f. Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from Pace. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by Pace or the Issuer or any of their respective officers or directors, expressly or

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by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

g. Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

h. In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to Pace, the Issuer, Playa and the Transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares.

i. Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and Pace, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and Pace. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that Pace represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

k. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in Pace. Subscriber acknowledges specifically that a possibility of total loss exists.

l. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

m. Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed

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to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

n. Subscriber has, and at the Closing will have, sufficient funds to pay the Purchase Price pursuant to Section 2(a).

6. Registration Rights. The Issuer agrees that, within thirty (30) calendar days after the consummation of the Transaction, the Issuer will file with the U.S. Securities and Exchange Commission a registration statement registering the resale of the Acquired Issuer Shares (the “Registration Statement”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof; provided, however, that the Issuer’s obligations to include the Acquired Issuer Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Acquired Issuer Shares as shall be reasonably requested by the Issuer to effect the registration of the Acquired Issuer Shares, and shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement or (c) if any of the conditions to Closing set forth in Section 2 of this Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Pace shall promptly notify Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement.

8. Trust Account Waiver. Subscriber acknowledges that Pace is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Pace and one or more businesses or assets. Subscriber further acknowledges that, as described in Pace’s prospectus relating to its initial public offering dated September 10, 2015 (the “Prospectus”) available at www.sec.gov, substantially all of Pace’s assets consist of the cash proceeds of Pace’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Pace, its public shareholders and the underwriters of Pace’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Pace to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of Pace entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its Representatives, hereby irrevocable waives any and all right, title and interest, or any claim of any kind they have or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement.

9. Miscellaneous.

a. Subscriber acknowledges that Pace, the Issuer and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to

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the Closing, Subscriber agrees to promptly notify Pace if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

b. Each of Pace and the Issuer is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

c. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Acquired Shares acquired hereunder, if any) may be transferred or assigned.

d. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

e. Pace may request from Subscriber such additional information as Pace may deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

f. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

g. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

k. Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

l. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

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(ii) if to Pace or, prior to the closing of the Transaction, the Issuer, to:

c/o Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel Email: cbode@tpg.com

with a required copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Douglas Warner; Christopher Machera

Email: doug.warner@weil.com; chris.machera@weil.com

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Kyle Krpata

Email: kyle.krpata@weil.com

(iii) if, after the closing of the Transaction, to the Issuer, to:

Playa Hotels & Resorts B.V.

c/o Playa Management USA LLC

3950 University Drive, Suite 301

Fairfax, VA 22030

Attention: Bruce D. Wardinski

with a required copy to (which copy shall not constitute notice):

Playa Hotels & Resorts B.V.

1560 Sawgrass Corporate Parkway, Suite 310

Fort Lauderdale, FL 33323

Attention: General Counsel

Hogan Lovells US LLP

555 13th St. NW

Washington, DC 20004

Attention: Bruce Gilchrist

Email: bruce.gilchrist@hoganlovells.com

m. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN

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RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9(l) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(m).

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IN WITNESS WHEREOF, each of Pace, the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

PACE HOLDINGS CORP.

By:
Name:
Title:

Date: December             , 2016

PORTO HOLDCO B.V.

By:
Name:
Title:

Date: December             , 2016

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SUBSCRIBER:

Signature of Subscriber:

By:
Name:
Title:

Signature of Joint Subscriber, if applicable:

By:
Name:
Title:

Date: December             , 2016

Name of Subscriber:

(Please print. Please indicate name and capacity of person signing above)

Name of Joint Subscriber, if applicable:

(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different):

Email Address:

If there are joint investors, please check one: ☐ Joint Tenants with Rights of Survivorship ☐ Tenants-in-Common ☐ Community Property

Subscriber’s EIN:

Joint Subscriber’s EIN:

Business Address-Street:

City, State, Zip:

Mailing Address-Street (if different):

City, State, Zip:

Attn:

Telephone No.:

Facsimile No.:

Attn:

Telephone No.:

Facsimile No.:

Aggregate Number of Acquired Shares subscribed for:

______________________________,

including ______________________ Base Shares and

______________________ Additional Shares

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Aggregate Purchase Price: $____________.

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by Pace in the Closing Notice.

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SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2.	☐ We are subscribing for the Acquired Securities as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of Pace or the Issuer or acting on behalf of an affiliate of Pace or the Issuer.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Exhibit A-1

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

Exhibit A-2

Annex F.2

FORM OF PACE SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT is entered into this              day of December, 2016, by and among Pace Holdings Corp., a Cayman Islands exempted company (“Pace”), Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that will be converted to a Dutch public limited liability company (naamloze vennootschap) prior to completion of the Transaction (as defined below) and renamed Playa Hotels & Resorts N.V. (the “Issuer”), and              (“Subscriber”).

WHEREAS, Pace, Playa Hotels & Resorts B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Playa”), and the other parties named therein have entered into that certain Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”) pursuant to which Pace and Playa will be combined into the Issuer, on the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from Pace that number of Pace’s Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”), set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $10.00 per share, or the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and Pace desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to Pace on or prior to the Closing (as defined below); and

WHEREAS, pursuant to the Transaction, Subscriber’s Acquired Shares shall be exchanged for ordinary shares, par value euro (EUR) 0.10 per share, of the Issuer (the “Issuer Shares”), in the same manner as the Class A Shares held by each other holder of Class A Shares immediately prior to consummation of the Transaction (such Issuer Shares received by Subscriber in the Transaction, the “Acquired Issuer Shares”); from and after consummation of the Transaction, references herein to the “Acquired Shares” shall be deemed to refer to and include the Acquired Issuer Shares;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and Pace hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).

2. Closing.

a. The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction and shall occur immediately prior to the merger of Pace into a subsidiary of the Issuer in connection therewith. Not less than five (5) business days prior to the scheduled closing date of the Transaction (the “Closing Date”), Pace shall provide written notice to Subscriber (the “Closing Notice”) of such Closing Date. Subscriber shall deliver to Pace at least one (1) business day prior to the Closing Date, to be held in escrow until the Closing, the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by Pace in the Closing Notice. On the Closing Date, Pace shall deliver to Subscriber the Acquired Shares in book entry form and a copy of the register of members of Pace showing Subscriber as the owner of the Acquired Shares, and the Purchase Price shall be released from escrow automatically and without further action by Pace or Subscriber. In the event the Closing does not occur on the Closing Date, Pace shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber.

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b. The Closing shall be subject to the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Acquired Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) all representations and warranties of Pace, the Issuer and Subscriber contained in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by each of Pace, the Issuer and Subscriber of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date;

(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby; and

(iv) all conditions precedent to the closing of the Transaction, including the approval of Pace’s shareholders, shall have been satisfied or waived (other than those conditions that may only be satisfied at the closing of the Transaction, but subject to satisfaction of such conditions as of the closing of the Transaction).

c. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

3. Pace Representations and Warranties. Pace represents and warrants that:

a. Pace has been duly incorporated and is validly existing as an exempted company in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement and registered in Pace’s register of members, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Pace’s amended and restated memorandum and articles of association or under the laws of the Cayman Islands.

c. This Subscription Agreement has been duly authorized, executed and delivered by Pace and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d. The execution, delivery and performance of this Subscription Agreement (including compliance by Pace with all of the provisions hereof), issuance and sale of the Acquired Shares and the consummation of the other transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Pace pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Pace is a party or by which Pace is bound or to which any of the property or assets of Pace is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Pace (a “Material Adverse Effect”) or materially affect the validity of the Acquired

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Shares or the legal authority of Pace to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Pace; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Pace or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of Pace to comply in all material respects with this Subscription Agreement.

4. Issuer Representations and Warranties. The Issuer represents and warrants that:

a. The Issuer has been duly organized and is validly existing as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and, prior to completion of the Transaction, will be converted to a public limited liability company (naamloze vennootschap) under the laws of the Netherlands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c. The execution, delivery and performance of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Issuer or any of its subsidiaries, taken as a whole (an “Issuer Material Adverse Effect”) or materially affect the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect or materially affect the legal authority of the Issuer to comply in all material respects with this Subscription Agreement.

5. Subscriber Representations and Warranties. Subscriber represents and warrants that:

a. If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

b. If Subscriber is not an individual, this Subscription Agreement has been duly authorized, executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. This Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

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c. The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber and its subsidiaries, taken as a whole (a “Subscriber Material Adverse Effect”) or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares.

e. Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to Pace or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

f. Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from Pace. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by Pace or the Issuer or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

g. Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement

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Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

h. In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to Pace, the Issuer, Playa and the Transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares.

i. Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and Pace, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and Pace. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that Pace represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

k. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in Pace. Subscriber acknowledges specifically that a possibility of total loss exists.

l. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

m. Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

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n. Subscriber has, and at the Closing will have, sufficient funds to pay the Purchase Price pursuant to Section 2(a).

6. Registration Rights. The Issuer agrees that, within thirty (30) calendar days after the consummation of the Transaction, the Issuer will file with the U.S. Securities and Exchange Commission a registration statement registering the resale of the Acquired Issuer Shares (the “Registration Statement”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof; provided, however, that the Issuer’s obligations to include the Acquired Issuer Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Acquired Issuer Shares as shall be reasonably requested by the Issuer to effect the registration of the Acquired Issuer Shares, and shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement or (c) if any of the conditions to Closing set forth in Section 2 of this Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Pace shall promptly notify Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement.

8. Trust Account Waiver. Subscriber acknowledges that Pace is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Pace and one or more businesses or assets. Subscriber further acknowledges that, as described in Pace’s prospectus relating to its initial public offering dated September 10, 2015 (the “Prospectus”) available at www.sec.gov, substantially all of Pace’s assets consist of the cash proceeds of Pace’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Pace, its public shareholders and the underwriters of Pace’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Pace to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of Pace entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its Representatives, hereby irrevocable waives any and all right, title and interest, or any claim of any kind they have or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement.

9. Miscellaneous.

a. Subscriber acknowledges that Pace, the Issuer and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify Pace if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

b. Each of Pace and the Issuer is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

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c. This Subscription Agreement and all of Subscriber’s rights and obligations hereunder (including Subscriber’s obligation to purchase the Acquired Shares) may be transferred or assigned, at any time and from time to time, to one or more parties, in related or unrelated transactions (each such transferee, a “Transferee”). Upon any such assignment:

(i) the applicable Transferee shall enter into a subscription agreement (each such subscription agreement, a “New Subscription Agreement”) with the Company to purchase that number of Subscriber’s Acquired Shares specified therein (the “Transferee Acquired Shares”), which New Subscription Agreement shall be in substantially the same form as this Subscription Agreement, except that this Section 9.c. shall be replaced with the following:

“Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Acquired Shares acquired hereunder, if any) may be transferred or assigned.”; and

(ii) upon a Transferee’s execution and delivery of a New Subscription Agreement, the number of Acquired Shares to be purchased by Subscriber hereunder shall be reduced by the total number of Transferee Acquired Shares to be purchased by the applicable Transferee pursuant to the applicable New Subscription Agreement, which reduction shall be evidenced by Subscriber and the Company amending Schedule B to this Subscription Agreement to reflect each transfer and to update the “Number of Acquired Shares subscribed for” and “Aggregate Purchase Price” on the signature page hereto to reflect such reduced number of Acquired Shares, and Subscriber shall be fully and unconditionally released from its obligation to purchase such Transferee Acquired Shares hereunder. For the avoidance of doubt, this Subscription Agreement need not be amended and restated in its entirety, but only Schedule B and Subscriber’s signature page hereto need be so amended and updated and executed by each of Subscriber and the Company upon the occurrence of any such transfer of Transferee Acquired Shares.

d. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

e. Pace may request from Subscriber such additional information as Pace may deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

f. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

g. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when

F-2-7

signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

k. Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

l. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to Pace or, prior to the closing of the Transaction, the Issuer, to:

c/o Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: cbode@tpg.com

with a required copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Douglas Warner; Christopher Machera

Email: doug.warner@weil.com; chris.machera@weil.com

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Kyle Krpata

Email: kyle.krpata@weil.com

(iii) if, after the closing of the Transaction, to the Issuer, to:

Playa Hotels & Resorts B.V.

c/o Playa Management USA LLC

3950 University Drive, Suite 301

Fairfax, VA 22030

Attention: Bruce D. Wardinski

with a required copy to (which copy shall not constitute notice):

Playa Hotels & Resorts B.V.

1560 Sawgrass Corporate Parkway, Suite 310

Fort Lauderdale, FL 33323

Attention: General Counsel

F-2-8

Hogan Lovells US LLP

555 13th St. NW

Washington, DC 20004

Attention: Bruce Gilchrist

Email: bruce.gilchrist@hoganlovells.com

m. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9(l) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(m).

F-2-9

IN WITNESS WHEREOF, each of Pace, the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

PACE HOLDINGS CORP.

By:
Name:
Title:

Date: December             , 2016

PORTO HOLDCO B.V.

By:
Name:
Title:

Date: December             , 2016

F-2-10

SUBSCRIBER:

Signature of Subscriber:

By:
Name:
Title:

Signature of Joint Subscriber, if applicable:

By:
Name:
Title:

Date: December             , 2016

Name of Subscriber:

(Please print. Please indicate name and capacity of person signing above)

Name of Joint Subscriber, if applicable:

(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different):

Email Address:

If there are joint investors, please check one: ☐ Joint Tenants with Rights of Survivorship ☐ Tenants-in-Common ☐ Community Property

Subscriber’s EIN:

Joint Subscriber’s EIN:

Business Address-Street:

City, State, Zip:

Mailing Address-Street (if different):

City, State, Zip:

Attn:

Telephone No.:

Facsimile No.:

Attn:

Telephone No.:

Facsimile No.:

Aggregate Number of Acquired Shares subscribed for:

______________________________,

Aggregate Purchase Price: $____________ .

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by Pace in the Closing Notice.

F-2-11

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2.	☐ We are subscribing for the Acquired Securities as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of Pace or the Issuer or acting on behalf of an affiliate of Pace or the Issuer.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Exhibit A-1

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

Exhibit A-2

SCHEDULE B
SCHEDULE OF TRANSFERS

Subscriber’s Original Subscription was in the amount of [•] shares of Class A Shares. The following transfers of a portion of the Original Subscription Amount have been made:

Date of Transfer	Transferee	Number of Transferee Acquired Shares Transferred	Subscriber Revised Subscription Amount

Schedule B-1

Schedule B as of             , 2016, accepted and agreed to as of this             day of             , 2016 by:

PACE HOLDINGS CORP.

By:
Name:
Title:

PORTO HOLDCO B.V.

By:
Name:
Title:

Signature of Subscriber:

By:
Name:
Title:

Annex G

EXECUTION VERSION

TPACE Sponsor Corp.

c/o Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

December 13, 2016

Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

RE: Surrender of Founder Shares and Founder Warrants

Reference is made to that certain Transaction Agreement, to be dated as of the date hereof, by and among Playa Hotels & Resorts B.V. (“Playa”), Pace Holdings Corp. (“Parent”), Porto Holdco B.V. (“Holdco”) and New Pace Holdings Corp. (“New Pace”) (as it may be amended, restated or otherwise modified from time to time, the “Transaction Agreement”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by TPACE Sponsor Corp., a Cayman Islands exempted company (the “Sponsor”), in connection with the transactions contemplated by the Transaction Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor hereby (a) represents and warrants that it holds all of the Parent Founder Warrants as of the date of this Letter Agreement, and (b) agrees that, immediately following the consummation of the transactions contemplated by the Subscription Agreements but prior to the consummation of the Parent Merger, the Sponsor shall surrender for no consideration (i) 3,750,000 Founder Shares, and (ii) 7,333,333 Parent Founder Warrants. Subject to the terms and conditions of this Letter Agreement, the Sponsor agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

This Letter Agreement shall terminate, and have no further force and effect, if the Transaction Agreement is terminated in accordance with its terms prior to the Merger Effective Time. This Letter Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any principles of conflicts of law. This Letter Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

G-1

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

TPACE SPONSOR CORP.

By:	/s/ Karl Peterson

Name:	Karl Peterson
Title:	Director

Acknowledged and agreed

as of the date of this Letter Agreement:

PACE HOLDINGS CORP.

By:	/s/ Karl Peterson

Name:	Karl Peterson
Title:	Director

[PARENT SPONSOR LETTER AGREEMENT]

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Annex H

EXECUTION VERSION

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Waiver Agreement”) is entered into as of December 13, 2016, by and among Pace Holdings Corp., a Cayman Islands exempted company (“Pace”), and each holder (each, a “Class F Holder” and, collectively, the “Class F Holders”) of the issued and outstanding Class F ordinary shares of Pace, par value $0.0001 per share (the “Class F Ordinary Shares”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, concurrently with the execution of this Waiver Agreement, Pace, Playa Hotels & Resorts B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Playa”), Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Holdco”), and the other parties named therein will enter into that certain Transaction Agreement, to be dated as of the date hereof (the “Transaction Agreement”), pursuant to which, among other things, Pace and Playa will be combined with Holdco, on the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, concurrently with the execution of this Waiver Agreement, in connection with the Transaction, Pace will enter into those certain Subscription Agreements, to be dated as of the date hereof, pursuant to which the investors named therein will purchase an aggregate of 5,144,654 Class A ordinary shares of Pace, par value $0.0001 per share (the “Class A Ordinary Shares” and, together with the Class F Ordinary Shares, the “Ordinary Shares”) for an aggregate purchase price of $50,000,000 (the “New Issuance”), which funds will be used to finance the Transaction in part;

WHEREAS, (i) Article 17.1 of Pace’s Amended and Restated Articles of Association (the “Amended and Restated Articles”) provides that each Class F Ordinary Share shall automatically convert into one Class A Ordinary Share (the “Initial Conversion Ratio”) on the business day following the closing of the initial Business Combination (as defined in the Amended and Restated Articles), and (ii) Article 17.2 of the Amended and Restated Articles provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional Class A Ordinary Shares are issued in excess of the amounts offered in Pace’s initial public offering of securities such that the Class F Holders shall continue to own 20% of the issued and outstanding Ordinary Shares after giving effect to such issuance (the “Adjustment Provision”);

WHEREAS, the Transaction constitutes a Business Combination under the Amended and Restated Articles and the New Issuance would result in an Adjustment to the Initial Conversation Ratio pursuant to the Adjustment Provision; and

WHEREAS, in connection with the Transaction, the parties hereto desire to enter into this Waiver Agreement so that each Class F Holder may irrevocably waive its rights under Article 17.2 of the Amended and Restated Articles to receive additional Class A Ordinary Shares upon conversion of the Class F Ordinary Shares held by it in connection with the Transaction as a result of the Adjustment to the Initial Conversion Ratio caused by the New Issuance.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Waiver.

(a) Each Class F Holder hereby irrevocably and unconditionally relinquishes and waives (the “Waiver”) any and all rights such Class F Holder has or will have under Article 17.2 of the Amended and Restated Articles to receive Class A Ordinary Shares in excess of the number issuable at the Initial Conversion Ratio (the “Excess Shares”) upon conversion of the Class F Ordinary Shares held by it in connection with the Transaction as a result of any Adjustment caused by the New Issuance.

(b) Each Class F Holder acknowledges and agrees that, to the extent such Class F Holder receives any Excess Shares as a result of any Adjustment caused by the New Issuance, such Class F Holder shall promptly surrender such shares to Pace for cancellation, and no consideration shall be payable to such Class F Holder in connection therewith.

Section 2. Successors and Assigns. Each Class F Holder acknowledges and agrees that the terms of this Waiver Agreement are binding on and shall inure to the benefit of such Class F Holder’s beneficiaries, heirs, legatees and other statutorily designated representatives. Each Class F Holder also understands that this Waiver Agreement, once executed, is irrevocable and binding, and if a Class F Holder transfers, sells or otherwise assigns any Class F Ordinary Shares held by it as of the date of this Agreement, the transferee of such Class F Ordinary Shares shall be bound by the terms of this Waiver Agreement as if such transferee were a party hereto. Any Class F Holder that desires to transfer, sell or otherwise assign any Class F Ordinary Shares shall, in addition to any other existing obligations or restrictions applicable to such proposed transfer, sale or assignment that may exist, provide the proposed transferee with a copy of this Waiver Agreement and obtain from such proposed transferee a written acknowledgment that such proposed transferee acknowledges and agrees to the Waiver and the other matters set forth in this Waiver Agreement.

Section 3. Authorization; Enforcement. Each of the parties hereto represents that (a) it has the requisite corporate power or legal capacity, as applicable, and authority to enter into, deliver and perform its obligations under this Waiver Agreement, (b) this Waiver Agreement has been duly authorized, executed and delivered by such party and (c) this Waiver Agreement is enforceable against it in accordance with its terms.

Section 4. Effect of this Waiver Agreement on Amended and Restated Articles. The Amended and Restated Articles, as affected hereby, shall remain in full force and effect. The Waiver contained in this Waiver Agreement shall not constitute a waiver of any other provision of the Amended and Restated Articles, except as expressly provided herein with respect to Article 17.2.

Section 5. Counterparts. This Waiver Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6. Governing Law; Venue; Waiver of Jury Trial.

(a) This Waiver Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Waiver Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Waiver Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS WAIVER AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS WAIVER AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY

SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS WAIVER AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN SUCH MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WAIVER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WAIVER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS WAIVER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS WAIVER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver Agreement as of the date first written above.

PACE HOLDINGS CORP.

By:	/s/ Karl Peterson
Name: Karl Peterson
Title: Director

TPACE SPONSOR CORP.

By:	/s/ Karl Peterson
Name: Karl Peterson
Title: Director

CHAD LEAT

/s/ Chad Leat

ROBERT SUSS

/s/ Robert Suss

PAUL WALSH

/s/ Paul Walsh

KNEELAND YOUNGBLOOD

/s/ Kneeland Youngblood

Annex I

FINAL FORM

PARENT PACE EARNOUT WARRANT AGREEMENT

THIS PARENT PACE EARNOUT WARRANT AGREEMENT, effective as of [●], 2017 (as it may from time to time be amended, this “Agreement”), is entered into by and between Pace Holdings Corp., a Cayman Islands exempted company (“Pace”), and TPACE Sponsor Corp., a Cayman Islands exempted company (the “Holder”).

WHEREAS, Pace is party to that certain Transaction Agreement, dated as of December 13, 2016, by and among New Pace Holdings Corp., a Cayman Islands exempted company, Pace, Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aanspraklijkeid), and Playa Hotels & Resorts, B.V., a Dutch private limited liability company (as it may be amended, restated or otherwise modified from time to time, the “Transaction Agreement”); and

WHEREAS, in connection with the transactions contemplated by the Transaction Agreement, the Holder is being issued warrants to purchase 2,000,000 warrants, each entitling the Holder to purchase one Class A ordinary share of Pace (a “Share”) at an exercise price of € 0.10 per Share (the “Parent Pace Earnout Warrants”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

AGREEMENT

Section 1. Authorization, Purchase and Sale; Terms of the Parent Pace Earnout Warrants.

A. Authorization of the Parent Pace Earnout Warrants. Pace has duly authorized the issuance of the Parent Pace Earnout Warrants to the Holder.

B. Issuance of the Parent Pace Earnout Warrants.

(i) Prior to the consummation of the Parent Merger (as defined in the Transaction Agreement) and in connection with the surrender of 3,750,000 Founder Shares (as defined in the Transaction Agreement) and one 7,333,333 of the Parent Founder Warrants (as defined in the Transaction Agreement) and in accordance with the terms hereof, Pace is hereby issuing to the Holder 2,000,000 Parent Pace Earnout Warrants.

(ii) Upon the occurrence of the Common Share Price (as defined below) being greater than $13.00 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date (as defined in the Transaction Agreement) but within five (5) years after the Closing Date (the “Trigger Event”), the Parent Pace Earnout Warrants may be exercised by the Holder by surrendering the Parent Pace Earnout Warrants together with a Notice of Exercise in the form attached hereto as Exhibit A (each, a “Notice of Exercise”), (a) for cash, at a price of € 0.10 per Share for an aggregate purchase price of € 200,000 (the “Purchase Price”), which shall be paid by wire transfer of immediately available funds to Pace in accordance with Pace’s wiring instructions or (b) if the Fair Market Value exceeds the Purchase Price, on a cashless basis, for that number of Shares equal to the quotient obtained by dividing (1) the number of full Shares underlying the Parent Pace Earnout Warrants, multiplied by the difference between the Fair Market Value and the Purchase Price, by (2) the Fair Market Value. For the purposes of this Agreement, the term “Fair Market Value” shall mean the average last sale price of the Shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the Notice of Exercise of the Parent Pace Earnout Warrants is sent to Pace.

(iii) Upon receipt by Pace of the Notice of Exercise, surrender of the Parent Pace Earnout Warrants and (a) in the case of an exercise pursuant to Section 1.B(ii)(a), payment of the Purchase Price or (b) in the case of an exercise pursuant to Section 1.B(ii)(b), tendering of the Parent Pace Earnout Warrants, Pace shall issue to the Holder of such Parent Pace Earnout Warrants a book-entry position or certificate, as applicable, for the number of full Shares to which Holder is entitled, registered in such name or names as may be directed by Holder, and if such Parent Pace Earnout Warrant shall not have been exercised in full, a new book -entry position or countersigned Parent Pace Earnout Warrant, as applicable, for the number of shares as to which such Parent Pace Earnout Warrant shall not have been exercised; provided, that if the Holder delivers the Notice of Exercise and other items required for delivery of the Shares pursuant to this Section 1(B) on or before the six (6) month anniversary of the Closing Date (as defined in the Transaction Agreement), the Holder agrees that it shall not, on or before the six (6) month anniversary of the Closing Date, (1) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any of the Shares received pursuant to this Agreement, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Shares, in each case regardless of whether any such transaction above is settled by delivery of Shares or other securities, in cash or otherwise.

(iv) As used herein, “Common Share Price” shall mean the price per Share on the NASDAQ Capital Market (or any other securities market that the Shares are traded or listed on at such time) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties hereto) as of 4:00 p.m., New York, New York time on such date.

(v) The exchange of Parent Pace Earnout Warrants for Shares in an exercise pursuant to Section 1.B(ii)(b) is intended to qualify as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, and the parties shall not take any position inconsistent therewith unless otherwise required by applicable law.

Section 2. Representations and Warranties of Pace. As a material inducement to the Holder to enter into this Agreement, Pace hereby represents and warrants to the Holder that:

A. Organization and Corporate Power. Pace is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of Pace. Pace possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

B. Authorization; No Breach.

(i) The execution, delivery and performance of this Agreement and the Parent Pace Earnout Warrants have been duly authorized by Pace. This Agreement constitutes the valid and binding obligation of Pace, enforceable in accordance with its terms. Upon issuance in accordance with, and payment pursuant to, the terms of this Agreement, the Parent Pace Earnout Warrants will constitute valid and binding obligations of Pace, enforceable in accordance with their terms.

(ii) The execution and delivery by Pace of this Agreement and the Parent Pace Earnout Warrants, the issuance and sale of the Parent Pace Earnout Warrants, the issuance of the Shares upon exercise of the Parent Pace Earnout Warrants and the fulfillment, of and compliance with, the respective terms hereof and thereof by Pace, do not and will not as of the Closing Date: (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon Pace’s share capital or assets under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the memorandum and articles of association of Pace, or any material law, statute, rule or regulation to which Pace is subject, or any agreement, order, judgment or decree to which Pace is subject, except for any filings required after the date hereof under federal or state securities laws.

C. Title to Securities. Upon issuance in accordance with, and payment pursuant to, and registration in the register of members of Pace, the terms hereof, the Shares issuable upon exercise of the Parent Pace Earnout Warrants will be duly and validly issued, fully paid and nonassessable. Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Holder will have good title to the Parent Pace Earnout Warrants and the Shares issuable upon exercise of such Parent Pace Earnout Warrants, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions hereunder, under the Transaction Agreement (if any) and the other agreements contemplated hereby and thereby, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of the Holder.

D. Governmental Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by Pace of this Agreement or the consummation by Pace of any other transactions contemplated hereby.

Section 3. Representations and Warranties of the Holder. As a material inducement to Pace entering into this Agreement and issuing the Parent Pace Earnout Warrants to the Holder, the Holder hereby represents and warrants to Pace that:

A. Organization and Requisite Authority. The Holder possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

B. Authorization; No Breach.

(i) This Agreement constitutes a valid and binding obligation of the Holder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).

(ii) The execution and delivery by the Holder of this Agreement and the fulfillment of and compliance with the terms hereof by the Holder does not and shall not as of the Closing Date conflict with or result in a breach by the Holder of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which the Holder is subject.

C. Investment Representations.

(i) The Holder is acquiring the Parent Pace Earnout Warrants and, upon exercise of the Parent Pace Earnout Warrants, the Shares issuable upon such exercise (collectively, the “Securities”), for the Holder’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof in violation of the Securities Act (as defined below).

(ii) The Holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D.

(iii) The Holder understands that the Securities are being offered and will be sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that Pace is relying upon the truth and accuracy of, and the Holder’s compliance with, the representations and warranties of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire such Securities.

(iv) The Holder did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(v) The Holder has been furnished with all materials relating to the business, finances and operations of Pace and materials relating to the offer and sale of the Securities which have been requested by the Holder. The

Holder has been afforded the opportunity to ask questions of the executive officers and directors of Pace. The Holder understands that its investment in the Securities involves a high degree of risk and it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Securities.

(vi) The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities by the Holder nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(i) The Holder understands that: (a) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (b) neither Pace nor any other person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder, except as provided in that certain Registration Rights Agreement, dated as of [         ], by and among Holdco and the other parties identified therein.

(ii) The Holder has such knowledge and experience in financial and business matters, knowledge of the high degree of risk associated with investments in the securities of companies in the development stage such as Pace, is capable of evaluating the merits and risks of an investment in the Securities and is able to bear the economic risk of an investment in the Securities in the amount contemplated hereunder for an indefinite period of time. The Holder has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Securities. The Holder can afford a complete loss of its investments in the Securities.

Section 4. Termination. This Agreement shall terminate on [            ], 2022.

Section 5. Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing (as defined in the Transaction Agreement).

Section 6. Miscellaneous.

A. Assignment. Except as otherwise contemplated by the Transaction Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Pace (whether by operation of law, merger or otherwise) without the prior written consent of Holder. Subject to Section 1(B)(iii), this Agreement and the rights, interests and obligations hereunder may be assigned by Holder without consent. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 6(A) shall be void.

B. Governing Law; Venue; Waiver of Jury Trial. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any principles of conflicts of law.

(i) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS

CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6(C) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6(B).

C. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

(i)	if to Pace, to:

c/o Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: cbode@tpg.com

with a required copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Douglas Warner; Christopher Machera

Email: doug.warner@weil.com; chris.machera@weil.com

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Kyle Krpata; James Griffin

Email: kyle.krpata@weil.com; james.griffin@weil.com

(ii)	if to Holder, to:

[            ]

D. Further Assurances. Subject to the terms and conditions of this Agreement, the parties agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a party’s reasonable request and without further consideration, the other parties shall execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as required in order to consummate the transactions contemplated hereby.

E. Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

F. Entire Agreement. No Third-Party Beneficiaries. This Agreement (together with any ancillary agreements and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

G. Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

H. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

I. Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

J. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

K. Specific Performance. Unless this Agreement has been terminated, each party to this Agreement acknowledges and agrees that any breach by it of this Agreement shall cause any (or either) of the other parties irreparable harm which may not be adequately compensable by money damages. Accordingly, except in the case of termination, in the event of a breach or threatened breach by a party of any provision of this Agreement, each party shall be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to any party for such breach or threatened breach, including but not limited to the recovery of money damages.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

COMPANY:

PACE HOLDINGS CORP.

By:
Name:
Title:

HOLDER:

TPACE SPONSOR CORP.

By:
Name:
Title:

[Signature page to Parent Pace Earnout Warrant Agreement]

EXHIBIT A

NOTICE OF EXERCISE

The undersigned registered owner of this Parent Pace Earnout Warrant irrevocably exercises this Parent Pace Earnout Warrant as follows:

❑	Shares of Pace, in the case of an exercise pursuant to Section 1.B(ii)(a), tenders herewith payment in cash of the Purchase Price of such Shares in full, together with all applicable transfer taxes, if any.

❑	In the case of an exercise pursuant to Section 1.B(ii)(b), hereby tenders the Parent Pace Earnout Warrant with respect to Shares of Pace.

The Holder requests that the Shares hereby acquired (and any securities or other property issuable upon such exercise) be issued in the name of              whose address is              and, if such Shares shall not include all of the Shares issuable as provided in the attached Parent Pace Earnout Warrant, that a new Parent Pace Earnout Warrant (with the same terms) of like tenor and date for the balance of the Shares issuable hereunder be delivered to the undersigned.

(Name of Holder)

(Signature of Holder)

(Street Address)

(City) (State) (Zip Code)

Annex J

FINAL FORM

The Companies Law (2016 Revision) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date], 2017 between New PACE Holdings Corp. (the “Surviving Company”) and Pace Holdings Corp. (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2016 Revision) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Statute.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies to this Merger are the Surviving Company and the Merging Company.

2	The surviving company is the Surviving Company.

3	The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class F ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have 1 Class A ordinary share in issue.

5	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class F ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Merging Company will have 200,000,000 Class A ordinary shares and 20,000,000 Class F ordinary shares in issue.

6	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7	The terms and conditions of the Merger are such that, on the Effective Date:

7.1	each Class A Ordinary share issued and outstanding in the Merging Company on the Effective Date shall be converted into or exchanged for one Class A Ordinary share in the Surviving Company;

7.2	each Class F Ordinary share issued and outstanding in the Merging Company on the Effective Date shall be converted into or exchanged for one Class F Ordinary Share in the Surviving Company; and

7.3	each Class A Ordinary share issued and outstanding in the Surviving Company on the Effective Date shall be cancelled for no consideration.

J-1

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 1 hereto.

9	The Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Memorandum and Articles of Association after the Merger.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The names and addresses of each director of the surviving company are:

13.1	Ken Murphy of 200 West Street, New York, New York, 10282, United Stated of America; and

13.2	Michael Lagatta of 301 Commerce Street, Suite 3300, Fort Worth, Texas, 76102, United States of America.

14	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15	This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and the Merging Company pursuant to section 233(6) of the Statute.

16	At any time prior to the Effective Date, this Plan of Merger may be:

16.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

16.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17	This Plan of Merger may be executed in counterparts.

18	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
New PACE Holdings Corp.	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Pace Holdings Corp.	)

J-2

Annex K

FINAL FORM

MERGER PROPOSAL

between

[Porto Holdco] N.V.

as Surviving Company

and

Playa Hotels & Resorts B.V.

as Disappearing Company

[date]

This is a translation into English of a merger proposal in the Dutch language. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

MERGER PROPOSAL

THE UNDERSIGNED

•	[names],

acting as the director[s] of [Porto Holdco] N.V., a limited liability company (naamloze vennootschap), having its corporate seat in Amsterdam, the Netherlands (address: Strawinskylaan 1209, 1077 XX Amsterdam, the Netherlands, trade register number: [number]) (the “Surviving Company”).

•	B.D. Wardinski;

•	H.C. Floyd;

•	S.G. Haggerty;

•	D.J. Hirsch;

•	H.S. Jones; and

•	S.L. Millham,

acting as the directors of Playa Hotels & Resorts B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Amsterdam, the Netherlands (address: Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, trade register number: 57593590) (the “Disappearing Company”).

The Surviving Company and the Disappearing Company are hereinafter collectively referred to as the “Merging Companies”.

RECITALS

A.	The Merging Companies wish to enter into and effect a merger within the meaning of Section 2:309 of the Dutch Civil Code (“DCC”) pursuant to which (i) the Disappearing Company, as disappearing company, will merge with and into the Surviving Company, as surviving company, (ii) in principle, all assets and liabilities of the Disappearing Company shall transfer to the Surviving Company by operation of law and (iii) the Surviving Company shall allot ordinary shares in its capital (“HoldCo Shares”) to the shareholders of the Disappearing Company in accordance with the terms stipulated by this merger proposal (the “Merger”).

B.	Neither of the Merging Companies has been dissolved, has been declared bankrupt or has been granted a suspension of payments.

C.	No shares in the Disappearing Company’s capital have been encumbered with a right of pledge or a right of usufruct.

D.	No works council has been established or is in the process of being established which would be entitled to render advice in respect of the Merger.

E.	The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended.

MERGER PROPOSAL

Merger proposal

Article 1

The Merging Companies’ boards of directors propose to enter into the Merger in accordance with the terms stipulated by this merger proposal.

Articles of association

Article 2

The Surviving Company’s articles of association currently read as reflected in Annex A. Upon the Merger becoming effective, the Surviving Company’s articles of association shall read as reflected in Annex B. Each of these Annexes constitutes an integral part of this merger proposal.

No equivalent rights or compensation

Article 3

No special rights vis-à-vis the Disappearing Company, such as a right to profit distributions or to subscribe for shares, are held by any party other than as shareholder. Consequently, no party is entitled pursuant to Section 2:320 DCC to receive an equivalent right in the Surviving Company or compensation for the loss of such right.

No benefits conferred

Article 4

No benefits shall be conferred in connection with the Merger on directors of the Merging Companies or on other parties involved in the Merger, provided that the Surviving Company’s directors shall be granted compensation for their services as directors in accordance with their respective management services agreements as of the Merger becoming effective (subject to the Surviving Company’s compensation policy).

Proposed composition of board of directors

Article 5

Upon the Merger becoming effective, the composition of the Surviving Company’s board of directors shall be composed as follows:

•	B.D. Wardinski (executive director, Chairman and Chief Executive Officer);

•	H.S. Jones (non-executive director);

•	E. Lieberman (non-executive director and Lead Independent Director)

•	A. Sarukhan (non-executive director);

•	S.G. Haggerty (non-executive director);

•	D.J. Hirsch (non-executive director);

•	S.L. Millham (non-executive director);

•	K. Peterson (non-executive director);

•	T. Klein (non-executive director); and

•	P. Hackwell (non-executive director).

Financial information

Article 6

The financial information pertaining to the Disappearing Company shall be incorporated in the annual accounts or other financial reporting of the Surviving Company as of January 1, 2017.

Measures in connection with share ownership

Article 7

7.1	Pursuant to the Merger, the Surviving Company shall allot HoldCo Shares to the Disappearing Company’s shareholders in accordance with the exchange ratio referred to below. This allotment of HoldCo Shares shall be recorded in the Surviving Company’s shareholders’ register and with the Dutch trade register.

7.2	Upon the Merger becoming effective, the HoldCo Shares shall trade under the symbol “[ticker]” on the NASDAQ Stock Market.

Activities

Article 8

The Surviving Company does not intend to discontinue any of its current activities and shall continue the activities of the Disappearing Company following the Merger.

Approval

Article 9

9.1	The resolution to enter into the Merger does not need to be approved by any corporate body of the Surviving Company, but is subject to the approval of the Disappearing Company’s board of directors (which approval is given by virtue of all directors of the Disappearing Company signing this merger proposal).

9.2	Without prejudice to article 12.3, to the extent that the Merger would adversely affect (afbreuk doen) the rights of the holders of preferred shares in the Disappearing Company’s capital (“Playa Preferred Shares”), the approval of the meeting of holders of Playa Preferred Shares shall be required.

9.3	The admission to listing and trading of the HoldCo Shares on the NASDAQ Stock Market shall be subject to the U.S. Securities and Exchange Commission having declared the registration statement on Form S-4 effective.

Impact on goodwill and distributable reserves

Article 10

10.1	Under [U.S. GAAP][IFRS as adopted by the European Union], the impact of the Merger on the Surviving Company’s goodwill is as follows: [impact description].

10.2	Under [U.S. GAAP][IFRS as adopted by the European Union], the Surviving Company’s distributable reserves shall increase with an amount equal to the value for which the Disappearing Company’s assets and liabilities will be incorporated in the annual accounts or other financial reporting of the Surviving Company, less (i) any increase pursuant to the Merger of the reserves that must be kept by the Surviving Company pursuant to Dutch law and (ii) the aggregate nominal amount of the HoldCo Shares to be allotted pursuant to the Merger.

Shares without voting rights or profit entitlement

Article 11

Neither of the Merging Companies has issued non-voting shares or shares without profit entitlement. Consequently, the Merger shall have no impact on the holders of those types of shares and no compensation can be requested pursuant to Section 2:330a DCC.

Exchange ratio

Article 12

12.1	For each [number] of ordinary shares in the Disappearing Company’s capital (“Playa Ordinary Shares”) that is not held by either of the Merging Companies at the time of the Merger, [number] HoldCo Shares shall be allotted pursuant to the Merger.

12.2	To the extent that a shareholder in the Disappearing Company does not hold, at the time of the Merger, an exact multiple of [number] Playa Ordinary Shares, such shareholder (i) shall be allotted a whole number of HoldCo Shares pursuant to the exchange ratio set out above for each multiple of [number] Playa Ordinary Shares held by such shareholder at the time of the Merger and (ii) shall be entitled to receive USD [amount] from the Surviving Company for each of the remaining Playa Ordinary Shares held by such shareholder at the time of the Merger (the “Cash Compensation”), provided that, if and to the extent that the aggregate amount of Cash Compensation to which all shareholders of the Disappearing Company would become entitled pursuant to the foregoing would exceed 10% of the aggregate nominal value of the HoldCo Shares to be allotted to all shareholders of the Disappearing Company pursuant to the exchange ratio set out above (the “Cash Compensation Cap”), any individual entitlement to Cash Compensation shall be reduced proportionately such that the Cash Compensation Cap shall not be exceeded.

12.3	All Playa Preferred Shares shall be held by the Surviving Company upon the notarial deed effecting the Merger being executed and upon the Merger becoming effective. Consequently, all Playa Preferred Shares shall lapse upon the Merger becoming effective without any shares in the Surviving Company’s capital being allotted or compensation being granted in exchange therefor.

12.4	In addition to the allotment of HoldCo Shares pursuant to the exchange ratio set out above, the Surviving Company shall grant certain rights to subscribe for HoldCo Shares as set out below (in each case on such terms and conditions as specified by the relevant corporate body or corporate bodies of the Surviving Company). For each of the Playa Ordinary Shares that is not held by either of the Merging Companies at the time of the Merger, HoldCo shall grant (i) such number of warrants to acquire HoldCo Shares, as calculated pursuant to and in accordance with Annex C, (ii) such number of warrants to acquire HoldCo Shares, as calculated pursuant to and in accordance with Annex D and (iii) such number of warrants to acquire HoldCo Shares, as calculated pursuant to and in accordance with Annex E.

Profit entitlement in the Surviving Company

Article 13

Each share in the Surviving Company’s capital to be allotted to a shareholder of the Disappearing Company pursuant to the Merger will entitle the holder thereof to share in the Surviving Company’s profits as from the moment the Merger becomes effective in accordance with the provisions of the Surviving Company’s articles of association set out in Annex B.

Cancellation of shares

Article 14

Up to [number] ordinary shares in the Surviving Company’s capital shall be cancelled at the time of the Merger pursuant Section 2:325(3) DCC.

(signature page follows)

Board of directors of the Surviving Company

Name :	Name :

Board of directors of the Disappearing Company

Name : B.D. Wardinski	Name : H.C. Floyd

Name : S.G. Haggerty	Name : D.J. Hirsch

Name : H.S. Jones	Name : S.L. Millham

Annex L

FINAL FORM

COMPANY EARNOUT WARRANT AGREEMENT

THIS COMPANY EARNOUT WARRANT AGREEMENT, effective as of [●], 2017 (as it may from time to time be amended, this “Agreement”), is entered into by and between [●], a Dutch public limited liability company (naamloze vennootschap), (“Holdco”), and [Holder] (the “Holder”).

WHEREAS, Holdco is party to that certain Transaction Agreement, dated as of December 13, 2016, by and among Pace Holdings Corp., a Cayman Islands exempted company, New Pace Holdings Corp., a Cayman Islands exempted company, Playa Hotels & Resorts, B.V. (“Playa”), a Dutch private limited liability company (as it may be amended, restated or otherwise modified from time to time, the “Transaction Agreement”); and

WHEREAS, in connection with the transactions contemplated by the Transaction Agreement, the Holder is being issued warrants to purchase its pro rata share of [1,000,000] warrants (subject to rounding to avoid fractional warrants), each entitling the Holder to purchase one common share of Holdco (each, a “Share”) at an exercise price of €0.10 per Share (the “Company Earnout Warrants”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

AGREEMENT

Section 1. Authorization, Purchase and Sale; Terms of the Company Earnout Warrants.

A. Authorization of the Company Earnout Warrants. Holdco’s corporate bodies have passed all corporate resolutions to issue the Company Earnout Warrants to the Holder, including the authorization to issue Shares that may need to be issued in respect of the Company Earnout Warrants.

B. Issuance of the Company Earnout Warrants.

(i) At the Closing (as defined in the Transaction Agreement) and following the Parent Merger (as defined in the Transaction Agreement) and in accordance with the terms hereof, Holdco is hereby issuing to the Holder, its pro rata share of [1,000,000] Company Earnout Warrants (subject to rounding to avoid fractional warrants) in accordance with the allocation set forth on Exhibit A.

(ii) Upon the occurrence of the Common Share Price (as defined below) being greater than $13.00 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date (as defined in the Transaction Agreement) but within five (5) years after the Closing Date (the “Trigger Event”), the Company Earnout Warrants may be exercised by the Holder by surrendering the Company Earnout Warrants together with a Notice of Exercise in the form attached hereto as Exhibit B (each, a “Notice of Exercise”) and, if not previously delivered, a copy of this Agreement executed by the Holder, (a) for cash, at a price of €0.10 per Share (the “Purchase Price”), which shall be paid by wire transfer of immediately available funds to Holdco in accordance with Holdco’s wiring instructions or (b) if the Fair Market Value exceeds the Purchase Price, on a cashless basis (subject to restrictions under applicable law), for that number of Shares equal to the quotient obtained by dividing (1) the number of full Shares underlying the Company Earnout Warrants, multiplied by the difference between the Fair Market Value and the Purchase Price, by (2) the Fair Market Value. For the purposes of this Agreement, the term “Fair Market Value” shall mean the average last sale price of the Shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the Notice of Exercise of the

Company Earnout Warrants is sent to Holdco. In the event of exercise on a cashless basis, the total nominal value of newly issued Shares shall, subject to applicable law, be satisfied by charging the nominal value of €0.10 per

Share against the general reserves of Holdco in accordance with article [30.3][32.4] of Holdco’s articles of association and Holdco shall cause its board of directors to take such action. The Notice of Exercise shall specify whether the Company Earnout Warrants are exercised for cash, or on a cashless basis, provided that, in case and to the extent that the Company Earnout Warrants cannot be exercised on a cashless basis as a result of restrictions of applicable law, the Holder shall exercise such Company Earnout Warrants for cash as described above.

(iii) Upon receipt by Holdco of the Notice of Exercise, a copy of this Agreement executed by the Holder (if applicable), surrender of the Company Earnout Warrants and (a) in the case of an exercise pursuant to Section 1.B(ii)(a), payment of the Purchase Price or (b) in the case of an exercise pursuant to Section 1.B(ii)(b), tendering of the Company Earnout Warrants, Holdco shall issue to the Holder of such Company Earnout Warrants the number of full Shares to which Holder is entitled, registered in such name or names as may be directed by Holder, and if such Company Earnout Warrant shall not have been exercised in full, a new book-entry position for such Company Earnout Warrant or countersigned Company Earnout Warrant, as applicable, for the number of Shares as to which such Company Earnout Warrant shall not have been exercised; provided, that if the Holder delivers the Notice of Exercise and other items required for delivery of the Shares pursuant to this Section 1(B) on or before the six (6) month anniversary of the Closing Date (as defined in the Transaction Agreement), the Holder agrees that it shall not, on or before the six (6) month anniversary of the Closing Date, (1) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any of the Shares received pursuant to this Agreement, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Shares, in each case regardless of whether any such transaction above is settled by delivery of Shares or other securities, in cash or otherwise.

(iv) As used herein, “Common Share Price” shall mean the price per Share on the NASDAQ Capital Market (or any other securities market that the Shares are traded or listed on at such time) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties hereto) as of 4:00 p.m., New York, New York time on such date.

(v) The exchange of Company Earnout Warrants for Shares in an exercise pursuant to Section 1.B(ii)(b) is intended to qualify as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, and the parties shall not take any position inconsistent therewith unless otherwise required by applicable law.

(vi) Holdco shall not be required to issue a fractional Share upon any exercise of the Company Earnout Warrants. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, Holdco shall, in lieu of issuance of any fractional share, pay the Holder a sum equal to (x) the Fair Market Value, multiplied by (y) such fraction.

Section 2. Representations and Warranties of Holdco. As a material inducement to the Holder to enter into this Agreement, Holdco hereby represents and warrants to the Holder that:

A. Organization and Corporate Power. Holdco is a Dutch public limited liability company (naamloze vennootschap) duly incorporated and validly existing under the laws of the Netherlands and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of Holdco. Holdco possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

B. Authorization; No Breach.

(i) The execution, delivery and performance of this Agreement and the Company Earnout Warrants have been duly authorized by Holdco’s corporate bodies. This Agreement constitutes the valid and binding obligation of Holdco, enforceable in accordance with its terms. Upon issuance in accordance with, and payment pursuant to, the terms of this Agreement, the Company Earnout Warrants will constitute valid and binding obligations of Holdco, enforceable in accordance with their terms.

(ii) The execution and delivery by Holdco of this Agreement and the Company Earnout Warrants, the issuance and sale of the Company Earnout Warrants, the issuance of the Shares upon exercise of the Company Earnout Warrants and the fulfillment, of and compliance with, the respective terms hereof and thereof by Holdco, do not and will not as of the Closing Date: (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon Holdco’s share capital or assets under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the memorandum and articles of association of Holdco, or any material law, statute, rule or regulation to which Holdco is subject, or any agreement, order, judgment or decree to which Holdco is subject, except for any filings required after the date hereof under federal or state securities laws.

C. Title to Securities. Upon issuance in accordance with, and payment pursuant to the terms hereof, the Shares issuable upon exercise of the Company Earnout Warrants will be duly and validly issued, fully paid and nonassessable. Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Holder will have good title to the Company Earnout Warrants and the Shares issuable upon exercise of such Company Earnout Warrants, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions hereunder, under the Transaction Agreement (if any) and the other agreements contemplated hereby and thereby, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of the Holder.

D. Governmental Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by Holdco of this Agreement or the consummation by Holdco of any other transactions contemplated hereby.

Section 3. Representations and Warranties of the Holder. As a material inducement to Holdco entering into this Agreement and issuing the Company Earnout Warrants to the Holder, the Holder hereby represents and warrants to Holdco as follows:

A. Organization and Requisite Authority. The Holder possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

B. Authorization; No Breach.

(i) This Agreement constitutes a valid and binding obligation of the Holder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).

(ii) The execution and delivery by the Holder of this Agreement and the fulfillment of and compliance with the terms hereof by the Holder does not and shall not as of the Closing Date conflict with or result in a breach by the Holder of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which the Holder is subject.

C. Investment Representations.

(i) The Holder is acquiring the Company Earnout Warrants and, upon exercise of the Company Earnout Warrants, the Shares issuable upon such exercise (collectively, the “Securities”), for the Holder’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof in violation of the Securities Act (as defined below).

(ii) The Holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D.

(iii) The Holder understands that the Securities are being offered and will be sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that Holdco is relying upon the truth and accuracy of, and the Holder’s compliance with, the representations and warranties of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire such Securities.

(iv) The Holder did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(v) The Holder has been furnished with all materials relating to the business, finances and operations of Holdco and materials relating to the offer and sale of the Securities which have been requested by the Holder. The Holder has been afforded the opportunity to ask questions of the executive officers and directors of Holdco. The Holder understands that its investment in the Securities involves a high degree of risk and it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Securities.

(vi) The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities by the Holder nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(vii) The Holder understands that: (a) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (b) neither Holdco nor any other person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder, except as provided in that certain Registration Rights Agreement, dated as of [     ], by and among Holdco and the other parties identified therein.

(viii) The Holder has such knowledge and experience in financial and business matters, knowledge of the high degree of risk associated with investments in the securities of companies in the development stage such as Holdco, is capable of evaluating the merits and risks of an investment in the Securities and is able to bear the economic risk of an investment in the Securities in the amount contemplated hereunder for an indefinite period of time. The Holder has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Securities. The Holder can afford a complete loss of its investments in the Securities.

Section 4. Termination. This Agreement shall terminate on [             ], 2022.

Section 5. Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing (as defined in the Transaction Agreement).

Section 6. Miscellaneous.

A. Assignment. Except as otherwise contemplated by the Transaction Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Holdco (whether by operation of law, merger or otherwise) without the prior written consent of Holder. Subject to Section 1(B)(iii), this Agreement and the rights, interests and obligations hereunder may be assigned by Holder without consent. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 6(A) shall be void.

B. Governing Law; Venue; Waiver of Jury Trial. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any principles of conflicts of law.

(i) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6(C) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6(B).

C. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

(i)	if to Holdco, to:

[Playa Hotels & Resorts N.V.]

c/o Playa Management USA LLC

3950 University Drive, Suite 301

Fairfax, VA 22030

Attention: Bruce D. Wardinski

with a copy to (which copy shall not constitute notice):

Playa Hotels & Resorts N.V.

1560 Sawgrass Corporate Parkway, Suite 310

Fort Lauderdale, FL 33323

Attention: General Counsel

(ii)	if to Holder, to:

[             ]

D. Further Assurances. Subject to the terms and conditions of this Agreement, the parties agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a party’s reasonable request and without further consideration, the other parties shall execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as required in order to consummate the transactions contemplated hereby.

E. Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

F. Entire Agreement. No Third-Party Beneficiaries. This Agreement (together with any ancillary agreements and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

G. Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

H. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

I. Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

J. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

K. Specific Performance. Unless this Agreement has been terminated, each party to this Agreement acknowledges and agrees that any breach by it of this Agreement shall cause any (or either) of the other parties irreparable harm which may not be adequately compensable by money damages. Accordingly, except in the case of termination, in the event of a breach or threatened breach by a party of any provision of this Agreement, each party shall be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to any party for such breach or threatened breach, including but not limited to the recovery of money damages.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

HOLDCO:

[ ]

By:
Name:
Title:

HOLDER:

[ ]

By:
Name:
Title:

[Signature page to Company Earnout Warrant Agreement]

EXHIBIT A

PRO RATA ALLOCATION OF COMPANY EARNOUT WARRANTS

EXHIBIT B

NOTICE OF EXERCISE

The undersigned registered owner of this Company Earnout Warrant irrevocably exercises this Company Earnout Warrant as follows:

❑	Shares of Holdco, in the case of an exercise pursuant to Section 1.B(ii)(a), tenders herewith payment in cash of the Purchase Price of such Shares in full, together with all applicable transfer taxes, if any.

❑	In the case of an exercise pursuant to Section 1.B(ii)(b), hereby tenders the Company Earnout Warrant with respect to Shares of Holdco.

The Holder requests that the Shares hereby acquired (and any securities or other property issuable upon such exercise) be issued in the name of              whose address is              and, if such Shares shall not include all of the Shares issuable as provided in the attached Company Earnout Warrant, that a new Company Earnout Warrant (with the same terms) of like tenor and date for the balance of the Shares issuable hereunder be delivered to the undersigned.

(Name of Holder)

(Signature of Holder)

(Street Address)

(City) (State) (Zip Code)

PART II INFORMATION OF REGISTRATION STATEMENT

Item 20. Indemnification of Officers and Directors

Pursuant to the Holdco Articles of Association, Holdco shall indemnify and hold harmless each of its indemnified officers and directors against any financial losses, costs, fines or other damages incurred by such indemnified officer or director and any expense reasonably paid or incurred by or on behalf of such indemnified officer in connection with any threatened, pending or completed inquiry, investigation, suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent relating to or arising in connection with his current or former position with Holdco and/or a group company and/or his current or former service at the request of Holdco as a director, officer, limited or general partner, member, employee or agent of any other foreign or domestic entity, partnership, joint venture, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan, and in each case to the extent permitted by applicable law.

No indemnification shall be given to an indemnified officer or director under the Holdco Articles of Association:

•	if a competent court or arbitral tribunal has finally established (without the possibility for appeal) that the acts or omissions of such indemnified officer or director that led to the financial losses, costs, fines, damages, other expenses, suit, claim, action or legal proceedings are of a nature constituting malice, gross negligence, intentional misconduct and/or serious culpability attributable to such indemnified officer or director;

•	to the extent that his or her financial losses, costs, fines, damages and other expenses are covered under an insurance policy obtained by Holdco, but only to the extent that the relevant insurer has irrevocably settled or provided reimbursement for, these financial losses, costs, fines, damages and other expenses; or

•	for proceedings brought by such indemnified officer or director against Holdco or any of its subsidiaries, except for proceedings brought to enforce indemnification to which he is entitled under applicable law, insurance policies obtained by Holdco, the Holdco Articles of Association, a resolution of the Holdco Board or an agreement between such indemnified officer and Holdco.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

See the accompanying Exhibit Index for the list of Exhibits immediately following page II-5 of this registration statement, which list of Exhibits is incorporated herein by reference.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchasers:

(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas, on February 7, 2017.

Porto Holdco B.V.

By:	/s/ Karl Peterson
Name:	Karl Peterson
Title:	Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date

*
Pedro Fernandes das Neves	Director	February 7, 2017
Signature	Title	Date

*
Jan Hendrik Siemssen	Director	February 7, 2017
Signature	Title	Date

/s/ Karl Peterson
Karl Peterson	Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer	February 7, 2017

*By:	/s/ Karl Peterson
	Name:	Karl Peterson
	Title:	Attorney-in-Fact

Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, Porto Holdco B.V. has duly caused this registration statement to be signed by the following duly authorized representative in the United States:

Date: February 7, 2017	By:	/s/ Karl Peterson
Name: Karl Peterson
Title: Authorized Representatives in the United States

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Transaction Agreement, dated as of December 13, 2016, by and among Pace Holdings Corp., Playa Hotels & Resorts B.V., Porto Holdco B.V. and New PACE Holdings Corp. (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).

2.2*	Amendment No. 1 to Transaction Agreement, dated as of February 6, 2017, by and among Playa Hotels & Resorts B.V., Pace Holdings Corp., Porto Holdco B.V. and New PACE Holdings Corp. (included as Annex A-1 to the proxy statement/prospectus forming a part of this Registration Statement).

3.1**	Deed of Incorporation of Porto Holdco B.V.

3.2*	Form of Articles of Association of Playa Hotels & Resorts N.V. at consummation of the Business Combination (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).

3.3*	Form of Board Rules for Playa Hotels & Resorts N.V. at consummation of the Business Combination (included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement).

5.1*	Opinion of De Brauw Blackstone Westbroek N.V. regarding legality of securities being registered.

8.1*	Opinion of Weil, Gotshal & Manges LLP regarding certain U.S. tax matters.

8.2*	Opinion of De Brauw Blackstone Westbroek N.V. regarding certain Dutch tax matters.

8.3*	Opinion of Maples and Calder regarding certain Cayman Islands tax matters.

10.1*	Form of Shareholder Agreement (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).

10.2*	Form of Registration Rights Agreement (included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement).

10.3*	Form of Investor Subscription Agreement (included as Annex F-1 to the proxy statement/prospectus forming a part of this Registration Statement).

10.4*	Form of PHC Investor Subscription Agreements (included as Annex F-2 to the proxy statement/prospectus forming a part of this Registration Statement).

10.5*	Form of Parent Sponsor Letter Agreement (included as Annex G to the proxy statement/prospectus forming a part of this Registration Statement).

10.6*	Form of Waiver Agreement (included as Annex H to the proxy statement/prospectus forming a part of this Registration Statement).

10.7*	Form of Parent Pace Earnout Warrant (included as Annex I to the proxy statement/prospectus forming a part of this Registration Statement).

10.8*	Form of Parent Merger Agreement (included as Annex J to the proxy statement/prospectus forming a part of this Registration Statement).

10.9*	Form of Company Merger Proposal (included as Annex K to the proxy statement/prospectus forming a part of this Registration Statement).

10.10*	Form of Company Earnout Warrant Agreement (included as Annex L to the proxy statement/prospectus forming a part of this Registration Statement).

10.11*	Form of Director & Officer Indemnification Agreement

10.12**	2017 Omnibus Incentive Plan

Exhibit No.	Description

21.1**	Subsidiaries of Porto Holdco B.V.

23.1*	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1 to this Registration Statement).

23.3*	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 8.2 to this Registration Statement).

23.4*	Consent of KPMG LLP, independent registered accounting firm for Pace Holdings Corp.

23.5*	Consent of Deloitte & Touche LLP, independent registered accounting firm for Playa Hotels & Resorts B.V.

23.6*	Consent of KPMG LLP, independent registered accounting firm for Porto Holdco B.V.

23.7*	Consent of Maples and Calder (included in Exhibit 8.3 to this Registration Statement).

24.1**	Power of attorney (included on the signature page to this Registration Statement).

99.1*	Form of Proxy Card for Extraordinary General Meeting of Pace Holdings Corp. Shareholders.

99.2**	Consent of Bruce D. Wardinski, as designee to Porto Holdco B.V. board of directors.

99.3**	Consent of Stephen G. Haggerty, as designee to Porto Holdco B.V. board of directors.

99.4**	Consent of Daniel J. Hirsch, as designee to Porto Holdco B.V. board of directors.

99.5**	Consent of Hal Stanley Jones, as designee to Porto Holdco B.V. board of directors.

99.6**	Consent of Stephen L. Millham, as designee to Porto Holdco B.V. board of directors.

99.7**	Consent of Elizabeth Lieberman, as designee to Porto Holdco B.V. board of directors.

99.8**	Consent of Arturo Sarukhan, as designee to Porto Holdco B.V. board of directors.

99.9**	Consent of Karl Peterson, as designee to Porto Holdco B.V. board of directors.

99.10**	Consent of Tom Klein, as designee to Porto Holdco B.V. board of directors.

99.11**	Consent of Paul Hackwell, as designee to Porto Holdco B.V. board of directors.

*	Filed herewith
**	Previously Filed